FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206361-12

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated October 10, 2017, may be amended or completed prior to time of sale.

PROSPECTUS

$958,043,000 (Approximate)

JPMDB Commercial Mortgage Securities Trust 2017-C7

(Central Index Key Number 0001716186)

as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

(Central Index Key Number 0001013611)

as Depositor

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

German American Capital Corporation

(Central Index Key Number 0001541294)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-C7

J.P. Morgan Chase Commercial Mortgage Securities Corp. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2017-C7 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class VRR, Class R and Class Z certificates) represent the ownership interests in the issuing entity, which will be a New York common law trust named JPMDB Commercial Mortgage Securities Trust 2017-C7. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in November 2017. The rated final distribution date for the certificates is October 2050.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1		$27,657,000%	(5)	August 2022
Class A-2		$54,016,000%	(5)	October 2022
Class A-3		$60,700,000%	(5)	July 2024
Class A-4		$275,000,000%	(5)	July 2027
Class A-5		$287,683,000%	(5)	August 2027
Class A-SB		$47,404,000%	(5)	April 2027
Class X-A		$857,267,000(6)%	Variable(7)	September 2027
Class X-B		$100,776,000(6)%	Variable(7)	October 2027
Class A-S		$104,807,000%	(5)	September 2027
Class B		$55,091,000%	(5)	September 2027
Class C		$45,685,000%	(5)	October 2027

(Footnotes on table on page 3)

You should carefully consider the risk factors beginning on page 57 of this prospectus.

None of the certificates or the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Chase Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Drexel Hamilton, LLC and Academy Securities, Inc., will purchase the offered certificates from J.P. Morgan Chase Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. are acting as co-lead managers and joint bookrunners in the following manner: J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 49.2% of each class of offered certificates and Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 50.8% of each class of offered certificates. Drexel Hamilton, LLC and Academy Securities, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about October 31, 2017. J.P. Morgan Chase Commercial Mortgage Securities Corp. expects to receive from this offering approximately [__]% of the aggregate certificate balances of the offered certificates plus accrued interest from October 1, 2017, before deducting expenses payable by the depositor.

J.P. Morgan	Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner

Drexel Hamilton	Academy Securities
Co-Manager	Co-Manager

October [_], 2017

JPMDB Commercial Mortgage Securities Trust 2017-C7

Commercial Mortgage Pass-Through Certificates, Series 2017-C7

Wyoming
1 property
$498,502
0.0% of total
Missouri
4 properties
$3,254,880
0.3% of total
Iowa
1 property
$420,650
0.0% of total
Illinois
5 properties
$28,198,008
2.6% of total
Minnesota
4 properties
$3,392,091
0.3% of total
Wisconsin
4 properties
$3,422,868
0.3% of total
Indiana
8 properties
$25,450,137
2.3% of total
Michigan
6 properties
$7,796,597
0.7% of total
New York
9 properties
$151,356,027
13.7% of total
Maine
1 property
$4,370,731
0.4% of total
Washington
3 properties
$12,979,632
1.2% of total
New Hampshire
1 property
$3,928,456
0.4% of total
Massachusetts
6 properties
$68,564,643
6.2% of total
Pennsylvania
6 properties
$25,463,731
2.3% of total
Rhode Island
1 property
$4,975,610
0.5% of total
Oregon
1 property
$1,071,249
0.1% of total
Ohio
10 properties
$47,957,628
4.3% of total
Connecticut
4 properties
$62,483,933
5.7% of total
Nevada
2 properties
$6,228,264
0.6% of total
New Jersey
5 properties
$24,347,405
2.2% of total
Delaware
3 properties
$4,631,590
0.4% of total
California
23 properties
$214,828,099
19.4% of total
Maryland
4 properties
$30,139,198
2.7% of total
District of Columbia
1 property
$64,000,000
5.8% of total
Utah
1 property
$6,815,717
0.6% of total
Virginia
6 properties
$12,026,045
1.1% of total
Arizona
2 properties
$3,316,352
0.3% of total
Kansas
1 property
$1,631,889
0.1% of total
South Carolina
2 properties
$568,834
0.1% of total
North Carolina
2 properties
$1,172,047
0.1% of total
Oklahoma
3 properties
$940,884
0.1% of total
Arkansas
5 properties
$11,184,852
1.0% of total
Kentucky
5 properties
$23,335,918
2.1% of total
Georgia
4 properties
$18,626,748
1.7% of total
Texas
42 properties
$175,668,187
15.9% of total
Louisiana
5 properties
$19,234,729
1.7% of total
Alabama
3 properties
$4,369,407
0.4% of total
Florida
7 properties
$26,681,761
2.4% of total
Percentage of Allocated Mortgage Loan Amount
0.0% – 5.0%
5.1% – 10.0%
10.1% – 19.4%

SUMMARY OF CERTIFICATES

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Principal Window(4)
Offered Certificates
A-1	$27,657,000		30.000%	%	(5)	August 2022	2.63	11/17 – 08/22
A-2	$54,016,000		30.000%	%	(5)	October 2022	4.88	08/22 – 10/22
A-3	$60,700,000		30.000%	%	(5)	July 2024	6.64	06/24 – 07/24
A-4	$275,000,000		30.000%	%	(5)	July 2027	9.65	04/27 – 07/27
A-5	$287,683,000		30.000%	%	(5)	August 2027	9.79	07/27 – 08/27
A-SB	$47,404,000		30.000%	%	(5)	April 2027	7.33	10/22 – 04/27
X-A	$857,267,000	(6)	NAP	%	Variable(7)	September 2027	NAP	NAP
X-B	$100,776,000	(6)	NAP	%	Variable(7)	October 2027	NAP	NAP
A-S	$104,807,000		20.250%	%	(5)	September 2027	9.83	08/27 – 09/27
B	$55,091,000		15.125%	%	(5)	September 2027	9.88	09/27 – 09/27
C	$45,685,000		10.875%	%	(5)	October 2027	9.88	09/27 – 10/27
Non-Offered Certificates
X-D	$47,029,000	(6)(8)	NAP	%	Variable(7)	October 2027	NAP	NAP
D	$47,029,000	(8)	6.500%	%	(5)	October 2027	9.96	10/27 – 10/27
E-RR	$21,499,000	(8)	4.500%	%	(5)	November 2027	10.01	10/27 – 11/27
F-RR	$12,093,000	(8)	3.375%	%	(5)	November 2027	10.04	11/27 – 11/27
G-RR	$36,279,296	(8)	0.000%	%	(5)	November 2027	10.04	11/27 – 11/27
R(9)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
Z(10)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
Non-Offered Eligible Vertical Interest
VRR	$30,390,000		NAP	%	WAC(11)	November 2027	9.07	11/17-11/27

(1)	Approximate, subject to a permitted variance of plus or minus 5%. In addition, the notional amounts of the Class X-A, Class X-B and Class X-D certificates may vary depending upon the final pricing of the classes of principal balance certificates whose certificate balances comprise such notional amounts, and, if as a result of such pricing the pass-through rate of any class of the Class X-A, Class X-B or Class X-D certificates, as applicable, would be equal to zero at all times, such class of certificates will not be issued on the closing date of this securitization. The certificate balance of the Class VRR certificates is not included in the certificate balance or notional amount of any classes of certificates set forth under “Offered Certificates” or “Non-Offered Certificates” in the table above, and the Class VRR certificates are not offered hereby.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, are represented in the aggregate. The Class VRR certificates provide credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-VRR certificates, on the other hand, pro rata in accordance with the VRR Percentage and the Non-VRR percentage, respectively, (each as defined below). See “Credit Risk Retention” in this prospectus.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates, in each case and on each distribution date, will be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), (iii) a variable rate equal to the lesser of a specified fixed rate and the rate described in clause (ii) above, or (iv) the rate described in clause (ii) less a specified percentage.

(6)	The Class X-A, Class X-B and Class X-D certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates outstanding from time to time. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balances of the Class B and Class C certificates outstanding from time to time. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates outstanding from time to time. The Class X-A, Class X-B and Class X-D certificates will not be entitled to distributions of principal.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class B and Class C certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class D certificates for the related distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans in order to determine the pass-through rates of Class X-A, Class X-B and Class X-D certificates for any distribution date, each of the mortgage interest rates will be adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(8)	The approximate initial certificate balances of each of the Class D, Class E-RR, Class F-RR and Class G-RR certificates and the approximate initial notional amount of the Class X-D certificates are subject to change based on final pricing of all certificates and the final determination of the Class E-RR, Class F-RR and Class G-RR certificates that will be retained by the retaining third-party purchaser in satisfaction of the retention obligations of German American Capital Corporation in its capacity as the retaining sponsor. For more information regarding the methodology and key inputs and assumptions used to determine the sizing of the Class E-RR, Class F-RR and Class G-RR certificates, see “Credit Risk Retention” in this prospectus.

(9)	The Class R certificates have no certificate balance, notional amount, credit support, pass-through rate, rated final distribution date or rating, and will not be entitled to distributions of principal or interest. The Class R certificates will represent beneficial ownership of the residual interest in each Trust REMIC, as further described in this prospectus.

(10)	The Class Z certificates have no certificate balance, notional amount, credit support, pass-through rate, rated final distribution date or rating, and will not be entitled to distributions of principal. The Class Z certificates are entitled to a specified portion of distributions of excess interest collected on the mortgage loan with an anticipated repayment date solely to the extent received from the related borrower and will represent beneficial ownership of the grantor trust, as further described in this prospectus.

(11)	Although they do not have a specified pass-through rate, the effective interest rates on the Class VRR certificates will be the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months). German American Capital Corporation, as the retaining sponsor, is expected to purchase from the depositor, on the closing date, an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules) in the form of a single vertical security with an aggregate initial certificate balance of approximately $30,390,000 (the “Class VRR certificates”), which is expected to represent approximately 2.75% (or 5.0% in the case of the Class Z certificates) of all of the “ABS interests” (as such term is defined in Regulation RR) in the issuing entity. The Class VRR certificates will be retained by German American Capital Corporation or a majority-owned affiliate thereof in accordance with the credit risk retention rules applicable to this securitization transaction. See “Credit Risk Retention”. The Class VRR certificates is a class of certificates.

The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class VRR, Class R and Class Z certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

SUMMARY OF CERTIFICATES	3
IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES	12
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	13
SUMMARY OF TERMS	21
RISK FACTORS	57
The Certificates May Not Be a Suitable Investment for You	57
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	57
Risks Related to Market Conditions and Other External Factors	57
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	57
Other Events May Affect the Value and Liquidity of Your Investment	58
Risks Relating to the Mortgage Loans	58
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	58
Risks of Commercial and Multifamily Lending Generally	58
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	60
Office Properties Have Special Risks	64
Hotel Properties Have Special Risks	65
Risks Relating to Affiliation with a Franchise or Hotel Management Company	67
Industrial Properties Have Special Risks	67
Mixed Use Properties Have Special Risks	68
Retail Properties Have Special Risks	69
Self Storage Properties Have Special Risks	71
Multifamily Properties Have Special Risks	72
Condominium Ownership May Limit Use and Improvements	73
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	75
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	75
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	77
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	78
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	79
Risks Related to Zoning Non-Compliance and Use Restrictions	81
Risks Relating to Inspections of Properties	82
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	82
Insurance May Not Be Available or Adequate	82
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	83
Terrorism Insurance May Not Be Available for All Mortgaged Properties	83
Risks Associated with Blanket Insurance Policies or Self-Insurance	85
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	85
Limited Information Causes Uncertainty	85
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	86
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	87
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	87

Static Pool Data Would Not Be Indicative of the Performance of this Pool	88
Appraisals May Not Reflect Current or Future Market Value of Each Property	88
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	90
The Borrower’s Form of Entity May Cause Special Risks	90
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	92
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	93
Other Financings or Ability to Incur Other Indebtedness Entails Risk	94
Tenancies-in-Common May Hinder Recovery	95
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	95
Risks Associated with One Action Rules	96
State Law Limitations on Assignments of Leases and Rents May Entail Risks	96
Various Other Laws Could Affect the Exercise of Lender’s Rights	96
Risks of Anticipated Repayment Date Loans	97
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	97
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	97
Risks Related to Ground Leases and Other Leasehold Interests	99
Increases in Real Estate Taxes May Reduce Available Funds	100
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in
Lieu of Foreclosure and Reduce Net Proceeds	100
Risks Related to Conflicts of Interest	101
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	101
The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers	103
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	103
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	104
Potential Conflicts of Interest of the Operating Advisor	106
Potential Conflicts of Interest of the Asset Representations Reviewer	107
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	107
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	110
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	111
Other Potential Conflicts of Interest May Affect Your Investment	112
Other Risks Relating to the Certificates	112
The Certificates Are Limited Obligations	112
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	112
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	113
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	116

Your Yield May Be Affected by Defaults, Prepayments and Other Factors	118
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	121
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	122
Risks Relating to Modifications of the Mortgage Loans	127
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	128
Risks Relating to Interest on Advances and Special Servicing Compensation	128
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	128
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	129
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	130
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	130
DESCRIPTION OF THE MORTGAGE POOL	132
General	132
Co-Originated or Third-Party Originated Mortgage Loans	133
Certain Calculations and Definitions	134
Definitions	134
Mortgage Pool Characteristics	141
Overview	141
Property Types	143
Mortgage Loan Concentrations	150
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	151
Geographic Concentrations	152
Mortgaged Properties With Limited Prior Operating History	153
Tenancies-in-Common or Diversified Ownership	154
Condominium Interests	154
Fee & Leasehold Estates; Ground Leases	154
Environmental Considerations	156
Redevelopment, Renovation and Expansion	160
Assessments of Property Value and Condition	163
Appraisals	163
Engineering Reports	163
Zoning and Building Code Compliance and Condemnation	163
Litigation and Other Considerations	164
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	164
Tenant Issues	165
Tenant Concentrations	165
Lease Expirations and Terminations	166
Purchase Options and Rights of First Refusal	171
Affiliated Leases	173
Insurance Considerations	173
Use Restrictions	176
Appraised Value	177
Non-Recourse Carveout Limitations	178
Real Estate and Other Tax Considerations	180
Delinquency Information	181
Certain Terms of the Mortgage Loans	181
Amortization of Principal	181
Due Dates; Mortgage Rates; Calculations of Interest	182
ARD Loans	183
Single Purpose Entity Covenants	183
Prepayment Protections and Certain Involuntary Prepayments	183
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	185
Defeasance; Collateral Substitution	186
Partial Releases	187
Escrows	191
Mortgaged Property Accounts	192
Exceptions to Underwriting Guidelines	192
Additional Indebtedness	195
General	195
Whole Loans	195
Mezzanine Indebtedness	196
Preferred Equity	198
Other Unsecured Indebtedness	198
The Whole Loans	199

General	199
The Serviced Pari Passu Whole Loans	206
The Non-Serviced Pari Passu Whole Loans	209
The Serviced AB Whole Loan	212
The Non-Serviced AB Whole Loans	219
Additional Information	240
TRANSACTION PARTIES	241
The Sponsors and Mortgage Loan Sellers	241
JPMorgan Chase Bank, National Association	241
German American Capital Corporation	250
The Depositor	258
The Issuing Entity	259
The Trustee and Certificate Administrator	260
The Master Servicer and Special Servicer	262
The JPMCC 2017-JP7 Master Servicer, BXP Trust 2017-GM Servicer, 245 Park Avenue Trust 2017-245P Servicer and CFCRE 2017-C8 Master Servicer	265
The Operating Advisor and Asset Representations Reviewer	268
CREDIT RISK RETENTION	270
General	270
Qualifying CRE Loans; Required Credit Risk Retention Percentage	271
Eligible Vertical Interest	271
Material Terms of the Eligible Vertical Interest	271
Eligible Horizontal Residual Interest	273
Material Terms of the Eligible Horizontal Residual Interest	273
The Third Party Purchaser	275
Determination of Amount of Required Horizontal Credit Risk Retention	276
Hedging, Transfer and Financing Restrictions	283
Operating Advisor	284
Representations and Warranties	285
DESCRIPTION OF THE CERTIFICATES	287
General	287
Distributions	289
Method, Timing and Amount	289
Available Funds	290
Priority of Distributions	291
Pass-Through Rates	295
Interest Distribution Amount	296
Principal Distribution Amount	297
Certain Calculations with Respect to Individual Mortgage Loans	298
Excess Interest	300
Application Priority of Mortgage Loan Collections or Whole Loan Collections	300
Allocation of Yield Maintenance Charges and Prepayment Premiums	303
Assumed Final Distribution Date; Rated Final Distribution Date	304
Prepayment Interest Shortfalls	305
Subordination; Allocation of Realized Losses	306
Reports to Certificateholders; Certain Available Information	308
Certificate Administrator Reports	308
Information Available Electronically	314
Voting Rights	319
Delivery, Form, Transfer and Denomination	319
Book-Entry Registration	319
Definitive Certificates	322
Certificateholder Communication	322
Access to Certificateholders’ Names and Addresses	322
Requests to Communicate	323
List of Certificateholders	323
DESCRIPTION OF THE MORTGAGE LOAN PURCHASE AGREEMENTS	324
General	324
Dispute Resolution Provisions	332
Asset Review Obligations	332
POOLING AND SERVICING AGREEMENT	333
General	333
Assignment of the Mortgage Loans	333
Servicing Standard	334
Subservicing	335
Advances	336
P&I Advances	336
Servicing Advances	337
Nonrecoverable Advances	338
Recovery of Advances	339
Accounts	340
Withdrawals from the Collection Account	342
Servicing and Other Compensation and Payment of Expenses	345
General	345
Master Servicing Compensation	349
Special Servicing Compensation	351
Disclosable Special Servicer Fees	355
Certificate Administrator and Trustee Compensation	356
Operating Advisor Compensation	356
Asset Representations Reviewer Compensation	357

CREFC® Intellectual Property Royalty License Fee	358
Appraisal Reduction Amounts	358
Maintenance of Insurance	364
Modifications, Waivers and Amendments	367
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	369
Inspections	370
Collection of Operating Information	371
Special Servicing Transfer Event	371
Asset Status Report	373
Realization Upon Mortgage Loans	377
Sale of Defaulted Loans and REO Properties	379
The Directing Certificateholder	382
General	382
Major Decisions	383
Asset Status Report	387
Replacement of the Special Servicer	387
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	387
Servicing Override	389
Rights of Holders of Companion Loans	390
Limitation on Liability of Directing Certificateholder	390
Risk Retention Consultation Party	391
Limitation on Liability of the Risk Retention Consultation Party	391
The Operating Advisor	392
General	392
Duties of Operating Advisor at All Times	393
Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	395
Recommendation of the Replacement of the Special Servicer	395
Eligibility of Operating Advisor	396
Other Obligations of Operating Advisor	396
Delegation of Operating Advisor’s Duties	397
Termination of the Operating Advisor With Cause	397
Rights Upon Operating Advisor Termination Event	398
Waiver of Operating Advisor Termination Event	399
Termination of the Operating Advisor Without Cause	399
Resignation of the Operating Advisor	399
Operating Advisor Compensation	400
The Asset Representations Reviewer	400
Asset Review	400
Eligibility of Asset Representations Reviewer	404
Other Obligations of Asset Representations Reviewer	405
Delegation of Asset Representations Reviewer’s Duties	405
Assignment of Asset Representations Reviewer’s Rights and Obligations	406
Asset Representations Reviewer Termination Events	406
Rights Upon Asset Representations Reviewer Termination Event	407
Termination of the Asset Representations Reviewer Without Cause	407
Resignation of Asset Representations Reviewer	407
Asset Representations Reviewer Compensation	408
Replacement of the Special Servicer Without Cause	408
Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	410
Termination of Master Servicer and Special Servicer for Cause	411
Servicer Termination Events	411
Rights Upon Servicer Termination Event	412
Waiver of Servicer Termination Event	414
Resignation of the Master Servicer and the Special Servicer	414
Limitation on Liability; Indemnification	415
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	417
Dispute Resolution Provisions	418
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	418
Repurchase Request Delivered by a Party to the PSA	418
Resolution of a Repurchase Request	419
Mediation and Arbitration Provisions	421
Servicing of the Servicing Shift Mortgage Loan	422

Servicing of the Non-Serviced Mortgage Loans	422
Servicing of the General Motors Building Mortgage Loan	425
Servicing of the 245 Park Avenue Mortgage Loan	426
Rating Agency Confirmations	429
Evidence as to Compliance	431
Limitation on Rights of Certificateholders to Institute a Proceeding	433
Termination; Retirement of Certificates	433
Amendment	434
Resignation and Removal of the Trustee and the Certificate Administrator	436
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	437
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS	438
General	440
Types of Mortgage Instruments	440
Leases and Rents	441
Personalty	441
Foreclosure	441
General	441
Foreclosure Procedures Vary from State to State	441
Judicial Foreclosure	442
Equitable and Other Limitations on Enforceability of Certain Provisions	442
Nonjudicial Foreclosure/Power of Sale	442
Public Sale	443
Rights of Redemption	444
Anti-Deficiency Legislation	444
Leasehold Considerations	444
Cooperative Shares	445
Bankruptcy Laws	445
Environmental Considerations	450
General	450
Superlien Laws	451
CERCLA	451
Certain Other Federal and State Laws	451
Additional Considerations	452
Due-on-Sale and Due-on-Encumbrance Provisions	452
Subordinate Financing	452
Default Interest and Limitations on Prepayments	453
Applicability of Usury Laws	453
Americans with Disabilities Act	453
Servicemembers Civil Relief Act	454
Anti-Money Laundering, Economic Sanctions and Bribery	454
Potential Forfeiture of Assets	454
CERTAIN AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING TRANSACTION PARTIES	455
PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES	456
USE OF PROCEEDS	457
YIELD AND MATURITY CONSIDERATIONS	457
Yield Considerations	457
General	457
Rate and Timing of Principal Payments	457
Losses and Shortfalls	458
Certain Relevant Factors Affecting Loan Payments and Defaults	459
Delay in Payment of Distributions	460
Yield on the Certificates with Notional Amounts	460
Weighted Average Life	460
Pre-Tax Yield to Maturity Tables	467
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	469
General	469
Qualification as a REMIC	470
Status of Offered Certificates	471
Taxation of Regular Interests	472
General	472
Original Issue Discount	472
Acquisition Premium	474
Market Discount	474
Premium	475
Election To Treat All Interest Under the Constant Yield Method	475
Treatment of Losses	476
Yield Maintenance Charges and Prepayment Premiums	476
Sale or Exchange of Regular Interests	477
3.8% Medicare Tax on “Net Investment Income”	477
Taxation of Certain Foreign Investors	477
FATCA	478
Backup Withholding	478
Information Reporting	479
Reporting Requirements	479
Taxes That May Be Imposed on a REMIC	479
Prohibited Transactions	479
Contributions to a REMIC After the Startup Day	480
Net Income from Foreclosure Property	480
Bipartisan Budget Act of 2015	480
CERTAIN STATE AND LOCAL TAX CONSIDERATIONS	481

METHOD OF DISTRIBUTION (UNDERWRITER)	482
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	483
WHERE YOU CAN FIND MORE INFORMATION	484
FINANCIAL INFORMATION	484
CERTAIN ERISA CONSIDERATIONS	484
General	484
Plan Asset Regulations	485
Administrative Exemptions	485
Insurance Company General Accounts	488
LEGAL INVESTMENT	489
LEGAL MATTERS	490
RATINGS	490
INDEX OF DEFINED TERMS	492

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-1	GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE
ANNEX G	ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR THE MOFFETT PLACE BUILDING 4 WHOLE LOAN

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—

THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on page 21 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on page 57 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” in this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW). THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA (THE “EEA”) WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS-COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN

UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH OR SUPPLEMENT A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A)  TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B)  TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C)  IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA (AS DEFINED BELOW) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR

ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

CANADA

THE OFFERED CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE

PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (NI 33-105), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

[THIS PAGE LEFT INTENTIONALLY BLANK]

SUMMARY OF TERMS

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, which is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. The depositor’s address is 383 Madison Avenue, 31st Floor, New York, New York 10179, and its telephone number is (212) 834-5467. See “Transaction Parties—The Depositor”.

Issuing Entity	JPMDB Commercial Mortgage Securities Trust 2017-C7, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America; and

●	German American Capital Corporation, a Maryland corporation.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

JPMorgan Chase Bank, National Association is also an affiliate of each of the depositor and J.P. Morgan Securities LLC, one of the underwriters and an initial purchaser of the non-offered certificates (other than the Class VRR certificates). German American Capital Corporation is an affiliate of Deutsche Bank Securities Inc., one of the underwriters and an initial purchaser of the non-offered certificates (other than the Class VRR certificates). See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
GACC	23	$561,088,427	50.8%
JPMCB	18	544,244,869	49.2
Total	41	$1,105,333,296	100.0%

All of the mortgage loans were originated by their respective sellers, except (i) that five (5) mortgage loans are constituting parts of larger whole loan structures that were co-originated by JPMorgan Chase Bank, National Association with one or more other lenders, (ii) that eighteen (18) mortgage loans to be sold by German American Capital Corporation were originated by Deutsche Bank AG, acting through its New York Branch (an affiliate of German American Capital Corporation), (iii) that two (2) mortgage loans to be sold by German American Capital Corporation are parts of larger whole loan structures that were co-originated by Deutsche Bank AG, acting through its New York Branch, with one or more other lenders and (iv) that three (3) mortgage loans to be sold by German American Capital Corporation were originated by Cantor Commercial Real Estate Lending, L.P.

See “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans” and “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Credit Risk Retention	German American Capital Corporation, in its capacity as the retaining sponsor, intends to satisfy the U.S. credit risk retention requirements through the purchase (i) by German American Capital Corporation from the depositor, on the Closing Date, of an “eligible vertical interest” which will be comprised of the Class VRR certificates and which is expected to be transferred by German American Capital Corporation, to its “majority-owned affiliate”, Deutsche Bank AG, acting through its New York Branch, and (ii) by KKR Real Estate Credit Opportunity Partners Aggregator I L.P., as a “third-party purchaser”, from the depositor, on the Closing Date, of an “eligible horizontal residual interest”, which will be comprised of the Class E-RR, Class F-RR and Class G-RR certificates. For additional information, see “Credit Risk Retention”.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU risk retention and due diligence requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, is expected to be the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than with respect to the non-serviced mortgage loans or related companion loan(s) set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal servicing office of the master servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Master Servicer and Special Servicer” and “Pooling and Servicing Agreement”. Midland Loan Services, a Division of PNC Bank, National Association, is also the master servicer under the pooling and servicing agreements identified in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”.

Prior to the applicable servicing shift securitization date, the related servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loan”.

The master servicer of each non-serviced mortgage loan is set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association is expected to act as special servicer with respect to the applicable mortgage loans (other than any excluded special servicer loan) and any related companion loan other than with respect to the non-serviced mortgage loans or related companion loan(s) set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. Midland Loan Services, a Division of PNC Bank, National Association, in its capacity as special servicer, will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain major decisions and other transactions and performing certain enforcement actions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of the special servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Master Servicer and Special Servicer” and “Pooling and Servicing Agreement”. Midland Loan Services, a Division of PNC Bank, National Association, is also the special servicer under the pooling and servicing agreements identified in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”.

Prior to the applicable servicing shift securitization date, the related servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loan”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the controlling class certificateholders or the directing certificateholder on its behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan, and will be entitled to replace such excluded special servicer at any time with or without cause. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The JPMCC 2017-JP7 Master Servicer, BXP Trust 2017-GM Servicer, 245 Park Avenue Trust 2017-245P Servicer and CFCRE 2017-C8
Master Servicer	Wells Fargo Bank, National Association, is the master servicer of the Treeview Industrial Portfolio whole loan, the First Stamford Place whole loan, the General Motors Building whole loan, the 245 Park Avenue whole loan, the Torre Plaza whole loan and the EIP Logistics Portfolio whole loan under the pooling and servicing agreements or the trust and servicing agreements identified in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202. See “Transaction Parties—The JPMCC 2017-JP7 Master Servicer, BXP Trust 2017-GM Servicer, 245 Park Avenue Trust 2017-245P Servicer and CFCRE 2017-C8 Master Servicer” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, and its telephone number is 410-884-2000. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to the servicing shift mortgage loan will be the trustee under the pooling and servicing agreement. From and after the related servicing shift securitization date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The office of the certificate administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, and for certificate transfer services, at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loan will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift securitization date, the custodian of the mortgage file (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loan”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Risk Retention Consultation Party	The risk retention consultation party will have certain non-binding consultation rights in certain circumstances upon a mortgage loan becoming a specially serviced loan, as further described in this prospectus.

The risk retention consultation party will be the party selected by the holder of the Class VRR certificates. The initial risk retention consultation party is expected to be Deutsche Bank AG, acting through its New York Branch.

If the risk retention consultation party’s rights are directly or indirectly held by a borrower party, the risk retention consultation party will not have any consultation rights with respect to the related mortgage loan under the pooling and servicing agreement.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan and (iii) any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate. See “Pooling and Servicing Agreement—The Directing Certificateholder”. However, in certain circumstances there may be no directing certificateholder even if there is a controlling class, and in other circumstances there will be no controlling class.

The controlling class will be the most subordinate class of the Class E-RR, Class F-RR and Class G-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that KKR Real Estate Credit Opportunity Partners Aggregator I L.P. will purchase the Class E-RR, Class F-RR, Class G-RR and Class Z certificates (and may purchase certain other classes of certificates). On the closing date, it is expected that KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or its affiliate, will be the initial directing certificateholder with respect to each mortgage loan

(other than (i) any non-serviced mortgage loan (ii) any servicing shift mortgage loan and (iii) any excluded loan).

With respect to the servicing shift whole loan identified as “Lightstone Portfolio” on Annex A-1, the holder of the Lightstone Portfolio pari passu companion loan identified as note A-1, will be the related controlling noteholder, and will be entitled to certain consent and consultation rights with respect to the related servicing shift whole loan under the related intercreditor agreement. From and after the servicing shift securitization date, the directing certificateholder of the servicing shift whole loan is expected to be the directing certificateholder under the servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

With respect to the Mural Lofts whole loan, during such time as the holder of the related controlling subordinate companion loan is no longer permitted to exercise control or consultation rights due to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the directing certificateholder will have generally similar (although not necessarily identical) consent and consultation rights with respect to the related mortgage loan as it does for the other mortgage loans in the pool. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Mural Lofts Whole Loan”.

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Holder of a Controlling Subordinate

Companion Loan	One (1) mortgage loan identified as “Mural Lofts” on Annex A-1, representing approximately 1.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, will be serviced under the pooling and servicing agreement for this securitization and is part of a whole loan comprised of a senior note (included in the issuing entity) and one or more subordinate notes (not included in the issuing entity).

With respect to such mortgage loan, prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the holder of the related controlling subordinate companion loan will have the right (i) to cure certain defaults with respect to the related mortgage loan, and (ii) to approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan under certain circumstances. Each holder of a subordinate companion loan will also have the right to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and any pari passu companion loans (in whole, but not in part) under certain default circumstances. In addition, the holder of the related controlling subordinate companion loan will also have the right under the related intercreditor agreement to replace the special servicer under the pooling and servicing agreement with respect to the related mortgage loan at any time prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, subject to the requirements provided for in the related intercreditor agreement. As of the closing date, Janus Henderson Global Bond Fund is the holder of the Mural Lofts controlling subordinate companion loan.

See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Mural Lofts Whole Loan” and “Transaction Parties—Replacement of the Special Servicer”.

Certain Affiliations	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the related due date in October 2017, or with respect to any mortgage loan that has its first due date in November or December 2017, the earlier of the date that would otherwise have been the related due date in October 2017.

Closing Date	On or about October 31, 2017.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in November 2017.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in November 2017.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in North Carolina, California, New York, Kansas, Minnesota, Pennsylvania or any of the jurisdictions in which the respective primary servicing offices of either the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution

Date; Rated Final

Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	August 2022
Class A-2	October 2022
Class A-3	July 2024
Class A-4	July 2027
Class A-5	August 2027
Class A-SB	April 2027
Class X-A	September 2027
Class X-B	October 2027
Class A-S	September 2027
Class B	September 2027
Class C	October 2027

The rated final distribution date will be the distribution date in October 2050.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2017-C7:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class VRR, Class R and Class Z.

The certificates will collectively represent beneficial ownership in the issuing entity, a New York common law trust created by J.P. Morgan Chase Commercial Mortgage Securities Corp. The trust’s assets will primarily be forty-one (41) fixed rate commercial mortgage loans secured by first mortgage liens on two hundred and one (201) mortgaged properties. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The mortgage loans are comprised of (i) twenty-three (23) mortgage loans (which have no related pari passu or subordinate notes secured by the related mortgaged property or properties), (ii) fifteen (15) mortgage loans, each represented by one or more pari passu portions of a whole loan (each of which has one or more related pari passu notes that are not assets of the issuing entity secured by the related mortgaged property or properties, but no subordinate notes) and (iv) four (4) mortgage loans, each represented by one or more senior portions of a whole loan (each of which has one or more subordinate notes and, in the case of three (3) of such mortgage loans, one or more pari passu notes that are not assets of the issuing entity secured by the related mortgaged property or properties).

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Certificate Balance or Notional Amount	Approx. % of Cut-off Date Balance	Approx. Initial Credit Support(1)
Class A-1	$27,657,000	2.502%	30.000%
Class A-2	$54,016,000	4.887%	30.000%
Class A-3	$60,700,000	5.492%	30.000%
Class A-4	$275,000,000	24.879%	30.000%
Class A-5	$287,683,000	26.027%	30.000%
Class A-SB	$47,404,000	4.289%	30.000%
Class X-A	$857,267,000	NAP	NAP
Class X-B	$100,776,000	NAP	NAP
Class A-S	$104,807,000	9.482%	20.250%
Class B	$55,091,000	4.984%	15.125%
Class C	$45,685,000	4.133%	10.875%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates in the aggregate.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approximate Initial Pass-Through Rate(1)
Class A-1%
Class A-2%
Class A-3%
Class A-4%
Class A-5%
Class A-SB	%
Class X-A	%(2)
Class X-B	%(2)
Class A-S	%
Class B	%
Class C	%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates, in each case and on each distribution date, will be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), (iii) a variable rate equal to the lesser of a specified fixed rate and the rate described in clause (ii) above, or (iv) the rate described in clause (ii) less a specified percentage.
(2)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class B and Class C certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), the serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00350% to 0.04500%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of (i) a per annum rate of 0.25000% and (ii) the per annum rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00640%. The trustee fee is payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan, any servicing shift mortgage loan and any companion loan) at a per annum rate equal to 0.00310%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00040%. Upon the completion of any asset review, the asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a maximum amount as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that loan will be entitled to a primary servicing fee (and, where applicable, sub-servicing fee) at a rate equal to a per annum rate set forth in the table below, and the related non-serviced special servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to each such non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loans(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee and Sub-Servicing Fee Rate(2)	Special Servicer Fee Rate
Treeview Industrial Portfolio	0.00250%	0.250%
First Stamford Place	0.00250%	0.250%
Gateway Net Lease Portfolio	0.00250%	0.250%
Starwood Capital Group Hotel Portfolio	0.00250%	0.250%
General Motors Building	0.00125%	0.050%
245 Park Avenue	0.00125%	0.250%
Torre Plaza	0.01000%	0.250%
EIP Logistics Portfolio	0.02250%	0.250%(3)

(1)	Does not reflect the Lightstone Portfolio mortgage loan, a servicing shift mortgage loan. With respect to the servicing shift mortgage loan, after the securitization of the related controlling pari passu companion loan, such mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.
(2)	The related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a primary servicing fee (and in certain cases, a sub-servicing fee) at a rate equal to a per annum rate set forth in the chart, which is included as part of the servicing fee rate.
(3)	The special servicing fee rate is the greater of 0.250% per annum and the rate that would result in a special servicing fee of $5,000 per month.

Distributions

A. Allocations between the
    Class VRR Certificates and Non-VRR

Certificates	The aggregate amount available for distributions to holders of the certificates on each distribution date (net of specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer) will be allocated between amounts available for distribution to the Class VRR certificates, on the one hand, and amounts available for distribution to the certificates (other than the Class VRR, Class R and Class Z certificates), on the other hand. The certificates (other than the Class VRR, Class R and Class Z Certificates) are referred to in this prospectus as the “Non-VRR certificates.” The portion of such available amount allocable to (a) the Class VRR certificates will at all times be the product of such available amount multiplied by 2.75% (the “VRR percentage”) and (b) the Non-VRR certificates will at all times be the product of such amount multiplied by 97.25% (the “Non-VRR percentage”).

B. Amount and Order of

    Distributions on the

Non-VRR certificates	On each distribution date, funds available for distribution to the Non-VRR certificates from the mortgage loans (net of (i) any yield maintenance charges and prepayment premiums and (ii) any excess interest distributed to the Class Z certificates), will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex F, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero, (f) sixth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5 certificates has been reduced to zero, and (g) seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such classes;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of their interest entitlement;

(b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D, Class VRR, Class R and Class Z certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the Non-VRR certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R and Class Z certificates) can be found in “Credit Risk Retention—Eligible Vertical Interest—Material Terms of the Eligible Vertical Interest—Priority of Distribution” and “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Credit Risk Retention— Eligible Vertical Interest—Material Terms of the Eligible Vertical Interest—Priority of Distribution” and “Description of the Certificates—Distributions—Principal Distribution Amount”.

D. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Credit Risk Retention— Eligible Vertical

Interest—Material Terms of the Eligible Vertical Interest—Allocation of Yield Maintenance Charges and Prepayment Premiums” and “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination, Allocation of
Losses and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates (other than excess interest collected on each mortgage loan that has an anticipated repayment date to the extent received from the related borrower) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class X-D, Class VRR, Class R and Class Z certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B or Class X-D certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B and Class X-D certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates.

(2)	The Class X-D and Class VRR certificates are not offered by this prospectus.

(3)	Other than the Class X-D, Class VRR, Class R and Class Z certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-B, Class X-D, Class R or Class Z certificates) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Credit Risk Retention— Eligible Vertical Interest—Material Terms of the Eligible Vertical Interest—Allocation of VRR Certificate Realized Losses” and “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available Funds	Shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the Class VRR certificates and the Non-VRR certificates. The reduction in amounts available for distribution to the Non-VRR certificates will reduce distributions to such classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	shortfalls resulting from delinquencies and defaults by borrowers;

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer will be allocated to the Class VRR certificates, on the one hand, and the Non-VRR certificates (other than the Class Z certificates), on the other, in a percentage equal to the VRR percentage and the Non-VRR percentage, respectively. The prepayment shortfalls allocated to the Non-VRR certificates are required to be allocated among the classes of certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected from the related borrower and applied as interest during a collection period will be distributed to the holders of the Class Z certificates and the Class VRR certificates on the related distribution date as set forth in “Credit Risk Retention—Eligible Vertical Interest—Material Terms of the Eligible Vertical Interest—Excess Interest” and “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of an REO loan related to a companion loan), unless the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity. None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any companion loan under the related co-lender agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (with interest thereon) (unless the master servicer determines that the advance would be nonrecoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan may, make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be forty-one (41) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in two hundred and one (201) commercial and multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”. See also “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,105,333,296.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the forty-one (41) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan and evidenced by separate promissory notes (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”) and (iii) in the case of four (4) mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan” or a “companion loan”) and any related pari passu companion loans. Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut- off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Whole Loan LTV Ratio(1)	Whole Loan Underwritten NCF DSCR(1)(2)
Moffett Place Building 4	$70,000,000	6.3%	$57,000,000	NAP	41.0%	2.29x
U-Haul SAC Portfolios 14, 15, 17	$68,859,925	6.2%	$59,878,195	NAP	60.5%	1.63x
Station Place III	$64,000,000	5.8%	$126,000,000	NAP	47.6%	3.00x
Treeview Industrial Portfolio	$60,000,000	5.4%	$65,000,000	NAP	64.5%	1.83x
AHIP Northeast Portfolio I	$55,000,000	5.0%	$14,600,000	NAP	56.1%	2.06x
First Stamford Place	$54,800,000	5.0%	$109,200,000	NAP	57.5%	2.71x
521-523 East 72nd Street	$50,000,000	4.5%	$35,000,000	NAP	59.0%	1.93x
Gateway Net Lease Portfolio	$50,000,000	4.5%	$303,000,000	$170,000,000	66.6%	2.04x
Starwood Capital Group Hotel Portfolio	$46,817,500	4.2%	$530,452,500	NAP	60.4%	2.72x
General Motors Building	$45,200,000	4.1%	$1,424,800,000	$830,000,000	47.9%	2.77x
IRG Portfolio	$44,890,511	4.1%	$27,433,090	NAP	68.9%	1.46x
245 Park Avenue	$32,000,000	2.9%	$1,048,000,000	$120,000,000	54.3%	2.45x
Walgreens Witkoff Portfolio	$32,000,000	2.9%	$16,150,000	NAP	78.3%	1.10x
Capital Centers II & III	$26,928,867	2.4%	$21,443,357	NAP	68.8%	1.74x
Lightstone Portfolio	$25,000,000	2.3%	$40,000,000	NAP	60.5%	2.13x
Torre Plaza	$20,000,000	1.8%	$25,000,000	NAP	66.5%	2.20x
Covance Business Center	$15,185,000	1.4%	$10,000,000	NAP	73.0%	1.56x
Mural Lofts	$12,500,000	1.1%	NAP	$4,000,000	77.5%	1.10x
EIP Logistics Portfolio	$12,000,000	1.1%	$29,000,000	NAP	70.8%	1.37x

(1)	Calculated including any related pari passu companion loan(s) and the related subordinate companion loan(s) but excluding any mezzanine loan. The Whole Loan LTV Ratio for certain whole loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information.

(2)	In the case of one (1) mortgage loan identified as “Moffett Place Building 4” on Annex A-1, representing approximately 6.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the payments used for calculating the Whole Loan Underwritten NCF DSCR were based on the sum of the first 12 principal and interest payments following the interest-only period based on the assumed principal payment schedule set forth on Annex G.

The Lightstone Portfolio whole loan, a “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (the “servicing shift securitization date”), it is anticipated that the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement entered into in connection with such securitization (the “servicing shift pooling and servicing agreement”). Prior to the related servicing shift securitization date, the related servicing shift whole loan will be a “serviced whole loan”. On and after the related servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified below relating to the related controlling companion loan and are each referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
Treeview Industrial Portfolio	JPMCC 2017-JP7	5.4%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association

First Stamford Place	JPMCC 2017-JP7	5.0%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association
Gateway Net Lease Portfolio	DBJPM 2017-C6	4.5%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association
Starwood Capital Group Hotel Portfolio	DBJPM 2017-C6	4.2%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association
General Motors Building	BXP Trust 2017-GM	4.1%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association
245 Park Avenue	245 Park Avenue Trust 2017-245P	2.9%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association
Torre Plaza	JPMCC 2017-JP7	1.8%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association
EIP Logistics Portfolio	CFCRE 2017-C8	1.1%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Asset Representations Reviewer	Directing Party(2)
Treeview Industrial Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	Barings LLC
First Stamford Place	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	Barings LLC
Gateway Net Lease Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	Athene Annuity and Life Company(3)
Starwood Capital Group Hotel Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate
General Motors Building	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	N/A	BlackRock Financial Management, Inc. or an affiliate
245 Park Avenue	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Trimont Real Estate Advisors, LLC	N/A	Prima Capital Advisors LLC
Torre Plaza	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	Barings LLC
EIP Logistics Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	RREF III-D CF 2017-C8, LLC

(1)	Does not reflect the Lightstone Portfolio mortgage loan, a servicing shift mortgage loan. With respect to the servicing shift mortgage loan, after the securitization of the related controlling pari passu companion loan, the mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	The entity with the heading “Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(3)	The initial Directing Party is the holder of the controlling subordinate companion loan, who will have certain control and consultation rights with respect to the related mortgage loan until the occurrence of a control appraisal period pursuant to the related intercreditor agreement. During the control appraisal period, the directing certificateholder (or equivalent entity) under the identified servicing agreement is expected to exercise such control and consultation rights until such rights are terminated pursuant to such servicing agreement.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) or any other subordinate debt encumbering the related mortgaged property, any related mezzanine debt or any preferred equity. Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and Annex A-2 to this prospectus).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,105,333,296
Number of mortgage loans	41
Number of Mortgaged Properties	201
Range of Cut-off Date Balances	$2,900,000 to $70,000,000
Average Cut-off Date Balance	$26,959,349
Range of Mortgage Rates	3.43000% to 5.35200%
Weighted Average Mortgage Rate	4.20154%
Range of original terms to maturity(2)(3)	60 months to 120 months
Weighted average original term to maturity(2)(3)	115 months
Range of remaining terms to maturity(2)(3)	58 months to 120 months
Weighted average remaining term to maturity(2)(3)	113 months
Range of original amortization term(4)(5)	300 months to 360 months
Weighted average original amortization term(4)(5)	350 months
Range of remaining amortization terms(4)(5)	299 months to 360 months
Weighted average remaining amortization term(4)(5)	349 months
Range of LTV Ratios as of the Cut-off Date (6)(7)	29.0% to 78.3%
Weighted average LTV Ratio as of the Cut-off Date(6)(7)	57.3%
Range of LTV Ratios as of the maturity date(3)(6)(7)	29.0% to 73.6%
Weighted average LTV Ratio as of the maturity date(3)(6)(7)	52.5%
Range of UW NCF DSCR(7)(8)	1.10x to 4.47x
Weighted average UW NCF DSCR(7)(8)	2.24x
Range of UW NOI Debt Yield(7)	7.1% to 17.5%
Weighted average UW NOI Debt Yield(7)	11.6%
Percentage of Initial Pool Balance consisting of:
Interest Only	49.6%
Interest Only-Balloon	23.0%
Balloon	18.1%
ARD-Balloon	6.2%
ARD IO-Balloon	3.2%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	With respect to one (1) mortgage loan identified as “Station Place III” on Annex A-1, representing approximately 5.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the first payment date for the loan is December 1, 2017. On the Closing Date, JPMCB will deposit sufficient funds to pay the interest associated with the interest due for the November 2017 payment for the related mortgage loan. Information presented in this prospectus reflects the contractual loan terms.
(3)	With respect to three (3) mortgage loans with anticipated repayment dates, identified as “U-Haul SAC Portfolios 14, 15, 17”, “Walgreens Witkoff Portfolio” and “PPHC Manufacturing Facility” on Annex A-1, representing approximately 9.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, calculated as of the anticipated repayment date.
(4)	With respect to one (1) mortgage loan identified as “Moffett Place Building 4” on Annex A-1, representing approximately 6.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, after the related interest-only period, the whole loan will amortize based on the assumed principal payment schedule set forth on Annex G.
(5)	Excludes sixteen (16) mortgage loans identified as “Station Place III”, “Treeview Industrial Portfolio”, “First Stamford Place”, “521-523 East 72nd Street”, “Gateway Net Lease Portfolio”, “Starwood Capital Group Hotel Portfolio”, “General Motors Building”, “150 Blackstone River Road”, “245 Park Avenue”, “18301 Von Karman”, “Fullerton Plaza”, “Torre Plaza”, “18401 Von Karman”, “Mural Lofts”, “Haggen Food & Pharmacy” and “Bay Bridge Industrial Center” on Annex A-1, collectively representing approximately 49.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that are interest only for the entire term.
(6)	With respect to fifteen (15) mortgaged properties identified as “Moffett Place Building 4”, “AHIP Northeast Portfolio I”, “Gateway Net Lease Portfolio—Baxalta (Barry Pointe)”, “Gateway Net Lease Portfolio—Baxalta (Casselberry)”, “Villas at San Gabriel”, “Lightstone Portfolio––aloft Rogers Bentonville”, “Lightstone Portfolio––Residence Inn Baton Rouge Siegen Lane”, “Lightstone Portfolio—Courtyard Baton Rouge Siegen Lane”, “Lightstone Portfolio––TownePlace Suites New Orleans Metairie”, “Lightstone Portfolio––Fairfield Inn & Suites Jonesboro”, and “Lightstone

Portfolio––TownePlace Suites Fayetteville North Springdale” on Annex A-1, securing or partially securing five (5) mortgage loans representing approximately 17.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, the related loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of the related mortgaged property. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. With respect to sixty-five (65) mortgaged properties identified as “Starwood Capital Group Hotel Portfolio” on Annex A-1, securing one (1) mortgage loan representing approximately 4.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the LTV Ratio as of the Cut-off Date of 60.4% was calculated based on a portfolio appraised value that reflects a premium attributed to the aggregate value of the entire portfolio of related mortgaged properties as a whole as opposed to the sum of the appraised values of the individual mortgaged properties. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.
(7)	With respect to fifteen (15) mortgage loans identified as “Moffett Place Building 4”, “U-Haul SAC Portfolios 14, 15, 17”, “Station Place III”, “Treeview Industrial Portfolio”, “AHIP Northeast Portfolio I”, “First Stamford Place”, “521-523 East 72nd Street”, “Starwood Capital Group Hotel Portfolio”, “IRG Portfolio”, “Walgreens Witkoff Portfolio”, “Capital Centers II & III”, “Lightstone Portfolio”, “Torre Plaza”, “Covance Business Center”, and “EIP Logistics Portfolio” on Annex A-1, representing approximately 58.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s). With respect to four (4) mortgage loans identified as “Gateway Net Lease Portfolio”, “General Motors Building”, “245 Park Avenue” and “Mural Lofts” on Annex A-1, representing approximately 12.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each of which also has one or more subordinate companion loans that are not including in the issuing entity, the calculation of the debt service coverage ratios, loan-to-value ratios and debt yields includes any pari passu companion loans, as applicable, but excludes the related subordinate companion loan(s). The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date and underwritten net operating income debt yield including the related subordinate companion loan(s) are: (a) with respect to the mortgage loan identified as “Gateway Net Lease Portfolio” on Annex A-1, 2.04x, 66.6% and 9.5%, respectively, (b) with respect to the mortgage loan identified as “General Motors Building” on Annex A-1, 2.77x, 47.9% and 9.9%, respectively, (c) with respect to the mortgage loan identified as “245 Park Avenue” on Annex A-1, 2.45x, 54.3% and 9.6% and (d) with respect to the mortgage loan identified as “Mural Lofts” on Annex A-1, 1.10x, 77.5% and 6.8%, respectively.
(8)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. With respect to one (1) mortgage loan identified as “Moffett Place Building 4” on Annex A-1, representing approximately 6.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the principal payments used for calculating the underwritten net cash flow debt service coverage ratio were based on the assumed principal payment schedule set forth on Annex G. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For example, with respect to twenty (20) mortgaged properties identified as “Station Place III”, “Treeview Industrial Portfolio”, “First Stamford Place”, “150 Blackstone River Road”, “245 Park Avenue”, “Torre Plaza” and “Mural Lofts” on Annex A-1, securing seven (7) mortgage loans representing approximately 25.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain assumptions and/or adjustments were made to the underwritten net cash flow reflected in the table above. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other mortgage loans in the mortgage pool.

All of the mortgage loans accrue interest on an actual/360 basis. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

In addition, none of the mortgage loans were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs or used to finance the purchase of an REO property at a loss in connection with the origination of the mortgage loan.
See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on
Limited Operating Histories	With respect to fifty (50) mortgaged properties identified as “Moffett Place Building 4”, “Gateway Net Lease Portfolio”, “Villas at San Gabriel”, “150 Blackstone River Road”, “Mural Lofts”, “Home2 Suites Amarillo”, “Hampton Inn & Suites Rome”, “CVS New Orleans”, “The Grove at 43rd Apartments” and “PPHC Manufacturing Facility” on Annex A-1, securing or partially securing ten (10) mortgage loans representing approximately 22.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, such mortgaged properties (i) were constructed, substantially renovated, opened for business or in a lease-up period within 12 calendar months (or, in the case of the two such mortgaged properties, 25 calendar months) prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) were acquired by the related borrower or any affiliate of such borrower or were vacant within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.
See “Description of the Mortgage Pool––Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from
Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

With respect to forty-nine (49) mortgaged properties identified as “U-Haul SAC Portfolios 14, 15, 17”, “AHIP Northeast Portfolio I”, “General Motors Building”, “Sheraton DFW”, “Walgreens Witkoff Portfolio”, “Lightstone Portfolio”, “18301 Von Karman”, “18401 Von Karman”, “CVS New Orleans”, “Bay Bridge Industrial Center”, “1250 Mockingbird” and “PPHC Manufacturing Facility”, on Annex A-1, securing twelve (12) mortgage loans representing approximately 29.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, there was an exception from the applicable mortgage loan seller’s satisfaction of certain underwriting criteria (e.g., minimum debt service coverage ratio, maximum loan-to-value ratio, maximum terms, underwritten management fees, underwritten vacancies, underwritten occupancy, single property entity covenants, due diligence performed and reserves). See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See

“Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans , the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class R and Class Z certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R or Class Z certificates).

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or Substitutions of Mortgage
Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of

1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with such pari passu companion loan and, in the case of the Gateway Net Lease Portfolio whole loan, General Motors Building whole loan and the 245 Park Avenue whole loan, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

In addition, the portion of the issuing entity holding entitlement to the excess interest (if any) collected on any mortgage loan with an anticipated repayment date, will be classified as a trust and the holders of the Class Z and Class VRR certificates, will be treated as the co-owners of such entitlement for federal income tax purposes .

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will represent REMIC “regular interests” as further described in “Material Federal Income Tax Considerations”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class and Class certificates will be issued with original issue discount and that the Class certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

RISK FACTORS

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope, and in certain cases, there may not be a guarantor of such non-recourse carveouts. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General.

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses.

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks.

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks.

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. With respect to these affiliated leases, we cannot assure you that the terms of each lease are not inherently more beneficial to the tenant than similar leases to unaffiliated third party tenants or that each lease does not contain any non-standard, more tenant-friendly provisions. In addition, it may be more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease.

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure.

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans. See representation and warranty number 8 in Annex D-1 and the identified exceptions to that representation and warranty in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

Early Lease Termination Options May Reduce Cash Flow.

Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks.

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises and/or hotel property managers may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor and/or hotel property managers. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged property is subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Multifamily Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use properties. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers”, “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such properties as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium declaration rules and/or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units or common elements owned by such owner as a percentage of the total number of units or common elements in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which results in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, hotel, industrial, mixed use, retail, self-storage and multifamily. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Regional areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate related investments. If one of these types of events were to occur, we cannot assure you that the economies in states where the mortgaged properties are located would recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the performance or net operating income of the mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, Texas, New York, Massachusetts, the District of Columbia and Connecticut. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Past Hurricanes. In late August and early September 2017, Hurricanes Harvey and Irma made landfall in in southeastern Texas and southern Louisiana (with respect to Harvey) and southwest Florida (with respect to Irma). The landfall of Hurricane Harvey resulted in windstorms and flooding causing extensive physical damage to coastal and inland areas along the Gulf of Mexico and areas in and around the cities of Houston, Corpus Christi and Galveston. The landfall of Hurricane Irma resulted in windstorms and flooding causing extensive physical damage in the affected states, including Florida, Alabama, Georgia, North Carolina and South Carolina. The long term regional and local economic and other effects of the damage caused by these storms, are not yet fully known. Potential economic effects could include regional interruptions in travel and transportation, tourism and economic activity generally in the affected areas or in the areas to which evacuees have fled. It is not possible to determine how long these effects may last. Furthermore, we cannot assure you that displaced residents of the affected areas will return, that the economies in the affected areas will recover sufficiently to support income producing real estate at pre-storm levels or that the costs of clean-up will not have a material adverse effect on the economies. Properties not located in identified flood zones are typically not required by lenders to have supplemental flood insurance, but as Hurricane Harvey demonstrated, cataclysmic natural disasters can impact areas and properties in a manner not contemplated (such as flooding in areas not identified as flood zones). Because standard hazard insurance policies generally do not provide coverage for damage arising from floods and windstorms, property owners in affected areas not identified as flood zones may not be insured for the damage to their properties and, in the aggregate, this may affect the timing and extent of local and regional economic recovery. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations” and the “Operating History and Underwritten Net Cash Flow” table in “Annex A 3—Description of Top Fifteen Mortgage Loans—Starwood Capital Group Hotel Portfolio”.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 43 in Annex D-1, representation and warranty number 41 in Annex E-1.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment” and “—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, gas and/or service stations, car washes, data centers, urgent care facilities, daycare centers, fitness centers, gambling or gaming establishments and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofitting the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, mandatory flood insurance obtained may not be adequate and the lender may not have required any supplemental flood insurance.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 18 in “Annex D-1—JPMCB Mortgage Loan Representations and Warranties”, representation and warranty number 17 in “Annex E-1—GACC Mortgage Loan Representations and Warranties”, and the identified exceptions to those representations and warranties in “Annex D-2—Exceptions to JPMCB Mortgage Loan Representations and Warranties” and “Annex E-2—Exceptions to GACC Mortgage Loan Representations and Warranties”, as applicable.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 83% in 2017 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $140 million in 2017 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans” for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans and representation and warranty number 31 in “Annex D-1—JPMCB Mortgage Loan Representations and Warranties”, representation and warranty number 30 in “Annex E-1—GACC Mortgage Loan Representations and Warranties”, and the

exceptions to those representations and warranties in “Annex D-2—Exceptions to JPMCB Mortgage Loan Representations and Warranties” and “Annex E-2—Exceptions to GACC Mortgage Loan Representations and Warranties”, as applicable.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information.

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information.

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and

Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans” and “—German American Capital Corporation—Review of GACC Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain other than “as-is” values) as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is”, we cannot assure you that those assumptions are or will be accurate or that any values other than “as-is” will be the value of the related mortgaged property at the indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt and certain mortgage loans allow for an assignment and assumption of the mortgage loan subject to certain conditions, which generally includes a transfer fee and the lender’s approval of the assignee and/or its principals. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment”, “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In certain cases, a mortgaged property securing one of the mortgage loans may have previously secured another loan that had been in default.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Three of the mortgage loans provides that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the initial stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service at the initial interest rate, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on this mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class Z certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or anticipated repayment date.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of any non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 36 in “Annex D-1—JPMCB Mortgage Loan Representation and Warranties”, representation and warranty number 35 in “Annex E-1—GACC Mortgage Loan Representation and Warranties” and the identified exceptions to those representations and warranties in “Annex D-2—Exceptions to JPMCB Mortgage Loan Representations and Warranties”.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (or at least 10 years beyond the maturity date of a mortgage loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of JPMorgan Chase Bank, National Association, one of the sponsors and originators, and of J.P. Morgan Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

In addition, Deutsche Bank AG, New York Branch, an originator and affiliate of German American Capital Corporation, a sponsor, is expected to hold the Class VRR certificates as described in “Credit Risk Retention”. Additionally, Deutsche Bank AG, New York Branch is expected to be appointed as the initial risk retention consultation party. The risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from the risk retention consultation parties and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the holders of the Class VRR certificates may have interests that are in conflict with those of the certificateholders, in particular if the risk retention consultation party or any such certificateholder has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrowers. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the risk retention consultation party, then the risk retention consultation party will not have consultation rights. See “Credit Risk Retention”.

In addition, for so long as Deutsche Bank AG, New York Branch, as the holder of the Class VRR certificates, is a borrower party with respect to a mortgage loan, such party will be required to certify that it will forego access to certain “excluded information” solely relating to such mortgage loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing Agreement. Notwithstanding such restriction, there can be no assurance that Deutsche Bank AG, New York Branch, as holder of the Class VRR certificates or the risk retention consultation party, will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to such a mortgage loan or otherwise seek to exert its influence over the special servicer in the event the mortgage loan becomes subject to a workout or liquidation. See “Description of the Pooling and Servicing Agreement—Reports to Certificateholders”.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers

The servicing of the Lightstone Portfolio whole loan, a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the applicable servicing shift securitization date. At that time, the servicing and administration of such servicing shift whole loan will shift to the related master servicer and related special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing dates of such securitizations nor the identities of such servicing shift master servicers or servicing shift special servicers have been determined. In addition, the provisions of the servicing shift pooling and servicing agreements have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the servicing shift master servicers or servicing shift special servicers, nor will they have any assurance as to the particular terms of such servicing shift pooling and servicing agreements except to the extent of compliance with the requirements of the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of a servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and JPMorgan Chase Bank, National Association, a sponsor and originator. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of German American Capital Corporation, a sponsor, and Deutsche Bank AG, New York Branch, an originator. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. Any trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan also provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard, which is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under any trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder or the controlling class certificateholder on its behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among their things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholder (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or one of its affiliates is expected purchase the Class E-RR, Class F-RR, Class G-RR and Class Z certificates on the closing date and is expected to be the initial directing certificateholder. Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer and it or one of its affiliates assisted KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or one of its affiliates with due diligence relating to the mortgage loans to be included in the mortgage pool.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. In the normal course of its business, Pentalpha Surveillance LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, the operating advisor and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Pentalpha Surveillance LLC. As a result, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Pentalpha Surveillance LLC. As a result, the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of the certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or one of its affiliate, will be the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and other than with respect to any excluded mortgage loan and servicing shift whole loan), take actions with respect to the specially serviced loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any excluded loan and any servicing shift whole loan) or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent controlling entity) for each whole loan, the expected securitization trust holding the controlling note in such whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is expected to be serviced.

Whole Loan	Servicing Agreement	Controlling Noteholder	Directing Party(1)
Moffett Place Building 4	JPMDB 2017-C7	JPMDB Commercial Mortgage Securities Trust 2017-C7	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate
U-Haul SAC Portfolios 14, 15, 17	JPMDB 2017-C7	JPMDB Commercial Mortgage Securities Trust 2017-C7	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate
Station Place III	JPMDB 2017-C7	JPMDB Commercial Mortgage Securities Trust 2017-C7	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate
Treeview Industrial Portfolio	JPMCC 2017-JP7	JPMCC Commercial Mortgage Securities Trust 2017-JP7	Barings LLC
AHIP Northeast Portfolio I	JPMDB 2017-C7	JPMDB Commercial Mortgage Securities Trust 2017-C7	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate
First Stamford Place	JPMCC 2017-JP7	JPMCC Commercial Mortgage Securities Trust 2017-JP7	Barings LLC
521-523 East 72nd Street	JPMDB 2017-C7	JPMDB Commercial Mortgage Securities Trust 2017-C7	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate
Gateway Net Lease Portfolio	DBJPM 2017-C6	Athene Annuity and Life Company(2)	Athene Annuity and Life Company(2)
Starwood Capital Group Hotel Portfolio	DBJPM 2017-C6	DBJPM 2017-C6 Mortgage Trust	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate
General Motors Building	BXP Trust 2017-GM	BXP Trust 2017-GM	BlackRock Financial Management, Inc. or an affiliate
IRG Portfolio	JPMDB 2017-C7	JPMDB Commercial Mortgage Securities Trust 2017-C7	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate
245 Park Avenue	245 Park Avenue Trust 2017-245P	245 Park Avenue Trust 2017-245P	Prima Capital Advisors LLC
Walgreens Witkoff Portfolio	JPMDB 2017-C7	JPMDB Commercial Mortgage Securities Trust 2017-C7	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate
Capital Centers II & III	JPMDB 2017-C7	JPMDB Commercial Mortgage Securities Trust 2017-C7	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate
Lightstone Portfolio(3)	JPMDB 2017-C7(3)	JPMDB Commercial Mortgage Securities Trust 2017-C7	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate
Torre Plaza	JPMCC 2017-JP7	JPMCC Commercial Mortgage Securities Trust 2017-JP7	Barings LLC
Covance Business Center	JPMDB 2017-C7	JPMDB Commercial Mortgage Securities Trust 2017-C7	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate
Mural Lofts	JPMDB 2017-C7	JPMDB Commercial Mortgage Securities Trust 2017-C7	Janus Henderson Global Bond Fund(2)
EIP Logistics Portfolio	CFCRE 2017-C8	CFCRE 2017-C8 Mortgage Trust	RREF III-D CF 2017-C8, LLC

(1)	The entity with the heading “Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(2)	The initial Controlling Noteholder and initial Directing Party is the holder of the controlling subordinate companion loan (identified here), who will have certain control and consultation rights with respect to the related mortgage loan until the occurrence of a control appraisal period pursuant to the related intercreditor agreement. During the control appraisal period, the directing certificateholder (or equivalent entity) under the identified servicing agreement is expected to exercise such control and consultation rights until such rights are terminated pursuant to such servicing agreement.

(3)	The servicing of the servicing shift whole loan will be transferred on the related servicing shift securitization date. The initial controlling noteholder of such servicing shift whole loan will be the holder of the related controlling companion loan. After the related servicing shift securitization date, the controlling noteholder of such servicing shift whole loan is expected to be the related controlling class representative or other directing certificateholder (or equivalent entity) under such securitization.

The special servicer, upon consultation with a serviced companion loan holder or its representative (or, with respect to any servicing shift whole loan prior to the related servicing shift securitization date, at the direction of the holder of the related controlling companion loan), may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise or, in the case of a controlling note holder of a servicing shift whole loan prior to the related servicing shift securitization date, direct) the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to  (i) any excluded loan and (ii) any servicing shift whole loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to the servicing shift whole loan, prior to the applicable servicing shift securitization date, the special servicer may be replaced by the holders of the related controlling companion loans at any time, for cause or without cause.

Similarly, with respect to each non-serviced mortgage loan, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, after the applicable servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to a non-serviced mortgage loan under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to the each serviced AB whole loan, the holder of the related controlling subordinate companion loan will have certain rights with respect to the related whole loan under certain circumstances, including the right, prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, to consent to various modifications and waivers or other matters affecting the related whole loan and certain actions and amendments to the mortgage loan documents proposed by the special servicer with respect to the related mortgage loan. In addition, each holder of a subordinate companion loan will have the right to purchase the related mortgage loan at any time that an event of default has occurred and is continuing under the mortgage loan. Additionally, prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the holder of the related controlling subordinate companion loan will also have the right under, and subject to the requirements of, the related intercreditor agreement to replace the special servicer with respect to such whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Mural Lofts Whole Loan” in this prospectus. In exercising those rights, no holder of a controlling subordinate companion loan has any obligation to consider the interests of, or impact of the exercise of such rights upon, the trust or the certificateholders.

The controlling noteholder, the directing certificateholder and their affiliates (and the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable controlling note holder, directing certificateholder or any of their affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to a serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a serviced whole loan, the related serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

The purchase options that the holders of the Mural Lofts subordinate companion loans and the Gateway Net Lease Portfolio subordinate companion loans hold pursuant to the related intercreditor agreements generally permit such holders to purchase the related defaulted whole loans as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Mural Lofts Whole Loan—Purchase Option” and “—The Non-Serviced AB Whole Loans––The Gateway Net Lease Portfolio Whole Loan”. In addition, each such subordinate companion loan holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-RR, Class F-RR and Class G-RR certificates, which is referred to in this prospectus as the “Third Party Purchaser” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was required under the credit risk retention rules to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. See “Credit Risk Retention—General”. In addition, the Third Party Purchaser was given the opportunity to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the Third Party Purchaser or that the final pool as influenced by the Third Party Purchaser’s feedback will not adversely affect the performance of your certificates and benefit the performance of the Third Party Purchaser’s certificates. Because of the differing subordination levels, the Third Party Purchaser has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the Third Party Purchaser but that does not benefit other investors. In addition, while the Third Party Purchaser is prohibited under the credit risk retention rules from entering into certain hedging arrangements and certain other transactions, it may nonetheless otherwise have business objectives that could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The Third Party Purchaser performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The Third Party Purchaser is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the Third Party Purchaser’s acceptance of a mortgage loan. The Third Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The Third Party Purchaser will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The Third Party Purchaser is expected to appoint KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or one of its affiliates, as the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans and the servicing shift mortgage loan under the trust and servicing agreements or pooling and servicing agreements, as applicable, governing the servicing of such non-serviced whole loans or the servicing shift whole loan and the related intercreditor agreements. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Consultation and Control”, “—The Non-Serviced Pari Passu Whole Loans—Consultation and Control”, “—The Non-Serviced AB Whole Loans—The Gateway Net Lease Portfolio—Consultation and Control”, “—The General Motors Building Whole Loan—Consultation and Control” and “—The 245 Park Avenue Whole Loan—Consultation and Control”.

Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer and it or one of its affiliates, assisted the Third Party Purchaser with its due diligence of the mortgage loans prior to the closing date.

Because the incentives and actions of the Third Party Purchaser may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to the servicing shift whole loan, the holder of the related controlling companion loan, and, with respect to certain of the whole loans, the holder of the related subordinate companion loan prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement) will be entitled, under certain circumstances, to remove the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder under the pooling and servicing agreement for this securitization or under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, or against any other parties (including, with respect to the servicing shift whole loan or A/B whole loan, the holder of the related controlling companion loan) for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which apply to the EEA-regulated credit institutions and investment firms (and their consolidated affiliates), alternative investment fund managers and insurance and reinsurance undertakings and (“Affected Investors”). Amongst other things, such requirements restrict an Affected Investor from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in the securitization; and (ii) such Affected Investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those Affected Investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the Certificates acquired by the relevant Affected Investor.

Investors should also be aware that a new EU risk retention regime is expected to apply, in place of the EU Risk Retention and Due Diligence Requirements, to securitizations in respect of which the relevant securities are issued on or after January 1, 2019. The legislation to implement the new regime has not yet been made, but the principal EU Regulation (the “Securitisation

Regulation”) is expected to be substantially in the terms of a text issued by the Council of the European Union on June 26, 2017 (the “Council Text”). This summary assumes that the final terms of the Securitisation Regulation will be the same as the Council Text (which may not be the case). The Securitisation Regulation would apply to Affected Investors and also to (a) certain EEA-authorized investment companies and managing companies (together, “UCITS”), and (b) certain EEA institutions for occupational retirement provision and investment managers and authorized entities appointed by such institutions (together, “IORPs”). There would be material differences between the Securitisation Regulation and the EU Risk Retention and Due Diligence Requirements. With regard to securitizations in respect of which the relevant securities are issued before January 1, 2019 (“Pre-2019 Securitizations”), Affected Investors would continue to be subject to the risk retention and due diligence requirements of the EU Risk Retention and Due Diligence Requirements, including on and after that date. The Council Text makes no express provision as to the application of any requirements of the EU Risk Retention and Due Diligence Requirements, or of the Securitisation Regulation, to UCITS or IORPs that hold or acquire any interest in respect of a Pre-2019 Securitization and, accordingly, it is not known what requirements (if any) may be applicable thereto. Prospective investors are themselves responsible for monitoring and assessing changes to the EU Risk Retention and Due Diligence Requirements and their regulatory capital requirements.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements or similar requirements. Consequently, the offered certificates may not be a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment. Failure to comply with one or more of the requirements set out in EU Risk Retention and Due Diligence Requirements may result in the imposition of a penal capital charge or other regulatory sanctions with respect to the investment made in the securitization by the relevant EEA-regulated investor. None of the issuing entity, the depositor, the underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory treatment of their investment in the offered certificates on the closing date or at any time in the future.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015, although ownership interests or sponsorships in covered funds in existence prior to December 31, 2013 are not required to be brought into conformance until July 21, 2017 (with the possibility of an additional five-year extension for certain illiquid funds). Prior to the applicable conformance date expiration, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on such mortgage loan’s maturity date. We cannot assure you that a borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on such mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organizations engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organizations for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organizations to rate those other classes of rated certificates not rated by them, their ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General.

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted loans.

Any changes in the weighted average lives of your principal balance certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A, Class X-B or Class X-D certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A, Class X-B or Class X-D certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B or Class X-D certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the principal balance certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield.

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted loans will affect the weighted average lives of your principal balance certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted loans, your principal balance certificates may have a shorter weighted average life.

Delays in liquidations of defaulted loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or anticipated repayment date, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the

Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts, namely, Class X-A and Class X-B certificates, will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class
X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
X-B	Class B and Class C certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates and then the Class X-B certificates. Investors in the Class X-A and Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

Your Yield May be Adversely Affected By Prepayments Resulting From Earnout Reserves.

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield.

If the Non-VRR percentage of losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to any trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R and Class Z certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent of the Non-VRR percentage of losses realized on the mortgage loans, first the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then pro rata, the Class A-SB, Class A-5, Class A-4, Class A-3, Class A-2 and Class A-1 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination.

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric Class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”.

As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights.

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under any trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment.

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than (i) a non-serviced mortgage loan, (ii) any excluded loan and (iii) prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the Mural Lofts whole loan) and the right to replace the special servicer with or without cause (other than with respect to (i) any servicing shift mortgage loan, (ii) any excluded loan and

(iii) prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the Mural Lofts whole loan), except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reductions and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans (other than the servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the non-serviced whole loans or, with respect to the Gateway Net Lease Portfolio mortgage loan, prior to a control appraisal event, the holder of the related controlling subordinate companion loan, as applicable, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect a non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to the servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to each non-serviced whole loan (and each servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the operating advisor if a consultation termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder and the directing certificateholder (if any) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)          may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)         may act solely in the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iii)         does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iv)         may take actions that favor the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)          will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i)–(iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder (if any) under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the Class E-RR, Class F-RR and Class G-RR certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate, (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of a special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan for the benefit of the holders of the related companion loans (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. There will be no operating advisor under the BXP Trust 2017-GM trust and servicing agreement pursuant to which the General Motors Building mortgage loan is being serviced. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

In general, the directing certificateholder (other than with respect to any servicing shift whole loan) will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan or servicing shift whole loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by at least 50% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or equivalent entity) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement (or, with respect to the Gateway Net Lease Portfolio whole loan, prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the related controlling note holder) will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights” and “—The Non-Serviced AB Whole Loans—The Gateway Net Lease Portfolio Whole Loan—Special Servicer Appointment Rights”.

Additionally, with respect to each servicing shift whole loan, prior to the related servicing shift securitization date, the holder of the related controlling companion loan will have the right to terminate and replace the special servicer (solely with respect to such servicing shift whole loan) with or without cause at any time. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights” and “—The Non-Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to each non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment.

The holders of a pari passu companion loan relating to the serviced mortgage loans (other than the controlling companion loan with respect to a servicing shift whole loan) will have certain consultation rights (on a non-binding basis)), and, under certain circumstances prior to the related servicing shift securitization date, the holder of the controlling companion loan of a servicing shift whole loan will have consent rights, with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

In addition, with respect to each of the Mural Lofts whole loan and the Gateway Net Lease Portfolio whole loan, (A) the holders of the related subordinate companion loans will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and (ii) purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (B) the holder of the related controlling subordinate companion loan, will have the right under certain limited circumstances to, for so long as it is the controlling noteholder (as defined in the related intercreditor agreement), approve certain modifications and consent to certain actions to be taken with respect to the related whole loan and replace the special servicer with respect to the related whole loan. The rights of the holders of the subordinate companion loans could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Mural Lofts Whole Loan” and “—The Non-Serviced AB Whole Loans—The Gateway Net Lease Portfolio Whole Loan”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted loan for a purchase price generally equal to the outstanding principal balance of the related defaulted loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of a non-serviced mortgage loan; however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan) will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note (or the holder of the related controlling companion loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or equivalent entity) of such securitization trust (or the holder of the related controlling companion loan) may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “-–The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer (and any sub-servicer, if applicable) will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted loan current or in maximizing proceeds to the issuing entity, the special servicer (and any sub-servicer, if applicable) will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer (or any sub-servicer) in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except JPMorgan Chase Bank, National Association, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers.” In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan(s), the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan(s) concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure.

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan (other than a non-serviced mortgage loan) or whole loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the lower-tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the lower-tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status.

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Internal Revenue Code of 1986, as amended, during any taxable year, the Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the Internal Revenue Code of 1986, as amended.

DESCRIPTION OF THE MORTGAGE POOL

General

The assets of the issuing entity will consist of a pool of forty-one (41) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,105,333,296 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan, the related Due Date in October 2017, or with respect to any Mortgage Loan that has its first Due Date in November or December 2017, the date that would otherwise have been the related Due Date in October 2017.

Nineteen (19) Mortgage Loans, representing approximately 71.0% of the Initial Pool Balance, are each part of a larger whole loan, each of which is comprised of (i) the related Mortgage Loan, (ii) in the case of eighteen (18) Mortgage Loans, representing approximately 69.9% of the Initial Pool Balance, one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” or each, a “Pari Passu Companion Loan”) and (iii) in the case of four (4) Mortgage Loans, representing approximately 12.6% of the Initial Pool Balance, one or more loans that are subordinate in right of payment to the Mortgage Loan (collectively referred to in this prospectus as “Subordinate Companion Loans” or each, a “Subordinate Companion Loan”) and any related Pari Passu Companion Loans. The Pari Passu Companion Loans and Subordinate Companion Loans are collectively referred to in this prospectus as “Companion Loans” or each, a “Companion Loan”. Each Mortgage Loan and any related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
GACC	23	$561,088,427	50.8%
JPMCB	18	544,244,869	49.2
Total	41	$1,105,333,296	100.0%

All of the Mortgage Loans were originated by their respective sellers, except (i) that five (5) Mortgage Loans are parts of larger Whole Loans that were co-originated by JPMCB with one or more other lenders, (ii) that eighteen (18) Mortgage Loans to be sold by GACC were originated solely by its affiliate, Deutsche Bank AG, acting through its New York Branch (“DBNY”), (iii) that two (2) Mortgage Loans to be sold by German American Capital Corporation are parts of larger Whole Loans that were co-originated by DBNY with one or more other lenders, and (iv) that three (3) Mortgage Loans to be sold by GACC were originated by Cantor Commercial Real Estate Lending, L.P. See “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans” and “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first priority lien on a fee simple and/or leasehold interest in a commercial or multifamily real property (each, a “Mortgaged Property”). See “—Real Estate and Other Tax Considerations”.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated or Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related mortgage loan seller and another entity or were originated by an unaffiliated third party and transferred to the mortgage loan seller:

●	Eighteen (18) Mortgage Loans identified as “U-Haul SAC Portfolios 14,15,17”, “AHIP Northeast Portfolio I”, “IRG Portfolio”, “Sheraton DFW”, “Walgreens Witkoff Portfolio”, “Preston Plaza”, “Capital Centers II & III”, “Lightstone Portfolio”, “18301 Von Karman”, “Covance Business Center”, “Best Western Plus Truckee”, “18401 Von Karman”, “Haggen Food & Pharmacy”, “Bay Bridge Industrial Center”, “Wells Fargo Financial Center”, “1250 Mockingbird”, “Brittmoore Industrial Park” and “PPHC Manufacturing Facility” on Annex A-1, representing approximately 38.1% of the Initial Pool Balance, were originated by DBNY and acquired by GACC.

●	One (1) Mortgage Loan identified as “Moffett Place Building 4” on Annex A-1, representing approximately 6.3% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by DBNY and Wells Fargo Bank, National Association.

●	One (1) mortgage loan identified as “Station Place III” on Annex A-1, representing approximately 5.8% of the Initial Pool Balance, is part of a whole loan that was co-originated by JPMCB and Citi Real Estate Funding Inc.

●	One (1) Mortgage Loan identified as “First Stamford Place” on Annex A-1, representing approximately 5.0% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by JPMCB and Wells Fargo Bank, National Association.

●	One (1) Mortgage Loan identified as “Gateway Net Lease Portfolio” on Annex A-1, representing approximately 4.5% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by JPMCB and Bank of America, N.A.

●	One (1) Mortgage Loan identified as “Starwood Capital Group Hotel Portfolio” on Annex A 1, representing approximately 4.2% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by JPMCB, Bank of America, N.A, Barclays Bank PLC and DBNY.

●	One (1) Mortgage Loan identified as “General Motors Building” on Annex A-1, representing approximately 4.1% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by Morgan Stanley Bank, N.A., Citigroup Global Markets Realty Corp., DBNY and Wells Fargo Bank, National Association.

●	One (1) Mortgage Loan identified as “245 Park Avenue” on Annex A-1, representing approximately 2.9% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by JPMCB, Natixis Real Estate Capital LLC, Société Générale, DBNY and Barclays Bank PLC.

●	Three (3) mortgage loans identified as “EIP Logistics Portfolio”, “CVS New Orleans” and “11th & Kissling” on Annex A-1, representing approximately 2.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were originated by Cantor Commercial Real Estate Lending, L.P. and were subsequently acquired by German American Capital Corporation. German American Capital Corporation has re-underwritten such mortgage loans in accordance with the procedures described under “Transaction Parties- The Sponsors and Mortgage Loan Sellers-German American Capital Corporation” in this prospectus.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on October 31, 2017 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the Moffett Place Building 4 Mortgage Loan or the Moffett Place Building 4 Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Companion Loan (including a Pari Passu Companion Loan or Subordinate Companion Loan) may be identified by name (for example, the Moffett Place Building 4 Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Mortgaged Property may be identified in this prospectus by name (for example, Moffett Place Building 4 Mortgaged Property); when that occurs, we are referring to the Mortgaged Property identified by that name on Annex A-1 to this prospectus.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest only payments through maturity, Annual Debt Service means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, Annual Debt Service means12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the underwritten debt service coverage ratios are also calculated using the average of the principal and interest payments scheduled to be due on the first Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan, subject to the proviso to the prior sentence.

In the case of one (1) Mortgage Loan identified as “Moffett Place Building 4” on Annex A-1, representing approximately 6.3% of the Initial Pool Balance, the Annual Debt Service is calculated based on the sum of the first 12 principal and interest payments following the interest-only period based on the assumed principal payment schedule set forth on Annex G.

In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan without regard to any related Subordinate Companion Loan. Except as provided in the prior sentence, Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” on Annex A-1. In certain cases, the appraisals state values other than “as-is” for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by portfolios of Mortgaged Properties, the Appraised Value represents the “as-is” value, or values other than “as-is” for such portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” appraised values, or appraised values other than “as-is” of the individual Mortgaged Properties. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on Appraised Values other than “as-is” Appraised Values of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. However, the Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” appraised value of the related Mortgaged Property or Mortgaged Properties, as applicable (or, with respect to the Mortgaged Properties identified under “—Appraised Value”, as described under such section) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan. The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date, (in either case, not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or Anticipated Repayment Date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

The tables presented in Annex A-2 that are entitled “Cut-off Date LTV Ratios” and “LTV Ratios at Maturity/ARD” set forth the range of LTV Ratios of the Mortgage Loans as of the Cut-off Date and the stated maturity dates (or, if applicable, the Anticipated Repayment Date), respectively, of the related Mortgage Loans, respectively. The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the table titled “Appraised Value” under “—Appraised Value”, the respective LTV Ratio at maturity or Anticipated Repayment Date was calculated using values other than “as-is” Appraised Values, each as set forth in “—Appraised Value” as well as Annex A-1 and Annex A-3.

“GLA” means gross leasable area.

“Hard Lockbox” means that the related Mortgage Loan documents currently require tenants to pay rent or other income directly to the lockbox account. For hotel properties, the Mortgage Loan will be considered to have a Hard Lockbox if credit card companies or credit card clearing banks are required to deposit credit card receivables directly to the lockbox account, even if cash, checks or certain other payments are paid to the borrower or property manager prior to being deposited into the lockbox account.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Original Balance Per Unit” means, with respect to each Mortgage Loan, an amount equal to the original principal balance of such Mortgage Loan divided by the number of Units, Rooms, Beds or Square Feet, as applicable, in the related Mortgaged Property. With respect to any Mortgage Loan that is part of a Whole Loan, the Original Balance Per Unit is calculated with regard to both the related Pari Passu

Companion Loan(s) and such Mortgage Loan included in the issuing entity, unless otherwise indicated, but excluding any related Subordinate Companion Loan.

“Cut-Off Date Balance Per Unit” means, with respect to each Mortgage Loan, an amount equal to the Cut-off Date Balance of such Mortgage Loan divided by the number of Units, Rooms, Beds or Square Feet, as applicable, in the related Mortgaged Property. With respect to any Mortgage Loan that is part of a Whole Loan, the Cut-off Date Balance Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and such Mortgage Loan, unless otherwise indicated, but excluding any related Subordinate Companion Loan.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy” means the percentage of square feet, units, rooms or beds, as the case may be, of a Mortgaged Property that were occupied or leased as of or, in the case of certain properties, average units or rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Date”). The Occupancy may have been obtained from the borrower, as derived from the Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property.

“RevPAR” means, with respect to any hotel property, revenues per available room.

“Soft Lockbox” means the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

“Soft Springing Lockbox” means the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account; provided, however, that upon the occurrence of certain triggering events provided in the related Mortgage Loan documents, the related borrower is required to implement a Hard Lockbox. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

“Springing Cash Management” means, for funds directed into a Hard Lockbox or Soft Lockbox, such funds are generally paid directly to the related borrower who pays debt service and funds all required escrow and reserve accounts (including debt service) from amounts received; provided, however, in some cases, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the cash management account converts to In-Place Cash Management. Notwithstanding the foregoing, in the event that such triggering events are cured as provided in the Mortgage Loan documents, in some cases, the cash management account will revert to Springing Cash Management.

“Springing Lockbox” means no lockbox account is currently in place and that the related borrower (or its property manager) is responsible for paying debt service and funding all escrow and reserve accounts (including debt service); provided, however, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the related borrower is required to implement either a Hard Lockbox or Soft Lockbox.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any other single purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related Mortgage Loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income”.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “UW NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to Annual Debt Service on such Mortgage Loan. In the case of one (1) Mortgage Loan identified as “Moffett Place Building 4” on Annex A-1, representing approximately 6.3% of the Initial Pool Balance, the UW NCF DSCR is calculated based on the sum of the first 12 principal and interest payments following the interest-only period based on the assumed principal payment schedule set forth on Annex G. For each Mortgage Loan that is part of a Whole Loan, the calculation of the Mortgage Loan’s UW NCF DSCR reflects an Annual Debt Service that includes any related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans.

The “Underwritten Net Cash Flow” or “UW NCF” for any Mortgaged Property means the Underwritten NOI for such Mortgaged Property decreased by an amount that the related Mortgage Loan seller has determined to be an appropriate allowance for average annual tenant improvements and leasing commissions and/or replacement reserves for capital items based upon its underwriting guidelines.

The “Underwritten Net Operating Income Debt Service Coverage Ratio” or “UW NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the Annual Debt Service on such Mortgage Loan. In the case of one (1) Mortgage Loan identified as “Moffett Place Building 4” on Annex A-1, representing approximately 6.3% of the Initial Pool Balance, the UW NOI DSCR is calculated based on the sum of the first 12 principal and interest payments following the interest-only period based on the assumed principal payment schedule set forth on Annex G. For each Mortgage Loan that is part of a Whole Loan, the calculation of the Mortgage Loan’s UW NOI DSCR reflects an Annual Debt Service that includes any related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans.

“Underwritten NCF Debt Yield” or “UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for such Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole

Loan, unless otherwise indicated, Underwritten NCF Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loans.

“Underwritten NOI” or “UW NOI” for any Mortgaged Property means the net operating income for such Mortgaged Property as determined by the related mortgage loan seller in accordance with its underwriting guidelines for similar properties. Operating revenues from a Mortgaged Property (“Effective Gross Income”) are generally calculated as follows: rental revenue is calculated using actual rental rates or, in some cases, estimates in the appraisal, which are usually derived from historical results, but which may include anticipated revenues from newly executed contracts, in some cases adjusted downward to market rates or upward to account for contractual rent increases that are specified in a tenant’s lease or contract (as deemed appropriate by the applicable mortgage loan seller in light of the circumstances), with vacancy rates equal to the related Mortgaged Property’s historical rate, the market rate or an assumed vacancy rate (or that are effective in a lease renewal option period that a tenant has orally indicated its intent to exercise as deemed appropriate by the applicable mortgage loan seller in light of the circumstances); other revenue, such as parking fees, laundry fees and other income items are included only if supported by a trend and/or are likely to be recurring. In some cases, the related mortgage loan seller included in the operating revenues rents otherwise payable by a tenant in occupancy of its space but for the existence of an initial or periodic “free rent” period, reduced rent period or a permitted rent abatement, or rents payable by a tenant that is not in occupancy but has executed a lease, for which (in any of the foregoing cases) the related mortgage loan seller may have reserved funds as deemed appropriate by the applicable mortgage loan seller in light of the circumstances. Operating expenses generally reflect the related Mortgaged Property’s historical expenses, adjusted in some cases to account for inflation, significant occupancy increases and a market rate management fee. However, some operating expenses are based on the budget of the borrower or the appraiser’s estimate.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. Some assumptions and subjective judgments are related to future events, conditions and circumstances, including future expense levels and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator or the trustee has control. In some cases, the Underwritten NOI for any Mortgaged Property is higher, and may be materially higher, than the actual annual net operating income for that Mortgaged Property, based on historical operating statements. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”. The Mortgage Loan amount used in this prospectus for purposes of calculating the LTV Ratios, debt service coverage ratios and debt yields for each Whole Loan is the aggregate principal balance of the related Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loan(s). Further, in the case of certain Mortgaged Properties identified on Annex A-1, certain tenants among the 5 largest tenants (based on net rentable area leased) at the respective related Mortgaged Properties or tenants, which in the aggregate constitute a significant portion of the Mortgaged Property, have executed leases (or subleases) but are not currently fully occupying the related space and/or not paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for). In certain cases, the UW NOI includes rent from those or other tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive such periodic rent abatements. In certain cases the related lender has reserved funds for rent abatements and/or tenant buildouts at the related space. In the case of seven (7) Mortgage Loans identified as “Moffett Place Building 4”, “Station Place III”, “First Stamford Place”, “Gateway Net Lease Portfolio”, “General Motors Building”, “245 Park Avenue” and “Torre Plaza” on Annex A-1, representing approximately 30.4% of the Initial Pool Balance, Underwritten NOI and UW NCF were based on the average rent of the sole or largest or other material tenants at the related Mortgaged Property during the term of the related lease, which may be longer than the term of the related

Mortgage Loan (or, in some cases, the term of the related Mortgage Loan). In the case of other Mortgage Loans, including among the 15 largest Mortgage Loans the Mortgage Loans identified as “Moffett Place Building 4”, “Station Place III”, “First Stamford Place”, Gateway Net Lease Portfolio”, “General Motors Building” and “245 Park Avenue” on Annex A-1, representing approximately 28.6% of the Initial Pool Balance, Underwritten NOI and UW NCF includes average rent for certain investment grade tenants. See Annex A-1 and the related footnotes for further information.

The amounts representing net operating income, Underwritten NOI and UW NCF are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the Mortgaged Property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. We make no representation as to the future cash flow of the Mortgaged Properties, nor are the net operating income, Underwritten NOI and UW NCF set forth in this prospectus intended to represent such future cash flow.

The UW NCFs and UW NOIs used as a basis for calculating the UW NCF DSCRs presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, were derived principally from operating statements obtained from the respective borrowers (the “Operating Statements”) and appraiser’s estimates. With respect to Mortgage Loans secured by newly constructed or recently acquired Mortgaged Properties, the UW NCFs used as a basis for calculating UW NCF DSCRs are derived principally from rent rolls, tenant leases and the borrowers’ or appraisers’ projected expense levels. In certain cases when the information is available, UW NCFs for newly constructed or recently acquired Mortgaged Properties are based on historical data provided by the borrower. The Operating Statements and rent rolls were not audited and in most cases were not prepared in accordance with generally accepted accounting principles. To increase the level of consistency between the Operating Statements and rent rolls, in some instances, adjustments were made to such Operating Statements. As regards expenses, these adjustments were principally for real estate tax and insurance expenses (e.g., adjusting for the payment of two years of expenses in one year), and to eliminate obvious items not related to the operation of the Mortgaged Property. However, such adjustments were subjective in nature and may not have been made in a uniform manner.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income”.

The “UW NOI Debt Yield” or “UW NOI DY” for any Mortgage Loan is calculated by dividing (x) the UW NOI for such Mortgage Loan by (y) the Cut-off Date Balance for such Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, UW NOI Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loans.

The “UW NOI Debt Yield” with respect to any class of certificates (other than the Class VRR certificates) is calculated by dividing (x) the aggregate UW NOI Debt Yield for the pool of Mortgage Loans by (y) a fraction, the numerator of which is the sum of the total initial Certificate Balance of all of the classes of Principal Balance Certificates and the denominator of which is the sum of (i) aggregate Certificate Balance of such class of certificates and all classes of certificates senior to such class of certificates (or, in the case of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the aggregate Certificate Balances of such certificates) (the “Cumulative Certificate Balance”) and (ii) the Risk Retention Allocation Factor of the Cumulative Certificate Balance of such class of certificates. Although the UW NOI for the pool of Mortgage Loans is based on an aggregate of the Mortgage Loans, excess cash flow available from any particular Mortgage Loan will not be available to support any other Mortgage Loan.

“Units”, “Rooms” or “Beds” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as student housing or senior housing, the number of units, or (d) in the case of certain Mortgaged Properties operated as student housing, the number of beds.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,105,333,296
Number of Mortgage Loans	41
Number of Mortgaged Properties	201
Range of Cut-off Date Balances	$2,900,000 to $70,000,000
Average Cut-off Date Balance	$26,959,349
Range of Mortgage Rates	3.43000% to 5.35200%
Weighted Average Mortgage Rate	4.20154%
Range of original terms to maturity(2)(3)	60 months to 120 months
Weighted average original term to maturity(2)(3)	115 months
Range of remaining terms to maturity(2)(3)	58 months to 120 months
Weighted average remaining term to maturity(2)(3)	113 months
Range of original amortization term(4)(5)	300 months to 360 months
Weighted average original amortization term(4)(5)	350 months
Range of remaining amortization terms(4)(5)	299 months to 360 months
Weighted average remaining amortization term(4)(5)	349 months
Range of LTV Ratios as of the Cut-off Date(6)(7)	29.0% to 78.3%
Weighted average LTV Ratio as of the Cut-off Date(6)(7)	57.3%
Range of LTV Ratios as of the maturity date(3)(6)(7)	29.0% to 73.6%
Weighted average LTV Ratio as of the maturity date(3)(6)(7)	52.5%
Range of UW NCF DSCR(7)(8)	1.10x to 4.47x
Weighted average UW NCF DSCR(7)(8)	2.24x
Range of UW NOI Debt Yield(7)	7.1% to 17.5%
Weighted average UW NOI Debt Yield(7)	11.6%
Percentage of Initial Pool Balance consisting of:
Interest Only	49.6%
Interest Only-Balloon	23.0%
Balloon	18.1%
ARD-Balloon	6.2%
ARD-IO-Balloon	3.2%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to one (1) Mortgage Loan identified as “Station Place III” on Annex A-1, representing approximately 5.8% of the Initial Pool Balance, the first payment date for the loan is December 1, 2017. On the Closing Date, JPMCB will deposit sufficient funds to pay the interest associated with the interest due for the November 2017 payment for the related loan. Information presented in this prospectus reflects the contractual loan terms.

(3)	With respect to three (3) Mortgage Loans with Anticipated Repayment Dates, identified as “U-Haul SAC Portfolios 14, 15, 17”, “Walgreens Witkoff Portfolio” and “PPHC Manufacturing Facility” on Annex A-1, representing approximately 9.4% of the Initial Pool Balance, calculated as of the Anticipated Repayment Date.

(4)	With respect to one (1) Mortgage Loan identified as “Moffett Place Building 4” on Annex A-1, representing approximately 6.3% of the Initial Pool Balance, after the related interest-only period, the related Whole Loan will amortize based on the assumed principal payment schedule set forth on Annex G.

(5)	Excludes sixteen (16) Mortgage Loans identified as “Station Place III”, Treeview Industrial Portfolio”, “First Stamford Place”, “521-523 East 72nd Street”, “Gateway Net Lease Portfolio”, Starwood Capital Group Hotel Portfolio”, “General Motors Building”, “150 Blackstone River Road”, “245 Park Avenue”, “18301 Von Karman”, “Fullerton Plaza”, “Torre Plaza”, “18401 Von Karman”, “Mural Lofts”, “Haggen Food & Pharmacy” and “Bay Bridge Industrial Center” on Annex A-1, representing approximately 49.6% of the Initial Pool Balance, that are interest only for the entire term or until the Anticipated Repayment Date.

(6)	With respect to fifteen (15) Mortgaged Properties identified as “Moffett Place Building 4”, AHIP Northeast Portfolio I”, “Gateway Net Lease Portfolio—Baxalta (Barry Pointe)”, “Gateway Net Lease Portfolio—Baxalta (Casselberry)”, “Villas at San Gabriel”, “Lightstone Portfolio—aloft Rogers Bentonville”, “Lightstone Portfolio––Residence Inn Baton Rouge Siegen Lane”, “Lightstone Portfolio—Courtyard Baton Rouge Siegen Lane”, “Lightstone Portfolio––TownePlace Suites New Orleans Metairie”, “Lightstone Portfolio––Fairfield Inn & Suites Jonesboro” and “Lightstone Portfolio––TownePlace Suites Fayetteville North Springdale” on Annex A-1, securing or partially securing five (5) Mortgage Loans representing approximately 17.6% of the Initial Pool Balance, the loan-to-value ratio was calculated based upon a valuation other than an “as-is” value of the related Mortgaged Property. The remaining Mortgage Loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. With respect to sixty-five (65) Mortgaged Properties identified as “Starwood Capital Group Hotel Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.2% of the Initial Pool Balance, the LTV Ratio as of the Cut-off Date of 60.4% was calculated based on a portfolio appraised value that reflects a premium attributed to the aggregate value of the entire portfolio of related Mortgaged Properties as a whole as opposed to the sum of the appraised values of the individual Mortgaged Properties. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(7)	With respect to fifteen (15) Mortgage Loans identified as “Moffett Place Building 4”, “U-Haul SAC Portfolios 14, 15, 17”, “Station Place III”, “Treeview Industrial Portfolio”, “AHIP Northeast Portfolio I”, “First Stamford Place”, “521-523 East 72nd Street”, “Starwood Capital Group Hotel Portfolio”, “IRG Portfolio”, “Walgreens Witkoff Portfolio”, “Capital Centers II & III”, “Lightstone Portfolio”, “Torre Plaza”, “Covance Business Center” and “EIP Logistics Portfolio” on Annex A-1, representing approximately 58.4% of the Initial Pool Balance, each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s). With respect to four (4) Mortgage Loans identified as “Gateway Net Lease Portfolio”, “General Motors Building”, “245 Park Avenue” and “Mural Lofts” on Annex A-1, representing approximately 12.6% of the Initial Pool Balance, the calculation of the debt service coverage ratios, loan-to-value ratios and debt yields includes any pari passu companion loans, as applicable, but excludes the related subordinate companion loan(s). The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date and underwritten net operating income debt yield including the related Subordinate companion loan(s) are: (a) with respect to the Mortgage Loan identified as “Gateway Net Lease Portfolio” on Annex A-1, 2.04x, 66.6% and 9.5%, respectively, (b) with respect to the Mortgage Loan identified as “General Motors Building” on Annex A-1, 2.77x, 47.9% and 9.9%, respectively, (c) with respect to the Mortgage Loan identified as “245 Park Avenue” on Annex A-1, 2.45x, 54.3% and 9.6%, respectively and (d) with respect to the Mortgage Loan identified as “Mural Lofts” on Annex A-1, 1.10x, 77.5% and 6.8%, respectively.

(8)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. In the case of one (1) Mortgage Loan identified as “Moffett Place Building 4” on Annex A-1, representing approximately 6.3% of the Initial Pool Balance, the principal payments used for calculating the UW NCF DSCR were based on the assumed principal payment schedule set forth on Annex G. Certain assumptions and/or adjustments were made to the UW NCF. With respect to twenty (20) Mortgaged Properties identified as “Station Place III”, “Treeview Industrial Portfolio”, “First Stamford Place”, “150 Blackstone River Road”, “245 Park Avenue”, “Torre Plaza” and “Mural Lofts” on Annex A-1, securing seven (7) Mortgage Loans representing approximately 25.2% of the Initial Pool Balance, certain assumptions and/or adjustments were made to the UW NCF reflected in the table above. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool”—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other Mortgage Loans in the mortgage pool.

The issuing entity will include nine (9) Mortgage Loans representing approximately 30.8% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan, subject to the nonrecourse carve-out provisions in the Mortgage Loan documents.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and LTV Ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property	Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office
Suburban	16	$185,500,769	16.8%
CBD	4	175,800,000	15.9
Medical	7	3,293,499	0.3
Hotel
Extended Stay	29	75,374,061	6.8
Limited Service	45	62,926,862	5.7
Full Service	4	36,259,804	3.3
Select Service	4	33,989,355	3.1
Industrial
Warehouse/Distribution	31	130,101,780	11.8
Flex	10	49,264,999	4.5
Warehouse	10	22,271,893	2.0
Mixed Use
Office/Retail	3	59,090,364	5.3
Office/Multifamily	1	50,000,000	4.5
Office/Industrial	1	15,185,000	1.4
Retail
Freestanding	7	41,094,309	3.7
Anchored	1	21,000,000	1.9
Single Tenant	1	4,734,959	0.4
Unanchored	1	4,370,731	0.4
Self Storage
Self Storage	22	68,859,925	6.2
Multifamily
Student	1	43,000,000	3.9
Mid-Rise	1	12,500,000	1.1
Garden	2	10,714,985	1.0
Total	201	$1,105,333,296	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties.

With respect to the office properties set forth in the above chart and retail and mixed use properties that include office tenants:

●	With respect to seven (7) Mortgaged Properties identified as “Moffett Place Building 4”, “Station Place III”, “245 Park Avenue”, “18301 Von Karman”, “18401 Von Karman”, “Preston Trail Atrium” and “1250 Mockingbird” on Annex A-1, securing seven (7) Mortgage Loans representing approximately 19.9% of the Initial Pool Balance, the related borrower and/or borrower sponsor (or affiliates thereof) currently owns another office property within a 5-mile radius which may compete with the related Mortgaged Property.

●	With respect to one (1) Mortgaged Property identified as “Station Place III” on Annex A 1, securing one (1) Mortgage Loan representing approximately 5.8% of the Initial Pool Balance, the 178 parking spaces being used by the tenants at the Mortgaged Property are located in a parking garage that is part of the adjacent Station Place II property and is not part of the Mortgaged Property, and are leased by the borrower pursuant to a parking lease. The lender received a subordination, non-disturbance and attornment (the “SNDA”) pursuant to which the lender of the Station Place II property has agreed it may not disturb the borrower’s interest as lessee under the parking garage lease. Additionally, pursuant to the SNDA, the parking garage lease cannot be terminated until the Station Place III Whole Loan is fully repaid and, if the parking garage lease is terminated for any reason, the borrower (and any successors and assigns including a foreclosing lender) is entitled to a new lease.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hotel Properties.

With respect to the hotel properties set forth in the above chart:

●	With respect to forty-five (45) Mortgaged Properties identified as “AHIP Northeast Portfolio I––Hilton Garden Inn––Baltimore White Marsh”, “AHIP Northeast Portfolio I—Courtyard by Marriott – Wall at Monmouth Shores”, “AHIP Northeast Portfolio I––SpringHill Suites – Arundel Mills BWI Airport”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Sunnyvale”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Milpitas”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Campbell”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing San Francisco”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Bellevue”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Sacramento”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Hillsboro”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Renton”, “Starwood Capital Group Hotel Portfolio—Holiday Inn Arlington Northeast Rangers Ballpark”, “Starwood Capital Group Hotel Portfolio—Residence Inn Toledo Maumee”, “Starwood Capital Group Hotel Portfolio—Hampton Inn Suites Waco South”, “Starwood Capital Group Hotel Portfolio—Holiday Inn Louisville Airport Fair Expo”, “Starwood Capital Group Hotel Portfolio—Courtyard Tyler”, “Starwood Capital Group Hotel Portfolio—Hilton Garden Inn St Paul Oakdale”, “Starwood Capital Group Hotel Portfolio—Residence Inn Grand Rapids West”, “Starwood Capital Group Hotel Portfolio—Hampton Inn Suites Bloomington Normal”, “Starwood Capital Group Hotel Portfolio—Courtyard Chico”, “Starwood Capital Group Hotel Portfolio—Hampton Inn Suites South Bend”, “Starwood Capital Group Hotel Portfolio—Courtyard Wichita Falls”, “Starwood Capital Group Hotel Portfolio—Residence Inn Chico”, “Starwood Capital Group Hotel Portfolio—Fairfield Inn Bloomington”, “Starwood Capital Group Hotel Portfolio—Holiday Inn Express Fishers”, “Starwood Capital Group Hotel Portfolio—Toledo Homewood Suites”, “Starwood Capital Group Hotel Portfolio—Grand Rapids Homewood Suites”, “Starwood Capital Group Hotel Portfolio—Cheyenne Fairfield Inn and Suites”, “Starwood Capital Group Hotel Portfolio—Courtyard Akron Stow”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Roseville”, “Starwood Capital Group Hotel Portfolio—Towneplace Suites Bloomington”, “Starwood Capital Group Hotel Portfolio—Holiday Inn Norwich”, “Starwood Capital Group Hotel Portfolio—Hampton Inn Suites Longview North”, Starwood Capital Group Hotel Portfolio—Hampton Inn Suites Buda”, “Starwood Capital Group Hotel Portfolio—Racine Fairfield Inn”, “Starwood Capital Group Hotel Portfolio—Hampton Inn Selinsgrove Shamokin Dam”, “Starwood Capital Group Hotel Portfolio—Holiday Inn Express & Suites Terrell” , “Starwood Capital Group Hotel Portfolio—Westchase Homewood Suites”, “Starwood Capital Group Hotel Portfolio—Holiday Inn Express & Suites Huntsville”, “Starwood Capital Group Hotel Portfolio—Hampton Inn Sweetwater”, “Starwood Capital Group Hotel Portfolio—Comfort Suites Buda Austin South”, “Starwood Capital Group Hotel Portfolio—Hampton Inn Suites Decatur”, “Sheraton DFW”, “Lightstone Portfolio—Residence Inn Baton Rouge Siegen Lane” and “Lightstone Portfolio Courtyard Baton Rouge Siegen Lane” on Annex A-1, securing or partially securing four (4) Mortgage Loans and representing approximately 10.0% of the Initial Pool Balance by allocated loan amount, the related borrower or borrower sponsor has an ownership interest in one or more hotel properties that are located or are expected to be located within 5 miles of the related Mortgaged Property that directly compete or are expected to directly compete with such Mortgaged Property.

●	With respect to one (1) Mortgaged Property identified as “Sheraton DFW” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.1% of the Initial Pool Balance,

approximately 36.2% of the hotel’s Underwritten Revenue consists of food and beverage revenues.

●	With respect to ten (10) Mortgaged Properties identified as “AHIP Northeast Portfolio I––Hilton Garden Inn––Baltimore White Marsh”, “AHIP Northeast Portfolio I––Homewood Suites Allentown West Fogelsville”, “AHIP Northeast Portfolio I––SpringHill Suites – Arundel Mills BWI Airport”, “AHIP Northeast Portfolio I––Homewood Suites – Dover Rockaway”, “Lightstone Portfolio––TownePlace Suites New Orleans Metairie”, “Lightstone Portfolio––TownePlace Suites Fayetteville North Springdale”, “Best Western Plus Truckee”, “Staybridge Suites St. Petersburg”, “Home2 Suites Amarillo” and “Hampton Inn & Suites Rome” on Annex A-1, securing or partially securing six (6) Mortgage Loans and representing approximately 8.9% of the Initial Pool Balance by allocated loan amount, there are hotels that are newly constructed or under construction located within five miles of the Mortgaged Properties that are expected to directly compete with the related Mortgaged Properties.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance by Allocated Loan Amount	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
AHIP Northeast Portfolio I––Hilton Garden Inn - Baltimore White Marsh	$15,745,967	1.4%	6/30/2032	7/6/2027
AHIP Northeast Portfolio I––Homewood Suites - Allentown West Fogelsville	$10,645,161	1.0%	6/30/2032	7/6/2027
AHIP Northeast Portfolio I––Courtyard by Marriott - Wall at Monmouth Shores	$10,423,387	0.9%	5/15/2032	7/6/2027
AHIP Northeast Portfolio I––SpringHill Suites - Arundel Mills BWI Airport(1)	$10,201,613	0.9%	6/22/2026	7/6/2027
AHIP Northeast Portfolio I - Homewood Suites - Dover Rockaway	$7,983,871	0.7%	6/30/2032	7/6/2027
Starwood Capital Group Hotel Portfolio––Hampton Inn Ann Arbor North	$1,071,249	0.1%	3/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio––Holiday Inn Arlington Northeast Rangers Ballpark	$1,018,217	0.1%	8/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio––Residence Inn Toledo Maumee	$1,007,610	0.1%	6/1/2028	6/1/2027
Starwood Capital Group Hotel Portfolio––Residence Inn Williamsburg	$965,185	0.1%	8/1/2019	6/1/2027
Starwood Capital Group Hotel Portfolio––Hampton Inn Suites Waco South	$890,940	0.1%	8/1/2028	6/1/2027
Starwood Capital Group Hotel Portfolio––Holiday Inn Louisville Airport Fair Expo	$875,030	0.1%	8/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio––Courtyard Tyler	$859,120	0.1%	7/1/2030	6/1/2027
Starwood Capital Group Hotel Portfolio––Hilton Garden Inn Edison Raritan Center	$859,120	0.1%	4/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio––Hilton Garden Inn St Paul Oakdale	$848,514	0.1%	6/1/2025	6/1/2027
Starwood Capital Group Hotel Portfolio––Residence Inn Grand Rapids West	$837,907	0.1%	10/1/2029	6/1/2027
Starwood Capital Group Hotel Portfolio––Peoria, AZ Residence Inn	$832,604	0.1%	12/1/2018	6/1/2027
Starwood Capital Group Hotel Portfolio––Hampton Inn Suites Bloomington Normal	$827,301	0.1%	11/1/2026	6/1/2027
Starwood Capital Group Hotel Portfolio––Courtyard Chico	$811,391	0.1%	6/1/2031	6/1/2027
Starwood Capital Group Hotel Portfolio––Hampton Inn Suites Kokomo	$784,875	0.1%	3/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio––Hampton Inn Suites South Bend	$784,875	0.1%	3/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio––Courtyard Wichita Falls	$747,753	0.1%	12/1/2029	6/1/2027
Starwood Capital Group Hotel Portfolio––Hampton Inn Morehead	$726,540	0.1%	1/1/2030	6/1/2027
Starwood Capital Group Hotel Portfolio––Residence Inn Chico	$705,327	0.1%	2/1/2025	6/1/2027
Starwood Capital Group Hotel Portfolio––Courtyard Lufkin	$673,508	0.1%	10/1/2029	6/1/2027

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance by Allocated Loan Amount	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
Starwood Capital Group Hotel Portfolio––Hampton Inn Carlisle	$668,205	0.1%	2/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio––Springhill Suites Williamsburg	$668,205	0.1%	11/1/2019	6/1/2027
Starwood Capital Group Hotel Portfolio––Fairfield Inn Bloomington	$662,901	0.1%	3/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio––Waco Residence Inn	$646,992	0.1%	10/1/2027	6/1/2027
Starwood Capital Group Hotel Portfolio––Holiday Inn Express Fishers	$604,566	0.1%	5/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio––Springhill Suites Chicago Naperville Warrenville	$556,837	0.1%	5/1/2033	6/1/2027
Starwood Capital Group Hotel Portfolio––Holiday Inn Express & Suites Paris	$551,534	0.05%	8/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio––Toledo Homewood Suites	$551,534	0.05%	1/1/2030	6/1/2027
Starwood Capital Group Hotel Portfolio––Grand Rapids Homewood Suites	$535,624	0.05%	1/1/2030	6/1/2027
Starwood Capital Group Hotel Portfolio––Cheyenne Fairfield Inn and Suites	$498,502	0.05%	8/1/2029	6/1/2027
Starwood Capital Group Hotel Portfolio––Fairfield Inn Laurel	$498,502	0.05%	4/1/2019	6/1/2027
Starwood Capital Group Hotel Portfolio––Courtyard Akron Stow	$487,895	0.04%	10/1/2025	6/1/2027
Starwood Capital Group Hotel Portfolio––Towneplace Suites Bloomington	$461,379	0.04%	3/1/2025	6/1/2027
Starwood Capital Group Hotel Portfolio––Hampton Inn Danville	$456,076	0.04%	2/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio––Holiday Inn Norwich	$450,773	0.04%	2/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio – Hampton Inn Suites Longview North	$445,470	0.04%	2/1/2029	6/1/2027
Starwood Capital Group Hotel Portfolio––Springhill Suites Peoria Westlake	$445,470	0.04%	5/1/2033	6/1/2027
Starwood Capital Group Hotel Portfolio––Hampton Inn Suites Buda	$440,167	0.04%	1/1/2029	6/1/2027
Starwood Capital Group Hotel Portfolio––Shawnee Hampton Inn	$440,167	0.04%	1/1/2030	6/1/2027
Starwood Capital Group Hotel Portfolio––Racine Fairfield Inn	$429,560	0.04%	11/1/2021	6/1/2027
Starwood Capital Group Hotel Portfolio––Hampton Inn Selinsgrove Shamokin Dam	$418,954	0.04%	2/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio––Holiday Inn Express & Suites Terrell	$397,741	0.04%	8/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio––Westchase Homewood Suites	$384,971	0.03%	1/1/2030	6/1/2027
Starwood Capital Group Hotel Portfolio––Holiday Inn Express & Suites Tyler South	$381,831	0.03%	8/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio––Holiday Inn Express & Suites Huntsville	$365,922	0.03%	8/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio––Hampton Inn Sweetwater	$334,102	0.03%	1/1/2030	6/1/2027
Starwood Capital Group Hotel Portfolio––Comfort Suites Buda Austin South	$281,070	0.03%	8/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio––Fairfield Inn & Suites Weatherford	$265,161	0.02%	3/1/2029	6/1/2027
Starwood Capital Group Hotel Portfolio––Holiday Inn Express & Suites Altus	$214,867	0.02%	8/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio––Comfort Inn & Suites Paris	$190,916	0.02%	8/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio––Hampton Inn Suites Decatur	$182,693	0.02%	11/1/2028	6/1/2027
Starwood Capital Group Hotel Portfolio––Holiday Inn Express & Suites Texarkana East	$169,181	0.02%	8/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio––Mankato Fairfield Inn	$151,608	0.01%	12/1/2030	6/1/2027
Starwood Capital Group Hotel Portfolio––Candlewood Suites Texarkana	$117,216	0.01%	8/1/2022	6/1/2027
Starwood Capital Group Hotel Portfolio––Country Inn & Suites Houston Intercontinental Airport East	$111,319	0.01%	8/1/2027	6/1/2027
Sheraton DFW	$33,915,785	3.1%	7/12/2037	6/6/2027
Lightstone Portfolio––Hampton Inn & Suites Ft. Myers Beach	$4,028,462	0.4%	7/31/2032	8/6/2027
Lightstone Portfolio––aloft Rogers Bentonville	$4,028,462	0.4%	7/14/2032	8/6/2027

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance by Allocated Loan Amount	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
Lightstone Portfolio––Residence Inn Baton Rouge Siegen Lane	$3,910,000	0.4%	7/14/2032	8/6/2027
Lightstone Portfolio––Courtyard Baton Rouge Siegen Lane	$3,791,538	0.3%	7/14/2032	8/6/2027
Lightstone Portfolio––TownePlace Suites New Orleans Metairie	$3,436,154	0.3%	7/14/2027	8/6/2027
Lightstone Portfolio––Fairfield Inn & Suites Jonesboro	$3,080,385	0.3%	7/14/2032	8/6/2027
Lightstone Portfolio––TownePlace Suites Fayetteville North Springdale	$2,725,000	0.2%	7/14/2032	8/6/2027
Best Western Plus Truckee(2)	$14,924,307	1.4%	2018(2)	6/6/2027
Staybridge Suites St. Petersburg	$13,325,000	1.2%	6/29/2037	7/1/2024
Home2 Suites Amarillo	$10,080,000	0.9%	1/31/2032	10/1/2027
Hampton Inn & Suites Rome	$9,487,490	0.9%	11/30/2035	9/1/2027

(1)	The related franchise agreement has a ten-year renewal option that is exercisable at the sole discretion of the borrower, which, if exercised, would extend the term of the franchise agreement to June 22, 2036.

(2)	The related borrower has the rights to use the “Best Western Plus” trade name and related rights pursuant to a “Membership Agreement”, that expires on the last day of Best Western’s fiscal year in 2018, and is renewable annually, provided the borrower pays its annual dues.

●	With respect to eleven (11) Mortgaged Properties identified as “Starwood Capital Group Hotel Portfolio––Larkspur Landing Sunnyvale”, “Starwood Capital Group Hotel Portfolio––Larkspur Landing Milpitas”, Starwood Capital Group Hotel Portfolio––Larkspur Landing Campbell”, “Starwood Capital Group Hotel Portfolio––Larkspur Landing San Francisco”, “Starwood Capital Group Hotel Portfolio––Larkspur Landing Pleasanton”, “Starwood Capital Group Hotel Portfolio––Larkspur Landing Bellevue”, “Starwood Capital Hotel Portfolio––Larkspur Landing Sacramento”, “Starwood Capital Group Hotel Portfolio––Larkspur Landing Hillsboro”, “Starwood Capital Group Hotel Portfolio––Larkspur Landing Renton”, “Starwood Capital Group Hotel Portfolio––Larkspur Landing Folsom” and “Starwood Capital Group Hotel Portfolio––Larkspur Landing Roseville” partially securing one (1) Mortgage Loan and representing approximately 1.5% of the Initial Pool Balance by allocated loan amount, are Larkspur Landing branded hotels. The Larkspur Landing franchise is affiliated with the borrower sponsor, and there are no franchise agreements in place with respect to such Mortgaged Properties. There is a license agreement between the borrowers and an affiliate of the sponsor to use the intellectual property associated with the Larkspur Landing brand. The Larkspur Landing licensing agreement for each individual property may be terminated upon 60 days’ notice of termination by either the licensor or the licensee. The lender has received a comfort letter which provides that, upon the foreclosure, deed-in-lieu of foreclosure or appointment of a receiver for the Mortgaged Property, the lender has the right to continue using the license for a period of 12 months following any such realization or terminate the license without any fee. The comfort letter also grants the lender the right, but not the obligation, to cure defaults by the borrowers under the license agreement.

●	With respect to one (1) Mortgaged Property identified as “Sheraton DFW” on Annex A 1, securing one (1) Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, the borrower acquired the Mortgaged Property at origination, and the liquor license is currently held by an affiliate of the previous owner of the Mortgaged Property (the “Licensee”) pursuant to a liquor license agreement among the borrower, the Licensee and the borrower-affiliated management company, under which the Licensee conveyed all management responsibilities with respect to the sale of liquor at the Mortgaged Property to the borrower affiliated management company. The Mortgage Loan documents require the borrower to obtain a liquor license no later than six months, or, if the liquor license agreement is extended, the earlier of the extended termination date and 12 months, following the date of origination. The Mortgage Loan is recourse to the guarantor for any losses resulting from the failure of the borrower to obtain a valid liquor license for the Mortgaged Property.

●	With respect to two (2) Mortgaged Properties identified as “Lightstone Portfolio––aloft Rogers Bentonville” and “Lightstone Portfolio––Fairfield Inn & Suites Jonesboro” on Annex A-1, partially securing in part one (1) Mortgage Loan and representing approximately 0.6% of the Initial Pool Balance by allocated loan amount, such Mortgaged Properties are located in “dry” counties that are currently considering repealing their “dry” legislation. In order to comply with the “dry” legislation, each such Mortgaged Property has a liquor license that is held by an individual employee of the borrower-affiliated property manager. The borrower leases the related bar area to an affiliate, which operates the related bar area as a club that is permitted to serve alcoholic beverages to members who have paid a nominal fee to join.

●	With respect to one (1) Mortgaged Property identified as “Best Western Plus Truckee” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.4% of the Initial Pool Balance, on the Mortgage Loan origination date, the borrower deposited $155,000 and on each payment date occurring in June through September and in December through March, the borrower is required to deposit $37,500 per month (subject to adjustment from time to time by the lender), subject to a cap of $155,000, into the seasonal working capital reserve account. Amounts on deposit in the seasonal working capital reserve account may be used for the payment of debt service, reserve funds and operating expenses on payment dates in April through May and October through November if insufficient funds exist from operations to cover such items.

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks” and “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties.

With respect to the mixed use properties set forth in the above chart:

●	Each of the mixed use Mortgaged Properties has one or more office, retail and/or multifamily components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Multi-family Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties.

With respect to the retail properties or mixed use properties with retail components set forth in the above chart:

●	With respect to one (1) of the Mortgaged Properties identified as “Fullerton Plaza” on Annex A-1, securing one (1) Mortgage Loan and representing approximately 1.9% of the Initial Pool Balance, such Mortgaged Property is considered by the applicable borrower sponsor to have an “anchor tenant” or “shadow anchor tenant” which tenants occupy space at the related property, but may or may not occupy space that is collateral for the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties.

With respect to the industrial properties set forth in the above chart:

●	With respect to four (4) Mortgaged Properties identified as “Gateway Net Lease Portfolio—Quad Packaging (Proteus) – Franklin Business Park”, “Gateway Net Lease Portfolio––Quad Packaging (Transpak) – Franklin Business Park”, “Bay Bridge Industrial Center” and “Brittmoore Industrial Park” on Annex A-1, securing or partially securing three (3) Mortgage Loans and representing approximately 1.3% of the Initial Pool Balance by allocated loan amount, the related borrower and borrower sponsor currently own properties within a 5-mile radius which compete with the Mortgaged Property.

●	With respect to one (1) Mortgaged Property identified as “EIP Logistics Portfolio––Mercury Paper, Inc.” on Annex A-1, partially securing one (1) Mortgage Loan and representing approximately 0.6% of the Initial Pool Balance by allocated loan amount, the sole tenant at the Mortgaged Property, Mercury Paper, Inc., installed significant manufacturing equipment at the Mortgaged Property and the related lease is currently silent with respect to the tenant’s obligation to remove such equipment at lease expiration. The related borrower covenanted in the Mortgage Loan agreement to remove (at the lender’s option) such equipment and restore the premises to the condition it was prior to such installation. In addition, the related guarantor has guaranteed such borrower’s obligation.

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks” for additional information.

Multifamily Properties.

With respect to the multifamily properties set forth in the above chart and mixed use properties that include multifamily components:

●	With respect to three (3) Mortgaged Properties identified as “Villas at San Gabriel”, “Mural Lofts” and “The Grove at 43rd Apartments” on Annex A-1, securing three (3) Mortgage Loans representing approximately 5.6% of the Initial Pool Balance, the related borrower sponsor currently owns properties within a 5-mile radius which directly compete with the related Mortgaged Property.

●	With respect to one (1) Mortgaged Property identified as “521-523 East 72nd Street” on Annex A-1, securing approximately 4.5% of the Initial Pool Balance, the Mortgaged Property is a mixed-use property that includes 10 multifamily residential units. Five of the 10 units, representing approximately 5.3% of the net rentable area, are rent controlled units.

●	With respect to one (1) Mortgaged Property identified as “Villas at San Gabriel” on Annex A-1, securing approximately 3.9% of the Initial Pool Balance by allocated loan amount, is predominantly leased to students at the University of Texas at Austin. All units are required to be leased on 12-month terms and require the students to co-sign with a guardian or a guarantor.

●	With respect to one (1) Mortgaged Property identified as “11th & Kissling” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.4% of the Initial Pool Balance, the Mortgaged Property is subject to rent control ordinances of the City of San Francisco, California, that limit annual rent increases on current tenants at the Mortgaged Property to the lesser of (i) 60% of the annual increase in CPI and (ii) 7% of current rent. The ability of the borrower to repay the Mortgage Loan depends on the ability of the units to generate sufficient rental income, which may be limited by the rent control or stabilization ordinances.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Self Storage Properties.

With respect to the self storage properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks; Art Storage Facility”.

Specialty Use Concentrations.

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	7	12.5
Bank Branch	3	3.7
Restaurant	3	1.7
School/Educational Facility	2	1.9
Other (Off-track betting)	1	0.6

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Cut-off Date Balance Per SF/Room(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)(2)	Property Type
Moffett Place Building 4	$70,000,000	6.3%	404	2.29x	41.0%	Office
U-Haul SAC Portfolios 14, 15, 17	$68,859,925	6.2%	112	1.63x	60.5%	Self Storage
Station Place III	$64,000,000	5.8%	367	3.00x	47.6%	Office
Treeview Industrial Portfolio	$60,000,000	5.4%	39	1.83x	64.5%	Industrial
AHIP Northeast Portfolio I	$55,000,000	5.0%	113,725	2.06x	56.1%	Hotel
First Stamford Place	$54,800,000	5.0%	202	2.71x	57.5%	Office
521-523 East 72nd Street	$50,000,000	4.5%	856	1.93x	59.0%	Mixed Use
Gateway Net Lease Portfolio	$50,000,000	4.5%	67	3.54x	45.0%	Various
Starwood Capital Group Hotel Portfolio	$46,817,500	4.2%	90,680	2.72x	60.4%	Hotel
General Motors Building	$45,200,000	4.1%	739	4.33x	30.6%	Mixed Use
Top 3 Total/Weighted Average	$202,859,925	18.4%		2.29x	49.7%
Top 5 Total/Weighted Average	$317,859,925	28.8%		2.16x	53.6%
Top 10 Total/Weighted Average	$564,677,425	51.1%		2.54x	52.4%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, each of which has one or more related Pari Passu Companion Loan(s) that is not part of the trust, the Cut-off Date Balance Per Unit, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the trust and any related Pari Passu Companion Loan in the aggregate, but excludes any related Subordinate Companion Loan(s). The UW NCF DSCR and the Cut-off Date LTV Ratio including the related subordinate companion loan(s) are (a) with respect to the Mortgage Loan identified as “Gateway Net Lease Portfolio” on Annex A-1, 2.04x and 66.6%, respectively and (b) with respect to the Mortgage Loan identified as “General Motors Building” on Annex A-1, 2.77x and 47.9%, respectively. See “—Assessments of Property Value and Condition” for additional information. In the case of one (1) mortgage loan identified as “Moffett Place Building 4” on Annex A-1, representing approximately 6.3% of the Initial Pool Balance, the payments used for calculating the UW NCF DSCR were based on the sum of the first 12 principal and interest payments following the interest-only period based on the assumed principal payment schedule set forth on Annex G.

(2)	In the case of the Mortgaged Properties identified as “Moffett Place Building 4”, “AHIP Northeast Portfolio I”, “Gateway Net Lease Portfolio—Baxalta (Barry Pointe)” and “Gateway Net Lease Portfolio—Baxalta (Casselberry)”, the Cut-off Date LTV Ratio was calculated based upon a hypothetical valuation other than an “as-is” value. In addition, with respect to the Mortgage Loan identified as “Starwood Capital Group Hotel Portfolio” on Annex A-1, the Cut-off Date LTV was calculated based on the “as-is” value for the portfolio of Mortgaged Properties as a collective whole, which includes a premium over the aggregate of the “as-is” appraised values of the individual Mortgaged Properties. See “—Assessments of Property Value and Condition” for additional information.

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 4.1% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include ten (10) Mortgage Loans, set forth in the table below entitled “Multi-Property Mortgage Loans”, representing approximately 38.1% of the Initial Pool Balance, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

Multi-Property Mortgage Loans

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
U-Haul SAC Portfolios 14, 15, 17	$68,859,925	6.2%
Treeview Industrial Portfolio	60,000,000	5.4
AHIP Northeast Portfolio I	55,000,000	5.0
Gateway Net Lease Portfolio	50,000,000	4.5
Starwood Capital Group Hotel Portfolio	46,817,500	4.2
IRG Portfolio	44,890,511	4.1
Walgreens Witkoff Portfolio	32,000,000	2.9
Capital Centers II & III	26,928,867	2.4
Lightstone Portfolio	25,000,000	2.3
EIP Logistics Portfolio	12,000,000	1.1
Total	$421,496,803	38.1%

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

One (1) group of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, representing approximately 3.5% of the Initial Pool Balance, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 3.5% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type,

Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance

Group 1:
18301 Von Karman	$25,000,000	2.3%
18401 Von Karman	13,500,000	1.2
Total for Group 1:	$38,500,000	3.5%

Mortgage loans with related borrowers are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	23	$214,828,099	19.4%
Texas	42	$175,668,187	15.9%
New York	9	$151,356,027	13.7%
Massachusetts	6	$68,564,643	6.2%
District of Columbia	1	$64,000,000	5.8%
Connecticut	4	$62,483,933	5.7%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout thirty-two (32) other states, with no more than 4.4% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Thirty (30) Mortgaged Properties identified as “U-Haul SAC Portfolios 14, 15, 17––U-Haul of Inwood”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Center of Rockville”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Ctr Beaumont”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Ctr Downtown”, “Station Place III”, “AHIP Northeast Portfolio I––Courtyard by Marriott – Wall at Monmouth Shores”, “First Stamford Place”, “521-523 East 72nd Street”, “Gateway Net Lease Portfolio—FedEx Ground (Stratford)”, “Gateway Net Lease Portfolio—FedEx (Baltimore)”, “Gateway Net Lease Portfolio—Comcast”, “Gateway Net Lease Portfolio—Synchrony Financial”, “Gateway Net Lease Portfolio—Baxalta (Casselberry)”, “Gateway Net Lease Portfolio—H&E Equipment Services (New Orleans)”, “Gateway Net Lease Portfolio—GE Aviation (Pompano)”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Renton”, “Starwood Capital Group Hotel Portfolio—Hampton Inn Suites Kokomo”, “Starwood Capital Group Hotel Portfolio—Country Inn & Suites Houston Intercontinental Airport East”, “General Motors Building”, “Villas at San Gabriel”, “150 Blackstone River Road”, “245 Park Avenue”, “Walgreens Witkoff Portfolio––Staten Island”,

“Lightstone Portfolio––Hampton Inn & Suites Ft. Myers Beach”, “Lightstone Portfolio––TownePlace Suites New Orleans Metairie”, “Staybridge Suites St. Petersburg”, “Mural Lofts”, “CVS New Orleans”, “The Grove at 43rd Apartments” and “Brittmoore Industrial Park” on Annex A-1, securing or partially securing eighteen (18) Mortgage Loans and representing approximately 37.3% of the Initial Pool Balance by allocated loan amount, are located within 25 miles of the coast of the Gulf of Mexico or the Atlantic Ocean, which areas are generally more susceptible to floods or hurricanes than properties in other parts of the country.

Twenty-nine (29) Mortgaged Properties identified as “Moffett Place Building 4”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Storage Ivar Avenue”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Storage Glendora”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Kings Highway”, “Treeview Industrial Portfolio—Eastgate”, “Treeview Industrial Portfolio—Landmark”, “Treeview Industrial Portfolio—Sabre Street”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Sunnyvale”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Milpitas”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Campbell”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing San Francisco”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Pleasanton”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Bellevue”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Sacramento”, “Starwood Capital Group Hotel Portfolio – Larkspur Landing Hillsboro”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Renton”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Folsom”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Roseville”, “Starwood Capital Group Hotel Portfolio—Residence Inn Chico”, “Starwood Capital Group Hotel Portfolio—Courtyard Chico”, “Capital Center II”, “Capital Center III”, “18301 Von Karman”, “Torre Plaza”, “Best Western Plus Truckee”, “18401 Von Karman”, “Haggen Food & Pharmacy”, “Bay Bridge Industrial Center” and “11th & Kissling” on Annex A-1, securing or partially securing twelve (12) Mortgage Loans and representing approximately 21.3% of the Initial Pool Balance by allocated loan amount, are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties except for the U-Haul SAC Portfolios 14, 15, 17––U-Haul Kings Highway Mortgaged Property, and based on these reports, no Mortgaged Property has a seismic expected loss greater than 18.0%.

Mortgaged Properties With Limited Prior Operating History

Eight (8) Mortgaged Properties identified as “Moffett Place Building 4”, “Villas at San Gabriel”, “150 Blackstone River Road”, “Mural Lofts”, “Home2Suites Amarillo”, “Hampton Inn & Suites Rome”, “CVS New Orleans” and “The Grove at 43rd Apartments” on Annex A-1, securing eight (8) Mortgage Loans representing approximately 17.5% of the Initial Pool Balance, were each constructed or substantially renovated or in a lease-up period within the 12-month period (or, with respect to the Mortgaged Properties identified as “Home2 Suites Amarillo” and “CVS New Orleans”, the 25-month period) preceding the Cut-off Date and have no or limited prior operating history and/or lack historical financial figures and information.

Forty-two (42) Mortgaged Properties identified as “Gateway Net Lease Portfolio” and “PPHC Manufacturing Facility” on Annex A-1, securing two (2) Mortgage Loans representing approximately 4.8% of the Initial Pool Balance by allocated loan amount, are single tenant properties where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

With respect to one (1) Mortgaged Property identified as “Brittmoore Industrial Park” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.4% of the Initial Pool Balance, the Mortgaged Property was acquired by the borrower in 2016 as part of a larger business park and, due to changes in ownership structure and in the reporting systems, 2014 and 2016 financial statements were not provided.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

One (1) Mortgaged Property identified as “The Grove at 43rd Apartments” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.5% of the Initial Pool Balance, has one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

With respect to one (1) Mortgaged Property identified as “Sheraton DFW” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, 20% of equity in the related borrower is sourced by a crowd funding platform called RealtyShares.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

Three (3) of the Mortgage Loans secured or partially secured by the Mortgaged Properties identified as “First Stamford Place”, “Gateway Net Lease Portfolio—Comcast” and “Mural Lofts” on Annex A-1, representing approximately 6.2% of the Initial Pool Balance, are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent other than as described below.

With respect to one (1) Mortgaged Property identified as “Gateway Net Lease Portfolio—Comcast” on Annex A-1, partially securing one (1) Mortgage Loan and representing approximately 0.1% of the Initial Pool Balance by allocated loan amount, the Mortgaged Property consists of one unit in a three unit condominium (representing an approximately 33.33% pro rata share of the common elements). The other two condominium units are not collateral for the Mortgaged Property. Each unit owner is a member of the association, and each of the three units is entitled to one vote in the condominium association. The related condominium board consists of three directors, and the condominium board is not controlled by the borrower. The condominium declaration generally provides that all approvals or actions permitted to be taken by the association may be taken by the board of directors of the association without a vote of the unit owners. However, the following actions require the majority approval of the unit owners: (i) all decisions that would affect the pro rata share allocated to the borrower’s unit; or (ii) any amendment to the declaration that would modify or alter any unit boundaries, remove any limited common elements as being reserved to the exclusive use of the particular unit; alter or remove any easements for common areas, ingress, egress or parking, amend any provisions related to mortgagees, or change voting interests or shares in the common elements or common expenses or the association organizational documents. In the event of a casualty where the total estimated cost to repair the condominium exceeds the combined fair market value of all the units, the condominium may be terminated by the approval of at least two-thirds of the total voting interests.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	195	$1,091,477,204	98.7%
Leasehold	5	8,991,051	0.8
Fee/Leasehold	1	4,865,041	0.4
Total	201	$1,105,333,296	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage Loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

With respect to one (1) Mortgage Loan identified as “Gateway Net Lease Portfolio” on Annex A-1, representing approximately 4.5% of the Initial Pool Balance, four of the individual Mortgaged Properties are subject to ground leases. With respect to the Mortgaged Properties identified as “Gateway Net Lease Portfolio—Hitachi” and “Gateway Net Lease Portfolio—GoDaddy” on Annex A-1, the ground leases do not include no merger clauses, which restrict the merging of the fee and leasehold estates without the consent of the leasehold mortgagee. With respect to the Mortgaged Property identified as “Gateway Net Lease Portfolio—Sikorsky Aircraft R&D Facility” on Annex A-1, the ground lease allows for amendments to the lease without the lender’s consent. For each of these Mortgaged Properties, the lender required the borrower to include a special member in its organizational structure, and the consent of the special member is required for any transfer that would result in a merger of the fee and leasehold estates with respect to the Mortgaged Properties identified as “Gateway Net Lease Portfolio—Hitachi” and “Gateway Net Lease Portfolio—GoDaddy” on Annex A-1, or any amendment, modification, alterations or surrender of the ground lease. The Mortgage Loan documents provide a loss recourse carveout in the event any of the related individual borrowers terminates such special members without the prior written consent of the lender. In addition, the ground lease for the “Gateway Net Lease Portfolio—Hitachi” Mortgaged Property expires on April 13, 2040, which is not more than 20 years beyond the stated maturity date of the Mortgage Loan.

In regards to ground leases, see representation and warranty number 36 in Annex D-1, and representation and warranty number 35 in Annex E-1. See also “Description of Top Fifteen Mortgage Loans” in Annex A-3 for an additional description of the leasehold interests related to five (5) Mortgaged Properties identified as “Gateway Net Lease Portfolio—FedEx (Baltimore)”, “Gateway Net Lease Portfolio—GoDaddy”, “Gateway Net Lease Portfolio—Sikorsky Aircraft R&D Facility”, “Gateway Net Lease Portfolio—Hitachi” and Starwood Capital Group Hotel Portfolio—Hilton Garden Inn Edison Raritan Center” on Annex A-1, partially securing two (2) Mortgage Loans and representing approximately 0.8% of the Initial Pool Balance by allocated loan amount.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than fifteen (15) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment” and “—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to one (1) Mortgaged Property identified as “150 Blackstone River Road” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.2% of the Initial Pool Balance, the ESA identified numerous environmental conditions at the Mortgaged Property, including certain conditions characterized by the ESA as RECs. The ESA notes that a Phase II investigation in 2014 identified contamination in wells located adjacent to and downgradient of a former on-site tank farm, with the identified impacts generally limited to locations where the contamination was observed and immediately downgradient of the area of impact. According to the ESA, Phase II and Phase III reports (which summarized remediation options) were provided to the Massachusetts Department of Environmental Protection in 2014. The Phase III recommended the excavation and offsite disposal of oil-impacted soil, extraction of the contaminants from the groundwater, enhanced bioremediation, and post-remedial monitoring or monitored natural attenuation. The environmental consultant who provided the Phase II and Phase III reports also recommended ongoing gauging and recovery under the existing Immediate Responsive Action (“IRA”), targeted soil excavation at contaminated areas, and the installation of additional monitoring wells to further assess the extent of the contamination and dissolved phase petroleum impacts. The presence of contamination in the wells was characterized by the ESA as a REC.

The ESA also identified the presence of chlorinated volatile organic compounds in groundwater on the southern portion of the Mortgaged Property, near the former truck maintenance garage. According to the ESA, based on the groundwater sampling results, the chlorinated solvent impacts appeared to be migrating onsite from offsite and upgradient sources. The ESA characterized these impacts on the Mortgaged Property as a REC and recommended that the borrower continue to adhere to the existing Activity and Use Limitations (“AUL”) requirements and that remedial efforts under the contingency plan response action continue until closure by the state environmental agency is achieved. The ESA indicated that the response actions are expected to be implemented by the prior owner of the Mortgaged Property. The ESA also recommended that the borrower prepare a modification to the Downgradient Property Status opinion delivered to the Massachusetts Department of Environmental Protection, since the prior opinion was delivered by the prior owner and the ESA indicates that the regulatory status does not run with the Mortgaged Property but with the applicant. The modification would require the signature of the prior owner, and the ESA indicates that if the prior owner is not located, then a new opinion would need to be submitted to the state environmental agency. The ESA provided an estimated cost of $5,000-$7,500 for the modification and an estimated cost of $10,000-$20,000 for a new opinion. The modification was successfully submitted to the state prior to the origination date.

In addition, the ESA notes that a prior Phase I performed in 2015 indicated that a dry well was observed in the vehicle maintenance area of a former tenant space, and identified the presence of an underground holding tank in the vicinity of the former maintenance building to accept wastewater discharges from the floor and trench drains within the building. In each case, the consultant on the prior Phase I investigation characterized the issue as a REC. A 2015 proposal from an engineer (i) proposed a test pit investigation of the dry well, which would include a determination of the dry well construction, visual inspection of subsurface conditions and laboratory analysis of soil samples taken from areas proximate to the dry well, and (ii) advised the borrower to remove the waste water holding tank and conduct a subsequent visual inspection of subsurface conditions and laboratory analyses of representative soil samples collected proximate to the tank in accordance with applicable local and state regulations. In each case, the ESA recommended that the data be analyzed and take any appropriate response actions in accordance with regulatory guidelines. Subsequently, three test pits and one soil sample in the vicinity of the dry well were taken. The results showed that the concentrations of potential contaminants did not exceed Massachusetts Contingency Plan Reportable Concentrations in the soil sample collected from the dry well test pit.

In connection with the foregoing environmental issues, the Mortgage Loan documents provide for a recourse carveout for losses against the borrower and guarantors arising from any breach, violation or non-compliance with the AUL or those certain Orders of Condition issued by the Massachusetts Department of Environmental Protection whether by the borrower, any affiliate of the borrower or the guarantor, any predecessor-in-interest of the borrower to the Mortgaged Property (but only to the extent liability in connection with such breach, violation or non-compliance by any such predecessor-in-interest of the borrower is imputed to successors-in-interest), or the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors or subcontractors of the foregoing. In addition, the environmental consultant provided a memorandum at origination indicating that, in connection with the construction at the Mortgaged Property, none of the remaining conditions at the Mortgaged Property would negatively impact the completion of the construction.

●	With respect to one (1) Mortgaged Property identified as “Fullerton Plaza” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.9% of the Initial Pool Balance, the ESA obtained at origination indicates that the majority of the Mortgaged Property’s land area was occupied by industrial tenants at various points from the early 1900s through the mid-1990s, with former tenants including gas stations, cement and asphalt-paving companies, and various manufacturing businesses. Prior to the Mortgaged Property’s redevelopment for commercial retail use in 1997, the Mortgaged Property was enrolled in the Illinois Environmental Protection Agency (“IEPA”) Site Remediation Program (“SRP”). A regulatory database report indicates that the property achieved regulatory closure via a No Further Remediation letter on April 30, 1998 (the “NFR Letter”). The NFR Letter provides that (i) the use of the Mortgaged Property is required to be limited to commercial or industrial land uses, (ii) a safety plan consistent with Occupational Safety Health Administration (“OSHA”) standards must be used to address possible worker exposure, and (iii) a six-inch asphalt barrier must remain over contaminated soils at the Mortgaged Property. The ESA characterized the Mortgaged Property’s former industrial uses as a controlled REC and recommended continued implementation of the required institutional and engineering controls set forth in the NFR Letter, including, without limitation: (i) continued implementation of a safety plan that is consistent with OSHA, state and local regulations, and other United States Environmental Protection Agency guidance as provided; (ii) in the event of any future excavation and construction activities within the contaminated soil, implementation of a safety plan to address possible worker exposure; and (iii) continued maintenance of the six-inch asphalt barrier in place over the contaminated soils. The Mortgage Loan agreement includes covenants requiring the borrower to comply with the requirements of the NFR Letter and pay all costs and expenses associated with such compliance, and there is a loss carve-out to the borrower and related guarantor for any breach or violation of such covenant. In addition, the borrower was required at origination to obtain an environmental insurance policy from Great American E&S Insurance Company, with individual claim limits and an aggregate claim limit of $2.1 million and a $25,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of September 6, 2025, which is after the maturity date of October 1, 2022.

●	In addition, with respect to two (2) Mortgaged Properties identified as “IRG Portfolio––LMA Massillon & Building E” and “IRG Portfolio––LMA Building D” on Annex A-1, partially securing one (1) Mortgage Loan and representing approximately 1.9% of the Initial Pool Balance by allocated loan amount, the related ESA identified 23 RECs at the Mortgaged Properties with respect to, among other things, a lack of qualitative soil, soil gas and/or groundwater data associated with former industrial activities and releases of substances at the Mortgaged Properties and a lack of qualitative information with respect to the removal of underground storage tanks at the Mortgaged Properties. The prior owners of the IRG Portfolio––LMA Building D Mortgaged Property (Goodyear Tire and Rubber Company “Goodyear” and Lockheed Martin “Lockheed Martin”) conducted multiple investigative and remedial projects at the Mortgaged Property and Goodyear retains responsibility for remediation of a groundwater plume that has migrated to the Mortgaged Property from an adjacent tract that was part of the larger Goodyear facility. The prior owners and current tenant of the “IRG Portfolio––LMA Massillon & Building E” Mortgaged Property, Meggitt Aircraft Braking Systems Corporation (“Meggitt”) is required to indemnify the borrower for third party claims arising from conditions that arose during the development of the Mortgaged Property by Goodyear. The related ESA recommended, among other things, a Phase II investigation of the Mortgaged Properties. In lieu of conducting a Phase II investigation, at origination the borrower obtained a lender environmental policy (with respect to IRG Portfolio––HBP Euclid, IRG Portfolio––LMA Massillon & Building E and IRG Portfolio—LMA Building D Mortgaged Properties) from Great American E & S Insurance Company, which is rated A+ XIV by AM Best and A+ by S&P, with an aggregate policy limit of $15,000,000, a limit of $5,000,000 per occurrence, with a $50,000 self-insured retention. The environmental policy has a term of 13 years expiring on July 21, 2030. Premiums under the policy have been paid in full. The lender also received a full environmental indemnity from the borrower sponsors.

●	With respect to one (1) Mortgaged Property identified as “IRG Portfolio––HBP Euclid” on Annex A-1, partially securing one (1) Mortgage Loan and representing approximately 1.4% of the Initial Pool Balance by allocated loan amount, the related ESA noted that the Mortgaged Property is currently undergoing cleanup under the authority of the Ohio Environmental Protection Agency’s (“OEPA”) Voluntary Action Program (“VAP”) in an attempt to remediate historical contamination identified throughout the Mortgaged Property resulting from historical industrial and manufacturing use. As of July 18, 2016, four of the 30 monitoring wells on the Mortgaged Property have achieved acceptable contaminant levels per OEPA standards. According to the ESA, groundwater monitoring is required at the Mortgaged Property until cleanup target levels (“CTLs”) have been achieved site-wide and groundwater treatment is discontinued, upon which the OEPA may issue a no further action letter. A former occupant and previous owner of the Mortgaged Property, TRW Inc. (now Northrup Grumman) has been identified as the responsible party related to all historical contamination and associated clean-up actions at the Mortgaged Property. Based on corrective action activities conducted to address historical on-site contamination, and the identification of a responsible party, the related ESA did not recommend further investigation of the Mortgaged Property.

●	With respect to one (1) Mortgaged Property identified as “EIP Logistics Portfolio––Precision Park”, on Annex A-1, partially securing one (1) Mortgage Loan and representing approximately 0.5% of the Initial Pool Balance by allocated loan amount, the Phase I ESA for the Mortgaged Property identified as a controlled REC past soil and groundwater impacts related to former industrial operations at the Mortgaged Property. In 1989, five underground storage tanks containing oil and solvents were removed. Since 1989, the Mortgaged Property has undergone extensive remediation activities in the form of soil excavation, abandonment/decommissioning of groundwater monitoring wells, groundwater monitoring and a soil gas survey. In 2008, the Rhode Island Department of Environmental Management (“RIDEM”) granted regulatory closure through a “Certificate of Compliance,” subject to land use restrictions which, among other things, (i) prohibit residential use of the Mortgaged Property and (ii) require that the consent of RIDEM be obtained before disturbing soil at the Mortgaged Property (except for disturbances that are permitted under a related soils management plan).

●	With respect to one (1) Mortgaged Property identified as “Walgreens Witkoff Portfolio––Worcester” on Annex A-1, partially securing one (1) Mortgage Loan and representing approximately 0.5% of the Initial Pool Balance by allocated loan amount, the ESA identified as a controlled REC soil and groundwater contamination that remains on the Mortgaged Property as a result of historical use as a petroleum naptha dry cleaning facility, stemming from associated underground storage tanks, which were subsequently removed. The Mortgaged Property is subject to an activity and use limitation, which was implemented at the Mortgaged Property in 1997, that requires any improvements on the Mortgaged Property be equipped with a vapor barrier and that that any subsurface activities be conducted in accordance with a health and safety plan, soil management plan and under the supervision of a licensed site professional.

●	With respect to one (1) Mortgaged Property identified as “Walgreens Witkoff Portfolio––Windham” on Annex A-1, partially securing one (1) Mortgage Loan and representing approximately 0.4% of the Initial Pool Balance by allocated loan amount, the ESA identified as a controlled REC residual soil contamination on the Mortgaged Property as a result of historical use as a gas station with auto repair operation until 1995 and a leaking underground storage tank, which was subsequently removed. On February 2, 2007, the Maine Department of Environmental Protection issued a certification of completion indicating that remedial actions had been completed to the commissioner’s satisfaction, subject to the conditions that the certificate be recorded.

●	With respect to one (1) Mortgaged Property identified as “Walgreens Witkoff Portfolio––Staten Island” on Annex A-1, partially securing one (1) Mortgage Loan and representing approximately 0.4% of the Initial Pool Balance by allocated loan amount, the related ESA identified one REC at the Mortgaged Property due to the presence of a former gasoline station at the Mortgaged Property from approximately 1969 until 2005, which contributed to soil and groundwater contamination at the Mortgaged Property. The Mortgaged Property is under active remediation and monitoring being conducted by Amerada Hess, the party identified as the responsible party. The related ESA recommended continuing the implementation of the ongoing groundwater remedial and monitoring activities under the oversight of the New York State Department of Environmental Conservation until a no further action status is achieved. The lender received an environmental indemnity from the borrower sponsor.

●	With respect to one (1) Mortgaged Property identified as “Treeview Industrial Portfolio—Sabre Street” on Annex A-1, partially securing one (1) Mortgage Loan and representing approximately 0.3% of the Initial Pool Balance by allocated loan amount, the ESA obtained at origination identified off-site sources, which include a former army airfield as potential groundwater and vapor encroachment concerns which could potentially impact the Mortgaged Property. According to the ESA, the area of the most apparent concern is a former fire training pit where potentially flammable liquids were dumped during training exercises located adjacent to the southwest. The ESA indicates that plans for additional investigation and remedial action through anticipated closure certification are slated for 2018 – 2022. In addition, the ESA noted that an adjacent property that was formerly operated as a truck facility is listed on a state database for a historic release of solvents that has not yet been fully assessed. According to the ESA, responsible parties have been identified and would be responsible for any remedial action. Based on the configuration of the Mortgaged Property, the ESA concluded that vapor intrusion would not be an issue with the warehouse portion of Mortgaged Property due to the ventilation with the loading dock doors, but that the office area could pose a concern. If vapor intrusion is determined to be a concern for the office area, the ESA recommended that the concern be addressed through the installation of a sub slab depressurization system for an estimated cost of approximately $30,000. The borrower was not required at origination to reserve any funds for the installation of a sub slab depressurization system.

●	With respect to one (1) Mortgaged Property identified as “U-Haul SAC Portfolios 14, 15, 17––U-Haul Center of Rockville” on Annex A-1, partially securing one (1) Mortgage Loan and representing approximately 0.3% of the Initial Pool Balance by allocated loan amount, the related ESA identified one REC at the Mortgaged Property due to the absence of closure documentation related to a gasoline tank depicted on insurance maps to be located at the Mortgaged Property. The ESA recommended a geophysical survey using ground penetrating radar to assess if the gasoline underground storage tank still exists at the Mortgaged Property. In addition, with respect to one (1) Mortgaged Property identified as “U-Haul SAC Portfolios 14, 15, 17––U-Haul of Medford” on Annex A-1, partially securing one (1) Mortgage Loan and representing approximately 1.1% of the Initial Pool Balance by allocated loan amount, the related ESA identified one REC at the Mortgaged Property due to historic uses at the Mortgaged Property for industrial use from 1903 through 1991, including wool working, leather tanning, wool and leather coloring, machine repair, and storage. There is no indication that previous subsurface investigations have been conducted on the related portion of the Mortgaged Property. The ESA recommended that a subsurface investigation be performed on Lot 2 to evaluate the potential that past use of the Mortgaged Property has impacted subsurface conditions. In lieu of conducting a Phase II investigation, at origination the related borrower obtained an environmental insurance policy (with respect to U-Haul SAC Portfolios 14, 15, 17––U-Haul Center of Rockville and U-Haul SAC Portfolios 14, 15, 17––U-Haul of Medford Mortgaged Properties) from Steadfast Insurance Company, which is rated A+ by A.M. Best, which insurance policy is required to be maintained for as long as the Mortgage Loan is outstanding. The policy has a policy limit of $3,000,000 per loss, a policy limit of $3,000,000 in the aggregate for the policy period and a $100,000 deductible. The current policy has an expiration date of August 9, 2027. The policy was prepaid at origination of the Mortgage Loan.

●	With respect to one (1) Mortgaged Property identified as “Starwood Capital Group Hotel—Hampton Inn Morehead” on Annex A-1, partially securing one (1) Mortgage Loan and representing approximately 0.1% of the Initial Pool Balance by allocated loan amount, the ESA recommended that a ground penetrating radar survey and/or magnetometer survey be conducted to determine whether any underground storage tanks associated the former presence of a gasoline service station remain at the Mortgaged Property, and that the borrower conduct a limited subsurface investigation to characterize any impacts to soil and/or groundwater. The ESA provided an estimated cost of $12,000-$17,000 in connection with such recommendations. With respect to one (1) Mortgaged Property identified as “Starwood Capital Group Hotel Portfolio—Hampton Inn Carlisle” on Annex A-1, partially securing one (1) Mortgage Loan and representing approximately 0.1% of the Initial Pool Balance by allocated loan amount, the ESA recommended that a file review be conducted at the applicable state agency in order to determine the current status of a leaking underground storage tank case associated with the Mortgaged Property due to the former presence of a gasoline service station at the Mortgaged Property. The ESA provided an estimated cost of $1,000 to conduct the review. At origination, the borrowers were required to obtain an environmental insurance policy against claims for pollution and remediation in connection with the REC at the related Mortgaged Properties. The policy has individual and aggregate claim limits of $1.0 million and a $25,000 deductible. The current policy has an expiration date of May 24, 2030. The policy was prepaid at origination of the Mortgage Loan and was provided by Great American E&S Insurance Company, which is rated A+ by S&P.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties.

●	With respect to one (1) portfolio of Mortgaged Properties identified as “AHIP Northeast Portfolio I” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.0% of the Initial Pool Balance, the borrowers are required under the related franchise agreements to complete PIPs at the individual Mortgaged Properties generally within 46 months after June 22, 2017, the effective date of each of the franchise agreements. At origination, the borrowers deposited approximately $4,519,224 with the lender, representing the aggregate amount of PIP renovations required at the individual Mortgaged Properties. The PIPs generally include renovations to the lobby, corridors, public restrooms, guest bathrooms and guest bedrooms. The borrowers’ failure to complete the PIP work by the deadlines specified under the related franchise agreement constitutes a breach of the franchise agreement and may result in termination of the franchise agreement if the borrower fails to cure such default within 30 days’ notice of default.

●	With respect to one (1) Mortgage Loan identified as “Gateway Net Lease Portfolio” on Annex A-1, representing approximately 4.5% of the Initial Pool Balance, the sponsor is in the process of completing construction of the Mortgaged Properties identified as “Gateway Net Lease Portfolio—Baxalta (Barry Pointe)” and Gateway Net Lease Portfolio—Baxalta (Casselberry)” on Annex A-1. At origination of the Mortgage Loan, the lender funded $10,720,000 into a reserve account to be disbursed to the borrowers provided that, among other conditions: (i) there is no event of default continuing on the date that the borrowers request the funds and the date of the disbursement; (ii) the net operating income for each of the two Mortgaged Properties results in a debt yield of at least 9.8% based on the outstanding principal balance of the allocated loan amount for such Mortgaged Property; (iii) the borrowers deliver a joinder agreement adding the two property owners as borrowers under the Whole Loan documents; (iv) the borrowers deliver updated organizational documents, security documents, amendments, third party reports and title endorsements and survey updates required by the Whole Loan documents; (v) the loan-to-value ratio based on the allocated loan amount for each Mortgaged Property is not greater than 65.5%; (vi) all construction work at the Mortgaged Properties has been completed and there are no notices of pendency, stop orders, mechanic’s or materialmans’ liens or notices of intention to file the same (unless bonded to the reasonable satisfaction of the lender or discharged of record); and (vii) the applicable Mortgaged Property is 100% occupied by tenants paying full and unabated rent pursuant to leases approved by the lender.

●	With respect to one (1) Mortgage Loan identified as “Starwood Capital Group Hotel Portfolio” on Annex A-1, securing sixty-five (65) Mortgaged Properties representing approximately 4.2% of the Initial Pool Balance, four (4) individual Mortgaged Properties identified as “Starwood Capital Group Hotel Portfolio—Shawnee Hampton Inn”, “Starwood Capital Group Hotel Portfolio—Toledo Homewood Suites”, “Starwood Capital Group Hotel Portfolio—Grand Rapids Homewood Suites” and “Starwood Capital Group Hotel Portfolio—Courtyard Chico” on Annex A-1 are undergoing or plan to undergo franchise-mandated renovations and improvements to various parts of the respective Mortgaged Properties to be completed by the completion dates set forth in the respective PIPs. With respect to the Mortgaged Properties identified as “Starwood Capital Group Hotel Portfolio—Waco Residence Inn” and “Starwood Capital Group Hotel Portfolio—Cheyenne Fairfield Inn and Suites” on Annex A-1, there is no related PIP, and the reserved amounts are required to be used for the periodic renovation work required by the related franchise agreements. In the case of each of the related Mortgaged Properties, any failure to complete the PIPs or renovations required by the related franchise agreements could result in a termination of the franchise agreement with respect to such Mortgaged Property.

●	With respect to one (1) Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as “General Motors Building”, representing approximately 4.1% of the Initial Pool Balance, the fourth largest tenant, Apple, has its flagship retail location at the Mortgaged Property underneath a 35-foot glass cube at the center of the pedestrian plaza on the Fifth Avenue side of the Mortgaged Property (the “Apple Cube Space”). The Apple store is undergoing a renovation to expand its space by approximately 34,000 square feet, increasing ceiling heights by lowering the floor approximately five feet and adding storage space and back of house capacity by expanding into formerly dark space located below grade (the “Apple Cube Space Renovation”). Apple has the right to terminate its entire lease if the newly renovated space is not delivered by February 3, 2020, subject to force majeure. During the Apple Cube Space Renovation, Apple is occupying the former FAO Schwarz space pursuant to a lease amendment that expires on the earlier of completion of the renovations or December 31, 2018. See “Tenant Issues—Other” below.

●	With respect to one (1) Mortgaged Property identified as “Sheraton DFW” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, the borrower is required under the related franchise agreement to complete a PIP at the Mortgaged Property by November 30, 2019. At origination, the borrower deposited approximately $1,914,000 with the lender, representing the amount of PIP renovations required at the Mortgaged Property. The PIP includes replacing guestroom case goods as well as new paint, carpet, window treatments, and lighting. Other PIP requirements include fire and life safety system upgrades and repairs to or replacement of worn door and trim areas of guest rooms, guest bathrooms, corridors, meeting space and the lobby. The borrowers’ failure to complete the PIP work by the deadlines specified under the related franchise agreement constitutes a breach of the franchise agreement and may result in termination of the franchise agreement if the borrower fails to cure such default within 30 days’ notice of default.

●	With respect to one (1) portfolio of Mortgaged Properties identified as “Lightstone Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.3% of the Initial Pool Balance, the borrowers are required under the related franchise agreements to complete PIPs at the individual Mortgaged Properties (other than the Hampton Inn & Suites Ft. Myers Beach Mortgaged Property) generally within 12 to 56 months after July 14, 2017, the effective date of each of the franchise agreements. At origination, the borrowers deposited approximately $2,408,000 with the lender, representing the aggregate amount of PIP renovations required at the individual Mortgaged Properties, other than the Hampton Inn & Suites Ft. Myers Beach Mortgaged Property, under which the related PIP work will be funded by excess cash trapped during a PIP sweep, which is required to commence 18 months prior to the start date the related PIP work. The PIPs generally include renovations to the lobby, the meeting rooms, the corridors and stairwells, guest bathrooms and guest bedrooms. The borrowers’ failure to complete the PIP work by the deadlines specified under the related franchise agreement constitutes a breach of the franchise agreement and may result in termination of the franchise agreement if the borrower fails to cure such default within 30 days’ notice of default.

●	With respect to one (1) Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as “Staybridge Suites St. Petersburg”, representing approximately 1.2% of the Initial Pool Balance, the Mortgaged Property is subject to a franchise-mandated renovation plan (the “Renovation Plan”). The borrower was required at origination to reserve $157,474 for the improvements required by the Renovation Plan. The Renovation Plan requires, among others, renovations to the general exterior and courtyard, upgrades to the lobby, meeting rooms, public restrooms, exercise room, and the pool area. In addition, the borrower is required to deposit each month an amount reasonably estimated by lender to provide for adequate funds to complete the work described in any other franchise-mandated property improvement plan. Notwithstanding the foregoing, in lieu of funding the deposit related to the Renovation Plan, the borrower may instead secure a letter of credit for the same amount and maintain the same in place until the work required by the Renovation Plan is completed.

●	With respect to one (1) Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as “Mural Lofts”, representing approximately 1.1% of the Initial Pool Balance, the borrower was required at origination to reserve $500,000 in connection with construction of a “penthouse apartment” of the Mortgaged Property. The amount on reserve is required to be released to the borrower upon satisfaction of certain terms and conditions in the Mortgage Loan documents.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller obtained a current (within ten (10) months of the origination date of the Mortgage Loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio” and “—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within fifteen (15) months of the Cut-off Date.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Physical Assessment Report” and “—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes—Physical Assessment Report”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the trust, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”, “—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”.

With respect to one (1) Mortgaged Property identified as “521-523 East 72nd Street, securing one (1) Mortgage Loan representing approximately 4.5% of the Initial Pool Balance, the Mortgaged Property is a mixed-use building that is zoned in part for certain industrial uses and in part for certain residential uses. The zoning report obtained at origination indicates that the residential uses in the sections of the Mortgaged Property zoned for industrial purposes (and the industrial uses in the sections of the Mortgaged Property zoned for residential purposes) are legal non-conforming uses. The applicable zoning code provides that in the event of a casualty of 50% or more of the total floor area, the borrower will be permitted to (i) repair the building and continue the existing use or (ii) reconstruct the building, but only for a conforming use, provided that there is no new non-compliance with zoning laws or any increase in the degree of non-compliance with zoning laws.

With respect to one (1) Mortgaged Property identified as “150 Blackstone River Road” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.2% of the Initial Pool Balance, final certificates of occupancy have not been issued for certain tenant spaces at the Mortgaged Property. The Mortgage Loan documents provide for recourse against the Borrower and Guarantor for losses in connection with a valid, non-expired, certificate of occupancy (temporary or otherwise) not being issued and effective for any portion the Mortgaged Property

With respect to one (1) Mortgaged Property identified as “EIP Logistics Portfolio––Precision Park” on Annex A-1, partially securing one (1) Mortgage Loan and representing approximately 1.1% of the Initial Pool Balance by allocated loan amount, certain fire code violations are open at the Mortgaged Property. The Mortgage Loan documents require the borrower to cure such violations within one year from the origination date.

In the case of Mortgage Loans for which the related borrower is required to maintain law or ordinance insurance coverage, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex E-1 and the identified exception to those representations and warranties in Annex D-2.

Litigation and Other Considerations

There may be pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings). For example:

●	With respect to one (1) portfolio of Mortgaged Properties identified as “IRG Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.1% of the Initial Pool Balance, the related borrower sponsors are defendants in a litigation brought by CMB Infrastructure Investment Group X, LP (“CMB”) with respect to two loans that were provided by CMB, as lender, for the development of mixed use real estate projects. The borrower sponsors, affiliates of the borrowers under the CMB loans (each, a “CMB Borrower”), provided a limited guaranty for one of the CMB loans. The CMB loans are secured by a pledge of the membership interests in each CMB Borrower. CMB alleges that they have not been provided requested accounting data and that a portion of the CMB loan proceeds for one of the CMB loans were diverted, and its complaint demands immediate repayment of the unpaid principal amount of $36,000,000 plus accrued interest, monetary damages, punitive damages, interest and costs and expenses. As a result of a mediation proceeding on September 27,2017, the parties to the litigation are in the process of negotiating a settlement. However, there is no assurance that a settlement will be reached.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

With respect to eight (8) Mortgaged Properties identified as “Capital Centers II & III”, “Torre Plaza”, “Staybridge Suites St. Petersburg”, “EIP Logistics Portfolio” “Wells Fargo Financial Center” and “11th and Kissling” on Annex A-1, securing six (6) Mortgage Loans collectively representing approximately 7.6% of the Initial Pool Balance, (a) within the last 10 years, borrower sponsors or key principals (or affiliates of borrower sponsors or key principals) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties in this trust) that became or are currently the subject of foreclosure proceedings, deed-in-lieu of foreclosure, short sale, discounted pay offs, loan restructuring, forbearance agreement, bankruptcy or insolvency proceedings or similar proceedings or (b) the related Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership or the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Twenty-seven (27) Mortgage Loans, representing approximately 70.6% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

Ten (10) Mortgage Loans, representing approximately 24.6% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Properties.

Three (3) Mortgage Loans, representing approximately 3.7% of the Initial Pool Balance, were originated in connection with the borrower’s recapitalization.

One (1) Mortgage Loan, representing approximately 1.1% of the Initial Pool Balance, was originated in connection with the borrower’s refinancing of a previous mortgage loan and acquisition of the related Mortgaged Property.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Nine (9) Mortgaged Properties identified as “Treeview Industrial Portfolio—2055 Global Way”, “Treeview Industrial Portfolio—Landmark”, “Treeview Industrial Portfolio—2 Boulden Circle”, “Treeview Industrial Portfolio––2205 Global Way”, 521-523 East 72nd Street”, “IRG Portfolio––LMA Massillon & Building E”, “IRG Portfolio––NRR Commerce”, “150 Blackstone River Road” and “Walgreens Witkoff Portfolio––Windham” on Annex A-1, securing or partially securing five (5) Mortgage Loans and representing approximately 10.9% of the Initial Pool Balance by allocated loan amount, are each leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

●	Sixty-one (61) Mortgaged Properties identified as “Moffett Place Building 4”, “Treeview Industrial Portfolio—Eastgate”, “Treeview Industrial Portfolio—1405 Worldwide”, “Treeview Industrial

Portfolio—1200 Worldwide”, “Treeview Industrial Portfolio—100 Corporate Lakes”, “Treeview Industrial Portfolio—Design Road”, “Treeview Industrial Portfolio—1300 Corporate Lakes”, “Treeview Industrial Portfolio—7 Boulden Circle”, “Gateway Net Lease Portfolio”, “Walgreens Witkoff Portfolio—Worcester”, “Walgreens Witkoff Portfolio—New Bedford”, “Walgreens Witkoff Portfolio—Staten Island”, “Walgreens Witkoff Portfolio—Yarmouth”, “Walgreens Witkoff Portfolio—Hampstead”, “Walgreens Witkoff Portfolio—Woodbury”, “Torre Plaza”, “Covance Business Center”, “EIP Logistics Portfolio—Mercury Paper, Inc.”, “Haggen Food & Pharmacy”, “CVS New Orleans” and “PPHC Manufacturing Facility” on Annex A-1, securing or partially securing ten (10) Mortgage Loans and representing approximately 22.5% of the Initial Pool Balance by allocated loan amount are leased to a single tenant. With respect to certain of these Mortgage Loans, the single tenant’s lease may expire prior to or shortly after the related maturity date. See Annex A-1 for tenant lease expiration dates for the single tenants at these respective Mortgaged Properties.

●	With respect to one (1) Mortgaged Property identified as “Station Place III” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.8% of the Initial Pool Balance, the two largest tenants at the Mortgaged Property, the U.S. Securities and Exchange Commission and Kaiser Foundation Health Plan, Inc., collectively lease approximately 80.4% of the net rentable area at the Mortgaged Property and account for 85.8% of underwritten base rents.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations.

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year or a rolling 12-month period. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date or Anticipated Repayment Date of the related Mortgage Loan.

●	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Property identified in the table below, such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity or anticipated repayment date of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
Treeview Industrial Portfolio––1405 Worldwide	0.7%	3/31/2019	8/1/2027
Treeview Industrial Portfolio––1200 Worldwide	0.7%	10/31/2018	8/1/2027
Treeview Industrial Portfolio––100 Corporate Lakes	0.4%	9/30/2018	8/1/2027
Treeview Industrial Portfolio––Design Road	0.4%	11/30/2021	8/1/2027
Treeview Industrial Portfolio––7 Boulden Circle	0.1%	2/28/2024	8/1/2027
Gateway Net Lease Portfolio––GoDaddy	0.2%	5/31/2025	6/5/2024
Gateway Net Lease Portfolio––Tyco Electronics	0.2%	4/30/2024	6/5/2024
Gateway Net Lease Portfolio––FCA/Caterpillar	0.2%	8/31/2022	6/5/2024
Gateway Net Lease Portfolio––Quad Packaging (Proteus) – Franklin Business Park	0.1%	12/16/2021	6/5/2024
Gateway Net Lease Portfolio––Quad Packaging (Transpak) – Franklin Business Park	0.1%	12/16/2021	6/5/2024
Gateway Net Lease Portfolio––T-Mobile Call Center	0.1%	2/28/2025	6/5/2024
Gateway Net Lease Portfolio––Sikorsky Aircraft R&D Facility	0.1%	1/31/2019	6/5/2024
Gateway Net Lease Portfolio––Vatterott College	0.1%	12/31/2024	6/5/2024
Gateway Net Lease Portfolio––Comcast	0.1%	6/30/2020	6/5/2024
Gateway Net Lease Portfolio––Alfa Laval Plant	0.1%	12/31/2021	6/5/2024
Gateway Net Lease Portfolio––Hitachi	0.1%	4/30/2022	6/5/2024
Gateway Net Lease Portfolio––Cameron International	0.1%	12/14/2023	6/5/2024
Gateway Net Lease Portfolio––Alliance Data Systems Office	0.1%	7/31/2024	6/5/2024
Gateway Net Lease Portfolio––Synchrony Financial	0.1%	5/31/2025	6/5/2024
Gateway Net Lease Portfolio––Gerdau	0.04%	3/31/2025	6/5/2024
Gateway Net Lease Portfolio––GE Aviation (Pompano)	0.03%	8/14/2022	6/5/2024
Gateway Net Lease Portfolio––Saint-Gobain Warehouse	0.03%	9/1/2024	6/5/2024
Torre Plaza	1.8%	2/28/2025	6/1/2027
Covance Business Center	1.4%	12/31/2025	10/6/2027
EIP Logistics Portfolio––Mercury Paper, Inc.	0.6%	7/31/2024	4/6/2027

●	With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as or shortly after, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Net Rentable Area of Leases Expiring	Calendar Year of Lease Expiration	Mortgage Loan Maturity Date
IRG Portfolio––NRR Commerce	0.4%	67.9%	2019	8/6/2027
IRG Portfolio––Rockside Commerce	0.4%	67.2%	2020	8/6/2027
Fullerton Plaza	1.9%	52.9%	2023	10/1/2022

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Terminations.

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease with respect to all or a portion of its space on a specified date or dates prior to the expiration date of such lease and prior to or shortly after the maturity date of the related Mortgage Loan. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each Mortgaged Property):

●	Eight (8) Mortgaged Properties identified as “First Stamford Place”, “Gateway Net Lease Portfolio––Carrier”, “Gateway Net Lease Portfolio––FCA/Caterpillar”, “Gateway Net Lease Portfolio—Sikorsky Aircraft R&D Facility”, “Gateway Net Lease Portfolio––Saint-Gobain Warehouse”, “General Motors Building”, “IRG Portfolio––HBP Euclid” and “245 Park Avenue”, on Annex A-1, securing or partially securing five (5) Mortgage Loans and representing approximately 13.8% of the Initial Pool Balance by allocated loan amount, are each subject to leases where one or more of the top 5 tenants at such Mortgaged Property either has the right to terminate its lease during the term of the loan, prior to the stated expiration of the full lease term and during the term of the related Mortgage Loan (either at such tenant’s option or for reasons other than a landlord default under the applicable lease, including as a result of the trigger of co-tenancy provisions) and/or the right to reduce such tenant’s total leased space or reduce the related rent at the related Mortgaged Property pursuant to the related lease. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown or for damage to the leased premises caused by casualty or condemnation. In some of these cases, the government-sponsored tenant may have the right to terminate its lease at any time for any reason. Set forth below are certain government leases that individually represent more than 5% of the underwritten base rent at the related Mortgaged Property that may have these types of risks. See also “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgaged Property Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Underwritten Base Rent
Station Place III(1)	5.8%	U.S. Securities and Exchange Commission	40.5%	36.7%
Bank of America Building(2)	0.6%	OTB NYS Off Track Betting	11.8%	13.0%
1250 Mockingbird	0.5%	State of Texas (Attn. General)	12.0%	13.5%

(1)	The U.S. Securities and Exchange Commission does not have a unilateral early termination right or the right to terminate its lease due to lack of appropriations (other than for customary termination rights for casualty, condemnation or any default under the lease).

(2)	OTB NYS Off Track Betting has the right to terminate its lease at any time with 90 days’ notice.

See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans.

Other.

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants by net rentable square footage at a Mortgaged Property or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods as set forth below with respect to the largest 15 Mortgage Loans and the five largest tenants listed on Annex A-3:

●	With respect to seven (7) of the Mortgaged Properties, identified on Annex A-1 to this prospectus as “Moffett Place Building 4”, “Station Place III”, “Treeview Industrial Portfolio––Sabre Street”, “Treeview Industrial Portfolio––1300 Corporate Lakes”, “First Stamford Place”, “General Motors Building” and “150 Blackstone River Road”, securing or partially securing six (6) Mortgage Loans and representing approximately 24.8% of the Initial Pool Balance, the five largest tenants at such Mortgaged Property (by net rentable area leased) include tenants that (i) have renewed leases or have taken possession of the space demised under the related lease with the related borrower, but have not yet commenced payments of rent or are in a rent abatement period under the related lease, (ii) have executed leases, but have not taken possession or commenced payment of rent, (iii) are in a buildout phase and have not taken occupancy or are in a free rent period, (iv) are expanding their space but have not commenced payment of the additional rent, (v) renewed leases that provide free rent and have not commenced payment of rent or (vi) are entitled to free rent periods or rent abatement in the future. In certain circumstances, an escrow reserve, guaranty or letter of credit related to free rent periods and tenant improvement costs and leasing commissions due in connection with such leases was funded or provided at closing. See Annex A-1 and the accompanying footnotes for additional information with respect to these Mortgage Loans.

●	With respect to one (1) Mortgaged Property identified as “Station Place III” on Annex A-1, securing one (1) Mortgage Loan representing 5.8% of the Initial Pool Balance, the largest tenant by net rentable area, the U.S. Securities and Exchange Commission, has issued an RFP to lease 1,274,000 rentable square feet, with offers due in November 2017. The current lease for the tenant at the Mortgaged Property expires in February 2021. The tenant leases approximately 40.5% of the net rentable area and represents approximately 36.7% of underwritten base rent. The tenant also leases space at Station Place I and Station Place II, adjacent office buildings owned by affiliates of the borrower, and the combined complex serves as the headquarters for the tenant. In total, the tenant leases approximately 1.6 million square feet across all three buildings. Some of the requirements in the RFP called for the site to be within 2,640 walkable feet of a Metrorail station, rent of $50.00 gross and delivery of the space by December 31, 2022. According to the sponsor, the tenant has invested approximately $14.3 million into its space at the Mortgaged Property. However, we can provide no assurances that the tenant will remain at the Mortgaged Property following expiration of its current lease. If (a) the tenant does not either (i) exercise its renewal option or (ii) enter into a new lease or an amendment of the existing lease that is on substantially the same terms as those set forth in the renewal provisions in the current lease, in each case prior to 12 months prior to the expiration date of the current lease or (b) if the tenant “goes dark”, vacates or abandons 75% or more of its premises, a cash sweep event will be triggered under the Mortgage Loan documents.

●	With respect to one (1) Mortgaged Property identified on Annex A-1 as “General Motors Building”, securing one (1) Mortgage Loan representing approximately 4.1% of the Initial Pool Balance, the fourth largest tenant, Apple, recently executed an extension for 102,994 square feet through January 31, 2034 and is currently occupying the former FAO Schwarz space on the 58th Street side of the Mortgaged Property, while the Apple Cube Space undergoes renovation. Under Armour has signed a lease for the former FAO Schwarz space and is expected to take occupancy after Apple vacates. Apple is obligated to vacate its temporary space by December 31, 2018, and has the right to terminate its entire lease if its space is not delivered by February 3, 2020, subject to force majeure. Apple has 17 months of free rent, equal to $9,562,500, on its 21,907 square feet of expansion space commencing in August 2017. In addition, Under Armour has entered into a lease for approximately 2.5% of net rentable square footage at the Mortgaged Property, and is the second largest tenant by underwritten rent (approximately 11.3% of underwritten rent), but is not yet in occupancy or required to pay rent. Under Armour’s lease commences upon the substantial completion of the landlord’s work, which is projected to be January 1, 2019. Under Armour has the right to terminate its lease if its space is not delivered by July 1, 2019; provided that the failure to deliver the space is not due to tenant caused delays or force majeure. Under Armour has 12 months of free rent, equal to $30,000,000, beginning after its lease commencement date. In lieu of depositing the free rent reserves for Apple and Under Armour at origination, the borrower delivered to the lender a guaranty (a “BPLP Guaranty”) under which a borrower sponsor, Boston Properties Limited Partnership, provided a payment guaranty, that in part, guarantees the approximate amount of free rent for Apple and Under Armour. In addition, the BPLP Guaranty guarantees the gap rent between the rent that Apple is currently paying to occupy the space that is expected to be occupied by Under Armour, and the rent that Under Armour will be required to pay once its lease commences.

●	With respect to one (1) Mortgaged Property identified as “245 Park Avenue” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.9% of the Initial Pool Balance, the third largest tenant, Major League Baseball (which accounts for approximately 12.8% of the net rentable square feet and approximately 21.8% of the underwritten base rent at the Mortgaged Property), executed a lease at another property and has declared its intention to move into such space in 2019 (approximately three years before its lease expiration date in October 2022).

●	With respect to one (1) Mortgaged Property identified as “Haggen Food & Pharmacy” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.9% of the Initial Pool Balance, in August 2015, the sole tenant at the Mortgaged Property, Haggen Food & Pharmacy, filed for bankruptcy due to an unsuccessful expansion plan led by the previous owner of the parent Haggen group. In June 2016, Albertsons Company acquired 29 Haggen-branded stores, including the store at the Mortgaged Property, out of bankruptcy for $106.2 million. The tenant, Haggen Food & Pharmacy, currently operates as a standalone business unit in the Albertsons Company.

●	With respect to one (1) Mortgaged Property identified as “Wells Fargo Financial Center” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.6% of the Initial Pool Balance, the second largest tenant at the Mortgaged Property, Wells Fargo, announced earlier this year that it is expected to close approximately 450 branches by 2019. We cannot assure you that the tenant at the Mortgaged Property will remain open for business or that the closure announcement will not affect the Mortgaged Property.

In addition, certain other Mortgaged Properties may have tenants among the 5 largest tenants that have not taken possession or commenced paying rent. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, among the 5 largest tenants (based on net rentable area) at the 15 largest Mortgage Loans or in cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

●	With respect to one (1) Mortgaged Property identified as “First Stamford Place” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.0% of the Initial Pool Balance, Legg Mason, the largest tenant at the Mortgaged Property by net rentable area, subleases 47,015 square feet to United Rentals and 10,884 square feet to Northern Fund. Odyssey Reinsurance Company, the second largest tenant at the Mortgaged Property, subleases 3,259 square feet to Fresh Nation, LLC.

●	With respect to one (1) Mortgage Loan secured by one (1) Mortgaged Property identified on Annex A-1 as “General Motors Building”, representing approximately 4.1% of the Initial Pool Balance, the second largest tenant, Aramis, subleases 9,725 square feet to GF Capital Management.

●	With respect to one (1) Mortgaged Property identified as “245 Park Avenue” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.9% of the Initial Pool Balance, the largest tenant by net rentable area, Société Générale, subleases 36,425 square feet to Brunswick Group and 36,425 square feet to MIO Partners, Inc., all pursuant to subleases expiring on October 31, 2032. The second largest tenant by net rentable area, JPMorgan Chase, National Association, subleases 562,347 square feet to Société Générale, 90,556 square feet to Houlihan Lokey Inc., 49,133 square feet to The Nemec Agency, 34,058 square feet to Pierpont Capital Holdings LLC and 15,939 square feet to JLL Partners, LLC, all pursuant to subleases expiring in October 2022. The third largest tenant, Major League Baseball, subleases 37,385 square feet to the National Bank of Australia, 24,840 square feet to Houlihan Lokey Inc. and 10,525 square feet to Anthos USA Inc., all pursuant to subleases expiring in October 2022.

●	With respect to two (2) Mortgaged Properties identified as “Walgreens Witkoff Portfolio––Staten Island” and “Walgreens Witkoff Portfolio––Woodbury” on Annex A-1, partially securing one (1) Mortgage Loan and representing approximately 0.8% of the Initial Pool Balance by allocated loan amount, the sole tenant at each Mortgaged Property, Walgreens, is subleasing 100% of its space at the Woodbury Mortgaged Property to Rite Aid, and with respect to the Staten Island Mortgaged Property, has gone “dark” and is subleasing its space on a short-term basis. The Walgreens leases expire after the maturity date of the Mortgage Loan. The Mortgaged Properties were underwritten on the basis of using the Walgreens rent.

●	With respect to one (1) Mortgaged Property identified as “Preston Trail Atrium” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.8% of the Initial Pool Balance, the largest tenant, PrimeLending, which occupies approximately 13.9% of the net rentable area, is currently marketing its space for sublease. The tenant is still occupying its space and paying rent pursuant to its lease.

Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties. See also representations and warranties no. 7 and no. 8 in “Annex D-1—JPMorgan Chase Bank, National Association Mortgage Loan Representations and Warranties” and the identified exceptions to those representations and warranties in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties for JPMorgan Chase Bank, National Association”, and representations and warranties no. 6 and no. 7 in “Annex D-1—German American Capital Corporation Mortgage Loan Representations and Warranties” and the identified exceptions to those representations and warranties in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties for General American Capital Corporation”.

●	With respect to seventy-nine (79) Mortgaged Properties identified as “Moffett Place Building 4”, “AHIP Northeast Portfolio I––Courtyard by Marriott – Wall at Monmouth Shores”, “AHIP Northeast Portfolio I––SpringHill Suites – Arundel Mills BWI Airport”, “Starwood Capital Group Hotel Portfolio”, “IRG Portfolio––LMA Massillon & Building E”, “Sheraton DFW”, “Lightstone Portfolio––aloft Rogers Bentonville”, “Lightstone Portfolio––Residence Inn Baton Rouge Siegen Lane”, “Lightstone Portfolio––Courtyard Baton Rouge Siegen Lane”, “Lightstone Portfolio––TownePlace Suites New Orleans Metairie”, “Lightstone Portfolio––Fairfield Inn & Suites New Jonesboro”,

“Lightstone Portfolio––TownePlace Suites Fayetteville North Springdale”, “Fullerton Plaza”, “Covance Business Center” and “EIP Logistics Portfolio––Mercury Paper, Inc.” on Annex A-1, securing or partially securing nine (9) Mortgage Loans and representing approximately 22.3% of the Initial Pool Balance by allocated loan amount, certain tenants, franchisors, property managers, ground lessors, ground lessees, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or a portion thereof, as applicable. See “—Certain Terms of the Mortgage Loans—Partial Releases”.

In particular, with respect to the 5 largest tenants (based on net rentable area) at the 15 largest Mortgage Loans:

●	With respect to one (1) Mortgaged Property identified as “Moffett Place Building 4” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.3% of the Initial Pool Balance, the sole tenant, Google Inc. (“Google”) has a right of first offer, so long as the borrower or its affiliate owns the Mortgaged Property, to purchase all or any portion of the Moffett Place complex of six office buildings, three parking garages and common areas, which the borrower determines it is willing to sell, if (i) the borrower is not then pursuing its remedies due to a material default by Google, (ii) in the case of a sale of all of the six buildings, Google is directly leasing from the borrower at least four of the six buildings (presuming that all six of the buildings have been built) and (iii) in the case of a sale of less than all six of the buildings, Google is the sole direct tenant of any such buildings to be sold. Google entered into a subordination, non-disturbance and attornment agreement with lender under which it agreed that in the case of a foreclosure or transfer in lieu of foreclosure, Google’s right of first offer will not apply and will be extinguished.

●	With respect to two (2) Mortgaged Properties identified as “AHIP Northeast Portfolio I––Courtyard by Marriott – Wall at Monmouth Shores” and “AHIP Northeast Portfolio I––SpringHill Suites – Arundel Mills BWI Airport” on Annex A-1, together partially securing one (1) Mortgage Loan, and representing approximately 1.9% of the Initial Pool Balance by allocated loan amount, the franchisor, Marriott International, Inc., has a right of first refusal to purchase the related Mortgaged Property in the event of a proposed transfer to a “competitor” (as defined in the related franchise agreement) of the franchisor of (i) the related Mortgaged Property or (ii) an ownership interest in the related borrower or a controlling direct or indirect interest in the related borrower. The right of first refusal applies to a transfer to a competitor in connection with a foreclosure, judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a competitor or an affiliate of a competitor.

●	With respect to one (1) Mortgaged Property identified as “Sheraton DFW” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, pursuant to the franchise agreement with Marriott International Inc. (“Marriott”), Marriott has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer to a “competitor” (as defined in the related franchise agreement) of the franchisor of (i) the Mortgaged Property or (ii) an ownership interest in the Borrower or a controlling direct or indirect interest in the Borrower. The right of first refusal applies to a transfer to a competitor in connection with a foreclosure, judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a competitor or an affiliate of a competitor.

●	With respect to one (1) Mortgaged Property identified as “IRG Portfolio––LMA Massillon & Building E” on Annex A-1, partially securing one (1) Mortgage Loan and representing approximately 1.0% of the Initial Pool Balance by allocated loan amount, in the event the borrower intends to sell or transfer all or any portion of the Mortgaged Property to an unaffiliated third party, the largest tenant, Meggitt Aircraft Braking, has a right of first refusal to purchase that portion of the Mortgaged Property. The tenant entered into a subordination, non-disturbance and attornment agreement with the related lender under which the tenant agreed that its right of first offer would not be exerciseable in connection with a foreclosure or deed-in-lieu of foreclosure or any subsequent sale of the Mortgaged Property by the lender or its designee..

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to one (1) Mortgaged Property identified as “150 Blackstone River Road” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.2% of the Initial Pool Balance, the third largest tenant, Mid-States Packaging, Inc., which leases approximately 10.7% of the net rentable area and constitutes approximately 11.8% of underwritten base rents, is affiliated with the borrower.

●	With respect to one (1) Mortgaged Property identified as “Bank of America Building” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.6% of the Initial Pool Balance, the loan sponsor operates Hurricane Grill & Wings, the third largest tenant at the Mortgaged Property by net rentable area. The tenant represents approximately 12.8% of the net rentable area and approximately 18.7% of the underwritten base rent at the Mortgaged Property.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. In particular, twenty-nine (29) Mortgaged Properties identified as “Moffett Place Building 4”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Storage Ivar Avenue”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Storage Glendora”, “U-Haul SAC Portfolios 14,15,17 – U-Haul Kings Highway”, “Treeview Industrial Portfolio—Eastgate”, “Treeview Industrial Portfolio—Landmark”, “Treeview Industrial Portfolio—Sabre Street”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Sunnyvale”, “Starwood Capital Group Hotel Portfolio—

Larkspur Landing Milpitas”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Campbell”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing San Francisco”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Pleasanton”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Bellevue”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Sacramento”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Hillsboro”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Renton”, “Starwood Capital Group Hotel Portfolio—Courtyard Chico”, “Starwood Capital Group Hotel Portfolio—Residence Inn Chico”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Folsom”, “Starwood Capital Group Hotel Portfolio—Larkspur Landing Roseville”, “Capital Center II”, “Capital Center III”, “18301 Von Karman”, “Torre Plaza”, “Best Western Plus Truckee”, “18401 Von Karman”, “Haggen Food & Pharmacy”‘, “Bay Bridge Industrial Center” and “11th & Kissling” on Annex A-1, securing or partially securing twelve (12) Mortgage Loans and representing approximately 21.4% of the Initial Pool Balance by allocated loan amount, are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to each of these Mortgaged Properties except for “U-Haul SAC Portfolios 14,15,17—U-Haul Kings Highway”, and based on these reports, no Mortgaged Property has a seismic expected loss greater than 18.0%.

In the case of one hundred and forty-one (141) Mortgaged Properties identified as “Moffett Place Building 4”, U-Haul SAC Portfolios 14, 15, 17”, “Station Place III”, “Treeview Industrial Portfolio”, “AHIP Northeast Portfolio I”, “First Stamford Place”, “521-523 East 72nd Street”, “Starwood Capital Group Hotel Portfolio”, “General Motors Building”, “IRG Portfolio”, “Walgreens Witkoff Portfolio”, “Lightstone Portfolio”, “Preston Plaza”, “Covance Business Center”, “18301 Von Karman”, “Fullerton Plaza”, “Torre Plaza”, “Best Western Plus Truckee”, “18401 Von Karman”, “Staybridge Suites St. Petersburg”, “Bay Bridge Industrial Center”, “Wells Fargo Financial Center” and “PPHC Manufacturing Facility” on Annex A-1, securing twenty-three (23) Mortgage Loans representing approximately 71.0% of the Initial Pool Balance, the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to one (1) Mortgaged Property identified on Annex A-1 as “General Motors Building”, securing one (1) Mortgage Loan, representing approximately 4.1% of the Initial Pool Balance, so long as TRIPRA is in effect and a third party insurer satisfying the requirements under the Mortgage Loan documents is providing a primary layer of $250 million in terrorism insurance, and subject to the lender’s reasonable approval and the satisfaction of certain conditions (including that covered losses which are not reinsured by the federal government under TRIPRA are required to be reinsured with a cut-through endorsement (or its equivalent) by a third-party insurer rated not less than “A:X” or better in the current Best’s Insurance Reports, “A” by S&P, and “A2” or better by Moody’s, to the extent Moody’s rates any certificates, notes or other securities in connection with the securitization of the General Motors Building Whole Loan and rates the applicable insurer, and the remaining amount of such terrorism insurance will be eligible for payment by the US federal government under TRIPRA), the Mortgage Loan documents permit NYXP, LLC, a captive insurance company wholly-owned by a borrower sponsor, Boston Properties Limited Partnership, to provide the remaining required terrorism insurance for the Mortgaged Property. Currently, third-party provided terrorism insurance is in place.

●	With respect to one (1) portfolio of Mortgaged Properties identified as “Walgreens Witkoff Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.9% of the Initial Pool Balance, the Mortgage Loan provides that, with respect to each Mortgaged Property, the sole tenant, or, with respect to the Windham Mortgaged Property, the largest tenant, Walgreens, is permitted to provide any insurance required to be maintained by the borrower under the Mortgage Loan with respect to the Mortgaged Property, or in the case of the Windham Mortgaged Property, with respect to its leased premises, provided that such tenant complies with the insurance requirements set forth in the lease, and Walgreens is permitted to self-insure, provided, among other things, such tenant maintains a “BBB-” rating by S&P (and an equivalent rating from each of the other national statistical rating agencies which rate such entity). The lender is required to disburse any net insurance proceeds or net condemnation award received by the lender to the tenant Walgreens, provided certain requirements set forth in the Mortgage Loan documents are satisfied, to be applied to the restoration of the Mortgaged Property pursuant to the Walgreens lease.

●	With respect to one (1) Mortgaged Property identified as “Torre Plaza” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.8% of the Initial Pool Balance, the Mortgage Loan documents permit the borrower to rely on the insurance provided by the sole tenant at the Mortgaged Property, provided that the sole tenant is required to maintain insurance policies that meet the requirements of the Mortgage Loan documents, the borrower provides evidence that the tenant does maintain such policies and has paid all insurance premiums and the tenant’s lease is in full force and effect.

●	With respect to one (1) Mortgaged Property identified as “Mural Lofts” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.1% of the Initial Pool Balance, the borrower is deemed to be in compliance with the insurance requirements of the Mortgage Loan documents so long as (a) the condominium board maintains insurance policies that provide for some or all of the insurance coverage required by the Mortgage Loan documents with respect to the Mortgaged Property (the “Condominium Board Policies”) and (b) the Condominium Board Policies comply with all of the applicable terms and conditions of the Mortgage Loan documents with respect to such coverage, or are otherwise acceptable to the lender in its sole discretion. If at any time during the term of the Mortgage Loan the Condominium Board Policies provide for certain insurance required by the Mortgage Loan documents but do not comply with one or more applicable requirements of the Mortgage Loan documents or are not otherwise acceptable to the lender in its sole discretion, then the borrower is required to, within three (3) business days, at its sole cost and expense, either (i) cause the condominium board to modify the Condominium Board Policies as is necessary to bring the applicable insurance coverage into full compliance with all of the applicable terms and conditions of the Mortgage Loan documents or (ii) procure and maintain “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, as is necessary to bring the applicable insurance coverage into full compliance with all of the applicable terms and conditions of the Mortgage Loan documents.

●	With respect to one (1) Mortgaged Property identified as “Haggen Food & Pharmacy” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.9% of the Initial Pool Balance, the Mortgage Loan provides that the sole tenant, Haggen Food & Pharmacy, is permitted to provide property insurance liability covering claims related to construction, repair or alterations, and boiler and machinery/equipment insurance required to be maintained by the borrower under the Mortgage Loan, subject to a deductible of no greater than $100,000, which amount may be considered higher than customary.

●	With respect to one (1) Mortgaged Property identified as “CVS New Orleans” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.7% of the Initial Pool Balance, the Mortgage Loan provides that the sole tenant, CVS, is permitted to provide any insurance required to be maintained by the borrower under the Mortgage Loan provided that such tenant complies with the insurance requirements set forth in the lease, and that the sole tenant is permitted to self-insure provided, among other things, the tenant satisfies the net worth requirements under its lease (which is $100 million). To the extent permitted under its lease, the sole tenant, CVS, is permitted to hold any insurance proceeds for restoration of the Mortgaged Property.

See representation and warranty number 18 in “Annex D-1—JPMCB Mortgage Loan Representations and Warranties”, representation and warranty number 17 in “Annex E-1—GACC Mortgage Loan Representations and Warranties”, and the identified exceptions to those representations and warranties in “Annex D-2—Exceptions to JPMCB Mortgage Loan Representations and Warranties” and “Annex E-2—Exceptions to GACC Mortgage Loan Representations and Warranties”, as applicable.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”, and see representation and warranty number 31 in “Annex D-1—JPMCB Mortgage Loan Representations and Warranties”, representation and warranty number 30 in “Annex E-1—GACC Mortgage Loan Representations and Warranties” and the identified exceptions to those representations and warranties in “Annex D-2—Exceptions to JPMCB Mortgage Loan Representations and Warranties” and “Annex E-2—Exceptions to GACC Mortgage Loan Representations and Warranties”, as applicable.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to one (1) Mortgaged Property identified as “521-523 East 72nd Street” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.5% of the Initial Pool Balance, the Mortgaged Property is legal non-complying as to use for portions of the Mortgaged Property. A portion of the Mortgaged Property is zoned for residential purposes and a portion of the Mortgaged Property is zoned for light manufacturing purposes. The building is a mixed-use building with office components and a multifamily component. The multifamily use is permitted by right in the areas zoned for residential use and is a legal non-conforming use in areas zoned for light manufacturing. The use of the Mortgaged Property for medical office and hospital uses is permitted by right in the areas zoned for light industrial but is a legal non-conforming use for areas zoned for residential purposes.

●	With respect to one (1) Mortgaged Property identified as “150 Blackstone River Road” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.2% of the Initial Pool Balance, the Mortgaged Property is subject to certain Notices of Activity and Use Limitations (the “AUL”), which impose certain use restrictions, maintenance and other ongoing obligations due to the Mortgaged Property being classified as a disposal site due to the release of oil and/or hazardous materials resulting from a former above-ground storage tank farm located on the Mortgaged Property. The AUL limits the use of the Mortgaged Property to retail/commercial uses, industrial uses, and such other activities or uses which, in the opinion of a licensed site professional, present no greater risk of harm to health, safety, public welfare or the environment than the foregoing activities and uses. The AUL explicitly restricts activities and uses that are inconsistent with the opinion presented in connection with the AUL, which are residential uses, agricultural uses, recreational uses, day care or school uses, or invasive subsurface activities and other incidental activities. Any proposed change in use at the Mortgaged Property which may result in higher levels of exposure to the contaminants is required to be evaluated by a licensed site professional under state law to determine whether or not the proposed change would present a significant risk of harm to the health, safety, public welfare or environment. The Mortgaged Property also borders a wetlands area and is subject to certain construction and post-construction obligations as set forth in the related Order of Conditions issued by the Massachusetts Department of Environmental Protection (the “Orders”). The Mortgage Loan documents provide for a recourse carveout for losses arising from any breach, violation or non-compliance with the AUL and the Orders.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the LTV and appraised value using values other than “as-is”, as well as the corresponding LTV and appraised value using “as-is” values.

Appraised Value

Mortgaged Property Name	% of Initial Pool Balance	Related Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)(1)	Related Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Moffett Place Building 4	6.3%	41.0%	37.3%	$309,500,000(1)	47.2%	42.9%	$269,100,000
AHIP Northeast Portfolio I	5.0%	56.1%	51.4%	$124,000,000(2)	61.6%	56.4%	$113,000,000
Gateway Net Lease Portfolio	4.5%	45.0%	45.0%	$785,215,000(3)	45.9%	45.9%	$769,115,000
Starwood Capital Group Hotel Portfolio	4.2%	60.4%	60.4%	$956,000,000(4)	65.3%	65.3%	$884,700,000
Villas at San Gabriel	3.9%	66.5%	61.2%	$64,700,000(5)	68.9%	63.4%	$62,400,000
Lightstone Portfolio	2.3%	61.6%	54.2%	$105,500,000(6)	64.4%	56.%	$101,000,000

(1)	Represents the “prospective market value upon stabilization” Appraised Value which assumes that the proposed improvements have been completed and that the Mortgaged Property is fully leased to stabilized occupancy as of November 1, 2018. At origination, the borrower reserved approximately $30.3 million for outstanding tenant improvements and free rent associated with the Google lease.

(2)	Reflects an appraisal on an “as-complete” basis as of (i) June 1, 2018, with respect to the Hilton Garden Inn – Baltimore White Marsh an SpringHill Suites – Arundel Mills BWI Airport Mortgaged Properties, (ii) June 1, 2019, with respect to the Homewood Suites – Allentown West Fogelsville and Homewood Suites – Dover Rockaway Mortgaged Properties and (iii) June 1, 2010, with respect to the Courtyard by Marriott – Wall at Monmouth Shores Mortgaged Property, which assumes the completion of PIP renovations at each of the respective properties. At loan origination, the borrowers reserved approximately $4,519,224 in the aggregate for the PIPs.

(3)	Reflects the sum of the “as-is” values of each Mortgaged Property (except for the Baxalta (Barry Pointe) and Baxalta (Casselberry) Mortgaged Properties) and the “as-complete” appraised values for the Baxalta (Barry Pointe) and Baxalta (Casselberry) Mortgaged Properties, which assumes that construction at the related Mortgaged Property has been completed.

(4)	Reflects a premium attributed to the aggregate value of the portfolio of Mortgaged Properties as a whole

(5)	Reflects an appraisal on a “prospective as complete/stabilized” basis, which assumes that the construction at the related Mortgaged Property has been completed.

(6)	Except with respect to the Hampton Inn & Suites Ft. Myers Beach Mortgaged Property (which has an “as is” appraised value dated as of June 1, 2017), the appraisals for the other Lightstone Portfolio Mortgaged Properties are based on an “as-complete” appraised value as of June 1, 2018. The “as complete” basis appraisals assume completion of required PIP renovations at each such Mortgaged Property. At loan origination, the borrower reserved approximately $2,408,000 with the lender, which amount is equal to 100% of estimate of for the PIPs that are required to be completed at each such Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty number 28 in “Annex D-1—JPMCB Mortgage Loan Representations and Warranties”, representation and warranty number 27 in “Annex E-1—GACC Mortgage Loan Representations and Warranties” and the exceptions to those representations and warranties in “Annex D-2—Exceptions to JPMCB Mortgage Loan Representations and Warranties” and “Annex E-2—Exceptions to GACC Mortgage Loan Representations and Warranties”, as applicable, for additional information.

●	With respect to one (1) Mortgaged Property identified as “Station Place III” on Annex A-1, securing one (1) Mortgage Loan representing 5.8% of the Initial Pool Balance, there is no separate nonrecourse carve-out guarantor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents or the environmental indemnity. The borrower was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Ironshore Specialty Insurance Company, with individual and aggregate claim limits of $10,000,000 and a $50,000 deductible. The policy names the lenders as an additional insured. The current policy has an expiration date of June 1, 2019. The loan documents require the borrower, at all times during the term of the Mortgage Loan, to either (i) maintain a stand-alone environmental insurance policy with aggregate and individual limits of not less than $2,000,000 and a deductible or self-insured retention of $50,000, with the same coverages and endorsements as the policy delivered at origination or (ii) deliver an environmental indemnity from a guarantor acceptable to the lender, except that the borrower is permitted to renew or replace the existing policy with the environmental coverage prior to its expiration.

●	With respect to forty-one (41) Mortgaged Properties identified as “Gateway Net Lease Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing 4.5% of the Initial Pool Balance, there is no separate nonrecourse carve-out guarantor, and the borrowers are the only parties responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents or the environmental indemnity. The borrowers were required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Great American E&S Insurance Company, with individual claim limits of $5,000,000 an aggregate claim limit of $35,000,000 and a $50,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of May 19, 2027.

●	With respect to sixty-five (65) Mortgaged Properties identified as “Starwood Capital Group Hotel Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing 4.2% of the Initial Pool Balance, the aggregate liability of the non-recourse carveout guarantor related to bankruptcy or insolvency actions may not exceed an amount equal to 20% of the principal balance of the Mortgage Loan outstanding at the time of the occurrence of such event, plus reasonable third-party collection costs actually incurred by the lender in connection with the enforcement of its rights under the guaranty or any other Whole Loan document.

●	With respect to one (1) Mortgaged Property identified on Annex A-1 as “General Motors Building”, securing one (1) Mortgage Loan representing approximately 4.1% of the Initial Pool Balance, the Mortgage Loan documents do not require a non-recourse carve-out guarantor or environmental indemnitor. Only the single purpose entity borrower, 767 Fifth Partners LLC, is liable for customary non-recourse carve-outs. No minimum net worth or liquidity was required under the Mortgage Loan documents. The Mortgaged Property is covered against certain environmental matters by a pollution legal liability-type environmental insurance policy issued by Chartis

Specialty Insurance Company (a member company of American International Group Inc.) with limits of $20 million per incident and $40 million in the aggregate, subject to a $50,000 deductible. American International Group Inc. has an S&P rating of “BBB+”. The policy period ends September 15, 2018. Upon expiration of the existing policy, the Mortgage Loan documents require the borrower to provide a replacement policy, issued by an insurer having an minimum A.M. Best’s rating of “A-/VIII” that is maintained and renewed annually with a combined single limit of $5 million and a deductible no greater than $100,000.

●	With respect to two (2) Mortgaged Properties identified as “18301 Von Karman” and “18401 Von Karman”, securing two (2) Mortgage Loans representing approximately 3.5% of the Initial Pool Balance, the Mortgage Loan documents do not require a non-recourse carve-out guarantor.

●	With respect to one (1) Mortgaged Property identified as “Fullerton Plaza” on Annex A-1, securing one (1) Mortgage Loan representing 1.9% of the Initial Pool Balance, the guarantor is liable under the related guaranty solely for (i) any losses arising from failure to comply with that certain Comprehensive IEPA No Further Remediation Letter dated April 30, 1998 from the Illinois Environmental Property Agency and pay all costs and expenses in connection with such compliance, and (ii) the full amount of the Mortgage Loan in the event of certain voluntary or involuntary bankruptcy or insolvency actions. In addition, the guarantor is not a party to the environmental indemnity, and the borrower is the sole party liable for any breach or violation of the environmental indemnity. The borrower was required to deliver an environmental insurance policy. The policy was issued by Great American E&S Insurance Company, with individual claim limits and an aggregate claim limit of $2.1 million and a $25,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of September 6, 2025.

The absence of a non-recourse carveout guarantor or limitations placed on the liability of a non-recourse carveout guarantor, as the case may be, may reduce the efficacy of the non-recourse carveout provisions and any related guaranty to influence the actions of the related borrower.

With respect to certain of the Mortgage Loans the related guaranty and/or environmental indemnity contains provisions to the effect that, provided certain conditions are satisfied, the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed in lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, pursuant to such Mortgage Loan and/or after the foreclosure, acceptance of a transfer in lieu of foreclosure or appointment of a receiver by a mezzanine lender under any related mezzanine loan.

In addition, the non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property only to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

The environmental indemnities for certain of the Mortgage Loans contain a sunset on the borrower’s and/or the non-recourse carveout guarantor’s obligations and liability for claims asserted after a specified period of time (generally between one and five years) upon certain conditions set forth in the related Mortgage Loan documents including, without limitation, delivery of an acceptable updated Phase I or Phase II environmental assessment in certain cases. See representation and warranty number 43 in “Annex D-1—JPMCB Mortgage Loan Representations and Warranties”, representation and warranty number 41 in “Annex E-1—GACC Mortgage Loan Representations and Warranties” for additional information.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to one (1) Mortgaged Property identified as “Moffett Place Building 4” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.3% of the Initial Pool Balance, common areas from the larger Moffett Place complex, which are not part of the Mortgaged Property, are currently included within the Mortgaged Property’s tax parcel. No separate tax parcel endorsement was obtained at origination, but the title insurer is committed to issue the endorsement when a separate assessor parcel number is issued for the Mortgaged Property. The tax reserve was sized on the basis of a future, separate tax parcel (excluding the common areas). The estimated annual taxes for the entire parcel (including the Mortgaged Property and the common areas) are $830,000. At loan origination, the borrower reserved approximately $499,913 in a tax fund reserve and is required to deposit an additional $71,416 on each monthly payment date, which aggregate amount is expected to be sufficient to cover any related tax liabilities.

●	With respect to one (1) Mortgaged Property identified as “150 Blackstone River Road” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.2% of the Initial Pool Balance, the Mortgaged Property is subject to a Tax Increment Financing Agreement between the City of Worcestor, Massachusetts, and the borrower, pursuant to which the borrower has pledged to make a capital investment of approximately $26,000,000 and create a minimum of 300 jobs (among other requirements) between the years 2017 and 2020, and in exchange the City has granted the borrower a 15-year tax exemption (the “TIF Plan”), effective from July 1, 2017 through June 30, 2032, on the anticipated difference in value between the 2015 assessed value of $10,240,400 and the new assessed value (which is estimated to be $31,450,400 due to significant property improvements), for an incremental difference of $21,210,000. The TIF Plan provides for (i) an exemption of 50% commencing in the year 2018 through and including the year 2028, (ii) an exemption of 40% for the years 2029 and 2030 and (iii) an exemption of 30% in the year 2031. Total real property taxes on the Mortgaged Property in 2018 with the TIF Plan are expected to be approximately $631,245, and the total real property taxes excluding the tax exemption would be approximately $980,468. The TIF Plan is expected to provide an aggregate exemption of approximately $5,168,495 over the term of the TIF Plan. In the event the borrower fails to comply with all of its material obligations under the TIF Plan, the city has the right to apply to the Economic Assistance Coordinating Council for decertification of the project and recapture the benefits of the tax exemption under the TIF Plan. The Mortgage Loan was underwritten assuming the full TIF Plan exemption. No assurances can be given that the cash flow from the related Mortgaged Property will support the increase in tax liability following the reduction or termination of the TIF Plan.

●	With respect to one (1) Mortgaged Property identified as “Mural Lofts” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.1% of the Initial Pool Balance, the Mortgaged Property was rehabilitated in a manner that qualifies it for certain historic tax credits (the “Historic Tax Credits”) under the Internal Revenue Code of 1986 (the “Code”) and related regulations. The Historic Tax Credits were approved in the original amount of $2,880,706 (the “Tax Credit Amount”). Enhanced Capital HTC Fund I, LLC (“Limited Partner”), the tax credit partner, claimed the Historic Tax Credits for the year ended December 31, 2015 after its capital contribution to the borrower. The Historic Tax Credits may become subject to recapture pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) through October 30, 2020 upon occurrence of certain events, which include, without limitation, a reduction in the qualified basis of the construction or rehabilitation of the Mortgaged Property that would cause a recapture, disallowance or any claim of deficiency from the Internal Revenue Service. The maximum amount that may be recaptured if there is any event that would trigger recapture of the tax credits under the Code is 100% through and including October 30, 2016, which then decreases by 20% on October 30 of each year until 2020, after which date the amount of recapture will be zero. On or after such date, the Limited Partner has the right to require the borrower to purchase all of Limited Partner’s interests in the borrower equal to the lesser of (i) the fair market value of the Limited Partner’s interest as of the redemption closing date or (ii) any unpaid amounts due to the Limited Partner, including but not limited to any unpaid tax distributions, plus $1,000. At origination, the lender entered into a Foreclosure Rights Agreement with the borrower, which provides that, if the lender takes title to the property by reason of foreclosure or other proceedings in lieu of foreclosure prior to the earliest to occur of certain events, which include, without limitation, the expiration of the recapture period or the receipt of any recapture notice or other event terminating the Mortgaged Property’s eligibility for the Historic Tax Credits, then the purchaser at the foreclosure sale and the borrower will enter into a master lease for the Mortgaged Property with the purchaser, and the guarantor for the loan will enter into a guaranty of all rents under the master lease. The lender has agreed that it will not transfer title to certain prohibited transferee prior to the expiration of the foregoing period, which include, without limitation, certain tax-exempt entities (the Foreclosure Rights Agreement expressly provides that a REMIC is not a prohibited transferee). The Mortgage Loan documents provide for a recourse carveout for any loss arising from any reduction, recapture or disallowance of the Historic Tax Credits or any imposition of any penalties or interest with respect thereto, or any claim, action, proceeding or litigation brought against the lender for any breach or violation of any agreements or documents relating to the Historic Tax Credits.

In addition, the property is subject to a real estate tax abatement under the City of Philadelphia municipal code, as approved by the City of Philadelphia on February 11, 2016. The tax abatement program has a term of ten years. Under the tax abatement program, the annual real estate tax assessments for the remaining abatement period has been fixed at $51,490. The projected unabated real estate tax assessments for the year 2018 is $114,708, which is expected to increase by 3% annually. The projected unabated tax amount for 2025, which is the final year of the tax abatement, is expected to be $141,077. The aggregate projected tax abatement for the remaining eight years of the program equals $608,105. Such projection is based on various assumptions, and no assurance can be given that the actual taxes will not be higher. Real estate taxes were underwritten based on the ten-year average of the abated tax amount. No assurance can be given that the cash flow from the related Mortgaged Property will support the increase in tax liability following the reduction or termination of the real estate tax abatement.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Sixteen (16) Mortgage Loans representing approximately 49.6% of the Initial Pool Balance, are interest only for the entire term of the Mortgage Loans.

Ten (10) Mortgage Loans representing approximately 26.2% of the Initial Pool Balance, provide for payments of interest only for the first 24 to 60 months following the origination date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date or Anticipated Repayment Date.

Fifteen (15) Mortgage Loans (excluding interest only and partial interest only Mortgage Loans) representing approximately 23.4% of the Initial Pool Balance, provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date or Anticipated Repayment Date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	18	$497,744,869	45.0%
5	1	50,000,000	4.5
6	20	480,388,427	43.5
8	1	32,000,000	2.9
9	1	45,200,000	4.1
Total:	41	$1,105,333,296	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods(1)

Grace Period (Default) Days	Number of Mortgage Loans	% of Initial Pool Balance
0	35	80.2%
3	1	5.8
5 (once per year)	2	5.1
5	3	8.9
Total:	41	100.0%

(1)	With respect to the General Motors Building Mortgage Loan, once during any twelve-month period, the related borrower will be permitted a two business day grace period with respect to debt service payments.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. See “—Real Estate and Other Tax Considerations” above. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

Three (3) Mortgage Loans identified as “U-Haul SAC Portfolios 14, 15, 17”, “Walgreens Witkoff Portfolio” and “PPHC Manufacturing Facility” on Annex A-1 (the “ARD Loans”), representing approximately 9.4% of the Initial Pool Balance, provide that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid such ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for the ARD Loans.

On or after its Anticipated Repayment Date, an ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents at the Initial Rate and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance charge or prepayment premium) on the ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid, only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest will be paid to the holders of the Class Z certificates and the Class VRR certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Single Purpose Entity Covenants

Certain of the Mortgage Loans with principal balances equal to or exceeding $20,000,000 do not have an independent director in place. For example, one (1) Mortgaged Property identified as “Fullerton Plaza” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.9% of the Initial Pool Balance, the borrower was not required at origination of the Mortgage Loan to have an independent director in place.

See “—Additional Indebtedness” below. See “Certain Legal Aspects of Mortgage Loans— Bankruptcy Laws”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 24 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the

prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessments of Property Value and Condition—Zoning and Building Code Compliance and Condemnation” in this prospectus.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments.

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

With respect to three (3) Mortgage Loans, identified as “Station Place III”, “18301 Von Karman”, and “18401 Von Karman” on Annex A-1, representing approximately 9.3% of the Initial Pool Balance, the loan documents permit the related borrower, after a lockout period of 25-26 payments allocable to the Mortgage Loan following the origination date, to (1) prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period or (2) defease the Mortgage Loan. See “—Defeasance; Collateral Substitution” below.

With respect to forty-one (41) Mortgaged Properties identified as “Gateway Net Lease Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.5% of the Initial Pool Balance, the Mortgage Loan documents permit the related borrowers, after a lockout period of the earlier of at least 28 payments following the closing date of the securitization that includes the last note to be securitized and May 19, 2020, to defease the Mortgage Loan or, after June 5, 2019, to prepay the Mortgage Loan in part in connection with a partial release of an individual Mortgaged Property or a prepayment to achieve the required debt yield in connection with such partial release, with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount (plus an additional 10.0% of the release price of such Mortgaged Property) if such prepayment occurs prior to the related open prepayment period. See “—Partial Releases” below for additional information.

With respect to two (2) Mortgage Loans identified as “Starwood Capital Group Hotel Portfolio” and “First Stamford Place” on Annex A-1, representing approximately 9.2% of the Initial Pool Balance, the Mortgage Loan documents permit the related borrower to prepay the Mortgage Loan in part in order to cure a cash sweep period.

With respect to twelve (12) Mortgage Loans identified as “Starwood Capital Group Hotel Portfolio”, “Villas at San Gabriel”, “Lightstone Portfolio”, “Fullerton Plaza”, “Staybridge Suites St. Petersburg”, “Hampton Inn & Suites Rome”, “Preston Trail Atrium”, “CVS New Orleans”, “Bank of America Building”, “The Grove at 43rd Apartments”, “Brittmoore Industrial Park” and “PPHC Manufacturing Facility” on Annex A-1, representing approximately 17.8% of the Initial Pool Balance, permit the related borrower, after a lockout period of 12 to 36 payments following the origination date to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
3	8	$155,392,074	14.1%
4	17	540,465,107	48.9
5	7	126,823,320	11.5
6	4	101,225,000	9.2
7	4	172,200,000	15.6
24	1	9,227,795	0.8
Total	41	$1,105,333,296	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of twenty-nine (29) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 82.2% of the Initial Pool Balance, permit the applicable borrower at any time (generally, provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date. In addition, with respect to such Defeasance Loans:

●	With respect to two (2) Mortgage Loans identified as “U-Haul SAC Portfolios 14, 15, 17” and “Mural Lofts” on Annex A-1, representing approximately 7.4% of the Initial Pool Balance, the related Mortgage Loan documents permit the related borrower to prepay the related Mortgage Loan upon the occurrence of a certain date with yield maintenance premium if the related Defeasance Lock-Out Period has not expired by such date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or Anticipated Repayment Date, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to twenty-two (22) Mortgaged Properties identified as “U-Haul SAC Portfolios 14, 15, 17” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.2% of the Initial Pool Balance, six (6) of the Mortgaged Properties (“U-Haul SAC Portfolios 14, 15, 17––U-Haul of Medford”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Ctr Albany”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Center of Rockville”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Center of Round Rock” and “U-Haul SAC Portfolios 14, 15, 17––U-Haul Storage Hulen”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Ctr Downtown”) have been identified in the related zoning reports as being legal non-conforming as to use of the related Mortgaged Property (the “U-Haul Non-Conforming Use Properties”). If following a casualty or condemnation, the lender determines that the use of a U-Haul Non-Conforming Use Property as it was operated at origination is no longer permissible within 45 days after receipt of written notice, the borrower will be obligated to (i) during the lockout period, deliver to lender an amount equal to the release amount for such Mortgaged Property, plus the applicable yield maintenance premium minus any applicable net proceeds derived from the Mortgaged Property and received by the lender (up to the allocated loan amount for the applicable Mortgaged Property) or (ii) following the lockout period, deliver defeasance collateral in an amount equal to the release amount for such Mortgaged Property (as adjusted, to comply with the REMIC requirements), and in either case, the lender will release the U-Haul Non-Conforming Use Property from the lien of the related mortgage. In the event the borrower fails to comply with the above, the related guarantor will be obligated to satisfy such obligations.

●	With respect to twenty-two (22) Mortgaged Properties identified as “U-Haul SAC Portfolios 14, 15, 17” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.2% of the Initial Pool Balance, the related borrowers may acquire properties adjacent to an existing Mortgaged Property for expansion purposes, provided that, among other conditions, the borrowers provide the lender with (i) an environmental report showing no hazardous materials or risk of contamination at the adjacent property, (ii) updated title and survey and (iii) evidence that the property to be acquired (a) is insured in accordance with the Mortgage Loan documents and (b) was acquired without incurring any debt. The borrowers are also required to take all actions necessary to encumber the newly acquired property by the lien of the related mortgage. In addition, a related borrower may acquire operating leasehold interests in property that is operating as a storage facility but that is not contiguous to an existing Mortgaged Property, provided that, among other conditions: (i) such facility is operated as a remote storage facility, U-Box storage facility or vehicle or RV storage facility, and does not include any office, showroom retail or administrative uses, (ii) the related borrower delivers an environmental report showing no hazardous materials or risk of contamination at the adjacent property, a current survey and evidence that the leasehold property is insured in accordance with the Mortgage Loan documents and (iii) such leasehold property is owned in fee simple by an affiliate of the guarantor and the related borrower enters into a lease which provides, among other things, that (a) in the event that the debt service coverage ratio for the Mortgage Loan is less than 1.20x, any rent, taxes and insurance due by the borrowers under the related lease will be abated until the debt service coverage ratio equals or exceeds 1.20x for two consecutive calendar quarters and (b) if the lender forecloses or accepts a deed-in-lieu of foreclosure on the related Mortgaged Property, the lender will have the option to terminate the lease. The borrower has the right to construct additional storage units or construct for other ancillary purposes on both the existing Mortgaged Properties and any additional properties in which it acquires a fee or operating leasehold interest, without the consent of the lender, so long as such construction does not have a material adverse effect on the value or net operating income of the applicable Mortgaged Property or the borrower’s financial condition.

●	With respect to fourteen (14) Mortgaged Properties identified as “Treeview Industrial Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.4% of the Initial Pool Balance, following the expiration of the related Defeasance Lockout Period, the borrower may obtain the release of one or more individual Mortgaged Properties with the defeasance of a portion of the Mortgage Loan in accordance with the Mortgage Loan documents, provided that, among other terms and conditions: (i) no event of default has occurred and is continuing; (ii) the borrower defeases a portion of the Mortgage Loan in an amount equal to or exceeding 115% of the allocated loan amount for the Mortgaged Property being released; (iii) the borrower delivers an opinion of counsel that such release would not constitute a “significant modification” of the Mortgage Loan, as such term is defined in Treasury Regulations Section 1.860G-2(b); (iv) with respect to the release of either the 1280 Corporate Lakes or the 1300 Corporate Lakes Mortgaged Properties (unless released together simultaneously), each Mortgaged Property remaining as collateral after the release will (a) comply with all material zoning ordinances, (b) be a separate tax parcel, (c) comply with all material subdivision ordinances and (d) have an appurtenant easement for utilities, parking and access currently crossing or located on the Mortgaged Property being released to the extent that the same are reasonably necessary to the ownership or operation of the Mortgaged Property remaining as collateral after the release; (v) after giving effect to the release, the debt service coverage ratio (as calculated in the Mortgage Loan documents) for the Mortgaged Properties then remaining subject to the lien of the security instruments based on the trailing 12 month period is equal to or greater than the greater of (a) 1.84x and (b) the debt service coverage ratio for all of the Mortgaged Properties then remaining subject to the liens of the security instruments (including the Mortgaged Property being released) immediately preceding such release; and (vi) after giving effect to the release, the loan-to-value ratio for the properties then remaining subject to the lien of the security instruments is at least equal to 64.5%.

●	With respect to five (5) Mortgaged Properties identified as “AHIP Northeast Portfolio I” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.0% of the Initial Pool Balance, in connection with a bona fide third party sale of any of the individual Mortgaged Properties, the borrowers may obtain the release of the related individual Mortgaged Property after the expiration of the lockout period, provided that, among other things, (i) the borrowers defease the Mortgage Loan in an amount equal to 110% of the allocated loan amount of the individual Mortgaged Property being released, (ii) the debt service coverage ratio of the remaining Mortgaged Properties following such release is no less than the greater of (x) the debt service coverage ratio immediately preceding such sale and (y) 1.95x, (iii) the loan-to-value ratio of the remaining Mortgaged Properties following such release is no more than the lesser of (x) the loan-to-value ratio immediately prior to such release and (y) 56.1%, provided, that this clause (iii) will not apply if after giving effect to such sale and defeasance, the debt yield for the remaining Mortgaged

Properties is 15.0% or higher, (iv) delivery of a REMIC opinion and (v) at the lender’s request, delivery of a rating agency confirmation.

●	With respect to forty-one (41) Mortgaged Properties identified as “Gateway Net Lease Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.5% of the Initial Pool Balance, after June 5, 2019, the borrowers may obtain the release of one or more individual Mortgaged Properties from the lien of the applicable security instruments by prepayment with yield maintenance (if applicable), subject to the satisfaction of certain conditions, including, among others, (i) payment of a release price equal to 110% of the allocated loan amount with respect to such individual Mortgaged Property or individual Mortgaged Properties, (ii) after giving effect to the release, the debt yield (as calculated in the Gateway Net Lease Portfolio Mortgage Loan documents) of the Mortgaged Properties then remaining subject to the lien of the security instruments is equal to or greater than (a) the greater of (1) 10.0% and (2) the debt yield for all of the Mortgaged Properties immediately preceding such release, and (b) 14.0%, provided that the borrowers are permitted to prepay a portion of the Gateway Net Lease Portfolio Whole Loan in an amount reasonably determined by the lender necessary to satisfy the debt yield requirement (together with the yield maintenance premium, if applicable), and (iii) satisfaction of REMIC requirements.

●	With respect to sixty-four (64) Mortgaged Properties identified as “Starwood Capital Group Hotel Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.2% of the Initial Pool Balance, the borrowers may obtain the release of one or more individual Mortgaged Properties from the lien of the applicable security instruments by prepayment with yield maintenance (if applicable), subject to the satisfaction of certain conditions, including, among others, (i) payment of an amount equal to or exceeding the Release Price (as defined below) with respect to such individual Mortgaged Property or individual Mortgaged Properties, (ii) after giving effect to the release, the debt service coverage ratio (as calculated in the Starwood Capital Group Hotel Portfolio Mortgage Loan documents) of the Mortgaged Properties then remaining subject to the lien of the security instruments is equal to or greater than the greater of (a) 2.65x and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately preceding such release, provided that the borrowers are permitted to prepay a portion of the Starwood Capital Group Hotel Portfolio Whole Loan in an amount reasonably determined by the lender necessary to satisfy the debt service coverage ratio requirement (together with the yield maintenance premium, if applicable) or deposit cash with the lender in an amount determined by the lender necessary to, after giving effect to the release, satisfy the debt service coverage ratio requirement, and (iii) satisfaction of REMIC requirements. “Release Price” means the following amount: (1) if less than $57,727,000 of the Starwood Capital Group Hotel Portfolio Whole Loan has been prepaid in connection with prior releases, then 105% of the allocated loan amount of each such individual Mortgaged Property or Mortgaged Properties being released, (2) if less than $86,590,500 has been prepaid, then 110% of the allocated loan amount of each such individual Mortgaged Property or Mortgaged Properties being released, (3) if less than $115,454,000 has been prepaid, then 115% of the allocated loan amount of each such individual Mortgaged Property or Mortgaged Properties being released and (4) (A) after $115,454,000 has been prepaid or (B) if such individual Mortgaged Property or Mortgaged Properties being released are to be conveyed to an affiliate of the borrowers or certain of its affiliates, then the “Release Price” means in each case 120% of the allocated loan amount of each such individual Mortgaged Property or Mortgaged Properties being released. If the release of any individual Mortgaged Property causes the aggregate prepaid loan amount to exceed any of the prepayment release dollar thresholds set forth above, then the “Release Price” under the Mortgage Loan documents is required to equal the sum of (x) the portion of the allocated loan amount for such Mortgaged Property which is less than the first-applicable prepayment release dollar threshold set forth above multiplied by the corresponding percentage and (y) the portion of the allocated loan amount for such Mortgaged Property which is greater than or equal to the first-applicable prepayment release dollar threshold applied in clause (x) multiplied by the applicable percentage shown above.

●	With respect to one (1) Mortgaged Property identified as “Starwood Capital Group Hotel Portfolio—Holiday Inn Express & Suites Terrell” on Annex A-1, securing one (1) Mortgage Loan and representing approximately 0.04% of the Initial Pool Balance by allocated loan amount, in the event Tanger Properties Limited Partnership exercises its repurchase right under a recorded declaration and agreement to purchase the applicable Mortgaged Property, the borrowers are required to promptly cause the Mortgaged Property to be released in compliance with the Mortgage Loan documents (including payment of the applicable Release Price as calculated above, and the allocated loan amount for the individual Mortgaged Property for the Starwood Capital Group Hotel Portfolio Whole Loan is $4,904,232) at such time, including, without limitation, during the lockout period.

●	With respect to seven (7) Mortgaged Properties identified as “Walgreens Witkoff Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.9% of the Initial Pool Balance, in connection with a bona fide third party sale of any of the individual Mortgaged Properties, the borrowers may obtain the release of the related individual Mortgaged Property after the expiration of the lockout period, provided that, among other things, (i) the borrower defeases the Mortgage Loan in an amount equal to the greater of (x) 100% of the net sales proceeds with respect to such Mortgaged Property and (y) 120% of the allocated loan amount for such Mortgaged Property, (ii) the debt service coverage ratio of the remaining Mortgaged Properties following such sale and defeasance is no less than the greater of (x) the debt service coverage ratio immediately preceding such sale and (y) 1.08x, (iii) the loan-to-value ratio of the remaining Mortgaged Properties following such sale and defeasance is no more than the lesser of (x) the loan-to-value ratio immediately prior to such sale and (y) 78.3%, (iv) delivery of a REMIC opinion and (v) delivery of a rating agency confirmation.

●	With respect to the portfolio of Mortgaged Properties identified as “Capital Centers II & III” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.4% of the Initial Pool Balance, in connection with a bona fide third party sale of any of the two individual Mortgaged Properties, the borrower may obtain the release on any business day of the related individual Mortgaged Property after the expiration of the lockout period, provided that, among other things, (i) the borrower defeases the Mortgage Loan in an amount equal to the greater of (x) 100% of the net sales proceeds with respect to such Mortgaged Property and (y) 115% of the allocated loan amount for such Mortgaged Property, (ii) the debt service coverage ratio of the remaining Mortgaged Property following such sale and defeasance is no less than the greater of (x) the debt service coverage ratio immediately preceding such sale and (y) 1.28x, (iii) the loan-to-value ratio of the remaining Mortgaged Property following such sale and defeasance is no more than the lesser of (x) the loan-to-value ratio immediately prior to such sale and (y) 69.1%, (iv) delivery of a REMIC opinion and (v) delivery of a rating agency confirmation.

●	With respect to seven (7) Mortgaged Properties identified as “Lightstone Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.3% of the Initial Pool Balance, the borrowers may obtain the release of any individual Mortgaged Property after the expiration of the lockout period, provided that, among other conditions, (i)(A) in connection with a bona fide third party sale of any of the individual Mortgaged Properties, the borrowers partially prepay the Mortgage Loan in an amount equal to 115% of the allocated loan amount for such Mortgaged Property or (B) with respect to any Mortgaged Property released in connection with a sale of such Mortgaged Property to an affiliate of the borrowers or any guarantor, the borrowers partially prepay the Mortgage Loan in an amount equal to the greater of (x) 120% of the allocated loan amount for such Mortgaged Property and (y) 100% of the net sales proceeds with respect to such Mortgaged Property; (ii) after giving effect to such sale and prepayment, the debt service coverage ratio for the remaining Mortgaged Properties is no less than the greater of (x) the debt service coverage ratio immediately preceding such sale and (y) 2.13x; (iii) after giving effect to such sale and prepayment, the loan-to-value ratio for the remaining Mortgaged Properties is no more than the lesser of (x) the loan-to-value ratio immediately preceding such sale and (y) 61.6%; and (iv) delivery of a rating agency confirmation

Furthermore, some of the Mortgage Loans, including, without limitation, with respect to one (1) Mortgaged Property identified as “Covance Business Center” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.4% of the Initial Pool Balance, the borrower is permitted to obtain the release of a non-income producing, unimproved portion of the Mortgaged Property reasonably approved by the lender (the “Release Parcel”), and obtain the release of such Release Parcel to an affiliate of the borrower in connection with the exercise of an expansion option by the sole tenant at the Mortgaged Property, Covance, Inc., subject to, among other things, satisfaction of the REMIC requirements. The Release Parcel was not assigned any material value for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Twenty-nine (29) of the Mortgage Loans representing approximately 71.0% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-nine (29) of the Mortgage Loans representing approximately 66.6% of the Initial Pool Balance, provide for monthly or upfront escrows to cover capital expenditures and replacements.

Sixteen (16) of the Mortgage Loans representing approximately 52.3% of the Initial Pool Balance, are secured by office, retail, industrial and mixed use properties and provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail and industrial properties only.

Twelve (12) of the Mortgage Loans representing approximately 22.5% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Certain of the Mortgage Loans described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger. For example, with respect to two (2) Mortgaged Properties identified as “General Motors Building” and “Staybridge Suites St. Petersburg”, securing two (2) Mortgage Loans representing approximately 5.3% of the Initial Pool Balance, the related borrower is permitted to deposit cash or a letter of credit (or, in the case of the Mortgaged Property identified as “General Motors Building”, a partial payment guaranty) with the lender to cure a cash sweep period caused by a low debt service coverage ratio and/or a tenant trigger event, which, in certain cases, is required to be deposited into a reserve account for such purpose. At such time that the related borrower satisfies the required cure conditions, the funds held by the lender or on deposit in the reserve are required to be returned to the borrower or released into the applicable lockbox/cash management account.

With respect to sixty-five (65) Mortgaged Properties identified as “Starwood Capital Group Hotel Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.2% of the Initial Pool Balance, with respect to any new PIPs or other renovations required by any franchisor during the term of the Mortgage Loan, the Mortgage Loan documents require that (i) the guarantor enter into a guaranty for the payment and performance of such renovations, (ii) deposit cash in an amount equal to 100% of the estimated cost of such renovations into a reserve for such purposes or (iii) deliver to the lender a letter of credit in the amount of 100% of the estimated cost of such renovations.

With respect to one (1) Mortgaged Property identified as “245 Park Avenue” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.9% of the Initial Pool Balance, the borrower is permitted to deliver a letter of credit meeting the requirements of the Mortgage Loan agreement in lieu of all or any portion of any cash deposits required for any reserve. The amount of any such letter of credit may not exceed 10% of the 245 Park Whole Loan, unless such excess amount is permitted pursuant to any updated non-consolidation opinion delivered to the lender. The borrower may not have any reimbursement obligations with respect to any such letter(s) of credit.

With respect to one (1) Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A 1 as “General Motors Building”, representing approximately 4.1% of the Initial Pool Balance, in connection with the origination of the Whole Loan, the borrower delivered the BPLP Guaranty that guarantees the payment of (i) the amount of $107,946,183 in lieu of making a deposit in such amount into the outstanding TI/LC reserve and (ii) the amount of $161,161,013 in lieu of making a deposit in such amount into a reserve for gap and/or free rent. In addition, the borrower is entitled to provide a guaranty in lieu of a reserve in order to avoid a cash management trigger event, to cover alterations in excess of a threshold amount, and for other purposes.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A-1 and the related footnotes for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard Lockbox	27	$863,577,266	78.1%
Springing Lockbox	11	113,578,606	10.3
Soft Lockbox	2	81,359,925	7.4
Soft Springing Lockbox	1	46,817,500	4.2
Total:	41	$1,105,333,296	100.0%

Except as set forth in the table above and described in “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox or cash management account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox and cash management accounts provide that the borrower has no withdrawal or transfer rights with respect to the related account. The lockbox and cash management accounts will not be assets of the issuing entity.

Exceptions to Underwriting Guidelines

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as “U-Haul SAC Portfolios 14, 15, 17”, representing approximately 6.2% of the Initial Pool Balance, the Mortgage Loan is structured with a 10-year ARD and an approximately 20-year final maturity date, which is longer than the maximum term of 10 years generally required by GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (i) the loan-to-value ratio of the Mortgage Loan is 60.5% and the loan-to-value ratio based on the “as-is” appraised value and the expected loan balance at the anticipated repayment date is 43.1%, in comparison to the loan-to-value ratio of 70.0% that is provided for in GACC’s underwriting guidelines for self-storage properties, (ii) the net cash flow debt service coverage ratio of the Mortgage Loan is 1.63x, in comparison to a net cash flow debt service coverage ratio of 1.25x that is provided for in GACC’s underwriting guidelines for self-storage properties and (iii) the financial strength of the loan sponsor. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as “AHIP Northeast Portfolio I”, representing approximately 5.0% of the Initial Pool Balance, the related borrower is not required to make FF&E reserve deposits for the first two years of the term of the Mortgage Loan. Under DBNY’s underwriting guidelines, an FF&E reserve deposit of 4% of gross revenues would typically be required for hotel properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the PIP that will be implemented at each of the related Mortgaged Properties. At loan origination, $4,519,224 was reserved into a PIP reserve, which amount represents 100% of the anticipated costs associated with the PIP at each of the Mortgaged Properties. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as “General Motors Building”, representing approximately 4.1% of the Initial Pool Balance, in calculating Underwritten Net Cash Flow, DBNY included $17,100,676 in net upward mark-to-market adjustments to rent, based on the conclusion of market rents set forth in the related appraisal and DBNY included $4,516,553 in straight line rents that are due after the maturity date of the Mortgage Loan. Under DBNY’s underwriting guidelines , it would typically not include upward mark-to-market adjustments and would include rents that were straight line only for the lesser of the loan term or lease term. GACC’s decision to include the Mortgage Loan in the transaction was based on the fact that based on net cash flow for 2016 (i.e., without giving effect to the inclusion of such mark-to-market rents or straight line rents), the Mortgage Loan would have a net cash flow debt service coverage ratio of 2.96x, the Mortgage Loan has a Cut-off Date LTV Ratio of 30.6% and the related Whole Loan has a Cut-off Date LTV Ratio of 47.9% and that the leases as to which rent is straight lined beyond the loan maturity date are to investment grade rated or institutional law firm tenants. Certain characteristics of the Mortgage Loan can be found in Annex A-1. Based on the foregoing, GACC approved inclusion of the Mortgage Loan into this transaction.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as “Sheraton DFW”, representing approximately 3.1% of the Initial Pool Balance, the loan-to-value ratio of the Mortgage Loan is 73.7%, which is higher than the loan-to-value ratio of 70.0% that is provided for in GACC’s underwriting guidelines for hotel properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the PIP that will be implemented at the Mortgaged Property. At loan origination, the borrower reserved $1,914,000 in a PIP reserve. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as “Walgreens Witkoff Portfolio”, representing approximately 2.9% of the Initial Pool Balance, the Mortgage Loan is structured with a 10-year ARD and an approximately 14-year final maturity date, which is longer than the maximum term of 10 years generally required by GACC’s underwriting guidelines. In addition, the loan-to-value ratio of the Mortgage Loan is 78.3%, which is higher than the loan-to-value ratio of 75.0% that is provided for in GACC’s underwriting guidelines for retail properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the investment grade tenancy in-place at the Mortgaged Properties. The investment grade tenant’s, Walgreens, lease term extends approximately four years beyond the anticipated repayment date. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as “Lightstone Portfolio”, representing approximately 2.3% of the Initial Pool Balance, the related borrower is initially required to make FF&E reserve deposits of 1% of the projected rents for each Mortgaged Property from the date of origination to, but not including, September 6, 2018, 2% of the projected rents for each Mortgaged Property from September 6, 2018 to, but not including, September 6, 2019, and 4% thereafter. Under GACC’s underwriting guidelines for hotel properties, FF&E reserve deposits of 4% of gross revenues would typically be required. GACC’s decision to include the

Mortgage Loan in the transaction was based on the PIP that will be implemented at each of the related Mortgaged Properties, except for Hampton Inn & Suites Ft. Myers Beach. At loan origination, $2,408,000 was reserved into a PIP reserve, which amount represents 100% of the anticipated costs associated with the PIP at each Mortgaged Property, except for Hampton Inn & Suites Ft. Myers Beach, which did not require an upfront PIP. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as “18301 Von Karman”, representing approximately 2.3% of the Initial Pool Balance, the related borrower is not initially required to make monthly deposits into the replacement reserve account. Under GACC’s underwriting guidelines, monthly replacement reserve deposits of $0.20 per square foot would typically be required for office properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the Mortgage Loan having a loan-to-value ratio of 29.0% and net cash flow debt service coverage ratio of 3.38x, in comparison to a loan-to-value ratio of 75.0% and net cash flow debt service coverage ratio of 1.25x, which are provided for in GACC’s underwriting guidelines for office properties. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as “18401 Von Karman”, representing approximately 1.2% of the Initial Pool Balance, the related borrower is not initially required to make monthly deposits to the replacement reserve account. Under GACC’s underwriting guidelines, monthly replacement reserve deposits of $0.20 per square foot per annum would typically be required for office properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the Mortgage Loan having a loan-to-value ratio of 33.1% and net cash flow debt service coverage ratio of 3.58x, in comparison to a loan-to-value ratio of 75.0% and net cash flow debt service coverage ratio of 1.25x, which are provided for in GACC’s underwriting guidelines for office properties. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as “CVS New Orleans”, representing approximately 0.7% of the Initial Pool Balance, the net cash flow debt service coverage ratio of the Mortgage Loan is 1.24x, in comparison to a net cash flow debt service coverage ratio of 1.30x that is provided for in GACC’s underwriting guidelines for retail properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the single tenant at the Mortgage Property, CVS, being rated Baa1/BBB+ by Moody’s/S&P and having a lease that expires in January 2042 with four five-year extension options remaining. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as “Bay Bridge Industrial Center”, representing approximately 0.7% of the Initial Pool Balance, the related borrower is not initially required to make monthly deposits to the tax reserve account, the insurance reserve account or the replacement reserve account. Under GACC’s underwriting guidelines for industrial properties, monthly deposits of (i) 1/12th of the annual real estate taxes into the real estate tax reserve account, (ii) 1/12th of the annual insurance premiums into the insurance reserve account and (iii) $0.10 per square foot per annum into the replacement reserve account, are required. GACC’s decision to include the Mortgage Loan in the transaction was based on the Mortgage Loan having a loan-to-value ratio of 36.3% and net cash flow debt service coverage ratio of 4.47x, in comparison to a loan-to-value ratio of 75.0% and net cash flow debt service coverage ratio of 1.25x, which are provided for in GACC’s underwriting guidelines for industrial properties. In addition, the related borrower deposited $25,875 into an immediate repair reserve, which is equal to 125% of the engineer’s estimated repairs at the Mortgaged Property. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as “1250 Mockingbird”, representing approximately 0.5% of the Initial Pool Balance, the related borrower is required to make monthly deposits to the replacement reserve account in an amount equal to $0.15 per square foot per annum. Under GACC’s underwriting guidelines for office properties, monthly replacement reserve deposits of $0.20 per square foot per annum are required. GACC’s decision to include the Mortgage Loan in the transaction was based on the Mortgaged Property undergoing a

$1,325,000 renovation from 2014 to 2016 primarily consisting of tenant improvements, exterior renovations and HVAC repairs. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as “PPHC Manufacturing Facility”, representing approximately 0.3% of the Initial Pool Balance, the Mortgage Loan is structured with a 10-year ARD and an approximately 18-year final maturity date, which is longer than the maximum term of 10 years generally required by GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on (i) the net cash flow debt service coverage ratio of 2.17x, in comparison to a net cash flow debt service coverage ratio of 1.25x, which is provided for in GACC’s underwriting guideless for industrial properties and (ii) long-term tenancy at the Mortgaged Property. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of the holder of a related Companion Loan, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance(1)	Cut-off Date Total Debt Balance(2)	Cut-off Date Wtd. Avg. Total Debt Interest Rate(2)	Cut-off Date Mortgage Loan LTV Ratio(3)	Cut-off Date Total Debt LTV Ratio(2)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(3)(4)	Cut-off Date Total Debt Underwritten NCF DSCR(2)(4)
Moffett Place Building 4	$ 70,000,000	6.3%	$ 98,000,000	$ 57,000,000	$ 225,000,000	4.51349%	41.0%	72.7%	2.29x	1.16x
First Stamford Place	$ 54,800,000	5.0%	$ 16,000,000	$ 109,200,000	$ 180,000,000	4.28000%	57.5%	63.2%	2.71x	1.73x
150 Blackstone River Road	$ 35,000,000	3.2%	$ 7,000,000	N/A	$ 42,000,000	5.50000%	58.3%	70.0%	1.85x	1.37x
Sheraton DFW	$ 33,915,785	3.1%	$ 4,500,000	N/A	$ 38,415,785	5.32332%	73.7%	83.5%	2.19x	1.77x
245 Park Avenue(5)	$ 32,000,000	2.9%	$ 568,000,000	$ 1,888,000,000	$ 1,768,000,000	4.30000%	48.9%	80.0%	2.73x	1.42x

(1)	Calculated including any related Pari Passu Companion Loans and Subordinate Companion Loans.

(2)	Calculated including any related mezzanine debt, any related Pari Passu Companion Loans and any related Subordinate Companion Loans. The Cut-off Date Total Debt LTV Ratio for certain Mortgage Loans may be based on a hypothetical valuation other than an “as-is” value. See “—Appraised Value” for additional information.

(3)	Calculated including any related Pari Passu Companion Loans but excluding any related Subordinate Companion Loans. The Cut-off Date Mortgage Loan LTV Ratio for certain Whole Loans may be based on a hypothetical valuation other than an “as-is” value. See “—Appraised Value” for additional information.

(4)	In the case of the Moffett Place Building 4 Mortgage Loan, the Cut-off Date Mortgage Loan Underwritten NCF DSCR and the Cut-off Date Total Debt Underwritten NCF DSCR were calculated based on the sum of the first 12 principal and interest payments following the interest-only period based on the assumed principal payment schedule set forth on Annex G. In the case of the First Stamford Place Mortgage Loan, the Cut-off Date Total Debt Underwritten NCF DSCR was calculated based on the amortization of the Mortgage Loan and the related mezzanine principal payments as described in the related loan documents.

(5)	The mezzanine debt is composed of three mezzanine loans co-originated by JPMCB, Natixis Real Estate Capital LLC, Société Générale, Deutsche Bank AG, New York Branch and Barclays Bank PLC: (i) a mezzanine A loan with an original principal balance of $236,500,000; (ii) a mezzanine B loan with the original principal balance of $221,000,000; and (iii) a mezzanine C loan with an original principal balance of $110,500,000. The mezzanine A loan has a fixed interest rate of 5.00000% per annum, the mezzanine B loan has a fixed interest rate of 5.70000% per annum and the mezzanine C loan has a fixed interest rate of 6.85000% per annum.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan. Each of the mezzanine loans related to the Mortgage Loans identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; provided, however, that prepayment of the mezzanine loan is not permitted prior to the prepayment in full of the related Mortgage Loan, unless (i) no event of default under the related Mortgage Loan is then continuing (taking into account the cure rights of the related mezzanine lender) and (ii) either (A) such prepayment of the mezzanine loan is from a source of funds other than the mortgage borrower, the Mortgaged Property, the guarantor and/or other collateral for the related Mortgage Loan or (B) such prepayments are in strict accordance with, and expressly permitted by, the Mortgage Loan documents, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if an event of default is continuing under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus (without duplication) any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum Debt Service Coverage Ratio	Combined Minimum Debt Yield	Intercreditor Agreement Required
Station Place III	$ 64,000,000	47.6%	2.79x	N/A	Yes
521-523 East 72nd Street	$ 50,000,000	59.0%	1.93x	N/A	Yes
Starwood Capital Group Hotel Portfolio(1)	$ 46,817,500	64.9%	2.65x	N/A	Yes
Villas at San Gabriel(2)	$ 43,000,000	66.5%	1.39x	N/A	Yes
PPHC Manufacturing Facility	$ 2,900,000	63.7%	2.11x	12.9%	Yes

(1)	Future mezzanine debt is permitted only after the date that is the earlier of (i) May 24, 2018 and (ii) the date that the Starwood Capital Group Hotel Portfolio Whole Loan is securitized in full.

(2)	Future mezzanine debt is permitted only in connection with a transfer of the Mortgaged Property to a third party transferee and assumption of the Mortgage Loan in accordance with the Mortgage Loan documents.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval and may include certain cure and purchase rights.

The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents. In addition, in certain cases, an affiliate of the borrower may be entitled to pledge indirect interests in the borrower as security for a loan.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Unsecured Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other subordinate indebtedness as described below:

●	With respect to one (1) Mortgaged Property identified as “245 Park Avenue” on Annex A-1, securing one (1) Mortgage Loan representing 2.9% of the Initial Pool Balance, the Mortgage Loan documents permit the related borrower to incur liabilities in the ordinary course of business in an amount not to exceed two percent of the 245 Park Avenue Whole Loan and the related mezzanine loans. The Mortgage Loan agreement also requires such liabilities to be normal and reasonable under the circumstances and to be paid within 60 days of the date incurred and that such liabilities may not be evidenced by a promissory note.

●	With respect to one (1) Mortgaged Property identified as “Staybridge Suites St. Petersburg” on Annex A-1, securing one (1) Mortgage Loan representing 1.2% of the Initial Pool Balance, in connection with the borrower’s acquisition of the Mortgaged Property, Six Continents Hotels, Inc., an affiliate of the franchisor, committed $750,000 in “key money” (the “Key Money Debt”) for renovations required by the franchise agreement. The borrower is required to pay all principal and accrued interest related to the Key Money Debt upon the earlier to occur of maturity of the Key Money Debt occurring concurrently with the expiration of the related franchise agreement on June 29, 2037, which is after the maturity of the Mortgage Loan, and the following: (i) the franchise agreement is terminated prior to its stated 20-year expiration date, (ii) an event of default occurs under the Mortgage Loan documents related to the Key Money Debt or (iii) the Mortgage Property is transferred, disposed of or sold (including foreclosure or acquisition or ownership of the borrower entity). In the event of any of the foregoing, the unamortized portion of the Key Money Debt will be payable to Six Continents Hotels, Inc. Amortization of the Key Money Debt is calculated on a straight-line basis over the 20-year term of the franchise agreement. The loan documents provide for a recourse carveout for any losses arising in connection with the Key Money Debt.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as “General Motors Building”, representing approximately 4.1% of the Initial Pool Balance, the Mortgage Loan documents permit the pledge of ownership interests in the borrower by certain indirect owners of the borrower so long as the named sponsor directly or indirectly owns at least 20% of the interests in borrower and directly or indirectly retains day-to-day management and operational control rights over borrower (subject to certain customary major decision consent rights of certain indirect owners of the borrower).

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified as “Moffett Place Building 4”, “U-Haul SAC Portfolios 14, 15, 17”, “Station Place III”, “Treeview Industrial Portfolio”, “AHIP Northeast Portfolio I”, “First Stamford Place”, “521-523 72nd Street”, “Gateway Net Lease Portfolio”, “Starwood Capital Group Hotel Portfolio”, “General Motors Building”, “IRG Portfolio”, “245 Park Avenue”, “Walgreens Witkoff Portfolio”, “Capital Centers II & III”, “Lightstone Portfolio”, “Torre Plaza”, “Covance Business Center” and “EIP Logistics Portfolio” on Annex A-1 is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in the case of the Mortgage Loans securing the Mortgaged Properties identified on Annex A-1 as “Gateway Net Lease Portfolio”, “General Motors Building” and “245 Park Avenue”, the related Subordinate Companion Loan(s). The Mortgaged Property identified as “Mural Lofts” on Annex A-1 is part of a Whole Loan consisting of the Mortgage Loan and the related Subordinate Companion Loans. In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of a related Companion Loan (the “Companion Holder”) are generally governed by an intercreditor or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

“BXP Trust 2017-GM Trust and Servicing Agreement” means the trust and servicing agreement governing the servicing of the General Motors Building Whole Loan.

“CFCRE 2017-C8 Pooling and Servicing Agreement” means the pooling and servicing agreement governing the servicing of the EIP Logistics Portfolio Whole Loan.

“Control Appraisal Period” means, with respect to (i) the Gateway Net Lease Portfolio Whole Loan, the Gateway Net Lease Portfolio Control Appraisal Period and (ii) the Mural Lofts Whole Loan, the Mural Lofts Control Appraisal Period.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as the “Control Note” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“JPMCC 2017-JP7 Pooling and Servicing Agreement” means the pooling and servicing agreement governing the servicing of the First Stamford Place Whole Loan, the Treeview Industrial Portfolio Whole Loan and the Torre Plaza Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory note(s) listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced Certificate Administrator” means, with respect to (i) the Treeview Industrial Portfolio Whole Loan , the First Stamford Place Whole Loan and the Torre Plaza Whole Loan, the certificate administrator under the JPMCC 2017-JP7 Pooling and Servicing Agreement, (ii) the Gateway Net Lease Portfolio Whole Loan and the Starwood Capital Group Hotel Portfolio Whole Loan, the certificate administrator under the DBJPM 2017-C6 Pooling and Servicing Agreement, (iii) the General Motors Building Whole Loan, the certificate administrator under the BXP Trust 2017-GM Trust and Servicing Agreement, (iv) the 245 Park Avenue Whole Loan, the certificate administrator under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, (v) the EIP Logistics Portfolio Whole Loan, the certificate administrator under the CFCRE 2017-C8 Pooling and Servicing Agreement and (vi) the Servicing Shift Whole Loan, after the related Servicing Shift Securitization Date, the certificate administrator under the related Servicing Shift PSA, as applicable.

“Non-Serviced Companion Loan” means each of the Treeview Industrial Portfolio Companion Loan, the First Stamford Place Companion Loans, the Gateway Net Lease Portfolio Companion Loans, the Starwood Capital Group Hotel Portfolio Companion Loans, the General Motors Building Companion Loans, the 245 Park Avenue Companion Loans, the Torre Plaza Companion Loan, the EIP Logistics Portfolio Companion Loan and, after the related Servicing Shift Securitization Date, the Lightstone Portfolio Companion Loan.

“Non-Serviced Directing Certificateholder” means, with respect to (i)  the Treeview Industrial Portfolio Whole Loan, the First Stamford Place Whole Loan and the Torre Plaza Whole Loan, the directing certificateholder (or equivalent entity) under the JPMCC 2017-JP7 Pooling and Servicing Agreement, (ii) the Gateway Net Lease Portfolio Whole Loan and the Starwood Capital Group Hotel Portfolio Whole Loan, the directing certificateholder (or equivalent entity) under the DBJPM 2017-C6 Pooling and Servicing Agreement, (iii) the General Motors Building Whole Loan, the directing certificateholder (or equivalent entity) under the BXP Trust 2017-GM Trust and Servicing Agreement, (iv) the 245 Park Avenue Whole Loan, the directing certificateholder (or equivalent entity) under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, (v) the EIP Logistics Portfolio Whole Loan, the directing certificateholder (or equivalent entity) under the CFCRE 2017-C8 Pooling and Servicing Agreement and (vi) the Servicing Shift Whole Loan, after the related Servicing Shift Securitization Date, the directing certificateholder (or equivalent entity) under the related Servicing Shift PSA, as applicable.

“Non-Serviced Intercreditor Agreement” means each Intercreditor Agreement related to a Non-Serviced Whole Loan.

“Non-Serviced Master Servicer” means, with respect to (i) the Treeview Industrial Portfolio Whole Loan, the First Stamford Place Whole Loan and the Torre Plaza Whole Loan, the master servicer under the JPMCC 2017-JP7 Pooling and Servicing Agreement, (ii) the Gateway Net Lease Portfolio Whole Loan and the Starwood Capital Group Hotel Portfolio Whole Loan, the master servicer under the DBJPM 2017-C6 Pooling and Servicing Agreement, (iii) the General Motors Building Whole Loan, the servicer under the BXP Trust 2017-GM Trust and Servicing Agreement, (iv) the 245 Park Avenue Whole Loan, the master servicer under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, (v) the EIP Logistics Portfolio Whole Loan, the operating advisor under the CFCRE 2017-C8 Pooling and Servicing Agreement and (vi) the Servicing Shift Whole Loan, after the related Servicing Shift Securitization Date, the master servicer under the related Servicing Shift PSA, as applicable.

“Non-Serviced Mortgage Loan” means each of the Treeview Industrial Portfolio Mortgage Loan, the First Stamford Place Whole Loan, the Gateway Net Lease Portfolio Mortgage Loan, the Starwood Capital Group Hotel Portfolio Mortgage Loan, the General Motors Building Mortgage Loan, the 245 Park Avenue Mortgage Loan, the Torre Plaza Mortgage Loan, the EIP Logistics Portfolio Mortgage Loan, and, after the related Servicing Shift Securitization Date, the Lightstone Portfolio Mortgage Loan.

“Non-Serviced Operating Advisor” means, with respect to (i)  the Treeview Industrial Portfolio Whole Loan, the First Stamford Place Whole Loan and the Torre Plaza Whole Loan, the operating advisor under the JPMCC 2017-JP7 Pooling and Servicing Agreement, (ii) the Gateway Net Lease Portfolio Whole Loan and the Starwood Capital Group Hotel Portfolio Whole Loan, the operating advisor under the DBJPM

2017-C6 Pooling and Servicing Agreement, (iii) the 245 Park Avenue Whole Loan, the operating advisor under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, (iv) the EIP Logistics Portfolio Whole Loan, the operating advisor under the CFCRE 2017-C8 Pooling and Servicing Agreement and (v) the Servicing Shift Whole Loan, after the related Servicing Shift Securitization Date, the operating advisor under the related Servicing Shift PSA, as applicable.

“Non-Serviced Pari Passu Companion Loan” means each of the Treeview Industrial Portfolio Companion Loan, the First Stamford Place Companion Loans, the Gateway Net Lease Portfolio Pari Passu Companion Loans, the Starwood Capital Group Hotel Portfolio Companion Loans, the General Motors Building Pari Passu Companion Loans, the 245 Park Avenue Pari Passu Companion Loans, the Torre Plaza Companion Loan, the EIP Logistics Portfolio Companion Loan and, after the related Servicing Shift Securitization Date, the Lightstone Portfolio Companion Loan.

“Non-Serviced Pari Passu Whole Loan” means each of the Treeview Industrial Portfolio Whole Loan, the First Stamford Place Whole Loan, the Starwood Capital Group Hotel Portfolio Whole Loan, the Torre Plaza Whole Loan, the EIP Logistics Portfolio Whole Loan and, after the related Servicing Shift Securitization Date, the Lightstone Portfolio Whole Loan.

“Non-Serviced PSA” means, with respect to (i) the Treeview Industrial Portfolio Whole Loan, the First Stamford Place Whole Loan and the Torre Plaza Whole Loan, the JPMCC 2017-JP7 Pooling and Servicing Agreement, (ii) the Gateway Net Lease Portfolio Whole Loan and the Starwood Capital Group Hotel Portfolio Whole Loan, the DBJPM 2017-C6 Pooling and Servicing Agreement (iii) the General Motors Building Whole Loan, the BXP Trust 2017-GM Trust and Servicing Agreement, (iv) the 245 Park Avenue Whole Loan, the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, (v) the EIP Logistics Portfolio Whole Loan, the CFCRE 2017-C8 Pooling and Servicing Agreement and (vi) the Servicing Shift Whole Loan, after the related Servicing Shift Securitization Date, the related Servicing Shift PSA, as applicable.

“Non-Serviced Securitization Trust” means, with respect to (i) the Treeview Industrial Portfolio Whole Loan, the First Stamford Place Whole Loan and the Torre Plaza Whole Loan, the JPMCC 2017-JP7 securitization trust, (ii) the Gateway Net Lease Portfolio Whole Loan and the Starwood Capital Group Hotel Portfolio Whole Loan, the DBJPM 2017-C6 securitization trust, (iii) the General Motors Building Whole Loan, the BXP Trust 2017-GM securitization trust, (iv) the 245 Park Avenue Whole Loan, the 245 Park Avenue Trust 2017-245P securitization trust, (v) the EIP Logistics Portfolio Whole Loan, the CFCRE 2017-C8 securitization trust and (vi) the Servicing Shift Whole Loan, after the related Servicing Shift Securitization Date, the securitization trust created pursuant to the related Servicing Shift PSA, as applicable.

“Non-Serviced Special Servicer” means, with respect to (i) the Treeview Industrial Portfolio Whole Loan, the First Stamford Place Whole Loan and the Torre Plaza Whole Loan, the special servicer under the JPMCC 2017-JP7 Pooling and Servicing Agreement, (ii) the Gateway Net Lease Portfolio Whole Loan and the Starwood Capital Group Hotel Portfolio Whole Loan, the special servicer under the DBJPM 2017-C6 Pooling and Servicing Agreement, (iii) the General Motors Building Whole Loan, the special servicer under the BXP Trust 2017-GM Trust and Servicing Agreement, (iv) the 245 Park Avenue Whole Loan, the special servicer under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, (v) the EIP Logistics Portfolio Whole Loan, the special servicer under the CFCRE 2017-C8 Pooling and Servicing Agreement and (vi) the Servicing Shift Whole Loan, after the related Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA, as applicable.

“Non-Serviced Trustee” means, with respect to (i) the Treeview Industrial Portfolio Whole Loan, the First Stamford Place Whole Loan and the Torre Plaza Whole Loan, the trustee under the JPMCC 2017-JP7 Pooling and Servicing Agreement, (ii) the Gateway Net Lease Portfolio Whole Loan and the Starwood Capital Group Hotel Portfolio Whole Loan, (iii) the General Motors Building Whole Loan, the trustee under the BXP Trust 2017-GM Trust and Servicing Agreement, (iv) the 245 Park Avenue Whole Loan, the trustee under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, (v) the EIP Logistics Portfolio Whole Loan, the trustee under the CFCRE 2017-C8 Pooling and Servicing

Agreement and (vi) the Servicing Shift Whole Loan, after the related Servicing Shift Securitization Date, the trustee under the related Servicing Shift PSA, as applicable.

“Non-Serviced Whole Loan” means each of the Treeview Industrial Portfolio Whole Loan, the First Stamford Place Whole Loan, the Gateway Net Lease Portfolio Whole Loan, the Starwood Capital Group Hotel Portfolio Whole Loan, the General Motors Building Whole Loan, the 245 Park Avenue Whole Loan, the Torre Plaza Whole Loan, the EIP Logistics Portfolio Whole Loan and, after the related Servicing Shift Securitization Date, the Lightstone Portfolio Whole Loan.

“Serviced AB Whole Loan” means the Mural Lofts Whole Loan.

“Serviced Companion Loan” means each of the Moffett Place Building 4 Companion Loans, the U-Haul SAC Portfolios 14, 15, 17 Companion Loans, the Station Place III Companion Loans, the AHIP Northeast Portfolio I Companion Loan, the 521-523 East 72nd Street Companion Loan, the IRG Portfolio Companion Loan, the Walgreens Witkoff Portfolio Companion Loan, the Capital Center II & III Companion Loan, the Covance Business Center Companion Loan, the Mural Lofts Companion Loans and, prior to the related Servicing Shift Securitization Date, the Lightstone Portfolio Whole Loan.

“Serviced Mortgage Loan” means each of the Moffett Place Building 4 Mortgage Loan, the U-Haul SAC Portfolios 14, 15, 17 Mortgage Loan, the Station Place III Mortgage Loan, the AHIP Northeast Portfolio I Mortgage Loan, the 521-523 East 72nd Street Mortgage Loan, the IRG Portfolio Mortgage Loan, the Walgreens Witkoff Portfolio Mortgage Loan, the Capital Center II & III Mortgage Loan, the Covance Business Center Mortgage Loan and, prior to the related Servicing Shift Securitization Date, the Lightstone Portfolio Mortgage Loan.

“Serviced Pari Passu Companion Loan” means each of the Moffett Place Building 4 Companion Loans, the U-Haul SAC Portfolios 14, 15, 17 Companion Loans, the Station Place III Companion Loans, the AHIP Northeast Portfolio I Companion Loan, the 521-523 East 72nd Street Companion Loan, the IRG Portfolio Companion Loan, the Walgreens Witkoff Portfolio Companion Loan, the Capital Center II & III Companion Loan, the Covance Business Center Companion Loans and, prior to the related Servicing Shift Securitization Date, the Lightstone Portfolio Companion Loan.

“Serviced Pari Passu Mortgage Loan” means each of the Moffett Place Building 4 Mortgage Loan, the U-Haul SAC Portfolios 14, 15, 17 Mortgage Loan, the Station Place III Mortgage Loan, the AHIP Northeast Portfolio I Mortgage Loan, the 521-523 East 72nd Street Mortgage Loan, the IRG Portfolio Mortgage Loan, the Walgreens Witkoff Portfolio Mortgage Loan, the Capital Center II & III Mortgage Loan, the Covance Business Center Mortgage Loan and, prior to the related Servicing Shift Securitization Date, the Lightstone Portfolio Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of the Moffett Place Building 4 Whole Loan, the U-Haul SAC Portfolios 14, 15, 17 Whole Loan, the Station Place III Whole Loan, the AHIP Northeast Portfolio I Whole Loan, the 521-523 East 72nd Street Whole Loan, the IRG Portfolio Whole Loan, the Walgreens Witkoff Portfolio Whole Loan, the Capital Center II & III Whole Loan, the Covance Business Center Whole Loan and, prior to the related Servicing Shift Securitization Date, the Lightstone Portfolio Whole Loan.

“Serviced Subordinate Companion Loan” means the Mural Lofts Subordinate Companion Loan.

“Serviced Whole Loan” means each of the Moffett Place Building 4 Whole Loan, the U-Haul SAC Portfolios 14, 15, 17 Whole Loan, the Station Place III Whole Loan, the AHIP Northeast Portfolio I Whole Loan, the 521-523 East 72nd Street Whole Loan, the IRG Portfolio Whole Loan, the Walgreens Witkoff Portfolio Whole Loan, the Capital Center II & III Whole Loan, the Covance Business Center Whole Loan, the Mural Lofts Whole Loan and, prior to the related Servicing Shift Securitization Date, the Lightstone Portfolio Whole Loan.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the issuing entity that will be serviced under the PSA as of the Closing Date, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Control Note on and after the applicable Servicing Shift Securitization Date. As of the Closing Date, the Lightstone Portfolio Mortgage Loan will be a Servicing Shift Mortgage Loan related to the issuing entity.

“Servicing Shift PSA” means, with respect to the Servicing Shift Whole Loan, the pooling and servicing agreement governing the securitization into which the related Control Note is contributed.

“Servicing Shift Securitization Date” means, with respect to the Servicing Shift Whole Loan, the date on which the related Control Note is securitized.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes the related Servicing Shift Mortgage Loan included in the issuing entity and one or more Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Control Note on and after the Servicing Shift Securitization Date. As of the Closing Date, the Lightstone Portfolio Whole Loan will be a Servicing Shift Whole Loan related to the issuing entity.

“Subordinate Companion Loan” means each of the Gateway Net Lease Portfolio Subordinate Companion Loans, the General Motors Building Subordinate Companion Loans, the 245 Park Avenue Subordinate Companion Loans and the Mural Lofts Subordinate Companion Loans.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)(3)	Whole Loan Underwritten NCF DSCR(2)(3)
Moffett Place Building 4	$70,000,000	6.3%	$ 57,000,000	NAP	41.0%	41.0%	2.29x	2.29x
U-Haul SAC Portfolios 14, 15, 17	$68,859,925	6.2%	$ 59,878,195	NAP	60.5%	60.5%	1.63x	1.63x
Station Place III	$64,000,000	5.8%	$ 126,000,000	NAP	47.6%	47.6%	3.00x	3.00x
Treeview Industrial Portfolio	$60,000,000	5.4%	$ 65,000,000	NAP	64.5%	64.5%	1.83x	1.83x
AHIP Northeast Portfolio I	$55,000,000	5.0%	$ 14,600,000	NAP	56.1%	56.1%	2.06x	2.06x
First Stamford Place	$54,800,000	5.0%	$ 109,200,000	NAP	57.5%	57.5%	2.71x	2.71x
521-523 East 72nd Street	$50,000,000	4.5%	$ 35,000,000	NAP	59.0%	59.0%	1.93x	1.93x
Gateway Net Lease Portfolio	$50,000,000	4.5%	$ 303,000,000	$170,000,000	45.0%	66.6%	3.54x	2.04x
Starwood Capital Group Hotel Portfolio	$46,817,500	4.2%	$ 530,452,500	NAP	60.4%	60.4%	2.72x	2.72x
General Motors Building	$45,200,000	4.1%	$ 1,424,800,000	$830,000,000	30.6%	47.9%	4.33x	2.77x
IRG Portfolio	$44,890,511	4.1%	$ 27,433,090	NAP	68.9%	68.9%	1.46x	1.46x
245 Park Avenue	$32,000,000	2.9%	$ 1,048,000,000	$120,000,000	48.9%	54.3%	2.73x	2.45x
Walgreens Witkoff Portfolio	$32,000,000	2.9%	$ 16,150,000	NAP	78.3%	78.3%	1.10x	1.10x
Capital Centers II & III	$26,928,867	2.4%	$ 21,443,357	NAP	68.8%	68.8%	1.74x	1.74x
Lightstone Portfolio	$25,000,000	2.3%	$ 40,000,000	NAP	60.5%	60.5%	2.13x	2.13x
Torre Plaza	$20,000,000	1.8%	$ 25,000,000	NAP	66.5%	66.5%	2.20x	2.20x
Covance Business Center	$15,185,000	1.4%	$ 10,000,000	NAP	73.0%	73.0%	1.56x	1.56x
Mural Lofts	$12,500,000	1.1%	NAP	$4,000,000	58.7%	77.5%	1.73x	1.10x
EIP Logistics Portfolio	$12,000,000	1.1%	$ 29,000,000	NAP	70.8%	70.8%	1.37x	1.37x

(1)	Calculated based on the balance of the Mortgage Loan and any related Pari Passu Companion Loan(s) but excluding any Subordinate Companion Loan or mezzanine loan. The Mortgage Loan Cut-off Date LTV Ratio and Whole Loan LTV Ratio for certain Mortgage Loans may be based on a hypothetical valuation other than an “as-is” value. See “—Appraised Value” for additional information.

(2)	Calculated based on the balance of the related Whole Loan including any Subordinate Companion Loans but excluding any mezzanine loan. The Whole Loan LTV Ratio for certain Whole Loans may be based on a hypothetical valuation other than an “as-is” value. See “—Appraised Value” for additional information.

(3)	In the case of one (1) Mortgage Loan identified as “Moffett Place Building 4” on Annex A-1, representing approximately 6.3% of the Initial Pool Balance, the Mortgage Loan Underwritten NCF DSCR and Whole Loan Underwritten NCF DSCR were calculated based on the sum of the first 12 principal and interest payments following the interest-only period based on the assumed principal payment schedule set forth on Annex G.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance	Note Holder
Moffett Place Building 4	Note A-1 Note A-2 Note A-3 Note A-4	Control Note Non-Control Note Non-Control Note Non-Control Note	$40,000,000 $30,000,000 $25,250,000 $31,750,000	JPMDB 2017-C7 JPMDB 2017-C7 Deutsche Bank AG BANK 2017-BNK7
U-Haul SAC Portfolios 14, 15, 17	Note A-1 Note A-2 Note A-3 Note A-4	Control Note Non-Control Note Non-Control Note Non-Control Note	$30,000,000 $39,000,000 $20,000,000 $40,000,000	JPMDB 2017-C7 JPMDB 2017-C7 Deutsche Bank AG Deutsche Bank AG
Station Place III	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$64,000,000 $40,000,000 $10,000,000 $50,000,000 $26,000,000	JPMDB 2017-C7 JPMorgan Chase Bank, National Association JPMorgan Chase Bank, National Association Citi Real Estate Funding, Inc. Citi Real Estate Funding, Inc.
Treeview Industrial Portfolio	Note A-1 Note A-2 Note A-3	Control Note Non-Control Note Non-Control Note	$65,000,000 $30,000,000 $30,000,000	JPMCC 2017-JP7(1) JPMDB 2017-C7 JPMDB 2017-C7
AHIP Northeast Portfolio I	Note A-1 Note A-2	Control Note Non-Control Note	$55,000,000 $14,600,000	JPMDB 2017-C7 Deutsche Bank AG
First Stamford Place	Note A-1-A Note A-1-B Note A-1-C Note A-2-A Note A-2-B	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$60,000,000 $27,400,000 $27,400,000 $25,000,000 $24,200,000	JPMCC 2017-JP7(1) JPMDB 2017-C7 JPMDB 2017-C7 BANK 2017-BNK7 WFCM 2017-C39
521-523 East 72nd Street	Note A-1 Note A-2	Control Note Non-Control Note	$50,000,000 $35,000,000	JPMDB 2017-C7 JPMorgan Chase Bank, National Association
Gateway Net Lease Portfolio	Note A-1-1 Note A-1-2 Note A-1-3 Note A-1-4 Note A-2-1 Note A-2-2 Note A-2-3 Note B-1-1 Note B-1-2 Note B-1-3 Note B-1-4 Note B-1-5 Note B-2-1 Note B-2-2 Note B-2-3 Note B-2-4 Note B-2-5

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Control Note(3)

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

$85,000,000 $70,000,000 $50,000,000 $42,100,000 $45,000,000 $45,000,000 $15,900,000 $81,900,000 $21,000,000 $5,600,000 $5,600,000 $4,900,000 $35,100,000 $9,000,000 $2,400,000 $2,400,000 $2,100,000

DBJPM 2017-C6(2)

JPMCC 2017-JP7

JPMDB 2017-C7

JPMorgan Chase Bank, National Association

BANK 2017-BNK5

Bank of America, National Association

Bank of America, National Association

Apollo(4)

Apollo(4)

Apollo(4)

Apollo(4)

Apollo(4)

Apollo(4)

Apollo(4)

Apollo(4)

Apollo(4)

Apollo(4)

Starwood Capital Group Hotel Portfolio	Note A-1 Note A-2-1 Note A-2-2 Note A-3 Note A-4 Note A-5 Note A-6-1 Note A-6-2 Note A-7 Note A-8 Note A-9 Note A-10 Note A-11

Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

$40,000,000 $45,000,000 $15,000,000 $72,500,000 $59,317,500 $50,000,000 $40,000,000 $10,000,000 $40,000,000 $20,000,000 $20,000,000 $20,000,000 $15,000,000

DBJPM 2017-C6(2)

JPMCC 2017-JP7

JPMDB 2017-C7

BANK 2017-BNK5

Bank of America, National Association

WFCM 2017-C38

Barclays Bank PLC

Barclays Bank PLC

DBJPM 2017-C6

Deutsche Bank AG

JPMDB 2017-C7

Deutsche Bank AG

UBS 2017-C2

Mortgage Loan	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance	Note Holder
	Note A-12 Note A-13-1 Note A-13-2 Note A-14 Note A-15 Note A-16-1 Note A-16-2 Note A-17	Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$15,000,000 $14,317,500 $7,500,000 $11,817,500 $25,000,000 $15,000,000 $10,000,000 $31,817,500	UBS 2017-C2 Deutsche Bank AG UBS 2017-C2 JPMDB 2017-C7 Starwood Mortgage Funding II LLC JPMCC 2017-JP7 Starwood Mortgage Funding II LLC Barclays Bank PLC
General Motors Building

Note A-1-S

Note A-1-C1

Note A-1-C2

Note A-1-C3-1

Note A-1-C3-2

Note A-1-C4

Note A-1-A1

Note A-1-A2

Note A-1-A3

Note A-2-S

Note A-2-C1

Note A-2-C2-1

Note A-2-C2-2-A

Note A-2-C2-2-B

Note A-2-C3

Note A-2-A1

Note A-2-A2

Note A-2-A3

Note A-3-S

Note A-3-C1

Note A-3-C2

Note A-3-C3-1

Note A-3-C3-2

Note A-3-A1

Note A-3-A2-1

Note A-3-A2-2

Note A-3-A3

Note A-4-S

Note A-4-C1

Note A-4-C2

Note A-4-C3

Note A-4-A1

Note A-4-A2

Note A-4-A3

Note B-1-S

Note B-2-S

Note B-3-S

Note B-4-S

Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

176,800,000

$69,700,000

$37,500,000

$22,300,000

$15,200,000

$74,400,000

$28,900,000

$37,500,000

$37,500,000

$114,400,000

$45,100,000

$50,000,000

$20,000,000

$5,000,000

$30,000,000

$18,700,000

$10,200,000

$30,000,000

$114,400,000

$45,100,000

$37,500,000

$25,000,000

$12,500,000

$18,700,000

$22,500,000

$15,000,000

$32,700,000

$114,400,000

$45,100,000

$37,500,000

$32,400,000

$18,700,000

$45,100,000

$30,200,000

$282,200,000

$182,600,000

$182,600,000

$182,600,000

BXP Trust 2017-GM(5)

BXP Trust 2017-GM

BANK 2017-BNK6

BANK 2017-BNK6

CGCMT 2017-B1

BANK2017-BNK7

Cantor Commercial Real Estate Lending, L.P.

CGCMT 2017-B1

BANK 2017-BNK7

BXP Trust 2017-GM

BXP Trust 2017-GM

CD 2017-CD5

UBS 2017-C2

JPMDB 2017-C7

UBS 2017-C2

Cantor Commercial Real Estate Lending, L.P.

JPMDB 2017-C7

JPMDB 2017-C7

BXP Trust 2017-GM

BXP Trust 2017-GM

CD 2017-CD5

CGCMT 2017-B1

CD 2017-CD5

Cantor Commercial Real Estate Lending, L.P.

CGCMT 2017-P8

CGCMT 2017-B1

CGCMT 2017-P8

BXP Trust 2017-GM

BXP Trust 2017-GM

WFCM 2017-C38

WFCM 2017-C38

Cantor Commercial Real Estate Lending, L.P.

WFCM 2017-C38

BANK 2017-BNK6

BXP Trust 2017-GM

BXP Trust 2017-GM

BXP Trust 2017-GM

BXP Trust 2017-GM

IRG Portfolio	Note A-1 Note A-2	Control Note Non-Control Note	$45,000,000 $27,500,000	JPMDB 2017-C7 Deutsche Bank AG
245 Park Avenue	Note A-1-A Note A-1-B Note A-1-C Note A-1-D Note A-1-E Note A-2-A-1 Note A-2-A-2 Note A-2-A-3	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$152,000,000 $114,000,000 $38,000,000 $38,000,000 $38,000,000 $98,000,000 $75,000,000 $75,000,000

245 Park Avenue Trust 2017-245P(6)

245 Park Avenue Trust 2017-245P

245 Park Avenue Trust 2017-245P

245 Park Avenue Trust 2017-245P

245 Park Avenue Trust 2017-245P

JPMCC 2017-JP6

DBJPM 2017-C6

JPMCC 2017-JP7

Mortgage Loan	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance	Note Holder

Note A-2-A-4

Note A-2-B-1

Note A-2-B-2-A

Note A-2-B-2-B

Note A-2-B-3-A

Note A-2-B-3-B

Note A-2-B-3-C

Note A-2-C-1-A

Note A-2-C-1-B

Note A-2-C-2

Note A-2-D-1

Note A-2-D-2

Note A-2-D-3

Note A-2-E-1

Note A-2-E-2

Note B-1

Note B-2

Note B-3

Note B-4

Note B-5

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

$32,000,000

$80,000,000

$45,000,000

$25,000,000

$45,000,000

$9,000,000

$6,000,000

18,750,000

$6,250,000

$45,000,000

$30,000,000

$25,000,000

$13,000,000

$55,000,000

$15,000,000

$48,000,000

$36,000,000

$12,000,000

$12,000,000

$12,000,000

JPMDB 2017-C7

CSAIL 2017-C8

Natixis Real Estate Capital LLC

Natixis Real Estate Capital LLC

Natixis Real Estate Capital LLC

Natixis Real Estate Capital LLC

Natixis Real Estate Capital LLC

DBJPM 2017-C6

Deutsche Bank AG

Deutsche Bank AG

Société Générale

Société Générale

Société Générale

WFCM 2017-C38

Barclays Bank PLC

245 Park Avenue Trust 2017-245P

245 Park Avenue Trust 2017-245P

245 Park Avenue Trust 2017-245P

245 Park Avenue Trust 2017-245P

245 Park Avenue Trust 2017-245P

Walgreens Witkoff Portfolio	Note A-1 Note A-2	Control Note Non-Control Note	$33,000,000 $15,150,000	JPMDB 2017-C7 Deutsche Bank AG
Capital Centers II & III	Note A-1 Note A-2	Control Note Non-Control Note	$27,000,000 $21,150,000	JPMDB 2017-C7 Deutsche Bank AG
Lightstone Portfolio	Note A-1 Note A-2	Control Note Non-Control Note	$40,000,000 $25,000,000	Deutsche Bank AG JPMDB 2017-C7
Torre Plaza	Note A-1 Note A-2	Control Note Non-Control Note	$25,000,000 $20,000,000	JPMCC 2017-JP7(1) JPMDB 2017-C7
Covance Business Center	Note A-1 Note A-2	Control Note Non-Control Note	$15,185,000 $10,000,000	JPMDB 2017-C7 Deutsche Bank AG
Mural Lofts	Note A Note B-1 Note B-2 Note B-3 Note B-4	Non-Control Note Control Note(7) Non-Control Note Non-Control Note Non-Control Note	$12,500,000 $1,530,000 $125,000 $400,000 $1,945,000	JPMDB 2017-C7 Janus Henderson Global Bond Fund JCF – Janus Global Flexible Income Fund JCF – Janus Global High Yield Fund Janus Henderson Multi-Sector Income Fund
EIP Logistics Portfolio	Note A-1 Note A-2	Control Note Non-Control Note	$29,000,000 $12,000,000	CFCRE 2017-C8(8) JPMDB 2017-C7

(1)	The Treeview Industrial Portfolio Whole Loan, the First Stamford Place Whole Loan and the Torre Plaza Whole Loan are being serviced under the JPMCC 2017-JP7 Pooling and Servicing Agreement.

(2)	The Gateway Net Lease Portfolio Whole Loan and the Starwood Capital Group Hotel Portfolio Whole Loan are being serviced under the DBJPM 2017-C6 Pooling and Servicing Agreement.

(3)	Note B-1-1 will be the Control Note until the occurrence of a Gateway Net Lease Portfolio Control Appraisal Period. During a Gateway Net Lease Portfolio Control Appraisal Period, Note A-1-1 will be the Control Note.

(4)	The related companion loan notes have been sold to Athene Annuity and Life Company and American Equity Life Insurance Company, which are managed by Apollo Global Management, LLC or an affiliate (“Apollo”).

(5)	The General Motors Building Whole Loan is being serviced under the BXP Trust 2017-GM Trust and Servicing Agreement.

(6)	The 245 Park Avenue Whole Loan is being serviced under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement.

(7)	Note B-1 will be the Control Note until the occurrence of a Mural Lofts Control Appraisal Period. During a Mural Lofts Control Appraisal Period, Note A will be the Control Note.

(8)	The EIP Logistics Portfolio Whole Loan is being serviced under the CFCRE 2017-C8 Pooling and Servicing Agreement.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the applicable master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

The Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to the Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the Servicing Shift Securitization Date.

Intercreditor Agreement.

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other than the Servicing Shift Whole Loan

With respect to any Serviced Pari Passu Whole Loan (other than the Servicing Shift Whole Loan), the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Control Rights with respect to Servicing Shift Whole Loan.

With respect to the Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the holder (the “Controlling Holder”) listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to the Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder.

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to the Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the operating advisor (consistent with the Operating Advisor Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described below.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the applicable master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the applicable master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan.

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the applicable master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the applicable master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement.

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights.

With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder.

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the operating advisor (consistent with the Operating Advisor Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File.

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan.

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Serviced AB Whole Loan

The Mural Lofts Whole Loan

General

One (1) Mortgage Loan, identified as “Mural Lofts” (the “Mural Lofts Mortgage Loan”) on Annex A-1, representing approximately 1.1% of the Initial Pool Balance, is part of a Whole Loan structure comprised of five (5) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Mural Lofts Mortgage Loan is evidenced by one (1) senior promissory note A with a Cut-off Date Balance of $12,500,000. The subordinate companion loan (the “Mural Lofts Subordinate Companion Loan”) is evidenced by four (4) promissory notes identified as promissory notes B-1, B-2, B-3 and B-4, with an aggregate Cut-off Date Balance of $4,000,000 that are not included in the issuing entity. Only the Mural Lofts Mortgage Loan is included in the issuing entity. The Mural Lofts Mortgage Loan and the Mural Lofts Subordinate Companion Loan are collectively referred to in this prospectus as the “Mural Lofts Whole Loan”. The Mural Lofts Subordinate Companion Loan is currently held by affiliated third party investors.

The rights of the holders of the promissory notes evidencing the Mural Lofts Whole Loan (the “Mural Lofts Noteholders”) are subject to an Intercreditor Agreement (the “Mural Lofts Intercreditor Agreement”). The following summaries describe certain provisions of the Mural Lofts Intercreditor Agreement.

Prior to the occurrence and continuance of a Mural Lofts Control Appraisal Period with respect to the Mural Lofts Whole Loan, the holder of the controlling Mural Lofts Subordinate Companion Loan evidenced by Note B-1 (the “Controlling Subordinate Companion Loan Holder”) will have the right to cure certain defaults by the borrower, and the right to approve certain modifications and consent to certain actions to be taken with respect to the Mural Lofts Whole Loan, each as more fully described below. A “Mural Lofts Control Appraisal Period” will exist with respect to the Mural Lofts Whole Loan, if and for so long as (a)(1) the initial principal balance of the Mural Lofts Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Mural Lofts Subordinate Companion Loan, (y) any appraisal reductions for the Mural Lofts Whole Loan that are allocated to the Mural Lofts Subordinate Companion Loan and (z) any losses realized with respect to the Mortgaged Property or the Mural Lofts Whole Loan that are allocated to the Mural Lofts Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of the Mural Lofts Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holders of the Mural Lofts Subordinate Companion Loan. The holders of the Mural Lofts Subordinate Companion Loan also have the right to purchase the Mural Lofts Mortgage Loan in whole but not in part in certain instances as set forth below.

The holder of the controlling Mural Lofts Subordinate Companion Loan evidenced by Note B-1 is entitled to avoid its applicable Mural Lofts Control Appraisal Period caused by application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the Mural Lofts Intercreditor Agreement (either (x) or (y), the “Mural Lofts Threshold Event Collateral”) and (ii) the Mural Lofts Threshold Event Collateral is in an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the PSA, would cause the applicable Mural Lofts Control Appraisal Period not to occur.

Servicing

The Mural Lofts Whole Loan (including the Mural Lofts Subordinate Companion Loan) and any related REO Property will be serviced and administered by the master servicer and the special servicer pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement”, but subject to the terms of the Mural Lofts Intercreditor Agreement. See “Pooling and Servicing Agreement”.

Application of Payments

The Mural Lofts Intercreditor Agreement sets forth the respective rights of the Mural Lofts Noteholders with respect to distributions of funds received in respect of the Mural Lofts Whole Loan, and provides, in general, that prior to the occurrence and continuance of (i) event of default with respect to an obligation to pay money due under the Mural Lofts Whole Loan, (ii) any other event of default for which the Mural Lofts Whole Loan is actually accelerated, (iii) any other event of default that causes the Mural Lofts Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (in each case, as determined by the applicable servicer, and each, a “Mural Lofts Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the holder of the Mural Lofts Subordinate Companion Loan in accordance with the Mural Lofts Intercreditor Agreement or during any period that the holder of the Mural Lofts Subordinate Companion Loan is exercising its cure rights), after payment of amounts for reserves or escrows required by the Whole Loan documents and amounts payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, certificate administrator or trustee, payments and proceeds received with respect to the Mural Lofts Whole Loan will generally be applied in the following order:

●	first, to the holder of the Mural Lofts Mortgage Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

●	second, to the holder of the Mural Lofts Mortgage Loan in an amount equal to the sum of (x) its principal percentage interest (based on the outstanding principal balance of the Mural Lofts Whole Loan) of all principal payments received (other than principal payments related to insurance and condemnation proceeds), if any, with respect to such monthly payment date with respect to the Mural Lofts Whole Loan and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the Mural Lofts Whole Loan allocated as principal on the Mural Lofts Whole Loan and payable to the Mural Lofts Noteholders, until its principal balance has been reduced to zero;

●	third, to the holder of the Mural Lofts Mortgage Loan up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed to the servicer) pursuant to the Mural Lofts Intercreditor Agreement and the PSA;

●	fourth, to the holder of the Mural Lofts Mortgage Loan in an amount equal to the product (i) its principal percentage interest (based on the outstanding principal balance of the Mural Lofts Whole Loan) multiplied by (ii) its relative spread (as set forth in the Mural Lofts Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, to the holders of the Mural Lofts Subordinate Companion Loan, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of their respective notes at their related net interest rates;

●	sixth, to the holders of the Mural Lofts Subordinate Companion Loan, pro rata, in an amount equal to the sum of (x) their principal percentage interests (based on the outstanding principal balance of the Mural Lofts Whole Loan) of all principal payments received (other than principal payments related to insurance and condemnation proceeds), if any, with respect to such monthly payment date with respect to the Mural Lofts Whole Loan and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the Mural Lofts Whole Loan allocated as principal on the Mural Lofts Whole Loan and payable to the Mural Lofts Noteholders remaining after giving effect to the allocations in clause second above, until its principal balance has been reduced to zero;

●	seventh, to the holders of the Mural Lofts Subordinate Companion Loan, pro rata, in an amount equal to the product (i) of their principal percentage interests (based on the outstanding principal balance of the Mural Lofts Whole Loan) multiplied by (ii) their relative spreads (as set forth in the Mural Lofts Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	eighth, to the extent the Controlling Subordinate Companion Loan Holder has made any payments or advances in connection with the exercise of its cure rights under the Mural Lofts Intercreditor Agreement, to reimburse such holder for all such cure payments;

●	ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first-eighth and, as a result of a workout, the principal balance of the Mural Lofts Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holders of the Mural Lofts Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Mural Lofts Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related interest rate;

●	tenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Mural Lofts Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, are required to be paid to the Mural Lofts Noteholders, pro rata, based on their respective percentage interests; and

●	eleventh, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Mural Lofts Whole Loan, and not otherwise applied in accordance with the foregoing clauses first-tenth, any remaining amount is required to be paid pro rata to the Mural Lofts Noteholders, based on their respective initial percentage interests.

Following the occurrence and during the continuance of a Mural Lofts Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the Whole Loan documents and amounts then payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, certificate administrator and trustee, payments and proceeds with respect to the Mural Lofts Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●	first, to the holder of the Mural Lofts Mortgage Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at the net interest rate;

●	second, to the holder of the Mural Lofts Mortgage Loan in an amount equal to all amounts allocated as principal on the Mural Lofts Whole Loan (including, without limitation, any insurance and condemnation proceeds allocated as principal on the Mural Lofts Whole Loan and payable to Mural Lofts Noteholders) until its principal balance has been reduced to zero;

●	third, to the holder of the Mural Lofts Mortgage Loan up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed to the servicer) pursuant to the Mural Lofts Intercreditor Agreement and the PSA;

●	fourth, to the holder of the Mural Lofts Mortgage Loan in an amount equal to the product of (i) its principal percentage interest (based on its outstanding principal balance) multiplied by (ii) its relative spread (as set forth in the Mural Lofts Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, to the holders of the Mural Lofts Subordinate Companion Loan, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of their notes at the related net interest rates;

●	sixth, to the holders of the Mural Lofts Subordinate Companion Loan, pro rata, in an amount equal to all amounts allocated as principal on the Mural Lofts Whole Loan (including, without limitation, any insurance and condemnation proceeds allocated as principal on the Mural Lofts Whole Loan and payable to the Mural Lofts Noteholders) remaining after giving effect to the allocations in clause second above, until their principal balances have been reduced to zero;

●	seventh, to the holders of the Mural Lofts Subordinate Companion Loan, pro rata, in an amount equal to the product of (i) their principal percentage interests (based on their outstanding principal balances) multiplied by (ii) their relative spreads (as set forth in the Mural Lofts Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	eighth, to the extent the Controlling Subordinate Companion Loan Holder has made any payments or advances in exercising its cure rights under the Mural Lofts Intercreditor Agreement, to reimburse such holder for all such cure payments;

●	ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first-eighth and, as a result of a workout, the balance of the Mural Lofts Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holders of the Mural Lofts Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Mural Lofts Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related interest rate;

●	tenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Mural Lofts Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, are required to be paid to the Mural Lofts Noteholders, pro rata, based on their respective percentage interests; and

●	eleventh, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Mural Lofts Whole Loan, and not otherwise applied in accordance with the foregoing clauses first-tenth, any remaining amount is required to be paid pro rata to the Mural Lofts Noteholders, based on their respective percentage interests.

Certain costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or Servicing Advances) allocable to the Mural Lofts Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the Mural Lofts Subordinate Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the Mural Lofts Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

Prior to the occurrence and continuance of a Mural Lofts Control Appraisal Period with respect to the Mural Lofts Subordinate Companion Loan, the Directing Certificateholder will not have any consent rights with respect to any Mural Lofts Major Decision. After the occurrence and during the continuance of a Mural Lofts Control Appraisal Period with respect to the Mural Lofts Subordinate Companion Loan, the Directing Certificateholder will have the same consent and/or consultation rights with respect to the Mural Lofts Whole Loan as it does with respect to the other Mortgage Loans included in the issuing entity. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

“Mural Lofts Major Decision” means:

(i)    any proposed or actual foreclosure upon or comparable conversion (including acquisitions of any REO Property) of the ownership of the property or properties securing the Mural Lofts Whole Loan if it comes into and continues in default;

(ii)    any modification, consent to a modification or waiver of any monetary term (other than the waiver or reduction of late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the Mural Lofts Whole Loan or any extension of the maturity date of Mural Lofts Whole Loan;

(iii)    following a default or an event of default with respect to the Mural Lofts Whole Loan documents, any exercise of remedies, including the acceleration of the Mural Lofts Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Whole Loan documents;

(iv)    any sale of the Mural Lofts Whole Loan (when it is a defaulted loan) or REO Property for less than the applicable Purchase Price (as defined in the Pooling and Servicing Agreement);

(v)    any determination to bring the related Mortgaged Property or REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at the related Mortgaged Property or REO Property;

(vi)    any release of collateral or any acceptance of substitute or additional collateral for the Mural Lofts Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Whole Loan documents and for which there is no lender discretion;

(vii)    any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Mural Lofts Whole Loan or any consent to such a waiver or any consent to a transfer of all or any portion of the related Mortgaged Property or of any direct or indirect legal or beneficial interests in the related borrower;

(viii)    any incurrence of additional debt by the related borrower or any mezzanine financing by any beneficial owner of the related borrower (to the extent that the lender has consent rights pursuant to the related Whole Loan documents);

(ix)    any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or other similar agreement with any mezzanine lender or subordinate debt holder related to the Mural Lofts Whole Loan, or any action to enforce rights (or any decision not to enforce rights) with respect thereto;

(x)    (1) any property management company changes for which the debt service coverage ratio and debt yield for the Mural Lofts Whole Loan (is less than the greater of (X) the debt service coverage ratio and debt yield for the Mural Lofts Whole Loan as of the origination date of the Mural Lofts Whole Loan and (Y) if the DSCR/DY Trigger (as defined below) has occurred, the debt service coverage ratio and debt yield for the Mural Lofts Whole Loan as of the most recent quarterly reporting period or (B) where the property management company will be an affiliate of the related borrower following such change or (2) franchise changes (to the extent that the lender has consent rights pursuant to the Mural Lofts Whole Loan Documents));

(xi)    releases of any amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Whole Loan documents and for which there is no lender discretion;

(xii)    any acceptance of an assumption agreement releasing the related borrower, guarantor or other obligor from liability under the Mural Lofts Whole Loan other than pursuant to the specific terms of such loan and for which there is no lender discretion;

(xiii)    any determination of an acceptable insurance default with respect to the related Mortgaged Property; or

(xiv)    any determination by the master servicer to transfer the Mural Lofts Whole Loan to the special servicer under the circumstances described in paragraph 5 of the definition of “Specially Serviced Loan”;

provided, however that during the occurrence and continuance of a Mural Lofts Control Appraisal Period, “Mural Lofts Major Decision” will have the meaning given to the term “Major Decision” in the PSA.

A “DSCR/DY Trigger”: means (A) with respect to the debt service coverage ratio for the Mural Lofts Mortgaged Property, if the most recent debt service coverage ratio for the Mortgaged Property has decreased more than 10% from the debt service coverage ratio calculated 12 months prior to date on which the most recent debt service coverage ratio was determined and (B) with respect to the debt yield for the Mortgaged Property, if the most recent debt yield for the Mortgaged Property has decreased more than 10% from the debt yield calculated 12 months prior to date on which the most recent debt yield was determined.

In addition, pursuant to the terms of the Mural Lofts Intercreditor Agreement, prior to the occurrence and continuance of a Mural Lofts Control Appraisal Period with respect to the Mural Lofts Subordinate Companion Loan, if any consent, modification, amendment or waiver under or other action in respect of a “mortgage” (as defined under the Mural Lofts Intercreditor Agreement) (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Mural Lofts Major Decision has been requested or proposed, at least 10 business days prior to taking action with respect to such Mural Lofts Major Decision (or making a determination not to take action with respect to such Mural Lofts Major Decision), the master servicer or the special servicer, as the case may be, must receive the written consent of the Controlling Subordinate Companion Loan Holder (or its representative) before implementing a decision with respect to such Mural Lofts Major Decision.

Notwithstanding the foregoing, the master servicer or special servicer, as the case may be, is not required to follow any advice or consultation provided by the holder of the Mural Lofts Subordinate Companion Loan (or its representative) that would require or cause the holder of the Mural Lofts Mortgage Loan (or the master servicer or special servicer, as the case may be, acting on its behalf), to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause the holder of the Mural Lofts Mortgage Loan (or the master servicer or special servicer, as the case may be, acting on its behalf) to violate provisions of the Mural Lofts Intercreditor Agreement or the PSA, require or cause the holder of the Mural Lofts Mortgage Loan (or the master servicer or special servicer, as the case may be, acting on its behalf) to violate the terms of the Mural Lofts Whole Loan, or materially expand the scope of any holder of the Mural Lofts Mortgage Loan’s (or the master servicer’s or special servicer’s, as applicable) responsibilities under the Mural Lofts Intercreditor Agreement or the PSA.

Cure Rights

In the event that the borrower fails to make any payment of principal or interest on the Mural Lofts Whole Loan by the end of the applicable grace period or any other event of default under the related Mortgage Loan documents occurs and is continuing, unless a Mural Lofts Control Appraisal Period has occurred and is continuing with respect to the Controlling Subordinate Companion Loan Holder, the Controlling Subordinate Companion Loan Holder will have the right to cure such event of default subject to certain limitations set forth in the Mural Lofts Intercreditor Agreement. Unless the holder of the Mural Lofts Mortgage Loan consents to additional cure periods, the holder of the Controlling Subordinate Companion Loan Holder will be limited to (a) six (6) cures of monetary defaults, no more than four (4) of which may be consecutive, and (b) six (6) cures of non-monetary defaults in each case, over the term of the Mural Lofts Whole Loan. The Controlling Subordinate Companion Loan Holder will not be required to pay any default interest or late charges in order to effect a cure.

Purchase Option

If an event of default with respect to Mural Lofts Whole Loan has occurred and is continuing, each holder of the Mural Lofts Subordinate Companion Loan will have the option to purchase the Mural Lofts Mortgage Loan in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Mural Lofts Mortgage Loan, (b) accrued and unpaid interest on the principal balance of the Mural Lofts Mortgage Loan at its net interest rate from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Mural Lofts Mortgage Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the borrower or a borrower related party), (d) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Mural Lofts Whole Loan documents, including, without limitation, servicing advances and special servicing fees incurred by or on behalf of the holders of the Mural Lofts Whole Loan (without duplication of amounts above), (e) any accrued and unpaid interest on advances with respect to an advance made by or on behalf of the holders of the Mural Lofts Mortgage Loan (without duplication of amounts above), (f) any amounts payable in respect of the Whole Loan to the asset representations reviewer, (g) (i) if the Mural Lofts Whole Loan borrower or borrower related party is the purchaser or (ii) if the Mural Lofts Whole Loan is not purchased after 90 days after such option first becomes exercisable pursuant to the Mural Lofts Intercreditor Agreement, any liquidation or workout fees, and (h) any recovered costs not reimbursed previously to the holder of the Mural Lofts Mortgage Loan pursuant to the Mural Lofts Intercreditor Agreement.

Sale of Defaulted Mural Lofts Whole Loan

Pursuant to the terms of the Mural Lofts Intercreditor Agreement, if the Mural Lofts Whole Loan becomes a defaulted loan, and if the special servicer determines to sell the Mural Lofts Mortgage Loan in accordance with the PSA, then the special servicer will be permitted to sell the Mural Lofts Whole Loan (including the Mural Lofts Subordinate Companion Loan) as one whole loan if the special servicer determines that a sale of the Mural Lofts Whole Loan would maximize recoveries on the related Whole Loan in accordance with the Servicing Standard.

Special Servicer Appointment Rights

Pursuant to the terms of the Mural Lofts Intercreditor Agreement and the PSA, the Controlling Subordinate Companion Loan Holder (prior to the occurrence and continuance of a Mural Lofts Control Appraisal Period with respect to the Mural Lofts Subordinate Companion Loan) will have the right, with or without cause, to replace the special servicer then acting with respect to the Mural Lofts Whole Loan and appoint a replacement special servicer in lieu of such special servicer. The related Directing Certificateholder (after the occurrence and continuance of a Mural Lofts Control Appraisal Period with respect to the Mural Lofts Subordinate Companion Loan) will have the right, with or without cause (subject to the limitations set forth in the PSA and described herein), to replace the special servicer then acting with respect to the Mural Lofts Whole Loan and appoint a replacement special servicer in lieu of such special servicer, as described under “Pooling and Servicing Agreement-Termination of Master Servicer and Special Servicer for Cause-Rights Upon Servicer Termination Event”.

The Non-Serviced AB Whole Loans

The Gateway Net Lease Portfolio Whole Loan

General.

One (1) Mortgage Loan, identified as “Gateway Net Lease Portfolio” (the “Gateway Net Lease Portfolio Mortgage Loan”) on Annex A-1, representing approximately 4.5% of the Initial Pool Balance, is part of a Whole Loan structure comprised of seventeen (17) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Gateway Net Lease Portfolio Mortgage Loan is evidenced by one (1) senior promissory note A-1-3 with a Cut-off Date Balance of $50,000,000. The “Gateway Net Lease Portfolio Whole Loan” consists of (i) the Gateway Net Lease Portfolio Mortgage Loan (ii) six (6) pari passu companion loans (evidenced by promissory notes A-1-1, A-1-2, A-1-4, A-2-1, A-2-2 and A-2-3) (the “Gateway Net Lease Portfolio Pari Passu Companion Loans”) that are pari passu with the Gateway Net Lease Portfolio Mortgage Loan and (ii) ten (10) subordinate companion loans (evidenced by promissory notes B-1-1, B-1-2, B-1-3, B-1-4, B-1-5, B-2-1, B-2-2, B-2-3, B-2-4 and B-2-5) (the “Gateway Net Lease Portfolio Subordinate Companion Loans” and together with the Gateway Net Lease Portfolio Pari Passu Companion Loans, the “Gateway Net Lease Portfolio Companion Loans”) that are subordinate to the Gateway Net Lease Portfolio Mortgage Loan and the Gateway Net Lease Portfolio Pari Passu Companion Loans. None of the Gateway Net Lease Portfolio Companion Loans is included in the issuing entity.

The rights of the holders of the promissory notes evidencing the Gateway Net Lease Portfolio Whole Loan (the “Gateway Net Lease Portfolio Noteholders”) are subject to an Intercreditor Agreement (the “Gateway Net Lease Portfolio Intercreditor Agreement”). The following summaries describe certain provisions of the Gateway Net Lease Portfolio Intercreditor Agreement.

Prior to the occurrence and continuance of a Gateway Net Lease Portfolio Control Appraisal Period with respect to the Gateway Net Lease Portfolio Whole Loan, the holder of the Gateway Net Lease Portfolio Subordinate Companion Loan evidenced by promissory note B-1-1 (the “Gateway Net Lease Portfolio Controlling Subordinate Companion Loans”) will have the right to cure certain defaults by the borrower, and the right to approve certain modifications and consent to certain actions to be taken with respect to the Gateway Net Lease Portfolio Whole Loan, each as more fully described below. A “Gateway Net Lease Portfolio Control Appraisal Period” will exist with respect to the Gateway Net Lease Portfolio Whole Loan, if and for so long as (a)(1) the initial aggregate principal balance of the Gateway Net Lease Portfolio Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Gateway Net Lease Portfolio Subordinate Companion Loan, (y) any appraisal reductions for the Gateway Net Lease Portfolio Whole Loan that are allocated to the Gateway Net Lease Portfolio Subordinate Companion Loan and (z) any losses realized with respect to the Gateway Net Lease Portfolio Mortgaged Properties or the Gateway Net Lease Portfolio Whole Loan that are allocated to the Gateway Net Lease Portfolio Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial aggregate principal balance of the Gateway Net Lease Portfolio Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holders of the Gateway Net Lease Portfolio Subordinate Companion Loan. Each holder of a Gateway Net Lease Portfolio Subordinate Companion Loan also has the right to purchase the Gateway Net Lease Portfolio Mortgage Loan in whole but not in part in certain instances as set forth below.

The holder of the Gateway Net Lease Portfolio Controlling Subordinate Companion Loan is entitled to avoid its applicable Gateway Net Lease Portfolio Control Appraisal Period caused by application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the Gateway Net Lease Portfolio Intercreditor Agreement (either (x) or (y), the “Gateway Net Lease Portfolio Threshold Event Collateral”) and (ii) the Gateway Net Lease Portfolio Threshold Event Collateral is in an amount which, when added to the appraised value of the related Mortgaged Properties as determined pursuant to the related Non-Serviced PSA, would cause the applicable Gateway Net Lease Portfolio Control Appraisal Period not to occur.

Servicing.

The Gateway Net Lease Portfolio Whole Loan (including the Gateway Net Lease Portfolio Controlling Subordinate Companion Loan) and any related REO Property are serviced and administered pursuant to the terms of the pooling and servicing agreement, dated as of June 1, 2017 (the “DBJPM 2017-C6 Pooling and Servicing Agreement”) among Deutsche Mortgage & Asset Receiving Corporation, as depositor (the “DBJPM 2017-C6 Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (in such capacity, the “DBJPM 2017-C6 Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “DBJPM 2017-C6 Special Servicer”), Wells Fargo Bank, National Association, as trustee (the “DBJPM 2017-C6 Trustee”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “DBJPM 2017-C6 Certificate Administrator”) and Pentalpha Surveillance LLC, as operating advisor (in such capacity, the “DBJPM 2017-C6 Operating Advisor”) and as asset representations reviewer (in such capacity, the “DBJPM 2017-C6 Asset Representations Reviewer”). For a summary of certain provisions of the DBJPM 2017-C6 Pooling and Servicing Agreement, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the Gateway Net Lease Portfolio Mortgage Loan (but not any advances of principal and/or interest on the Gateway Net Lease Portfolio Companion Loans) pursuant to the terms of the PSA, unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the Gateway Net Lease Portfolio Mortgage Loan and the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be responsible for making (A) any required principal and interest advances on the Gateway Net Lease Portfolio Lead Pari Passu Companion Loan as required under the terms of the DBJPM 2017-C6 Pooling and Servicing Agreement (but not on the Gateway Net Lease Portfolio Mortgage Loan) and (B) any required property protection advances with respect to the Gateway Net Lease Portfolio Whole Loan, unless in the case of clause (A) or (B) above, a determination of nonrecoverability is made under the DBJPM 2017-C6 Pooling and Servicing Agreement.

Application of Payments.

The Gateway Net Lease Portfolio Intercreditor Agreement sets forth the respective rights of the Gateway Net Lease Portfolio Noteholders with respect to distributions of funds received in respect of the Gateway Net Lease Portfolio Whole Loan, and provides, in general, that prior to the occurrence and continuance of (i) event of default with respect to an obligation to pay money due under the Gateway Net Lease Portfolio Whole Loan, (ii) any other event of default for which the Gateway Net Lease Portfolio Whole Loan is actually accelerated, (iii) any other event of default that causes the Gateway Net Lease Portfolio Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (in each case, as determined by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, and each, a “Gateway Net Lease Portfolio Sequential Pay Event”) (or, if such a default has occurred, but has been cured by any holder of a Gateway Net Lease Portfolio Subordinate Companion Loan in accordance with the Gateway Net Lease Portfolio Intercreditor Agreement or during any period that any holder of a Gateway Net Lease Portfolio Subordinate Companion Loan is exercising its cure rights), after payment of amounts for reserves or escrows required by the Gateway Net Lease Portfolio Whole Loan documents and amounts payable or reimbursable under the related Non-Serviced PSA to the parties thereto, payments and proceeds received with respect to the Gateway Net Lease Portfolio Whole Loan will generally be applied in the following order:

●	first, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its respective note at its related net interest rate;

●	second, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the sum of (x) all scheduled payments received, if any, with respect to the applicable monthly payment date with respect to the Gateway Net Lease Portfolio Mortgage Loan and the Gateway Net Lease Portfolio Pari Passu Companion Loans, (y) an amount equal to the percentage interest (based on the outstanding principal balance of the Gateway Net Lease Portfolio Whole Loan) of the Gateway Net Lease Portfolio Mortgage Loan or the Gateway Net Lease Portfolio Pari Passu Companion Loans, as applicable, multiplied by any voluntary principal prepayments received, if any, with respect to such monthly payment date with respect to the Gateway Net Lease Portfolio Whole Loan, and (z) any mandatory principal prepayments received, if any, with respect to such monthly payment date with respect to the Gateway Net Lease Portfolio Whole Loan, until their principal balances have been reduced to zero;

●	third, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, pro rata, up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed to the servicer) with respect to the Gateway Net Lease Portfolio Whole Loan pursuant to the Gateway Net Lease Portfolio Intercreditor Agreement or the related Non-Serviced PSA;

●	fourth, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the product (i) the percentage interest of the applicable note (based on the outstanding principal balance of the Gateway Net Lease Portfolio Whole Loan) multiplied by (ii) its applicable relative spread (as set forth in the Gateway Net Lease Portfolio Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Gateway Net Lease Portfolio Whole Loan or Gateway Net Lease Portfolio Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, and, as a result of a workout, the balance of the Gateway Net Lease Portfolio Mortgage Loan or Gateway Net Lease Portfolio Pari Passu Companion Loans has been reduced, such excess amount is required to be paid to the to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the applicable principal balance as a result of such workout, plus interest on such amount at the related net interest rate;

●	sixth, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the penalty charges received, if any;

●	seventh, to the extent any holder of a Gateway Net Lease Portfolio Subordinate Companion Loan has made any payments or advances in connection with the exercise of its cure rights under the Gateway Net Lease Portfolio Intercreditor Agreement, to reimburse such holder(s) for all such cure payments on a pro rata and pari passu basis;

●	eighth, to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its applicable note at its related net interest rate;

●	ninth, to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis in an amount equal to the sum of (x) all scheduled payments received, if any, with respect to the applicable monthly payment date with respect to the Gateway Net Lease Portfolio Subordinate Companion Loans, (y) an amount equal to the percentage interest (based on the outstanding principal balance of the Gateway Net Lease Portfolio Whole Loan) of such Gateway Net Lease Portfolio Subordinate Companion Loan multiplied by any voluntary principal prepayments received, if any, with respect to such monthly payment date with respect to the Gateway Net Lease Portfolio Whole Loan, and (z) after the principal balances of the Gateway Net Lease Portfolio Mortgage Loan and Gateway Net Lease Portfolio Pari Passu Companion Loans have been reduced to zero, any mandatory principal prepayments received, if any, with respect to such monthly payment date with respect to the Gateway Net Lease Portfolio Whole Loan remaining, until their principal balances have been reduced to zero;

●	tenth, to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loan, on a pro rata and pari passu basis, in an amount equal to the product of (i) their principal percentage interests (based on the outstanding principal balance of the Gateway Net Lease Portfolio Whole Loan) multiplied by (ii) the applicable relative note spread (as set forth in the Gateway Net Lease Portfolio Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	eleventh, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first-tenth and, as a result of a workout, the principal balance of the Gateway Net Lease Portfolio Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the principal balance of the Gateway Net Lease Portfolio Subordinate Companion Loans as a result of such workout, plus interest on such amount at the related interest rate;

●	twelfth, to the holder of the Gateway Net Lease Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the penalty charges received, if any;

●	thirteenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the related Non-Serviced PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Gateway Net Lease Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, are required to be paid to the Gateway Net Lease Portfolio Noteholders, pro rata, based on their respective percentage interests; and

●	fourteenth, if any excess amount is available to be distributed in respect of the Gateway Net Lease Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses first-thirteenth, any remaining amount is required to be paid pro rata to the Gateway Net Lease Portfolio Noteholders, based on their respective initial percentage interests.

Following the occurrence and during the continuance of a Gateway Net Lease Portfolio Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the Gateway Net Lease Portfolio Whole Loan documents and amounts then payable or reimbursable under the related Non-Serviced PSA to the parties thereto, payments and proceeds with respect to the Gateway Net Lease Portfolio Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●	first, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its respective note at its related net interest rate;

●	second, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, until their principal balances have been reduced to zero;

●	third, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, pro rata, up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed to the servicer) with respect to the Gateway Net Lease Portfolio Whole Loan pursuant to the Gateway Net Lease Portfolio Intercreditor Agreement or the related Non-Serviced PSA;

●	fourth, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the product (i) the percentage interest of the applicable note multiplied by (ii) its applicable relative spread and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, to the extent one or more holders of a Gateway Net Lease Portfolio Subordinate Companion Loan has made any payments or advances in connection with the exercise of its cure rights under the Gateway Net Lease Portfolio Intercreditor Agreement, to reimburse such holder(s) for all such cure payments on a pro rata and pari passu basis;

●	sixth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through fifth, and, as a result of a workout, the balance of the Gateway Net Lease Portfolio Mortgage Loan or Gateway Net Lease Portfolio Pari Passu Companion Loans has been reduced, such excess amount is required to be paid to the to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the applicable principal balance as a result of such workout, plus interest on such amount at the related net interest rate;

●	seventh, to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its applicable note at its related net interest rate;

●	eighth, to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis in an amount equal to all amounts allocated as principal payments with respect to any monthly payment date, until their principal balances have been reduced to zero;

●	ninth, to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loan, on a pro rata and pari passu basis, in an amount equal to the product of (i) their principal percentage interests multiplied by (ii) the applicable relative note spread (as set forth in the Gateway Net Lease Portfolio Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	tenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first-ninth and, as a result of a workout, the principal balance of the Gateway Net Lease Portfolio Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the principal balance of the Gateway Net Lease Portfolio Subordinate Companion Loans as a result of such workout, plus interest on such amount at the related interest rate;

●	eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the related Non-Serviced PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Gateway Net Lease Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, are required to be paid to the Gateway Net Lease Portfolio Noteholders, pro rata, based on their respective percentage interests;

●	twelfth, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the penalty charges received, if any;

●	thirteenth, to the holder of the Gateway Net Lease Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the penalty charges received, if any; and

●	fourteenth, if any excess amount is available to be distributed in respect of the Gateway Net Lease Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses first-thirteenth, any remaining amount is required to be paid pro rata to the Gateway Net Lease Portfolio Noteholders, based on their respective initial percentage interests.

Certain costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or Servicing Advances) allocable to the Gateway Net Lease Portfolio Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the Gateway Net Lease Portfolio Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the Gateway Net Lease Portfolio Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control. The controlling note holder under the Gateway Net Lease Portfolio Intercreditor Agreement with respect to the Gateway Net Lease Portfolio Whole Loan (the “Gateway Net Lease Portfolio Directing Holder”) will be (i) the holder of the Gateway Net Lease Portfolio Controlling Subordinate Companion Loan evidenced by promissory note B-1-1, unless a Gateway Net Lease Portfolio Control Appraisal Period has occurred and is continuing or (ii) if a Gateway Net Lease Portfolio Control Appraisal Period has occurred and is continuing, the Controlling Class Representative; provided, that if the holder of the Gateway Net Lease Portfolio Controlling Subordinate Companion Loan evidenced by promissory note B-1-1 would be the Gateway Net Lease Portfolio Directing Holder and any interest in the Gateway Net Lease Portfolio Controlling Subordinate Companion Loan is held by the related borrower or a mortgage loan borrower related party (as defined in the Gateway Net Lease Portfolio Intercreditor Agreement) or the related borrower or mortgage loan borrower related party would otherwise be entitled to exercise the rights of the Gateway Net Lease Portfolio Directing Holder, a Gateway Net Lease Portfolio Control Appraisal Period will be deemed to have occurred.

Prior to the occurrence and continuance of a Gateway Net Lease Portfolio Control Appraisal Period with respect to the Gateway Net Lease Portfolio Subordinate Companion Loan, the Controlling Class Representative will not have any consent rights with respect to Gateway Net Lease Portfolio Whole Loan. After the occurrence and during the continuance of a Gateway Net Lease Portfolio Control

Appraisal Period with respect to the Gateway Net Lease Portfolio Subordinate Companion Loan, the Controlling Class Representative will have the same consent and/or consultation rights with respect to the Gateway Net Lease Portfolio Whole Loan as it does with respect to the other Mortgage Loans included in the issuing entity. See “Pooling and Servicing Agreement—The Directing Holder”.

“Gateway Net Lease Portfolio Major Decision” means:

(i)          any workout or other change to the Gateway Net Lease Portfolio Whole Loan that would result in any modification of, or waiver with respect to, the Gateway Net Lease Portfolio Whole Loan that would result in the extension of the maturity date or extended maturity date, a reduction in the interest rate or the monthly debt service payment or a deferral or a forgiveness of interest on or principal of the Gateway Net Lease Portfolio Whole Loan (or any of the promissory notes) or a modification or waiver of any other monetary term of the Gateway Net Lease Portfolio Whole Loan relating to the amount or timing of any payment of principal or interest or any other sums (including reserve requirements) due and payable under the Gateway Net Lease Portfolio Whole Loan documents or a modification or waiver of any material non-monetary provision of the Gateway Net Lease Portfolio Whole Loan, including but not limited to provisions which restrict the borrower or its equity owners from incurring additional indebtedness or transferring interests in the Mortgaged Properties or the borrower;

(ii)         any modification of, or waiver with respect to, the Gateway Net Lease Portfolio Whole Loan that would result in a discounted pay-off of any Gateway Net Lease Portfolio Subordinate Companion Loan;

(iii)        any foreclosure upon or comparable conversion (which may include acquisition of a Gateway Net Lease Portfolio Mortgaged Property) of the ownership of the Gateway Net Lease Portfolio Mortgaged Properties or any acquisition of the Gateway Net Lease Portfolio Mortgaged Properties by deed-in-lieu of foreclosure or any other exercise of remedies following an event of default;

(iv)        any material direct or indirect sale of all or any material portion of the Mortgaged Properties other than those required pursuant to the specific terms of the Gateway Net Lease Portfolio Whole Loan documents and for which there is no material lender discretion;

(v)         any substitution, release or addition of collateral for the Gateway Net Lease Portfolio Whole Loan other than those required pursuant to the specific terms of the Gateway Net Lease Portfolio Whole Loan documents and for which there is no material lender discretion;

(vi)        any release of the borrower or guarantor from liability with respect to the related Whole Loan including, without limitation, by acceptance of an assumption of the Whole Loan by a successor borrower or replacement guarantor other than those required pursuant to the specific terms of the Whole Loan documents and for which there is no material lender discretion;

(vii)        any determination (1) not to enforce a “due-on-sale” or “due-on-encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the borrower) or (2) accelerate the Gateway Net Lease Portfolio Whole Loan (other than automatic accelerations pursuant to the Gateway Net Lease Portfolio Whole Loan documents);

(viii)       any transfer of any Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the borrower, other than those required pursuant to the specific terms of the Whole Loan documents and for which there is no material lender discretion;

(ix)        any incurring of additional debt by the borrower, including the terms of any document evidencing or securing any such additional debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement or incurring of mezzanine financing by any beneficial owner of the borrower, including the terms of any document evidencing or securing any such mezzanine debt and of any intercreditor agreement, co-lender agreement, participation agreement, subordination agreement or similar agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement (other than those required pursuant to the specific terms of the Whole Loan documents and for which there is no material lender discretion);

(x)         the releases of any escrows or reserve accounts other than those required pursuant to the specific terms of the Whole Loan documents and for which there is no material lender discretion;

(xi)        the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower unless any option to purchase the Gateway Net Lease Portfolio Mortgage Loan and Gateway Net Lease Portfolio Pari Passu Companion Loans pursuant to the Gateway Net Lease Portfolio Intercreditor Agreement has expired or been waived;

(xii)       any approval of a major lease (to the extent the lender’s approval is required by the Whole Loan documents);

(xiii)       following a default or an event of default with respect to the Gateway Net Lease Portfolio Mortgage Loan, any exercise of remedies, including the acceleration of the Gateway Net Lease Portfolio Mortgage Loan or initiation of any proceedings, judicial or otherwise, under the related Gateway Net Lease Portfolio Mortgage Loan documents;

(xiv)       the termination or replacement of a property manager, hotel manager, timeshare manager, franchisor or licensor or execution, termination, renewal or material modification of any property management, hotel management, franchise, timeshare services or license agreement other than those required pursuant to the specific terms of the Whole Loan documents and for which there is no material lender discretion;

(xv)       any determination to bring a Gateway Net Lease Portfolio Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Gateway Net Lease Portfolio Mortgaged Property;

(xvi)       (A) any modification, waiver or amendment of any intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Gateway Net Lease Portfolio Whole Loan, or (B) an action to enforce rights with respect thereto;

(xvii)      approval of casualty or condemnation settlements, any determination to apply casualty or condemnation proceeds or awards to the reduction of the Gateway Net Lease Portfolio Whole Loan debt rather than to restoration, in each case, to the extent the lender’s consent is required under the Gateway Net Lease Portfolio Whole Loan documents;

(xviii)      any determination by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer to transfer the Gateway Net Lease Portfolio Mortgage Loan to the related Non-Serviced Special Servicer with respect to any default or event of default that is anticipated but has not yet occurred; and

(xix)       any enforcement of any cure right or the exercise of any remedies under any franchise agreement, management agreement, subordination and nondisturbance, comfort letter, recognition agreement or similar agreement related thereto, other than those required pursuant to the specific terms of the applicable document and for which the enforcing or exercising party lacks material discretion;

provided, however that during the occurrence and continuance of a Gateway Net Lease Portfolio Control Appraisal Period, “Gateway Net Lease Portfolio Major Decision” will have the meaning given to the term “Major Decision” in the related Non-Serviced PSA.

In addition, pursuant to the terms of the Gateway Net Lease Portfolio Intercreditor Agreement, prior to the occurrence and continuance of a Gateway Net Lease Portfolio Control Appraisal Period with respect to the Gateway Net Lease Portfolio Subordinate Companion Loan, if any consent, modification, amendment or waiver under or other action in respect of the security instruments, the Gateway Net Lease Portfolio Whole Loan, the Gateway Net Lease Portfolio Whole Loan documents or the Gateway Net Lease Portfolio Intercreditor Agreement (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Gateway Net Lease Portfolio Major Decision has been requested or proposed, at least 10 business days prior to taking action with respect to such Gateway Net Lease Portfolio Major Decision (or making a determination not to take action with respect to such Gateway Net Lease Portfolio Major Decision), the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as the case may be, must receive the written consent of the holder of the Gateway Net Lease Portfolio Controlling Subordinate Companion Loan (or its representative) before implementing a decision with respect to such Gateway Net Lease Portfolio Major Decision.

Notwithstanding the foregoing, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as the case may be, is not required to follow any advice or consultation provided by the holder of the Gateway Net Lease Portfolio Subordinate Companion Loan (or its representative) that would require or cause the holder of the Gateway Net Lease Portfolio Mortgage Loan (or the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as the case may be, acting on its behalf), to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause the holder of the Gateway Net Lease Portfolio Mortgage Loan (or the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as the case may be, acting on its behalf) to violate provisions of the Gateway Net Lease Portfolio Intercreditor Agreement or the related Non-Serviced PSA, require or cause the holder of the Gateway Net Lease Portfolio Mortgage Loan (or the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as the case may be, acting on its behalf) to violate the terms of the Gateway Net Lease Portfolio Whole Loan, or materially expand the scope of any holder of the Gateway Net Lease Portfolio Mortgage Loan’s (or the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable) responsibilities under the Gateway Net Lease Portfolio Intercreditor Agreement or the related Non-Serviced PSA.

Cure Rights.

In the event that the borrower fails to make any payment of principal or interest on the Gateway Net Lease Portfolio Whole Loan by the end of the applicable grace period or any other event of default under the related Mortgage Loan documents occurs and is continuing, unless a Gateway Net Lease Portfolio Control Appraisal Period has occurred and is continuing with respect to the Gateway Net Lease Portfolio Subordinate Companion Loans, the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans will have the right to cure such event of default subject to certain limitations set forth in the Gateway Net Lease Portfolio Intercreditor Agreement. Unless the holder of the Gateway Net Lease Portfolio Mortgage Loan consents to additional cure periods, the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans will be limited to (a) six (6) cures of monetary defaults, no more than three (3) of which may be consecutive, and (b) six (6) cures of non-monetary defaults in each case, over the term of the Gateway Net Lease Portfolio Whole Loan. The holders of the Gateway Net Lease Portfolio Subordinate Companion Loans will not be required to pay any default interest or late charges in order to effect a cure.

Purchase Option.

If an event of default with respect to Gateway Net Lease Portfolio Whole Loan has occurred and is continuing, the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans will have the option to purchase the Gateway Net Lease Portfolio Whole Loan in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Gateway Net Lease Portfolio Mortgage Loan and the Gateway Net Lease Portfolio Pari Passu Companion Loans, (b) accrued and unpaid interest on the principal balance of the Gateway Net Lease Portfolio Mortgage Loan and the Gateway Net Lease Portfolio Pari Passu Companion Loans at their net respective interest rates from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Gateway Net Lease Portfolio Whole Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the borrower or a borrower related party), (d) without duplication of amounts under clause (c) above, any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Gateway Net Lease Portfolio Whole Loan documents, including, without limitation, servicing advances and special servicing fees incurred by or on behalf of the holders of the Gateway Net Lease Portfolio Mortgage Loan and the Gateway Net Lease Portfolio Pari Passu Companion Loans, (e) without duplication of amounts under clause (c) above, any accrued and unpaid interest on advances with respect to an advance made by or on behalf of the holders of the Gateway Net Lease Portfolio Mortgage Loan and the Gateway Net Lease Portfolio Pari Passu Companion Loans, (f) (i) if the borrower or borrower related party is the purchaser or (ii) if the Gateway Net Lease Portfolio Whole Loan is not purchased after 90 days after such option first becomes exercisable pursuant to the Gateway Net Lease Portfolio Intercreditor Agreement, any liquidation or workout fees, and (g) any recovered costs not reimbursed previously to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the Gateway Net Lease Portfolio Pari Passu Companion Loans pursuant to the Gateway Net Lease Portfolio Intercreditor Agreement.

Sale of Defaulted Gateway Net Lease Portfolio Whole Loan.

Pursuant to the terms of the Gateway Net Lease Portfolio Intercreditor Agreement, if Gateway Net Lease Portfolio Whole Loan becomes a defaulted loan, and if the related Non-Serviced Special Servicer determines to sell the Gateway Net Lease Portfolio Mortgage Loan in accordance with the related Non-Serviced PSA, then the related Non-Serviced Special Servicer will be permitted to sell the Gateway Net Lease Portfolio Whole Loan (including the Gateway Net Lease Portfolio Subordinate Companion Loan) as one whole loan if the related Non-Serviced Special Servicer determines that a sale of the Gateway Net Lease Portfolio Whole Loan would maximize recoveries on the related Whole Loan in accordance with the Servicing Standard.

Special Servicer Appointment Rights.

Pursuant to the terms of the Gateway Net Lease Portfolio Intercreditor Agreement and the related Non-Serviced PSA, the holder of the Gateway Net Lease Portfolio Controlling Subordinate Companion Loan (prior to the occurrence and continuance of a Gateway Net Lease Portfolio Control Appraisal Period with respect to the Gateway Net Lease Portfolio Subordinate Companion Loans) will have the right, with or without cause, to replace the special servicer then acting with respect to the Gateway Net Lease Portfolio Whole Loan and appoint a replacement special servicer in lieu of such special servicer, subject to the receipt of a Rating Agency Confirmation, among other conditions. The Controlling Class Representative (after the occurrence and continuance of a Gateway Net Lease Portfolio Control Appraisal Period with respect to the Gateway Net Lease Portfolio Subordinate Companion Loan) will have the right, with or without cause (subject to the limitations set forth in the related Non-Serviced PSA and described herein), to replace the special servicer then acting with respect to the Gateway Net Lease Portfolio Whole Loan and appoint a replacement special servicer in lieu of such special servicer, as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The General Motors Building Whole Loan

General

The General Motors Building Mortgage Loan, representing approximately 4.1% of the Initial Pool Balance, is part of a Whole Loan that is part of a split loan structure comprised of thirty-four (34) senior promissory notes and four (4) subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $2,300,000,000. Three senior promissory notes, Note A-2-C2-2-B, Note A-2-A2 and Note A-2-A3 with an aggregate initial principal balance of $45,200,000 (the “General Motors Building Mortgage Loan”), will be deposited into this securitization.

The General Motors Building Whole Loan (as defined below), is evidenced by (i) the General Motors Building Mortgage Loan, (ii) eight (8) senior promissory notes with an aggregate initial principal balance of $725,000,000, designated as Note A-1-S, Note A-2-S, Note A-3-S, Note A-4-S, Note A-1-C1, Note A-2-C1, Note A-3-C1 and Note A-4-C1 (the “General Motors Building Standalone Pari Passu Companion Loans”); (iii) twenty-three (23) senior promissory notes with an aggregate principal balance of $699,800,000, designated as Note A-1-C2, Note A-1-C3-1, Note A-1-C3-2, Note A-1-C4, Note A-1-A1, Note A-1-A2, Note A-1-A3, Note A-2-C2-1, Note A-2-C2-2-A, Note A-2-C3, Note A-2-A1, Note A-3-C2, Note A-3-C3-1, Note A-3-C3-2, Note A-3-A1, Note A-3-A2-1, Note A-3-A2-2, Note A-3-A3, Note A-4-C2, Note A-4-C3, Note A-4-A1, Note A-4-A2 and Note A-4-A3 (together with the General Motors Building Standalone Pari Passu Companion Loans, the “General Motors Building Pari Passu Companion Loans”); and (iv) four (4) subordinate promissory notes with an aggregate principal balance of $830,000,000, designated as Note B-1-S, Note B-2-S, Note B-3-S and Note B-4-S (the “General Motors Building Subordinate Companion Loans” and, together with the General Motors Building Standalone Pari Passu Companion Loans, the “General Motors Building Standalone Companion Loans”).

The General Motors Building Mortgage Loan, the General Motors Building Pari Passu Companion Loans and the General Motors Building Subordinate Companion Loans are referred to herein, collectively, as the “General Motors Building Whole Loan”, and the General Motors Building Pari Passu Companion Loans and the General Motors Building Subordinate Companion Loans are referred to herein as the “General Motors Building Companion Loans”. The General Motors Building Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the General Motors Building Mortgage Loan. The General Motors Building Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the General Motors Building Mortgage Loan and General Motors Building Pari Passu Companion Loans.

Only the General Motors Building Mortgage Loan is included in the issuing entity. The General Motors Building Standalone Companion Loans have been contributed to a securitization trust (the “BXP Trust 2017-GM Securitization”) governed by a Trust and Servicing Agreement dated as of June 9, 2017 (the “BXP Trust 2017-GM Trust and Servicing Agreement”), by and among Morgan Stanley Capital I Inc., as depositor, Wells Fargo Bank, National Association, as servicer (the “General Motors Building Servicer”), AEGON USA Realty Advisors, LLC, as special servicer (the “General Motors Building Special Servicer”), Wilmington Trust, National Association, as trustee (the “General Motors Building Trustee”) and Wells Fargo Bank, National Association, as certificate administrator and custodian. The remaining General Motors Building Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future; however, the holders of the related unsecuritized promissory notes are under no obligation to contribute such notes to other securitizations.

The rights of the holders of the promissory notes evidencing the General Motors Building Whole Loan are subject to an Intercreditor Agreement (the “General Motors Building Intercreditor Agreement”). The following summaries describe certain provisions of the General Motors Building Intercreditor Agreement.

Servicing

The General Motors Building Whole Loan (including the General Motors Building Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the BXP Trust 2017-

GM Trust and Servicing Agreement by the General Motors Building Servicer, and, if necessary, the General Motors Building Special Servicer, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the General Motors Building Mortgage Loan”, but subject to the terms of the General Motors Building Intercreditor Agreement.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the General Motors Building Mortgage Loan (but not on the General Motors Building Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the General Motors Building Mortgage Loan. Principal and interest advances in respect of the General Motors Building Companion Loans and property protection advances in respect of the General Motors Building Whole Loan will be made as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the General Motors Building Mortgage Loan”.

Distributions

Generally, as long as no (i) event of default with respect to an obligation of the General Motors Building Whole Loan borrower to pay money due under the General Motors Building Whole Loan or (ii) non-monetary event of default (other than an imminent event of default) as a result of which the General Motors Building Whole Loan becomes a specially serviced mortgage loan under the BXP Trust 2017-GM Trust and Servicing Agreement (a “General Motors Building Triggering Event of Default”) has occurred and is continuing, all amounts available for payment on the General Motors Building Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows, (ii) all amounts received as reimbursements on account of recoveries in respect of property protection expenses or property protection advances then due and payable or reimbursable to the General Motors Building Trustee, the General Motors Building Servicer or the General Motors Building Special Servicer, and (iii) certain amounts payable or reimbursable to the General Motors Building Servicer, the General Motors Building Special Servicer, the master servicer, the trustee and each master servicer and trustee for any securitization relating to a General Motors Building Pari Passu Companion Loan, including but not limited to principal and interest advances and administrative advances), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the General Motors Building Intercreditor Agreement, as follows:

First, to the holders of the General Motors Building Pari Passu Companion Loans and the issuing entity, as holder of the General Motors Building Mortgage Loan, on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders (or paid or advanced by the General Motors Building Servicer, the General Motors Building Special Servicer or the General Motors Building Trustee, as applicable) with respect to the General Motors Building Whole Loan pursuant to the terms of the General Motors Building Intercreditor Agreement or the BXP Trust 2017-GM Trust and Servicing Agreement;

Second, to the holders of the General Motors Building Pari Passu Companion Loans and the issuing entity, as holder of the General Motors Building Mortgage Loan, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of its respective notes;

Third, to the holders of the General Motors Building Subordinate Companion Loans on a pro rata and pari passu basis, based on their respective interest entitlements, in an amount equal to the accrued and unpaid interest on the principal balance of its respective note;

Fourth, pro rata, to the holders of the General Motors Building Pari Passu Companion Loans and to the issuing entity, as holder of the General Motors Building Mortgage Loan, in an amount equal to their respective principal entitlement allocated pursuant to the related loan documents with respect to the applicable payment date, which amount will be applied in reduction of the principal balances of the General Motors Building Pari Passu Companion Loans and General Motors Building Mortgage Loan;

Fifth, if the proceeds of any foreclosure sale or any liquidation of the General Motors Building Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout the principal balances of General Motors Building Mortgage Loan and General Motors Building Pari Passu Companion Loans have been reduced (to the extent such reductions were made in accordance with the terms of the BXP Trust 2017-GM Trust and Servicing Agreement), such excess amount will be paid to the holders of the General Motors Building Pari Passu Companion Loans and the issuing entity, as holder of the General Motors Building Mortgage Loan, on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the related notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the General Motors Building Whole Loan;

Sixth, to the holders of the General Motors Building Subordinate Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by the holders of the General Motors Building Subordinate Companion Loans (or paid or advanced by the General Motors Building Servicer, the General Motors Building Special Servicer or the General Motors Building Trustee, as applicable) with respect to the General Motors Building Whole Loan pursuant to the terms of the General Motors Building Intercreditor Agreement or the BXP Trust 2017-GM Trust and Servicing Agreement;

Seventh, to the holders of the General Motors Building Subordinate Companion Loans on a pro rata and pari passu basis in an amount equal to their respective principal entitlement allocated pursuant to the related loan documents with respect to the applicable payment date, which amount will be applied in reduction of the principal balance of the General Motors Building Subordinate Companion Loans;

Eighth, if the proceeds of any foreclosure sale or any liquidation of the General Motors Building Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balances of the General Motors Building Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the General Motors Building Subordinate Companion Loans on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the General Motors Building Subordinate Companion Loans as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the General Motors Building Whole Loan;

Ninth, to the holders of the General Motors Building Pari Passu Companion Loans, the General Motors Building Subordinate Companion Loans and the issuing entity, as holder of the General Motors Building Mortgage Loan, pro rata, any prepayment or yield maintenance premium, to the extent paid by the General Motors Building Whole Loan borrower;

Tenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the General Motors Building Whole Loan borrower are not required to be otherwise applied under the BXP Trust 2017-GM Trust and Servicing Agreement, including, without limitation, to provide reimbursement for any interest on any advance (calculated at the related advance rate), to pay any additional servicing expenses or to compensate the General Motors Building Servicer or the General Motors Building Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the General Motors Building Whole Loan), any such fees or expenses, to the extent actually paid by the General Motors Building borrower, will be paid to the holders of the General Motors Building Pari Passu Companion Loans, the holders of the General Motors Building Subordinate Companion Loans and the issuing entity, as holder of the General Motors Building Mortgage Loan, pro rata; and

Eleventh, if any excess amount is available to be distributed in respect of the General Motors Building Whole Loan, and not otherwise applied in accordance with the foregoing clause first through tenth, any remaining amounts will be paid pro rata to the holders of the General Motors Building Pari Passu Companion Loans, the holders of the General Motors Building Subordinate Companion Loans and the issuing entity, as holder of the General Motors Building Mortgage Loan;

provided that to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of any portion of the related Mortgaged Property (including pursuant to a condemnation) at a time when the loan-to-value ratio of the General Motors Building Whole Loan (as determined in accordance with applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value) are required to be allocated to reduce the principal balance of the General Motors Building Pari Passu Companion Loans, the General Motors Building Subordinate Companion Loans and the General Motors Building Mortgage Loan in the manner permitted or required by such REMIC provisions.

Generally, for so long as a General Motors Building Triggering Event of Default has occurred and is continuing, all amounts available for payment on the General Motors Building Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows, (ii) all amounts received as reimbursements on account of recoveries in respect of property protection expenses or property protection advances then due and payable or reimbursable to the General Motors Building Trustee, the General Motors Building Servicer or the General Motors Building Special Servicer, and (iii) certain amounts payable or reimbursable to the General Motors Building Servicer, the General Motors Building Special Servicer, the master servicer, the trustee and each master servicer and trustee for any securitization relating to a General Motors Building Pari Passu Companion Loan, including but not limited to principal and interest advances and administrative advances), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the General Motors Building Intercreditor Agreement, as follows:

First, to the holders of the General Motors Building Pari Passu Companion Loans and the issuing entity, as holder of the General Motors Building Mortgage Loan, on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders (or paid or advanced by the General Motors Building Servicer, the General Motors Building Special Servicer or the General Motors Building Trustee, as applicable) with respect to the General Motors Building Whole Loan pursuant to the terms of the General Motors Building Intercreditor Agreement or the BXP Trust 2017-GM Trust and Servicing Agreement;

Second, to the holders of the General Motors Building Pari Passu Companion Loans and the issuing entity, as holder of the General Motors Building Mortgage Loan, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of its respective notes;

Third, to the holders of the General Motors Building Subordinate Companion Loans on a pro rata and pari passu basis, based on their respective interest entitlements, in an amount equal to the accrued and unpaid interest on the principal balance of their respective notes;

Fourth, to the holders of the General Motors Building Pari Passu Companion Loans and the issuing entity, as holder of the General Motors Building Mortgage Loan, on a pro rata and pari passu basis, until the principal balances of the General Motors Building Pari Passu Companion Loan and the General Motors Building Mortgage Loan have been reduced to zero;

Fifth, if the proceeds of any foreclosure sale or any liquidation of the General Motors Building Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout the principal balances of General Motors Building Mortgage Loan and General Motors Building Pari Passu Companion Loans have been reduced (to the extent such reductions were made in accordance with the terms of the BXP Trust 2017-GM Trust and Servicing Agreement), such excess amount will be paid to the holders of the General Motors Building Pari Passu Companion Loans and the issuing entity, as holder of the General Motors Building Mortgage Loan, on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the related notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the General Motors Building Whole Loan;

Sixth, to the holders of the General Motors Building Subordinate Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by the holders of the General Motors Building Subordinate Companion Loans (or paid or advanced by the General Motors Building Servicer, the General Motors Building Special Servicer or the General Motors Building Trustee, as applicable) with respect to the General Motors Building Whole Loan pursuant to the terms of the General Motors Building Intercreditor Agreement or the BXP Trust 2017-GM Trust and Servicing Agreement;

Seventh, to the holders of the General Motors Building Subordinate Companion Loans on a pro rata and pari passu basis until the principal balances of the General Motors Building Subordinate Companion Loans have been reduced to zero;

Eighth, if the proceeds of any foreclosure sale or any liquidation of the General Motors Building Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balances of the General Motors Building Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the General Motors Building Subordinate Companion Loans on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balances of the General Motors Building Subordinate Companion Loans as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the General Motors Building Whole Loan;

Ninth, to the holders of the General Motors Building Pari Passu Companion Loans, the General Motors Building Subordinate Companion Loans and the issuing entity, as holder of the General Motors Building Mortgage Loan, pro rata, any prepayment or yield maintenance premium, to the extent paid by the General Motors Building Whole Loan borrower;

Tenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the General Motors Building Whole Loan borrower are not required to be otherwise applied under the BXP Trust 2017-GM Trust and Servicing Agreement, including, without limitation, to provide reimbursement for any interest on any Advance (calculated at the related advance rate), to pay any additional servicing expenses or to compensate the General Motors Building Servicer or the General Motors Building Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the General Motors Building Servicer or the General Motors Building Special Servicer), any such fees or expenses, to the extent actually paid by the General Motors Building borrower, will be paid to the holders of the General Motors Building Pari Passu Companion Loans, the holders of the General Motors Building Subordinate Companion Loans and the issuing entity, as holder of the General Motors Building Mortgage Loan, pro rata; and

Eleventh, if any excess amount is available to be distributed in respect of the General Motors Building Whole Loan, and not otherwise applied in accordance with the foregoing clause first through tenth, any remaining amounts will be paid pro rata to the holders of the General Motors Building Pari Passu Companion Loans, the holders of the General Motors Building Subordinate Companion Loans and the issuing entity, as holder of the General Motors Building Mortgage Loan;

provided that to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of any portion of the related Mortgaged Property (including pursuant to a condemnation) at a time when the loan-to-value ratio of the General Motors Building Whole Loan (as determined in accordance with applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value) are required to be allocated to reduce the principal balance of the General Motors Building Pari Passu Companion Loans, the General Motors Building Subordinate Companion Loans and the General Motors Building Mortgage Loan in the manner permitted or required by such REMIC provisions.

Notwithstanding the foregoing, if a monthly payment advance is made with respect to the General Motors Building Mortgage Loan or any related companion loan pursuant to the terms of the related pooling and servicing agreement, such advance will be reimbursed out of funds on deposit in the collection account under the BXP Trust 2017-GM Trust and Servicing Agreement prior to the remittance of such funds for distribution to the issuing entity, as the holder of the General Motors Building Mortgage Loan, or to the holders of the General Motors Building Companion Loans.

The issuing entity is required to pay its pro rata share of any unanticipated trust fund expenses relating to the servicing of the General Motors Building Whole Loan in accordance with the BXP Trust 2017-GM Trust and Servicing Agreement and the General Motors Building Intercreditor Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrower for payment of such amounts and any principal and interest collections allocable to the General Motors Building Subordinate Companion Loans have been applied to pay such amounts (it being understood that the pro rata share payable by the issuing entity under this paragraph would be determined by allocating such unanticipated trust expenses, as the case may be, first to the General Motors Building Subordinate Companion Loans).

To the extent collections received after the final liquidation of the General Motors Building Whole Loan or the related Mortgaged Property are not sufficient to pay such fees and expenses incurred in connection with the servicing and administration of the General Motors Building Whole Loan in full, the issuing entity will be required to pay or reimburse its pro rata share of such unpaid fees and expenses (after allocating such fees and expenses first to the General Motors Building Subordinate Companion Loans) from general collections on the other mortgage loans in the trust. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control

The controlling noteholder under the General Motors Building Intercreditor Agreement will be the securitization trust created pursuant to the terms of the BXP Trust 2017-GM Trust and Servicing Agreement. Pursuant to the terms of the BXP Trust 2017-GM Trust and Servicing Agreement, the related controlling class representative (the “General Motors Building Directing Certificateholder”) will have consent and/or consultation rights with respect to the General Motors Building Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the General Motors Building Mortgage Loan”.

In addition, pursuant to the terms of the General Motors Building Intercreditor Agreement, the issuing entity, as a non-controlling note holder will (i) have the right to receive copies of all notices, information and reports that the General Motors Building Servicer or the General Motors Building Special Servicer, as applicable, is required to provide to the General Motors Building Directing Certificateholder (within the same time frame such notices, information and reports to the General Motors Building Directing Certificateholder without regard to whether or not the General Motors Building Directing Certificateholder actually has lost any rights to receive such information as a result of a consultation termination event or control termination event under the BXP Trust 2017-GM Trust and Servicing Agreement) with respect to any major decisions to be taken with respect to the General Motors Building Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the General Motors Building Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the issuing entity requests consultation with respect to certain major decisions to be taken with respect to the General Motors Building Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the General Motors Building Whole Loan. The consultation rights of the issuing entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period; provided that if the General Motors Building Servicer or the General Motors Building Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity as described above, the General Motors Building Servicer or the General Motors Building Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the General Motors Building Mortgage Loan, the related the General Motors Building Pari Passu Companion Loans and the related the General Motors Building Subordinate Companion Loans. Neither the General Motors Building Servicer nor the General Motors Building Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the General Motors Building Mortgage Loan (or its representative). The operating advisor will generally have no obligations or consultation rights under the PSA with respect to the General Motors Building Whole Loan or any related REO Property.

Sale of Defaulted General Motors Building Whole Loan

Pursuant to the terms of the General Motors Building Intercreditor Agreement, if the General Motors Building Whole Loan becomes a defaulted loan pursuant to the terms of the BXP Trust 2017-GM Trust and Servicing Agreement, and if the General Motors Building Special Servicer determines to sell the General Motors Building Pari Passu Companion Loans in accordance with the BXP Trust 2017-GM Trust and Servicing Agreement, then the General Motors Building Special Servicer will be required to sell the General Motors Building Mortgage Loan together with the General Motors Building Pari Passu Companion Loans and the General Motors Building Subordinate Companion Loans as one whole loan. In connection with any such sale, the General Motors Building Special Servicer will be required to follow the procedures set forth under the BXP Trust 2017-GM Trust and Servicing Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the General Motors Building Mortgage Loan”. Proceeds of the sale of the General Motors Building Whole Loan will be distributed in accordance with the priority of payments described in “—Distributions” above.

Notwithstanding the foregoing, the General Motors Building Special Servicer will not be permitted to sell the General Motors Building Pari Passu Companion Loans together with the General Motors Building Mortgage Loan if such loan becomes a defaulted loan without the written consent of the issuing entity as holder of the General Motors Building Mortgage Loan (provided that such consent is not required if the issuing entity is the borrower or an affiliate of the borrower) unless the General Motors Building Special Servicer has delivered to the issuing entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the General Motors Building Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the General Motors Building Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the General Motors Building Servicer or the General Motors Building Special Servicer in connection with the proposed sale. Subject to the terms of the BXP Trust 2017-GM Trust and Servicing Agreement, the holder of the General Motors Building Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights

Pursuant to the terms of the General Motors Building Intercreditor Agreement and the BXP Trust 2017-GM Trust and Servicing Agreement, the securitization trust created pursuant to the BXP Trust 2017-GM Trust and Servicing Agreement, as the controlling noteholder, will have the right, with or without cause, to replace the General Motors Building Special Servicer then acting with respect to the General Motors Building Whole Loan and appoint a replacement special servicer. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the General Motors Building Mortgage Loan”.

The 245 Park Avenue Whole Loan

General

One (1) Mortgage Loan, identified as “245 Park Avenue” (the “245 Park Avenue Mortgage Loan”) on Annex A-1, representing approximately 2.9% of the Initial Pool Balance, is part of a Whole Loan structure comprised of twenty-eight (28) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 245 Park Avenue Mortgage Loan is evidenced by one (1) senior promissory note A-2-A-4 with a Cut-off Date Balance of $32,000,000. The “245 Park Avenue Whole Loan” consists of (i) the 245 Park Avenue Mortgage Loan (ii) twenty-two (22) pari passu companion loans (evidenced by promissory notes A-1-A, A-1-B, A-1-C, A-1-D, A-1-E, A-2-A-1, A-2-A-2, A-2-A-3, A-2-B-1, A-2-B-2, A-2-B-3, A-2-C-1-A, A-2-C-1-B, A-2-C-2, A-2-D-1, A-2-D-2, A-2-D-3, A-2-E-1, and A-2-E-2) (the “245 Park Avenue Pari Passu Companion Loans”) that are pari passu with the 245 Park Avenue Mortgage Loan and (ii) five (5) subordinate companion loans (evidenced by promissory notes B-1, B-2, B-3, B-4 and B-5) (the “245 Park Avenue Subordinate Companion Loans” and together with the 245 Park Avenue Pari Passu Companion Loans, the “245 Park Avenue Companion Loans”) that are subordinate to the 245 Park Avenue Mortgage Loan and the 245 Park Avenue Pari Passu Companion Loans. None of the 245 Park Avenue Companion Loans is included in the issuing entity. The 245 Park Avenue Pari Passu Companion Loans evidenced by promissory notes A-1-A, A-1-B, A-1-C, A-1-D, A-1-E (with an aggregate Cut-off Date balance of $380,000,000) and the 245 Park Avenue Subordinate Companion Loans (with an aggregate Cut-off Date balance of $120,000,000) (together, the “245 Park Avenue Lead Securitization Companion Loans”) were included in the 245 Park Avenue Trust 2017-245P transaction.

The rights of the holders of the promissory notes evidencing the 245 Park Avenue Whole Loan (the “245 Park Avenue Noteholders”) are subject to an Intercreditor Agreement (the “245 Park Avenue Intercreditor Agreement”). The following summaries describe certain provisions of the 245 Park Avenue Intercreditor Agreement.

Servicing

The 245 Park Avenue Whole Loan and any related REO Property will be serviced and administered pursuant to the terms of the trust and servicing agreement, dated as of May 30, 2017 (the “245 Park Avenue Trust 2017-245P Trust and Servicing Agreement”) among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “245 Park Avenue Trust 2017-245P Depositor”), Wells Fargo Bank, National Association, as servicer (in such capacity, the “245 Park Avenue Trust 2017-245P Servicer”), AEGON USA Realty Advisors, LLC, as special servicer (the “245 Park Avenue Trust 2017-245P Special Servicer”), Wilmington Trust, National Association, as trustee (the “245 Park Avenue Trust 2017-245P Trustee”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “245 Park Avenue Trust 2017-245P Certificate Administrator”) and Trimont Real Estate Advisors, LLC, as operating advisor (in such capacity, the “245 Park Avenue Trust 2017-245P Operating Advisor”). The 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement was entered into in connection with the securitization of the 245 Park Avenue Lead Securitization Companion Loans. For a summary of certain provisions of the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 245 Park Avenue Mortgage Loan”.

The master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the 245 Park Avenue Mortgage Loan (but not any advances of principal and/or interest on the 245 Park Avenue Companion Loans) pursuant to the terms of the PSA, unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the 245 Park Avenue Mortgage Loan. The 245 Park Avenue Trust 2017-245P Servicer or 245 Park Avenue Trust 2017-245P Trustee, as applicable, is expected to be responsible for making (A) any required principal and interest advances on the 245 Park Avenue Lead Securitization Companion Loans if and to the extent provided in the 245 Park Avenue Trust

2017-245P Trust and Servicing Agreement and the 245 Park Avenue Intercreditor Agreement (but not on the 245 Park Avenue Mortgage Loan) and (B) any required property protection advances with respect to the 245 Park Avenue Whole Loan, unless in the case of clause (A) or (B) above, a determination of nonrecoverability is made under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement.

Application of Payments

The 245 Park Avenue Intercreditor Agreement sets forth the respective rights of the 245 Park Avenue Noteholders with respect to distributions of funds received in respect of the 245 Park Avenue Whole Loan, and provides, in general, that

●	Each of the 245 Park Avenue Subordinate Companion Loans and the rights of each holder thereof to receive payments of interest, principal and other amounts with respect to its respective 245 Park Avenue Subordinate Companion Loan will, at all times, be junior, subject and subordinate to the 245 Park Avenue Mortgage Loan and the 245 Park Avenue Pari Passu Companion Loans and the rights of the issuing entity, as the holder of the 245 Park Avenue Mortgage Loan, and the holders of the 245 Park Avenue Pari Passu Companion Loans to receive payments with respect to the 245 Park Avenue Mortgage Loan and their respective 245 Park Avenue Pari Passu Companion Loans.

●	all payments, proceeds and other recoveries on or in respect of the 245 Park Avenue Whole Loan (other than amounts for reserves or escrows required by the 245 Park Avenue Whole Loan documents and certain payments and expenses including the payment and reimbursement rights of certain parties to the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement) will be applied in the following order of priority:

●	first, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the 245 Park Avenue Mortgage Loan and the 245 Park Avenue Pari Passu Companion Loans (other than default interest) to the issuing entity, as holder of the 245 Park Avenue Mortgage Loan, and each holder of a 245 Park Avenue Pari Passu Companion Loan in an amount equal to the accrued and unpaid interest on the applicable outstanding principal balances at the applicable net note rate;

●	second, on a pro rata and pari passu basis, to the issuing entity, as holder of the 245 Park Avenue Mortgage Loan, and each holder of a 245 Park Avenue Pari Passu Companion Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the respective outstanding principal balances have been reduced to zero;

●	third, on a pro rata and pari passu basis, to the issuing entity, as holder of the 245 Park Avenue Mortgage Loan, and each holder of a 245 Park Avenue Pari Passu Companion Loan, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder in accordance with the 245 Park Avenue Intercreditor Agreement, plus interest thereon at the net note rate for the 245 Park Avenue Mortgage Loan and the 245 Park Avenue Pari Passu Companion Loans compounded monthly from the date the related realized loss was allocated to 245 Park Avenue Mortgage Loan and each 245 Park Avenue Pari Passu Companion Loans, such amount to be allocated to such holder, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to each such holder;

●	fourth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the 245 Park Avenue Subordinate Companion Loans (other than default interest) to each holder of a 245 Park Avenue Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the applicable outstanding principal balances at the applicable net note rate;

●	fifth, on a pro rata and pari passu basis, to each holder of a 245 Park Avenue Subordinate Companion Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the respective outstanding principal balances have been reduced to zero;

●	sixth, on a pro rata and pari passu basis, to each holder of a 245 Park Avenue Subordinate Companion Loan, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder in accordance with the 245 Park Avenue Intercreditor Agreement, plus interest thereon at the net note rate for the 245 Park Avenue Subordinate Companion Loans compounded monthly from the date the related realized loss was allocated to each 245 Park Avenue Subordinate Companion Loan, such amount to be allocated to such holder, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to each such Holder;

●	seventh, to pay any yield maintenance premium (as defined in the related Mortgage Loan documents) and yield maintenance default premium (as defined in the related Mortgage Loan documents) then due and payable in respect of the 245 Park Avenue Mortgage Loan and the 245 Park Avenue Pari Passu Companion Loans, on a pro rata and pari passu basis, then to the 245 Park Avenue Subordinate Companion Loans, on a pro rata and pari passu basis;

●	eighth, to pay default interest and late payment charges then due and owing under the 245 Park Avenue Whole Loan, all of which will be applied in accordance with the 245 Park Avenue Trust and Servicing Agreement; and

●	ninth, if any excess amount is available to be distributed in respect of the 245 Park Avenue Whole Loan, and not otherwise applied in accordance with the foregoing clauses first to eighth), any remaining amount shall be paid pro rata to the issuing entity, as holder of the 245 Park Avenue Mortgage Loan, and each holder of a 245 Park Avenue Pari Passu Companion Loan and each holder of a 245 Park Avenue Subordinate Companion Loan based on their initial principal balances.

Certain fees, costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or property protection advances) allocable to the 245 Park Avenue Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the 245 Park Avenue Subordinate Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the 245 Park Avenue Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

Pursuant to the related Intercreditor Agreement, the controlling noteholder of the 245 Park Avenue Whole Loan (the “245 Park Avenue Controlling Noteholder”) will be the holder of the 245 Park Avenue Pari Passu Companion Loan evidenced by promissory note A-1-A, provided that the rights of the controlling noteholder are expected to be exercised by holders of the majority of the class of securities issued in the 245 Park Avenue Trust 2017-245P securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the controlling noteholder. Certain decisions to be made with respect to the 245 Park Avenue Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the 245 Park Avenue Whole Loan or any related REO property pursuant to the 245 Park Avenue 2017-245P Trust and Servicing Agreement will require the approval of the 245 Park Avenue Controlling Noteholder.

Pursuant to the terms of the 245 Park Avenue Intercreditor Agreement, the issuing entity, as holder of the 245 Park Avenue Mortgage Loan (or its representative), will (i) have the right to receive (1) notices, information and reports with respect to any “major decisions” (as defined in the 245 Park Avenue Intercreditor Agreement) to be taken with respect to the 245 Park Avenue Whole Loan (similar to such notice, information or report the 245 Park Avenue Trust 2017-245P Special Servicer is required to deliver to the directing certificateholder under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement) (without regard to whether such items are actually required to be provided to the directing certificateholder under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement due to the occurrence of a control event or a consultation termination event (in each case as defined in the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement) and (2) a summary of the asset status report relating to the 245 Park Avenue Whole Loan (at the same time as it is required to deliver to the directing certificateholder under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement) and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the related Mortgage Loan requests consultation with respect to any such major decisions to be taken with respect to the 245 Park Avenue Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 245 Park Avenue Whole Loan (and the 245 Park Avenue Trust 2017-245P Special Servicer will be required to consider alternative actions recommended by the holder of the 245 Park Avenue Mortgage Loan). The consultation rights of the issuing entity, as the holder of the 245 Park Avenue Mortgage Loan, will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notice, information and reports required thereto (unless the 245 Park Avenue Trust 2017-245P Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case the 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the issuing entity, as the holder of the 245 Park Avenue Mortgage Loan, described above, the 245 Park Avenue Trust 2017-245P Special Servicer is permitted to make any “major decision” (as defined in the 245 Park Avenue Intercreditor Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the 245 Park Avenue Noteholders; and the 245 Park Avenue Trust 2017-245P Special Servicer will not be obligated at any time to follow or take any alternative actions recommended by the issuing entity, as holder of the 245 Park Avenue Mortgage Loan (or its representative).

In addition to the consultation rights described above, the issuing entity, as holder of the 245 Park Avenue Mortgage Loan (or its representative), will have the right to attend annual meetings (either telephonically or in person, in the discretion of the 245 Park Avenue Trust 2017-245P Servicer or the 245 Park Avenue Trust 2017-245P Special Servicer, as applicable) with the 245 Park Avenue Trust 2017-245P Servicer or the 245 Park Avenue Trust 2017-245P Special Servicer at the offices of the 245 Park Avenue Trust 2017-245P Servicer or the 245 Park Avenue Trust 2017-245P Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the 245 Park Avenue Trust 2017-245P Servicer or the 245 Park Avenue Trust 2017-245P Special Servicer, as applicable, in which servicing issues related to the 245 Park Avenue Whole Loan are discussed, provided that the issuing entity (or its representative) executes a confidentiality agreement in form and substance reasonably satisfactory to it, the 245 Park Avenue Trust 2017-245P Servicer or the 245 Park Avenue Trust 2017-245P Special Servicer, as applicable, and the 245 Park Avenue Controlling Noteholder.

Sale of Defaulted Whole Loan

Pursuant to the terms of the 245 Park Avenue Intercreditor Agreement, if the 245 Park Avenue Whole Loan becomes a defaulted loan under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, and if the 245 Park Avenue Trust 2017-245P Special Servicer determines to sell the 245 Park Avenue Controlling Pari Passu Companion Loan in accordance with the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, then the 245 Park Avenue Trust 2017-245P Special Servicer will be required to sell the 245 Park Avenue Companion Loans together with the 245 Park Avenue Mortgage Loan as one whole loan in accordance with the servicing standard as set forth in the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement.

Notwithstanding the foregoing, the 245 Park Avenue Trust 2017-245P Special Servicer will not be permitted to sell the 245 Park Avenue Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity, as holder of the 245 Park Avenue Mortgage Loan (provided that such consent is not required if the issuing entity is a borrower affiliate (as defined in the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement)) unless the 245 Park Avenue Trust 2017-245P Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the 245 Park Avenue Trust 2017-245P Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 245 Park Avenue Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the 245 Park Avenue Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the 245 Park Avenue Trust 2017-245P Servicer or the 245 Park Avenue Trust 2017-245P Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan unless it is a borrower affiliate (as defined in the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement).

Special Servicer Appointment Rights

Pursuant to the 245 Park Avenue Intercreditor Agreement, subject to the terms of the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, the 245 Park Avenue Controlling Note Holder will have the right at any time and from time to time, with or without cause, to replace the 245 Park Avenue Trust 2017-245P Special Servicer then acting with respect to the 245 Park Avenue Whole Loan and appoint a replacement special servicer in lieu of such special servicer in a manner substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL–Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in September 2017 and ending on the hypothetical Determination Date in October 2017. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the

PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

TRANSACTION PARTIES

The Sponsors and Mortgage Loan Sellers

JPMorgan Chase Bank, National Association

General.

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter, and of the depositor. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2015, of JPMorgan Chase & Co., the 2015 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program.

The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2016, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $124.1 billion. Of that amount, approximately $105.0 billion has been securitized by the depositor. In its fiscal year ended December 31, 2016, JPMCB originated approximately $15.4 billion of commercial mortgage loans, of which approximately $9.1 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans.

Overview. JPMCB, in its capacity as the sponsor of the mortgage loans originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes.

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective loan sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the loan sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the loan sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as-stabilized”, “as-complete” and “as-is” values. The “as-stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes–An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance–An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves–Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions–A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance–A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property;

(iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation–An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines.

We have disclosed generally our underwriting guidelines with respect to the mortgage loans. However, one or more of JPMCB’s mortgage loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s mortgage loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Compliance with Rule 15Ga-1 under the Exchange Act.

The depositor’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 10, 2017. JPMCB’s most recently filed Form ABS-15G was filed with the SEC on February 10, 2017. The Central Index Key (or CIK) numbers of the depositor and JPMCB are set forth on the cover of this prospectus. With respect to the period from and including August 1, 2014 to and including July 31, 2017, JPMCB has the following activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute(1)			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class–Commercial Mortgages(1)
J.P. Morgan Chase Commercial Mortgage Securities Trust 2008-C2 (CIK# 0001432823)	X	JPMorgan Chase Bank, N.A.	29	662,438,813	56.8	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CIBC4 (CIK # 0001171484)	X	JPMorgan Chase Bank, N.A.	76	525,155,277	65.7	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00
		CIBC Inc.	45	273,759,019	34.3	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

(1)	This column does not include any previously-reported repurchase request or demand for which there has been no change in reporting status during this reporting period from the status previously reported.

Retained Interests in This Securitization.

As of the date hereof, neither JPMCB nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, JPMCB or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

German American Capital Corporation

General.

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor, an originator and a mortgage loan seller in this securitization transaction. Except with respect to (i) the Moffett Place Building 4 Whole Loan, which was co-originated by Deutsche Bank AG, acting through its New York Branch and Wells Fargo Bank, National Association, (ii) the General Motors Building Whole Loan, which was co-originated by Morgan Stanley Bank, N.A., Citigroup Global Markets Realty Corp., Deutsche Bank AG, acting through its New York Branch and Wells Fargo Bank, National Association, (iii) the EIP Logistics Portfolio Mortgage Loan, the CVS New Orleans Mortgage Loan and the 11th & Kissling Mortgage Loan, which were each originated by Cantor Commercial Real Estate Lending, L.P. and were each then subsequently acquired by GACC, GACC or an affiliate of GACC originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction. In addition, it is expected that GACC or an affiliate will, as of the initial issuance of the certificates, hold (i) the Moffett Place Building 4 Passu Companion Loan designated as Note A-3, (ii) the U-Haul SAC Portfolios 14, 15, 17 Pari Passu Companion Loans designated as Note A-3 and Note A-4, (iii) the AHIP Northeast Portfolio I Pari Passu Companion Loan designated as Note A-2, (iv) the IRG Portfolio Pari Passu Companion Loan designated as Note A-2, (v) the Walgreens Witkoff Portfolio Pari Passu Companion Loan designated as Note A-2, (vi) the Capital Centers II & III Pari Passu Companion Loan designated as Note A-2, (vii) the Lightstone Portfolio Pari Passu Companion Loan designated as Note A-1, and (viii) the Covance Business Center Pari Passu Companion Loan designated as Note A-2.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of Deutsche Bank AG, New York Branch, an originator, and Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage-backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank

“resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007 . . . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, eight (8) of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 15.9% of the Initial Pool Balance.

GACC’s Securitization Program.

GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., and (iii) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through August 21, 2017 is approximately $58.17 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-2 to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by the applicable DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with the applicable DB Originator’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originator’s Underwriting Guidelines and Processes.

General. GACC and Deutsche Bank AG, New York Branch (“DBNY”) are each an originator and are affiliated with each other and with Deutsche Bank Securities Inc., one of the underwriters. GACC and Deutsche Bank AG, New York Branch are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and GACC relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with GACC’s acquisition and reunderwriting of a mortgage loan, GACC relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a GACC opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and GACC relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and GACC relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and GACC relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

●	Taxes–An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance–An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB

Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves–Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions–A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance–A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation–An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originator’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions.

Other than as set forth in “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”, the GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act.

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 14, 2017. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including August 1, 2014 to and including July 31, 2017, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

As of the date hereof, neither GACC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that DBNY (an affiliate of GACC and an originator of the GACC Mortgage Loans) is expected to retain the Class VRR Certificates, as described under “Credit Risk Retention”. However, GACC and/or its affiliates may retain on the Closing Date or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than the VRR Certificates) at any time. DBNY or an affiliate will be required to retain the VRR Certificates as further described under “Credit Risk Retention”.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

The Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor, is a Delaware corporation organized on September 19, 1994. The depositor is a wholly-owned subsidiary of JPMCB. The depositor maintains its principal office at 383 Madison Avenue, 31st Floor, New York, New York 10179. Its telephone number is (212) 834-5467. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information,

(iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, JPMDB Commercial Mortgage Securities Trust 2017-C7, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders, and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “―The Trustee and Certificate Administrator”, “—The Master Servicer and Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the trustee, the certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $2 trillion in assets and approximately 273,000 employees as of March 31, 2017, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of March 31, 2017, Wells Fargo Bank was acting as trustee on approximately 368 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $140 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo Bank is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo Bank has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to the Certificateholders, and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the trust and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of March 31, 2017, Wells Fargo Bank was acting as securities administrator with respect to more than $414 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA (and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of March 31, 2017, Wells Fargo Bank was acting as custodian of more than 273,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsor or an affiliate of the sponsor, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2016 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for the transactions. For one CMBS transaction, an administrative error caused an overpayment to a certain class and a correlating underpayment to a certain class for two consecutive distributions. Each of the affected distributions was revised the next month to correct the error. For two CMBS transactions, distributions for one month were paid one day late as a result of an inadvertent payment systems error that occurred in connection with a conversion to a new payment system. For one of these two CMBS transactions, distributions were one day late for the next month due to an unrelated delay in posting funds received from the servicer to the appropriate account.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A. (“Wells Fargo Bank”), in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against Wells Fargo Bank, in its capacity as trustee under 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank National Trust Company, Citibank N.A., HSBC Bank USA, Bank of New York Mellon and U.S. Bank National Association) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”).

On July 11, 2017, certain PIMCO investment funds filed a civil complaint relating to Wells Fargo Bank’s setting aside reserves for legal fees and expenses in connection with the liquidation of 11 RMBS trusts at issue in the State Court Complaint. The complaint seeks, among other relief, declarations that Wells Fargo Bank is not entitled to (i) indemnification from, (ii) advancement of funds from, or (iii) taking reserves from trust funds for legal fees and expenses it incurs in defending the claims in the State Court Complaint. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, each of Wells Fargo Bank and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity and, in each case, any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and the certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer and Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”) is expected to act as the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. The master servicer will be primarily responsible for (i) in certain circumstances, reviewing, evaluating, processing, closing and/or providing or withholding consent as to (A) Master Servicer Major Decisions and Special Servicer Major Decisions if the master servicer and the special servicer mutually agree the master servicer will process such Special Servicer Major Decision and (B) all actions that are not Major Decisions and (ii) performing certain enforcement actions relating to such mortgage loans and related serviced companion loans. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller.

Midland is also expected to initially be appointed to act as the special servicer for the Mortgage Loans to be deposited into the issuing entity (other than any Excluded Special Servicer Loan or any Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan, and in this capacity will be responsible for the servicing and administration of such Mortgage Loans (other than any Excluded Special Servicer Loan or any Non-Serviced Mortgage Loan) and Serviced Pari Passu Companion Loan that are Specially Serviced Loans and any associated REO Properties, and in certain circumstances, will review, evaluate, process, close and/or provide or withhold consent as to Special Servicer Major Decisions and other transactions and perform certain enforcement actions relating to such Mortgage Loans (other than any Excluded Special Servicer Loan or any Non-Serviced Mortgage Loan) and Serviced Pari Passu Companion Loan that are non-Specially Serviced Loans, pursuant to the PSA. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business (“S&P”), Moody’s Investors Service, Inc., Fitch Ratings, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMMBS transactions from S&P, Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC and the highest rankings as a special servicer of real estate assets under U.S. CMMBS transactions from S&P and Morningstar Credit Ratings, LLC. For each category, S&P ranks Midland as “Strong” and Morningstar Credit Ratings, LLC ranks Midland as “CS1”. Fitch Ratings, Inc. ranks Midland as “CMS1” for master servicer, “CPS1” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of June 30, 2017, Midland was master and/or primary servicing approximately 31,582 commercial and multifamily mortgage loans with a principal balance of approximately $419 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 8,760 of such loans, with a total principal balance of approximately $149 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2014 to 2016.

Portfolio Size–Master/Primary	Calendar Year End (Approximate amounts in billions)
	2014	2015	2016
CMBS	$157	$149	$149
Other	$179	$255	$294
Total	$336	$404	$444

As of June 30, 2017, Midland was named the special servicer in approximately 262 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $130 billion. With respect to such transactions as of such date, Midland was administering approximately 88 assets with an outstanding principal balance of approximately $632 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2014 to 2016.

Portfolio Size–Special Servicing	Calendar Year End (Approximate amounts in billions)
	2014	2015	2016
Total	$85	$110	$121

Midland may enter into one or more arrangements with the directing certificateholder, holders of controlling class certificates or any person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA or any related co-lender agreement and the limitations on such person’s right to remove the special servicer.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.0025%, but which may be reduced under certain circumstances as provided in the PSA.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

Under the DBJPM 2017-C6 Pooling and Servicing Agreement, Midland is also the DBJPM 2017-C6 Master Servicer and DBJPM 2017-C6 Special Servicer of the Starwood Capital Group Hotel Portfolio Whole Loan and the Gateway Net Lease Portfolio Whole Loan.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans, including, prior to their inclusion in the issuing entity.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or one of its affiliates has engaged Midland as an independent contractor to conduct due diligence with respect to certain Mortgage Loans.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

The foregoing information regarding Midland under this heading “Transaction Parties—The Master Servicer and Special Servicer” has been provided by Midland.

The master servicer will have various duties under the PSA. Certain duties and obligations of the master servicer are described under “Pooling and Servicing Agreement—General” and “—Enforcement of

‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The master servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The JPMCC 2017-JP7 Master Servicer, BXP Trust 2017-GM Servicer, 245 Park Avenue Trust 2017-245P Servicer and CFCRE 2017-C8 Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo Bank”) is the Non-Serviced Master Servicer with respect to (i) each of the Treeview Industrial Portfolio Whole Loan, the First Stamford Place Whole Loan, and the Torre Plaza Whole Loan under the JPMCC 2017-JP7 Pooling and Servicing Agreement, (ii) the General Motors Building Whole Loan under the BXP Trust 2017-GM Trust and Servicing Agreement, (iii) the 245 Park Avenue Whole Loan under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, and (iv) the EIP Logistics Whole Loan under the CFCRE 2017-C8 Pooling and Servicing Agreement. Wells Fargo Bank is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo Bank. Like Wells Fargo Bank, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo Bank and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo Bank managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202.

Wells Fargo Bank has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo Bank reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016	As of 6/30/2017
By Approximate Number:	33,605	32,716	31,128	29,623
By Approximate Aggregate Unpaid Principal Balance (in billions):	$475.39	$503.34	$506.83	$505.11

Within this portfolio, as of June 30, 2017, are approximately 20,426 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $380.9 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank’s servicing portfolio, as of June 30, 2017, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo Bank services in Europe through its London Branch. Wells Fargo Bank has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of June 30, 2017, its European third party servicing portfolio, which is included in the above table, is approximately $1.5 billion.

In its master servicing and primary servicing activities, Wells Fargo Bank utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
Calendar Year 2016	$385,516,905,565	$838,259,754	0.22%
YTD Q2 2017	$372,321,846,653	$694,505,361	0.19%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances, “PPA” means property protection advances and “YTD” means year-to-date.

Wells Fargo Bank is rated by Fitch, S&P and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US, and by Fitch and S&P as a primary servicer and a special servicer of commercial loans in the UK. Wells Fargo Bank’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

UK Servicer Ratings	Fitch	S&P
Primary Servicer:	CPS2	Average
Special Servicer:	CSS3	Average

The long-term issuer ratings of Wells Fargo Bank are rated “AA-” by S&P, “Aa2” by Moody’s and “AA” by Fitch. The short-term issuer ratings of Wells Fargo Bank are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank may perform any of its obligations under any Non-Serviced PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo Bank may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●     assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo Bank;

●	performance of property inspections;

●     performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings; and

●	insurance tracking and compliance.

Wells Fargo Bank may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the related Non-Serviced Mortgage Loans and Non-Serviced Companion Loans. Wells Fargo Bank monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank on the related Non-

Serviced Mortgage Loans and Non-Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo Bank, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo Bank (in its capacity as a Non-Serviced Master Servicer) will not have primary responsibility for custody services of original documents evidencing the related Non-Serviced Mortgage Loans or Non-Serviced Companion Loans. On occasion, Wells Fargo Bank may have custody of certain of such documents as are necessary for enforcement actions involving the related Non-Serviced Mortgage Loans, Non-Serviced Companion Loans or otherwise. To the extent Wells Fargo Bank performs custodial functions as a servicer, documents will be maintained in a manner consistent with the servicing standard under the related Non-Serviced PSA.

A Wells Fargo Bank proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank, or to which any property of Wells Fargo Bank is subject, that are material to the Certificateholders, nor does Wells Fargo Bank have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Wells Fargo Bank has entered into one or more agreements with the related mortgage loan sellers to purchase the master servicing and/or primary servicing rights to the Treeview Industrial Portfolio Whole Loan, the First Stamford Place Whole Loan, the Torre Plaza Whole Loan, the General Motors Building Whole Loan, the 245 Park Avenue Whole Loan, and the EIP Logistics Whole Loan.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and GACC or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by GACC or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the GACC Mortgage Loans.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo Bank or its affiliates may retain certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC (“Pentalpha Surveillance”), a Delaware limited liability company, will act as the operating advisor under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loans) and Serviced Whole Loan. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located in Greenwich, Connecticut. Pentalpha Surveillance is privately held (founded in 2005) and is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.

Pentalpha Surveillance maintains proprietary compliance checking software and a team of industry operations veterans focused on independently investigating and resolving loan origination and servicing flaws. This includes, but is not limited to, collections optimization, representation and warranty settlements, derivative contract errors and transaction party disputes. Loans collateralized by commercial and residential real estate debt represent the majority of its focus. More than $500 billion of residential, commercial and other income producing loans have been boarded to the Pentalpha Surveillance system in connection with the services provided by the Pentalpha group of companies.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. As of July 31, 2017, Pentalpha Surveillance has acted as operating advisor or trust advisor in approximately 112 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $116.5 billion since October 2010. As of July 31, 2017, Pentalpha Surveillance has acted as asset representations reviewer in 26 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $24.5 billion. Pentalpha Surveillance has not been operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor as the sole or a material factor in such rating action.

Pentalpha Surveillance also has been engaged as an independent representation and warranty reviewer on numerous residential mortgage-backed securitizations across multiple issuer platforms. In that role, Pentalpha Surveillance has been integrally involved in the design and development of specific operational protocols and testing methodologies in connection with the breach review process related to representations and warranties. In addition, Pentalpha Surveillance has been a leader in the concept, design and implementation of the asset representations reviewer role in commercial mortgage-backed securitizations both during its consideration and after its adoption by the Securities and Exchange Commission in September 2014.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the Directing Certificateholder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the trust.

Pentalpha Surveillance does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

From time to time, Pentalpha Surveillance may be a party to lawsuits and other legal proceedings arising in the ordinary course of business. However, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Pentalpha Surveillance or of which any of its property is the subject, that would have a material adverse effect on Pentalpha Surveillance’s business or its ability to serve as operating advisor or asset representations reviewer pursuant to the PSA or that is material to the holders of the certificates.

Neither Pentalpha Surveillance nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. For a description of any material affiliations, relationships and related transactions between the operating advisor, asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

The foregoing information set forth under this subheading “—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

CREDIT RISK RETENTION

General

This securitization transaction is required to comply with the risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act as they relate to commercial mortgage-backed securities (the “Credit Risk Retention Rules”). GACC has been designated by the sponsors to act as the “retaining sponsor” (as defined in Regulation RR, and in such capacity, the “Retaining Sponsor”), and is expected to satisfy its risk retention requirement in accordance with Regulation RR promulgated under Section 15G of the Exchange Act (“Regulation RR”), which implements the Credit Risk Retention Rules, through a combination of the following:

●      the purchase by the Retaining Sponsor of a “single vertical security” (as such terms are defined in Regulation RR) that is an “eligible vertical interest” (as such terms are defined in Regulation RR), which will comprise the “Class VRR Certificates”. The Retaining Sponsor is expected to transfer the Class VRR Certificates on the Closing Date to DBNY, as an MOA of the Retaining Sponsor, in accordance with Regulation RR. The Class VRR Certificates will have an effective interest rate equal to the WAC Rate and an aggregate initial Certificate Balance of $30,390,000, representing approximately 2.75% (the “VRR Percentage” ) of all “ABS Interests” (as defined in Regulation RR) in the Trust (which will consist of the certificates (other than the Class R and Class Z Certificates) and are collectively referred to herein as the “ABS Interests”). In accordance with the definition of “single vertical security” under Regulation RR, the Class VRR Certificates will entitle the holders thereof to a specified percentage (equal to the VRR Percentage) of the amounts paid on each other class of ABS Interests.

●      the purchase by a “third-party purchaser” (as defined in Regulation RR), which is expected to be KKR Real Estate Credit Opportunity Partners Aggregator I L.P., a Delaware limited partnership (the “Third Party Purchaser” ), on the Closing Date to be held for its own account, of an “eligible horizontal residual interest” (as defined in Regulation RR) which will comprise of the Yield-Priced Principal Balance Certificates, representing approximately 2.35% of the aggregate fair value of all ABS Interests, as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”).

Each of DBNY and the Third Party Purchaser is also referred to as a “Retaining Party.”

The sum of (i) the percentage of the aggregate Certificate Balance of all ABS Interests as of the Closing Date represented by the Class VRR Certificates and (ii) the percentage of the fair value of all ABS Interests represented by the Yield-Priced Principal Balance Certificates will equal at least 5 as of the Closing Date.

“MOA” means a “majority-owned affiliate” (as defined in Regulation RR).

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The sponsors have determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of Mortgage Loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%.

Eligible Vertical Interest

Material Terms of the Eligible Vertical Interest

VRR Certificate Available Funds

The amount available for distribution to the holders of the Class VRR Certificates on each Distribution Date will, in general, equal the sum of (i) the VRR Percentage of the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date and (ii) the VRR Certificate Gain-on-Sale Remittance Amount for such Distribution Date (such amount, the “VRR Certificate Available Funds”).

The “VRR Certificate Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the VRR Certificate Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the VRR Percentage of the Aggregate Gain-on-Sale Entitlement Amount (described under “Description of the Certificates—Distributions—Available Funds”).

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the VRR Certificate Available Funds, in the following order of priority:

first, to the Class VRR Certificates in respect of interest, up to an amount equal to the VRR Certificate Interest Distribution Amount for such Distribution Date;

second, to the Class VRR Certificates in reduction of the Certificate Balance thereof, up to an amount equal to the VRR Certificate Principal Distribution Amount for such Distribution Date, until such Certificate Balance has been reduced to zero;

third, to the Class VRR Certificates, up to an amount equal to the unreimbursed VRR Certificate Realized Losses previously allocated to the Class VRR Certificates and not reimbursed prior to such Distribution Date, plus the VRR Certificate Realized Loss Interest Amount; and

fourth, when the Certificate Balance of the Class VRR Certificates has been reduced to zero and after payment in full of all unpaid expenses of the issuing entity, to the Class R Certificates, any remaining amounts.

The Class VRR Certificates will not have a specified pass-through rate (other than for tax reporting purposes), but the effective interest rate on the Class VRR Certificates will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “VRR Certificate Interest Distribution Amount” with respect to any Distribution Date and the Class VRR Certificates will equal the product of (A) the Risk Retention Allocation Factor and (B) the aggregate amount of interest distributed on the Non-VRR Certificates according to clauses first, fourth, seventh, tenth, thirteenth, sixteenth, nineteenth and twenty-second under “Description of the Certificates—Priority of Distributions” in this prospectus.

The “VRR Certificate Principal Distribution Amount” with respect to any Distribution Date and the Class VRR Certificates will equal the product of (a) the Risk Retention Allocation Factor and (b) the aggregate amount of principal distributed on the Non-VRR Certificates according to clauses second, fifth, eighth, eleventh, fourteenth, seventeenth, twentieth, and twenty-third under “Description of the Certificates—Priority of Distributions” in this prospectus.

The “VRR Certificate Realized Loss Interest Amount” with respect to any Distribution Date and the Class VRR Certificates will equal the product of (a) the Risk Retention Allocation Factor and (b) the aggregate amount of interest distributed on the Non-VRR Certificates according to clauses third, sixth, ninth, twelfth, fifteenth, eighteenth, twenty-first and twenty-fourth under “Description of the Certificates—Priority of Distributions” in this prospectus

The “Risk Retention Allocation Factor” will equal the VRR Percentage divided by the Non-VRR Percentage.

The “Non-VRR Percentage” is 97.25%.

Allocation of VRR Certificate Realized Losses

The certificate administrator will be required to allocate any VRR Certificate Realized Losses to the Class VRR Certificates, until the Certificate Balance thereof has been reduced to zero.

As a result of such reductions, less interest will accrue on the Class VRR Certificates than would otherwise be the case. Once an VRR Certificate Realized Loss is allocated to the Class VRR Certificates, no principal or interest will be distributable with respect to such written down amount except as described under “Credit Risk Retention”.

The “VRR Certificate Realized Loss” is the amount, if any, by which (i) the VRR Percentage of the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) as of the related Determination Date is less than (ii) the then aggregate Certificate Balance of the Class VRR Certificates after giving effect to distributions of principal on that Distribution Date.

Allocation of Yield Maintenance Charges and Prepayment Premiums to the Class VRR Certificates

On any Distribution Date, to the extent that any Yield Maintenance Charges or prepayment premiums are received during the related Collection Period, the certificate administrator will be required to allocate the VRR Percentage of such Yield Maintenance Charges or prepayment premiums to the Class VRR Certificates.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date to the holders of the Class VRR Certificates in an amount equal to 5% of such Excess Interest distributable to all Certificates. Excess Interest will not be available to make distributions to any other class of certificates (other than the Class Z certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Exchange Option

In accordance with the terms and conditions of the PSA, any portion of the Class VRR Certificates may be exchanged by the holder thereof for multiple sub-interests (each, a “VRR Sub-Interest”) that, in the aggregate, evidence such portion of the Class VRR Certificates. Each VRR Sub-Interest will be entitled to distributions of interest and principal, yield maintenance charges and prepayment premiums and reimbursements of VRR Certificate Realized Losses and Excess Interest (if applicable), and will be allocated VRR Certificate Realized Losses, in each case based on such distributions, reimbursements and allocations made in respect of a corresponding group of related Classes of Non-VRR Certificates.

Hedging, Transfer and Financing Restrictions

Pursuant to the Credit Risk Retention Rules, neither the Retaining Sponsor will not be permitted to transfer the Class VRR Certificates (except to an MOA thereof), unless such restrictions expire under the Credit Risk Retention Rules as described below or otherwise no longer apply. See “Description of the Trust and Servicing Agreement—Amendments” in this prospectus. In addition, the Retaining Sponsor and its affiliates will not be permitted to enter into any hedging, financing, pledging, hypothecation or any other similar transaction or activity with respect to the Class VRR Certificates unless such transaction complies with the Credit Risk Retention Rules.

The restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans have been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total outstanding Certificate Balance of the ABS Interests has been reduced to 33% of the total outstanding Certificate Balance of the ABS Interests as of the Closing Date; or (iii) two years after the Closing Date.

Eligible Horizontal Residual Interest

Material Terms of the Eligible Horizontal Residual Interest

CMBS such as the Yield-Priced Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D Certificates (the “Swap-Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class E-RR, Class F-RR and Class G-RR Certificates (the

“Yield-Priced Principal Balance Certificates”) are anticipated to be priced based on a targeted yield. The sponsors calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each class of Swap-Priced Principal Balance Certificates and each class of Yield-Priced Principal Balance Certificates as described below. CMBS such as the Class X-A, Class X-B and Class X-D Certificates (the “Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The sponsors made their determination of the fair value of the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable class of Certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated, i.e. variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular class of Certificates, swap yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided.

The Third Party Purchaser is expected to purchase the Yield-Priced Principal Balance Certificates identified in the table below that collectively comprise the eligible horizontal residual interest for cash on the Closing Date.

Eligible Horizontal Residual Interest

Class of Certificates	Expected Initial Certificate Balance(1)	Estimated Range of Fair Value (in % and $)(2)	Expected Purchase Price(3)
Class E-RR(1)	$21,499,000	0.70% - 0.75%/$8,202,190.99	38.1515%
Class F-RR(1)	$12,093,000	0.39% - 0.42%/$4,604,966.03	38.0796%
Class G-RR(1)	$36,279,296	1.18% - 1.26%/$13,815,010.80	38.0796%

(1)	Includes the expected initial Certificate Balance of each Class of Yield-Priced Principal Balance Certificates that the Third Party Purchaser expects to purchase on the Closing Date. The Certificate Balance of the Class VRR Certificates is not included in the Certificate Balance of any Class of Yield-Priced Principal Balance Certificates.

(2)	The estimated fair value of each Class of Yield-Priced Principal Balance Certificates (in each case expressed as a percentage of the estimated fair value of all of the ABS Interests and as a dollar amount), which Classes of Yield-Priced Principal Balance Certificates collectively would constitute the eligible horizontal residual interest retained by the Retaining Sponsor to meet the requirements of the Credit Risk Retention Rules with respect to this securitization. The fair value of the Yield-Priced Principal Balance Certificates is based on a targeted discount yield, and has been determined as described under “—Determination of Amount of Required Horizontal Credit Risk Retention”. The fair value of the other Regular Certificates is unknown and has been determined by the Retaining Sponsor as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below.

(3)	Expressed as a percentage of the expected initial Certificate Balance of each class of Yield-Priced Principal Balance Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the Yield-Priced Principal Balance Certificates to be acquired by the Third Party Purchaser is approximately $26,622,167.82 excluding accrued interest.

The aggregate fair value of the Yield-Priced Principal Balance Certificates identified in the above table is expected to be equal to at least 2.25% of the aggregate fair value of all ABS Interests.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of Regulation RR with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $56,553,346, representing 5% of the aggregate fair value, as of the Closing Date, of all of the ABS Interests.

On any Distribution Date, the Non-VRR Percentage of the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the Non-VRR Certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, the Non-VRR Certificate Realized Losses on the Mortgage Loans will be allocated first, to the Yield-Priced Principal Balance Certificates (in reverse sequential order), second, to the Class D certificates, third, to the Class C certificates, fourth, to the Class B certificates, fifth, to the Class A-S certificates, and sixth, to the Senior Certificates, in each case until the Certificate Balance of that Class has been reduced to zero. See “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of other material terms of the Classes of Yield-Priced Principal Balance Certificates identified in the table above in this “—Material Terms of the Yield-Priced Principal Balance Certificates” section, see “Description of the Certificates” and “Pooling and Servicing Agreement” in this prospectus.

The Third Party Purchaser

It is anticipated that KKR Real Estate Credit Opportunity Partners Aggregator I L.P., a Delaware limited partnership (the “Third Party Purchaser”), will act as the “third-party purchaser” by purchasing the Yield-Priced Principal Balance Certificates set forth in the table above under “—Material Terms of the Eligible Horizontal Residual Interest” on the Closing Date for cash, and will agree to hedging, transfer, financing and other restrictions applicable to a “third-party purchaser” (and its affiliates) under the Credit Risk Retention Rules.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (“KKR Opportunity Partners”), a Delaware limited partnership, is expected, (i) to purchase the Class E-RR, Class F-RR and Class G-RR Certificates and (ii) to act as the Third Party Purchaser. KKR Opportunity Partners was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). The Class E-RR, Class F-RR and Class G-RR Certificates will represent KKR Opportunity Partners’ eighth purchase of CMBS B-Piece Securities. KKR Opportunity Partners is advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”). KKR is an experienced commercial real estate debt investor. Certain senior members of KKR’s real estate credit team have over 20 years of CMBS experience as of June 30, 2017. Funds advised by KKR have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of June 30, 2017, funds advised by KKR own 27 separate real estate credit investments and have participated in 7 purchases of CMBS B-Piece Securities since the implementation of the Credit Risk Retention Rules. As of June 30, 2017, KKR is responsible for approximately $148.5 billion in client or limited partner assets under management. KKR is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

For a description of any material conflicts of interest or material potential conflicts of interest between the Third Party Purchaser and another party to this securitization, see “Risk Factors—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder to Terminate the Special Servicer of the Applicable Whole Loan”.

Solely for its own purposes and benefit, the Third Party Purchaser has completed an independent review of the credit risk of each Mortgage Loan. The review consisted of a review of the sponsors’ underwriting standards as provided by the sponsors, the collateral securing each Mortgage Loan and expected cash flows related to the Mortgage Loans. Such review was based on the Mortgage Loan files and information regarding the Mortgage Loans provided by or on behalf of the sponsors and was not independently verified by the Third Party Purchaser. The Third Party Purchaser performed its due diligence solely for its own benefit. The Third Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. Third Party Purchaser’s review and conclusions may not be relied upon by anyone else and may not be construed as an approval or endorsement of the sponsors’ underwriting standards or of any Mortgage Loan or any loan level disclosure in this prospectus. The Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards, information or disclosure and has not independently verified the truth or accuracy of any representations and warranties made by the sponsors or any other party to the transaction or any related documents.

The Third Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the Mortgage Loans and the establishment of other transaction terms. Investors and other third parties are not entitled to rely on in any way the Third Party Purchaser’s due diligence or acceptance of a Mortgage Loan. The Third Party Purchaser’s acceptance of a Mortgage Loan does not constitute, and may not be construed as, an endorsement or approval of any such Mortgage Loan, the underwriting for such Mortgage Loan or of the originator of such Mortgage Loan.

The Third Party Purchaser will have no liability to any certificateholder for any actions taken by it and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, forever waives and releases any claims against Third Party Purchaser and such buyers, and their respective affiliates, in respect of such actions.

See “Risk Factors—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”.

Determination of Amount of Required Horizontal Credit Risk Retention

General

A number of inputs factored into the sponsors’ determination of the range of estimated fair values of the classes of certificates presented above. The sponsors computed the range of estimated fair values for the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates and the fair value of the Yield-Priced Principal Balance Certificates in the manner described below for the applicable class of certificates.

Swap-Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR prepayment rate, the sponsors calculated what the Scheduled Certificate Principal Payments on each Class of Swap-Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments were required to be made under the terms of the underlying mortgage loan documents during each Collection Period and which classes of Swap-Priced Principal Balance Certificates would be entitled to receive principal payments based on the certificate payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”. On the basis of the Scheduled Certificate Principal Payments, the sponsors calculated the weighted average life for each class of Swap-Priced Principal Balance Certificates.

Swap Yield Curve.

The sponsors utilized the assumed swap yield curve in the table below in determining the range of estimated fair values of the Swap-Priced Principal Balance Certificates. The actual swap yield curve that will be used as a basis for determining the price of the Swap-Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the swap yield curve, see the table below entitled “Range of Swap Yields for the Swap-Priced Principal Balance Certificates”. The sponsors identified the range presented in the table below at each maturity on the swap yield curve, which represents the sponsors’ estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap-Priced Principal Balance Certificates

Tenor	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2YR	1.4778%	1.7200%	1.9622%
3YR	1.5404%	1.8200%	2.0996%
4YR	1.6092%	1.9030%	2.1968%
5YR	1.6868%	1.9810%	2.2752%
6YR	1.7587%	2.0470%	2.3353%
7YR	1.8269%	2.1110%	2.3951%
8YR	1.8900%	2.1680%	2.4460%
9YR	1.9491%	2.2180%	2.4869%
10YR	2.0008%	2.2650%	2.5292%

Based on the swap yield curve, the sponsors will determine for each class of Swap-Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear straight-line interpolation using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination.

The sponsors determined the credit spread for each class of Swap-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Swap-Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular class of Swap-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The sponsors identified the range presented in the table below from the base case credit spread percentage, which represents the sponsors’ estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates based on the sponsors’ observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.20%	0.25%	0.45%
Class A-2	0.40%	0.48%	0.60%
Class A-3	0.72%	0.86%	1.02%
Class A-4	0.73%	0.87%	1.03%
Class A-5	0.75%	0.89%	1.05%
Class A-SB	0.57%	0.71%	0.87%
Class A-S(1)	0.95%	1.20%	1.40%
Class B(1)	1.20%	1.40%	1.60%
Class C(1)	1.50%	1.75%	2.00%
Class D	3.35%	3.85%	4.35%

(1)	Any or all of Class A-S, Class B or Class C may accrue interest at the WAC Rate.

Discount Yield Determination for Swap-Priced Principal Balance Certificates.

The discount yield (the “Discount Yield”) for each class of Swap-Priced Principal Balance Certificates is the sum of the Interpolated Yield for such class and the related credit spread established at pricing. For an expected range of estimated values for each class of Swap-Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” below. The sponsors identified the range presented in the table below for each such class of Swap-

Priced Principal Balance Certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	1.7173%	2.0331%	2.4989%
Class A-2	2.0773%	2.4515%	2.8656%
Class A-3	2.5225%	2.9481%	3.3936%
Class A-4	2.7128%	3.1186%	3.5444%
Class A-5	2.7400%	3.1452%	3.5704%
Class A-SB	2.4177%	2.8398%	3.2818%
Class A-S	2.9418%	3.4568%	3.9218%
Class B	3.1943%	3.6591%	4.1239%
Class C	3.4946%	4.0094%	4.5241%
Class D	5.3486%	6.1130%	6.8774%

Determination of Class Sizes for Swap-Priced Principal Balance Certificates.

The sponsors were provided credit support levels for each class of Swap-Priced Principal Balance Certificates by each Rating Agency. A credit support level for a particular class of Swap-Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Swap-Priced Principal Balance Certificates that would be required to be subordinate to that class of Swap-Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the sponsors determined the highest required credit support level of the Rating Agencies selected to rate a particular class of Swap-Priced Principal Balance Certificates (the “Constraining Level”). In certain circumstances the sponsors may have elected not to engage a rating agency for particular Classes of Yield-Priced Principal Balance Certificates, based in part on the credit support levels provided by that rating agency. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The Certificate Balances of the Senior Certificates were also based in part on anticipated investor demand for such classes. The Certificate Balance for the class of Swap-Priced Principal Balance Certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that class’s Constraining Level. For each other subordinate class of Swap-Priced Principal Balance Certificates, that class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior class of Swap-Priced Principal Balance Certificates minus such subordinate class’s Constraining Level.

Target Price Determination for Swap-Priced Principal Balance Certificates.

The sponsors determined a target price (the “Target Price”) for each class of Swap-Priced Principal Balance Certificates on the basis of the price (expressed as a percentage of the certificate balance of that class) that similar CMBS with similar credit ratings and similar average lives have priced at in recent securitization transactions. The Target Price was utilized for each class of Swap-Priced Principal Balance Certificates is set forth in the table below. The Target Prices utilized by the sponsors have not changed materially during the prior year.

Class of Certificates	Target Price
Class A-1	100.00%
Class A-2	103.00%
Class A-3	103.00%
Class A-4	101.00%
Class A-5	103.00%
Class A-SB	103.00%
Class A-S(1)	103.00%
Class B(1)	103.00%
Class C(1)	101.95%
Class D	77.19%

(1)	The Target Price may not be realized with respect to any of Class A-S, Class B or Class C if such class accrues interest at the WAC Rate.

Determination of Assumed Certificate Coupon for Swap-Priced Principal Balance Certificates.

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the sponsors determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of Swap-Priced Principal Balance Certificates in order to achieve the related Target Price for that class of Swap-Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price. The Assumed Certificate Coupon for each class of Swap-Priced Principal Balance Certificates and Range of Assumed Certificate Coupons generated as a result of the estimated range of Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Certificate Coupon	Base Case Assumed Certificate Coupon		High Estimate of Assumed Certificate Coupon
Class A-1	1.7395%	2.0582%		2.5277%
Class A-2	2.7401%	3.1203%		3.5406%
Class A-3	3.0207%	3.4516%		3.9020%
Class A-4	2.8292%	3.2347%		3.6595%
Class A-5	3.0889%	3.4981%		3.9269%
Class A-SB	2.8714%	3.2988%		3.7459%
Class A-S	3.2916%	3.8113%		4.3249	%(1)
Class B	3.5450%	4.0137%		4.3249	%(1)
Class C	3.8477%	4.3249	%(1)	4.3249	%(1)
Class D	3.0000%	3.0000%		3.0000%

(1)	Based on the WAC Rate.

Determination of Expected Price for the Swap-Priced Principal Balance Certificates.

Based on the Assumed Certificate Coupons, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the sponsors determined the price (the “Swap-Priced Expected Price”) expressed as a percent of the certificate balance of that class by determining the net present value of the Scheduled Certificate Principal Payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield. However, if the Assumed Certificate Coupon for any class of Swap-Priced Principal Balance Certificates is greater than or equal to the WAC Rate, then the WAC Rate was used for the foregoing calculation. The sponsors determined the range of Swap-Priced Expected Prices for each class of Swap-Priced Principal Balance Certificates based on the low estimate of the Assumed Certificate Coupons and the high estimate of the Assumed Certificate Coupons. The lower the Assumed Certificate Coupon, the higher the corresponding Swap-Priced Expected Price for a class of Swap-Priced Principal Balance Certificates will be. Therefore, the low range of estimated fair values for the Swap-Priced Principal

Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of estimated fair values for the Swap-Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% CPY prepayment rate, the sponsors calculated what the expected scheduled interest payments on each class of Interest-Only Certificates would be over the course of the transaction (for each class of certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming a 100% CPY prepayment rate and the classes of certificates that would be entitled to those principal payments based on the payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”. On the basis of the periodic reduction in the Notional Amount of each Class of Interest-Only Certificates, the sponsors calculated the weighted average life for each such class of Interest-Only Certificates.

Determination of Treasury Yield Curve for Interest-Only Certificates.

The sponsors utilized the assumed treasury yield curve in the table below in determining the range of estimated fair value for the Interest-Only Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yield Curve Values”. The sponsors identified the range presented in the table below at each maturity on the treasury yield curve, which represents the sponsors’ estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Interest-Only Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yield Curve Values for Interest-Only Certificates

Tenor	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7YR	1.8648%	2.1340%	2.4032%
10YR	2.0369%	2.3050%	2.5731%

Based on the treasury yield curve, the sponsors will determine for each class of Interest-Only Certificates the yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a straight-line interpolation using treasury yield curves with 7 and 10 year maturity if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination for Interest-Only Certificates.

The sponsors determined the credit spread for each class of Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such class of Interest-Only Certificates as of the date of this prospectus. The actual credit spread for a particular class of Interest-Only Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The sponsors identified the range presented in the table below from the base case credit spread percentage, which is the sponsors’ estimate of the largest percentage increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates.

Range of Credit Spreads for the Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	1.00%	1.25%	1.75%
Class X-B	1.00%	1.25%	1.75%
Class X-D	2.65%	3.15%	3.65%

Discount Yield Determination for Interest-Only Certificates.

Discount Yield for each class of Interest-Only Certificates is the sum of the Interpolated Yield for such class and the related credit spread. For an expected range of values for each class of Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Interest-Only Certificates” below. The sponsors identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	2.9534%	3.4720%	4.2406%
Class X-B	3.0141%	3.5324%	4.3006%
Class X-D	4.6740%	5.4422%	6.2104%

Determination of Scheduled Certificate Interest Payments for Interest-Only Certificates.

Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the sponsors determined the range of Scheduled Certificate Interest Payments for each scenario for each Class of Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Principal Balance Certificates upon which the Notional Amount of such Class of Interest-Only Certificates is based.

Determination of Expected Price for the Interest-Only Certificates.

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each class of Interest-Only Certificates, the sponsors determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of that class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The sponsors determined the Interest-Only Expected Price for each class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons. The lower the Assumed Certificate Coupon for the Principal Balance Certificates, the higher the corresponding Interest-Only Expected Price for a class of certificates will be, therefore, the low range of estimated fair values of the Interest-Only Certificates will correspond to the high range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates and correspondingly, the high range of estimated fair values of the Interest-Only Certificates will correspond to the low range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates.

Yield-Priced Principal Balance Certificates

On the basis of the Scheduled Certificate Principal Payments, the sponsors calculated the weighted average life for each such class of Yield-Priced Principal Balance Certificates. The Yield-Priced Principal Balance Certificates are anticipated to be acquired by the Third Party Purchaser based on a targeted discount yield of 17.8% for each Class of Yield-Priced Principal Balance Certificates, an Assumed

Certificate Coupon equal to the WAC Rate for each Class of Yield-Priced Principal Balance Certificates, the Modeling Assumptions and 0% CPY, each as agreed to among the sponsors and the Third Party Purchaser.

Determination of Class Sizes of Yield-Priced Principal Balance Certificates.

The sponsors determined the Certificate Balance of each class of Yield-Priced Principal Balance Certificates in the same manner described above under “—Determination of Amount of Required Horizontal Credit Risk Retention—Swap-Priced Principal Balance Certificates—Determination of Class Size”.

Determination of Expected Price for the Yield-Priced Principal Balance Certificates.

Based on the Assumed Certificate Coupons, the targeted discount yield and the Scheduled Certificate Principal Payments for each class of Yield-Priced Principal Balance Certificates, the sponsors determined the price (the “Yield-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

Calculation of Estimated Fair Value of Certificates

Fair Value of Non-VRR Certificates

Based on the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, the sponsors determined the fair value of each class of certificates (other than the Class R Certificates) by multiplying the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, by the related Certificate Balance or Notional Amount. The sponsors determined the range of fair values for each class of certificates based on the low estimate and high estimate of Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable.

Fair Value of Class VRR Certificates

The sponsors determined the fair value of the Class VRR Certificates by (i) calculating the aggregate fair value of all of the certificates (other than the Class R Certificates), (ii) multiplying such aggregate fair value by the Risk Retention Allocation Factor and, (iii) based on the assumption that the restrictions on liquidity (as described under “—Hedging, Transfer and Financing Restrictions” above) constitute an embedded characteristic of the Class VRR Certificates rather than an entity specific restriction, applying a liquidity discount. The sponsors determined the range of fair values for the Class VRR Certificates based on the low estimate and high estimate of the calculation set forth in clause (i).

Fair Value of Class Z Certificates

The sponsors determined that the Class Z Certificates have a fair value equal to zero based on the fact that no Excess Interest is expected to be received and, accordingly, there is no market for the Class Z Certificates.

Ranges of Fair Values

Based on the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, and the fair value of the Class VRR Certificates and the Class Z Certificates, the sponsors determined the estimated fair value of each class of certificates (other than the Class R Certificates) by multiplying the range of the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, by the related Certificate Balance or Notional Amount. The sponsors determined the range of estimated fair values for each class of certificates based on the low estimate and high estimate of Expected Prices.

Range of Estimated Fair Values for the Certificates

Class of Certificates	Low Estimate of Fair Value	Base Case Estimate of Fair Value	High Estimate of Fair Value
Class A-1	$27,656,972	$27,656,945	$27,656,945
Class A-2	$55,636,426	$55,636,372	$55,636,372
Class A-3	$62,521,000	$62,520,939	$62,520,757
Class A-4	$277,748,350	$277,749,175	$277,748,350
Class A-5	$296,311,476	$296,312,627	$296,313,202
Class A-SB	$48,825,978	$48,825,836	$48,825,930
Class X-A	$24,088,628	$51,700,795	$79,906,483
Class X-B	$0	$988,819	$4,623,260
Class A-S	$107,575,896	$107,950,581	$107,950,791
Class B	$55,654,250	$56,743,675	$56,743,675
Class C	$44,710,767	$46,574,944	$47,055,504
Class X-D	$4,240,754	$4,385,507	$4,537,755
Class D	$34,120,809	$36,301,027	$38,647,162
Class E-RR	$8,202,191	$8,202,191	$8,202,191
Class F-RR	$4,604,966	$4,604,966	$4,604,966
Class G-RR	$13,815,011	$13,815,011	$13,815,011
Class VRR	$30,129,061	$31,097,520	$32,081,895
Class Z	$0	$0	$0
Total:	$1,095,842,538	$1,131,066,930	$1,166,870,250

The estimated range of fair value for all the certificates (other than the Class R Certificates) is approximately $1,095,842,538 to $1,166,870,250.

Hedging, Transfer and Financing Restrictions

The Third Party Purchaser will agree to certain hedging, transfer and financing restrictions related to its ownership of the Yield-Priced Principal Balance Certificates consistent with all applicable hedging, transfer and financing restrictions that apply to “third party purchasers” under the Credit Risk Retention Rules.

These restrictions will include an agreement by the Third Party Purchaser not to transfer the Yield-Priced Principal Balance Certificates, except to an MOA (in accordance with the Credit Risk Retention Rules) (which, in the aggregate, are an “eligible horizontal residual interest” for this securitization) until November 1, 2022. After that date, the Third Party Purchaser may transfer the eligible horizontal residual interest to a successor third-party purchaser or to an MOA as long as the Third Party Purchaser satisfies all applicable provisions of the Credit Risk Retention Rules, including providing the sponsors with complete identifying information for the successor third-party purchaser and the successor third-party purchaser agreeing to comply with the hedging, transfer, financing and other restrictions applicable to subsequent third-party purchasers (and its affiliates) under the Credit Risk Retention Rules.

The restrictions agreed to by the Third Party Purchaser and described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the earlier of (i) the date that is the latest of (a) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (b) the date on which the total outstanding Certificate Balance of the certificates has been reduced to 33% of the total outstanding Certificate Balance of the certificates as of the Closing Date; or (c) two years after the Closing Date, (ii) the date on which all of the Mortgage Loans have been defeased in accordance with §244.7(b)(8)(i) of the Credit Risk Retention Rules or (iii) subject to the consent of the Retaining Sponsor (which consent may not be unreasonably withheld), the date on which the Credit Risk Retention Rules have been officially abolished or officially determined by the applicable regulatory agencies to be no longer applicable to this securitization transaction or the Yield-Priced Principal Balance Certificates.

Operating Advisor

The Operating Advisor for the transaction is Pentalpha Surveillance LLC, a Delaware limited liability company (the “Operating Advisor”). As described under “Pooling and Servicing Agreement—The Operating Advisor”, the Operating Advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Mortgage Loans:

●	review the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

●	review reports provided by the Special Servicer to the extent set forth in the PSA;

●	review for accuracy certain calculations made by the Special Servicer; and

●	issue an annual report (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) generally setting forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans.

In addition, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Mortgage Loans. See “Pooling and Servicing Agreement—The Operating Advisor—Recommendation of the Replacement of the Special Servicer” and “—Termination of the Master Servicer and Special Servicer for Cause”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Asset Status Reports prepared for each Specially Serviced Loan and with respect to Major Decisions in respect of the Mortgage Loans for which the Operating Advisor has received a Major Decision Reporting Package. The Operating Advisor will generally have no obligations or consultation rights as Operating Advisor under the PSA for this transaction with respect to any Non-Serviced Mortgage Loan or any related REO Property; provided, however, that the Operating Advisor may have limited consultation rights with a Non-Serviced Special Servicer pursuant to the related Non-Serviced PSA. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the Class E-RR, Class F-RR and Class G-RR certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

The operating advisor will be entitled to compensation in the form of the Operating Advisor Fee, the Operating Advisor Consulting Fee and reimbursement of any Operating Advisor Expenses. For additional information, see “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

The operating advisor is required to be an Eligible Operating Advisor at all times that it is acting as operating advisor under the PSA. As a result of Pentalpha Surveillance LLC’s experience and independence as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”, the representations and warranties being given by Pentalpha Surveillance LLC under the PSA and satisfaction that no payments have been paid by any special servicer to

Pentalpha Surveillance LLC of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Pentalpha Surveillance LLC qualifies as an Eligible Operating Advisor under the PSA.

For additional information regarding the operating advisor, a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the PSA with respect to the operating advisor’s obligations under the PSA and any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraphs are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

JPMCB will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2, and GACC will make the representations and warranties identified on Annex E-1, subject to the exceptions to these representations and warranties set forth in Annex E-2 (together with Annex D-2, the “Exception Schedules”).

At the time of the its decision to include the JPMCB Mortgage Loans in this transaction, JPMCB determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by JPMCB that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by JPMCB that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which JPMCB based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this Prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

DESCRIPTION OF THE CERTIFICATES

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2017-C7 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X Certificates”), Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class VRR, Class R and Class Z certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Senior Certificates, the Subordinate Certificates and the Class VRR Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates), the Subordinate Certificates and the Class VRR Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates, the Class X Certificates (other than the Class X-D Certificates) and the Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to as the “Non-VRR Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Approximate Certificate Balance or Notional Amount
Offered Certificates
A-1	$27,657,000
A-2	$54,016,000
A-3	$60,700,000
A-4	$275,000,000
A-5	$287,683,000
A-SB	$47,404,000
X-A	$857,267,000
X-B	$100,776,000
A-S	$104,807,000
B	$55,091,000
C	$45,685,000

Non-Offered Certificates
X-D(1)	$47,029,000
D(1)	$47,029,000
E-RR(1)	$21,499,000
F-RR(1)	$12,093,000
G-RR(1)	$36,279,296

Non-Offered Eligible Vertical Interest
VRR	$30,390,000

(1)	The approximate initial certificate balance of each of the Class D, Class E-RR, Class F-RR and Class G-RR certificates and the approximate initial notional amount of the Class X-D certificates are subject to change based on final pricing of all certificates and the final determination of the Class E-RR, Class F-RR and Class G-RR Certificates that will be retained by the retaining third-party purchaser in satisfaction of the retention obligations of German American Capital Corporation in its capacity as the retaining sponsor. For more information regarding the methodology and key inputs and assumptions used to determine the sizing of the Class E-RR, Class F-RR and Class G-RR certificates, see “Credit Risk Retention” in the Preliminary Prospectus.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—Eligible Vertical Interest—Material Terms of the Eligible Vertical Interest—Priority of Distributions”.

The Class R Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate Certificate Balances of the Class A Certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $857,267,000. The Notional Amount of the Class X-B certificates will equal the aggregate Certificate Balances of the Class B and Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $100,776,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $47,029,000.

The Class Z certificates will represent the right to receive a portion of the Excess Interest received on any ARD Loan as described under “—Distributions—Excess Interest” below.

“Excess Interest” with respect to an ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Class Z certificates) and the right of each of the Class Z and Class VRR Certificates to receive a portion of the Excess Interest will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”). The Class Z certificates will be issued by the grantor trust (the “Grantor Trust”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in November 2017.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R or Class Z certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. Wells Fargo Bank is prohibited from investing funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account in Permitted Investments; provided, however, that if, at any time Wells Fargo Bank, National Association is no longer the certificate administrator, any successor certificate administrator will be authorized but not required to direct the investment of such funds in Permitted Investments. Such successor certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts other than Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the holders of the Class Z and Class VRR certificates);

●	all Yield Maintenance Charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)       all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)       an amount equal to thirty (30) days of interest on the Cut-off Date Balance of the Station Place III Mortgage Loan at the related Net Mortgage Rate, which amount will be deposited by JPMCB.

The amount available for distribution to holders of the Non-VRR Certificates on each Distribution Date will, in general, equal the sum of (i) the Non-VRR Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Non-VRR Gain-on-Sale Remittance Amount for such Distribution Date (the “Non-VRR Certificate Available Funds”).

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Aggregate Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) (x) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates (other than the VRR Certificates) that would remain unpaid as of the close of business on the related Distribution Date divided by (y) the Non-VRR Percentage, and (b) (x) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, divided by (y) the Non-VRR Percentage, and (ii) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Non-VRR Certificate Gain-on-Sale Remittance Amount as part of the definition of Non-VRR Certificate Available Funds and the VRR Certificate Gain-on-Sale Remittance Amount as part of the definition of VRR Certificate Available Funds.

The “Non-VRR Certificate Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Non-VRR Certificate Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-VRR Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Non-VRR Certificate Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, in reduction of their Certificate Balances, in the following priority:

(i)       prior to the Cross-Over Date,

(a)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)	to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(c)	to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)	to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,

(e)	to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero,

(f)	to the Class A-5 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero,

(g)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero; and

(ii)       on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Non-VRR Certificate Realized Losses previously allocated to each such class), up to an amount equal to the aggregate unreimbursed Non-VRR Certificate Realized Losses previously allocated to each such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Certificate Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, up to an amount equal to the aggregate of unreimbursed Non-VRR Certificate Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Certificate Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Non-VRR Certificate Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Certificate Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Non-VRR Certificate Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Certificate Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Non-VRR Certificate Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Certificate Realized Loss was allocated to such class;

Sixteenth, to the Class E-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the Class E-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E-RR certificates, up to an amount equal to the aggregate of unreimbursed Non-VRR Certificate Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Certificate Realized Loss was allocated to such class;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E-RR certificates have been reduced to zero, to the Class F-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F-RR certificates, up to an amount equal to the aggregate of unreimbursed Non-VRR Certificate Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Certificate Realized Loss was allocated to such class;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-RR certificates and the Class F-RR certificates have been reduced to zero, to the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, up to an amount equal to the aggregate of unreimbursed Non-VRR Certificate Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Certificate Realized Loss was allocated to such class; and

Twenty-fifth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Non-VRR Certificate Realized Losses to those certificates.

Reimbursement of previously allocated Non-VRR Certificate Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class VRR, Class R and Class Z certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to [___]  %.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class E-RR certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class F-RR certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class G-RR certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class B and Class C certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for the related Distribution Date.

The Class Z certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than 95% of the Excess Interest actually collected from the borrower, if any, with respect to the ARD Loans.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or “Revised Rate”.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Non-VRR Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Non-VRR Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Non-VRR Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)       the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)       the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates (other than the Class VRR Certificates) will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each

Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex F. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex F. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)          the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)         all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)        the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)        any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the sum of:

(i)          the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)         the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance shall equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO

Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan. Amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA or with respect to any Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date to the holders of the Class Z certificates in an amount equal to the 95% of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates (other than the Class VRR Certificates in an amount described under “Credit Risk Retention—Eligible Vertical Interest—Material Terms of the Eligible Vertical Interest—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, in the case of each Serviced Whole Loan, any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) may be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, the Non-VRR Percentage of prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Non-VRR Certificates in the following manner: (1) pro rata, among (w) the group of the Class A Certificates and the Class X-A certificates (the “YM Group A”), (x) the group of the Class B, Class C and Class X-B certificates (the “YM Group B”), (y) the group of the Class X-D and Class D Certificates (the “YM Group C”) and (z) the group of the Class E-RR, Class F-RR and Class G-RR certificates (the “YM Group RR“, and collectively with the YM Group A, the YM Group B and the YM Group C, the “YM Groups”), and based upon the aggregate of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (2) among the classes of certificates in each YM Group, in the following manner: (i) with respect to each YM Group (other than the YM Group RR), (A) the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such class of Principal Balance Certificates, and (c) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group and (B) any prepayment premiums or Yield Maintenance Charges allocated to such YM Group collected during the related Collection Period remaining after such distributions will be distributed to the holders of each class of Class X Certificates in such YM Group and (ii) with respect to the YM Group RR, the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the classes comprising YM Group RR, as applicable, on such Distribution Date, and (b) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group. If there is more than one such class of certificates entitled to distributions of principal on any particular Distribution Date on which prepayment premiums or Yield Maintenance Charges relating to the mortgage loans are distributable, the aggregate amount of such prepayment premiums or Yield Maintenance Charges will be allocated among all such classes of certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph.

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates is a fraction (A) whose numerator is the greater of zero and the difference between (i) the Pass-Through Rate on such class of certificates, and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment and (B) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on the related Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if such Discount Rate is greater than or equal to the Mortgage Rate on the related Mortgage Loan or the Serviced Whole Loans, as applicable, and is greater than or equal to the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will equal zero, and (3) if the Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or the Serviced Whole Loans, as applicable, and is less than the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will be one.

The term “Discount Rate” as used in the preceding paragraph will be as set forth in the related loan documents but will generally mean the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date, open prepayment date and/or Anticipated Repayment Date or the remaining weighted average life, of the related mortgage loan plus, in certain circumstances, an additional specified percentage and converted to a monthly equivalent yield (as described in the respective loan documents).

No Yield Maintenance Charges or prepayment premiums will be distributed to the holders of the Class R or Class Z certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	August 2022
Class A-2	October 2022
Class A-3	July 2024
Class A-4	July 2027
Class A-5	August 2027
Class A-SB	April 2027
Class X-A	September 2027
Class X-B	October 2027
Class A-S	September 2027
Class B	September 2027
Class C	October 2027

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in October 2050. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Shortfalls for each Distribution Date with respect to a Serviced AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan and any related Serviced Pari Passu Companion Loans on a pro rata basis. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)       the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)       the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan(s) to the master servicer under the related other pooling and servicing agreement.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer is referred to in this prospectus as the “Aggregate Excess Prepayment Interest Shortfall”. The Excess Prepayment Interest Shortfall” for any Distribution Date will be Non-VRR Percentage of the Aggregate Excess Prepayment Interest Shortfall and will be allocated on that Distribution Date among each class of Non-VRR Certificates, pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates.

In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR and Class G-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned

Principal Balance for the related Distribution Date, second, to the Class A-1 certificates until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates, until their Certificate Balance has been reduced to zero, sixth, to the Class A-5 certificates, until their Certificate Balance has been reduced to zero and seventh, to the Class A-SB certificates until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class G-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the VRR Certificate Realized Loss and the Non-VRR Certificate Realized Loss (each, a “Realized Loss”).

The “Non-VRR Certificate Realized Loss” is the amount, if any, by which (i) the Non-VRR Percentage of the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) as of the related Determination Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates (other than the Class VRR Certificates) after giving effect to distributions of principal on that Distribution Date.

The certificate administrator will be required to allocate the Non-VRR Certificate Realized Loss among the respective classes of Principal Balance Certificates (other the Class VRR Certificates) in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class G-RR certificates;

second, to the Class F-RR certificates;

third, to the Class E-RR certificates;

fourth, to the Class D certificates;

fifth, to the Class C certificates;

sixth, to the Class B certificates; and

seventh, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Non-VRR Certificate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R or Class Z certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by Non-VRR Certificate Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to each Non-Serviced AB Whole Loan or Serviced AB Whole Loan, losses will be allocated first to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and any related Pari Passu Companion Loans, pro rata, based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date Statement based in part on the information delivered to it by the master servicer or special servicer, providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information as to (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change), and as required under the PSA, in the case of the CREFC® Reports, and including substantially the following information:

(1)       a report with respect to the related reporting period, containing the information provided for Annex B (the “Distribution Date Statement”);

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)       a CREFC® servicer watch list;

(11)       a CREFC® loan level reserve and letter of credit report;

(12)       a CREFC® property file;

(13)       a CREFC® financial file;

(14)       a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)       a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if provided for such Distribution Date).

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement or rent rolls, if any, commencing for the quarter ending March 31, 2018, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and provides sufficient information to report pursuant to CREFC® guidelines, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) will deliver, or the special servicer (with respect to Specially Serviced Loans and REO Properties) will forward to the master servicer and the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2018, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above. Such master servicer will deliver, or such special servicer will forward to the master servicer and the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Certificateholder and the Risk Retention Consultation Party) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder, any Controlling Class Certificateholder or the Risk Retention Consultation Party, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan. The certificate administrator will agree in the PSA not to restrict access by the special servicer to any information related to any Mortgage Loan including any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level and other than CREFC® Reports (other than the CREFC® special servicer loan file for the related Excluded Controlling Class Loan).

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party.

“Investor Certification” means a certification (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certification is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, the Risk Retention Consultation Party, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor or manager of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA, (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date Statements prepared by the certificate administrator or (3) if such person is the Risk Retention Consultation Party, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA (iii) that such person has received a copy of the final prospectus (except with respect to a Companion Holder) and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including the Class VRR Certificates and the Yield-Priced Principal Balance Certificates) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holder of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

○	the annual reports prepared by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

○	the CREFC® appraisal reduction amount template or a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction Amount on a current and cumulative basis;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator;

○	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “Special Notices” tab;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	the “Investor Q&A Forum”; and

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

The certificate administrator shall, in addition to posting the applicable notices on the “Risk Retention Special Notices” tab described above, provide email notification to any Privileged Person (other than Financial Market Publishers) that has registered to receive access to the certificate administrator’s website that a notice has been posted to the “Risk Retention Special Notices” tab.

In the event that GACC in its capacity as the retaining sponsor determines that the Third Party Purchaser no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send a notice in writing of such non-compliance to the certificate administrator who will post such notice on its website under the Risk Retention Special Notices tab.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing

Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with the terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners of certificates that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder or beneficial owner of a certificate that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners of certificates may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner of a certificate, that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

Upon the reasonable request of any Certificateholder or the holder of a Serviced Subordinate Companion Loan, in each case, that is a Privileged Person identified to the master servicer’s reasonable satisfaction, the master servicer may provide (or forward electronically) (at the expense of such Certificateholder or holder of such Serviced Subordinate Companion Loan) copies of any appraisals, operating statements, rent rolls and financial statements (solely relating to the related Serviced Whole Loan if requested by the holder of a Subordinate Companion Loan) obtained by the master servicer; provided, that the master servicer may require a written confirmation from the requesting person that (a) it is (i) a Certificateholder or a holder of a Serviced Subordinate Companion Loan and (ii) a Privileged Person and (ii) it will keep such information confidential and use such information only for the purpose of analyzing asset performance and evaluating any continuing rights it may have with respect to the issuing entity.

Except as otherwise set forth above, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates (other than the Class VRR Certificates) will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)       in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests. Neither the Class R Certificates nor the Class V certificates will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate

Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class VRR Certificates and the Yield-Priced Principal Balance Certificates will be evidenced by one or more certificates and are expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the Class VRR Certificates and the Yield-Priced Principal Balance Certificates for so long as the related Retaining Party requires and in accordance with the PSA.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator, the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or a Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders and/or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders and Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and/or Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group—JPMDB 2017-C7

with a copy to:

trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or Certificate Owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder that has provided an Investor Certification, which request is made for purposes of communicating with other Certificateholders of the same class with respect to their rights under the PSA or the certificates and is required to include a copy of the communication the Certificateholder proposes to transmit, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to such Certificateholder’s class of certificates.

DESCRIPTION OF THE MORTGAGE LOAN PURCHASE AGREEMENTS

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)          the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)         the original or a certified copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)        an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)         the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)         an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)         the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)        originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)       the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)       any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)       an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)       the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)       the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)       the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)       the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)       the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)       the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)       the original or a copy of any related mezzanine intercreditor agreement; and

(xviii)       the original or a copy of all related environmental insurance policies.

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian under the Servicing Shift PSA on or about the related Servicing Shift Securitization Date pursuant to the PSA.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)       A copy of each of the following documents:

(i)          the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)         the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)        any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)        all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)         the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)        any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)       any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)      any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)       any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)        any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)       any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)       any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)       a copy of all related environmental reports; and

(xiv)       a copy of all related environmental insurance policies;

(b)        a copy of any engineering reports or property condition reports;

(c)        other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)        for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)        a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)         a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)        a copy of the appraisal for the related Mortgaged Property(ies);

(h)        for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)         a copy of the applicable mortgage loan seller’s asset summary;

(j)         a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)        a copy of all zoning reports;

(l)         a copy of financial statements of the related mortgagor;

(m)       a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)        a copy of all UCC searches;

(o)        a copy of all litigation searches;

(p)        a copy of all bankruptcy searches;

(q)        a copy of the origination settlement statement;

(r)         a copy of the insurance consultant report;

(s)        a copy of organizational documents of the related mortgagor and any guarantor;

(t)         a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not covered by the origination settlement statement;

(u)        a copy of any closure letter (environmental), if not covered by the environmental reports; and

(v)        a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties, if not covered by the environmental reports;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that were not included in connection with the origination of the Mortgage Loan because such document was inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1 and Annex E-1, as applicable, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2 and Annex E-2, as applicable.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following the earlier of:

(x)       such mortgage loan seller’s discovery of any Material Defect;

(y)       such mortgage loan seller’s receipt of notice of any Material Defect from any party to the PSA; or

(z)       in the case of any Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the earlier of (A) the discovery of any Material Defect by any party to the PSA or (B) receipt of a notice of any Material Defect by the applicable mortgage loan seller,

(1)       cure such Material Defect in all material respects, at its own expense,

(2)       repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)       substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan or such REO Loan (excluding any related Serviced Companion Loan, if applicable) (provided that in no event shall any such substitution occur on or after the second anniversary of the Closing Date), and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, further, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, with respect to any Mortgage Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) (with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan or a Servicing Shift Mortgage Loan, but in all cases only prior to a Control Termination Event) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. The special servicer will determine the amount of any applicable Loss of Value Payment (with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing) and, in the case of any PSA Party Repurchase Request with respect to non-Specially Serviced Loans prior to the occurrence of a Resolution Failure, will communicate such amount to the master servicer for its enforcement action with the applicable mortgage loan seller. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, the MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related seller repurchases the related Non-Serviced Companion Loan(s) from the related Non-Serviced Securitization Trust, such seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Pari Passu Companion Loan contained in the related Non-Serviced Securitization Trust.

With respect to any Mortgage Loan (or related REO Loan), the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loans), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid), Liquidation Fees (to the extent set forth in clause (5) below) and any other additional trust fund expenses in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related mortgage loan seller and any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period).

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)       have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)       have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)        have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)        accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)        have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)         have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)        comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)        have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)         have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)         constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)        not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)         have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)       not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)        have been approved, so long as a Control Termination Event has not occurred and is not continuing, by the Directing Certificateholder;

(o)        prohibit defeasance within two years of the Closing Date;

(p)        not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q)        have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)         be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

POOLING AND SERVICING AGREEMENT

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Serviced AB Whole Loan”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to the Servicing Shift Whole Loan only while the PSA governs the servicing of such Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers”, on or after the related Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of each such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the Certificateholders. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the Certificateholders. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of any related Companion Loan (as a collective whole as if such Certificateholders and holder(s) of any related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)), as applicable, as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)       any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)       the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)       the obligation, if any, of the master servicer to make Advances;

(D)       the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)       the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)       any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)       any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)       any obligation of the master servicer or the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA and will remain responsible for the acts or omissions of any such sub-servicer. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if, among other things, the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of the Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Aggregate Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)       in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been made with respect to any Mortgage Loan (or, in the case of the Non-Serviced Whole Loans, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Serviced Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, prepayment premiums or Excess Interest with respect to any Companion Loan or with respect to any cure payable by any holder of a Subordinate Companion Loan related to a Serviced AB Whole Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for the Non-Serviced Whole Loans under the PSA.

Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to the Non-Serviced Whole Loans, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, the master servicer will deliver to any master servicer or special servicer under any pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the master servicer will deliver to the related Non-Serviced Master Servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related mortgaged properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such mortgaged properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to the Non-Serviced Whole Loans, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer, the special servicer or the trustee, as applicable, determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan(s) (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan(s), as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer, the special servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer, the special servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance;

provided, however, that if, at any time the master servicer, the special servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s, the special servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account in no event later than the 2nd business day following receipt of available and properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and, within two business days following the master servicer’s receipt of properly identified funds (to the extent consistent with the related Intercreditor Agreement), deposit amounts collected in respect of each Serviced Whole Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Aggregate Available Funds for such Distribution Date and any Yield Maintenance Charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R and Class Z certificates as set forth in the PSA generally) to make distributions of interest and principal from Non-VRR Certificate Available Funds to the holders of the Regular Certificates (other than the Class VRR Certificates), as described under “Description of the Certificates—Distributions” and the make distributions of interest and principal from the VRR Certificate Available Funds to the holders of the Class VRR Certificates, as described under “Credit Risk Retention—Eligible Vertical Interest—Material Terms of the Eligible Vertical Interest—Priority of Distribution”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”) (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class Z and Class VRR certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain two accounts (the “VRR Certificate Gain-on-Sale Reserve Account” and the “Non-VRR Certificate Gain-on-Sale Reserve Account”), each of which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders (other than of the Class VRR Certificates) and the holders of the Class VRR Certificates, respectively. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Non-VRR Certificate Gain-on-Sale Reserve Account in an amount equal to the Non-VRR Percentage multiplied by such gains and into the VRR Certificate Gain-on-Sale Reserve Account in an amount equal to the VRR Percentage multiplied by such gains. Amounts in the Non-VRR Certificate Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Non-VRR Certificate Available Funds to all amounts due and payable on the Non-VRR Certificates (including to reimburse for Non-VRR Certificate Realized Losses previously allocated to such certificates), and, amounts in the VRR Certificate Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of the VRR Certificate Available Funds to all amounts due and payable on the Class VRR Certificates (including to reimburse for VRR Certificate Realized Losses previously allocated to such Class VRR Certificates). Any remaining amounts will be held in the Non-VRR Certificate Gain-on-Sale Reserve Account and the VRR Certificate Gain-on-Sale Reserve Account, as applicable, and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates have been made

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts and the Companion Distribution Account may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)         to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Aggregate Available Funds and any prepayment premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)        to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)       to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)       to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)        to pay to the asset representations reviewer, the Asset Representations Reviewer Fee Rate and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(vi)       to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)       to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)      to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)       to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)        to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)       to recoup any amounts deposited in the Collection Account in error;

(xii)      to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)     to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)     to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)      to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)     to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)    to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)   to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)    to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)     to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan(s).

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan(s)’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan(s) or, if and to the extent permitted under the related Intercreditor Agreement, from the holder or holders of the related Serviced Companion Loan(s).

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the

Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.

Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly
Special Servicing Fee / Special Servicer

With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and each REO Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan and any related REO Loan.

First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly
Workout Fee / Special Servicer(2)

With respect to each Mortgage Loan (and any related Serviced Companion Loan) that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on the subject Mortgage Loan (and any related Serviced Companion Loan) for so long as it remains a Corrected Loan and subject to a cap described under “—Special Servicing Compensation”.

		Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	(i) With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and any related REO Property for which the special servicer	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest) and (ii) with respect to each Mortgage Loan and, in certain circumstances described in “—Special Servicer Compensation”, each Serviced Companion Loan, for which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such mortgage loan, an amount calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest) and subject to the maximum amount described under “—Special Servicing Compensation”.

Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)

All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees and similar fees, charges for beneficiary statements, Prepayment Interest Excess, interest or other income on the accounts, late payment charges, demand charges, default interest and other review fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans.

		Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.

		Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan and each Servicing Shift Mortgage Loan).	collections on deposit in the Collection Account with respect to the other Mortgage Loans.
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non Serviced Mortgage Loan).

		Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Cap.	By the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the trust.	Upon the completion of each Asset Review with respect to a Delinquent Loan.

Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.

First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.

Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.

First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.

Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
general collections on deposit in the Collection Account.
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.

First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly
Indemnification Expenses / Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)	Time to time

CREFC® Intellectual Property Royalty License Fee / CREFC®

With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.

		Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan (or any Specially Serviced Loan) and any related Serviced Companion Loan in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the Non-Serviced Whole Loans), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the Non-Serviced Whole Loans.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, REO Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.00350% to 0.04500%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that do not involve Major Decisions;

●	50% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of (i) any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Major Decisions and (ii) any Specially Serviced Loans that are items under clause (3) of Major Decisions or clause (xiii) of Mural Lofts Major Decisions;

●	100% of all assumption application fees received on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees actually collected during the related collection period in connection with the defeasance of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, if applicable (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and similar fees pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that that do not involve Major Decisions;

●	50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that (i) are non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) where the action is a Major Decision and (ii) any Specially Serviced Loans that are items under clause (3) of Major Decisions or clause (xiii) of Mural Lofts Major Decisions;

●	any and all amounts collected for checks returned for insufficient funds relating to the accounts held by the Master Servicer;

●	100% of charges for beneficiary statements actually paid by the borrowers to the extent such beneficiary statements were prepared by the Master Servicer;

●	any Prepayment Interest Excesses arising from any principal prepayments on the Mortgage Loans;

●	interest or other income earned on deposits in the collection or other accounts maintained by the master servicer (but only to the extent of the net investment earnings, if any, with respect to any such account for each collection period and, further, in the case of a servicing account or reserve account, only to the extent such interest or other income is not required to be paid to any borrower under applicable law or under the related Mortgage Loan); and

●	late payment charges, demand charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges, demand charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 18-months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee (equal to the amount by which the Servicing Fee exceeds the sum of (i) the fee payable to any initial sub-servicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.00250%) with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Midland as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (and/or sub-servicer) servicing such Non-Serviced Mortgage Loan under the applicable Non-Serviced PSA will be entitled to a primary servicing fee accruing at a rate ranging from 0.00125% to 0.02250% per annum with respect to such Non-Serviced Mortgage Loan, which, for the avoidance of doubt, is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of (i) a per annum rate of 0.25% and (ii) the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan(s) (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be equal to the lesser of (i) an amount calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or Anticipated Repayment Date) received on the Corrected Loan for so long as it remains a Corrected Loan and (ii) $1,000,000 in the aggregate with respect to any particular Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 18 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan, Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three (3) consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property. The Liquidation Fee for each Specially Serviced Loan and REO Property will be payable from the related payment or proceeds in an amount equal to the lesser of (i) a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (exclusive of default interest) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (ii) $1,000,000; provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. With respect to each Mortgage Loan and each Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable mortgage loan purchase agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or prohibited from being paid to the special servicer under the PSA (in each case, under the pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan) as to which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such Mortgage Loan and Serviced Companion Loan by the applicable mortgage loan seller following the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, the special servicer will be entitled to a fee payable from, and calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest), subject to a cap of $1,000,000; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)        within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect,

(ii)       the purchase of (A) any Mortgage Loan or related REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan or (B) a Mortgage Loan or an REO Property by a holder of a related Subordinate Companion Loan, in each case, within 90 days following the date that the first purchase option trigger occurs resulting in such purchase option holder’s purchase option becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)      the purchase of all of the Mortgage Loans and REO Properties in connection with an optional termination of the issuing entity,

(iv)      with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)        the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)       if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)        (A) except with respect to items under clause (3) of Major Decisions, 100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans and (B) 50% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans under clause (3) of Major Decisions or clause (xiii) of Mural Lofts Major Decisions,

(ii)       100% of assumption application fees received with respect to the Specially Serviced Loans and 100% of such assumption application fees for all non-Specially Serviced Loans to the extent the special servicer is processing the underlying transaction,

(iii)       (A) except with respect to items under clause (3) of Major Decisions or clause (xiii) of Mural Lofts Major Decisions, 100% of assumption, waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower and (B) 50% of assumption, waiver, consent and earnout fees and similar fees on any Specially Serviced Loan with respect to items under clause (3) of Major Decisions or clause (xiii) of Mural Lofts Major Decisions,

(iv)       any and all amounts collected for checks returned for insufficient funds relating to the accounts held by the Special Servicer,

(iv)       50% of all Excess Modification Fees and assumption fees, waiver fees, consent fees and earnout fees and similar fees received with respect to all Mortgage Loans (including the Serviced Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans to the extent the matter involves a Major Decision,

(v)       100% of charges for beneficiary statements to the extent such beneficiary statements were prepaid by the Special Servicer, and

(vi)       late payment charges, demand charges and default interest paid by the borrowers and accrued while the related Mortgage Loans were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loans since the Closing Date.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

The special servicer will also be entitled to late payment charges, demand charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any such Mortgage Loan or Serviced Companion Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation or remuneration that the master servicer or the special servicer is entitled pursuant to the PSA in connection with its respective duties in such capacities.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.0064% per annum (the “Certificate Administrator Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any Non-Serviced Mortgage Loan, any Servicing Shift Mortgage Loan and any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.00310% and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer processing the related Major Decision, to use efforts to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts that the master servicer or the special servicer, as applicable, would use to collect any borrower paid fees owed to it in accordance with the Servicing Standard, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00040% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Cap” will equal the sum of: (i) $9,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $1,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Cap; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the “CREFC® Investor Reporting Package” in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and REO Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)       120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)       the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)       30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)       30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and not otherwise dismissed within such time);

(5)       60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)       a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer within 30 days after the default, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Certificateholder (but only for so long as no Consultation Termination Event has occurred)), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents, an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents or the PSA; and provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Certificateholder (but only for so long as no Consultation Termination Event has occurred), on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of the refinancing commitment; and

(7)       immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder, as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer the related appraisal or the valuation described below, equal to the excess of:

(a)  the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)  the excess of

1.	the sum of

(a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

(b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

(c)	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

2.	the sum as of the Due Date occurring in the month of the date of determination of

(a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

(b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

(c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan will be allocated, first, to the related Subordinate Companion Loan(s) until reduced to zero, and then, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to (a) with respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, order and use efforts consistent with the Servicing Standard to obtain an appraisal, and (b) with respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, (i) conduct a valuation (such valuation, a “Small Loan Appraisal Estimate”) or (ii) order and use efforts consistent with the Servicing Standard to obtain an appraisal, within 60 days of the occurrence of an Appraisal Reduction Event (other than with respect to the Non-Serviced Whole Loans). On the first Determination Date occurring on or after the tenth business day following the master servicer’s receipt from the special servicer of the MAI appraisal or the special servicer’s Small Loan Appraisal Estimate and receipt of information requested by the master servicer from the special servicer reasonably necessary to calculate the Appraisal Reduction Amount, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal or conducted the Small Loan Appraisal Estimate referred to above within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer or the Small Loan Appraisal Estimate referred to above is conducted. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer such MAI appraisal or the Small Loan Appraisal Estimate. The special servicer will provide (via electronic delivery) the master servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within 5 business days of the master servicer’s reasonable request.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three (3) consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three (3) months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has not notified the master servicer of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, including the party to the Non-Serviced PSA that calculates the Appraisal Reduction Amount. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise the Non-Serviced Whole Loans. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loans will generally be allocated first, to any related Subordinate Companion Loan, and then, to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class G-RR certificates; second, to the Class F-RR certificates; third, to the Class E-RR certificates; fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the class A-S certificates and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”. The

resulting reduction of interest entitlements will also result in a corresponding reduction in the amount of interest available to the Class VRR Certificates.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer will be required to provide (via electronic delivery) the master servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Collateral Deficiency Amount for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan using reasonable efforts to deliver such information within 5 business days of the master servicer’s reasonable request. None of the special servicer, the operating advisor, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) with respect to any Mortgage Loan, all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The special servicer and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The special servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class, the occurrence and continuance of a Control Termination Event and the occurrence and continuance of an Operating Advisor Consultation Event, the Non-VRR Percentage of the Cumulative Appraisal Reduction Amount allocated to a Mortgage Loan or AB Modified Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class G-RR certificates, second, to the Class F-RR certificates, third, to the Class E-RR certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates and finally, to the Class A-S certificates).

For purposes of determining the Voting Rights of the Non-VRR Certificates with respect to the replacement of the special servicer and the operating advisor, the Non-VRR Percentage of the Appraisal Reduction Amount allocated to a Mortgage Loan or AB Modified Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class G-RR certificates, second, to the Class F-RR certificates, third, to the Class E-RR certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates and finally, to the Class A-S certificates).

For purposes of determining the Voting Rights of Class VRR Certificates with respect to the replacement of the special servicer and the operating advisor, the VRR Percentage of the Appraisal Reduction Amount allocated to a Mortgage Loan or AB Modified Loan will be allocated to the Class VRR Certificates.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class, the occurrence and continuance of a Control Termination Event and Voting Rights of the Non-VRR Certificates and Class VRR Certificates with respect to the replacement of the special servicer and the operating advisor, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the special servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the master servicer from the special servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with regard to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at, or with regard to, the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the special servicer to order an additional appraisal as described in this paragraph will be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to each Serviced AB Whole Loan, the holder of the related Controlling Subordinate Companion Loan may in certain circumstances post collateral to avoid a Control Appraisal Period. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Mural Lofts Whole Loan—General”.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than the Mortgaged Property securing the Non-Serviced Whole Loans and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer with (in respect of any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder or, with respect to a Serviced AB Whole Loan, the holder of the related controlling Subordinate Companion Loan prior to the occurrence and continuance of a Control Appraisal Period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and the special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the master servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, or, with respect to a Serviced AB Whole Loan, the holder of the related controlling Subordinate Companion Loan, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA and the master servicer or the special servicer, as applicable, does not take such action as described under “—The Directing Certificateholder—Control Termination Event and Consultation Termination Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event and other than in respect of any Excluded Loan, with the consent of the Directing Certificateholder) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the Non-Serviced Whole Loans), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are not Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan without the consent or approval of the Directing Certificateholder or Rating Agency Confirmation or the consent or approval of the special servicer. The master servicer will also be responsible for processing waivers, modifications, amendments and consents that are (i) Master Servicer Major Decisions with respect to non-Specially Serviced Loans and (ii) items under clause (3) of Major Decisions or with respect to the Mural Lofts Whole Loan prior to a Control Appraisal Period, any item under clause (xiii) of Mural Lofts Major Decisions with respect to Specially Serviced Loans, in either case, subject to the consent or deemed consent of the Directing Certificateholder. The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans (other than with respect to clause (3) of the definition of “Major Decision” or with respect to the Mural Lofts Whole Loan prior to a Control Appraisal Period, any item under clause (xiii) of Mural Lofts Major Decisions) and will also be responsible for processing waivers, modifications, amendments and consents that are Special Servicer Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, no special servicer or master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the issuing entity or any Trust REMIC to be subject to tax. Any agreement to a modification, waiver or amendment that constitutes a Major Decision will be subject to the process described in “—The Directing Certificateholder—Major Decisions” and “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Risk Retention Consultation Party” below.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

In connection with the processing by the master servicer of the matters described in the first paragraph of this section “—Modifications, Waivers and Amendments”, the master servicer will deliver notice thereof to the special servicer after completion (and such special servicer will promptly, prior to the occurrence of a Consultation Termination Event and other than in respect of any Excluded Loan, deliver notice thereof to the Directing Certificateholder, except to the extent that the special servicer or the Directing Certificateholder, as the case may be, notifies the master servicer that such party does not desire to receive copies of such items).

If, following any release or taking of a Mortgaged Property or any portion of a Mortgaged Property, the loan-to-value ratio (as so calculated) is greater than 125%, the master servicer or special servicer, as applicable, will require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or any successor provision, unless the related borrower provides an opinion of counsel (at the expense of the related borrower if allowed by the terms of the related Mortgage Loan documents and, if not allowed, at the expense of the trust) that, if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage).

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)       extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)       provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

With respect to any modification, waiver or amendment for which it is responsible for processing, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the applicable mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and unless a Consultation Termination Event has occurred), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred, the special servicer will be required to forward any such notice with respect to any Mortgage Loan other than an Excluded Loan to the Directing Certificateholder), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

In addition, with respect to each Serviced AB Whole Loan, so long as no Control Appraisal Period has occurred and is continuing with respect to such Whole Loan, no Major Decision may be made without the consent (or deemed consent) of the holder of the related Controlling Subordinate Companion Loan which must be obtained by the master servicer or the special servicer, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The Mural Lofts Whole Loan—Consultation and Control”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision) and the special servicer with respect to each Specially Serviced Loan and, to the extent such action is a Special Servicer Major Decision, each non-Specially Serviced Loan) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the master servicer or the special servicer, as applicable, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder (or, with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent (or deemed consent) of the holder of the related controlling Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement) (provided that such consent shall be deemed given if a response to the request for consent is not provided within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $20,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, and (z) together with all other Mortgage Loans with which it is cross collateralized or cross-defaulted or together with all other Mortgage Loans with the same or an affiliated borrower, that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the master servicer or the special servicer, as applicable, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any); provided, however, that with respect to clauses (y) and (z) of this paragraph, such Mortgage Loan will also be required to have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan with a “due-on-encumbrance” clause, the master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision) and the special servicer with respect to each Specially Serviced Loan and, to the extent such action is a Special Servicer Major Decision, each non-Specially Serviced Loan) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) master servicer or the special servicer, as applicable, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent shall be deemed given if a response to the request for consent is not provided within 10 business days(or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any) if such Mortgage Loan (1) has an outstanding principal balance that is greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans or (2) has a loan-to-value ratio greater than 85% (including any existing and proposed debt) or (3) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional loan) or (4) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $20,000,000; provided, however, that with respect to clauses (1), (2), (3) and (4), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due on sale” or “due on encumbrance” clause that is a Special Servicer Major Decision, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause. Unless the master servicer and the special servicer mutually agree that the master servicer will process such request with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent, the master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause that is a Special Servicer Major Decision and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

Any modification, extension, waiver or amendment of the payment terms of the Non-Serviced Whole Loans will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

Any action under this section that constitutes a Major Decision is also subject to the process described in “—The Directing Certificateholder—Major Decisions”, “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Risk Retention Consultation Party” below.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case, commencing in the calendar year 2018, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, first, as an expense of the holder of any related Subordinate Companion Loan(s), and then, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2017 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing (each of the following, a “Servicing Transfer Event”):

(1)       either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower has provided prior to the related maturity date a fully executed term sheet or refinancing commitment or a signed purchase and sale agreement for a refinancing of the related Mortgage Loan or sale of the Mortgaged Property (in each case subject only to typical due diligence and closing conditions) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer, which provides that a refinancing of such Mortgage Loan or Whole Loan or the sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (and the master servicer will promptly forward such documentation to the special servicer), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan has occurred with respect to that Mortgage Loan or Serviced Companion Loan, an event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan will not occur until the earlier of (1) 120 days beyond the related maturity date and (2) the date on which such documentation expires;

(2)       as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)       as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding; provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period), or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)       as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)       as to which, in the judgment of the master servicer, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)       as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (or, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 60 days); or

(7)       as to which the master servicer determines that (a) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (b) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable)), and (c) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days; provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of imminent default under clause (5) or (7) above. Upon receipt of any such written notice, the master servicer will deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (5) or (7) above and the reasons for such determination, and such determination shall be conclusive with respect to a servicing transfer at that time.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (1) and (2) of the definition of Specially Serviced Loans, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (3), (4), (5) and (7) of the definition of Specially Serviced Loans, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (6) of the definition of Specially Serviced Loans, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Final Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event);

●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or, if such related Serviced Companion Loan has not been included in a securitization transaction, to the holders of the related Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information to the extent reasonably determinable based on the information that was delivered to the Special Servicer in connection with the transfer of servicing pursuant to the special servicing transfer event:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days)) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 5-business day or 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Certificateholder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder or the holder of the related controlling Subordinate Companion Loan that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan or by the special servicer to the holder of the related controlling Subordinate Companion Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor promptly following completion of each Directing Certificateholder Asset Status Report Approval Process. The Operating Advisor’s review of any such Final Asset Status Report shall only provide background information to support the Operating Advisor’s duties concerning the special servicer’s compliance with the Servicing Standard. See “—The Directing Certificateholder—Major Decisions—Control Termination Event, Consultation Termination Event and

Operating Advisor Consultation Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder. The operating advisor will be required to provide comments to the special servicer in respect of any such Asset Status Report within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action, if any, and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder) in connection with the special servicer’s preparation of any Asset Status Report that is provided while an Operating Advisor Consultation Event has occurred and is continuing. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this and the immediately preceding paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”. See also “––The Directing Certificateholder––Major Decisions––Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder (other than with respect to an Excluded Loan or, prior to the occurrence and continuance of a Control Appraisal Period, a Serviced AB Whole Loan ), will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)       such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)       there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three (3) year period will not result in the imposition of a tax on any Trust REMIC or the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the holder of the related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or provide to the master servicer for it to deposit) all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender (taking into account the pari passu or subordinate nature of any Companion Loans, as applicable)) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of each Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loans, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the special servicer will be entitled to a liquidation fee to the same extent that the special servicer would be entitled to such liquidation fee had such Non-Serviced Mortgage Loan been a Serviced Mortgage Loan. In the absence of a cash offer at least equal to the Purchase Price, the special servicer may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 60 days if the related borrower has provided the master servicer or the special servicer with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer (and the party receiving such commitment will promptly forward a copy of such commitment or application to the master servicer or the special servicer, as applicable, if it is not evident that a copy has been delivered to such other party); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior

9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

Subject to the requirement to sell any REO Property within as specified in “––Realization Upon Mortgage Loans” in this prospectus and the other provisions of the PSA, the special servicer may offer to sell any such REO Property if and when the special servicer determines, consistent with the Servicing Standard that such sale would be in the best economic interest of the issuing entity and the related Companion Loan Holders. The price at which the REO Property is sold shall be determined in a manner similar to that with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” is any person who is (i) the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer, any holder of a related mezzanine loan (but only with respect to the related Mortgage Loan) or any known affiliate of any such party described above, or (ii) with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. With respect to each Serviced AB Whole Loan, the special servicer will be permitted to sell the related Subordinate Companion Loan(s) along with the related Mortgage Loan and Pari Passu Companion Loans if it determines that a sale of such Serviced AB Whole Loan would maximize recoveries on the such Whole Loan in accordance with the Servicing Standard and the Special Servicer will be entitled to a Liquidation Fee for the entire Serviced AB Whole Loan. The special servicer will not be permitted to sell a Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. In addition, with respect to each Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period with respect to a Subordinate Companion Loan, the special servicer will only be permitted to sell the related Mortgage Loan for less than the Purchase Price with the consent of the holder of such Subordinate Companion Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Serviced AB Whole Loan”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

In addition, with respect to the Servicing Shift Mortgage Loan, if a Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will (A) be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans other than any Excluded Loan or Servicing Shift Mortgage Loan, (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan or Servicing Shift Mortgage Loan), as to all matters constituting Special Servicer Major Decisions, (3) the Master Servicer with regard to non-Specially Serviced Loans (other than any Excluded Loan or Servicing Shift Mortgage Loan) with regard to Master Servicer Major Decisions and (4) the Master Servicer with regard to Specially Serviced Loans (other than any Excluded Loan or Specially Serviced Mortgage Loan) with regard to clause (3) of the definition of “Major Decisions” or with respect to the Mural Lofts Whole Loan prior to a Control Appraisal Period, any item under clause (xiii) of Mural Lofts Major Decisions and (B) have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any matter for which the consent of the Directing Certificateholder is required or for which the Directing Certificateholder has the right to direct the master servicer or the special servicer, as applicable, to the extent no specific time period for deemed consent is expressly stated, in the event no response from the Directing Certificateholder is received within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) following written request for input and all reasonably requested information on any required consent or direction, the Directing Certificateholder will be deemed to have consented to or approved the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be (i) with respect to the Servicing Shift Mortgage Loan, the related Loan-Specific Directing Holder, and (ii) with respect to each Mortgage Loan (other than the Servicing Shift Mortgage Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)       absent that selection, or

(2)       until a Directing Certificateholder is so selected, or

(3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or its affiliate.

The “Loan-Specific Directing Holder” means, with respect to the Lightstone Portfolio Whole Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the applicable Servicing Shift Securitization Date, the “Loan-Specific Directing Holder” with respect to the related Servicing Shift Whole Loan will be the holder of the related Control Note, which is DBNY (or an affiliate). On or after the applicable Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to the related Servicing Shift Whole Loan.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any date of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if at any time the Certificate Balances of the certificates (other than the Control Eligible Certificates and the Class VRR Certificates) have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the Controlling Class will be the most subordinate class among the Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be Class G-RR certificates.

The “Control Eligible Certificates” will be any of the Class E-RR, Class F-RR and Class G-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the trust. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, (x) neither the master servicer nor the special servicer will be permitted to take (or to the extent contemplated in the third succeeding paragraph, consent to the master servicer taking) any of the following actions and (y) the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions that are Special Servicer Major Decisions, in each case, as to which the Directing Certificateholder has objected in writing within 10 business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt of a written report by the master servicer or special servicer, as applicable, describing in reasonable detail (i) the background and circumstances requiring action of the master servicer or special servicer, as applicable, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Certificateholder, and in the master servicer’s or special servicer’s, as applicable, possession in order to grant or withhold such consent, which report may (in sole discretion of the special servicer) take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the master servicer or special servicer, as applicable, within such 10 business day (or 30 day) period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following, a “Major Decision”:

(1)       (a) any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, (b) any extension of the maturity date of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or (c) any modification, waiver, consent or amendment of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to a (i) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan documents other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable Mortgage Loan documents do not otherwise permit such principal prepayment;

(2)       any property management company changes for which the lender is required to consent or approve under the Mortgage Loan documents with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with a Stated Principal Balance greater than $2,500,000 or franchise changes for which the lender is required to consent or approve under the Mortgage Loan documents;

(3)       any determination of an Acceptable Insurance Default;

(4)       any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Mortgage Loan, or any action to enforce rights with respect to the Mortgage Loan;

(5)       any sale of a Defaulted Mortgage Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates” in this prospectus) or a Defaulted Mortgage Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(6)       any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(7)       requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan, (ii) release of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of such conditions to the release set forth in the related Mortgage Loan documents that do not include any approval or exercise of lender discretion)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

(8)        any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or direct or indirect interests in the related borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(9)        releases of any material amount from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows (or reserves) or earn-out escrows (or reserves), including, without limitation, with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and for which there is no lender discretion;

(10)       any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in the related borrower or guarantor releasing such borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and for which there is no lender discretion;

(11)       any exercise of a material remedy with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default of such Mortgage Loan or Serviced Whole Loan;

(12)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan as come into and continue in default;

(13)       any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents; and

(14)       consents involving leasing activities (to the extent lender approval is required under the related Mortgage Loan documents) if (1) such lease involves a ground lease or lease of an outparcel, (2) such lease affects an area equal to or greater than the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area of the related Mortgaged Property, or (3) such transaction is not a routine leasing matter for a customary lease of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes;

provided, however that (i) prior to a Mural Lofts Control Appraisal Period, “Major Decision” shall refer to a “Mural Lofts Major Decision” and provided, further, that if the master servicer or the special servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any applicable Serviced Whole Loan, the holders of any related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holders constituted a single lender) and the master servicer or the special servicer, as applicable, has made a reasonable effort to contact the Directing Certificateholder, the master servicer or the special servicer, as applicable, may take any such action without waiting for the Directing Certificateholder’s response.

Subject to the terms and conditions of this section,, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan, except for matters under clause (3) of Major Decisions or with respect to the Mural Lofts Whole Loan prior to a Control Appraisal Period, any item under clause (xiii) of Mural Lofts Major Decisions, (b) the special servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer mutually agree that the master servicer will process such request, (c) the master servicer will process all requests for any matter that constitutes a (i) Master Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) or (ii) matter under clause (3) of the definition of “Major Decisions” or with respect to the Mural Lofts Whole Loan prior to a Control Appraisal Period, any item under clause (xiii) of Mural Lofts Major Decisions with respect to Specially Serviced Loans, (d) the master servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) only to the extent the master servicer and the special servicer mutually agree that the master servicer will process such request and (e) the master servicer will process all requests for any matter that is not a Major Decision without any obligation to obtain the consent of or consult with any other person. Upon receiving a request for any matter that constitutes a Special Servicer Major Decision, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the master servicer will be required to forward such request to the special servicer and the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Special Servicer Major Decision. With respect to a Special Servicer Major Decision, the master servicer will continue to cooperate with the special servicer by delivering to the special servicer any requested additional information in the master servicer’s possession. However, the special servicer will continue to interface with the borrower in connection with the processing and resolution of any particular Major Decision. Notwithstanding the foregoing, the master servicer and special servicer may mutually agree, to the extent permitted under the PSA, that the master servicer will process a Special Servicer Major Decision (including interfacing with the borrower and providing a written recommendation and analysis to the special servicer and the Directing Certificateholder) with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent.

“Master Servicer Major Decision” means (a) (i) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan (in each case other than the Mural Lofts Whole Loan prior to a Control Appraisal Period) and (ii) with respect to the Mural Lofts Whole Loan following a Control Appraisal Period, any Major Decision under clauses (1)(c)(i), (1)(c)(ii), and (2) through (4) of the definition of “Major Decision” and (b) with respect to the Mural Lofts Whole Loan prior to a Control Appraisal Period, any Mural Lofts Major Decision under clauses (ix), (x) and (xiii) of the definition of “Mural Lofts Major Decision”.

“Special Servicer Major Decision” means (a) (i) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan (in each case other than the Mural Lofts Whole Loan prior to a Control Appraisal Period) and (ii) with respect to the Mural Lofts Whole Loan following a Control Appraisal Period, any Major Decision under clauses (1)(a), (1)(b), (1)(c)(iii), and (5) through (14) of the definition of “Major Decision” and (b) with respect to the Mural Lofts Whole Loan prior to a Control Appraisal Period, any Mural Lofts Major Decision under clauses (i) through (viii), (xi) through (xii) and (xiv) of the definition of “Mural Lofts Major Decision”.

With respect to any borrower request or other action on a non-Specially Serviced Loan that is not a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer or the Directing Certificateholder.

Any action under this section that constitutes a Major Decision is also subject to the process described in “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Risk Retention Consultation Party” below.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of the Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, neither the master servicer nor the special servicer, as applicable, will be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions that it is processing or, in the case of the special servicer, any Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or special servicer, as applicable. In the event the master servicer or special servicer, as applicable, receives no response from the Directing Certificateholder within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) following its written request for input on any required consultation, the master servicer or special servicer, as applicable, will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the master servicer or special servicer, as applicable, from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan, and will be entitled to replace such Excluded Special Servicer at any time with or without cause. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.  The resigning special servicer will not have any liability for the identity or actions of the newly appointed Excluded Special Servicer, and absent negligence, willful misconduct or bad faith on the part of such resigning special servicer, such resigning special servicer and its directors, members, managers, officers, employees and agents will be entitled to indemnification under the PSA. See “—Limitation on Liability; Indemnification” in this prospectus.

Prior to an Operating Advisor Consultation Event (whether or not a Control Termination is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer received the Directing Certificateholder’s approval or deemed approval to such Major Decision Reporting Package (each such approved (or deemed approved) Major Decision Reporting Package, a “Final Major Decision Reporting Package”) and, after the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the special servicer’s written request for the operating advisor’s input regarding the Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions it is processing or for which it must give its consent, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class E-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class;

provided that prior to the applicable Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to a Loan-Specific Directing Holder and the term “Consultation Termination Event” will not be applicable to such Loan-Specific Directing Holder; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates (other than the Control Eligible Certificates and the Class VRR Certificates) have been reduced to zero.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided that prior to the applicable Servicing Shift Securitization Date, no Control Termination Event may occur with respect to the Loan-Specific Directing Holder, and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Holder; provided, further, that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates (other than the Control Eligible Certificates and the Class VRR Certificates) have been reduced to zero. With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event will be deemed to have occurred and be continuing and a Consultation Termination Event will be deemed to have occurred, in each case, with respect to an Excluded Loan.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the Class E-RR, Class F-RR and Class G-RR certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s or the holder of the controlling Subordinate Companion Loan’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loans, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans, as applicable, and, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of any Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions and consent rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)       may act solely in the interests of the holders of the Controlling Class;

(c)       does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)       may take actions that favor the interests of the holders of the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)       will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a)–(d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each certificateholder will acknowledge and agree, by its acceptance of its certificates, that the controlling noteholders of any Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan or their respective designees (e.g. the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Risk Retention Consultation Party

The “Risk Retention Consultation Party” will be the party selected by the holders of more than 50% of the Class VRR Certificates. DBNY is expected to be appointed as the initial Risk Retention Consultation Party.

Notwithstanding anything to the contrary herein, if a Mortgage Loan (other than a Mortgage Loan with respect to which the Risk Retention Consultation Party or the holder of more than 50% of the Class VRR Certificates is a Borrower Party) becomes a Specially Serviced Loan, the Risk Retention Consultation Party will have non-binding consultation rights in respect of any action by the special servicer constituting a Major Decision, and the special servicer, prior to taking any such action, will be required to consult with the Risk Retention Consultation Party.

In addition, during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan (other than a Mortgage Loan with respect to which the Risk Retention Consultation Party or the holder of more than 50% of the Class VRR Certificates is a Borrower Party), the Risk Retention Consultation Party will have non-binding consultation rights in respect of any action by the master servicer or the special servicer constituting a Major Decision and the master servicer or the special servicer, as applicable, prior to taking any such action, will be required to consult with the Risk Retention Consultation Party.

In the event the master servicer or the special servicer, as applicable, receives no response from the Risk Retention Consultation Party within 10 days following the later of (i) the master servicer’s or the special servicer’s, as applicable, written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by the Risk Retention Consultation Party related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Risk Retention Consultation Party solely with respect to the specific matter.

Limitation on Liability of the Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Party will not be protected against any liability to the holders of the Class VRR Certificates that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of obligations or duties owed to the holders of the Class VRR Certificates.

Each Certificateholder will acknowledge and agree, by its acceptance of its Certificates, that the Risk Retention Consultation Party:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates other than the holders of the Class VRR Certificates;

(b)       may act solely in the interests of the holders of the Class VRR Certificates;

(c)       does not have any liability or duties to the holders of any Class of Certificates or other than the holders of the Class VRR Certificates;

(d)       may take actions that favor the interests of the holders of the Class VRR Certificates, over the interests of the holders of one or more other Classes of Certificates; and

(e)       will have no liability whatsoever (other than to the holders of the Class VRR Certificates) for having so acted as set forth in (a) – (e) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the Servicer or the Special Servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of the Mortgage Loan, any law, Accepted Servicing Practices or the provisions of the Trust and Servicing Agreement, will not result in any liability on the part of the Servicer or Special Servicer.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates, any Certificateholder or any third party. The operating advisor is not providing special servicing or sub servicing services and will not be charged with changing the outcome on any particular Specially Serviced Loan. Potential investors should be aware that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional oversight with respect to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to the Non-Serviced Whole Loans (each of which will be serviced pursuant to a Non-Serviced PSA) or any related REO Properties. However, Pentalpha Surveillance LLC is also the operating advisor under the JPMCC 2017-JP7 Pooling and Servicing Agreement and the DBPJM 2017-C6 Pooling and Servicing Agreement and, in these capacities, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicer pursuant to JPMCC 2017-JP7 Pooling and Servicing Agreement and the DBPJM 2017-C6 Pooling and Servicing Agreement, as the case may be, that are substantially similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard. Except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of Operating Advisor at All Times

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Whole Loan, the operating advisor’s obligations will generally consist of the following:

(a)       reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b)       promptly reviewing (i) all reports by the special servicer made available to Privileged Persons on the certificate administrator’s website, and (ii) each Final Asset Status Report;

(c)       recalculating and reviewing for accuracy and consistency with the PSA, mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)       preparing an annual report (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the special servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), in accordance with the Operating Advisor Standard, as described below under “—Annual Report”.

In connection with the performance of the duties described in clause (c) above:

(i)       after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)       if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)       if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loans (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), but not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report.

Based on the operating advisor’s review of (i) any Assessment of Compliance Report, any Attestation Report and any other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year and (ii) (A) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Final Major Decision Reporting Package or (B) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the operating advisor will ((i) if any Mortgage Loans were Specially Serviced Loans at any time during the prior calendar year or (ii) if the Operating Advisor was entitled to consult with the Special Servicer with respect to any Major Decision during the prior calendar year) be required to prepare an annual report substantially in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on a “trust-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. In preparing any such operating advisor’s annual report, the operating advisor (i) will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion. Each such operating advisor’s annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in “—Other Obligations of Operating Advisor” below regarding Privileged Information.

Only as used in connection with the operating advisor’s annual report, the term “trust-level basis” refers to the special servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Major Decision Reporting Package (during the continuance of an Operating Advisor Consultation Event), Asset Status Report (during the continuance of an Operating Advisor Consultation Event), Final Major Decision Reporting Package, Final Asset Status Report and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer will be given an opportunity to review any annual report produced by the operating advisor at least five (5) business days prior to such annual report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations and the operating advisor will not be subject to liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to Major Decisions processed by the special servicer or for which consent of the special servicer is required as described under “—The Directing Certificateholder—Major Decisions”.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)     that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor in its capacity as special servicer or operating advisor on such CMBS transaction as the sole or a material factor in such rating action;

(ii)    that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)   that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a Borrower Party, a Third Party Purchaser, a mortgage loan seller, the Directing Certificateholder, or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)  that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)   that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)  that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer, the Directing Certificateholder or the Risk Retention Consultation Party in connection with the Directing Certificateholder’s or the Risk Retention Consultation Party’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report or Final Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or the Risk Retention Consultation Party, on the one hand, and the special servicer, on the other hand, related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA or the Risk Retention Consultation Party’s consultation rights, (ii) any strategically sensitive information (including, without limitation, any information contained within any Asset Status Report or Final Asset Status Report) that the special servicer has labeled and reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor will be required to keep all such labeled Privileged Information confidential and will not be permitted to disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the operating advisor’s annual report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by an opinion of counsel (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Certificateholder (other than with respect to any Excluded Loan), the operating advisor, the asset representations reviewer, the certificate administrator and the trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”. However, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the operating advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will be required to, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan noteholder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

The operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of a majority of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor will be permitted to resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger.

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to the asset representations reviewer and to all Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which JPMCB (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after April 1, 2007, the highest percentage of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between January 1, 2012 and September 30, 2017 was approximately 66.2%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent 18.4% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote.

If Certificateholders evidencing not less than 5% of the aggregate Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights.

Review Materials.

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i)–(v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide or make available, the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)    a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)   a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)  a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)  a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)   a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)  a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)  any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to any Mortgage Loan are missing any document delivered in connection with the origination of the related Mortgage Loan that are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

In addition, with respect to any Delinquent Loan, that is a Non-Serviced Mortgage Loan, to the extent any documents required by the asset representations reviewer to complete a Test are missing or have not been received from the related mortgage loan seller, the asset representations reviewer will request such document(s) from the related Non-Serviced Master Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Master Servicer) or the related Non-Serviced Special Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Special Servicer).

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer will be required to prepare a preliminary report with respect to each Delinquent Loan within 40 business days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator unless the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan, in which case no preliminary report will be required. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession or by the related mortgage loan seller within 10 business days following the request by the asset representations reviewer as described above, the asset representations reviewer will list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the master servicer or the special servicer, as applicable. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has neither performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Certificateholder or any of their respective affiliates, nor been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)    any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)   any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)  any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)    the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)   the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA and each Rating Agency. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, with or without cause, at any time, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 50% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Controlling Class Certificateholders or the Directing Certificateholder on its behalf will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan, and will be entitled to replace such Excluded Special Servicer at any time, with or without cause. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) (A) confirms in writing that it was appointed to act as, and currently serves as, special servicer on a transaction level basis on the closing date of a commercial mortgage backed securitization with respect to which Moody’s rated one or more classes of certificates and one or more of such classes of certificates are still outstanding and rated by Moody’s and (B)is not a special servicer that has been publicly cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, (vii) currently has a special servicer rating of at least “CSS3” from Fitch, and (viii) is currently acting as a special servicer in a transaction rated by DBRS and has not been publicly cited by DBRS as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Notwithstanding the foregoing, the rights of the Certificateholders described above will not apply to the replacement of the special servicer with respect to any Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period. The holder of the related Controlling Subordinate Companion Loan, prior to the occurrence and continuance of a Control Appraisal Period, will have the right to replace the special servicer solely with respect to such Serviced AB Whole Loan.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website) of holders of Principal Balance Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not affiliated with each other). In the event the holders of Principal Balance Certificates evidencing at least a majority of a quorum of Certificateholders elect to remove and replace the special servicer, the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense. Notwithstanding the foregoing, the operating advisor will not be permitted to recommend the replacement of the special servicer with respect to a Serviced AB Whole Loan so long as such Serviced AB Whole Loan is not subject to a Control Appraisal Period under the related intercreditor agreement.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) or the holder of the related Subordinate Companion Loan(s) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)   any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA and compliance with Regulation AB, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)    either of Moody’s or DBRS (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Moody’s or DBRS within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)   the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of (i) Certificateholders entitled to 25% of the Voting Rights, (ii) for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan) or (iii) the Risk Retention Consultation Party (solely with respect to the special servicer and other than with respect to a mortgage loan with respect to which the Risk Retention Consultation Party or a holder of more than 50% of the VRR Certificates is a Borrower Party), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to 25% of the Voting Rights, or, for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of an Excluded Loan, the Directing

Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing and other than with respect to an Excluded Loan, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Directing Certificateholder) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

Notwithstanding the foregoing, the rights of the Certificateholders described above will not apply to the replacement of the special servicer with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period. The holder of the related Controlling Subordinate Companion Loan, prior to the occurrence and continuance of a Control Appraisal Period, will have the right to replace the special servicer solely with respect to such Serviced AB Whole Loan.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f) or (g) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66 2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f) or (g) of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer and the Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms of the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), certificate administrator, asset representations reviewer or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan, any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property (or with respect to the operating advisor and/or asset representations reviewer, incurred in connection with the provision of services for such Non-Serviced Mortgage Loan) under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the depositor, the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced

Companion Loans (as a collective whole), taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to it in each capacity for which it serves under the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case other than a holder or Certificate Owner of a Class VRR Certificate) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) obtains knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, either a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”) and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to a PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to a PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or

(vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such PSA Party Repurchase Request, along with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such PSA Party Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for the responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will, within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action indicating a recommendation to undertake mediation or arbitration, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice is posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller, provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer (in consultation with the Directing Certificateholder so long as no Consultation Termination Event has occurred and is continuing). For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within 30 days of written notice of the Enforcing Party’s selection of mediation or arbitration, as the case may be. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party, provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer (in consultation with the Directing Certificateholder so long as no Consultation Termination Event has occurred and is continuing). All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For the avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation).

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Servicing Shift Mortgage Loan

The servicing of the Servicing Shift Mortgage Loan, is expected to be governed by the PSA only temporarily, until the applicable Servicing Shift Securitization Date. From and after the applicable Servicing Shift Securitization Date, each Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of such Servicing Shift PSA. Although the related Intercreditor Agreements impose some requirements regarding the terms of each of the Servicing Shift PSAs (and it is expected that such Servicing Shift PSAs will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitizations to which the related Control Notes are to be contributed have not been determined, and accordingly, the servicing terms of such Servicing Shift PSAs are unknown. See “Risk Factors—The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers”, “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Servicing of the Non-Serviced Mortgage Loans

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA (other than the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement and the BXP Trust 2017-GM Trust and Servicing Agreement, which are described below) will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the JPMDB 2017-C7 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA; provided, that with respect to the 245 Park Avenue Mortgage Loan, the liquidation fee payable to the related Non-Serviced Special Servicer in the event of a liquidation of the related Whole Loan is 0.50% of the net liquidation proceeds, and the workout fee payable to such Non-Serviced Special Servicer in the event of a workout of the related Whole Loan is 0.50% of each applicable payment, and neither fee is subject to a $1,000,000 aggregate cap or $25,000 minimum; provided, further, that with respect to the General Motors Building Mortgage Loan, the special servicing fee payable to the related Non-Serviced Special Servicer in the event of the related Whole Loan becoming a specially serviced Whole Loan is computed at a rate equal to 0.00125% per annum, the liquidation fee payable to the related Non-Serviced Special Servicer in the event of a liquidation of the related Whole Loan is 0.15% of the net liquidation proceeds, and the workout fee payable to such Non-Serviced Special Servicer in the event of a workout of the related Whole Loan is 0.15% of each applicable payment, and no such fee is subject to a $1,000,000 aggregate cap or $25,000 minimum.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicers under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Major Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the applicable master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the JPMDB 2017-C7 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the applicable master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the General Motors Building Mortgage Loan

The General Motors Building Mortgage Loan will be serviced pursuant to the BXP Trust 2017-GM Trust and Servicing Agreement. The servicing terms of the BXP Trust 2017-GM Trust and Servicing Agreement will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the following:

●	The General Motors Building Servicer earns a servicing fee with respect to the General Motors Building Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the General Motors Building Whole Loan becoming a specially serviced loan under the BXP Trust 2017-GM Trust and Servicing Agreement, the General Motors Building Special Servicer will earn a special servicing fee payable monthly with respect to the General Motors Building

Mortgage Loan accruing at a rate equal to 0.05% per annum, until such time as the General Motors Building Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●	The General Motors Building Special Servicer will be entitled to a workout fee equal to 0.15% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the General Motors Building Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The General Motors Building Special Servicer will be entitled to a liquidation fee equal to 0.15% of net liquidation proceeds received in connection with the liquidation of the General Motors Building Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The BXP Trust 2017-GM Trust and Servicing Agreement does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to BXP Trust 2017-GM Trust and Servicing Agreement.

●	The BXP Trust 2017-GM Trust and Servicing Agreement does not provide for an operating advisor (or equivalent party) with respect to the General Motors Building Whole Loan.

●	The BXP Trust 2017-GM Trust and Servicing Agreement does not require the General Motors Building Servicer to make the equivalent of compensating interest payments in respect of the General Motors Building Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The General Motors Building Whole Loan”.

Prospective investors are encouraged to review the full provisions of the BXP Trust 2017-GM Trust and Servicing Agreement, which is available by requesting a copy from the underwriters.

Servicing of the 245 Park Avenue Mortgage Loan

The 245 Park Avenue Whole Loan, which includes the 245 Park Avenue Mortgage Loan and any related REO Property, is expected to be serviced and administered under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement. Accordingly, the 245 Park Avenue Trust 2017-245P Servicer (or, if it fails to do so, the trustee under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement) will generally make property protection advances, unless it is determined in accordance with the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement that such property protection advance would not be recoverable from related collections. However, no such party will make a P&I Advance with respect to the 245 Park Avenue Mortgage Loan. The 245 Park Avenue Trust 2017-245P Servicer will generally also remit collections on the 245 Park Avenue Mortgage Loan to or on behalf of the trust for this securitization. However, the master servicer for this securitization will generally be obligated to compile reports that include information on the 245 Park Avenue Mortgage Loan, and, to the extent required by the Servicing Standard, to enforce the rights of the trust as the holder for this securitization of the 245 Park Avenue Mortgage Loan under the terms of the related co-lender agreement and make P&I Advances with respect to the 245 Park Avenue Mortgage Loan, subject to any non-recoverability determination. The 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement and the PSA are both expected to address similar servicing matters, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the mortgaged properties; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted mortgage loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the serviced mortgage loans; servicing reports; servicer liability and indemnification; servicer resignation, servicer termination events; and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. Nonetheless, the servicing arrangements under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement are expected to differ in certain respects from the servicing arrangements under the PSA. For example, the provisions of the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement and the PSA are expected to differ with respect to, among other things, time periods and timing matters, terminology, allocation of duties between multiple servicers and other service providers, the specifics of particular servicer termination events, notices to and communications with applicable rating agencies and rating confirmation requirements. Below are certain matters regarding the servicing of the 245 Park Avenue Mortgage Loan for your consideration:

●	The master servicer, the special servicer, the certificate administrator and the trustee under the PSA will have no obligation or authority to (a) supervise the actions of the 245 Park Avenue Trust 2017-245P Servicer, the 245 Park Avenue Trust 2017-245P Special Servicer or the trustee or the certificate administrator under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement or (b) make Servicing Advances with respect to the 245 Park Avenue Mortgage Loan. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to the 245 Park Avenue Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the 245 Park Avenue Trust 2017-245P Servicer or the 245 Park Avenue Trust 2017-245P Special Servicer.

●	The 245 Park Avenue Trust 2017-245P Servicer will earn a primary servicing fee with respect to the 245 Park Avenue Mortgage Loan at a rate equal to 0.00125% per annum.

●	Pursuant to the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the 245 Park Avenue Mortgage Loan are expected to be generally similar to the corresponding fee payable under the PSA, except that the liquidation fee and the workout fee payable under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement each have a fixed fee rate of 0.50% and neither is subject to a $1,000,000 aggregate cap or a $25,000 minimum fee.

●	The 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement and the PSA may vary as regards to the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset expenses, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and such items will not be passed through to the trust for this securitization transaction.

●	Property protection advances with respect to the 245 Park Avenue Whole Loan are reimbursable out of related collections, together with interest thereon at a prime rate. If the 245 Park Avenue Trust 2017-245P Servicer determines that a property protection advance it made with respect to the 245 Park Avenue Whole Loan or the related Mortgaged Property is nonrecoverable, such property protection advance will be reimbursed in full from any collections on the 245 Park Avenue Whole Loan before any allocation or distribution is made in respect of the principal and interest payments on the 245 Park Avenue Whole Loan. In the event that collections received after the final liquidation of the 245 Park Avenue Whole Loan or the related Mortgaged Property are not sufficient to reimburse such property protection advances in full or pay other fees and trust fund expenses in full, the issuing entity will be required to pay its pro rata share of such fees and expenses as described above.

●	In the event that the 245 Park Avenue Trust 2017-245P Servicer determines that the monthly debt service advances on the 245 Park Avenue Companion Loans are nonrecoverable, and the master servicer also determines that any P&I Advances on the 245 Park Avenue Mortgage Loan are nonrecoverable, such advances will be reimbursed first in the following order before any amounts are allocated or distributed in respect of the interest or principal payment on the 245 Park Avenue Mortgage Loan or the 245 Park Avenue Pari Passu Companion Loans: first such advances on the 245 Park Avenue Mortgage Loan and the 245 Park Avenue Pari Passu Companion Loans will be reimbursed on a pro rata and pari passu basis, and then such advances on the 245 Park Avenue Subordinate Companion Loans will be reimbursed.

●	The 245 Park Avenue Trust 2017-245P Servicer is expected to be generally responsible for servicing and administration of the 245 Park Avenue Mortgage Loan prior to the occurrence of, and after the correction of, any special servicing loan event with respect to the 245 Park Avenue Mortgage Loan, and the 245 Park Avenue Trust 2017-245P Special Servicer is expected to be generally responsible for servicing and administration of the 245 Park Avenue Mortgage Loan while a special servicing loan event exists with respect thereto or if the related Mortgaged Property becomes an REO Property. However, the consent (or deemed consent) of the 245 Park Avenue Trust 2017-245P Special Servicer (subject to the rights of the 245 Park Avenue Trust 2017-245P Directing Certificateholder) is generally expected to be required for all major decisions with respect to the 245 Park Avenue Whole Loan even if no special servicing loan event exists with respect thereto. The major decisions and special servicing loan events under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement are expected to vary, in some respects, from Major Decisions and servicing transfer events under the PSA.

●	The trustee under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement is expected to be the mortgagee of record with respect to the 245 Park Avenue Whole Loan.

●	The custodian under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement is expected to generally be responsible for holding the loan documents with respect to the 245 Park Avenue Whole Loan (other than the original promissory note for the 245 Park Avenue Mortgage Loan and any allonges thereto). However, from time to time to the extent necessary for the servicing and administration of the 245 Park Avenue Whole Loan, related loan documents will be released to the 245 Park Avenue Trust 2017-245P Servicer or the 245 Park Avenue Trust 2017-245P Special Servicer.

●	The 245 Park Avenue Master Servicer (if the 245 Park Avenue Whole Loan is not subject to special servicing) or the 245 Park Avenue Special Servicer (if the 245 Park Avenue Whole Loan is subject to servicing) (subject to, if and when applicable, the consent/consultation rights of the 245 Park Avenue Trust 2017-245P Directing Certificateholder and the 2017-245P Operating Advisor), are expected to be able to agree to modify, waive or amend any term of such Whole Loan if such modification, waiver or amendment (i) is consistent with the related servicing standard and (ii) would not (A) cause any REMIC created under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement to fail to qualify as a REMIC under the Code or (B) result in the imposition of a tax upon any such REMIC. However, neither the 245 Park Avenue Trust 2017-245P Servicer nor the 245 Park Avenue Trust 2017-245P Special Servicer may extend the maturity date of the 245 Park Avenue Whole Loan beyond the date that is the earlier of (a) 5 years prior to the latest rated final distribution date and (b) 20 years, or, to the extent consistent with accepted servicing practices, giving due consideration to the remaining term of the ground lease, 10 years, prior to the current term of the ground lease plus any options to extend the ground lease exercisable unilaterally by the related borrower.

●	The 245 Park Avenue Trust 2017-245P Special Servicer is expected to be required to take actions with respect to the 245 Park Avenue Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not identical, to the actions described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

●	The 245 Park Avenue Trust 2017-245P Servicer and the 245 Park Avenue Trust 2017-245P Special Servicer are each expected to be permitted to resign from their respective obligations and duties imposed on them pursuant to the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement upon a determination that such duties are no longer permissible under applicable law or to the extent the 245 Park Avenue Trust 2017-245P Special Servicer becomes a borrower affiliate.

●	The servicing transfer events of the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement that would cause the 245 Park Avenue Whole Loan to become specially serviced are expected to be similar, but not identical, to those of the PSA.

●	Each of the 245 Park Avenue Trust 2017-245P Servicer and the 245 Park Avenue Trust 2017-245P Special Servicer are expected to be liable in accordance with the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement only to the extent of their obligations specifically imposed by that agreement. Accordingly, in general, each of the 245 Park Avenue Trust 2017-245P Servicer and the 245 Park Avenue Trust 2017-245P Special Servicer will not be liable for any action taken, or for refraining from the taking of any action in good faith pursuant to the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach or representations or warranties made by it in the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement.

The 245 Park Avenue Trust 2017-245P Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Loans—The 245 Park Avenue Whole Loan—Special Servicer Appointment Rights” in this prospectus.

The 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement is expected to provide that each of the 245 Park Avenue Trust 2017-245P Servicer and the 245 Park Avenue Trust 2017-245P Special Servicer (and, in each case, certain related persons) will be entitled to indemnification for all losses, liabilities and expenses (including reasonable legal fees and expenses) incurred in connection with any legal action or other claims, losses, penalties, fines, foreclosures, judgments or liabilities relating to the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, the 245 Park Avenue Whole Loan, the 245 Park Avenue Intercreditor Agreement, the related Mortgaged Property or certificates issued under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement (other than any loss, liability or expense incurred by such party by reason of willful misconduct, bad faith or negligence by it in the performance of its duties or by reason of negligent disregard of its obligations and duties under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement). The 245 Park Avenue Intercreditor Agreement requires that the PSA provide that any master servicer, special servicer, certificate administrator, trustee, operating advisor or depositor under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement and any director, officer, employee or agent of any of them will be entitled to indemnification by the trust fund for this securitization transaction against such trust fund’s pro rata share of any loss, liability, claim, cost or expense incurred in connection with the servicing and administration of the 245 Park Avenue Whole Loan or the related Mortgaged Property (or with respect to such operating advisor, incurred in connection with the provision of services for the 245 Park Avenue Whole Loan).

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Loans—The 245 Park Avenue Whole Loan” in this prospectus.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) it has been appointed and currently serves as a master servicer or special servicer, as applicable, on a transaction-level basis on a CMBS transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not publicly cited servicing concerns of the applicable replacement as the sole or a material factor in such rating action or any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) DBRS has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer, as applicable, prior to the time of determination, if DBRS is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. “Rating Agencies” means Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and DBRS, Inc. (“DBRS”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loans, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100–Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 50% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA, the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless such Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R and Class Z certificates) for the Mortgage Loans and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates is reduced to zero and (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class R or Class Z certificates) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the master servicer in accordance with clause (2) above, and (4) the reasonable out-of-pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class R or Class Z certificates) for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the Certificateholders or holders of any Companion Loan:

(a)       to correct any defect or ambiguity in the PSA;

(b)       to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)       to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder or holder of a Companion Loan;

(e)       to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee;

(f)       to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating

Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)       to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)       to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, determine that the CMBS industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)       to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)       to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; or

(k)       to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF 3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the Certificateholders of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the Certificateholders, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed (i) on a certificate of any class without the consent of the holder of such certificate or (iii) to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of Certificateholders or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that (A) changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller, (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent or (C) changes any provisions specifically required to be included in the PSA by any Non-Serviced Intercreditor Agreement without the consent of the holder of the related Non-Serviced Companion Loan.

Notwithstanding the foregoing, the PSA may not be amended without the consent of the holder of any holder of a Subordinate Companion Loan related to a Serviced AB Whole Loan if such amendment would materially and adversely affect the related Subordinate Companion Loan holder’s rights with respect thereto.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A” by Fitch and “A” by DBRS; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s, “A-” by Fitch and “A(low) by DBRS, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s, “F1” by Fitch and “R-1 (low)” by DBRS and (c) the master servicer maintains a rating of at least “A2” by Moody’s, “A+” by Fitch and “A” by DBRS; provided, further, that if any such institution is not rated by DBRS, such institution maintains an equivalent (or higher) rating by any two other NRSROs, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or the certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California. Twenty-three (23) Mortgaged Properties identified as “Moffett Place Building 4”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Storage Ivar Avenue”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Storage Glendora”, “Starwood Capital Group Hotel Portfolio––Larkspur Landing Sunnyvale”, “Starwood Capital Group Hotel Portfolio––Larkspur Landing Milpitas”, “Starwood Capital Group Hotel Portfolio––Larkspur Landing Campbell”, “Starwood Capital Group Hotel Portfolio–Larkspur Landing San Francisco”, “Starwood Capital Group Hotel Portfolio––Larkspur Landing Pleasanton”, “Starwood Capital Group Hotel Portfolio––Larkspur Landing Sacramento”, “Starwood Capital Group Hotel Portfolio––Courtyard Chico”, “Starwood Capital Group Hotel Portfolio––Residence Inn Chico”, “Starwood Capital Group Hotel Portfolio––Larkspur Landing Folsom”, “Starwood Capital Group Hotel Portfolio––Larkspur Landing Roseville”, “Treeview Industrial Portfolio––Eastgate”, “Treeview Industrial Portfolio––Sabre Street”, “Capital Centers II & III”, “18301 Von Karman”, “Torre Plaza”, “Best Western Plus Truckee”, “18401 Von Karman”, “Bay Bridge Industrial Center” and “11th & Kissling” on Annex A-1, securing or partially securing eleven (11) Mortgage Loans and representing approximately 19.4% of the Initial Pool Balance by allocated loan amount, are located in California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

Texas. Forty-two (42) Mortgaged Properties identified as “U-Haul SAC Portfolios 14, 15, 17––U-Haul Center of Round Rock”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Center Texas Avenue”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Storage Tarrant Road”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Storage Hulen”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Ctr Beaumont”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Storage Waxahachie”, “Treeview Industrial Portfolio––Design Road”, “Gateway Net Lease Portfolio––Carrier”, “Gateway Net Lease Portfolio––Emerus”, “Gateway Net Lease Portfolio––

FCA/Caterpillar”, “Gateway Net Lease Portfolio––Sikorsky Aircraft R&D Facility”, “Gateway Net Lease Portfolio––LKQ (New Braunfels)”, “Gateway Net Lease Portfolio––Hitachi”, “Gateway Net Lease Portfolio––H&E Equipment Services (San Antonio)”, “Starwood Capital Group Hotel Portfolio––Holiday Inn Arlington Northeast Rangers Ballpark”, “Starwood Capital Group Hotel Portfolio––Hampton Inn Suites Waco South”, “Starwood Capital Group Hotel Portfolio––Courtyard Tyler”, “Starwood Capital Group Hotel Portfolio––Courtyard Wichita Falls”, “Starwood Capital Group Hotel Portfolio––Courtyard Lufkin”, “Starwood Capital Group Hotel Portfolio––Waco Residence Inn”, “Starwood Capital Group Hotel Portfolio––Holiday Inn Express & Suites Paris”, “Starwood Capital Group Hotel Portfolio––Hampton Inn Suites Longview North”, “Starwood Capital Group Hotel Portfolio––Hampton Inn Suites Buda”, “Starwood Capital Group Hotel Portfolio––Holiday Inn Express & Suites Terrell”, “Starwood Capital Group Hotel Portfolio––Westchase Homewood Suites”, “Starwood Capital Group Hotel Portfolio––Holiday Inn Express & Suites Tyler South”, “Starwood Capital Group Hotel Portfolio––Holiday Inn Express & Suites Huntsville”, “Starwood Capital Group Hotel Portfolio––Hampton Inn Sweetwater”, “Starwood Capital Group Hotel Portfolio––Comfort Suites Buda Austin South”, “Starwood Capital Group Hotel Portfolio––Fairfield Inn & Suites Weatherford”, “Starwood Capital Group Hotel Portfolio––Comfort Inn & Suites Paris”, “Starwood Capital Group Hotel Portfolio––Hampton Inn Suites Decatur”, “Starwood Capital Group Hotel Portfolio––Candlewood Suites Texarkana”, “Starwood Capital Group Hotel Portfolio––Country Inn & Suites Houston Intercontinental Airport East”, “Villas at San Gabriel”, “Sheraton DFW”, “Preston Plaza”, “Home2 Suites Amarillo”, “Preston Trail Atrium”, “1250 Mockingbird”, “The Grove at 43rd Apartments” and “Brittmoore Industrial Park” on Annex A-1, securing or partially securing twelve (12) Mortgage Loans and representing approximately 15.9% of the Initial Pool Balance by allocated loan amount, are located in Texas. Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure. Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas. A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues. The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action. It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness. In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located. Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale. The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin. To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time. If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located. Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure. Any action for deficiency must be brought within two years of the foreclosure sale. If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

New York. Nine (9) Mortgaged Properties identified as “U-Haul SAC Portfolios 14, 15, 17––U-Haul of Inwood”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Ctr Albany”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Center of Rockville”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Storage Business Avenue”, “521-523 East 72nd Street”, “General Motors Building”, “245 Park Avenue”, “Walgreens Witkoff Portfolio––Staten Island” and “Bank of America Building” on Annex A-1 to this prospectus, securing or partially securing six (6) Mortgage Loans and representing 13.7% of the Initial Pool Balance by allocated loan amount are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing communities, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personality necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three (3) years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law.

The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest;

however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

CERTAIN AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING TRANSACTION PARTIES

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly-owned subsidiary of JPMCB. JPMCB and GACC (or an affiliate) originated or co-originated or acquired the mortgage loans and will be selling them to the depositor. JPMCB is also an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the certificates.

JPMCB currently holds two of the Station Place III Pari Passu Companion Loans, the 521-523 East 72nd Street Pari Passu Companion Loans and one of the Gateway Net Lease Portfolio Pari Passu Companion Loans. However, JPMCB intends to sell such Companion Loans in connection with one or more securitizations in the future. JPMCB also currently holds one mezzanine loan related to the 245 Park Avenue Whole Loan, but JPMCB expects to sell the mezzanine loan to one or more third party investors.

JPMCB and certain affiliates of JPMCB are the second largest tenant at the Mortgaged Property identified as “245 Park Avenue” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.9% of the Initial Pool Balance, leasing approximately 13.4% of the net rentable area of the Mortgaged Property (JPMCB is in occupancy of approximately 2.0% of the net rentable area, with the remaining portion subleased).

JPMCB is the purchaser under certain master repurchase agreements related to warehouse lending facilities with affiliates of the sponsor for one (1) Mortgage Loan identified as “Starwood Capital Group Hotel Portfolio”, representing approximately 4.2% of the Initial Pool Balance. Two of the non-controlling Pari Passu Companion Loans related to the Starwood Capital Group Hotel Portfolio Whole Loan are held by an affiliate of the sponsor for the related Whole Loan.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of one of the sponsors and one of the originators.

In addition, Deutsche Bank AG, New York Branch (an affiliate of GACC) or GACC currently holds (i) the Moffett Place Building 4 Mortgage Loan Pari Passu Companion Loan designated as Note A-3, (ii) the U-Haul SAC Portfolios 14, 15, 17 Mortgage Loan Pari Passu Companion Loans designated as Note A-3 and Note A-4, (iii) the AHIP Northeast Portfolio I Mortgage Loan Pari Passu Companion Loan designated as Note A-2, (iv) the IRG Portfolio Mortgage Loan Pari Passu Companion Loan designated as Note A-2, (v) the Walgreens Witkoff Portfolio Mortgage Loan Pari Passu Companion Loan designated as Note A-2, (vi) the Capital Centers II & III Mortgage Loan Pari Passu Companion Loan designated as Note A-2, (vii) the Lightstone Portfolio Mortgage Loan Pari Passu Companion Loan designated as Note A-1, (viii) the Covance Business Center Mortgage Loan Pari Passu Companion Loan designated as Note A-2, and (ix) certain of the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loans. However, GACC intends to sell such Companion Loans in connection with one or more future securitizations.

Under the DBJPM 2017-C6 Pooling and Servicing Agreement, Midland is also the DBJPM 2017-C6 Master Servicer and DBJPM 2017-C6 Special Servicer of the Starwood Capital Group Hotel Portfolio Whole Loan and the Gateway Net Lease Portfolio Whole Loan.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans, including, prior to their inclusion in the issuing entity, five (5) of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 9.8% of the Initial Pool Balance.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, thirteen (13) of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 24.9% of the Initial Pool Balance.

Pentalpha Surveillance LLC is also (i) the operating advisor under the JPMCC 2017-JP7 Pooling and Servicing Agreement pursuant to which the Treeview Industrial Portfolio Whole Loan, the First Stamford Place Whole Loan and the Torre Plaza Whole Loan are serviced and administered and (ii) the operating advisor and asset representations reviewer under the DBJPM 2017-C6 Pooling and Servicing Agreement pursuant to which the Gateway Net Lease Portfolio Whole Loan and the Starwood Capital Group Hotel Portfolio Whole Loan are serviced and administered.

Wells Fargo Bank, National Association is also (i) the master servicer and the custodian under the JPMCC 2017-JP7 Pooling and Servicing Agreement pursuant to which the Treeview Industrial Portfolio Whole Loan, the First Stamford Place Whole Loan and the Torre Plaza Whole Loan are serviced and administered, (ii) the custodian under the DBJPM 2017-C6 Pooling and Servicing Agreement pursuant to which the Gateway Net Lease Portfolio Whole Loan and the Starwood Capital Group Hotel Portfolio Whole Loan are serviced and administered, (iii) the servicer and the custodian under the BXP Trust 2017-GM Trust and Servicing Agreement pursuant to which the General Motors Building Whole Loan is serviced and administered, (iv) the servicer and the custodian under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement pursuant to which the 245 Park Avenue Whole Loan is serviced and administered and (v) the master servicer and the custodian under CFCRE 2017-C8 Pooling and Servicing Agreement pursuant to which the EIP Logistics Portfolio Whole Loan is serviced and administered.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or one of its affiliates has engaged Midland as an independent contractor to conduct due diligence with respect to certain Mortgage Loans.

For additional information please the “Non-Serviced Whole Loans” chart in “Summary of Terms”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to the Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

USE OF PROCEEDS

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

YIELD AND MATURITY CONSIDERATIONS

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a mezzanine loan. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or prepayment premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$857,267,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	$100,776,000	Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates that are also Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions and amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$857,267,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	$100,776,000	Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as applicable. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments including payments due at maturity or Anticipated Repayment Date of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in November 2017;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or Yield Maintenance Charges are collected;

●	the Closing Date occurs on or about October 31, 2017;

●	each ARD Loan prepays in full on the related Anticipated Repayment Date;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised;

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans;

●	with respect to three (3) Mortgage Loans secured by forty-three (43) Mortgaged Properties identified as “Gateway Net Lease Portfolio”, “General Motors Building” and “245 Park Avenue” on Annex A-1, representing approximately 4.5%, 4.1% and 2.9%, respectively, of the Initial Pool Balance, for purposes of assumed CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Mortgage Loan only; and

●	with respect to one (1) Mortgage Loan secured by one (1) Mortgaged Property identified as “Moffett Place Building 4” on Annex A-1, representing approximately 6.3% of the Initial Pool Balance, amortizes based on the assumed principal payment schedule attached to this prospectus as Annex G.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of the class of the certificates that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2018	83%	83%	83%	83%	83%
October 2019	65%	65%	65%	65%	65%
October 2020	45%	44%	42%	39%	14%
October 2021	21%	12%	4%	0%	0%
October 2022	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.63	2.51	2.43	2.36	2.21

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	98%	95%
October 2022	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.88	4.86	4.83	4.79	4.64

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	6.64	6.63	6.61	6.58	6.36

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.65	9.61	9.56	9.51	9.31

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.79	9.78	9.76	9.72	9.46

(1)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-5 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	80%	80%	80%	80%	80%
October 2024	58%	58%	58%	58%	58%
October 2025	36%	36%	36%	36%	36%
October 2026	12%	12%	12%	12%	12%
October 2027	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.33	7.33	7.33	7.33	7.33

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.83	9.81	9.80	9.79	9.54

(1)	The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-S certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.88	9.88	9.88	9.84	9.58

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.88	9.88	9.88	9.88	9.63

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under

“—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from October 1, 2017 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class X-A certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class X-B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and the related proceeds of the Mortgage Loans (excluding Excess Interest for the ARD Loans) and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates (the “Regular Interests”), each of which represents a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date , (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, the portion of the issuing entity holding entitlement to the excess interest (if any) collected on any mortgage loan with an anticipated repayment date will be classified as a trust and the holders of the Class Z and Class VRR Certificates will be treated as the co-owners of such entitlement for federal income tax purposes (such portion, (the “Grantor Trust”).

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three (3) month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans, such as the Mortgage; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security and reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC and the Regular Interests (that is, the regular interests issued by the Upper-Tier REMIC). If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, five (5) of the Mortgaged Properties identified as “521-523 East 72nd Street”, “Villas at San Gabriel”, “Mural Lofts”, “The Grove at 43rd Apartments” and “11th & Kissling” on Annex A-1, securing five (5) Mortgage Loans representing approximately 10.5% of the Initial Pool Balance, are multifamily properties or mixed use properties with multifamily components. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class, it is anticipated that the Class [__] certificates will be issued with original issue discount for federal income tax purposes.

In addition, it is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of Class X-A or Class X-B certificates may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e. the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPR of 0%; provided that it is assumed that each ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class [___] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A and Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. This election will apply to all premium bonds (other than premium bonds that pay tax-exempt interest) held by the Certificateholder as of the first day of the taxable year for which the election is made and for all premium bonds acquired thereafter and is irrevocable except with the approval of the IRS.. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. it is anticipated that the Class [__] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) ”interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Offered Certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and prepayment premiums so allocated should be taxed to the holders of the Offered Certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and prepayment premiums. Yield Maintenance Charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Offered Certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the holders of Regular Interests that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three (3) full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under
“—Qualification as a REMIC” above.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three (3) months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three (3) months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions and Treasury regulations (including any changes thereto) so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

CERTAIN STATE AND LOCAL TAX CONSIDERATIONS

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

METHOD OF DISTRIBUTION (UNDERWRITER)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	J.P. Morgan Securities LLC	Deutsche Bank Securities Inc.	Drexel Hamilton, LLC	Academy Securities, Inc.
Class A-1	$	$	$	$
Class A-2	$	$	$	$
Class A-3	$	$	$	$
Class A-4	$	$	$	$
Class A-5	$	$	$	$
Class A-SB	$	$	$	$
Class X-A	$	$	$	$
Class X-B	$	$	$	$
Class A-S	$	$	$	$
Class B	$	$	$	$
Class C	$	$	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [___]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from October 1, 2017, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $[__], excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act as in effect on the date of this prospectus, trades in the secondary market generally are required to settle in three (3) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of JPMCB, one of the sponsors. In addition, Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of GACC, one of the sponsors, and DBNY, an originator, a Retaining Party and the Risk Retention Consultation Party.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of J.P. Morgan Securities LLC, of the purchase price for the Offered Certificates, and the following payments: (i) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by JPMCB and (ii) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by GACC. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Potential Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-206361-12)–in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103))–are hereby incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 383 Madison Avenue, 31st Floor, New York, New York 10179, Attention: President, or by telephone at (212) 834-5467.

WHERE YOU CAN FIND MORE INFORMATION

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206361) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K, 8-K and ABS-EE will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

FINANCIAL INFORMATION

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

CERTAIN ERISA CONSIDERATIONS

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to J.P. Morgan Securities LLC an individual prohibited transaction exemption, PTE 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by J.P. Morgan Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

In addition, the person making the decision to acquire an Offered Certificate on behalf of a Plan (the “Plan Fiduciary”) from a Transaction Party will be deemed to have represented and warranted that:

(1) none of the depositor, any underwriter, the trustee, the certificate administrator, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), any sub-servicer, the operating advisor, the asset representations reviewer or any of their respective affiliates, agents or employees (the “Transaction Parties”) has provided or will provide advice with respect to the acquisition of an Offered Certificate by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Exchange Act; or (e) has, and at all times during the Plan’s holding of an Offered Certificate will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of the individual retirement account that is acquiring the Offered Certificate, or (ii) a participant or beneficiary of the Plan acquiring the Offered Certificate in such capacity);

(2) the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition of an Offered Certificate by the Plan;

(3) the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of the Offered Certificate;

(4) none of the Transaction Parties has exercised any authority to cause the Plan to acquire the Offered Certificate or to negotiate the terms of such acquisition;

(5) none of the Transaction Parties receives a fee or other compensation from the Plan or the Plan Fiduciary for the provision of investment advice in connection with the decision to acquire the Offered Certificate; and

(6) the Plan Fiduciary has been informed by the Transaction Parties: (a) (i) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and (ii) that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition of an Offered Certificate (other than advice, if any, given by a Transaction Party to an independent Plan Fiduciary that meets the requirements of clause (1) above); and (b) of the existence and nature of the Transaction Parties’ financial interests in the Plan’s acquisition of an Offered Certificate.

The representations in the preceding paragraph are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

LEGAL INVESTMENT

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity.

The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

LEGAL MATTERS

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Sidley Austin LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina.

RATINGS

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the three Rating Agencies engaged by the Depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance or Notional Amount of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the distribution date in October 2050. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, prepayment premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that NRSRO for the classes of certificates. If the depositor had selected that NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

INDEX OF DEFINED TERMS

1

17g-5 Information Provider	318
1986 Act	471
1996 Act	451

2

2015 Budget Act	480
245 Park Avenue Companion Loans	236
245 Park Avenue Controlling Noteholder	238
245 Park Avenue Intercreditor Agreement	236
245 Park Avenue Lead Securitization Companion Loans	236
245 Park Avenue Mortgage Loan	236
245 Park Avenue Noteholders	236
245 Park Avenue Pari Passu Companion Loans	236
245 Park Avenue Subordinate Companion Loans	236
245 Park Avenue Trust 2017-245P Certificate Administrator	236
245 Park Avenue Trust 2017-245P Depositor	236
245 Park Avenue Trust 2017-245P Operating Advisor	236
245 Park Avenue Trust 2017-245P Servicer	236
245 Park Avenue Trust 2017-245P Special Servicer	236
245 Park Avenue Trust 2017-245P Trust and Servicing Agreement	236
245 Park Avenue Trust 2017-245P Trustee	236
245 Park Avenue Whole Loan	236

3

30/360 Basis	351

4

401(c) Regulations	488

A

AB Modified Loan	362
ABS	270
Accelerated Mezzanine Loan Lender	312
Acceptable Insurance Default	366
Acting General Counsel’s Letter	129
Actual/360 Basis	183
Actual/360 Loans	341
ADA	453
Additional Exclusions	365
Administrative Cost Rate	296
ADR	134
Advances	337
Advisers Act	487

Affirmative Asset Review Vote	401
Aggregate Available Funds	290
Aggregate Gain-on-Sale Entitlement Amount	291
Aggregate Principal Distribution Amount	297
Annual Debt Service	135
Anticipated Repayment Date	183
Appraisal Reduction Amount	359
Appraisal Reduction Event	358
Appraised Value	135
Appraised-Out Class	363
ARD Loans	183
ASR Consultation Process	376
Assessment of Compliance Report	432
Asset Representations Reviewer Asset Review Fee	357
Asset Representations Reviewer Cap	357
Asset Representations Reviewer Termination Event	406
Asset Review	403
Asset Review Notice	402
Asset Review Quorum	402
Asset Review Report	404
Asset Review Report Summary	404
Asset Review Standard	403
Asset Review Trigger	400
Asset Review Vote Election	401
Asset Status Report	373
Assumed Certificate Coupon	279
Assumed Final Distribution Date	304
Assumed Scheduled Payment	298
Attestation Report	432

B

Balloon Balance	135
Bankruptcy Code	445
Base Interest Fraction	303
Beds	141
Borrower Party	311
Borrower Party Affiliate	312
BSCMI	241
BXP Trust 2017-GM Securitization	229
BXP Trust 2017-GM Trust and Servicing Agreement	199

C

C(WUMP)O	16
CERCLA	451
Certificate Administrator Fee Rate	356
Certificate Administrator/Trustee Fee	356
Certificate Balance	288
Certificate Owners	320
Certificateholder	313
Certificateholder Quorum	408

Certificateholder Repurchase Request	418
CFCRE 2017-C8 Pooling and Servicing Agreement	199
Class A Certificates	287
Class A-SB Planned Principal Balance	298
Class VRR Certificates	270
Class X Certificates	287
Clearstream	319
Clearstream Participants	321
Closing Date	134
CMBS	250
CMBS B-Piece Securities	275
CMMBS	262
Code	180, 469
Collateral Deficiency Amount	362
Collection Account	340
Collection Period	291
COMM Conduit/Fusion	251
COMM FL	251
Communication Request	323
Companion Distribution Account	340
Companion Holder	199
Companion Loan	132
Companion Loans	132
Compensating Interest Payment	305
Constant Prepayment Rate	461
Constraining Level	278
Consultation Termination Event	389
Control Appraisal Period	199
Control Eligible Certificates	383
Control Note	199
Control Termination Event	388
Controlling Class	383
Controlling Class Certificateholder	383
Controlling Holder	208
Corrected Loan	373
Council Text	114
CPR	461
CPY	461
Credit Risk Retention Rules	270
CREFC®	309
CREFC® Intellectual Property Royalty License Fee	358
CREFC® Intellectual Property Royalty License Fee Rate	358
CREFC® Investor Reporting Package	345
CREFC® Reports	309
Cross-Over Date	295
Cumulative Appraisal Reduction Amount	362
Cumulative Certificate Balance	140
Cure/Contest Period	404
Cut-off Date	132
Cut-off Date Balance	136
Cut-Off Date Balance Per Unit	137
D

DB Originators	253
DBJPM 2017-C6 Asset Representations
Reviewer	220
DBJPM 2017-C6 Certificate Administrator	220
DBJPM 2017-C6 Depositor	220
DBJPM 2017-C6 Master Servicer	220
DBJPM 2017-C6 Operating Advisor	220
DBJPM 2017-C6 Special Servicer	220
DBJPM 2017-C6 Trustee	220
DBNY	132, 253
DBRS	431
Defaulted Loan	379
Defeasance Deposit	186
Defeasance Loans	186
Defeasance Lock-Out Period	186
Defeasance Option	186
Definitive Certificate	319
Delinquent Loan	401
Depositaries	320
Determination Date	289
Deutsche Bank	250
Diligence File	325
Directing Certificateholder	382
Directing Certificateholder Asset Status Report Approval Process	375
Discount Rate	304
Discount Yield	277
Dispute Resolution Consultation	420
Dispute Resolution Cut-off Date	420
Distribution Accounts	341
Distribution Date	289
Distribution Date Statement	309
District Court	261
DMARC	251
Dodd-Frank Act	114
DOJ	250
DOL	485
DTC	319
DTC Participants	320
DTC Rules	321
Due Date	182

E

EDGAR	484
EEA	13
Effective Gross Income	139
Eligible Asset Representations Reviewer	405
Eligible Operating Advisor	396
Enforcing Party	418
Enforcing Servicer	418
ERISA	484
ESA	15
Escrow/Reserve Mitigating Circumstances	248

EU Risk Retention and Due Diligence Requirements	113
Euroclear	319
Euroclear Operator	322
Euroclear Participants	321
Exception Schedules	285
Excess Interest	289
Excess Interest Distribution Account	341
Excess Modification Fee Amount	352
Excess Modification Fees	350
Excess Prepayment Interest Shortfall	306
Exchange Act	240
Excluded Controlling Class Holder	316
Excluded Controlling Class Loan	312
Excluded Information	312
Excluded Loan	312
Excluded Special Servicer	409
Excluded Special Servicer Loan	409
Exemption	485
Exemption Rating Agency	486

F

FATCA	478
FDIA	128
FDIC	129
FETL	18
FIEL	18
Final Asset Status Report	375
Final Dispute Resolution Election Notice	420
Final Major Decision Reporting Package	388
Financial Promotion Order	15
FIRREA	130, 163, 245, 254
Fitch	431
FPO Persons	15
FSCMA	18
FSMA	15

G

GAAP	270
GACC Data Tape	252
GACC Deal Team	252
GACC Mortgage Loans	251
Garn Act	452
Gateway Net Lease Portfolio Companion Loans	219
Gateway Net Lease Portfolio Control Appraisal Period	219
Gateway Net Lease Portfolio Controlling Subordinate Companion Loans	219
Gateway Net Lease Portfolio Directing Holder	224
Gateway Net Lease Portfolio Intercreditor Agreement	219
Gateway Net Lease Portfolio Major Decision	225
Gateway Net Lease Portfolio Mortgage Loan	219
Gateway Net Lease Portfolio Noteholders	219
Gateway Net Lease Portfolio Pari Passu Companion Loans	219
Gateway Net Lease Portfolio Sequential Pay Event	220
Gateway Net Lease Portfolio Subordinate Companion Loans	219
Gateway Net Lease Portfolio Threshold Event Collateral	220
Gateway Net Lease Portfolio Whole Loan	219
General Motors Building Companion Loans	229
General Motors Building Directing Certificateholder	234
General Motors Building Intercreditor Agreement	229
General Motors Building Mortgage Loan	229
General Motors Building Pari Passu Companion Loans	229
General Motors Building Servicer	229, 230
General Motors Building Special Servicer	229, 230
General Motors Building Standalone Companion Loans	229
General Motors Building Standalone Pari Passu Companion Loans	229
General Motors Building Subordinate Companion Loans	229
General Motors Building Triggering Event of Default	230
General Motors Building Trustee	229
General Motors Building Whole Loan	229
GLA	136
Grantor Trust	289, 469

H

Hard Lockbox	136
High Net Worth Companies, Unincorporated Associations, etc.	15

I

Indirect Participants	320
Initial Delivery Date	373
Initial Pool Balance	132
Initial Rate	183
Initial Requesting Certificateholder	418
In-Place Cash Management	136
Insurance and Condemnation Proceeds	340
Intercreditor Agreement	199
Interest Accrual Amount	296
Interest Accrual Period	297
Interest Distribution Amount	296
Interest Reserve Account	341
Interest Shortfall	297
Interested Person	380
Interest-Only Certificates	274
Interest-Only Expected Price	281
Interpolated Yield	277, 280

Investment Company Act of 1940	1
Investor Certification	312
IORPs	114

J

JPMCB	241
JPMCB Data Tape	242
JPMCB Deal Team	242
JPMCB Mortgage Loans	242
JPMCB’s Qualification Criteria	244
JPMCC 2017-JP7 Pooling and Servicing Agreement	199

K

KKR	275
KKR Opportunity Partners	275

L

Liquidation Fee	352
Liquidation Proceeds	340
Loan-Specific Directing Holder	383
Loss of Value Payment	329
Lower-Tier Regular Interests	469
Lower-Tier REMIC	469
LTV Ratio	136

M

MAI	331
Major Decision	384
Major Decision Reporting Package	384
MAS	17
Master Servicer Major Decision	386
Master Servicer Proposed Course of Action Notice	419
Master Servicer Remittance Date	336
Material Defect	328
Midland	262
MLPA	324
MOA	270
Modeling Assumptions	461
Modification Fees	350
Moody’s	431
Mortgage	133
Mortgage File	324
Mortgage Loans	132
Mortgage Note	133
Mortgage Pool	132
Mortgage Rate	296
Mortgaged Property	133
mortgages	440
Mural Lofts Control Appraisal Period	212
Mural Lofts Intercreditor Agreement	212
Mural Lofts Major Decision	216
Mural Lofts Mortgage Loan	212
Mural Lofts Noteholders	212
Mural Lofts Sequential Pay Event	213
Mural Lofts Subordinate Companion Loan	212
Mural Lofts Threshold Event Collateral	212
Mural Lofts Whole Loan	212

N

Net Mortgage Rate	296
Net Operating Income	137
NOI Date	137
Non-Control Note	199
Non-Controlling Holder	208
Nonrecoverable Advance	338
Non-Serviced Certificate Administrator	200
Non-Serviced Companion Loan	200
Non-Serviced Directing Certificateholder	200
Non-Serviced Intercreditor Agreement	200
Non-Serviced Master Servicer	200
Non-Serviced Mortgage Loan	200
Non-Serviced Operating Advisor	200
Non-Serviced Pari Passu Companion Loan	201
Non-Serviced Pari Passu Whole Loan	201
Non-Serviced PSA	201
Non-Serviced Securitization Trust	201
Non-Serviced Special Servicer	201
Non-Serviced Trustee	201
Non-Serviced Whole Loan	202
Non-U.S. Person	478
Non-VRR Certificate Available Funds	291
Non-VRR Certificate Gain-on-Sale Remittance Amount	291
Non-VRR Certificate Gain-on-Sale Reserve Account	342
Non-VRR Certificate Realized Loss	307
Non-VRR Certificates	287
Non-VRR Percentage	272
Notional Amount	288
NRA	137
NRSRO	311, 489
NRSRO Certification	313

O

Occupancy	137
Occupancy Date	137
Offered Certificates	287
OID Regulations	472
OLA	129
Operating Advisor	284
Operating Advisor Consultation Event	284, 389
Operating Advisor Consulting Fee	356
Operating Advisor Expenses	357
Operating Advisor Fee	356
Operating Advisor Fee Rate	356
Operating Advisor Standard	394
Operating Advisor Termination Event	397
Operating Statements	140

P

P&I Advance	336
PAR	246, 255
Pari Passu Companion Loan	132
Pari Passu Companion Loans	132
Participants	319
Parties in Interest	485
Pass-Through Rate	295
Patriot Act	454
PCIS Persons	15
Pentalpha Surveillance	268
Percentage Interest	289
Periodic Payments	290
Permitted Investments	289, 342
Permitted Special Servicer/Affiliate Fees	356
PIPs	78, 160
Plan Fiduciary	487
Plans	484
PRC	16
Pre-2019 Securitizations	114
Preliminary Dispute Resolution Election Notice	420
Prepayment Assumption	473
Prepayment Interest Excess	305
Prepayment Interest Shortfall	305
Prime Rate	340
Principal Balance Certificates	287
Principal Distribution Amount	297
Principal Shortfall	298
Privileged Information	396
Privileged Information Exception	397
Privileged Person	311
Professional Investors	16
Prohibited Prepayment	306
Promotion or Collective Investment Schemes Exemptions Order	15
Proposed Course of Action	419
Proposed Course of Action Notice	419
Prospectus Directive	14
PSA	287
PSA Party Repurchase Request	418
PTCE	488
Purchase Price	330

Q

Qualified Replacement Special Servicer	409
Qualified Substitute Mortgage Loan	330
Qualifying CRE Loan Percentage	271

R

RAC No-Response Scenario	430
Rated Final Distribution Date	305
Rating Agencies	431
Rating Agency Confirmation	430
REA	71
Realized Loss	307
REC	156
Registration Statement	484
Regular Certificates	287
Regular Interestholder	472
Regular Interests	469
Regulation AB	432
Regulation RR	270
Reimbursement Rate	340
Related Proceeds	339
Release Date	186
RELEVANT MEMBER STATE	13
Relevant Persons	15
Relief Act	454
REMIC	469
REMIC Regulations	469
REO Account	342
REO Loan	300
REO Property	373
Repurchase Request	418
Requesting Certificateholder	420
Requesting Holders	363
Requesting Investor	323
Requesting Party	430
Required Credit Risk Retention Percentage	271
Requirements	454
Resolution Failure	418
Resolved	418
Restricted Group	486
Restricted Party	397
Retaining Party	270
Retaining Sponsor	270
Review Materials	402
Revised Rate	183, 296
RevPAR	137
Risk Retention Allocation Factor	272
Risk Retention Consultation Party	391
RMBS	261
Rooms	141
Rule 17g-5	313

S

S&P	262
Scheduled Certificate Interest Payments	280
Scheduled Certificate Principal Payments	274
Scheduled Principal Distribution Amount	297
SEC	241
Securities Act	432
Securitisation Regulation	114
Securitization Accounts	342
Senior Certificates	287
Serviced AB Whole Loan	202
Serviced Companion Loan	202
Serviced Mortgage Loan	202
Serviced Pari Passu Companion Loan	202
Serviced Pari Passu Mortgage Loan	202

Serviced Pari Passu Whole Loan	202
Servicer Termination Event	411
Servicing Advances	337
Servicing Fee	349
Servicing Fee Rate	349
Servicing Shift Mortgage Loan	203
Servicing Shift PSA	203
Servicing Shift Securitization Date	203
Servicing Shift Whole Loan	203
Servicing Standard	335
SF	138
SFA	17
SFO	16
Similar Law	485
Small Loan Appraisal Estimate	360
SMMEA	489
Soft Lockbox	137
Soft Springing Lockbox	137
Special Servicer Major Decision	386
Special Servicing Fee	351
Special Servicing Fee Rate	351
Specially Serviced Loans	371
Springing Lockbox	138
Sq. Ft.	138
Square Feet	138
Startup Day	470
Stated Principal Balance	298
Structured Product	16
Subject Loans	357
Subordinate Certificates	287
Subordinate Companion Loan	132, 203
Subordinate Companion Loans	132
Subsequent Asset Status Report	373
Sub-Servicing Agreement	335
Swap-Priced Principal Balance Certificates	273

T

T-12	138
Target Price	278
Term to Maturity	138
Terms and Conditions	322
Tests	403
Third Party Purchaser	110, 270, 275
Title V	453
Transaction Parties	487
TRIPRA	84
Trust REMICs	289, 469
TTM	138

U

U.S. Person	478
UCC	3
UCITS	114
Underwritten Expenses	138
Underwritten NCF Debt Yield	138
Underwritten Net Cash Flow	138
Underwritten Net Cash Flow Debt Service Coverage Ratio	138
Underwritten Net Operating Income Debt Service Coverage Ratio	138
Underwritten NOI	139
Underwritten Revenues	140
Units	141
Unscheduled Principal Distribution Amount	298
Unsolicited Information	403
Upper-Tier REMIC	469
UW Expenses	138
UW NCF	138
UW NCF Debt Yield	138
UW NCF DSCR	138
UW NOI	139
UW NOI Debt Yield	140
UW NOI DSCR	138
UW NOI DY	140

V

Volcker Rule	114
Voting Rights	319
VRR Certificate Available Funds	271
VRR Certificate Gain-on-Sale Remittance Amount	271
VRR Certificate Gain-on-Sale Reserve Account	342
VRR Certificate Interest Distribution Amount	272
VRR Certificate Principal Distribution Amount	272
VRR Certificate Realized Loss	272
VRR Certificate Realized Loss Interest Amount	272
VRR Percentage	270
VRR Sub-Interest	273

W

WAC Rate	296
Wachovia	265
Weighted Average Mortgage Rate	141
Wells Fargo Bank	260, 265
Whole Loan	132
Withheld Amounts	341
Workout Fee	352
Workout Fee Rate	352
Workout-Delayed Reimbursement Amount	340

Y

Yield Maintenance Charge	303
Yield-Priced Expected Price	282
Yield-Priced Principal Balance Certificates	274
YM Group A	303
YM Group B	303
YM Group C	303
YM Group RR	303
YM Groups	303

[THIS PAGE LEFT INTENTIONALLY BLANK]

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1

								Number of	Property	Property		Year
Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Properties	Type	Subtype	Year Built	Renovated
1	GACC	Moffett Place Building 4	1190 Bordeaux Drive	Sunnyvale	CA	94089	Santa Clara	1	Office	Suburban	2017
2	GACC	U-Haul SAC Portfolios 14, 15, 17	Various	Various	Various	Various	Various	22	Self Storage	Self Storage	Various	Various
2.01	GACC	U-Haul of Medford	600 Mystic Valley Parkway	Somerville	MA	02144	Middlesex	1	Self Storage	Self Storage	1910	2001
2.02	GACC	U-Haul Center of Salisbury	1 Merrill Street	Salisbury	MA	01952	Essex	1	Self Storage	Self Storage	1954, 1965, 1972, 1978
2.03	GACC	U-Haul Center North Rancho	3969 North Rancho Drive	Las Vegas	NV	89130	Clark	1	Self Storage	Self Storage	1997
2.04	GACC	U-Haul Lincoln Park	1200 West Fullerton Avenue	Chicago	IL	60614	Cook	1	Self Storage	Self Storage	1937	2001
2.05	GACC	U-Haul of Inwood	20A Sheridan Boulevard	Inwood	NY	11096	Nassau	1	Self Storage	Self Storage	1969	1978
2.06	GACC	U-Haul Ctr Albany	139 Broadway	Albany	NY	12202	Albany	1	Self Storage	Self Storage	1935	1990
2.07	GACC	U-Haul Storage Black Rock	3029 Fairfield Avenue	Bridgeport	CT	06605	Fairfield	1	Self Storage	Self Storage	1951	1993
2.08	GACC	U-Haul Center of Rockville	230-240 Maple Avenue	Rockville Centre	NY	11570	Nassau	1	Self Storage	Self Storage	1966	1977
2.09	GACC	U-Haul Storage Ivar Avenue	3527 Ivar Avenue	Rosemead	CA	91770	Los Angeles	1	Self Storage	Self Storage	1987
2.10	GACC	U-Haul Center of Round Rock	1535 Round Rock Avenue	Round Rock	TX	78681	Williamson	1	Self Storage	Self Storage	1995
2.11	GACC	U-Haul Storage Glendora	1301 East Route 66	Glendora	CA	91740	Los Angeles	1	Self Storage	Self Storage	1986
2.12	GACC	U-Haul Center Texas Avenue	2813 Texas Avenue South	College Station	TX	77845	Brazos	1	Self Storage	Self Storage	1996
2.13	GACC	U-Haul Storage Tarrant Road	2455 West Tarrant Road	Grand Prairie	TX	75050	Tarrant	1	Self Storage	Self Storage	1994
2.14	GACC	U-Haul Storage Hulen	7225 South Hulen Street	Fort Worth	TX	76133	Tarrant	1	Self Storage	Self Storage	1985
2.15	GACC	U-Haul Ctr Beaumont	3885 Milam Street	Beaumont	TX	77701	Jefferson	1	Self Storage	Self Storage	1980
2.16	GACC	U-Haul Storage Waxahachie	1103 West Highway 287 Bypass	Waxahachie	TX	75165	Ellis	1	Self Storage	Self Storage	1994
2.17	GACC	U-Haul Center of Olathe	12540 South Rogers Road	Olathe	KS	66062	Johnson	1	Self Storage	Self Storage	1995
2.18	GACC	U-Haul Kings Highway	1641 South Kingshighway Boulevard	Saint Louis	MO	63110	Saint Louis City	1	Self Storage	Self Storage	1947	1977
2.19	GACC	U-Haul Storage I-30	9302 Interstate 30	Little Rock	AR	72209	Pulaski	1	Self Storage	Self Storage	1990
2.20	GACC	U-Haul Storage Laurelwood	611 Blackwood Clementon Road	Lindenwold	NJ	08021	Camden	1	Self Storage	Self Storage	1988
2.21	GACC	U-Haul Ctr Downtown	1301 Monticello Avenue	Norfolk	VA	23510	Norfolk City	1	Self Storage	Self Storage	1924	1950
2.22	GACC	U-Haul Storage Business Avenue	5600 Business Avenue	Cicero	NY	13039	Onondaga	1	Self Storage	Self Storage	1977-1989
3	JPMCB	Station Place III	700 2nd Street Northeast	Washington	DC	20002	District of Columbia	1	Office	CBD	2009
4	JPMCB	Treeview Industrial Portfolio	Various	Various	Various	Various	Various	14	Industrial	Warehouse/Distribution	Various
4.01	JPMCB	Eastgate	9999 Olson Drive	San Diego	CA	92121	San Diego	1	Industrial	Warehouse/Distribution	1995
4.02	JPMCB	1405 Worldwide	1405 Worldwide Boulevard	Hebron	KY	41048	Boone	1	Industrial	Warehouse/Distribution	2000
4.03	JPMCB	1200 Worldwide	1200 Worldwide Boulevard	Hebron	KY	41048	Boone	1	Industrial	Warehouse/Distribution	1998
4.04	JPMCB	Landmark	1790 South 5200 West	Salt Lake City	UT	84104	Salt Lake	1	Industrial	Warehouse/Distribution	1999
4.05	JPMCB	100 Corporate Lakes	1100 Laval Boulevard	Lawrenceville	GA	30043	Gwinnett	1	Industrial	Warehouse/Distribution	1996
4.06	JPMCB	Design Road	2101 Design Road	Arlington	TX	76014	Tarrant	1	Industrial	Warehouse/Distribution	1999
4.07	JPMCB	2055 Global Way	2055 Global Way	Hebron	KY	41048	Boone	1	Industrial	Warehouse/Distribution	2000
4.08	JPMCB	Sabre Street	1942 Sabre Street	Hayward	CA	94545	Alameda	1	Industrial	Warehouse/Distribution	1974
4.09	JPMCB	2205 Global Way	2205 Global Way	Hebron	KY	41048	Boone	1	Industrial	Warehouse/Distribution	1998
4.10	JPMCB	1280 Corporate Lakes	1280 Lakes Parkway	Lawrenceville	GA	30043	Gwinnett	1	Industrial	Warehouse/Distribution	1997
4.11	JPMCB	11 Boulden Circle	11 Boulden Circle	New Castle	DE	19720	New Castle	1	Industrial	Warehouse/Distribution	1989
4.12	JPMCB	1300 Corporate Lakes	1300 Lakes Parkway	Lawrenceville	GA	30043	Gwinnett	1	Industrial	Warehouse/Distribution	1997
4.13	JPMCB	7 Boulden Circle	7 Boulden Circle	New Castle	DE	19720	New Castle	1	Industrial	Warehouse/Distribution	1989
4.14	JPMCB	2 Boulden Circle	2 Boulden Circle	New Castle	DE	19720	New Castle	1	Industrial	Warehouse/Distribution	1989
5	GACC	AHIP Northeast Portfolio I	Various	Various	Various	Various	Various	5	Hotel	Various	Various	Various
5.01	GACC	Hilton Garden Inn - Baltimore White Marsh	5015 Campbell Boulevard	Baltimore	MD	21236	Baltimore	1	Hotel	Select Service	1999	2014
5.02	GACC	Homewood Suites - Allentown West Fogelsville	7686 Industrial Boulevard	Allentown	PA	18106	Lehigh	1	Hotel	Extended Stay	2010
5.03	GACC	Courtyard by Marriott - Wall at Monmouth Shores	1302 Campus Parkway	Wall Township	NJ	07753	Monmouth	1	Hotel	Select Service	2007	2014
5.04	GACC	SpringHill Suites - Arundel Mills BWI Airport	7544 Teague Road	Hanover	MD	21076	Anne Arundel	1	Hotel	Limited Service	2006	2014
5.05	GACC	Homewood Suites - Dover Rockaway	2 Commerce Center Drive	Dover	NJ	07801	Morris	1	Hotel	Extended Stay	2009	2016
6	JPMCB	First Stamford Place	100-300 First Stamford Place	Stamford	CT	06902	Fairfield	1	Office	CBD	1986	2015
7	JPMCB	521-523 East 72nd Street	521-523 East 72nd Street	New York	NY	10021	New York	1	Mixed Use	Office/Multifamily	1920	1991
8	JPMCB	Gateway Net Lease Portfolio	Various	Various	Various	Various	Various	41	Various	Various	Various	Various
8.01	JPMCB	BAE Facility	4300 Airport Expressway	Fort Wayne	IN	46809	Allen	1	Industrial	Warehouse	2015
8.02	JPMCB	FedEx Ground (Stratford)	825 Lordship Boulevard	Stratford	CT	06615	Fairfield	1	Industrial	Warehouse/Distribution	2016
8.03	JPMCB	FedEx (Baltimore)	6021 Bethlehem Boulevard	Edgemere	MD	21219	Baltimore	1	Industrial	Warehouse/Distribution	2016
8.04	JPMCB	Harman Becker	30001 Cabot Drive	Novi	MI	48377	Oakland	1	Office	Suburban	2015
8.05	JPMCB	GE Aviation (Lafayette)	3720 US Highway 52 South	Lafayette	IN	47905	Tippecanoe	1	Industrial	Warehouse	2015
8.06	JPMCB	GoDaddy	2155 East GoDaddy Way	Tempe	AZ	85284	Maricopa	1	Office	Suburban	2014
8.07	JPMCB	Carrier	16011 Applewhite Road	San Antonio	TX	78264	Bexar	1	Industrial	Warehouse/Distribution	2014
8.08	JPMCB	Emerus	8686 New Trails Drive	The Woodlands	TX	77381	Montgomery	1	Office	Suburban	2000
8.09	JPMCB	Cardinal Health	6000 Rosa Parks Boulevard	Detroit	MI	48208	Wayne	1	Industrial	Warehouse/Distribution	2015
8.10	JPMCB	Tyco Electronics	501 Shenandoah Drive	Shakopee	MN	55379	Scott	1	Industrial	Flex	2014
8.11	JPMCB	FCA/Caterpillar	2348 FM 464	Seguin	TX	78155	Guadalupe	1	Industrial	Warehouse/Distribution	2012
8.12	JPMCB	FedEx Ground (Staunton)	7 Industry Way	Staunton	VA	24401	Staunton City	1	Industrial	Warehouse/Distribution	2016
8.13	JPMCB	Quad Packaging (Proteus) - Franklin Business Park	1 & 3 World Packaging Circle	Franklin	WI	53132	Milwaukee	1	Industrial	Warehouse	2006
8.14	JPMCB	Quad Packaging (Transpak) - Franklin Business Park	2 & 4 World Packaging Circle	Franklin	WI	53132	Milwaukee	1	Industrial	Warehouse	2006
8.15	JPMCB	T-Mobile Call Center	820 Tom Martin Drive	Birmingham	AL	35211	Jefferson	1	Office	Suburban	1996	2014
8.16	JPMCB	Sikorsky Aircraft R&D Facility	1727 South Main Street	Dallas	TX	75261	Dallas	1	Industrial	Flex	2008
8.17	JPMCB	Vatterott College	8580 Evans Avenue	Berkeley	MO	63134	Saint Louis	1	Office	Suburban	2007
8.18	JPMCB	Comcast	12645 Corporate Lakes Drive	Fort Myers	FL	33913	Lee	1	Office	Suburban	2008
8.19	JPMCB	Alfa Laval Plant	5400 International Trade Drive	Richmond	VA	23231	Henrico	1	Industrial	Warehouse	1990	2005
8.20	JPMCB	LKQ (New Braunfels)	5545 Goodwin Lane	New Braunfels	TX	78130	Guadalupe	1	Industrial	Warehouse/Distribution	2016
8.21	JPMCB	Hitachi	1375 North 28th Avenue	Irving	TX	75063	Dallas	1	Office	Suburban	2000	2012
8.22	JPMCB	Cameron International	2503 South Main Street	Mansfield	PA	16933	Tioga	1	Industrial	Warehouse	2013
8.23	JPMCB	Alliance Data Systems Office	220 West Schrock Road	Westerville	OH	43081	Franklin	1	Office	Suburban	1990	2005
8.24	JPMCB	Synchrony Financial	140 Wekiva Springs Road	Longwood	FL	32779	Seminole	1	Industrial	Flex	1983
8.25	JPMCB	Baxalta (Barry Pointe)	9500 Northeast 82nd Terrace	Kansas City	MO	64158	Clay	1	Office	Medical	2017
8.26	JPMCB	Baxalta (Casselberry)	1385 State Road 436	Casselberry	FL	32707	Seminole	1	Office	Medical	2017
8.27	JPMCB	Baxalta (Mounds View)	2325 County Road 10	Mounds View	MN	55112	Ramsey	1	Office	Medical	2015
8.28	JPMCB	Baxalta (Grand Rapids)	2670 East Paris Avenue Southeast	Grand Rapids	MI	49546	Kent	1	Office	Medical	2014
8.29	JPMCB	Gerdau	4265 West Tompkins Avenue	Las Vegas	NV	89103	Clark	1	Industrial	Flex	1986	2015
8.30	JPMCB	Baxalta (Wausau)	3201 Rib Mountain Drive	Wausau	WI	54401	Marathon	1	Office	Medical	2015
8.31	JPMCB	Baxalta (Springfield)	1815 McCurry Road	Springfield	MO	65807	Greene	1	Office	Medical	2015
8.32	JPMCB	LKQ (Salisbury)	1001 Carrier Drive	Charlotte	NC	28216	Mecklenburg	1	Industrial	Warehouse	1960	2005
8.33	JPMCB	Baxalta (Ankeny)	725 Southeast Oralabor Road	Ankeny	IA	50021	Polk	1	Office	Medical	2015
8.34	JPMCB	H&E Equipment Services (San Antonio)	5327 & 5423 Tex-Con Road	San Antonio	TX	78220	Bexar	1	Industrial	Warehouse/Distribution	2015
8.35	JPMCB	H&E Equipment Services (New Orleans)	4202 Almonaster Avenue	New Orleans	LA	70126	Orleans	1	Industrial	Warehouse/Distribution	2015
8.36	JPMCB	GE Aviation (Pompano)	2705 Gateway Drive	Pompano Beach	FL	33069	Broward	1	Industrial	Flex	1985	2012
8.37	JPMCB	Saint-Gobain Warehouse	30 Sibley Drive	Russellville	AL	35654	Franklin	1	Industrial	Warehouse/Distribution	2009, 2014
8.38	JPMCB	H&E Equipment Services (Columbia)	1031 Buckner Park Drive	Columbia	SC	29203	Richland	1	Industrial	Warehouse/Distribution	2015
8.39	JPMCB	H&E Equipment Services (Yukon)	10700 Northwest 4th Street	Yukon	OK	73099	Canadian	1	Industrial	Warehouse/Distribution	2015
8.40	JPMCB	LKQ (Toledo)	6180 Hagman Road	Toledo	OH	43612	Lucas	1	Industrial	Warehouse	1975, 2012	2013
8.41	JPMCB	H&E Equipment Services (Greer)	585 Brookshire Road	Greer	SC	29651	Spartanburg	1	Industrial	Warehouse/Distribution	2015
9	JPMCB	Starwood Capital Group Hotel Portfolio	Various	Various	Various	Various	Various	65	Hotel	Various	Various	Various
9.01	JPMCB	Larkspur Landing Sunnyvale	748 North Mathilda Avenue	Sunnyvale	CA	94085	Santa Clara	1	Hotel	Extended Stay	2000
9.02	JPMCB	Larkspur Landing Milpitas	40 Ranch Drive	Milpitas	CA	95035	Santa Clara	1	Hotel	Extended Stay	1998
9.03	JPMCB	Larkspur Landing Campbell	550 West Hamilton Avenue	Campbell	CA	95008	Santa Clara	1	Hotel	Extended Stay	2000
9.04	JPMCB	Larkspur Landing San Francisco	690 Gateway Boulevard	South San Francisco	CA	94080	San Mateo	1	Hotel	Extended Stay	1999

 A-1-1

ANNEX A-1

								Number of	Property	Property		Year
Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Properties	Type	Subtype	Year Built	Renovated
9.05	JPMCB	Larkspur Landing Pleasanton	5535 Johnson Drive	Pleasanton	CA	94588	Alameda	1	Hotel	Extended Stay	1997
9.06	JPMCB	Larkspur Landing Bellevue	15805 Southeast 37th Street	Bellevue	WA	98006	King	1	Hotel	Extended Stay	1998
9.07	JPMCB	Larkspur Landing Sacramento	555 Howe Avenue	Sacramento	CA	95825	Sacramento	1	Hotel	Extended Stay	1998
9.08	JPMCB	Hampton Inn Ann Arbor North	2300 Green Road	Ann Arbor	MI	48105	Washtenaw	1	Hotel	Limited Service	1988	2015
9.09	JPMCB	Larkspur Landing Hillsboro	3133 Northeast Shute Road	Hillsboro	OR	97124	Washington	1	Hotel	Extended Stay	1997
9.10	JPMCB	Larkspur Landing Renton	1701 East Valley Road	Renton	WA	98057	King	1	Hotel	Extended Stay	1998
9.11	JPMCB	Holiday Inn Arlington Northeast Rangers Ballpark	1311 Wet N Wild Way	Arlington	TX	76011	Tarrant	1	Hotel	Full Service	2008	2013
9.12	JPMCB	Residence Inn Toledo Maumee	1370 Arrowhead Drive	Maumee	OH	43537	Lucas	1	Hotel	Extended Stay	2008	2016
9.13	JPMCB	Residence Inn Williamsburg	1648 Richmond Road	Williamsburg	VA	23185	Williamsburg City	1	Hotel	Extended Stay	1999	2012
9.14	JPMCB	Hampton Inn Suites Waco South	2501 Marketplace Drive	Waco	TX	76711	McLennan	1	Hotel	Limited Service	2008	2013
9.15	JPMCB	Holiday Inn Louisville Airport Fair Expo	447 Farmington Avenue	Louisville	KY	40209	Jefferson	1	Hotel	Full Service	2008
9.16	JPMCB	Courtyard Tyler	7424 South Broadway Avenue	Tyler	TX	75703	Smith	1	Hotel	Limited Service	2010	2016
9.17	JPMCB	Hilton Garden Inn Edison Raritan Center	50 Raritan Center Parkway	Edison	NJ	08837	Middlesex	1	Hotel	Limited Service	2002	2014
9.18	JPMCB	Hilton Garden Inn St Paul Oakdale	420 Inwood Avenue North	Oakdale	MN	55128	Washington	1	Hotel	Limited Service	2005	2013
9.19	JPMCB	Residence Inn Grand Rapids West	3451 Rivertown Point Court Southwest	Grandville	MI	49418	Kent	1	Hotel	Extended Stay	2000	2017
9.20	JPMCB	Peoria, AZ Residence Inn	8435 West Paradise Lane	Peoria	AZ	85382	Maricopa	1	Hotel	Extended Stay	1998	2013
9.21	JPMCB	Hampton Inn Suites Bloomington Normal	320 South Towanda Avenue	Normal	IL	61761	McLean	1	Hotel	Limited Service	2007	2015
9.22	JPMCB	Courtyard Chico	2481 Carmichael Drive	Chico	CA	95928	Butte	1	Hotel	Limited Service	2005	2015
9.23	JPMCB	Hampton Inn Suites Kokomo	2920 South Reed Road	Kokomo	IN	46902	Howard	1	Hotel	Limited Service	1997	2013
9.24	JPMCB	Hampton Inn Suites South Bend	52709 State Road 933	South Bend	IN	46637	Saint Joseph	1	Hotel	Limited Service	1997	2014
9.25	JPMCB	Courtyard Wichita Falls	3800 Tarry Street	Wichita Falls	TX	76308	Wichita	1	Hotel	Limited Service	2009	2017
9.26	JPMCB	Hampton Inn Morehead	4035 Arendell Street	Morehead City	NC	28557	Carteret	1	Hotel	Limited Service	1991	2017
9.27	JPMCB	Residence Inn Chico	2485 Carmichael Drive	Chico	CA	95928	Butte	1	Hotel	Extended Stay	2005	2014
9.28	JPMCB	Courtyard Lufkin	2130 South First Street	Lufkin	TX	75901	Angelina	1	Hotel	Limited Service	2009	2017
9.29	JPMCB	Hampton Inn Carlisle	1164 Harrisburg Pike	Carlisle	PA	17013	Cumberland	1	Hotel	Limited Service	1997	2014
9.30	JPMCB	Springhill Suites Williamsburg	1644 Richmond Road	Williamsburg	VA	23185	Williamsburg City	1	Hotel	Limited Service	2002	2012
9.31	JPMCB	Fairfield Inn Bloomington	120 South Fairfield Drive	Bloomington	IN	47404	Monroe	1	Hotel	Limited Service	1995	2015
9.32	JPMCB	Waco Residence Inn	501 South University	Waco	TX	76706	McLennan	1	Hotel	Extended Stay	1997	2012
9.33	JPMCB	Holiday Inn Express Fishers	9791 North by Northeast Boulevard	Fishers	IN	46037	Hamilton	1	Hotel	Limited Service	2000	2012
9.34	JPMCB	Larkspur Landing Folsom	121 Iron Point Road	Folsom	CA	95630	Sacramento	1	Hotel	Extended Stay	2000
9.35	JPMCB	Springhill Suites Chicago Naperville Warrenville	4305 Weaver Parkway	Warrenville	IL	60555	DuPage	1	Hotel	Limited Service	1997	2013
9.36	JPMCB	Holiday Inn Express & Suites Paris	3025 Northeast Loop 286	Paris	TX	75460	Lamar	1	Hotel	Limited Service	2009
9.37	JPMCB	Toledo Homewood Suites	1410 Arrowhead Drive	Maumee	OH	43537	Lucas	1	Hotel	Extended Stay	1997	2014
9.38	JPMCB	Grand Rapids Homewood Suites	3920 Stahl Drive	Grand Rapids	MI	49546	Kent	1	Hotel	Extended Stay	1997	2013
9.39	JPMCB	Cheyenne Fairfield Inn and Suites	1415 Stillwater Avenue	Cheyenne	WY	82009	Laramie	1	Hotel	Limited Service	1994	2013
9.40	JPMCB	Fairfield Inn Laurel	13700 Baltimore Avenue	Laurel	MD	20707	Prince Georges	1	Hotel	Limited Service	1988	2013
9.41	JPMCB	Courtyard Akron Stow	4047 Bridgewater Parkway	Stow	OH	44224	Summit	1	Hotel	Limited Service	2005	2014
9.42	JPMCB	Larkspur Landing Roseville	1931 Taylor Road	Roseville	CA	95661	Placer	1	Hotel	Extended Stay	1999
9.43	JPMCB	Towneplace Suites Bloomington	105 South Franklin Road	Bloomington	IN	47404	Monroe	1	Hotel	Extended Stay	2000	2013
9.44	JPMCB	Hampton Inn Danville	97 Old Valley School Road	Danville	PA	17821	Montour	1	Hotel	Limited Service	1998	2013
9.45	JPMCB	Holiday Inn Norwich	10 Laura Boulevard	Norwich	CT	06360	New London	1	Hotel	Full Service	1975	2013
9.46	JPMCB	Hampton Inn Suites Longview North	3044 North Eastman Road	Longview	TX	75605	Gregg	1	Hotel	Limited Service	2008	2013
9.47	JPMCB	Springhill Suites Peoria Westlake	2701 West Lake Avenue	Peoria	IL	61615	Peoria	1	Hotel	Limited Service	2000	2013
9.48	JPMCB	Hampton Inn Suites Buda	1201 Cabelas Drive	Buda	TX	78610	Hays	1	Hotel	Limited Service	2008
9.49	JPMCB	Shawnee Hampton Inn	4851 North Kickapoo	Shawnee	OK	74804	Pottawatomie	1	Hotel	Limited Service	1996	2013
9.50	JPMCB	Racine Fairfield Inn	6421 Washington Avenue	Racine	WI	53406	Racine	1	Hotel	Limited Service	1991	2016
9.51	JPMCB	Hampton Inn Selinsgrove Shamokin Dam	3 Stetler Avenue	Shamokin Dam	PA	17876	Snyder	1	Hotel	Limited Service	1996	2013
9.52	JPMCB	Holiday Inn Express & Suites Terrell	300 Tanger Drive	Terrell	TX	75160	Kaufman	1	Hotel	Limited Service	2007	2013
9.53	JPMCB	Westchase Homewood Suites	2424 Rogerdale Road	Houston	TX	77042	Harris	1	Hotel	Extended Stay	1998	2016
9.54	JPMCB	Holiday Inn Express & Suites Tyler South	2421 East Southeast Loop 323	Tyler	TX	75701	Smith	1	Hotel	Limited Service	2000	2015
9.55	JPMCB	Holiday Inn Express & Suites Huntsville	148 Interstate 45 South	Huntsville	TX	77340	Walker	1	Hotel	Limited Service	2008	2013
9.56	JPMCB	Hampton Inn Sweetwater	302 Southeast Georgia Avenue	Sweetwater	TX	79556	Nolan	1	Hotel	Limited Service	2009
9.57	JPMCB	Comfort Suites Buda Austin South	15295 South Interstate 35 Building 800	Buda	TX	78610	Hays	1	Hotel	Limited Service	2009
9.58	JPMCB	Fairfield Inn & Suites Weatherford	175 Alford Drive	Weatherford	TX	76087	Parker	1	Hotel	Limited Service	2009	2016
9.59	JPMCB	Holiday Inn Express & Suites Altus	2812 East Broadway	Altus	OK	73521	Jackson	1	Hotel	Limited Service	2008	2013
9.60	JPMCB	Comfort Inn & Suites Paris	3035 Northeast Loop 286	Paris	TX	75460	Lamar	1	Hotel	Limited Service	2009
9.61	JPMCB	Hampton Inn Suites Decatur	110 South Highway 81/287	Decatur	TX	76234	Wise	1	Hotel	Limited Service	2008	2013
9.62	JPMCB	Holiday Inn Express & Suites Texarkana East	5210 Crossroads Parkway	Texarkana	AR	71854	Miller	1	Hotel	Limited Service	2009
9.63	JPMCB	Mankato Fairfield Inn	141 Apache Place	Mankato	MN	56001	Blue Earth	1	Hotel	Limited Service	1997	2016
9.64	JPMCB	Candlewood Suites Texarkana	2901 South Cowhorn Creek Loop	Texarkana	TX	75503	Bowie	1	Hotel	Extended Stay	2009	2014
9.65	JPMCB	Country Inn & Suites Houston Intercontinental Airport East	20611 Highway 59	Humble	TX	77338	Harris	1	Hotel	Limited Service	2001	2017
10	GACC	General Motors Building	767 Fifth Avenue	New York	NY	10153	New York	1	Mixed Use	Office/Retail	1968	2017
11	GACC	IRG Portfolio	Various	Various	OH	Various	Various	5	Industrial	Various	Various	Various
11.01	GACC	HBP Euclid	23555 Euclid Avenue	Euclid	OH	44117	Cuyahoga	1	Industrial	Flex	1940-1956
11.02	GACC	LMA Massillon & Building E	1204-1210 Massillon Road	Akron	OH	44306	Summit	1	Industrial	Flex	1941-1952	1983
11.03	GACC	LMA Building D	1204-1210 Massillon Road	Akron	OH	44306	Summit	1	Industrial	Flex	1941-1952	1983
11.04	GACC	NRR Commerce	655 North River Road Northwest	Warren	OH	44483	Trumbull	1	Industrial	Warehouse/Distribution	1986
11.05	GACC	Rockside Commerce	16485 Rockside Road	Maple Heights	OH	44137	Cuyahoga	1	Industrial	Flex	1969	2010
12	JPMCB	Villas at San Gabriel	2414 San Gabriel Street	Austin	TX	78705	Travis	1	Multifamily	Student	2017
13	JPMCB	150 Blackstone River Road	150 Blackstone River Road	Worcester	MA	01607	Worcester	1	Industrial	Warehouse/Distribution	2017
14	GACC	Sheraton DFW	4440 West John Carpenter Freeway	Irving	TX	75063	Dallas	1	Hotel	Full Service	1982	2014
15	JPMCB	245 Park Avenue	245 Park Avenue	New York	NY	10167	New York	1	Office	CBD	1965	2006
16	GACC	Walgreens Witkoff Portfolio	Various	Various	Various	Various	Various	7	Retail	Various	2007
16.01	GACC	Worcester	220 Grafton Street	Worcester	MA	01604	Worcester	1	Retail	Freestanding	2007
16.02	GACC	New Bedford	2968 Acushnet Avenue	New Bedford	MA	02745	Bristol	1	Retail	Freestanding	2007
16.03	GACC	Staten Island	1579 Forest Avenue	Staten Island	NY	10302	Richmond	1	Retail	Single Tenant	2007
16.04	GACC	Windham	741 Roosevelt Trail	Windham	ME	04062	Cumberland	1	Retail	Unanchored	2007
16.05	GACC	Yarmouth	1041 Route 28	South Yarmouth	MA	02664	Barnstable	1	Retail	Freestanding	2007
16.06	GACC	Hampstead	288 Sandown Road	East Hampstead	NH	03826	Rockingham	1	Retail	Freestanding	2007
16.07	GACC	Woodbury	343 South Broad Street	Woodbury	NJ	08096	Gloucester	1	Retail	Freestanding	2007
17	GACC	Preston Plaza	17950 Preston Road	Dallas	TX	75252	Collin	1	Office	Suburban	1986	2015
18	GACC	Capital Centers II & III	Various	Rancho Cordova	CA	95670	Sacramento	2	Office	Suburban	1984, 1985
18.01	GACC	Capital Center II	11040, 11050, 11060, 11070, 11080 & 11090 White Rock Road	Rancho Cordova	CA	95670	Sacramento	1	Office	Suburban	1984, 1985
18.02	GACC	Capital Center III	11000, 11010, 11020 & 11030 White Rock Road	Rancho Cordova	CA	95670	Sacramento	1	Office	Suburban	1984, 1985
19	GACC	Lightstone Portfolio	Various	Various	Various	Various	Various	7	Hotel	Various	Various	Various
19.01	GACC	Hampton Inn & Suites Ft. Myers Beach	11281 Summerlin Square Drive	Fort Myers Beach	FL	33931	Lee	1	Hotel	Limited Service	2001	2017
19.02	GACC	aloft Rogers Bentonville	1103 South 52nd Street	Rogers	AR	72758	Benton	1	Hotel	Select Service	2008	2015
19.03	GACC	Residence Inn Baton Rouge Siegen Lane	10333 North Mall Drive	Baton Rouge	LA	70809	East Baton Rouge	1	Hotel	Extended Stay	2000	2014
19.04	GACC	Courtyard Baton Rouge Siegen Lane	10307 North Mall Drive	Baton Rouge	LA	70809	East Baton Rouge	1	Hotel	Select Service	1997	2010
19.05	GACC	TownePlace Suites New Orleans Metairie	5424 Citrus Boulevard	Harahan	LA	70123	Jefferson	1	Hotel	Extended Stay	2000	2013
19.06	GACC	Fairfield Inn & Suites Jonesboro	3408 Access Road	Jonesboro	AR	72401	Craighead	1	Hotel	Limited Service	2009	2015
19.07	GACC	TownePlace Suites Fayetteville North Springdale	5437 South 48th Street	Springdale	AR	72762	Washington	1	Hotel	Extended Stay	2009	2015
20	GACC	18301 Von Karman	18301 Von Karman Avenue	Irvine	CA	92612	Orange	1	Office	CBD	1989	2012
21	JPMCB	Fullerton Plaza	1755-1829 West Fullerton Avenue	Chicago	IL	60614	Cook	1	Retail	Anchored	1997
22	JPMCB	Torre Plaza	10201 Torre Avenue	Cupertino	CA	95014	Santa Clara	1	Office	Suburban	1983	2011

 A-1-2

ANNEX A-1

								Number of	Property	Property		Year
Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Properties	Type	Subtype	Year Built	Renovated
23	GACC	Covance Business Center	8211 Scicor Drive	Indianapolis	IN	46214	Marion	1	Mixed Use	Office/Industrial	1990, 1997, 2000, 2005	NAP
24	GACC	Best Western Plus Truckee	11331 Brockway Road	Truckee	CA	96161	Nevada	1	Hotel	Limited Service	1984	2016
25	GACC	18401 Von Karman	18401 Von Karman Avenue	Irvine	CA	92612	Orange	1	Office	Suburban	1983	2015
26	JPMCB	Staybridge Suites St. Petersburg	940 Fifth Avenue South	St. Petersburg	FL	33705	Pinellas	1	Hotel	Extended Stay	2014
27	JPMCB	Mural Lofts	523-525 North Broad Street	Philadelphia	PA	19123	Philadelphia	1	Multifamily	Mid-Rise	1900	2015
28	GACC	EIP Logistics Portfolio	Various	Various	Various	Various	Various	2	Industrial	Warehouse/Distribution	Various
28.01	GACC	Mercury Paper, Inc.	495 Radio Station Road	Strasburg	VA	22657	Shenandoah	1	Industrial	Warehouse/Distribution	2008
28.02	GACC	Precision Park	200 Frenchtown Road	North Kingstown	RI	02852	Washington	1	Industrial	Warehouse/Distribution	1960	2004
29	GACC	Haggen Food & Pharmacy	1313 Cooper Point Road Southwest	Olympia	WA	98502	Thurston	1	Retail	Freestanding	1987	2012
30	JPMCB	Home2 Suites Amarillo	8251 West Amarillo Boulevard	Amarillo	TX	79124	Potter	1	Hotel	Extended Stay	2015
31	JPMCB	Hampton Inn & Suites Rome	875 West 1st Street	Rome	GA	30161	Floyd	1	Hotel	Limited Service	2016
32	JPMCB	Preston Trail Atrium	17330 Preston Road	Dallas	TX	75235	Collin	1	Office	Suburban	1983	2017
33	GACC	CVS New Orleans	500 North Carrollton Avenue	New Orleans	LA	70119	Orleans	1	Retail	Freestanding	2016
34	GACC	Bay Bridge Industrial Center	2201 Poplar Street	Oakland	CA	94607	Alameda	1	Industrial	Warehouse	1956	2001
35	JPMCB	Bank of America Building	9-11 Raymond Avenue	Poughkeepsie	NY	12603	Dutchess	1	Mixed Use	Office/Retail	1986, 2013
36	GACC	Wells Fargo Financial Center	631 South Orlando Avenue & 1220, 1230 and 1234 West Fairbanks Avenue	Winter Park	FL	32789	Orange	1	Mixed Use	Office/Retail	1953-1964	2017
37	GACC	1250 Mockingbird	1250 West Mockingbird Lane	Dallas	TX	75247	Dallas	1	Office	Suburban	1978	2015
38	JPMCB	The Grove at 43rd Apartments	2006 West 43rd Street	Houston	TX	77018	Harris	1	Multifamily	Garden	1972	2015
39	GACC	Brittmoore Industrial Park	2121 Brittmoore Road	Houston	TX	77043	Harris	1	Industrial	Flex	1999	2003
40	GACC	11th & Kissling	238-254A 11th Street & 107-119 Kissling Street	San Francisco	CA	94103	San Francisco	1	Multifamily	Garden	1907	2016
41	GACC	PPHC Manufacturing Facility	162 Gene East Stewart Boulevard	Sylacauga	AL	35151	Talladega	1	Industrial	Warehouse	2005	2009

 A-1-3

ANNEX A-1

											Original		Current
				Unit of		Occupancy	Appraised	Appraisal	Current	Original	Balance	Current	Balance	% of Initial	Crossed	Related
Loan #	Seller(1)	Property Name	Units(2)	Measure	Occupancy %(3)	Date	Value ($)(4)	Date	LTV %(4)	Balance ($)(5)(6)	per Unit ($)	Balance ($)(5)(6)	per Unit ($)	Pool Balance	Loan	Borrower(7)
1	GACC	Moffett Place Building 4	314,352	Square Feet	100.0%	10/06/17	309,500,000	11/01/18	41.0%	70,000,000	404	70,000,000	404	6.3%	No	No
2	GACC	U-Haul SAC Portfolios 14, 15, 17	1,149,651	Square Feet	94.0%	07/31/17	212,670,000	Various	60.5%	69,000,000	112	68,859,925	112	6.2%	No	No
2.01	GACC	U-Haul of Medford	127,736	Square Feet	94.7%	07/31/17	38,700,000	06/22/17		12,556,073		12,530,583		1.1%
2.02	GACC	U-Haul Center of Salisbury	68,050	Square Feet	97.0%	07/31/17	18,440,000	06/20/17		5,982,790		5,970,645		0.5%
2.03	GACC	U-Haul Center North Rancho	79,795	Square Feet	96.2%	07/31/17	17,780,000	06/20/17		5,768,656		5,756,945		0.5%
2.04	GACC	U-Haul Lincoln Park	57,282	Square Feet	93.6%	07/31/17	16,580,000	06/20/17		5,379,320		5,368,400		0.5%
2.05	GACC	U-Haul of Inwood	48,292	Square Feet	99.0%	07/31/17	14,600,000	06/19/17		4,736,916		4,727,300		0.4%
2.06	GACC	U-Haul Ctr Albany	73,544	Square Feet	98.3%	07/31/17	12,080,000	06/21/17		3,919,312		3,911,355		0.4%
2.07	GACC	U-Haul Storage Black Rock	36,258	Square Feet	93.4%	07/31/17	9,950,000	06/23/17		3,228,241		3,221,687		0.3%
2.08	GACC	U-Haul Center of Rockville	28,426	Square Feet	98.5%	07/31/17	8,680,000	06/19/17		2,816,194		2,810,477		0.3%
2.09	GACC	U-Haul Storage Ivar Avenue	38,519	Square Feet	95.4%	07/31/17	8,230,000	06/20/17		2,670,193		2,664,772		0.2%
2.10	GACC	U-Haul Center of Round Rock	42,775	Square Feet	90.7%	07/31/17	7,660,000	06/21/17		2,485,259		2,480,214		0.2%
2.11	GACC	U-Haul Storage Glendora	33,513	Square Feet	97.8%	07/31/17	7,540,000	06/20/17		2,446,325		2,441,359		0.2%
2.12	GACC	U-Haul Center Texas Avenue	45,050	Square Feet	98.2%	07/31/17	7,490,000	06/21/17		2,430,103		2,425,170		0.2%
2.13	GACC	U-Haul Storage Tarrant Road	66,560	Square Feet	91.8%	07/31/17	6,370,000	06/21/17		2,066,723		2,062,528		0.2%
2.14	GACC	U-Haul Storage Hulen	82,689	Square Feet	92.5%	07/31/17	5,860,000	06/21/17		1,901,255		1,897,395		0.2%
2.15	GACC	U-Haul Ctr Beaumont	45,619	Square Feet	94.8%	07/31/17	5,340,000	06/22/17		1,732,543		1,729,026		0.2%
2.16	GACC	U-Haul Storage Waxahachie	52,065	Square Feet	98.8%	07/31/17	5,280,000	06/21/17		1,713,076		1,709,599		0.2%
2.17	GACC	U-Haul Center of Olathe	38,025	Square Feet	95.8%	07/31/17	5,040,000	06/26/17		1,635,209		1,631,889		0.1%
2.18	GACC	U-Haul Kings Highway	23,445	Square Feet	98.3%	07/31/17	3,790,000	06/21/17		1,229,652		1,227,155		0.1%
2.19	GACC	U-Haul Storage I-30	56,763	Square Feet	82.6%	07/31/17	3,650,000	06/26/17		1,184,229		1,181,825		0.1%
2.20	GACC	U-Haul Storage Laurelwood	33,150	Square Feet	94.9%	07/31/17	3,640,000	06/20/17		1,180,985		1,178,587		0.1%
2.21	GACC	U-Haul Ctr Downtown	30,995	Square Feet	71.9%	07/31/17	3,030,000	06/20/17		983,072		981,077		0.1%
2.22	GACC	U-Haul Storage Business Avenue	41,100	Square Feet	89.0%	07/31/17	2,940,000	06/21/17		953,872		951,935		0.1%
3	JPMCB	Station Place III	517,653	Square Feet	98.6%	09/01/17	399,000,000	08/22/17	47.6%	64,000,000	367	64,000,000	367	5.8%	No	No
4	JPMCB	Treeview Industrial Portfolio	3,168,642	Square Feet	96.0%	04/30/17	193,670,000	Various	64.5%	60,000,000	39	60,000,000	39	5.4%	No	No
4.01	JPMCB	Eastgate	200,000	Square Feet	100.0%	04/30/17	31,450,000	05/22/17		9,743,378		9,743,378		0.9%
4.02	JPMCB	1405 Worldwide	525,000	Square Feet	100.0%	04/30/17	26,200,000	05/25/17		8,116,901		8,116,901		0.7%
4.03	JPMCB	1200 Worldwide	520,000	Square Feet	100.0%	04/30/17	25,200,000	05/25/17		7,807,094		7,807,094		0.7%
4.04	JPMCB	Landmark	328,717	Square Feet	100.0%	04/30/17	22,000,000	05/26/17		6,815,717		6,815,717		0.6%
4.05	JPMCB	100 Corporate Lakes	346,614	Square Feet	100.0%	04/30/17	14,500,000	05/25/17		4,492,177		4,492,177		0.4%
4.06	JPMCB	Design Road	201,600	Square Feet	100.0%	04/30/17	12,750,000	05/30/17		3,950,018		3,950,018		0.4%
4.07	JPMCB	2055 Global Way	207,222	Square Feet	100.0%	04/30/17	11,100,000	05/25/17		3,438,839		3,438,839		0.3%
4.08	JPMCB	Sabre Street	83,854	Square Feet	100.0%	04/30/17	10,520,000	05/19/17		3,259,152		3,259,152		0.3%
4.09	JPMCB	2205 Global Way	184,800	Square Feet	100.0%	04/30/17	10,000,000	05/25/17		3,098,053		3,098,053		0.3%
4.10	JPMCB	1280 Corporate Lakes	164,383	Square Feet	50.1%	04/30/17	8,000,000	05/25/17		2,478,443		2,478,443		0.2%
4.11	JPMCB	11 Boulden Circle	122,516	Square Feet	100.0%	04/30/17	7,800,000	05/26/17		2,416,482		2,416,482		0.2%
4.12	JPMCB	1300 Corporate Lakes	139,980	Square Feet	67.0%	04/30/17	7,000,000	05/25/17		2,168,638		2,168,638		0.2%
4.13	JPMCB	7 Boulden Circle	82,118	Square Feet	100.0%	04/30/17	3,650,000	05/26/17		1,130,789		1,130,789		0.1%
4.14	JPMCB	2 Boulden Circle	61,838	Square Feet	100.0%	04/30/17	3,500,000	05/26/17		1,084,319		1,084,319		0.1%
5	GACC	AHIP Northeast Portfolio I	612	Rooms	84.0%	03/31/17	124,000,000	Various	56.1%	55,000,000	113,725	55,000,000	113,725	5.0%	No	No
5.01	GACC	Hilton Garden Inn - Baltimore White Marsh	155	Rooms	82.2%	03/31/17	35,500,000	06/01/18		15,745,967		15,745,967		1.4%
5.02	GACC	Homewood Suites - Allentown West Fogelsville	108	Rooms	89.1%	03/31/17	24,000,000	06/01/19		10,645,161		10,645,161		1.0%
5.03	GACC	Courtyard by Marriott - Wall at Monmouth Shores	113	Rooms	78.7%	03/31/17	23,500,000	06/01/20		10,423,387		10,423,387		0.9%
5.04	GACC	SpringHill Suites - Arundel Mills BWI Airport	128	Rooms	85.9%	03/31/17	23,000,000	06/01/18		10,201,613		10,201,613		0.9%
5.05	GACC	Homewood Suites - Dover Rockaway	108	Rooms	84.5%	03/31/17	18,000,000	06/01/19		7,983,871		7,983,871		0.7%
6	JPMCB	First Stamford Place	810,471	Square Feet	90.8%	05/01/17	285,000,000	05/03/17	57.5%	54,800,000	202	54,800,000	202	5.0%	No	No
7	JPMCB	521-523 East 72nd Street	99,316	Square Feet	98.8%	05/03/17	144,100,000	05/11/17	59.0%	50,000,000	856	50,000,000	856	4.5%	No	No
8	JPMCB	Gateway Net Lease Portfolio	5,296,943	Square Feet	100.0%	10/05/17	785,215,000	Various	45.0%	50,000,000	67	50,000,000	67	4.5%	No	No
8.01	JPMCB	BAE Facility	333,750	Square Feet	100.0%	10/05/17	65,400,000	02/22/17		4,164,436		4,164,436		0.4%
8.02	JPMCB	FedEx Ground (Stratford)	225,198	Square Feet	100.0%	10/05/17	63,000,000	02/24/17		4,011,472		4,011,472		0.4%
8.03	JPMCB	FedEx (Baltimore)	306,016	Square Feet	100.0%	10/05/17	58,000,000	02/27/17		3,693,117		3,693,117		0.3%
8.04	JPMCB	Harman Becker	188,042	Square Feet	100.0%	10/05/17	46,200,000	03/02/17		2,941,683		2,941,683		0.3%
8.05	JPMCB	GE Aviation (Lafayette)	306,406	Square Feet	100.0%	10/05/17	44,000,000	02/22/17		2,802,103		2,802,103		0.3%
8.06	JPMCB	GoDaddy	150,000	Square Feet	100.0%	10/05/17	39,000,000	02/24/17		2,483,748		2,483,748		0.2%
8.07	JPMCB	Carrier	517,000	Square Feet	100.0%	10/05/17	38,500,000	02/23/17		2,451,243		2,451,243		0.2%
8.08	JPMCB	Emerus	95,640	Square Feet	100.0%	10/05/17	31,300,000	02/24/17		1,993,308		1,993,308		0.2%
8.09	JPMCB	Cardinal Health	275,951	Square Feet	100.0%	10/05/17	30,450,000	02/21/17		1,938,815		1,938,815		0.2%
8.10	JPMCB	Tyco Electronics	176,648	Square Feet	100.0%	10/05/17	30,150,000	02/27/17		1,919,694		1,919,694		0.2%
8.11	JPMCB	FCA/Caterpillar	300,000	Square Feet	100.0%	10/05/17	28,400,000	02/22/17		1,808,795		1,808,795		0.2%
8.12	JPMCB	FedEx Ground (Staunton)	225,198	Square Feet	100.0%	10/05/17	23,900,000	03/02/17		1,521,989		1,521,989		0.1%
8.13	JPMCB	Quad Packaging (Proteus) - Franklin Business Park	205,000	Square Feet	100.0%	10/05/17	20,000,000	02/24/17		1,273,423		1,273,423		0.1%
8.14	JPMCB	Quad Packaging (Transpak) - Franklin Business Park	218,000	Square Feet	100.0%	10/05/17	19,800,000	02/24/17		1,260,994		1,260,994		0.1%
8.15	JPMCB	T-Mobile Call Center	66,500	Square Feet	100.0%	10/05/17	18,475,000	02/23/17		1,176,864		1,176,864		0.1%
8.16	JPMCB	Sikorsky Aircraft R&D Facility	150,975	Square Feet	100.0%	10/05/17	17,900,000	02/17/17		1,139,579		1,139,579		0.1%
8.17	JPMCB	Vatterott College	90,000	Square Feet	100.0%	10/05/17	16,600,000	02/15/17		1,057,361		1,057,361		0.1%
8.18	JPMCB	Comcast	57,260	Square Feet	100.0%	10/05/17	14,900,000	02/24/17		948,375		948,375		0.1%
8.19	JPMCB	Alfa Laval Plant	180,252	Square Feet	100.0%	10/05/17	13,600,000	02/24/17		865,201		865,201		0.1%
8.20	JPMCB	LKQ (New Braunfels)	98,771	Square Feet	100.0%	10/05/17	13,400,000	02/22/17		853,728		853,728		0.1%
8.21	JPMCB	Hitachi	72,056	Square Feet	100.0%	10/05/17	12,800,000	02/22/17		815,488		815,488		0.1%
8.22	JPMCB	Cameron International	75,000	Square Feet	100.0%	10/05/17	12,175,000	02/21/17		775,335		775,335		0.1%
8.23	JPMCB	Alliance Data Systems Office	100,800	Square Feet	100.0%	10/05/17	11,550,000	02/17/17		735,182		735,182		0.1%
8.24	JPMCB	Synchrony Financial	67,775	Square Feet	100.0%	10/05/17	10,750,000	02/22/17		684,512		684,512		0.1%
8.25	JPMCB	Baxalta (Barry Pointe)	16,686	Square Feet	100.0%	10/05/17	8,250,000	08/08/17		524,857		524,857		0.0%
8.26	JPMCB	Baxalta (Casselberry)	16,694	Square Feet	100.0%	10/05/17	7,850,000	10/09/17		500,000		500,000		0.0%
8.27	JPMCB	Baxalta (Mounds View)	16,694	Square Feet	100.0%	10/05/17	7,420,000	02/27/17		472,275		472,275		0.0%
8.28	JPMCB	Baxalta (Grand Rapids)	16,694	Square Feet	100.0%	10/05/17	7,400,000	02/20/17		471,319		471,319		0.0%
8.29	JPMCB	Gerdau	46,976	Square Feet	100.0%	10/05/17	7,400,000	03/01/17		471,319		471,319		0.0%
8.30	JPMCB	Baxalta (Wausau)	16,694	Square Feet	100.0%	10/05/17	7,200,000	02/17/17		458,891		458,891		0.0%
8.31	JPMCB	Baxalta (Springfield)	16,694	Square Feet	100.0%	10/05/17	7,000,000	02/27/17		445,507		445,507		0.0%
8.32	JPMCB	LKQ (Salisbury)	205,100	Square Feet	100.0%	10/05/17	7,000,000	02/23/17		445,507		445,507		0.0%
8.33	JPMCB	Baxalta (Ankeny)	16,694	Square Feet	100.0%	10/05/17	6,600,000	03/01/17		420,650		420,650		0.0%
8.34	JPMCB	H&E Equipment Services (San Antonio)	26,535	Square Feet	100.0%	10/05/17	5,800,000	02/23/17		369,025		369,025		0.0%
8.35	JPMCB	H&E Equipment Services (New Orleans)	18,808	Square Feet	100.0%	10/05/17	5,450,000	02/27/17		347,036		347,036		0.0%
8.36	JPMCB	GE Aviation (Pompano)	30,892	Square Feet	100.0%	10/05/17	5,100,000	02/22/17		325,048		325,048		0.0%
8.37	JPMCB	Saint-Gobain Warehouse	102,950	Square Feet	100.0%	10/05/17	4,600,000	02/17/17		292,543		292,543		0.0%
8.38	JPMCB	H&E Equipment Services (Columbia)	19,380	Square Feet	100.0%	10/05/17	4,550,000	02/20/17		289,675		289,675		0.0%
8.39	JPMCB	H&E Equipment Services (Yukon)	19,608	Square Feet	100.0%	10/05/17	4,490,000	02/20/17		285,851		285,851		0.0%
8.40	JPMCB	LKQ (Toledo)	207,998	Square Feet	100.0%	10/05/17	4,475,000	02/22/17		284,895		284,895		0.0%
8.41	JPMCB	H&E Equipment Services (Greer)	19,608	Square Feet	100.0%	10/05/17	4,380,000	02/17/17		279,159		279,159		0.0%
9	JPMCB	Starwood Capital Group Hotel Portfolio	6,366	Rooms	74.6%	03/31/17	956,000,000	04/23/17	60.4%	46,817,500	90,680	46,817,500	90,680	4.2%	No	No
9.01	JPMCB	Larkspur Landing Sunnyvale	126	Rooms	83.8%	03/31/17	52,100,000	04/23/17		2,762,973		2,762,973		0.2%
9.02	JPMCB	Larkspur Landing Milpitas	124	Rooms	85.7%	03/31/17	43,900,000	04/23/17		2,328,110		2,328,110		0.2%
9.03	JPMCB	Larkspur Landing Campbell	117	Rooms	84.3%	03/31/17	38,600,000	04/23/17		2,047,040		2,047,040		0.2%
9.04	JPMCB	Larkspur Landing San Francisco	111	Rooms	84.9%	03/31/17	31,800,000	04/23/17		1,686,421		1,686,421		0.2%

 A-1-4

ANNEX A-1

											Original		Current
				Unit of		Occupancy	Appraised	Appraisal	Current	Original	Balance	Current	Balance	% of Initial	Crossed	Related
Loan #	Seller(1)	Property Name	Units(2)	Measure	Occupancy %(3)	Date	Value ($)(4)	Date	LTV %(4)	Balance ($)(5)(6)	per Unit ($)	Balance ($)(5)(6)	per Unit ($)	Pool Balance	Loan	Borrower(7)
9.05	JPMCB	Larkspur Landing Pleasanton	124	Rooms	82.9%	03/31/17	31,100,000	04/23/17		1,649,299		1,649,299		0.1%
9.06	JPMCB	Larkspur Landing Bellevue	126	Rooms	78.8%	03/31/17	27,700,000	04/23/17		1,468,990		1,468,990		0.1%
9.07	JPMCB	Larkspur Landing Sacramento	124	Rooms	83.0%	03/31/17	20,700,000	04/23/17		1,097,765		1,097,765		0.1%
9.08	JPMCB	Hampton Inn Ann Arbor North	129	Rooms	73.9%	03/31/17	20,200,000	04/23/17		1,071,249		1,071,249		0.1%
9.09	JPMCB	Larkspur Landing Hillsboro	124	Rooms	74.1%	03/31/17	20,200,000	04/23/17		1,071,249		1,071,249		0.1%
9.10	JPMCB	Larkspur Landing Renton	127	Rooms	80.3%	03/31/17	20,000,000	04/23/17		1,060,642		1,060,642		0.1%
9.11	JPMCB	Holiday Inn Arlington Northeast Rangers Ballpark	147	Rooms	78.3%	03/31/17	19,200,000	04/23/17		1,018,217		1,018,217		0.1%
9.12	JPMCB	Residence Inn Toledo Maumee	108	Rooms	81.7%	03/31/17	19,000,000	04/23/17		1,007,610		1,007,610		0.1%
9.13	JPMCB	Residence Inn Williamsburg	108	Rooms	73.0%	03/31/17	18,200,000	04/23/17		965,185		965,185		0.1%
9.14	JPMCB	Hampton Inn Suites Waco South	123	Rooms	77.7%	03/31/17	16,800,000	04/23/17		890,940		890,940		0.1%
9.15	JPMCB	Holiday Inn Louisville Airport Fair Expo	106	Rooms	72.9%	03/31/17	16,500,000	04/23/17		875,030		875,030		0.1%
9.16	JPMCB	Courtyard Tyler	121	Rooms	58.8%	03/31/17	16,200,000	04/23/17		859,120		859,120		0.1%
9.17	JPMCB	Hilton Garden Inn Edison Raritan Center	132	Rooms	78.1%	03/31/17	16,200,000	04/23/17		859,120		859,120		0.1%
9.18	JPMCB	Hilton Garden Inn St Paul Oakdale	116	Rooms	80.0%	03/31/17	16,000,000	04/23/17		848,514		848,514		0.1%
9.19	JPMCB	Residence Inn Grand Rapids West	90	Rooms	72.6%	03/31/17	15,800,000	04/23/17		837,907		837,907		0.1%
9.20	JPMCB	Peoria, AZ Residence Inn	90	Rooms	80.8%	03/31/17	15,700,000	04/23/17		832,604		832,604		0.1%
9.21	JPMCB	Hampton Inn Suites Bloomington Normal	128	Rooms	70.8%	03/31/17	15,600,000	04/23/17		827,301		827,301		0.1%
9.22	JPMCB	Courtyard Chico	90	Rooms	84.6%	03/31/17	15,300,000	04/23/17		811,391		811,391		0.1%
9.23	JPMCB	Hampton Inn Suites Kokomo	105	Rooms	77.9%	03/31/17	14,800,000	04/23/17		784,875		784,875		0.1%
9.24	JPMCB	Hampton Inn Suites South Bend	117	Rooms	69.9%	03/31/17	14,800,000	04/23/17		784,875		784,875		0.1%
9.25	JPMCB	Courtyard Wichita Falls	93	Rooms	77.4%	03/31/17	14,100,000	04/23/17		747,753		747,753		0.1%
9.26	JPMCB	Hampton Inn Morehead	118	Rooms	66.6%	03/31/17	13,700,000	04/23/17		726,540		726,540		0.1%
9.27	JPMCB	Residence Inn Chico	78	Rooms	88.0%	03/31/17	13,300,000	04/23/17		705,327		705,327		0.1%
9.28	JPMCB	Courtyard Lufkin	101	Rooms	64.9%	03/31/17	12,700,000	04/23/17		673,508		673,508		0.1%
9.29	JPMCB	Hampton Inn Carlisle	97	Rooms	76.1%	03/31/17	12,600,000	04/23/17		668,205		668,205		0.1%
9.30	JPMCB	Springhill Suites Williamsburg	120	Rooms	71.7%	03/31/17	12,600,000	04/23/17		668,205		668,205		0.1%
9.31	JPMCB	Fairfield Inn Bloomington	105	Rooms	87.1%	03/31/17	12,500,000	04/23/17		662,901		662,901		0.1%
9.32	JPMCB	Waco Residence Inn	78	Rooms	82.0%	03/31/17	12,200,000	04/23/17		646,992		646,992		0.1%
9.33	JPMCB	Holiday Inn Express Fishers	115	Rooms	67.1%	03/31/17	11,400,000	04/23/17		604,566		604,566		0.1%
9.34	JPMCB	Larkspur Landing Folsom	84	Rooms	86.4%	03/31/17	11,100,000	04/23/17		588,656		588,656		0.1%
9.35	JPMCB	Springhill Suites Chicago Naperville Warrenville	128	Rooms	67.1%	03/31/17	10,500,000	04/23/17		556,837		556,837		0.1%
9.36	JPMCB	Holiday Inn Express & Suites Paris	84	Rooms	72.6%	03/31/17	10,400,000	04/23/17		551,534		551,534		0.0%
9.37	JPMCB	Toledo Homewood Suites	78	Rooms	82.2%	03/31/17	10,400,000	04/23/17		551,534		551,534		0.0%
9.38	JPMCB	Grand Rapids Homewood Suites	78	Rooms	84.1%	03/31/17	10,100,000	04/23/17		535,624		535,624		0.0%
9.39	JPMCB	Cheyenne Fairfield Inn and Suites	60	Rooms	74.6%	03/31/17	9,400,000	04/23/17		498,502		498,502		0.0%
9.40	JPMCB	Fairfield Inn Laurel	109	Rooms	79.9%	03/31/17	9,400,000	04/23/17		498,502		498,502		0.0%
9.41	JPMCB	Courtyard Akron Stow	101	Rooms	65.9%	03/31/17	9,200,000	04/23/17		487,895		487,895		0.0%
9.42	JPMCB	Larkspur Landing Roseville	90	Rooms	79.5%	03/31/17	8,700,000	04/23/17		461,379		461,379		0.0%
9.43	JPMCB	Towneplace Suites Bloomington	83	Rooms	89.1%	03/31/17	8,700,000	04/23/17		461,379		461,379		0.0%
9.44	JPMCB	Hampton Inn Danville	71	Rooms	80.0%	03/31/17	8,600,000	04/23/17		456,076		456,076		0.0%
9.45	JPMCB	Holiday Inn Norwich	135	Rooms	56.7%	03/31/17	8,500,000	04/23/17		450,773		450,773		0.0%
9.46	JPMCB	Hampton Inn Suites Longview North	91	Rooms	63.8%	03/31/17	8,400,000	04/23/17		445,470		445,470		0.0%
9.47	JPMCB	Springhill Suites Peoria Westlake	124	Rooms	63.3%	03/31/17	8,400,000	04/23/17		445,470		445,470		0.0%
9.48	JPMCB	Hampton Inn Suites Buda	74	Rooms	74.5%	03/31/17	8,300,000	04/23/17		440,167		440,167		0.0%
9.49	JPMCB	Shawnee Hampton Inn	63	Rooms	77.6%	03/31/17	8,300,000	04/23/17		440,167		440,167		0.0%
9.50	JPMCB	Racine Fairfield Inn	62	Rooms	68.6%	03/31/17	8,100,000	04/23/17		429,560		429,560		0.0%
9.51	JPMCB	Hampton Inn Selinsgrove Shamokin Dam	75	Rooms	75.6%	03/31/17	7,900,000	04/23/17		418,954		418,954		0.0%
9.52	JPMCB	Holiday Inn Express & Suites Terrell	68	Rooms	84.0%	03/31/17	7,500,000	04/23/17		397,741		397,741		0.0%
9.53	JPMCB	Westchase Homewood Suites	96	Rooms	63.4%	03/31/17	9,800,000	04/23/17		384,971		384,971		0.0%
9.54	JPMCB	Holiday Inn Express & Suites Tyler South	88	Rooms	65.9%	03/31/17	7,200,000	04/23/17		381,831		381,831		0.0%
9.55	JPMCB	Holiday Inn Express & Suites Huntsville	87	Rooms	65.5%	03/31/17	6,900,000	04/23/17		365,922		365,922		0.0%
9.56	JPMCB	Hampton Inn Sweetwater	72	Rooms	62.9%	03/31/17	6,300,000	04/23/17		334,102		334,102		0.0%
9.57	JPMCB	Comfort Suites Buda Austin South	72	Rooms	76.8%	03/31/17	5,300,000	04/23/17		281,070		281,070		0.0%
9.58	JPMCB	Fairfield Inn & Suites Weatherford	86	Rooms	63.4%	03/31/17	5,000,000	04/23/17		265,161		265,161		0.0%
9.59	JPMCB	Holiday Inn Express & Suites Altus	68	Rooms	67.4%	03/31/17	4,600,000	04/23/17		214,867		214,867		0.0%
9.60	JPMCB	Comfort Inn & Suites Paris	56	Rooms	67.4%	03/31/17	3,600,000	04/23/17		190,916		190,916		0.0%
9.61	JPMCB	Hampton Inn Suites Decatur	74	Rooms	64.6%	03/31/17	3,600,000	04/23/17		182,693		182,693		0.0%
9.62	JPMCB	Holiday Inn Express & Suites Texarkana East	88	Rooms	66.5%	03/31/17	4,100,000	04/23/17		169,181		169,181		0.0%
9.63	JPMCB	Mankato Fairfield Inn	61	Rooms	58.0%	03/31/17	3,600,000	04/23/17		151,608		151,608		0.0%
9.64	JPMCB	Candlewood Suites Texarkana	80	Rooms	75.0%	03/31/17	2,600,000	04/23/17		117,216		117,216		0.0%
9.65	JPMCB	Country Inn & Suites Houston Intercontinental Airport East	62	Rooms	54.1%	03/31/17	3,200,000	04/23/17		111,319		111,319		0.0%
10	GACC	General Motors Building	1,989,983	Square Feet	95.0%	06/01/17	4,800,000,000	05/08/17	30.6%	45,200,000	739	45,200,000	739	4.1%	No	No
11	GACC	IRG Portfolio	3,882,864	Square Feet	83.6%	06/27/17	105,000,000	06/02/17	68.9%	45,000,000	19	44,890,511	19	4.1%	No	No
11.01	GACC	HBP Euclid	1,600,000	Square Feet	78.2%	06/27/17	35,450,000	06/02/17		15,192,857		15,155,892		1.4%
11.02	GACC	LMA Massillon & Building E	879,582	Square Feet	100.0%	06/27/17	26,200,000	06/02/17		11,228,571		11,201,251		1.0%
11.03	GACC	LMA Building D	773,483	Square Feet	65.6%	06/27/17	22,300,000	06/02/17		9,557,143		9,533,890		0.9%
11.04	GACC	NRR Commerce	256,000	Square Feet	100.0%	06/27/17	11,600,000	06/02/17		4,971,429		4,959,333		0.4%
11.05	GACC	Rockside Commerce	373,799	Square Feet	94.0%	06/27/17	9,450,000	06/02/17		4,050,000		4,040,146		0.4%
12	JPMCB	Villas at San Gabriel	396	Beds	100.0%	08/01/17	64,700,000	08/28/17	66.5%	43,000,000	108,586	43,000,000	108,586	3.9%	No	No
13	JPMCB	150 Blackstone River Road	619,669	Square Feet	100.0%	07/01/17	60,000,000	05/09/17	58.3%	35,000,000	56	35,000,000	56	3.2%	No	No
14	GACC	Sheraton DFW	302	Rooms	78.4%	03/31/17	46,000,000	06/07/17	73.7%	34,000,000	112,583	33,915,785	112,304	3.1%	No	No
15	JPMCB	245 Park Avenue	1,723,993	Square Feet	91.1%	02/28/17	2,210,000,000	04/01/17	48.9%	32,000,000	626	32,000,000	626	2.9%	No	No
16	GACC	Walgreens Witkoff Portfolio	93,694	Square Feet	100.0%	Various	61,500,000	Various	78.3%	32,000,000	514	32,000,000	514	2.9%	No	No
16.01	GACC	Worcester	13,354	Square Feet	100.0%	10/08/17	11,350,000	06/30/17		5,905,691		5,905,691		0.5%
16.02	GACC	New Bedford	15,272	Square Feet	100.0%	10/08/17	9,350,000	07/09/17		4,865,041		4,865,041		0.4%
16.03	GACC	Staten Island	11,056	Square Feet	100.0%	10/08/17	9,100,000	06/30/17		4,734,959		4,734,959		0.4%
16.04	GACC	Windham	15,331	Square Feet	100.0%	08/30/17	8,400,000	07/11/17		4,370,731		4,370,731		0.4%
16.05	GACC	Yarmouth	9,996	Square Feet	100.0%	10/08/17	8,250,000	07/07/17		4,292,683		4,292,683		0.4%
16.06	GACC	Hampstead	15,035	Square Feet	100.0%	10/08/17	7,550,000	06/30/17		3,928,456		3,928,456		0.4%
16.07	GACC	Woodbury	13,650	Square Feet	100.0%	10/08/17	7,500,000	07/06/17		3,902,439		3,902,439		0.4%
17	GACC	Preston Plaza	259,009	Square Feet	90.9%	08/01/17	41,800,000	07/11/17	66.3%	27,700,000	107	27,700,000	107	2.5%	No	No
18	GACC	Capital Centers II & III	530,365	Square Feet	89.6%	06/30/17	70,300,000	06/01/17	68.8%	27,000,000	91	26,928,867	91	2.4%	No	No
18.01	GACC	Capital Center II	313,266	Square Feet	86.9%	06/30/17	39,800,000	06/01/17		15,253,608		15,213,422		1.4%
18.02	GACC	Capital Center III	217,099	Square Feet	93.6%	06/30/17	30,500,000	06/01/17		11,746,392		11,715,445		1.1%
19	GACC	Lightstone Portfolio	778	Rooms	77.5%	04/30/17	105,500,000	Various	61.6%	25,000,000	83,548	25,000,000	83,548	2.3%	No	No
19.01	GACC	Hampton Inn & Suites Ft. Myers Beach	120	Rooms	78.4%	04/30/17	17,000,000	06/01/17		4,028,462		4,028,462		0.4%
19.02	GACC	aloft Rogers Bentonville	130	Rooms	58.2%	04/30/17	17,000,000	06/01/18		4,028,462		4,028,462		0.4%
19.03	GACC	Residence Inn Baton Rouge Siegen Lane	108	Rooms	89.6%	04/30/17	16,500,000	06/01/18		3,910,000		3,910,000		0.4%
19.04	GACC	Courtyard Baton Rouge Siegen Lane	121	Rooms	82.6%	04/30/17	16,000,000	06/01/18		3,791,538		3,791,538		0.3%
19.05	GACC	TownePlace Suites New Orleans Metairie	124	Rooms	81.6%	04/30/17	14,500,000	06/01/18		3,436,154		3,436,154		0.3%
19.06	GACC	Fairfield Inn & Suites Jonesboro	83	Rooms	82.3%	04/30/17	13,000,000	06/01/18		3,080,385		3,080,385		0.3%
19.07	GACC	TownePlace Suites Fayetteville North Springdale	92	Rooms	72.6%	04/30/17	11,500,000	06/01/18		2,725,000		2,725,000		0.2%
20	GACC	18301 Von Karman	228,121	Square Feet	84.4%	07/11/17	86,300,000	06/06/17	29.0%	25,000,000	110	25,000,000	110	2.3%	No	Yes - Group 1
21	JPMCB	Fullerton Plaza	125,729	Square Feet	96.5%	08/18/16	38,600,000	04/25/17	54.4%	21,000,000	167	21,000,000	167	1.9%	No	No
22	JPMCB	Torre Plaza	88,580	Square Feet	100.0%	10/01/17	67,700,000	05/05/17	66.5%	20,000,000	508	20,000,000	508	1.8%	No	No

 A-1-5

ANNEX A-1

											Original		Current
				Unit of		Occupancy	Appraised	Appraisal	Current	Original	Balance	Current	Balance	% of Initial	Crossed	Related
Loan #	Seller(1)	Property Name	Units(2)	Measure	Occupancy %(3)	Date	Value ($)(4)	Date	LTV %(4)	Balance ($)(5)(6)	per Unit ($)	Balance ($)(5)(6)	per Unit ($)	Pool Balance	Loan	Borrower(7)
23	GACC	Covance Business Center	333,600	Square Feet	100.0%	10/06/17	34,500,000	07/05/17	73.0%	15,185,000	75	15,185,000	75	1.4%	No	No
24	GACC	Best Western Plus Truckee	100	Rooms	65.1%	03/31/17	23,100,000	04/28/17	64.6%	15,000,000	150,000	14,924,307	149,243	1.4%	No	No
25	GACC	18401 Von Karman	114,724	Square Feet	79.6%	07/11/17	40,800,000	06/06/17	33.1%	13,500,000	118	13,500,000	118	1.2%	No	Yes - Group 1
26	JPMCB	Staybridge Suites St. Petersburg	119	Rooms	77.3%	05/31/17	20,500,000	04/01/17	65.0%	13,325,000	111,975	13,325,000	111,975	1.2%	No	No
27	JPMCB	Mural Lofts	59	Units	98.3%	06/29/17	21,300,000	04/18/17	58.7%	12,500,000	211,864	12,500,000	211,864	1.1%	No	No
28	GACC	EIP Logistics Portfolio	1,084,470	Square Feet	86.9%	Various	57,900,000	Various	70.8%	12,000,000	38	12,000,000	38	1.1%	No	No
28.01	GACC	Mercury Paper, Inc.	407,248	Square Feet	100.0%	10/06/17	33,000,000	03/16/17		7,024,390		7,024,390		0.6%
28.02	GACC	Precision Park	677,222	Square Feet	79.1%	02/23/17	24,900,000	01/11/17		4,975,610		4,975,610		0.5%
29	GACC	Haggen Food & Pharmacy	74,607	Square Feet	100.0%	10/06/17	16,500,000	05/26/17	63.3%	10,450,000	140	10,450,000	140	0.9%	No	No
30	JPMCB	Home2 Suites Amarillo	92	Rooms	89.4%	06/30/17	15,500,000	08/01/17	65.0%	10,080,000	109,565	10,080,000	109,565	0.9%	No	No
31	JPMCB	Hampton Inn & Suites Rome	90	Rooms	76.5%	06/30/17	14,600,000	07/18/17	65.0%	9,500,000	105,556	9,487,490	105,417	0.9%	No	No
32	JPMCB	Preston Trail Atrium	124,586	Square Feet	83.6%	06/30/17	14,900,000	06/12/17	61.9%	9,250,000	74	9,227,795	74	0.8%	No	No
33	GACC	CVS New Orleans	13,600	Square Feet	100.0%	10/06/17	11,400,000	05/06/17	68.0%	7,750,000	570	7,750,000	570	0.7%	No	No
34	GACC	Bay Bridge Industrial Center	199,291	Square Feet	97.0%	07/27/17	20,660,000	06/30/17	36.3%	7,500,000	38	7,500,000	38	0.7%	No	No
35	JPMCB	Bank of America Building	35,083	Square Feet	100.0%	08/01/17	10,700,000	08/16/17	65.6%	7,020,000	200	7,020,000	200	0.6%	No	No
36	GACC	Wells Fargo Financial Center	40,549	Square Feet	100.0%	07/12/17	9,500,000	06/01/17	72.3%	6,887,500	170	6,870,364	169	0.6%	No	No
37	GACC	1250 Mockingbird	117,314	Square Feet	83.1%	06/01/17	9,700,000	07/03/17	61.8%	6,000,000	51	5,992,099	51	0.5%	No	No
38	JPMCB	The Grove at 43rd Apartments	80	Units	93.8%	06/26/17	8,600,000	05/31/17	69.6%	6,000,000	75,000	5,987,084	74,839	0.5%	No	No
39	GACC	Brittmoore Industrial Park	72,000	Square Feet	100.0%	08/01/17	6,600,000	06/19/17	72.6%	4,800,000	67	4,793,668	67	0.4%	No	No
40	GACC	11th & Kissling	24	Units	95.8%	05/18/17	10,100,000	04/27/17	46.8%	4,750,000	197,917	4,727,901	196,996	0.4%	No	No
41	GACC	PPHC Manufacturing Facility	114,000	Square Feet	100.0%	10/06/17	4,550,000	04/25/17	63.7%	2,900,000	25	2,900,000	25	0.3%	No	No

 A-1-6

ANNEX A-1

Net
			Interest	Admin.	Mortgage		Monthly Debt	Annual Debt		First	Partial IO	Partial IO Loan	Rem.	Rem.
Loan #	Seller(1)	Property Name	Rate %(8)	Fee %(8)	Rate %(8)	Accrual Type	Service ($)(9)(10)	Service ($)(10)	Note Date	Payment Date(11)	Last IO Payment	First P&I Payment	Term(11)	Amort	I/O Period(11)
1	GACC	Moffett Place Building 4	3.63650	0.01540	3.62110	Actual/360	311,325.45	3,735,905.40	08/03/17	09/06/17	08/06/22	09/06/22	118	360	60
2	GACC	U-Haul SAC Portfolios 14, 15, 17	3.70250	0.01540	3.68710	Actual/360	352,969.11	4,235,629.32	08/09/17	10/06/17			119	299	0
2.01	GACC	U-Haul of Medford
2.02	GACC	U-Haul Center of Salisbury
2.03	GACC	U-Haul Center North Rancho
2.04	GACC	U-Haul Lincoln Park
2.05	GACC	U-Haul of Inwood
2.06	GACC	U-Haul Ctr Albany
2.07	GACC	U-Haul Storage Black Rock
2.08	GACC	U-Haul Center of Rockville
2.09	GACC	U-Haul Storage Ivar Avenue
2.10	GACC	U-Haul Center of Round Rock
2.11	GACC	U-Haul Storage Glendora
2.12	GACC	U-Haul Center Texas Avenue
2.13	GACC	U-Haul Storage Tarrant Road
2.14	GACC	U-Haul Storage Hulen
2.15	GACC	U-Haul Ctr Beaumont
2.16	GACC	U-Haul Storage Waxahachie
2.17	GACC	U-Haul Center of Olathe
2.18	GACC	U-Haul Kings Highway
2.19	GACC	U-Haul Storage I-30
2.20	GACC	U-Haul Storage Laurelwood
2.21	GACC	U-Haul Ctr Downtown
2.22	GACC	U-Haul Storage Business Avenue
3	JPMCB	Station Place III	3.60000	0.01540	3.58460	Actual/360	194,666.67	2,336,000.00	10/03/17	11/01/17			121	0	121
4	JPMCB	Treeview Industrial Portfolio	4.24400	0.01230	4.23170	Actual/360	215,147.22	2,581,766.67	07/06/17	09/01/17			118	0	120
4.01	JPMCB	Eastgate
4.02	JPMCB	1405 Worldwide
4.03	JPMCB	1200 Worldwide
4.04	JPMCB	Landmark
4.05	JPMCB	100 Corporate Lakes
4.06	JPMCB	Design Road
4.07	JPMCB	2055 Global Way
4.08	JPMCB	Sabre Street
4.09	JPMCB	2205 Global Way
4.10	JPMCB	1280 Corporate Lakes
4.11	JPMCB	11 Boulden Circle
4.12	JPMCB	1300 Corporate Lakes
4.13	JPMCB	7 Boulden Circle
4.14	JPMCB	2 Boulden Circle
5	GACC	AHIP Northeast Portfolio I	4.53000	0.01540	4.51460	Actual/360	279,658.17	3,355,898.04	06/22/17	08/06/17	07/06/22	08/06/22	117	360	60
5.01	GACC	Hilton Garden Inn - Baltimore White Marsh
5.02	GACC	Homewood Suites - Allentown West Fogelsville
5.03	GACC	Courtyard by Marriott - Wall at Monmouth Shores
5.04	GACC	SpringHill Suites - Arundel Mills BWI Airport
5.05	GACC	Homewood Suites - Dover Rockaway
6	JPMCB	First Stamford Place	4.08780	0.01230	4.07550	Actual/360	189,268.93	2,271,227.10	06/05/17	08/01/17			117	0	120
7	JPMCB	521-523 East 72nd Street	3.95000	0.01540	3.93460	Actual/360	166,869.21	2,002,430.56	07/06/17	09/01/17			118	0	120
8	JPMCB	Gateway Net Lease Portfolio	3.56283	0.01230	3.55053	Actual/360	150,513.07	1,806,156.88	05/19/17	07/05/17			80	0	84
8.01	JPMCB	BAE Facility
8.02	JPMCB	FedEx Ground (Stratford)
8.03	JPMCB	FedEx (Baltimore)
8.04	JPMCB	Harman Becker
8.05	JPMCB	GE Aviation (Lafayette)
8.06	JPMCB	GoDaddy
8.07	JPMCB	Carrier
8.08	JPMCB	Emerus
8.09	JPMCB	Cardinal Health
8.10	JPMCB	Tyco Electronics
8.11	JPMCB	FCA/Caterpillar
8.12	JPMCB	FedEx Ground (Staunton)
8.13	JPMCB	Quad Packaging (Proteus) - Franklin Business Park
8.14	JPMCB	Quad Packaging (Transpak) - Franklin Business Park
8.15	JPMCB	T-Mobile Call Center
8.16	JPMCB	Sikorsky Aircraft R&D Facility
8.17	JPMCB	Vatterott College
8.18	JPMCB	Comcast
8.19	JPMCB	Alfa Laval Plant
8.20	JPMCB	LKQ (New Braunfels)
8.21	JPMCB	Hitachi
8.22	JPMCB	Cameron International
8.23	JPMCB	Alliance Data Systems Office
8.24	JPMCB	Synchrony Financial
8.25	JPMCB	Baxalta (Barry Pointe)
8.26	JPMCB	Baxalta (Casselberry)
8.27	JPMCB	Baxalta (Mounds View)
8.28	JPMCB	Baxalta (Grand Rapids)
8.29	JPMCB	Gerdau
8.30	JPMCB	Baxalta (Wausau)
8.31	JPMCB	Baxalta (Springfield)
8.32	JPMCB	LKQ (Salisbury)
8.33	JPMCB	Baxalta (Ankeny)
8.34	JPMCB	H&E Equipment Services (San Antonio)
8.35	JPMCB	H&E Equipment Services (New Orleans)
8.36	JPMCB	GE Aviation (Pompano)
8.37	JPMCB	Saint-Gobain Warehouse
8.38	JPMCB	H&E Equipment Services (Columbia)
8.39	JPMCB	H&E Equipment Services (Yukon)
8.40	JPMCB	LKQ (Toledo)
8.41	JPMCB	H&E Equipment Services (Greer)
9	JPMCB	Starwood Capital Group Hotel Portfolio	4.48600	0.01230	4.47370	Actual/360	177,450.25	2,129,402.95	05/24/17	07/01/17			116	0	120
9.01	JPMCB	Larkspur Landing Sunnyvale
9.02	JPMCB	Larkspur Landing Milpitas
9.03	JPMCB	Larkspur Landing Campbell
9.04	JPMCB	Larkspur Landing San Francisco

 A-1-7

ANNEX A-1

Net
			Interest	Admin.	Mortgage		Monthly Debt	Annual Debt		First	Partial IO	Partial IO Loan	Rem.	Rem.
Loan #	Seller(1)	Property Name	Rate %(8)	Fee %(8)	Rate %(8)	Accrual Type	Service ($)(9)(10)	Service ($)(10)	Note Date	Payment Date(11)	Last IO Payment	First P&I Payment	Term(11)	Amort	I/O Period(11)
9.05	JPMCB	Larkspur Landing Pleasanton
9.06	JPMCB	Larkspur Landing Bellevue
9.07	JPMCB	Larkspur Landing Sacramento
9.08	JPMCB	Hampton Inn Ann Arbor North
9.09	JPMCB	Larkspur Landing Hillsboro
9.10	JPMCB	Larkspur Landing Renton
9.11	JPMCB	Holiday Inn Arlington Northeast Rangers Ballpark
9.12	JPMCB	Residence Inn Toledo Maumee
9.13	JPMCB	Residence Inn Williamsburg
9.14	JPMCB	Hampton Inn Suites Waco South
9.15	JPMCB	Holiday Inn Louisville Airport Fair Expo
9.16	JPMCB	Courtyard Tyler
9.17	JPMCB	Hilton Garden Inn Edison Raritan Center
9.18	JPMCB	Hilton Garden Inn St Paul Oakdale
9.19	JPMCB	Residence Inn Grand Rapids West
9.20	JPMCB	Peoria, AZ Residence Inn
9.21	JPMCB	Hampton Inn Suites Bloomington Normal
9.22	JPMCB	Courtyard Chico
9.23	JPMCB	Hampton Inn Suites Kokomo
9.24	JPMCB	Hampton Inn Suites South Bend
9.25	JPMCB	Courtyard Wichita Falls
9.26	JPMCB	Hampton Inn Morehead
9.27	JPMCB	Residence Inn Chico
9.28	JPMCB	Courtyard Lufkin
9.29	JPMCB	Hampton Inn Carlisle
9.30	JPMCB	Springhill Suites Williamsburg
9.31	JPMCB	Fairfield Inn Bloomington
9.32	JPMCB	Waco Residence Inn
9.33	JPMCB	Holiday Inn Express Fishers
9.34	JPMCB	Larkspur Landing Folsom
9.35	JPMCB	Springhill Suites Chicago Naperville Warrenville
9.36	JPMCB	Holiday Inn Express & Suites Paris
9.37	JPMCB	Toledo Homewood Suites
9.38	JPMCB	Grand Rapids Homewood Suites
9.39	JPMCB	Cheyenne Fairfield Inn and Suites
9.40	JPMCB	Fairfield Inn Laurel
9.41	JPMCB	Courtyard Akron Stow
9.42	JPMCB	Larkspur Landing Roseville
9.43	JPMCB	Towneplace Suites Bloomington
9.44	JPMCB	Hampton Inn Danville
9.45	JPMCB	Holiday Inn Norwich
9.46	JPMCB	Hampton Inn Suites Longview North
9.47	JPMCB	Springhill Suites Peoria Westlake
9.48	JPMCB	Hampton Inn Suites Buda
9.49	JPMCB	Shawnee Hampton Inn
9.50	JPMCB	Racine Fairfield Inn
9.51	JPMCB	Hampton Inn Selinsgrove Shamokin Dam
9.52	JPMCB	Holiday Inn Express & Suites Terrell
9.53	JPMCB	Westchase Homewood Suites
9.54	JPMCB	Holiday Inn Express & Suites Tyler South
9.55	JPMCB	Holiday Inn Express & Suites Huntsville
9.56	JPMCB	Hampton Inn Sweetwater
9.57	JPMCB	Comfort Suites Buda Austin South
9.58	JPMCB	Fairfield Inn & Suites Weatherford
9.59	JPMCB	Holiday Inn Express & Suites Altus
9.60	JPMCB	Comfort Inn & Suites Paris
9.61	JPMCB	Hampton Inn Suites Decatur
9.62	JPMCB	Holiday Inn Express & Suites Texarkana East
9.63	JPMCB	Mankato Fairfield Inn
9.64	JPMCB	Candlewood Suites Texarkana
9.65	JPMCB	Country Inn & Suites Houston Intercontinental Airport East
10	GACC	General Motors Building	3.43000	0.01105	3.41895	Actual/360	130,991.06	1,571,892.72	06/07/17	07/09/17			116	0	120
11	GACC	IRG Portfolio	4.66000	0.01390	4.64610	Actual/360	232,306.35	2,787,676.20	07/21/17	09/06/17			118	358	0
11.01	GACC	HBP Euclid
11.02	GACC	LMA Massillon & Building E
11.03	GACC	LMA Building D
11.04	GACC	NRR Commerce
11.05	GACC	Rockside Commerce
12	JPMCB	Villas at San Gabriel	4.88600	0.02540	4.86060	Actual/360	227,846.72	2,734,160.64	09/19/17	11/01/17	10/01/22	11/01/22	120	360	60
13	JPMCB	150 Blackstone River Road	4.90000	0.01540	4.88460	Actual/360	144,901.62	1,738,819.44	08/10/17	10/06/17			119	0	120
14	GACC	Sheraton DFW	4.57200	0.01540	4.55660	Actual/360	173,730.60	2,084,767.20	07/12/17	09/06/17			118	358	0
15	JPMCB	245 Park Avenue	3.66940	0.01105	3.65835	Actual/360	99,209.70	1,190,516.44	05/05/17	07/01/17			116	0	120
16	GACC	Walgreens Witkoff Portfolio	5.04000	0.01540	5.02460	Actual/360	172,566.05	2,070,792.60	09/08/17	10/08/17	09/08/23	10/08/23	119	360	72
16.01	GACC	Worcester
16.02	GACC	New Bedford
16.03	GACC	Staten Island
16.04	GACC	Windham
16.05	GACC	Yarmouth
16.06	GACC	Hampstead
16.07	GACC	Woodbury
17	GACC	Preston Plaza	4.14300	0.01540	4.12760	Actual/360	134,537.82	1,614,453.84	08/03/17	09/06/17	08/06/20	09/06/20	118	360	36
18	GACC	Capital Centers II & III	4.26400	0.01540	4.24860	Actual/360	133,045.16	1,596,541.92	07/11/17	09/06/17			118	358	0
18.01	GACC	Capital Center II
18.02	GACC	Capital Center III
19	GACC	Lightstone Portfolio	4.71000	0.01230	4.69770	Actual/360	129,809.76	1,557,717.12	07/14/17	09/06/17	08/06/20	09/06/20	118	360	36
19.01	GACC	Hampton Inn & Suites Ft. Myers Beach
19.02	GACC	aloft Rogers Bentonville
19.03	GACC	Residence Inn Baton Rouge Siegen Lane
19.04	GACC	Courtyard Baton Rouge Siegen Lane
19.05	GACC	TownePlace Suites New Orleans Metairie
19.06	GACC	Fairfield Inn & Suites Jonesboro
19.07	GACC	TownePlace Suites Fayetteville North Springdale
20	GACC	18301 Von Karman	3.61600	0.01540	3.60060	Actual/360	76,379.63	916,555.56	07/19/17	09/01/17			118	0	120
21	JPMCB	Fullerton Plaza	4.45000	0.04540	4.40460	Actual/360	78,956.60	947,479.17	09/06/17	11/01/17			60	0	60
22	JPMCB	Torre Plaza	3.86100	0.01980	3.84120	Actual/360	65,243.75	782,925.00	05/25/17	07/01/17			116	0	120

 A-1-8

ANNEX A-1

					Net
			Interest	Admin.	Mortgage		Monthly Debt	Annual Debt		First	Partial IO	Partial IO Loan	Rem.	Rem.
Loan #	Seller(1)	Property Name	Rate %(8)	Fee %(8)	Rate %(8)	Accrual Type	Service ($)(9)(10)	Service ($)(10)	Note Date	Payment Date(11)	Last IO Payment	First P&I Payment	Term(11)	Amort	I/O Period(11)
23	GACC	Covance Business Center	4.45000	0.01540	4.43460	Actual/360	79,850.22	958,202.64	09/08/17	11/06/17			120	330	0
24	GACC	Best Western Plus Truckee	4.50000	0.01540	4.48460	Actual/360	76,002.80	912,033.60	05/18/17	07/06/17			116	356	0
25	GACC	18401 Von Karman	3.61600	0.01540	3.60060	Actual/360	41,245.00	494,940.00	07/19/17	09/01/17			118	0	120
26	JPMCB	Staybridge Suites St. Petersburg	4.34000	0.05540	4.28460	Actual/360	66,254.97	795,059.64	06/29/17	08/01/17	07/01/20	08/01/20	81	360	36
27	JPMCB	Mural Lofts	5.04280	0.01540	5.02740	Actual/360	53,258.74	639,104.86	07/14/17	09/01/17			58	0	60
28	GACC	EIP Logistics Portfolio	5.30600	0.03230	5.27370	Actual/360	69,764.17	837,170.04	03/08/17	05/06/17	04/06/19	05/06/19	114	324	24
28.01	GACC	Mercury Paper, Inc.
28.02	GACC	Precision Park
29	GACC	Haggen Food & Pharmacy	4.52000	0.01540	4.50460	Actual/360	39,908.36	478,900.32	08/11/17	10/06/17			119	0	120
30	JPMCB	Home2 Suites Amarillo	5.35200	0.01540	5.33660	Actual/360	61,012.28	732,147.36	09/26/17	11/01/17			120	300	0
31	JPMCB	Hampton Inn & Suites Rome	4.50000	0.01540	4.48460	Actual/360	48,135.10	577,621.20	08/22/17	10/01/17			119	359	0
32	JPMCB	Preston Trail Atrium	4.72600	0.01540	4.71060	Actual/360	48,118.66	577,423.92	07/26/17	09/01/17			58	358	0
33	GACC	CVS New Orleans	4.70800	0.01540	4.69260	Actual/360	40,231.70	482,780.40	06/07/17	08/06/17	07/06/22	08/06/22	117	360	60
34	GACC	Bay Bridge Industrial Center	3.59700	0.01540	3.58160	Actual/360	22,793.49	273,521.88	07/31/17	09/06/17			118	0	120
35	JPMCB	Bank of America Building	5.15000	0.01540	5.13460	Actual/360	38,331.04	459,972.48	09/22/17	11/01/17			60	360	0
36	GACC	Wells Fargo Financial Center	4.55000	0.01540	4.53460	Actual/360	35,102.87	421,234.44	07/12/17	09/06/17			118	358	0
37	GACC	1250 Mockingbird	4.50000	0.01540	4.48460	Actual/360	30,401.12	364,813.44	09/01/17	10/06/17			119	359	0
38	JPMCB	The Grove at 43rd Apartments	5.25000	0.01540	5.23460	Actual/360	33,132.22	397,586.64	07/14/17	09/01/17			58	358	0
39	GACC	Brittmoore Industrial Park	4.49000	0.01540	4.47460	Actual/360	24,292.38	291,508.56	08/09/17	10/06/17			119	359	0
40	GACC	11th & Kissling	4.90000	0.01540	4.88460	Actual/360	25,209.52	302,514.24	05/25/17	07/06/17			116	356	0
41	GACC	PPHC Manufacturing Facility	4.55000	0.01580	4.53420	Actual/360	14,780.16	177,361.92	08/10/17	10/06/17	09/06/20	10/06/20	119	360	36

 A-1-9

ANNEX A-1

				Payment	Grace Period	Grace Period			Final	Maturity/ARD	Maturity
Loan #	Seller(1)	Property Name	Seasoning(11)	Due Date	(Late Payment)	(Default)	Maturity Date(12)	ARD Loan(12)	Mat Date(12)	Balance ($)(5)	LTV %(4)
1	GACC	Moffett Place Building 4	2	6	0	0	08/06/27	No		63,618,618	37.3%
2	GACC	U-Haul SAC Portfolios 14, 15, 17	1	6	0	0	09/06/27	Yes	09/06/37	49,082,234	43.1%
2.01	GACC	U-Haul of Medford								8,931,596
2.02	GACC	U-Haul Center of Salisbury								4,255,779
2.03	GACC	U-Haul Center North Rancho								4,103,457
2.04	GACC	U-Haul Lincoln Park								3,826,508
2.05	GACC	U-Haul of Inwood								3,369,543
2.06	GACC	U-Haul Ctr Albany								2,787,950
2.07	GACC	U-Haul Storage Black Rock								2,296,366
2.08	GACC	U-Haul Center of Rockville								2,003,262
2.09	GACC	U-Haul Storage Ivar Avenue								1,899,406
2.10	GACC	U-Haul Center of Round Rock								1,767,856
2.11	GACC	U-Haul Storage Glendora								1,740,161
2.12	GACC	U-Haul Center Texas Avenue								1,728,622
2.13	GACC	U-Haul Storage Tarrant Road								1,470,136
2.14	GACC	U-Haul Storage Hulen								1,352,432
2.15	GACC	U-Haul Ctr Beaumont								1,232,422
2.16	GACC	U-Haul Storage Waxahachie								1,218,574
2.17	GACC	U-Haul Center of Olathe								1,163,184
2.18	GACC	U-Haul Kings Highway								874,696
2.19	GACC	U-Haul Storage I-30								842,386
2.20	GACC	U-Haul Storage Laurelwood								840,078
2.21	GACC	U-Haul Ctr Downtown								699,296
2.22	GACC	U-Haul Storage Business Avenue								678,524
3	JPMCB	Station Place III	0	1	5	5	11/01/27	No		64,000,000	47.6%
4	JPMCB	Treeview Industrial Portfolio	2	1	5	5	08/01/27	No		60,000,000	64.5%
4.01	JPMCB	Eastgate								9,743,378
4.02	JPMCB	1405 Worldwide								8,116,901
4.03	JPMCB	1200 Worldwide								7,807,094
4.04	JPMCB	Landmark								6,815,717
4.05	JPMCB	100 Corporate Lakes								4,492,177
4.06	JPMCB	Design Road								3,950,018
4.07	JPMCB	2055 Global Way								3,438,839
4.08	JPMCB	Sabre Street								3,259,152
4.09	JPMCB	2205 Global Way								3,098,053
4.10	JPMCB	1280 Corporate Lakes								2,478,443
4.11	JPMCB	11 Boulden Circle								2,416,482
4.12	JPMCB	1300 Corporate Lakes								2,168,638
4.13	JPMCB	7 Boulden Circle								1,130,789
4.14	JPMCB	2 Boulden Circle								1,084,319
5	GACC	AHIP Northeast Portfolio I	3	6	0	0	07/06/27	No		50,355,462	51.4%
5.01	GACC	Hilton Garden Inn - Baltimore White Marsh								14,416,281
5.02	GACC	Homewood Suites - Allentown West Fogelsville								9,746,219
5.03	GACC	Courtyard by Marriott - Wall at Monmouth Shores								9,543,173
5.04	GACC	SpringHill Suites - Arundel Mills BWI Airport								9,340,126
5.05	GACC	Homewood Suites - Dover Rockaway								7,309,664
6	JPMCB	First Stamford Place	3	1	5	0	07/01/27	No		54,800,000	57.5%
7	JPMCB	521-523 East 72nd Street	2	1	1	0	08/01/27	No		50,000,000	59.0%
8	JPMCB	Gateway Net Lease Portfolio	4	5	0	0	06/05/24	No		50,000,000	45.0%
8.01	JPMCB	BAE Facility								4,164,436
8.02	JPMCB	FedEx Ground (Stratford)								4,011,472
8.03	JPMCB	FedEx (Baltimore)								3,693,117
8.04	JPMCB	Harman Becker								2,941,683
8.05	JPMCB	GE Aviation (Lafayette)								2,802,103
8.06	JPMCB	GoDaddy								2,483,748
8.07	JPMCB	Carrier								2,451,243
8.08	JPMCB	Emerus								1,993,308
8.09	JPMCB	Cardinal Health								1,938,815
8.10	JPMCB	Tyco Electronics								1,919,694
8.11	JPMCB	FCA/Caterpillar								1,808,795
8.12	JPMCB	FedEx Ground (Staunton)								1,521,989
8.13	JPMCB	Quad Packaging (Proteus) - Franklin Business Park								1,273,423
8.14	JPMCB	Quad Packaging (Transpak) - Franklin Business Park								1,260,994
8.15	JPMCB	T-Mobile Call Center								1,176,864
8.16	JPMCB	Sikorsky Aircraft R&D Facility								1,139,579
8.17	JPMCB	Vatterott College								1,057,361
8.18	JPMCB	Comcast								948,375
8.19	JPMCB	Alfa Laval Plant								865,201
8.20	JPMCB	LKQ (New Braunfels)								853,728
8.21	JPMCB	Hitachi								815,488
8.22	JPMCB	Cameron International								775,335
8.23	JPMCB	Alliance Data Systems Office								735,182
8.24	JPMCB	Synchrony Financial								684,512
8.25	JPMCB	Baxalta (Barry Pointe)								524,857
8.26	JPMCB	Baxalta (Casselberry)								500,000
8.27	JPMCB	Baxalta (Mounds View)								472,275
8.28	JPMCB	Baxalta (Grand Rapids)								471,319
8.29	JPMCB	Gerdau								471,319
8.30	JPMCB	Baxalta (Wausau)								458,891
8.31	JPMCB	Baxalta (Springfield)								445,507
8.32	JPMCB	LKQ (Salisbury)								445,507
8.33	JPMCB	Baxalta (Ankeny)								420,650
8.34	JPMCB	H&E Equipment Services (San Antonio)								369,025
8.35	JPMCB	H&E Equipment Services (New Orleans)								347,036
8.36	JPMCB	GE Aviation (Pompano)								325,048
8.37	JPMCB	Saint-Gobain Warehouse								292,543
8.38	JPMCB	H&E Equipment Services (Columbia)								289,675
8.39	JPMCB	H&E Equipment Services (Yukon)								285,851
8.40	JPMCB	LKQ (Toledo)								284,895
8.41	JPMCB	H&E Equipment Services (Greer)								279,159
9	JPMCB	Starwood Capital Group Hotel Portfolio	4	1	0	0	06/01/27	No		46,817,500	60.4%
9.01	JPMCB	Larkspur Landing Sunnyvale								2,762,973
9.02	JPMCB	Larkspur Landing Milpitas								2,328,110
9.03	JPMCB	Larkspur Landing Campbell								2,047,040
9.04	JPMCB	Larkspur Landing San Francisco								1,686,421

 A-1-10

ANNEX A-1

				Payment	Grace Period	Grace Period			Final	Maturity/ARD	Maturity
Loan #	Seller(1)	Property Name	Seasoning(11)	Due Date	(Late Payment)	(Default)	Maturity Date(12)	ARD Loan(12)	Mat Date(12)	Balance ($)(5)	LTV %(4)
9.05	JPMCB	Larkspur Landing Pleasanton								1,649,299
9.06	JPMCB	Larkspur Landing Bellevue								1,468,990
9.07	JPMCB	Larkspur Landing Sacramento								1,097,765
9.08	JPMCB	Hampton Inn Ann Arbor North								1,071,249
9.09	JPMCB	Larkspur Landing Hillsboro								1,071,249
9.10	JPMCB	Larkspur Landing Renton								1,060,642
9.11	JPMCB	Holiday Inn Arlington Northeast Rangers Ballpark								1,018,217
9.12	JPMCB	Residence Inn Toledo Maumee								1,007,610
9.13	JPMCB	Residence Inn Williamsburg								965,185
9.14	JPMCB	Hampton Inn Suites Waco South								890,940
9.15	JPMCB	Holiday Inn Louisville Airport Fair Expo								875,030
9.16	JPMCB	Courtyard Tyler								859,120
9.17	JPMCB	Hilton Garden Inn Edison Raritan Center								859,120
9.18	JPMCB	Hilton Garden Inn St Paul Oakdale								848,514
9.19	JPMCB	Residence Inn Grand Rapids West								837,907
9.20	JPMCB	Peoria, AZ Residence Inn								832,604
9.21	JPMCB	Hampton Inn Suites Bloomington Normal								827,301
9.22	JPMCB	Courtyard Chico								811,391
9.23	JPMCB	Hampton Inn Suites Kokomo								784,875
9.24	JPMCB	Hampton Inn Suites South Bend								784,875
9.25	JPMCB	Courtyard Wichita Falls								747,753
9.26	JPMCB	Hampton Inn Morehead								726,540
9.27	JPMCB	Residence Inn Chico								705,327
9.28	JPMCB	Courtyard Lufkin								673,508
9.29	JPMCB	Hampton Inn Carlisle								668,205
9.30	JPMCB	Springhill Suites Williamsburg								668,205
9.31	JPMCB	Fairfield Inn Bloomington								662,901
9.32	JPMCB	Waco Residence Inn								646,992
9.33	JPMCB	Holiday Inn Express Fishers								604,566
9.34	JPMCB	Larkspur Landing Folsom								588,656
9.35	JPMCB	Springhill Suites Chicago Naperville Warrenville								556,837
9.36	JPMCB	Holiday Inn Express & Suites Paris								551,534
9.37	JPMCB	Toledo Homewood Suites								551,534
9.38	JPMCB	Grand Rapids Homewood Suites								535,624
9.39	JPMCB	Cheyenne Fairfield Inn and Suites								498,502
9.40	JPMCB	Fairfield Inn Laurel								498,502
9.41	JPMCB	Courtyard Akron Stow								487,895
9.42	JPMCB	Larkspur Landing Roseville								461,379
9.43	JPMCB	Towneplace Suites Bloomington								461,379
9.44	JPMCB	Hampton Inn Danville								456,076
9.45	JPMCB	Holiday Inn Norwich								450,773
9.46	JPMCB	Hampton Inn Suites Longview North								445,470
9.47	JPMCB	Springhill Suites Peoria Westlake								445,470
9.48	JPMCB	Hampton Inn Suites Buda								440,167
9.49	JPMCB	Shawnee Hampton Inn								440,167
9.50	JPMCB	Racine Fairfield Inn								429,560
9.51	JPMCB	Hampton Inn Selinsgrove Shamokin Dam								418,954
9.52	JPMCB	Holiday Inn Express & Suites Terrell								397,741
9.53	JPMCB	Westchase Homewood Suites								384,971
9.54	JPMCB	Holiday Inn Express & Suites Tyler South								381,831
9.55	JPMCB	Holiday Inn Express & Suites Huntsville								365,922
9.56	JPMCB	Hampton Inn Sweetwater								334,102
9.57	JPMCB	Comfort Suites Buda Austin South								281,070
9.58	JPMCB	Fairfield Inn & Suites Weatherford								265,161
9.59	JPMCB	Holiday Inn Express & Suites Altus								214,867
9.60	JPMCB	Comfort Inn & Suites Paris								190,916
9.61	JPMCB	Hampton Inn Suites Decatur								182,693
9.62	JPMCB	Holiday Inn Express & Suites Texarkana East								169,181
9.63	JPMCB	Mankato Fairfield Inn								151,608
9.64	JPMCB	Candlewood Suites Texarkana								117,216
9.65	JPMCB	Country Inn & Suites Houston Intercontinental Airport East								111,319
10	GACC	General Motors Building	4	9	0	0	06/09/27	No		45,200,000	30.6%
11	GACC	IRG Portfolio	2	6	0	0	08/06/27	No		36,578,893	56.1%
11.01	GACC	HBP Euclid								12,349,731
11.02	GACC	LMA Massillon & Building E								9,127,305
11.03	GACC	LMA Building D								7,768,660
11.04	GACC	NRR Commerce								4,041,097
11.05	GACC	Rockside Commerce								3,292,100
12	JPMCB	Villas at San Gabriel	0	1	0	0	10/01/27	No		39,587,787	61.2%
13	JPMCB	150 Blackstone River Road	1	6	0	5 (Once per year)	09/06/27	No		35,000,000	58.3%
14	GACC	Sheraton DFW	2	6	0	0	08/06/27	No		27,554,896	59.9%
15	JPMCB	245 Park Avenue	4	1	0	0	06/01/27	No		32,000,000	48.9%
16	GACC	Walgreens Witkoff Portfolio	1	8	0	0	09/08/27	Yes	09/08/31	30,076,051	73.6%
16.01	GACC	Worcester								5,550,621
16.02	GACC	New Bedford								4,572,538
16.03	GACC	Staten Island								4,450,277
16.04	GACC	Windham								4,107,948
16.05	GACC	Yarmouth								4,034,592
16.06	GACC	Hampstead								3,692,263
16.07	GACC	Woodbury								3,667,811
17	GACC	Preston Plaza	2	6	0	0	08/06/27	No		24,041,632	57.5%
18	GACC	Capital Centers II & III	2	6	0	0	08/06/27	No		21,649,498	55.3%
18.01	GACC	Capital Center II								12,230,851
18.02	GACC	Capital Center III								9,418,648
19	GACC	Lightstone Portfolio	2	6	0	0	08/06/27	No		21,986,468	54.2%
19.01	GACC	Hampton Inn & Suites Ft. Myers Beach								3,542,866
19.02	GACC	aloft Rogers Bentonville								3,542,866
19.03	GACC	Residence Inn Baton Rouge Siegen Lane								3,438,684
19.04	GACC	Courtyard Baton Rouge Siegen Lane								3,334,502
19.05	GACC	TownePlace Suites New Orleans Metairie								3,021,955
19.06	GACC	Fairfield Inn & Suites Jonesboro								2,709,071
19.07	GACC	TownePlace Suites Fayetteville North Springdale								2,396,525
20	GACC	18301 Von Karman	2	1	0	5	08/01/27	No		25,000,000	29.0%
21	JPMCB	Fullerton Plaza	0	1	0	5 (Once per year)	10/01/22	No		21,000,000	54.4%
22	JPMCB	Torre Plaza	4	1	0	0	06/01/27	No		20,000,000	66.5%

 A-1-11

ANNEX A-1

				Payment	Grace Period	Grace Period			Final	Maturity/ARD	Maturity
Loan #	Seller(1)	Property Name	Seasoning(11)	Due Date	(Late Payment)	(Default)	Maturity Date(12)	ARD Loan(12)	Mat Date(12)	Balance ($)(5)	LTV %(4)
23	GACC	Covance Business Center	0	6	0	0	10/06/27	No		11,746,387	56.5%
24	GACC	Best Western Plus Truckee	4	6	0	0	06/06/27	No		12,126,821	52.5%
25	GACC	18401 Von Karman	2	1	0	5	08/01/27	No		13,500,000	33.1%
26	JPMCB	Staybridge Suites St. Petersburg	3	1	0	0	07/01/24	No		12,415,773	60.6%
27	JPMCB	Mural Lofts	2	1	0	0	08/01/22	No		12,500,000	58.7%
28	GACC	EIP Logistics Portfolio	6	6	0	0	04/06/27	No		10,094,682	59.6%
28.01	GACC	Mercury Paper, Inc.								5,909,082
28.02	GACC	Precision Park								4,185,600
29	GACC	Haggen Food & Pharmacy	1	6	0	0	09/06/27	No		10,450,000	63.3%
30	JPMCB	Home2 Suites Amarillo	0	1	0	0	10/01/27	No		7,632,031	49.2%
31	JPMCB	Hampton Inn & Suites Rome	1	1	0	0	09/01/27	No		7,679,686	52.6%
32	JPMCB	Preston Trail Atrium	2	1	0	0	08/01/22	No		8,494,873	57.0%
33	GACC	CVS New Orleans	3	6	0	0	07/06/27	No		7,115,594	62.4%
34	GACC	Bay Bridge Industrial Center	2	6	0	0	08/06/27	No		7,500,000	36.3%
35	JPMCB	Bank of America Building	0	1	0	0	10/01/22	No		6,488,656	60.6%
36	GACC	Wells Fargo Financial Center	2	6	0	0	08/06/27	No		5,577,699	58.7%
37	GACC	1250 Mockingbird	1	6	0	0	09/06/27	No		4,850,327	50.0%
38	JPMCB	The Grove at 43rd Apartments	2	1	0	0	08/01/22	No		5,554,090	64.6%
39	GACC	Brittmoore Industrial Park	1	6	0	0	09/06/27	No		3,878,929	58.8%
40	GACC	11th & Kissling	4	6	0	0	06/06/27	No		3,892,255	38.5%
41	GACC	PPHC Manufacturing Facility	1	6	0	0	09/06/27	Yes	09/06/35	2,541,060	55.8%

 A-1-12

ANNEX A-1

HISTORICAL FINANCIALS(14)

			Prepayment	2014	2014	2014	2015	2015	2015	2016	2016	2016	Most Recent
Loan #	Seller(1)	Property Name	Provision (Payments)(11)(13)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)
1	GACC	Moffett Place Building 4	L(26),Def(87),O(7)
2	GACC	U-Haul SAC Portfolios 14, 15, 17	L(25),Def(91),O(4)	16,666,800	5,220,009	11,446,791	17,723,792	5,285,273	12,438,519	18,647,183	5,406,647	13,240,536	18,742,353
2.01	GACC	U-Haul of Medford
2.02	GACC	U-Haul Center of Salisbury
2.03	GACC	U-Haul Center North Rancho
2.04	GACC	U-Haul Lincoln Park
2.05	GACC	U-Haul of Inwood
2.06	GACC	U-Haul Ctr Albany
2.07	GACC	U-Haul Storage Black Rock
2.08	GACC	U-Haul Center of Rockville
2.09	GACC	U-Haul Storage Ivar Avenue
2.10	GACC	U-Haul Center of Round Rock
2.11	GACC	U-Haul Storage Glendora
2.12	GACC	U-Haul Center Texas Avenue
2.13	GACC	U-Haul Storage Tarrant Road
2.14	GACC	U-Haul Storage Hulen
2.15	GACC	U-Haul Ctr Beaumont
2.16	GACC	U-Haul Storage Waxahachie
2.17	GACC	U-Haul Center of Olathe
2.18	GACC	U-Haul Kings Highway
2.19	GACC	U-Haul Storage I-30
2.20	GACC	U-Haul Storage Laurelwood
2.21	GACC	U-Haul Ctr Downtown
2.22	GACC	U-Haul Storage Business Avenue
3	JPMCB	Station Place III	L(24),Def(1),DeforGrtr1%orYM(92),O(4)	32,530,019	11,361,302	21,168,717	34,131,273	12,060,025	22,071,248	34,493,689	12,164,603	22,329,086	35,079,513
4	JPMCB	Treeview Industrial Portfolio	L(26),Def(90),O(4)	12,894,974	3,433,457	9,461,517	13,547,158	3,526,180	10,020,978	14,429,983	3,640,239	10,789,744	14,201,326
4.01	JPMCB	Eastgate		2,214,256	392,144	1,822,112	2,039,167	480,350	1,558,817	2,199,962	517,961	1,682,001	2,224,915
4.02	JPMCB	1405 Worldwide		1,895,954	426,261	1,469,693	1,926,391	440,471	1,485,920	2,067,384	418,106	1,649,278	2,036,400
4.03	JPMCB	1200 Worldwide		1,779,141	408,092	1,371,049	1,826,262	393,520	1,432,742	1,727,908	376,564	1,351,344	1,710,781
4.04	JPMCB	Landmark		1,411,090	400,046	1,011,044	1,774,946	409,774	1,365,172	1,823,596	474,030	1,349,566	1,840,310
4.05	JPMCB	100 Corporate Lakes		1,183,149	247,912	935,237	1,198,884	232,189	966,695	1,184,513	249,904	934,609	1,215,177
4.06	JPMCB	Design Road		770,463	173,189	597,274	853,987	258,081	595,906	841,526	259,980	581,546	762,457
4.07	JPMCB	2055 Global Way		527,740	181,605	346,135	688,752	209,971	478,781	922,062	202,764	719,298	861,334
4.08	JPMCB	Sabre Street		619,480	266,318	353,162	600,057	162,410	437,647	678,562	168,766	509,796	686,137
4.09	JPMCB	2205 Global Way		910,564	196,730	713,834	916,536	196,223	720,313	854,900	211,849	643,051	861,653
4.10	JPMCB	1280 Corporate Lakes		332,359	127,652	204,707	375,575	113,414	262,161	372,517	163,737	208,780	349,376
4.11	JPMCB	11 Boulden Circle		796,350	208,646	587,704	768,826	225,284	543,542	866,105	166,452	699,653	843,657
4.12	JPMCB	1300 Corporate Lakes		0	104,275	-104,275	170,985	101,442	69,543	352,820	195,279	157,541	303,187
4.13	JPMCB	7 Boulden Circle		32,400	160,367	-127,967	12,774	170,666	-157,892	117,932	113,083	4,849	77,941
4.14	JPMCB	2 Boulden Circle		422,028	140,220	281,808	394,016	132,385	261,631	420,196	121,764	298,432	428,001
5	GACC	AHIP Northeast Portfolio I	L(27),Def(89),O(4)	23,214,021	14,904,204	8,309,817	25,152,598	15,575,629	9,576,969	26,482,713	16,070,837	10,411,876	26,397,207
5.01	GACC	Hilton Garden Inn - Baltimore White Marsh		6,489,305	4,539,955	1,949,350	7,351,051	4,768,631	2,582,420	7,744,783	4,745,652	2,999,131	7,679,911
5.02	GACC	Homewood Suites - Allentown West Fogelsville		4,115,232	2,464,104	1,651,128	4,448,769	2,599,909	1,848,860	4,804,471	2,748,708	2,055,763	4,789,228
5.03	GACC	Courtyard by Marriott - Wall at Monmouth Shores		4,133,568	2,583,120	1,550,448	4,525,569	2,720,516	1,805,053	4,818,338	2,933,888	1,884,450	4,789,159
5.04	GACC	SpringHill Suites - Arundel Mills BWI Airport		4,664,461	2,845,884	1,818,577	4,869,945	2,828,410	2,041,535	4,897,407	2,915,050	1,982,357	4,844,284
5.05	GACC	Homewood Suites - Dover Rockaway		3,811,455	2,471,141	1,340,314	3,957,264	2,658,163	1,299,101	4,217,714	2,727,539	1,490,175	4,294,625
6	JPMCB	First Stamford Place	L(27),Def(89),O(4)	31,960,702	13,963,230	17,997,472	33,529,688	14,178,960	19,350,728	35,445,624	14,004,568	21,441,056	34,549,458
7	JPMCB	521-523 East 72nd Street	L(26),Def(88),O(6)	9,502,456	3,289,250	6,213,206	9,228,677	3,434,856	5,793,821	9,358,583	3,495,553	5,863,030	9,378,321
8	JPMCB	Gateway Net Lease Portfolio	L(24),Grtr1%orYM(4),DeforGrtr1%orYM(52),O(4)
8.01	JPMCB	BAE Facility
8.02	JPMCB	FedEx Ground (Stratford)
8.03	JPMCB	FedEx (Baltimore)
8.04	JPMCB	Harman Becker
8.05	JPMCB	GE Aviation (Lafayette)
8.06	JPMCB	GoDaddy
8.07	JPMCB	Carrier
8.08	JPMCB	Emerus
8.09	JPMCB	Cardinal Health
8.10	JPMCB	Tyco Electronics
8.11	JPMCB	FCA/Caterpillar
8.12	JPMCB	FedEx Ground (Staunton)
8.13	JPMCB	Quad Packaging (Proteus) - Franklin Business Park
8.14	JPMCB	Quad Packaging (Transpak) - Franklin Business Park
8.15	JPMCB	T-Mobile Call Center
8.16	JPMCB	Sikorsky Aircraft R&D Facility
8.17	JPMCB	Vatterott College
8.18	JPMCB	Comcast
8.19	JPMCB	Alfa Laval Plant
8.20	JPMCB	LKQ (New Braunfels)
8.21	JPMCB	Hitachi
8.22	JPMCB	Cameron International
8.23	JPMCB	Alliance Data Systems Office
8.24	JPMCB	Synchrony Financial
8.25	JPMCB	Baxalta (Barry Pointe)
8.26	JPMCB	Baxalta (Casselberry)
8.27	JPMCB	Baxalta (Mounds View)
8.28	JPMCB	Baxalta (Grand Rapids)
8.29	JPMCB	Gerdau
8.30	JPMCB	Baxalta (Wausau)
8.31	JPMCB	Baxalta (Springfield)
8.32	JPMCB	LKQ (Salisbury)
8.33	JPMCB	Baxalta (Ankeny)
8.34	JPMCB	H&E Equipment Services (San Antonio)
8.35	JPMCB	H&E Equipment Services (New Orleans)
8.36	JPMCB	GE Aviation (Pompano)
8.37	JPMCB	Saint-Gobain Warehouse
8.38	JPMCB	H&E Equipment Services (Columbia)
8.39	JPMCB	H&E Equipment Services (Yukon)
8.40	JPMCB	LKQ (Toledo)
8.41	JPMCB	H&E Equipment Services (Greer)
9	JPMCB	Starwood Capital Group Hotel Portfolio	L(12),Grtr1%orYM(105),O(3)	199,508,945	130,957,182	68,551,763	210,181,276	136,174,637	74,006,639	214,236,030	139,766,633	74,469,397	212,650,616
9.01	JPMCB	Larkspur Landing Sunnyvale		6,608,753	3,073,832	3,534,921	7,402,221	3,043,842	4,358,379	7,817,367	3,196,232	4,621,136	7,774,225
9.02	JPMCB	Larkspur Landing Milpitas		5,504,663	2,690,698	2,813,965	6,284,848	2,765,694	3,519,154	6,748,863	2,919,223	3,829,640	6,764,028
9.03	JPMCB	Larkspur Landing Campbell		5,133,573	2,668,455	2,465,118	5,892,933	2,614,126	3,278,807	6,251,271	2,837,671	3,413,600	6,059,570
9.04	JPMCB	Larkspur Landing San Francisco		5,192,191	2,909,101	2,283,090	5,806,373	3,043,071	2,763,303	5,905,601	3,162,141	2,743,461	5,697,514

 A-1-13

ANNEX A-1

				HISTORICAL FINANCIALS(14)

			Prepayment	2014	2014	2014	2015	2015	2015	2016	2016	2016	Most Recent
Loan #	Seller(1)	Property Name	Provision (Payments)(11)(13)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)
9.05	JPMCB	Larkspur Landing Pleasanton		4,117,383	2,453,217	1,664,166	4,880,674	2,567,319	2,313,355	5,319,602	2,764,545	2,555,057	5,193,352
9.06	JPMCB	Larkspur Landing Bellevue		4,273,587	2,480,220	1,793,367	4,615,653	2,539,918	2,075,735	4,726,484	2,501,374	2,225,110	4,692,425
9.07	JPMCB	Larkspur Landing Sacramento		3,984,358	2,294,927	1,689,431	4,176,563	2,318,331	1,858,232	4,200,451	2,369,171	1,831,280	4,214,257
9.08	JPMCB	Hampton Inn Ann Arbor North		4,700,775	2,808,878	1,891,897	4,678,954	2,774,233	1,904,721	4,956,425	2,996,409	1,960,016	4,826,301
9.09	JPMCB	Larkspur Landing Hillsboro		3,448,822	1,914,290	1,534,532	3,915,128	2,027,124	1,888,005	4,016,848	2,189,946	1,826,902	3,941,272
9.10	JPMCB	Larkspur Landing Renton		3,999,841	2,413,164	1,586,677	4,324,596	2,570,888	1,753,708	4,349,218	2,659,463	1,689,754	4,423,020
9.11	JPMCB	Holiday Inn Arlington Northeast Rangers Ballpark		4,874,914	3,718,834	1,156,080	5,424,474	3,999,092	1,425,382	5,505,741	3,984,588	1,521,153	5,568,856
9.12	JPMCB	Residence Inn Toledo Maumee		4,003,862	2,564,200	1,439,662	3,874,115	2,579,170	1,294,945	3,998,051	2,569,850	1,428,201	4,066,425
9.13	JPMCB	Residence Inn Williamsburg		3,581,095	2,275,698	1,305,397	3,685,293	2,398,382	1,286,911	4,098,296	2,645,877	1,452,419	3,955,706
9.14	JPMCB	Hampton Inn Suites Waco South		4,009,619	2,643,304	1,366,315	4,247,264	2,754,599	1,492,665	4,293,352	2,832,923	1,460,429	4,293,844
9.15	JPMCB	Holiday Inn Louisville Airport Fair Expo		3,717,449	2,440,750	1,276,699	4,124,662	2,659,301	1,465,361	4,308,290	2,810,936	1,497,354	4,185,314
9.16	JPMCB	Courtyard Tyler		4,244,716	2,365,038	1,879,678	3,919,126	2,220,154	1,698,972	3,429,564	2,089,629	1,339,935	3,341,364
9.17	JPMCB	Hilton Garden Inn Edison Raritan Center		4,655,669	4,086,111	569,558	5,493,273	4,439,380	1,053,893	5,761,789	4,454,017	1,307,772	5,848,958
9.18	JPMCB	Hilton Garden Inn St Paul Oakdale		4,485,815	3,001,859	1,483,956	4,711,861	3,108,429	1,603,432	4,983,720	3,192,469	1,791,252	4,891,094
9.19	JPMCB	Residence Inn Grand Rapids West		2,956,313	1,855,403	1,100,910	3,062,200	1,923,049	1,139,151	3,310,952	2,018,261	1,292,691	3,115,120
9.20	JPMCB	Peoria, AZ Residence Inn		2,997,859	1,957,633	1,040,225	3,187,787	2,012,469	1,175,318	3,292,301	2,053,732	1,238,569	3,248,248
9.21	JPMCB	Hampton Inn Suites Bloomington Normal		3,843,366	2,312,487	1,530,879	4,022,171	2,458,126	1,564,044	3,759,689	2,340,772	1,418,917	3,738,690
9.22	JPMCB	Courtyard Chico		3,125,974	1,950,325	1,175,650	3,178,650	2,087,242	1,091,408	3,812,434	2,381,258	1,431,176	3,850,184
9.23	JPMCB	Hampton Inn Suites Kokomo		3,425,666	2,271,260	1,154,406	3,524,349	2,357,841	1,166,508	3,744,550	2,431,095	1,313,454	3,680,915
9.24	JPMCB	Hampton Inn Suites South Bend		3,504,356	2,229,207	1,275,149	3,424,014	2,329,908	1,094,106	3,779,982	2,535,257	1,244,725	3,810,167
9.25	JPMCB	Courtyard Wichita Falls		2,758,978	1,835,874	923,104	2,944,157	1,949,071	995,086	3,055,163	1,967,538	1,087,624	3,121,444
9.26	JPMCB	Hampton Inn Morehead		2,984,270	1,980,045	1,004,225	2,908,105	1,894,889	1,013,216	3,140,885	2,029,198	1,111,688	3,154,358
9.27	JPMCB	Residence Inn Chico		2,509,076	1,719,671	789,406	3,017,201	1,895,739	1,121,462	3,230,070	2,003,854	1,226,216	3,273,835
9.28	JPMCB	Courtyard Lufkin		3,169,981	2,035,590	1,134,391	3,391,091	2,179,605	1,211,486	2,938,698	2,065,448	873,250	2,752,597
9.29	JPMCB	Hampton Inn Carlisle		3,236,926	2,125,745	1,111,181	3,477,412	2,258,369	1,219,043	3,524,239	2,363,148	1,161,091	3,439,196
9.30	JPMCB	Springhill Suites Williamsburg		3,095,757	2,224,448	871,309	3,204,858	2,304,606	900,252	3,440,078	2,462,690	977,388	3,361,902
9.31	JPMCB	Fairfield Inn Bloomington		2,355,657	1,600,067	755,590	2,237,500	1,653,149	584,352	2,956,451	1,695,639	1,260,812	3,018,966
9.32	JPMCB	Waco Residence Inn		2,623,950	1,810,638	813,312	2,926,457	2,041,322	885,135	3,115,712	2,129,416	986,296	3,136,682
9.33	JPMCB	Holiday Inn Express Fishers		2,713,002	1,794,045	918,957	2,880,638	1,935,320	945,318	3,132,794	2,184,957	947,837	3,176,451
9.34	JPMCB	Larkspur Landing Folsom		2,606,539	1,849,168	757,371	2,842,366	1,914,516	927,850	2,893,984	2,022,130	871,854	2,902,483
9.35	JPMCB	Springhill Suites Chicago Naperville Warrenville		3,165,239	2,374,083	791,156	3,334,536	2,615,422	719,114	3,229,904	2,567,803	662,101	3,321,573
9.36	JPMCB	Holiday Inn Express & Suites Paris		2,149,076	1,400,691	748,385	2,256,662	1,456,462	800,200	2,339,461	1,515,400	824,061	2,343,673
9.37	JPMCB	Toledo Homewood Suites		2,557,430	1,823,541	733,889	2,585,574	1,880,413	705,161	2,879,994	1,999,558	880,436	2,929,714
9.38	JPMCB	Grand Rapids Homewood Suites		2,620,644	2,044,411	576,232	3,044,043	2,141,853	902,190	3,082,919	2,206,236	876,683	3,009,146
9.39	JPMCB	Cheyenne Fairfield Inn and Suites		2,274,705	1,287,233	987,472	2,184,113	1,274,027	910,086	2,069,004	1,233,313	835,692	1,961,942
9.40	JPMCB	Fairfield Inn Laurel		2,755,702	2,163,407	592,295	2,980,035	2,319,285	660,749	3,060,436	2,430,414	630,022	3,127,939
9.41	JPMCB	Courtyard Akron Stow		3,380,278	2,161,570	1,218,708	3,378,668	2,167,968	1,210,700	3,339,430	2,310,440	1,028,990	3,168,035
9.42	JPMCB	Larkspur Landing Roseville		2,482,915	1,808,482	674,433	2,792,081	1,987,238	804,842	2,791,909	2,028,202	763,707	2,851,065
9.43	JPMCB	Towneplace Suites Bloomington		2,038,255	1,288,867	749,388	1,990,897	1,378,491	612,406	2,355,692	1,515,451	840,241	2,441,633
9.44	JPMCB	Hampton Inn Danville		2,316,666	1,641,895	674,771	2,301,578	1,688,631	612,946	2,521,595	1,800,163	721,433	2,591,371
9.45	JPMCB	Holiday Inn Norwich		4,128,595	3,536,651	591,944	4,347,308	3,741,178	606,130	4,825,972	4,034,355	791,617	4,801,904
9.46	JPMCB	Hampton Inn Suites Longview North		3,173,968	1,973,506	1,200,462	3,058,158	1,867,316	1,190,842	2,373,357	1,694,366	678,991	2,322,688
9.47	JPMCB	Springhill Suites Peoria Westlake		3,283,596	2,336,146	947,450	3,126,977	2,492,033	634,944	2,854,364	2,384,615	469,749	2,918,586
9.48	JPMCB	Hampton Inn Suites Buda		2,511,825	1,646,792	865,033	2,802,930	1,805,221	997,709	2,680,752	1,780,820	899,932	2,627,746
9.49	JPMCB	Shawnee Hampton Inn		1,875,580	1,299,223	576,358	1,834,041	1,262,710	571,331	1,890,630	1,254,672	635,957	1,892,474
9.50	JPMCB	Racine Fairfield Inn		1,631,962	1,147,234	484,727	1,757,437	1,159,991	597,446	1,800,048	1,203,878	596,170	1,812,261
9.51	JPMCB	Hampton Inn Selinsgrove Shamokin Dam		2,121,296	1,508,354	612,942	2,166,585	1,511,366	655,218	2,342,011	1,691,679	650,333	2,433,055
9.52	JPMCB	Holiday Inn Express & Suites Terrell		1,886,591	1,334,882	551,709	2,004,889	1,411,915	592,974	2,116,706	1,494,300	622,406	2,149,392
9.53	JPMCB	Westchase Homewood Suites		4,386,217	2,873,106	1,513,111	4,364,744	3,053,944	1,310,801	3,210,256	2,668,409	541,847	2,958,058
9.54	JPMCB	Holiday Inn Express & Suites Tyler South		2,682,517	1,734,857	947,660	2,201,486	1,542,169	659,318	2,077,217	1,500,505	576,713	2,128,673
9.55	JPMCB	Holiday Inn Express & Suites Huntsville		3,514,797	1,922,911	1,591,886	3,196,798	1,860,283	1,336,515	2,407,786	1,674,172	733,614	2,360,887
9.56	JPMCB	Hampton Inn Sweetwater		2,293,276	1,415,816	877,460	2,002,056	1,401,720	600,336	1,725,603	1,225,261	500,342	1,585,686
9.57	JPMCB	Comfort Suites Buda Austin South		1,824,072	1,257,596	566,476	2,032,396	1,501,547	530,849	2,074,254	1,519,552	554,702	2,082,208
9.58	JPMCB	Fairfield Inn & Suites Weatherford		1,302,002	1,167,839	134,163	1,465,030	1,177,226	287,804	1,543,315	1,276,569	266,746	1,659,116
9.59	JPMCB	Holiday Inn Express & Suites Altus		1,339,184	1,044,575	294,609	1,322,219	1,123,647	198,572	1,422,396	1,182,112	240,285	1,417,147
9.60	JPMCB	Comfort Inn & Suites Paris		1,011,199	778,183	233,016	1,058,458	812,594	245,864	1,161,068	884,258	276,810	1,157,262
9.61	JPMCB	Hampton Inn Suites Decatur		1,753,131	1,348,043	405,088	1,669,635	1,341,281	328,354	1,547,032	1,330,723	216,309	1,550,317
9.62	JPMCB	Holiday Inn Express & Suites Texarkana East		1,260,628	1,302,651	-42,023	1,496,353	1,347,419	148,934	1,621,549	1,440,815	180,734	1,638,961
9.63	JPMCB	Mankato Fairfield Inn		1,132,998	946,465	186,533	1,247,365	1,021,766	225,599	1,222,539	1,043,308	179,231	1,236,472
9.64	JPMCB	Candlewood Suites Texarkana		872,326	880,371	-8,045	1,127,933	964,547	163,386	1,270,187	1,104,763	165,424	1,239,140
9.65	JPMCB	Country Inn & Suites Houston Intercontinental Airport East		1,337,520	1,153,624	183,896	1,363,324	1,246,696	116,629	599,729	909,669	-309,940	413,730
10	GACC	General Motors Building	L(28),Def(85),O(7)	257,318,784	92,003,166	165,315,617	249,768,162	99,256,499	150,511,664	256,349,455	104,924,109	151,425,346
11	GACC	IRG Portfolio	L(26),Def(90),O(4)	23,104,301	14,401,997	8,702,304	23,461,095	14,927,748	8,533,347	22,995,739	13,944,372	9,051,367	22,450,713
11.01	GACC	HBP Euclid		10,057,912	7,720,721	2,337,191	10,396,642	7,557,072	2,839,570	10,390,791	7,185,517	3,205,274	10,063,905
11.02	GACC	LMA Massillon & Building E		6,090,832	3,980,802	2,110,030	6,568,299	4,394,087	2,174,212	6,322,758	4,073,307	2,249,451	6,607,485
11.03	GACC	LMA Building D		4,538,515	1,666,760	2,871,755	3,654,783	1,807,766	1,847,017	3,394,554	1,625,823	1,768,731	2,713,767
11.04	GACC	NRR Commerce		1,081,570	429,475	652,095	1,468,305	464,742	1,003,563	1,459,862	479,515	980,347	1,536,162
11.05	GACC	Rockside Commerce		1,335,472	604,239	731,233	1,373,066	704,081	668,985	1,427,774	580,210	847,564	1,529,394
12	JPMCB	Villas at San Gabriel	L(25),Grtr1%orYM(92),O(3)
13	JPMCB	150 Blackstone River Road	L(25),Def(89),O(6)
14	GACC	Sheraton DFW	L(26),Def(89),O(5)				15,493,000	11,952,790	3,540,210	17,725,954	13,118,166	4,607,788	18,060,683
15	JPMCB	245 Park Avenue	L(28),Def(88),O(4)	150,892,259	52,333,954	98,558,305	160,661,057	57,993,351	102,667,706	167,638,950	60,922,988	106,715,962	168,887,445
16	GACC	Walgreens Witkoff Portfolio	L(25),Def(88),O(7)	3,474,289	0	3,474,289	3,475,228	0	3,475,228	3,469,786	0	3,469,786	3,469,786
16.01	GACC	Worcester
16.02	GACC	New Bedford
16.03	GACC	Staten Island
16.04	GACC	Windham
16.05	GACC	Yarmouth
16.06	GACC	Hampstead
16.07	GACC	Woodbury
17	GACC	Preston Plaza	L(26),Def(90),O(4)	4,028,463	2,207,595	1,820,868	4,181,099	2,369,369	1,811,730	4,664,897	2,164,278	2,500,619	4,705,340
18	GACC	Capital Centers II & III	L(26),Def(89),O(5)	6,393,603	2,891,914	3,501,689	6,423,033	2,893,552	3,529,481	8,046,203	2,920,959	5,125,244	8,167,359
18.01	GACC	Capital Center II
18.02	GACC	Capital Center III
19	GACC	Lightstone Portfolio	L(17),Grtr1%orYM(96),O(7)	21,040,480	13,937,237	7,103,243	22,876,673	14,893,393	7,983,280	25,500,020	15,339,447	10,160,573	26,131,026
19.01	GACC	Hampton Inn & Suites Ft. Myers Beach		3,654,100	2,525,804	1,128,296	4,302,536	2,713,708	1,588,828	4,482,967	2,721,178	1,761,789	4,372,203
19.02	GACC	aloft Rogers Bentonville		3,691,756	2,206,456	1,485,300	3,540,527	2,260,515	1,280,012	3,772,894	2,193,940	1,578,954	3,750,158
19.03	GACC	Residence Inn Baton Rouge Siegen Lane		2,674,610	2,014,009	660,601	3,016,912	2,013,140	1,003,772	3,923,753	2,255,151	1,668,602	4,258,962
19.04	GACC	Courtyard Baton Rouge Siegen Lane		3,457,274	2,770,564	686,710	3,633,436	2,816,825	816,611	4,139,260	2,751,308	1,387,952	4,346,909
19.05	GACC	TownePlace Suites New Orleans Metairie		3,498,472	1,863,662	1,634,810	3,747,905	2,230,501	1,517,404	3,988,592	2,366,153	1,622,439	3,913,940
19.06	GACC	Fairfield Inn & Suites Jonesboro		2,200,336	1,365,186	835,150	2,419,548	1,542,233	877,315	2,759,969	1,661,972	1,097,997	2,929,183
19.07	GACC	TownePlace Suites Fayetteville North Springdale		1,863,932	1,191,556	672,376	2,215,809	1,316,471	899,338	2,432,585	1,389,745	1,042,840	2,559,671
20	GACC	18301 Von Karman	L(26),DeforGrtr1%orYM(89),O(5)	5,377,037	2,770,921	2,606,116	6,345,833	3,165,207	3,180,625	7,026,814	2,994,049	4,032,764
21	JPMCB	Fullerton Plaza	L(25),Grtr1%orYM(32),O(3)	3,555,718	1,176,468	2,379,250	3,588,839	1,243,702	2,345,137	3,559,105	1,245,459	2,313,647	3,500,478
22	JPMCB	Torre Plaza	L(28),Def(88),O(4)	3,545,073	882,682	2,662,391	3,537,768	964,636	2,573,132	3,534,027	850,120	2,683,907	3,494,010

 A-1-14

ANNEX A-1

				HISTORICAL FINANCIALS(14)

			Prepayment	2014	2014	2014	2015	2015	2015	2016	2016	2016	Most Recent
Loan #	Seller(1)	Property Name	Provision (Payments)(11)(13)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)
23	GACC	Covance Business Center	L(24),Def(91),O(5)	2,583,853	41,262	2,542,591	2,584,321	36,055	2,548,266	3,169,584	511,139	2,658,445
24	GACC	Best Western Plus Truckee	L(28),Def(88),O(4)	1,996,931	1,325,725	671,205	2,523,737	1,663,999	859,738	3,449,056	1,830,451	1,618,604	3,703,712
25	GACC	18401 Von Karman	L(26),DeforGrtr1%orYM(89),O(5)	2,912,346	1,335,420	1,576,926	3,464,238	1,386,599	2,077,639	3,280,733	1,444,829	1,835,904	2,973,382
26	JPMCB	Staybridge Suites St. Petersburg	L(25),Grtr1%orYM(53),O(6)				4,334,852	2,838,301	1,496,551	4,996,797	3,114,451	1,882,346	4,939,949
27	JPMCB	Mural Lofts	L(26),Def(30),O(4)										1,306,960
28	GACC	EIP Logistics Portfolio	L(30),Def(87),O(3)	5,187,710	1,272,746	3,914,964	5,233,624	1,260,109	3,973,515	5,197,244	1,090,454	4,106,789
28.01	GACC	Mercury Paper, Inc.		2,785,031	218,305	2,566,726	2,858,760	219,042	2,639,718	2,937,453	231,537	2,705,916
28.02	GACC	Precision Park		2,402,679	1,054,441	1,348,238	2,374,864	1,041,067	1,333,797	2,259,790	858,917	1,400,873
29	GACC	Haggen Food & Pharmacy	L(25),Def(91),O(4)							877,500	0	877,500	877,500
30	JPMCB	Home2 Suites Amarillo	L(24),Def(93),O(3)							3,231,789	1,736,492	1,495,297	3,383,243
31	JPMCB	Hampton Inn & Suites Rome	L(25),Grtr1%orYM(92),O(3)										3,241,679
32	JPMCB	Preston Trail Atrium	L(25),Grtr1%orYM(11),O(24)	1,986,543	921,304	1,065,239	2,091,167	1,001,085	1,090,083	2,260,962	981,936	1,279,026	2,141,086
33	GACC	CVS New Orleans	L(23),Grtr1%orYM(93),O(4)
34	GACC	Bay Bridge Industrial Center	L(26),Def(89),O(5)	1,314,029	646,758	667,271	1,291,537	591,934	699,603	1,373,606	600,755	772,851	1,425,550
35	JPMCB	Bank of America Building	L(25),Grtr1%orYM(32),O(3)	726,337	173,641	552,696	706,801	177,596	529,205	815,360	175,964	639,396	946,128
36	GACC	Wells Fargo Financial Center	L(26),Def(90),O(4)	749,725	207,433	542,292	697,331	258,898	438,433	669,384	224,797	444,587	733,318
37	GACC	1250 Mockingbird	L(25),Def(91),O(4)	1,328,595	716,044	612,551	1,521,714	780,344	741,370	1,757,093	792,654	964,439	1,624,160
38	JPMCB	The Grove at 43rd Apartments	L(25),Grtr1%orYM(32),O(3)										710,605
39	GACC	Brittmoore Industrial Park	L(36),Grtr1%orYM(79),O(5)				573,266	135,197	438,069				676,014
40	GACC	11th & Kissling	L(28),Def(88),O(4)	449,285	113,700	335,586	489,996	126,933	363,063	528,345	109,071	419,274	532,305
41	GACC	PPHC Manufacturing Facility	L(25),Grtr1%orYM(89),O(6)

 A-1-15

ANNEX A-1

			HISTORICAL FINANCIALS(14)
						UW
			Most Recent	Most Recent		Economic	UW	UW Total	UW	UW Capital	UW	UW	UW NCF	UW NOI	UW NCF		Ground Lease	Ground Lease
Loan #	Seller(1)	Property Name	Total Expenses ($)	NOI ($)	As of	Occupancy %	Revenues ($)(3)	Expenses ($)	NOI ($)(3)(15)	Items ($)	NCF ($)(3)(15)	NOI DSCR(16)	DSCR(16)	Debt Yield %	Debt Yield %	Title Type(17)	Expiration	Extension Terms	PML %
1	GACC	Moffett Place Building 4				95.0%	17,794,328	2,240,410	15,553,919	62,870	15,491,048	2.29	2.29	12.2%	12.2%	Fee			10%
2	GACC	U-Haul SAC Portfolios 14, 15, 17	5,500,720	13,241,633	06/30/17	88.6%	18,742,353	5,626,088	13,116,265	233,421	12,882,844	1.66	1.63	10.2%	10.0%	Fee
2.01	GACC	U-Haul of Medford														Fee
2.02	GACC	U-Haul Center of Salisbury														Fee
2.03	GACC	U-Haul Center North Rancho														Fee
2.04	GACC	U-Haul Lincoln Park														Fee
2.05	GACC	U-Haul of Inwood														Fee
2.06	GACC	U-Haul Ctr Albany														Fee
2.07	GACC	U-Haul Storage Black Rock														Fee
2.08	GACC	U-Haul Center of Rockville														Fee
2.09	GACC	U-Haul Storage Ivar Avenue														Fee			16%
2.10	GACC	U-Haul Center of Round Rock														Fee
2.11	GACC	U-Haul Storage Glendora														Fee			15%
2.12	GACC	U-Haul Center Texas Avenue														Fee
2.13	GACC	U-Haul Storage Tarrant Road														Fee
2.14	GACC	U-Haul Storage Hulen														Fee
2.15	GACC	U-Haul Ctr Beaumont														Fee
2.16	GACC	U-Haul Storage Waxahachie														Fee
2.17	GACC	U-Haul Center of Olathe														Fee
2.18	GACC	U-Haul Kings Highway														Fee
2.19	GACC	U-Haul Storage I-30														Fee
2.20	GACC	U-Haul Storage Laurelwood														Fee
2.21	GACC	U-Haul Ctr Downtown														Fee
2.22	GACC	U-Haul Storage Business Avenue														Fee
3	JPMCB	Station Place III	12,710,332	22,369,181	07/31/17	95.0%	35,992,988	13,463,618	22,529,370	1,722,748	20,806,621	3.25	3.00	11.9%	11.0%	Fee
4	JPMCB	Treeview Industrial Portfolio	3,637,144	10,564,182	03/31/17	92.5%	15,191,065	3,705,973	11,485,092	1,667,402	9,817,690	2.14	1.83	9.2%	7.9%	Fee			Various
4.01	JPMCB	Eastgate	517,935	1,706,980	03/31/17	92.5%	2,146,750	475,002	1,671,748	148,937	1,522,811					Fee			7%
4.02	JPMCB	1405 Worldwide	407,026	1,629,374	03/31/17	92.5%	1,970,058	450,922	1,519,136	308,722	1,210,414					Fee
4.03	JPMCB	1200 Worldwide	376,543	1,334,238	03/31/17	92.5%	1,878,270	565,893	1,312,377	289,596	1,022,781					Fee
4.04	JPMCB	Landmark	505,239	1,335,071	03/31/17	92.5%	1,776,925	401,991	1,374,935	192,714	1,182,221					Fee			8%
4.05	JPMCB	100 Corporate Lakes	257,137	958,040	03/31/17	92.5%	1,213,378	318,335	895,042	100,780	794,262					Fee
4.06	JPMCB	Design Road	267,215	495,242	03/31/17	92.5%	912,738	242,264	670,474	54,908	615,566					Fee
4.07	JPMCB	2055 Global Way	200,785	660,549	03/31/17	92.5%	911,395	230,062	681,333	76,212	605,121					Fee
4.08	JPMCB	Sabre Street	173,804	512,333	03/31/17	92.5%	690,540	162,837	527,703	57,232	470,470					Fee			18%
4.09	JPMCB	2205 Global Way	204,960	656,693	03/31/17	92.5%	864,640	239,356	625,284	122,958	502,326					Fee
4.10	JPMCB	1280 Corporate Lakes	169,257	180,119	03/31/17	92.5%	690,172	120,740	569,432	80,315	489,117					Fee
4.11	JPMCB	11 Boulden Circle	162,794	680,863	03/31/17	92.5%	816,280	180,351	635,929	77,406	558,522					Fee
4.12	JPMCB	1300 Corporate Lakes	173,654	129,533	03/31/17	92.5%	569,797	99,429	470,368	78,391	391,977					Fee
4.13	JPMCB	7 Boulden Circle	107,150	-29,209	03/31/17	92.5%	377,029	104,882	272,147	33,584	238,563					Fee
4.14	JPMCB	2 Boulden Circle	113,645	314,356	03/31/17	92.5%	373,093	113,908	259,185	45,647	213,538					Fee
5	GACC	AHIP Northeast Portfolio I	16,084,718	10,312,489	03/31/17	82.4%	25,731,586	15,974,234	9,757,352	1,029,263	8,728,088	2.30	2.06	14.0%	12.5%	Fee
5.01	GACC	Hilton Garden Inn - Baltimore White Marsh	4,749,871	2,930,040	03/31/17	80.1%	7,460,708	4,706,709	2,753,999	298,428	2,455,571					Fee
5.02	GACC	Homewood Suites - Allentown West Fogelsville	2,748,018	2,041,210	03/31/17	88.4%	4,618,063	2,722,893	1,895,170	184,723	1,710,447					Fee
5.03	GACC	Courtyard by Marriott - Wall at Monmouth Shores	2,967,446	1,821,713	03/31/17	77.4%	4,652,185	2,944,685	1,707,500	186,087	1,521,413					Fee
5.04	GACC	SpringHill Suites - Arundel Mills BWI Airport	2,898,830	1,945,454	03/31/17	84.5%	4,872,320	2,924,609	1,947,710	194,893	1,752,817					Fee
5.05	GACC	Homewood Suites - Dover Rockaway	2,720,553	1,574,072	03/31/17	82.3%	4,128,310	2,675,338	1,452,972	165,132	1,287,840					Fee
6	JPMCB	First Stamford Place	14,107,046	20,442,412	03/31/17	91.6%	34,742,601	13,991,349	20,751,251	2,304,691	18,446,561	3.05	2.71	12.7%	11.2%	Fee
7	JPMCB	521-523 East 72nd Street	3,466,478	5,911,843	03/31/17	98.8%	10,210,206	3,538,075	6,672,131	95,614	6,576,517	1.96	1.93	7.8%	7.7%	Fee
8	JPMCB	Gateway Net Lease Portfolio				95.0%	79,004,104	29,231,519	49,772,586	4,691,424	45,081,162	3.90	3.54	14.1%	12.8%	Fee/Leasehold
8.01	JPMCB	BAE Facility				95.0%	6,796,684	2,514,773	4,281,911	300,375	3,981,536					Fee
8.02	JPMCB	FedEx Ground (Stratford)				95.0%	5,379,160	1,990,289	3,388,871	202,678	3,186,193					Fee
8.03	JPMCB	FedEx (Baltimore)				95.0%	5,375,273	1,988,851	3,386,422	275,414	3,111,008					Leasehold	08/31/21	17, five-year options
8.04	JPMCB	Harman Becker				95.0%	5,387,147	1,993,244	3,393,902	169,238	3,224,665					Fee
8.05	JPMCB	GE Aviation (Lafayette)				95.0%	4,259,069	1,575,856	2,683,213	275,765	2,407,448					Fee
8.06	JPMCB	GoDaddy				95.0%	3,876,583	1,434,336	2,442,247	135,000	2,307,247					Leasehold	12/31/01	None
8.07	JPMCB	Carrier				95.0%	3,465,588	1,282,268	2,183,320	461,277	1,722,043					Fee
8.08	JPMCB	Emerus				95.0%	3,397,543	1,257,091	2,140,452	86,076	2,054,376					Fee
8.09	JPMCB	Cardinal Health				95.0%	2,790,425	1,032,457	1,757,968	248,356	1,509,612					Fee
8.10	JPMCB	Tyco Electronics				95.0%	2,932,121	1,084,885	1,847,237	158,983	1,688,253					Fee
8.11	JPMCB	FCA/Caterpillar				95.0%	2,747,456	1,016,559	1,730,897	270,000	1,460,897					Fee
8.12	JPMCB	FedEx Ground (Staunton)				95.0%	2,190,820	810,603	1,380,217	202,678	1,177,538					Fee
8.13	JPMCB	Quad Packaging (Proteus) - Franklin Business Park				95.0%	1,815,035	671,563	1,143,472	189,000	954,472					Fee
8.14	JPMCB	Quad Packaging (Transpak) - Franklin Business Park				95.0%	1,797,749	665,167	1,132,582	187,200	945,382					Fee
8.15	JPMCB	T-Mobile Call Center				95.0%	1,801,998	666,739	1,135,259	59,850	1,075,409					Fee
8.16	JPMCB	Sikorsky Aircraft R&D Facility				95.0%	1,858,180	687,527	1,170,653	135,878	1,034,776					Leasehold	02/21/49	None
8.17	JPMCB	Vatterott College				95.0%	2,127,329	787,112	1,340,217	81,000	1,259,217					Fee
8.18	JPMCB	Comcast				95.0%	1,666,826	616,725	1,050,100	51,534	998,566					Fee
8.19	JPMCB	Alfa Laval Plant				95.0%	1,711,602	633,293	1,078,309	162,227	916,082					Fee
8.20	JPMCB	LKQ (New Braunfels)				95.0%	1,447,775	535,677	912,098	90,321	821,777					Fee
8.21	JPMCB	Hitachi				95.0%	1,371,194	507,342	863,852	64,850	799,002					Leasehold	04/13/40	None
8.22	JPMCB	Cameron International				95.0%	1,619,001	599,030	1,019,971	67,365	952,606					Fee
8.23	JPMCB	Alliance Data Systems Office				95.0%	1,395,792	516,443	879,349	90,720	788,629					Fee
8.24	JPMCB	Synchrony Financial				95.0%	1,093,022	404,418	688,604	60,998	627,606					Fee
8.25	JPMCB	Baxalta (Barry Pointe)				95.0%	725,110	268,291	456,819	15,012	441,807					Fee
8.26	JPMCB	Baxalta (Casselberry)				95.0%	730,164	270,161	460,003	15,025	444,979					Fee
8.27	JPMCB	Baxalta (Mounds View)				95.0%	705,097	260,886	444,211	15,012	429,199					Fee
8.28	JPMCB	Baxalta (Grand Rapids)				95.0%	706,976	261,581	445,395	15,023	430,372					Fee
8.29	JPMCB	Gerdau				95.0%	915,967	338,908	577,059	42,278	534,781					Fee
8.30	JPMCB	Baxalta (Wausau)				95.0%	655,724	242,618	413,106	15,014	398,093					Fee
8.31	JPMCB	Baxalta (Springfield)				95.0%	660,942	244,548	416,393	15,025	401,369					Fee
8.32	JPMCB	LKQ (Salisbury)				95.0%	700,201	259,074	441,127	156,109	285,018					Fee
8.33	JPMCB	Baxalta (Ankeny)				95.0%	621,471	229,944	391,527	15,095	376,432					Fee
8.34	JPMCB	H&E Equipment Services (San Antonio)				95.0%	614,375	227,319	387,056	23,882	363,174					Fee
8.35	JPMCB	H&E Equipment Services (New Orleans)				95.0%	617,481	228,468	389,013	16,927	372,086					Fee
8.36	JPMCB	GE Aviation (Pompano)				95.0%	559,537	207,029	352,508	27,803	324,706					Fee
8.37	JPMCB	Saint-Gobain Warehouse				95.0%	562,737	208,213	354,525	92,655	261,870					Fee
8.38	JPMCB	H&E Equipment Services (Columbia)				95.0%	485,579	179,664	305,915	17,442	288,473					Fee
8.39	JPMCB	H&E Equipment Services (Yukon)				95.0%	474,788	175,672	299,117	17,647	281,469					Fee
8.40	JPMCB	LKQ (Toledo)				95.0%	474,634	175,614	299,019	147,046	151,974					Fee
8.41	JPMCB	H&E Equipment Services (Greer)				95.0%	489,950	181,281	308,668	17,647	291,021					Fee
9	JPMCB	Starwood Capital Group Hotel Portfolio	140,075,692	72,574,924	03/31/17	74.6%	213,600,210	142,270,818	71,329,392	0	71,329,392	2.72	2.72	12.4%	12.4%	Fee/Leasehold			Various
9.01	JPMCB	Larkspur Landing Sunnyvale	3,182,596	4,591,630	03/31/17	83.8%	7,774,225	3,602,265	4,171,961	0	4,171,961					Fee			5%
9.02	JPMCB	Larkspur Landing Milpitas	2,934,998	3,829,030	03/31/17	85.7%	6,764,028	3,201,871	3,562,157	0	3,562,157					Fee			13%
9.03	JPMCB	Larkspur Landing Campbell	2,757,497	3,302,074	03/31/17	84.3%	6,059,570	2,860,144	3,199,426	0	3,199,426					Fee			4%
9.04	JPMCB	Larkspur Landing San Francisco	3,243,028	2,454,486	03/31/17	84.9%	5,697,514	3,270,929	2,426,585	0	2,426,585					Fee			7%

 A-1-16

ANNEX A-1

			HISTORICAL FINANCIALS(14)
						UW
			Most Recent	Most Recent		Economic	UW	UW Total	UW	UW Capital	UW	UW	UW NCF	UW NOI	UW NCF		Ground Lease	Ground Lease
Loan #	Seller(1)	Property Name	Total Expenses ($)	NOI ($)	As of	Occupancy %	Revenues ($)(3)	Expenses ($)	NOI ($)(3)(15)	Items ($)	NCF ($)(3)(15)	NOI DSCR(16)	DSCR(16)	Debt Yield %	Debt Yield %	Title Type(17)	Expiration	Extension Terms	PML %
9.05	JPMCB	Larkspur Landing Pleasanton	2,729,274	2,464,078	03/31/17	82.9%	5,193,352	2,754,991	2,438,362	0	2,438,362					Fee			13%
9.06	JPMCB	Larkspur Landing Bellevue	2,495,573	2,196,852	03/31/17	78.8%	4,692,425	2,518,899	2,173,526	0	2,173,526					Fee			7%
9.07	JPMCB	Larkspur Landing Sacramento	2,376,584	1,837,673	03/31/17	83.0%	4,214,257	2,397,345	1,816,912	0	1,816,912					Fee			2%
9.08	JPMCB	Hampton Inn Ann Arbor North	2,931,510	1,894,791	03/31/17	73.9%	4,826,301	2,990,175	1,836,126	0	1,836,126					Fee
9.09	JPMCB	Larkspur Landing Hillsboro	2,212,809	1,728,463	03/31/17	74.1%	3,941,272	2,232,510	1,708,763	0	1,708,763					Fee			3%
9.10	JPMCB	Larkspur Landing Renton	2,707,102	1,715,917	03/31/17	80.3%	4,423,020	2,728,888	1,694,132	0	1,694,132					Fee			5%
9.11	JPMCB	Holiday Inn Arlington Northeast Rangers Ballpark	4,003,041	1,565,815	03/31/17	78.3%	5,568,856	4,031,609	1,537,247	0	1,537,247					Fee
9.12	JPMCB	Residence Inn Toledo Maumee	2,577,284	1,489,141	03/31/17	81.7%	4,066,425	2,597,554	1,468,871	0	1,468,871					Fee
9.13	JPMCB	Residence Inn Williamsburg	2,577,258	1,378,448	03/31/17	73.0%	3,955,706	2,596,962	1,358,744	0	1,358,744					Fee
9.14	JPMCB	Hampton Inn Suites Waco South	2,857,582	1,436,261	03/31/17	77.7%	4,293,844	2,879,053	1,414,791	0	1,414,791					Fee
9.15	JPMCB	Holiday Inn Louisville Airport Fair Expo	2,774,983	1,410,331	03/31/17	72.9%	4,185,314	2,796,547	1,388,767	0	1,388,767					Fee
9.16	JPMCB	Courtyard Tyler	2,071,232	1,270,131	03/31/17	58.8%	3,341,364	2,088,004	1,253,360	0	1,253,360					Fee
9.17	JPMCB	Hilton Garden Inn Edison Raritan Center	4,501,494	1,347,464	03/31/17	78.1%	5,848,958	4,531,561	1,317,397	0	1,317,397					Leasehold	09/30/76	None
9.18	JPMCB	Hilton Garden Inn St Paul Oakdale	3,176,826	1,714,268	03/31/17	80.0%	4,891,094	3,201,247	1,689,847	0	1,689,847					Fee
9.19	JPMCB	Residence Inn Grand Rapids West	1,993,563	1,121,557	03/31/17	72.6%	3,115,120	2,008,993	1,106,127	0	1,106,127					Fee
9.20	JPMCB	Peoria, AZ Residence Inn	2,073,979	1,174,268	03/31/17	80.8%	3,248,248	2,090,221	1,158,027	0	1,158,027					Fee
9.21	JPMCB	Hampton Inn Suites Bloomington Normal	2,323,067	1,415,623	03/31/17	70.8%	3,738,690	2,341,747	1,396,943	0	1,396,943					Fee
9.22	JPMCB	Courtyard Chico	2,409,784	1,440,399	03/31/17	84.6%	3,850,184	2,410,998	1,439,185	0	1,439,185					Fee			5%
9.23	JPMCB	Hampton Inn Suites Kokomo	2,406,941	1,273,974	03/31/17	77.9%	3,680,915	2,425,349	1,255,566	0	1,255,566					Fee
9.24	JPMCB	Hampton Inn Suites South Bend	2,560,292	1,249,874	03/31/17	69.9%	3,810,167	2,577,957	1,232,210	0	1,232,210					Fee
9.25	JPMCB	Courtyard Wichita Falls	2,010,030	1,111,414	03/31/17	77.4%	3,121,444	2,025,834	1,095,610	0	1,095,610					Fee
9.26	JPMCB	Hampton Inn Morehead	2,044,468	1,109,890	03/31/17	66.6%	3,154,358	2,060,293	1,094,065	0	1,094,065					Fee
9.27	JPMCB	Residence Inn Chico	2,069,989	1,203,846	03/31/17	88.0%	3,273,835	2,065,656	1,208,180	0	1,208,180					Fee			5%
9.28	JPMCB	Courtyard Lufkin	2,000,258	752,338	03/31/17	64.9%	2,752,597	2,014,311	738,285	0	738,285					Fee
9.29	JPMCB	Hampton Inn Carlisle	2,305,135	1,134,061	03/31/17	76.1%	3,439,196	2,322,290	1,116,905	0	1,116,905					Fee
9.30	JPMCB	Springhill Suites Williamsburg	2,469,058	892,843	03/31/17	71.7%	3,361,902	2,485,794	876,108	0	876,108					Fee
9.31	JPMCB	Fairfield Inn Bloomington	1,711,211	1,307,756	03/31/17	87.1%	3,018,966	1,747,736	1,271,230	0	1,271,230					Fee
9.32	JPMCB	Waco Residence Inn	2,208,764	927,918	03/31/17	82.0%	3,136,682	2,224,447	912,234	0	912,234					Fee
9.33	JPMCB	Holiday Inn Express Fishers	2,209,137	967,314	03/31/17	67.1%	3,176,451	2,225,023	951,428	0	951,428					Fee
9.34	JPMCB	Larkspur Landing Folsom	2,029,275	873,208	03/31/17	86.4%	2,902,483	2,043,619	858,864	0	858,864					Fee			5%
9.35	JPMCB	Springhill Suites Chicago Naperville Warrenville	2,613,848	707,725	03/31/17	66.9%	3,321,573	2,653,751	667,822	0	667,822					Fee
9.36	JPMCB	Holiday Inn Express & Suites Paris	1,533,494	810,179	03/31/17	72.6%	2,343,673	1,545,193	798,480	0	798,480					Fee
9.37	JPMCB	Toledo Homewood Suites	1,970,860	958,854	03/31/17	82.2%	2,929,714	1,985,509	944,205	0	944,205					Fee
9.38	JPMCB	Grand Rapids Homewood Suites	2,254,528	754,618	03/31/17	84.1%	3,009,146	2,269,574	739,572	0	739,572					Fee
9.39	JPMCB	Cheyenne Fairfield Inn and Suites	1,198,541	763,401	03/31/17	74.6%	1,961,942	1,208,351	753,591	0	753,591					Fee
9.40	JPMCB	Fairfield Inn Laurel	2,454,865	673,074	03/31/17	79.9%	3,127,939	2,470,469	657,471	0	657,471					Fee
9.41	JPMCB	Courtyard Akron Stow	2,265,448	902,586	03/31/17	65.9%	3,168,035	2,281,919	886,115	0	886,115					Fee
9.42	JPMCB	Larkspur Landing Roseville	2,050,973	800,092	03/31/17	79.5%	2,851,065	2,064,916	786,149	0	786,149					Fee			5%
9.43	JPMCB	Towneplace Suites Bloomington	1,579,332	862,300	03/31/17	89.1%	2,441,633	1,591,528	850,105	0	850,105					Fee
9.44	JPMCB	Hampton Inn Danville	1,849,816	741,555	03/31/17	80.0%	2,591,371	1,862,762	728,609	0	728,609					Fee
9.45	JPMCB	Holiday Inn Norwich	4,023,218	778,687	03/31/17	56.7%	4,801,904	4,049,772	752,132	0	752,132					Fee
9.46	JPMCB	Hampton Inn Suites Longview North	1,660,639	662,049	03/31/17	63.8%	2,322,688	1,672,245	650,443	0	650,443					Fee
9.47	JPMCB	Springhill Suites Peoria Westlake	2,421,747	496,839	03/31/17	63.3%	2,918,586	2,448,540	470,046	0	470,046					Fee
9.48	JPMCB	Hampton Inn Suites Buda	1,761,027	866,719	03/31/17	74.5%	2,627,746	1,774,143	853,603	0	853,603					Fee
9.49	JPMCB	Shawnee Hampton Inn	1,264,237	628,237	03/31/17	77.6%	1,892,474	1,273,699	618,775	0	618,775					Fee
9.50	JPMCB	Racine Fairfield Inn	1,199,377	612,885	03/31/17	68.6%	1,812,261	1,208,438	603,823	0	603,823					Fee
9.51	JPMCB	Hampton Inn Selinsgrove Shamokin Dam	1,733,654	699,401	03/31/17	75.6%	2,433,055	1,745,776	687,279	0	687,279					Fee
9.52	JPMCB	Holiday Inn Express & Suites Terrell	1,533,271	616,121	03/31/17	84.0%	2,149,392	1,543,906	605,485	0	605,485					Fee
9.53	JPMCB	Westchase Homewood Suites	2,563,519	394,540	03/31/17	63.6%	2,958,058	2,578,316	379,742	0	379,742					Fee
9.54	JPMCB	Holiday Inn Express & Suites Tyler South	1,518,165	610,507	03/31/17	65.9%	2,128,673	1,528,792	599,880	0	599,880					Fee
9.55	JPMCB	Holiday Inn Express & Suites Huntsville	1,659,727	701,160	03/31/17	65.5%	2,360,887	1,671,501	689,387	0	689,387					Fee
9.56	JPMCB	Hampton Inn Sweetwater	1,177,401	408,284	03/31/17	62.9%	1,585,686	1,185,317	400,369	0	400,369					Fee
9.57	JPMCB	Comfort Suites Buda Austin South	1,530,153	552,056	03/31/17	76.8%	2,082,208	1,540,640	541,569	0	541,569					Fee
9.58	JPMCB	Fairfield Inn & Suites Weatherford	1,339,100	320,016	03/31/17	63.4%	1,659,116	1,347,398	311,718	0	311,718					Fee
9.59	JPMCB	Holiday Inn Express & Suites Altus	1,198,163	218,984	03/31/17	67.4%	1,417,147	1,205,199	211,948	0	211,948					Fee
9.60	JPMCB	Comfort Inn & Suites Paris	900,440	256,821	03/31/17	67.4%	1,157,262	906,202	251,060	0	251,060					Fee
9.61	JPMCB	Hampton Inn Suites Decatur	1,362,365	187,952	03/31/17	64.6%	1,550,317	1,370,105	180,212	0	180,212					Fee
9.62	JPMCB	Holiday Inn Express & Suites Texarkana East	1,463,932	175,029	03/31/17	66.5%	1,638,961	1,472,078	166,883	0	166,883					Fee
9.63	JPMCB	Mankato Fairfield Inn	1,080,742	155,731	03/31/17	58.0%	1,236,472	1,086,924	149,548	0	149,548					Fee
9.64	JPMCB	Candlewood Suites Texarkana	1,117,335	121,805	03/31/17	75.0%	1,239,140	1,123,516	115,624	0	115,624					Fee
9.65	JPMCB	Country Inn & Suites Houston Intercontinental Airport East	860,149	-446,419	03/31/17	70.6%	1,363,324	1,253,517	109,807	0	109,807					Fee
10	GACC	General Motors Building				95.1%	334,764,418	107,458,009	227,306,409	5,761,615	221,544,794	4.45	4.33	15.5%	15.1%	Fee
11	GACC	IRG Portfolio	15,696,522	6,754,191	04/30/17	91.0%	22,205,025	14,219,233	7,985,792	1,415,824	6,569,969	1.78	1.46	11.0%	9.1%	Fee
11.01	GACC	HBP Euclid	8,248,047	1,815,858	04/30/17	91.3%	9,975,483	7,021,838	2,953,646	679,416	2,274,230					Fee
11.02	GACC	LMA Massillon & Building E	4,433,085	2,174,400	04/30/17	94.5%	6,610,698	4,388,060	2,222,638	264,698	1,957,941					Fee
11.03	GACC	LMA Building D	1,759,425	954,342	04/30/17	77.0%	2,578,437	1,601,494	976,942	169,806	807,136					Fee
11.04	GACC	NRR Commerce	554,073	982,089	04/30/17	98.0%	1,496,643	497,010	999,633	155,381	844,251					Fee
11.05	GACC	Rockside Commerce	701,892	827,502	04/30/17	94.7%	1,543,764	710,831	832,933	146,522	686,411					Fee
12	JPMCB	Villas at San Gabriel				95.0%	5,664,164	2,038,073	3,626,091	39,600	3,586,491	1.33	1.31	8.4%	8.3%	Fee
13	JPMCB	150 Blackstone River Road				98.0%	4,362,924	1,052,370	3,310,554	92,950	3,217,604	1.90	1.85	9.5%	9.2%	Fee
14	GACC	Sheraton DFW	13,230,272	4,830,411	03/31/17	78.4%	18,195,622	12,896,870	5,298,752	727,825	4,570,927	2.54	2.19	15.6%	13.5%	Fee
15	JPMCB	245 Park Avenue	61,210,770	107,676,675	03/31/17	91.5%	177,756,680	62,448,738	115,307,942	5,743,040	109,564,903	2.87	2.73	10.7%	10.1%	Fee
16	GACC	Walgreens Witkoff Portfolio	0	3,469,786	08/30/17	98.0%	3,501,595	73,332	3,428,263	12,055	3,416,208	1.10	1.10	7.1%	7.1%	Fee/Leasehold
16.01	GACC	Worcester														Fee
16.02	GACC	New Bedford														Fee/Leasehold	07/01/82	None
16.03	GACC	Staten Island														Fee
16.04	GACC	Windham														Fee
16.05	GACC	Yarmouth														Fee
16.06	GACC	Hampstead														Fee
16.07	GACC	Woodbury														Fee
17	GACC	Preston Plaza	2,252,558	2,452,782	05/31/17	90.0%	5,748,321	2,554,074	3,194,247	518,018	2,676,229	1.98	1.66	11.5%	9.7%	Fee
18	GACC	Capital Centers II & III	2,886,247	5,281,112	05/31/17	89.6%	9,251,293	3,297,272	5,954,022	954,657	4,999,365	2.08	1.74	12.3%	10.3%	Fee			5%
18.01	GACC	Capital Center II														Fee			5%
18.02	GACC	Capital Center III														Fee			5%
19	GACC	Lightstone Portfolio	15,505,290	10,625,736	04/30/17	73.9%	24,632,063	15,034,235	9,597,828	985,283	8,612,545	2.37	2.13	14.8%	13.3%	Fee
19.01	GACC	Hampton Inn & Suites Ft. Myers Beach	2,749,242	1,622,961	04/30/17	78.0%	4,343,382	2,767,017	1,576,365	173,735	1,402,630					Fee
19.02	GACC	aloft Rogers Bentonville	2,145,983	1,604,175	04/30/17	58.2%	3,724,051	2,181,263	1,542,788	148,962	1,393,826					Fee
19.03	GACC	Residence Inn Baton Rouge Siegen Lane	2,394,005	1,864,957	04/30/17	79.0%	3,614,955	2,136,459	1,478,496	144,598	1,333,898					Fee
19.04	GACC	Courtyard Baton Rouge Siegen Lane	2,808,805	1,538,104	04/30/17	78.0%	4,013,992	2,700,191	1,313,801	160,560	1,153,241					Fee
19.05	GACC	TownePlace Suites New Orleans Metairie	2,392,893	1,521,047	04/30/17	78.0%	3,746,122	2,340,413	1,405,709	149,845	1,255,864					Fee
19.06	GACC	Fairfield Inn & Suites Jonesboro	1,660,116	1,269,067	04/30/17	78.5%	2,765,807	1,610,676	1,155,131	110,632	1,044,499					Fee
19.07	GACC	TownePlace Suites Fayetteville North Springdale	1,354,247	1,205,424	04/30/17	70.0%	2,423,755	1,298,217	1,125,538	96,950	1,028,588					Fee
20	GACC	18301 Von Karman				87.3%	6,827,083	3,238,419	3,588,663	491,851	3,096,812	3.92	3.38	14.4%	12.4%	Fee			12%
21	JPMCB	Fullerton Plaza	1,274,054	2,226,424	05/31/17	95.0%	3,495,307	1,281,716	2,213,590	213,500	2,000,090	2.34	2.11	10.5%	9.5%	Fee
22	JPMCB	Torre Plaza	790,002	2,704,008	03/31/17	95.0%	5,292,628	1,268,500	4,024,128	146,157	3,877,971	2.28	2.20	8.9%	8.6%	Fee			12%

 A-1-17

ANNEX A-1

			HISTORICAL FINANCIALS(14)
						UW
			Most Recent	Most Recent		Economic	UW	UW Total	UW	UW Capital	UW	UW	UW NCF	UW NOI	UW NCF		Ground Lease	Ground Lease
Loan #	Seller(1)	Property Name	Total Expenses ($)	NOI ($)	As of	Occupancy %	Revenues ($)(3)	Expenses ($)	NOI ($)(3)(15)	Items ($)	NCF ($)(3)(15)	NOI DSCR(16)	DSCR(16)	Debt Yield %	Debt Yield %	Title Type(17)	Expiration	Extension Terms	PML %
23	GACC	Covance Business Center				95.0%	3,078,007	575,389	2,502,619	23,660	2,478,959	1.57	1.56	9.9%	9.8%	Fee
24	GACC	Best Western Plus Truckee	1,875,988	1,827,724	03/31/17	65.1%	3,703,712	1,827,471	1,876,241	148,148	1,728,092	2.06	1.89	12.6%	11.6%	Fee			4%
25	GACC	18401 Von Karman	1,387,692	1,585,691	06/30/17	92.5%	3,484,321	1,469,892	2,014,429	240,526	1,773,903	4.07	3.58	14.9%	13.1%	Fee			11%
26	JPMCB	Staybridge Suites St. Petersburg	3,081,961	1,857,988	05/31/17	77.3%	4,939,949	3,102,166	1,837,783	0	1,837,783	2.31	2.31	13.8%	13.8%	Fee
27	JPMCB	Mural Lofts	377,121	929,839	06/30/17	95.0%	1,445,520	330,562	1,114,958	11,800	1,103,158	1.74	1.73	8.9%	8.8%	Fee
28	GACC	EIP Logistics Portfolio				89.2%	5,707,390	1,415,568	4,291,822	360,000	3,931,822	1.50	1.37	10.5%	9.6%	Fee
28.01	GACC	Mercury Paper, Inc.				95.0%	3,025,885	375,058	2,650,827	135,189	2,515,638					Fee
28.02	GACC	Precision Park				83.5%	2,681,505	1,040,510	1,640,995	224,811	1,416,184					Fee
29	GACC	Haggen Food & Pharmacy	0	877,500	05/31/17	95.0%	858,080	25,742	832,338	0	832,338	1.74	1.74	8.0%	8.0%	Fee			8%
30	JPMCB	Home2 Suites Amarillo	1,807,372	1,575,871	06/30/17	89.4%	3,383,243	2,005,553	1,377,690	0	1,377,690	1.88	1.88	13.7%	13.7%	Fee
31	JPMCB	Hampton Inn & Suites Rome	1,831,266	1,410,413	06/30/17	76.5%	3,241,679	1,977,208	1,264,472	0	1,264,472	2.19	2.19	13.3%	13.3%	Fee
32	JPMCB	Preston Trail Atrium	988,756	1,152,330	07/31/17	81.4%	2,136,984	1,076,222	1,060,763	150,231	910,532	1.84	1.58	11.5%	9.9%	Fee
33	GACC	CVS New Orleans				99.0%	605,611	6,056	599,555	2,040	597,515	1.24	1.24	7.7%	7.7%	Fee
34	GACC	Bay Bridge Industrial Center	618,461	807,089	05/31/17	92.8%	1,974,348	659,852	1,314,496	92,810	1,221,686	4.81	4.47	17.5%	16.3%	Fee			17%
35	JPMCB	Bank of America Building	188,127	758,001	07/31/17	95.0%	926,766	204,366	722,400	66,347	656,053	1.57	1.43	10.3%	9.3%	Fee
36	GACC	Wells Fargo Financial Center	238,365	494,953	05/31/17	91.5%	983,276	322,708	660,568	23,049	637,519	1.57	1.51	9.6%	9.3%	Fee
37	GACC	1250 Mockingbird	794,954	829,207	05/31/17	83.2%	1,572,877	850,067	722,809	81,505	641,304	1.98	1.76	12.1%	10.7%	Fee
38	JPMCB	The Grove at 43rd Apartments	395,886	314,720	05/31/17	94.0%	886,966	338,717	548,249	20,000	528,249	1.38	1.33	9.2%	8.8%	Fee
39	GACC	Brittmoore Industrial Park	151,385	524,629	04/30/17	94.0%	694,040	150,752	543,288	21,686	521,602	1.86	1.79	11.3%	10.9%	Fee
40	GACC	11th & Kissling	113,645	418,660	02/28/17	93.6%	588,001	158,140	429,861	7,200	422,661	1.42	1.40	9.1%	8.9%	Fee			18%
41	GACC	PPHC Manufacturing Facility				94.7%	396,679	11,900	384,779	0	384,779	2.17	2.17	13.3%	13.3%	Fee

 A-1-18

ANNEX A-1

			UPFRONT ESCROW(18)									MONTHLY ESCROW(19)

			Upfront Capex	Upfront Engin.	Upfront Envir.	Upfront TI/LC	Upfront RE Tax	Upfront Ins.	Upfront Debt Service	Upfront Other	Other Upfront	Monthly Capex	Monthly Envir.	Monthly TI/LC
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)	Reserve ($)	Reserve ($)	Reserve ($)
1	GACC	Moffett Place Building 4	0	0	0	0	499,913	0	0	30,293,713	Free Rent Reserve: 17,046,036; Outstanding TI/LC Reserve: 13,247,677	0	0	0
2	GACC	U-Haul SAC Portfolios 14, 15, 17	116,711	333,269	0	0	985,823	0	0	0		Springing	0	0
2.01	GACC	U-Haul of Medford
2.02	GACC	U-Haul Center of Salisbury
2.03	GACC	U-Haul Center North Rancho
2.04	GACC	U-Haul Lincoln Park
2.05	GACC	U-Haul of Inwood
2.06	GACC	U-Haul Ctr Albany
2.07	GACC	U-Haul Storage Black Rock
2.08	GACC	U-Haul Center of Rockville
2.09	GACC	U-Haul Storage Ivar Avenue
2.10	GACC	U-Haul Center of Round Rock
2.11	GACC	U-Haul Storage Glendora
2.12	GACC	U-Haul Center Texas Avenue
2.13	GACC	U-Haul Storage Tarrant Road
2.14	GACC	U-Haul Storage Hulen
2.15	GACC	U-Haul Ctr Beaumont
2.16	GACC	U-Haul Storage Waxahachie
2.17	GACC	U-Haul Center of Olathe
2.18	GACC	U-Haul Kings Highway
2.19	GACC	U-Haul Storage I-30
2.20	GACC	U-Haul Storage Laurelwood
2.21	GACC	U-Haul Ctr Downtown
2.22	GACC	U-Haul Storage Business Avenue
3	JPMCB	Station Place III	8,628	0	0	0	0	0	0	415,973	Service Reserve: 300,000; Outstanding TI/LC Reserve: 115,972.94	8,628	0	0
4	JPMCB	Treeview Industrial Portfolio	71,924	0	0	66,013	735,171	0	0	764,981	Outstanding TI/LC Reserve: 620,455; Free Rent Reserve: 144,525	71,924	0	66,013
4.01	JPMCB	Eastgate
4.02	JPMCB	1405 Worldwide
4.03	JPMCB	1200 Worldwide
4.04	JPMCB	Landmark
4.05	JPMCB	100 Corporate Lakes
4.06	JPMCB	Design Road
4.07	JPMCB	2055 Global Way
4.08	JPMCB	Sabre Street
4.09	JPMCB	2205 Global Way
4.10	JPMCB	1280 Corporate Lakes
4.11	JPMCB	11 Boulden Circle
4.12	JPMCB	1300 Corporate Lakes
4.13	JPMCB	7 Boulden Circle
4.14	JPMCB	2 Boulden Circle
5	GACC	AHIP Northeast Portfolio I	0	34,800	0	0	404,271	0	0	4,519,224	PIP Reserve	Springing	0	0
5.01	GACC	Hilton Garden Inn - Baltimore White Marsh
5.02	GACC	Homewood Suites - Allentown West Fogelsville
5.03	GACC	Courtyard by Marriott - Wall at Monmouth Shores
5.04	GACC	SpringHill Suites - Arundel Mills BWI Airport
5.05	GACC	Homewood Suites - Dover Rockaway
6	JPMCB	First Stamford Place	0	0	0	0	2,486,098	0	0	9,387,178	Outstanding TI/LC Reserve: 5,248,949; Free Rent Reserve: 4,138,229	15,458	0	168,848
7	JPMCB	521-523 East 72nd Street	0	0	0	0	380,472	9,647	0	1,231,285	Outstanding TI/LC Reserve	Springing	0	Springing
8	JPMCB	Gateway Net Lease Portfolio	0	0	0	0	0	0	0	10,720,000	Earnout Reserve	Springing	0	Springing
8.01	JPMCB	BAE Facility
8.02	JPMCB	FedEx Ground (Stratford)
8.03	JPMCB	FedEx (Baltimore)
8.04	JPMCB	Harman Becker
8.05	JPMCB	GE Aviation (Lafayette)
8.06	JPMCB	GoDaddy
8.07	JPMCB	Carrier
8.08	JPMCB	Emerus
8.09	JPMCB	Cardinal Health
8.10	JPMCB	Tyco Electronics
8.11	JPMCB	FCA/Caterpillar
8.12	JPMCB	FedEx Ground (Staunton)
8.13	JPMCB	Quad Packaging (Proteus) - Franklin Business Park
8.14	JPMCB	Quad Packaging (Transpak) - Franklin Business Park
8.15	JPMCB	T-Mobile Call Center
8.16	JPMCB	Sikorsky Aircraft R&D Facility
8.17	JPMCB	Vatterott College
8.18	JPMCB	Comcast
8.19	JPMCB	Alfa Laval Plant
8.20	JPMCB	LKQ (New Braunfels)
8.21	JPMCB	Hitachi
8.22	JPMCB	Cameron International
8.23	JPMCB	Alliance Data Systems Office
8.24	JPMCB	Synchrony Financial
8.25	JPMCB	Baxalta (Barry Pointe)
8.26	JPMCB	Baxalta (Casselberry)
8.27	JPMCB	Baxalta (Mounds View)
8.28	JPMCB	Baxalta (Grand Rapids)
8.29	JPMCB	Gerdau
8.30	JPMCB	Baxalta (Wausau)
8.31	JPMCB	Baxalta (Springfield)
8.32	JPMCB	LKQ (Salisbury)
8.33	JPMCB	Baxalta (Ankeny)
8.34	JPMCB	H&E Equipment Services (San Antonio)
8.35	JPMCB	H&E Equipment Services (New Orleans)
8.36	JPMCB	GE Aviation (Pompano)
8.37	JPMCB	Saint-Gobain Warehouse
8.38	JPMCB	H&E Equipment Services (Columbia)
8.39	JPMCB	H&E Equipment Services (Yukon)
8.40	JPMCB	LKQ (Toledo)
8.41	JPMCB	H&E Equipment Services (Greer)
9	JPMCB	Starwood Capital Group Hotel Portfolio	0	0	0	0	0	0	0	12,268,991	Larkspur Capital Work Reserve: 6,385,000; Capital Work Reserve: 5,883,911	4% of Gross Revenues	0	0
9.01	JPMCB	Larkspur Landing Sunnyvale
9.02	JPMCB	Larkspur Landing Milpitas
9.03	JPMCB	Larkspur Landing Campbell
9.04	JPMCB	Larkspur Landing San Francisco

 A-1-19

ANNEX A-1

			UPFRONT ESCROW(18)									MONTHLY ESCROW(19)

			Upfront Capex	Upfront Engin.	Upfront Envir.	Upfront TI/LC	Upfront RE Tax	Upfront Ins.	Upfront Debt Service	Upfront Other	Other Upfront	Monthly Capex	Monthly Envir.	Monthly TI/LC
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)	Reserve ($)	Reserve ($)	Reserve ($)
9.05	JPMCB	Larkspur Landing Pleasanton
9.06	JPMCB	Larkspur Landing Bellevue
9.07	JPMCB	Larkspur Landing Sacramento
9.08	JPMCB	Hampton Inn Ann Arbor North
9.09	JPMCB	Larkspur Landing Hillsboro
9.10	JPMCB	Larkspur Landing Renton
9.11	JPMCB	Holiday Inn Arlington Northeast Rangers Ballpark
9.12	JPMCB	Residence Inn Toledo Maumee
9.13	JPMCB	Residence Inn Williamsburg
9.14	JPMCB	Hampton Inn Suites Waco South
9.15	JPMCB	Holiday Inn Louisville Airport Fair Expo
9.16	JPMCB	Courtyard Tyler
9.17	JPMCB	Hilton Garden Inn Edison Raritan Center
9.18	JPMCB	Hilton Garden Inn St Paul Oakdale
9.19	JPMCB	Residence Inn Grand Rapids West
9.20	JPMCB	Peoria, AZ Residence Inn
9.21	JPMCB	Hampton Inn Suites Bloomington Normal
9.22	JPMCB	Courtyard Chico
9.23	JPMCB	Hampton Inn Suites Kokomo
9.24	JPMCB	Hampton Inn Suites South Bend
9.25	JPMCB	Courtyard Wichita Falls
9.26	JPMCB	Hampton Inn Morehead
9.27	JPMCB	Residence Inn Chico
9.28	JPMCB	Courtyard Lufkin
9.29	JPMCB	Hampton Inn Carlisle
9.30	JPMCB	Springhill Suites Williamsburg
9.31	JPMCB	Fairfield Inn Bloomington
9.32	JPMCB	Waco Residence Inn
9.33	JPMCB	Holiday Inn Express Fishers
9.34	JPMCB	Larkspur Landing Folsom
9.35	JPMCB	Springhill Suites Chicago Naperville Warrenville
9.36	JPMCB	Holiday Inn Express & Suites Paris
9.37	JPMCB	Toledo Homewood Suites
9.38	JPMCB	Grand Rapids Homewood Suites
9.39	JPMCB	Cheyenne Fairfield Inn and Suites
9.40	JPMCB	Fairfield Inn Laurel
9.41	JPMCB	Courtyard Akron Stow
9.42	JPMCB	Larkspur Landing Roseville
9.43	JPMCB	Towneplace Suites Bloomington
9.44	JPMCB	Hampton Inn Danville
9.45	JPMCB	Holiday Inn Norwich
9.46	JPMCB	Hampton Inn Suites Longview North
9.47	JPMCB	Springhill Suites Peoria Westlake
9.48	JPMCB	Hampton Inn Suites Buda
9.49	JPMCB	Shawnee Hampton Inn
9.50	JPMCB	Racine Fairfield Inn
9.51	JPMCB	Hampton Inn Selinsgrove Shamokin Dam
9.52	JPMCB	Holiday Inn Express & Suites Terrell
9.53	JPMCB	Westchase Homewood Suites
9.54	JPMCB	Holiday Inn Express & Suites Tyler South
9.55	JPMCB	Holiday Inn Express & Suites Huntsville
9.56	JPMCB	Hampton Inn Sweetwater
9.57	JPMCB	Comfort Suites Buda Austin South
9.58	JPMCB	Fairfield Inn & Suites Weatherford
9.59	JPMCB	Holiday Inn Express & Suites Altus
9.60	JPMCB	Comfort Inn & Suites Paris
9.61	JPMCB	Hampton Inn Suites Decatur
9.62	JPMCB	Holiday Inn Express & Suites Texarkana East
9.63	JPMCB	Mankato Fairfield Inn
9.64	JPMCB	Candlewood Suites Texarkana
9.65	JPMCB	Country Inn & Suites Houston Intercontinental Airport East
10	GACC	General Motors Building	0	0	0	107,946,183	0	0	0	161,161,013	Free Rent Reserve	0	0	0
11	GACC	IRG Portfolio	0	1,235,564	0	500,000	100,625	0	0	0		32,301	0	44,583
11.01	GACC	HBP Euclid
11.02	GACC	LMA Massillon & Building E
11.03	GACC	LMA Building D
11.04	GACC	NRR Commerce
11.05	GACC	Rockside Commerce
12	JPMCB	Villas at San Gabriel	4,950	0	0	0	267,689	9,557	0	0		4,950	0	0
13	JPMCB	150 Blackstone River Road	32,500	0	0	0	108,000	39,700	0	898,831	Free Rent Reserve: 577,991; Existing TI/LC Reserve: 220,840; Mezzanine Loan Fee Reserve: 100,000	5,165	0	Springing
14	GACC	Sheraton DFW	0	83,444	0	0	263,550	0	0	1,914,000	PIP Reserve	4% of Gross Revenues	0	0
15	JPMCB	245 Park Avenue	47,738	0	0	0	0	227,000	0	11,431,608	Outstanding Rollover/Free Rent Reserve	47,738	0	Springing
16	GACC	Walgreens Witkoff Portfolio	0	0	0	0	0	0	0	0		Springing	0	0
16.01	GACC	Worcester
16.02	GACC	New Bedford
16.03	GACC	Staten Island
16.04	GACC	Windham
16.05	GACC	Yarmouth
16.06	GACC	Hampstead
16.07	GACC	Woodbury
17	GACC	Preston Plaza	0	25,013	0	0	431,365	0	0	358,318	Approved Leasing Expenses Reserve: 228,345; Free Rent Reserve: 129,972.98	4,317	0	37,772
18	GACC	Capital Centers II & III	496,762	0	0	2,730,693	326,287	0	0	620,811	Free Rent Reserve	13,259	0	66,296
18.01	GACC	Capital Center II
18.02	GACC	Capital Center III
19	GACC	Lightstone Portfolio	0	0	0	0	125,000	208,517	0	2,408,000	PIP Reserve	1% of Gross Revenues	0	0
19.01	GACC	Hampton Inn & Suites Ft. Myers Beach
19.02	GACC	aloft Rogers Bentonville
19.03	GACC	Residence Inn Baton Rouge Siegen Lane
19.04	GACC	Courtyard Baton Rouge Siegen Lane
19.05	GACC	TownePlace Suites New Orleans Metairie
19.06	GACC	Fairfield Inn & Suites Jonesboro
19.07	GACC	TownePlace Suites Fayetteville North Springdale
20	GACC	18301 Von Karman	0	0	0	39,933	0	0	0	0		Springing	0	Springing
21	JPMCB	Fullerton Plaza	5,371	13,750	0	8,130	42,979	0	0	0		5,371	0	8,130
22	JPMCB	Torre Plaza	1,107	0	0	0	141,459	0	0	2,812,415	Free Rent Reserve: 1,705,165; Outstanding TI/LC Reserve: 1,107,250	1,107	0	0

 A-1-20

ANNEX A-1

			UPFRONT ESCROW(18)									MONTHLY ESCROW(19)

			Upfront Capex	Upfront Engin.	Upfront Envir.	Upfront TI/LC	Upfront RE Tax	Upfront Ins.	Upfront Debt Service	Upfront Other	Other Upfront	Monthly Capex	Monthly Envir.	Monthly TI/LC
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)	Reserve ($)	Reserve ($)	Reserve ($)
23	GACC	Covance Business Center	0	0	0	0	0	0	0	0		8,739	0	Springing
24	GACC	Best Western Plus Truckee	0	5,000	0	0	37,784	40,900	0	155,000	Seasonality Reserve	4% of Gross Revenues	0	0
25	GACC	18401 Von Karman	0	0	0	220,503	0	0	0	0		Springing	0	Springing
26	JPMCB	Staybridge Suites St. Petersburg	16,396	0	0	0	152,507	0	0	157,474	PIP Reserve	4% of Gross Revenues	0	0
27	JPMCB	Mural Lofts	1,000	0	0	0	30,340	0	0	500,000	Accretive Reserve	1,000	0	0
28	GACC	EIP Logistics Portfolio	1,946,981	762,775	0	1,000,000	114,604	139,040	0	0		Springing	0	20,000
28.01	GACC	Mercury Paper, Inc.
28.02	GACC	Precision Park
29	GACC	Haggen Food & Pharmacy	0	0	0	0	0	0	0	0		Springing	0	0
30	JPMCB	Home2 Suites Amarillo	11,280	0	0	0	86,495	4,580	0	0		4% of Gross Revenues	0	0
31	JPMCB	Hampton Inn & Suites Rome	10,806	0	0	0	115,373	13,443	0	0		4% of Gross Revenues	0	0
32	JPMCB	Preston Trail Atrium	2,076	0	0	900,000	221,009	0	0	434,381	Spec Reserve: 300,000; Outstanding TI/LC Reserve: 76,132; Free Rent Reserve: 58,249	2,076	0	Springing
33	GACC	CVS New Orleans	0	0	0	0	0	0	0	0		Springing	0	Springing
34	GACC	Bay Bridge Industrial Center	0	25,875	0	92,567	0	0	0	28,483	Free Rent Reserve	Springing	0	0
35	JPMCB	Bank of America Building	585	0	0	3,654	31,821	14,041	0	0		585	0	3,654
36	GACC	Wells Fargo Financial Center	0	24,553	0	175,000	59,181	0	0	39,100	Free Rent Reserve	680	0	2,720
37	GACC	1250 Mockingbird	0	0	0	100,000	116,248	2,083	0	0		1,760	0	8,310
38	JPMCB	The Grove at 43rd Apartments	1,667	0	0	0	94,715	0	0	0		1,667	0	0
39	GACC	Brittmoore Industrial Park	43,200	9,900	0	200,000	51,149	0	0	0		Springing	0	Springing
40	GACC	11th & Kissling	100,000	5,625	0	0	16,670	5,250	0	250,000	Collateral Reserve	600	0	0
41	GACC	PPHC Manufacturing Facility	0	0	0	0	0	0	0	0		Springing	0	0

 A-1-21

ANNEX A-1

			MONTHLY ESCROW(19)				RESERVE CAPS(20)

			Monthly RE Tax	Monthly Ins.	Monthly Other	Other Monthly	CapEx	Envir.	TI/LC	RE Tax	Insur.	Debt Service
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)
1	GACC	Moffett Place Building 4	71,416	Springing	0
2	GACC	U-Haul SAC Portfolios 14, 15, 17	Springing	Springing	0		116,711
2.01	GACC	U-Haul of Medford
2.02	GACC	U-Haul Center of Salisbury
2.03	GACC	U-Haul Center North Rancho
2.04	GACC	U-Haul Lincoln Park
2.05	GACC	U-Haul of Inwood
2.06	GACC	U-Haul Ctr Albany
2.07	GACC	U-Haul Storage Black Rock
2.08	GACC	U-Haul Center of Rockville
2.09	GACC	U-Haul Storage Ivar Avenue
2.10	GACC	U-Haul Center of Round Rock
2.11	GACC	U-Haul Storage Glendora
2.12	GACC	U-Haul Center Texas Avenue
2.13	GACC	U-Haul Storage Tarrant Road
2.14	GACC	U-Haul Storage Hulen
2.15	GACC	U-Haul Ctr Beaumont
2.16	GACC	U-Haul Storage Waxahachie
2.17	GACC	U-Haul Center of Olathe
2.18	GACC	U-Haul Kings Highway
2.19	GACC	U-Haul Storage I-30
2.20	GACC	U-Haul Storage Laurelwood
2.21	GACC	U-Haul Ctr Downtown
2.22	GACC	U-Haul Storage Business Avenue
3	JPMCB	Station Place III	Springing	Springing	Springing	Rollover Reserve	310,592
4	JPMCB	Treeview Industrial Portfolio	136,297	Springing	0		2,589,264		2,376,468
4.01	JPMCB	Eastgate
4.02	JPMCB	1405 Worldwide
4.03	JPMCB	1200 Worldwide
4.04	JPMCB	Landmark
4.05	JPMCB	100 Corporate Lakes
4.06	JPMCB	Design Road
4.07	JPMCB	2055 Global Way
4.08	JPMCB	Sabre Street
4.09	JPMCB	2205 Global Way
4.10	JPMCB	1280 Corporate Lakes
4.11	JPMCB	11 Boulden Circle
4.12	JPMCB	1300 Corporate Lakes
4.13	JPMCB	7 Boulden Circle
4.14	JPMCB	2 Boulden Circle
5	GACC	AHIP Northeast Portfolio I	45,000	Springing	0
5.01	GACC	Hilton Garden Inn - Baltimore White Marsh
5.02	GACC	Homewood Suites - Allentown West Fogelsville
5.03	GACC	Courtyard by Marriott - Wall at Monmouth Shores
5.04	GACC	SpringHill Suites - Arundel Mills BWI Airport
5.05	GACC	Homewood Suites - Dover Rockaway
6	JPMCB	First Stamford Place	334,939	Springing	0		556,493
7	JPMCB	521-523 East 72nd Street	190,236	4,823	0
8	JPMCB	Gateway Net Lease Portfolio	Springing	Springing	Springing	Ground Lease Reserve	2,648,472		7,945,415
8.01	JPMCB	BAE Facility
8.02	JPMCB	FedEx Ground (Stratford)
8.03	JPMCB	FedEx (Baltimore)
8.04	JPMCB	Harman Becker
8.05	JPMCB	GE Aviation (Lafayette)
8.06	JPMCB	GoDaddy
8.07	JPMCB	Carrier
8.08	JPMCB	Emerus
8.09	JPMCB	Cardinal Health
8.10	JPMCB	Tyco Electronics
8.11	JPMCB	FCA/Caterpillar
8.12	JPMCB	FedEx Ground (Staunton)
8.13	JPMCB	Quad Packaging (Proteus) - Franklin Business Park
8.14	JPMCB	Quad Packaging (Transpak) - Franklin Business Park
8.15	JPMCB	T-Mobile Call Center
8.16	JPMCB	Sikorsky Aircraft R&D Facility
8.17	JPMCB	Vatterott College
8.18	JPMCB	Comcast
8.19	JPMCB	Alfa Laval Plant
8.20	JPMCB	LKQ (New Braunfels)
8.21	JPMCB	Hitachi
8.22	JPMCB	Cameron International
8.23	JPMCB	Alliance Data Systems Office
8.24	JPMCB	Synchrony Financial
8.25	JPMCB	Baxalta (Barry Pointe)
8.26	JPMCB	Baxalta (Casselberry)
8.27	JPMCB	Baxalta (Mounds View)
8.28	JPMCB	Baxalta (Grand Rapids)
8.29	JPMCB	Gerdau
8.30	JPMCB	Baxalta (Wausau)
8.31	JPMCB	Baxalta (Springfield)
8.32	JPMCB	LKQ (Salisbury)
8.33	JPMCB	Baxalta (Ankeny)
8.34	JPMCB	H&E Equipment Services (San Antonio)
8.35	JPMCB	H&E Equipment Services (New Orleans)
8.36	JPMCB	GE Aviation (Pompano)
8.37	JPMCB	Saint-Gobain Warehouse
8.38	JPMCB	H&E Equipment Services (Columbia)
8.39	JPMCB	H&E Equipment Services (Yukon)
8.40	JPMCB	LKQ (Toledo)
8.41	JPMCB	H&E Equipment Services (Greer)
9	JPMCB	Starwood Capital Group Hotel Portfolio	Springing	Springing	Springing	Ground Rent Reserve; Capital Work Reserve
9.01	JPMCB	Larkspur Landing Sunnyvale
9.02	JPMCB	Larkspur Landing Milpitas
9.03	JPMCB	Larkspur Landing Campbell
9.04	JPMCB	Larkspur Landing San Francisco

 A-1-22

ANNEX A-1

			MONTHLY ESCROW(19)				RESERVE CAPS(20)

			Monthly RE Tax	Monthly Ins.	Monthly Other	Other Monthly	CapEx	Envir.	TI/LC	RE Tax	Insur.	Debt Service
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)
9.05	JPMCB	Larkspur Landing Pleasanton
9.06	JPMCB	Larkspur Landing Bellevue
9.07	JPMCB	Larkspur Landing Sacramento
9.08	JPMCB	Hampton Inn Ann Arbor North
9.09	JPMCB	Larkspur Landing Hillsboro
9.10	JPMCB	Larkspur Landing Renton
9.11	JPMCB	Holiday Inn Arlington Northeast Rangers Ballpark
9.12	JPMCB	Residence Inn Toledo Maumee
9.13	JPMCB	Residence Inn Williamsburg
9.14	JPMCB	Hampton Inn Suites Waco South
9.15	JPMCB	Holiday Inn Louisville Airport Fair Expo
9.16	JPMCB	Courtyard Tyler
9.17	JPMCB	Hilton Garden Inn Edison Raritan Center
9.18	JPMCB	Hilton Garden Inn St Paul Oakdale
9.19	JPMCB	Residence Inn Grand Rapids West
9.20	JPMCB	Peoria, AZ Residence Inn
9.21	JPMCB	Hampton Inn Suites Bloomington Normal
9.22	JPMCB	Courtyard Chico
9.23	JPMCB	Hampton Inn Suites Kokomo
9.24	JPMCB	Hampton Inn Suites South Bend
9.25	JPMCB	Courtyard Wichita Falls
9.26	JPMCB	Hampton Inn Morehead
9.27	JPMCB	Residence Inn Chico
9.28	JPMCB	Courtyard Lufkin
9.29	JPMCB	Hampton Inn Carlisle
9.30	JPMCB	Springhill Suites Williamsburg
9.31	JPMCB	Fairfield Inn Bloomington
9.32	JPMCB	Waco Residence Inn
9.33	JPMCB	Holiday Inn Express Fishers
9.34	JPMCB	Larkspur Landing Folsom
9.35	JPMCB	Springhill Suites Chicago Naperville Warrenville
9.36	JPMCB	Holiday Inn Express & Suites Paris
9.37	JPMCB	Toledo Homewood Suites
9.38	JPMCB	Grand Rapids Homewood Suites
9.39	JPMCB	Cheyenne Fairfield Inn and Suites
9.40	JPMCB	Fairfield Inn Laurel
9.41	JPMCB	Courtyard Akron Stow
9.42	JPMCB	Larkspur Landing Roseville
9.43	JPMCB	Towneplace Suites Bloomington
9.44	JPMCB	Hampton Inn Danville
9.45	JPMCB	Holiday Inn Norwich
9.46	JPMCB	Hampton Inn Suites Longview North
9.47	JPMCB	Springhill Suites Peoria Westlake
9.48	JPMCB	Hampton Inn Suites Buda
9.49	JPMCB	Shawnee Hampton Inn
9.50	JPMCB	Racine Fairfield Inn
9.51	JPMCB	Hampton Inn Selinsgrove Shamokin Dam
9.52	JPMCB	Holiday Inn Express & Suites Terrell
9.53	JPMCB	Westchase Homewood Suites
9.54	JPMCB	Holiday Inn Express & Suites Tyler South
9.55	JPMCB	Holiday Inn Express & Suites Huntsville
9.56	JPMCB	Hampton Inn Sweetwater
9.57	JPMCB	Comfort Suites Buda Austin South
9.58	JPMCB	Fairfield Inn & Suites Weatherford
9.59	JPMCB	Holiday Inn Express & Suites Altus
9.60	JPMCB	Comfort Inn & Suites Paris
9.61	JPMCB	Hampton Inn Suites Decatur
9.62	JPMCB	Holiday Inn Express & Suites Texarkana East
9.63	JPMCB	Mankato Fairfield Inn
9.64	JPMCB	Candlewood Suites Texarkana
9.65	JPMCB	Country Inn & Suites Houston Intercontinental Airport East
10	GACC	General Motors Building	Springing	Springing	0
11	GACC	IRG Portfolio	100,625	Springing	0		1,000,000		2,000,000
11.01	GACC	HBP Euclid
11.02	GACC	LMA Massillon & Building E
11.03	GACC	LMA Building D
11.04	GACC	NRR Commerce
11.05	GACC	Rockside Commerce
12	JPMCB	Villas at San Gabriel	81,046	4,779	Springing	Prepaid Rent Reserve	158,400
13	JPMCB	150 Blackstone River Road	54,000	9,910	Springing	G3 Tenant Reserve
14	GACC	Sheraton DFW	37,650	Springing	0
15	JPMCB	245 Park Avenue	3,878,518	113,500	0
16	GACC	Walgreens Witkoff Portfolio	Springing	Springing	0
16.01	GACC	Worcester
16.02	GACC	New Bedford
16.03	GACC	Staten Island
16.04	GACC	Windham
16.05	GACC	Yarmouth
16.06	GACC	Hampstead
16.07	GACC	Woodbury
17	GACC	Preston Plaza	61,624	Springing	0		155,405
18	GACC	Capital Centers II & III	65,257	Springing	0
18.01	GACC	Capital Center II
18.02	GACC	Capital Center III
19	GACC	Lightstone Portfolio	59,532	Springing	Springing	PIP Reserve
19.01	GACC	Hampton Inn & Suites Ft. Myers Beach
19.02	GACC	aloft Rogers Bentonville
19.03	GACC	Residence Inn Baton Rouge Siegen Lane
19.04	GACC	Courtyard Baton Rouge Siegen Lane
19.05	GACC	TownePlace Suites New Orleans Metairie
19.06	GACC	Fairfield Inn & Suites Jonesboro
19.07	GACC	TownePlace Suites Fayetteville North Springdale
20	GACC	18301 Von Karman	Springing	Springing	0
21	JPMCB	Fullerton Plaza	42,978	Springing	0				350,000
22	JPMCB	Torre Plaza	70,730	Springing	0

 A-1-23

ANNEX A-1

			MONTHLY ESCROW(19)				RESERVE CAPS(20)

			Monthly RE Tax	Monthly Ins.	Monthly Other	Other Monthly	CapEx	Envir.	TI/LC	RE Tax	Insur.	Debt Service
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)
23	GACC	Covance Business Center	Springing	Springing	0
24	GACC	Best Western Plus Truckee	7,557	Springing	Springing	Seasonality Reserve
25	GACC	18401 Von Karman	Springing	Springing	Springing	Above Standard Tenant Improvement Obligations Reserve
26	JPMCB	Staybridge Suites St. Petersburg	19,063	Springing	Springing	PIP Reserve; DSCR Cure Deposit Reserve
27	JPMCB	Mural Lofts	4,334	Springing	Springing	Condominium Assessments Reserve
28	GACC	EIP Logistics Portfolio	25,421	11,587	Springing	Occupancy Reserve	350,000		2,000,000
28.01	GACC	Mercury Paper, Inc.
28.02	GACC	Precision Park
29	GACC	Haggen Food & Pharmacy	Springing	Springing	Springing	Repavement Reserve
30	JPMCB	Home2 Suites Amarillo	8,650	4,580	Springing	PIP Reserve	270,720
31	JPMCB	Hampton Inn & Suites Rome	11,537	2,241	Springing	PIP Reserve
32	JPMCB	Preston Trail Atrium	27,626	Springing	0		74,752		750,000
33	GACC	CVS New Orleans	Springing	Springing	0
34	GACC	Bay Bridge Industrial Center	Springing	Springing	Springing	Roof Replacement Reserve
35	JPMCB	Bank of America Building	10,607	2,808	0
36	GACC	Wells Fargo Financial Center	6,576	Springing	0				300,000
37	GACC	1250 Mockingbird	14,531	2,083	0				350,000
38	JPMCB	The Grove at 43rd Apartments	11,839	Springing	0
39	GACC	Brittmoore Industrial Park	6,394	Springing	0		43,200		200,000
40	GACC	11th & Kissling	3,334	583	0
41	GACC	PPHC Manufacturing Facility	Springing	Springing	0

 A-1-24

ANNEX A-1

			RESERVE CAPS(20)		LARGEST TENANT (3), (21), (22), (23)			2nd LARGEST TENANT (21), (22), (23)			3rd LARGEST TENANT (3), (21), (23)

			Other	Single			Lease			Lease			Lease
Loan #	Seller(1)	Property Name	Reserve Cap ($)	Tenant	Largest Tenant	Unit Size	Expiration	2nd Largest Tenant	Unit Size	Expiration	3rd Largest Tenant	Unit Size	Expiration
1	GACC	Moffett Place Building 4		Yes	Google	314,352	11/30/28
2	GACC	U-Haul SAC Portfolios 14, 15, 17		No
2.01	GACC	U-Haul of Medford		No
2.02	GACC	U-Haul Center of Salisbury		No
2.03	GACC	U-Haul Center North Rancho		No
2.04	GACC	U-Haul Lincoln Park		No
2.05	GACC	U-Haul of Inwood		No
2.06	GACC	U-Haul Ctr Albany		No
2.07	GACC	U-Haul Storage Black Rock		No
2.08	GACC	U-Haul Center of Rockville		No
2.09	GACC	U-Haul Storage Ivar Avenue		No
2.10	GACC	U-Haul Center of Round Rock		No
2.11	GACC	U-Haul Storage Glendora		No
2.12	GACC	U-Haul Center Texas Avenue		No
2.13	GACC	U-Haul Storage Tarrant Road		No
2.14	GACC	U-Haul Storage Hulen		No
2.15	GACC	U-Haul Ctr Beaumont		No
2.16	GACC	U-Haul Storage Waxahachie		No
2.17	GACC	U-Haul Center of Olathe		No
2.18	GACC	U-Haul Kings Highway		No
2.19	GACC	U-Haul Storage I-30		No
2.20	GACC	U-Haul Storage Laurelwood		No
2.21	GACC	U-Haul Ctr Downtown		No
2.22	GACC	U-Haul Storage Business Avenue		No
3	JPMCB	Station Place III	Rollover Reserve: 12,571,800; Service Reserve: 300,000	No	U.S. Securities and Exchange Commission	209,530	02/28/21	Kaiser Foundation Health Plan, Inc.	206,875	06/30/24	American Chemistry Council	93,168	12/31/25
4	JPMCB	Treeview Industrial Portfolio		Various
4.01	JPMCB	Eastgate		No	FedEx Ground	150,980	10/31/20	FedEx Express	49,020	08/31/21
4.02	JPMCB	1405 Worldwide		Yes	Wayfair	525,000	03/31/19
4.03	JPMCB	1200 Worldwide		Yes	Newgistics, Inc.	520,000	10/31/18
4.04	JPMCB	Landmark		No	Medline Industries, Inc.	190,000	06/30/19	The Martin-Brower Company, LLC	88,504	08/31/22	Patriot Supply Store, Inc.	50,213	01/31/18
4.05	JPMCB	100 Corporate Lakes		Yes	DSV Solutions, LLC	346,614	09/30/18
4.06	JPMCB	Design Road		Yes	K & M Tire. Inc.	201,600	11/30/21
4.07	JPMCB	2055 Global Way		No	Monoprice, Inc.	103,690	07/31/18	Answers in Genesis, Inc.	103,532	06/30/19
4.08	JPMCB	Sabre Street		No	Reeds Home Delivery, Inc.	30,421	08/31/20	Pan American Ceramics Inc.	24,083	04/30/21	U’SAgain, LLC	15,789	11/30/17
4.09	JPMCB	2205 Global Way		No	Cascades Paperboard Int’l, Inc.	114,400	12/31/18	Airway Technologies, Inc.	70,400	01/31/20
4.10	JPMCB	1280 Corporate Lakes		No	Tower Sales, Inc.	54,187	04/30/21	First Atlanta Flooring, LLC	28,120	08/31/24
4.11	JPMCB	11 Boulden Circle		No	Business Move Solutions	52,295	09/30/19	Christiana Care Health Service	43,200	03/31/20	Mishimoto	27,021	10/31/18
4.12	JPMCB	1300 Corporate Lakes		No	Grand Import	93,746	02/28/25
4.13	JPMCB	7 Boulden Circle		Yes	RESOURCE INT’L INC.	82,118	02/28/24
4.14	JPMCB	2 Boulden Circle		No	Accredo Health Group, Inc.	34,950	10/31/19	Qualicon Diagnostics LLC	26,888	11/30/17
5	GACC	AHIP Northeast Portfolio I		No
5.01	GACC	Hilton Garden Inn - Baltimore White Marsh		No
5.02	GACC	Homewood Suites - Allentown West Fogelsville		No
5.03	GACC	Courtyard by Marriott - Wall at Monmouth Shores		No
5.04	GACC	SpringHill Suites - Arundel Mills BWI Airport		No
5.05	GACC	Homewood Suites - Dover Rockaway		No
6	JPMCB	First Stamford Place		No	Legg Mason & Co., LLC	137,583	09/30/24	Odyssey Reinsurance Company	101,619	09/30/22	Partner Reinsurance Company of The U.S.	56,690	01/31/29
7	JPMCB	521-523 East 72nd Street		No	HSS Properties Corporation	78,999	05/31/31	East River Medical Imaging	11,610	05/31/31	East River David Cleaners	500	11/14/21
8	JPMCB	Gateway Net Lease Portfolio		Yes
8.01	JPMCB	BAE Facility		Yes	BAE Systems	333,750	08/31/25
8.02	JPMCB	FedEx Ground (Stratford)		Yes	FedEx	225,198	06/30/26
8.03	JPMCB	FedEx (Baltimore)		Yes	FedEx	306,016	12/31/31
8.04	JPMCB	Harman Becker		Yes	Harman	188,042	10/31/30
8.05	JPMCB	GE Aviation (Lafayette)		Yes	GE Aviation	306,406	09/13/30
8.06	JPMCB	GoDaddy		Yes	GoDaddy	150,000	05/31/25
8.07	JPMCB	Carrier		Yes	Carrier	517,000	09/30/26
8.08	JPMCB	Emerus		Yes	Emerus	95,640	12/31/26
8.09	JPMCB	Cardinal Health		Yes	Cardinal Health	275,951	04/30/30
8.10	JPMCB	Tyco Electronics		Yes	TE Connectivity	176,648	04/30/24
8.11	JPMCB	FCA/Caterpillar		Yes	FCA LLC	300,000	08/31/22
8.12	JPMCB	FedEx Ground (Staunton)		Yes	FedEx	225,198	03/31/26
8.13	JPMCB	Quad Packaging (Proteus) - Franklin Business Park		Yes	QuadPackaging	205,000	12/16/21
8.14	JPMCB	Quad Packaging (Transpak) - Franklin Business Park		Yes	QuadPackaging	218,000	12/16/21
8.15	JPMCB	T-Mobile Call Center		Yes	T-Mobile	66,500	02/28/25
8.16	JPMCB	Sikorsky Aircraft R&D Facility		Yes	Sikorsky Aircraft	150,975	01/31/19
8.17	JPMCB	Vatterott College		Yes	Vatterott College	90,000	12/31/24
8.18	JPMCB	Comcast		Yes	Comcast	57,260	06/30/20
8.19	JPMCB	Alfa Laval Plant		Yes	Alfa Laval	180,252	12/31/21
8.20	JPMCB	LKQ (New Braunfels)		Yes	LKQ Corporation	98,771	01/31/34
8.21	JPMCB	Hitachi		Yes	Hitachi	72,056	04/30/22
8.22	JPMCB	Cameron International		Yes	Cameron	75,000	12/14/23
8.23	JPMCB	Alliance Data Systems Office		Yes	Alliance Data	100,800	07/31/24
8.24	JPMCB	Synchrony Financial		Yes	Synchrony Financial	67,775	05/31/25
8.25	JPMCB	Baxalta (Barry Pointe)		Yes	Baxalta	16,686	08/31/32
8.26	JPMCB	Baxalta (Casselberry)		Yes	Baxalta	16,694	10/31/32
8.27	JPMCB	Baxalta (Mounds View)		Yes	Baxalta	16,694	11/30/30
8.28	JPMCB	Baxalta (Grand Rapids)		Yes	Baxalta	16,694	11/30/30
8.29	JPMCB	Gerdau		Yes	Gerdau	46,976	03/31/25
8.30	JPMCB	Baxalta (Wausau)		Yes	Baxalta	16,694	10/31/30
8.31	JPMCB	Baxalta (Springfield)		Yes	Baxalta	16,694	11/30/30
8.32	JPMCB	LKQ (Salisbury)		Yes	LKQ Corporation	205,100	08/06/30
8.33	JPMCB	Baxalta (Ankeny)		Yes	Baxalta	16,694	11/30/30
8.34	JPMCB	H&E Equipment Services (San Antonio)		Yes	H&E Equipment Services	26,535	11/30/30
8.35	JPMCB	H&E Equipment Services (New Orleans)		Yes	H&E Equipment Services	18,808	12/31/30
8.36	JPMCB	GE Aviation (Pompano)		Yes	GE Aviation	30,892	08/14/22
8.37	JPMCB	Saint-Gobain Warehouse		Yes	Saint-Gobain	102,950	09/01/24
8.38	JPMCB	H&E Equipment Services (Columbia)		Yes	H&E Equipment Services	19,380	12/31/30
8.39	JPMCB	H&E Equipment Services (Yukon)		Yes	H&E Equipment Services	19,608	06/30/30
8.40	JPMCB	LKQ (Toledo)		Yes	LKQ Corporation	207,998	06/17/27
8.41	JPMCB	H&E Equipment Services (Greer)		Yes	H&E Equipment Services	19,608	11/30/30
9	JPMCB	Starwood Capital Group Hotel Portfolio		No
9.01	JPMCB	Larkspur Landing Sunnyvale		No
9.02	JPMCB	Larkspur Landing Milpitas		No
9.03	JPMCB	Larkspur Landing Campbell		No
9.04	JPMCB	Larkspur Landing San Francisco		No

 A-1-25

ANNEX A-1

			RESERVE CAPS(20)		LARGEST TENANT (3), (21), (22), (23)			2nd LARGEST TENANT (21), (22), (23)			3rd LARGEST TENANT (3), (21), (23)

			Other	Single			Lease			Lease			Lease
Loan #	Seller(1)	Property Name	Reserve Cap ($)	Tenant	Largest Tenant	Unit Size	Expiration	2nd Largest Tenant	Unit Size	Expiration	3rd Largest Tenant	Unit Size	Expiration
9.05	JPMCB	Larkspur Landing Pleasanton		No
9.06	JPMCB	Larkspur Landing Bellevue		No
9.07	JPMCB	Larkspur Landing Sacramento		No
9.08	JPMCB	Hampton Inn Ann Arbor North		No
9.09	JPMCB	Larkspur Landing Hillsboro		No
9.10	JPMCB	Larkspur Landing Renton		No
9.11	JPMCB	Holiday Inn Arlington Northeast Rangers Ballpark		No
9.12	JPMCB	Residence Inn Toledo Maumee		No
9.13	JPMCB	Residence Inn Williamsburg		No
9.14	JPMCB	Hampton Inn Suites Waco South		No
9.15	JPMCB	Holiday Inn Louisville Airport Fair Expo		No
9.16	JPMCB	Courtyard Tyler		No
9.17	JPMCB	Hilton Garden Inn Edison Raritan Center		No
9.18	JPMCB	Hilton Garden Inn St Paul Oakdale		No
9.19	JPMCB	Residence Inn Grand Rapids West		No
9.20	JPMCB	Peoria, AZ Residence Inn		No
9.21	JPMCB	Hampton Inn Suites Bloomington Normal		No
9.22	JPMCB	Courtyard Chico		No
9.23	JPMCB	Hampton Inn Suites Kokomo		No
9.24	JPMCB	Hampton Inn Suites South Bend		No
9.25	JPMCB	Courtyard Wichita Falls		No
9.26	JPMCB	Hampton Inn Morehead		No
9.27	JPMCB	Residence Inn Chico		No
9.28	JPMCB	Courtyard Lufkin		No
9.29	JPMCB	Hampton Inn Carlisle		No
9.30	JPMCB	Springhill Suites Williamsburg		No
9.31	JPMCB	Fairfield Inn Bloomington		No
9.32	JPMCB	Waco Residence Inn		No
9.33	JPMCB	Holiday Inn Express Fishers		No
9.34	JPMCB	Larkspur Landing Folsom		No
9.35	JPMCB	Springhill Suites Chicago Naperville Warrenville		No
9.36	JPMCB	Holiday Inn Express & Suites Paris		No
9.37	JPMCB	Toledo Homewood Suites		No
9.38	JPMCB	Grand Rapids Homewood Suites		No
9.39	JPMCB	Cheyenne Fairfield Inn and Suites		No
9.40	JPMCB	Fairfield Inn Laurel		No
9.41	JPMCB	Courtyard Akron Stow		No
9.42	JPMCB	Larkspur Landing Roseville		No
9.43	JPMCB	Towneplace Suites Bloomington		No
9.44	JPMCB	Hampton Inn Danville		No
9.45	JPMCB	Holiday Inn Norwich		No
9.46	JPMCB	Hampton Inn Suites Longview North		No
9.47	JPMCB	Springhill Suites Peoria Westlake		No
9.48	JPMCB	Hampton Inn Suites Buda		No
9.49	JPMCB	Shawnee Hampton Inn		No
9.50	JPMCB	Racine Fairfield Inn		No
9.51	JPMCB	Hampton Inn Selinsgrove Shamokin Dam		No
9.52	JPMCB	Holiday Inn Express & Suites Terrell		No
9.53	JPMCB	Westchase Homewood Suites		No
9.54	JPMCB	Holiday Inn Express & Suites Tyler South		No
9.55	JPMCB	Holiday Inn Express & Suites Huntsville		No
9.56	JPMCB	Hampton Inn Sweetwater		No
9.57	JPMCB	Comfort Suites Buda Austin South		No
9.58	JPMCB	Fairfield Inn & Suites Weatherford		No
9.59	JPMCB	Holiday Inn Express & Suites Altus		No
9.60	JPMCB	Comfort Inn & Suites Paris		No
9.61	JPMCB	Hampton Inn Suites Decatur		No
9.62	JPMCB	Holiday Inn Express & Suites Texarkana East		No
9.63	JPMCB	Mankato Fairfield Inn		No
9.64	JPMCB	Candlewood Suites Texarkana		No
9.65	JPMCB	Country Inn & Suites Houston Intercontinental Airport East		No
10	GACC	General Motors Building		No	Weil, Gotshal & Manges	489,867	08/31/34	Aramis	299,895	03/31/20	Perella Weinberg	130,155	01/31/22
11	GACC	IRG Portfolio		No
11.01	GACC	HBP Euclid		No	Eaton Corporation	458,638	02/28/31	Tremco Incorporated	298,175	11/30/27	Turbine Engine Components	219,474	11/30/20
11.02	GACC	LMA Massillon & Building E		No	Meggitt Aircraft Braking	462,726	12/31/30	Step2 Company	224,856	05/19/23	Greenstar Mid-America	192,000	05/14/22
11.03	GACC	LMA Building D		No	Trelleborg Wheel Systems	219,382	10/31/23	Imperial Electric	126,925	12/31/20	Huntington National Bank	67,600	12/31/17
11.04	GACC	NRR Commerce		No	Kellogg Sales Company	173,711	05/31/19	Cattron-Theimeg, Inc.	82,289	10/31/24
11.05	GACC	Rockside Commerce		No	Keystone Automotive	151,796	05/31/20	Wellsville Carpet Town	70,627	01/31/18	DAR-TECH, Inc.	69,516	06/23/20
12	JPMCB	Villas at San Gabriel		No
13	JPMCB	150 Blackstone River Road		No	Imperial Distribution	325,323	01/31/33	G3 Enterprises Inc.	228,009	09/30/24	Mid-States Packaging, Inc.	66,337	06/14/27
14	GACC	Sheraton DFW		No
15	JPMCB	245 Park Avenue		No	Société Générale	562,347	10/31/32	JPMorgan Chase Bank, National Association	225,438	10/31/22	Major League Baseball	220,565	10/31/22
16	GACC	Walgreens Witkoff Portfolio		Various
16.01	GACC	Worcester		Yes	Walgreens	13,354	04/30/32
16.02	GACC	New Bedford		Yes	Walgreens	15,272	04/30/32
16.03	GACC	Staten Island		Yes	Walgreens	11,056	08/31/31
16.04	GACC	Windham		No	Walgreens	13,987	08/31/32	Little Caesars	1,344	04/30/22
16.05	GACC	Yarmouth		Yes	Walgreens	9,996	06/30/32
16.06	GACC	Hampstead		Yes	Walgreens	15,035	05/30/32
16.07	GACC	Woodbury		Yes	Walgreens	13,650	09/30/32
17	GACC	Preston Plaza		No	Sovereign Bank	27,428	02/28/21	Slater & Matsil LLP	26,640	04/30/24	The Ayco Company	25,741	12/31/24
18	GACC	Capital Centers II & III		No
18.01	GACC	Capital Center II		No	Travelers Insurance	72,588	12/31/21	Verizon	40,285	03/31/18	Institute For Business & Tech	31,360	07/31/19
18.02	GACC	Capital Center III		No	BlueCross BlueShield	54,161	12/31/20	Wells Fargo	53,742	09/30/19	Corelogic Real Estate Solution	28,180	08/31/19
19	GACC	Lightstone Portfolio		No
19.01	GACC	Hampton Inn & Suites Ft. Myers Beach		No
19.02	GACC	aloft Rogers Bentonville		No
19.03	GACC	Residence Inn Baton Rouge Siegen Lane		No
19.04	GACC	Courtyard Baton Rouge Siegen Lane		No
19.05	GACC	TownePlace Suites New Orleans Metairie		No
19.06	GACC	Fairfield Inn & Suites Jonesboro		No
19.07	GACC	TownePlace Suites Fayetteville North Springdale		No
20	GACC	18301 Von Karman		No	Golden State Foods	54,370	02/28/25	Faris Lee Investments	17,495	03/31/22	Caladrius Biosciences	16,111	05/17/21
21	JPMCB	Fullerton Plaza		No	Bob’s Discount Furniture	36,513	03/31/23	TJ Maxx	35,676	07/31/21	OfficeMax	29,962	04/30/23
22	JPMCB	Torre Plaza		Yes	Amazon	88,580	02/28/25

 A-1-26

ANNEX A-1

			RESERVE CAPS(20)		LARGEST TENANT (3), (21), (22), (23)			2nd LARGEST TENANT (21), (22), (23)			3rd LARGEST TENANT (3), (21), (23)

			Other	Single			Lease			Lease			Lease
Loan #	Seller(1)	Property Name	Reserve Cap ($)	Tenant	Largest Tenant	Unit Size	Expiration	2nd Largest Tenant	Unit Size	Expiration	3rd Largest Tenant	Unit Size	Expiration
23	GACC	Covance Business Center		Yes	Covance	333,600	12/31/25
24	GACC	Best Western Plus Truckee	155,000	No
25	GACC	18401 Von Karman		No	RSM McGladrey	27,879	08/31/21	IBI Group	10,781	07/31/18	Fragomen, Del Rey, Bernsen	10,503	08/31/23
26	JPMCB	Staybridge Suites St. Petersburg		No
27	JPMCB	Mural Lofts		No
28	GACC	EIP Logistics Portfolio		Various
28.01	GACC	Mercury Paper, Inc.		Yes	Mercury Paper, Inc.	407,248	07/31/24
28.02	GACC	Precision Park		No	Amtrol	228,088	04/30/20	Anvil International	204,868	03/31/22	Regency Transportation	60,000	02/01/22
29	GACC	Haggen Food & Pharmacy		Yes	Haggen Food & Pharmacy	74,607	12/31/29
30	JPMCB	Home2 Suites Amarillo		No
31	JPMCB	Hampton Inn & Suites Rome		No
32	JPMCB	Preston Trail Atrium		No	PrimeLending	17,284	07/31/18	Executive Workspace-Preston Trail, LLC	14,762	08/31/21	Suntex Ventures,LLC	14,419	10/31/21
33	GACC	CVS New Orleans		Yes	CVS	13,600	01/01/42
34	GACC	Bay Bridge Industrial Center		No	WYSE Logistics, Inc.	32,620	12/31/18	Antique & Art Exchange	23,026	05/31/20	Sports Basement, Inc.	21,741	05/31/22
35	JPMCB	Bank of America Building		No	Associa Property Management	6,426	07/31/21	Bank of America	4,506	08/01/21	Hurricane Grill & Wings	4,500	12/31/32
36	GACC	Wells Fargo Financial Center		No	Frontline Tech	19,300	12/31/21	Wells Fargo	5,140	06/30/19	LRS Restaurants	3,437	06/30/27
37	GACC	1250 Mockingbird		No	WellMed Medical Management, Inc.	29,275	07/31/22	Genesis 10	16,077	02/29/20	State of Texas (Attn. General)	14,135	03/31/22
38	JPMCB	The Grove at 43rd Apartments		No
39	GACC	Brittmoore Industrial Park		No	Chris Ransome and Associates	9,600	05/31/22	Eurocharged Performance	8,400	08/31/21	The Shop Houston, LLC	6,000	03/31/22
40	GACC	11th & Kissling		No
41	GACC	PPHC Manufacturing Facility		Yes	Fleetwood Metal Industries, LLC	114,000	02/28/37

 A-1-27

ANNEX A-1

			4th LARGEST TENANT (3),(21), (23)			5th LARGEST TENANT (21), (23)

					Lease			Lease	Loan		Lockbox	Lockbox
Loan #	Seller(1)	Property Name	4th Largest Tenant	Unit Size	Expiration	5th Largest Tenant	Unit Size	Expiration	Purpose	Principal / Carveout Guarantor(24)	(Y/N)	Type(25)
1	GACC	Moffett Place Building 4							Refinance	Paul Guarantor LLC	Yes	Hard
2	GACC	U-Haul SAC Portfolios 14, 15, 17							Refinance	Blackwater Investments, Inc.	Yes	Soft
2.01	GACC	U-Haul of Medford
2.02	GACC	U-Haul Center of Salisbury
2.03	GACC	U-Haul Center North Rancho
2.04	GACC	U-Haul Lincoln Park
2.05	GACC	U-Haul of Inwood
2.06	GACC	U-Haul Ctr Albany
2.07	GACC	U-Haul Storage Black Rock
2.08	GACC	U-Haul Center of Rockville
2.09	GACC	U-Haul Storage Ivar Avenue
2.10	GACC	U-Haul Center of Round Rock
2.11	GACC	U-Haul Storage Glendora
2.12	GACC	U-Haul Center Texas Avenue
2.13	GACC	U-Haul Storage Tarrant Road
2.14	GACC	U-Haul Storage Hulen
2.15	GACC	U-Haul Ctr Beaumont
2.16	GACC	U-Haul Storage Waxahachie
2.17	GACC	U-Haul Center of Olathe
2.18	GACC	U-Haul Kings Highway
2.19	GACC	U-Haul Storage I-30
2.20	GACC	U-Haul Storage Laurelwood
2.21	GACC	U-Haul Ctr Downtown
2.22	GACC	U-Haul Storage Business Avenue
3	JPMCB	Station Place III	Pritchard Industries, Inc.	833	12/31/18				Refinance	Seven Hundred 2nd Street Holdings Mezz LLC	Yes	Hard
4	JPMCB	Treeview Industrial Portfolio							Refinance	Treeview Income Properties Holdco LLC	Yes	Hard
4.01	JPMCB	Eastgate
4.02	JPMCB	1405 Worldwide
4.03	JPMCB	1200 Worldwide
4.04	JPMCB	Landmark
4.05	JPMCB	100 Corporate Lakes
4.06	JPMCB	Design Road
4.07	JPMCB	2055 Global Way
4.08	JPMCB	Sabre Street	Ly Brothers Corporation	13,561	02/28/21
4.09	JPMCB	2205 Global Way
4.10	JPMCB	1280 Corporate Lakes
4.11	JPMCB	11 Boulden Circle
4.12	JPMCB	1300 Corporate Lakes
4.13	JPMCB	7 Boulden Circle
4.14	JPMCB	2 Boulden Circle
5	GACC	AHIP Northeast Portfolio I							Acquisition	American Hotel Income Properties REIT Inc.	Yes	Hard
5.01	GACC	Hilton Garden Inn - Baltimore White Marsh
5.02	GACC	Homewood Suites - Allentown West Fogelsville
5.03	GACC	Courtyard by Marriott - Wall at Monmouth Shores
5.04	GACC	SpringHill Suites - Arundel Mills BWI Airport
5.05	GACC	Homewood Suites - Dover Rockaway
6	JPMCB	First Stamford Place	Elizabeth Arden, Inc.	39,775	10/31/21	Ernst & Young U.S. LLP	35,661	05/31/20	Refinance	Empire State Realty OP, L.P.	Yes	Hard
7	JPMCB	521-523 East 72nd Street							Refinance	Sheldon H. Solow	Yes	Hard
8	JPMCB	Gateway Net Lease Portfolio							Acquisition	ETCL Venture LP	Yes	Hard
8.01	JPMCB	BAE Facility
8.02	JPMCB	FedEx Ground (Stratford)
8.03	JPMCB	FedEx (Baltimore)
8.04	JPMCB	Harman Becker
8.05	JPMCB	GE Aviation (Lafayette)
8.06	JPMCB	GoDaddy
8.07	JPMCB	Carrier
8.08	JPMCB	Emerus
8.09	JPMCB	Cardinal Health
8.10	JPMCB	Tyco Electronics
8.11	JPMCB	FCA/Caterpillar
8.12	JPMCB	FedEx Ground (Staunton)
8.13	JPMCB	Quad Packaging (Proteus) - Franklin Business Park
8.14	JPMCB	Quad Packaging (Transpak) - Franklin Business Park
8.15	JPMCB	T-Mobile Call Center
8.16	JPMCB	Sikorsky Aircraft R&D Facility
8.17	JPMCB	Vatterott College
8.18	JPMCB	Comcast
8.19	JPMCB	Alfa Laval Plant
8.20	JPMCB	LKQ (New Braunfels)
8.21	JPMCB	Hitachi
8.22	JPMCB	Cameron International
8.23	JPMCB	Alliance Data Systems Office
8.24	JPMCB	Synchrony Financial
8.25	JPMCB	Baxalta (Barry Pointe)
8.26	JPMCB	Baxalta (Casselberry)
8.27	JPMCB	Baxalta (Mounds View)
8.28	JPMCB	Baxalta (Grand Rapids)
8.29	JPMCB	Gerdau
8.30	JPMCB	Baxalta (Wausau)
8.31	JPMCB	Baxalta (Springfield)
8.32	JPMCB	LKQ (Salisbury)
8.33	JPMCB	Baxalta (Ankeny)
8.34	JPMCB	H&E Equipment Services (San Antonio)
8.35	JPMCB	H&E Equipment Services (New Orleans)
8.36	JPMCB	GE Aviation (Pompano)
8.37	JPMCB	Saint-Gobain Warehouse
8.38	JPMCB	H&E Equipment Services (Columbia)
8.39	JPMCB	H&E Equipment Services (Yukon)
8.40	JPMCB	LKQ (Toledo)
8.41	JPMCB	H&E Equipment Services (Greer)
9	JPMCB	Starwood Capital Group Hotel Portfolio							Refinance	SCG Hotel Investors Holdings, L.P.	Yes	Soft Springing
9.01	JPMCB	Larkspur Landing Sunnyvale
9.02	JPMCB	Larkspur Landing Milpitas
9.03	JPMCB	Larkspur Landing Campbell
9.04	JPMCB	Larkspur Landing San Francisco

 A-1-28

ANNEX A-1

			4th LARGEST TENANT (3),(21), (23)			5th LARGEST TENANT (21), (23)

					Lease			Lease	Loan		Lockbox	Lockbox
Loan #	Seller(1)	Property Name	4th Largest Tenant	Unit Size	Expiration	5th Largest Tenant	Unit Size	Expiration	Purpose	Principal / Carveout Guarantor(24)	(Y/N)	Type(25)
9.05	JPMCB	Larkspur Landing Pleasanton
9.06	JPMCB	Larkspur Landing Bellevue
9.07	JPMCB	Larkspur Landing Sacramento
9.08	JPMCB	Hampton Inn Ann Arbor North
9.09	JPMCB	Larkspur Landing Hillsboro
9.10	JPMCB	Larkspur Landing Renton
9.11	JPMCB	Holiday Inn Arlington Northeast Rangers Ballpark
9.12	JPMCB	Residence Inn Toledo Maumee
9.13	JPMCB	Residence Inn Williamsburg
9.14	JPMCB	Hampton Inn Suites Waco South
9.15	JPMCB	Holiday Inn Louisville Airport Fair Expo
9.16	JPMCB	Courtyard Tyler
9.17	JPMCB	Hilton Garden Inn Edison Raritan Center
9.18	JPMCB	Hilton Garden Inn St Paul Oakdale
9.19	JPMCB	Residence Inn Grand Rapids West
9.20	JPMCB	Peoria, AZ Residence Inn
9.21	JPMCB	Hampton Inn Suites Bloomington Normal
9.22	JPMCB	Courtyard Chico
9.23	JPMCB	Hampton Inn Suites Kokomo
9.24	JPMCB	Hampton Inn Suites South Bend
9.25	JPMCB	Courtyard Wichita Falls
9.26	JPMCB	Hampton Inn Morehead
9.27	JPMCB	Residence Inn Chico
9.28	JPMCB	Courtyard Lufkin
9.29	JPMCB	Hampton Inn Carlisle
9.30	JPMCB	Springhill Suites Williamsburg
9.31	JPMCB	Fairfield Inn Bloomington
9.32	JPMCB	Waco Residence Inn
9.33	JPMCB	Holiday Inn Express Fishers
9.34	JPMCB	Larkspur Landing Folsom
9.35	JPMCB	Springhill Suites Chicago Naperville Warrenville
9.36	JPMCB	Holiday Inn Express & Suites Paris
9.37	JPMCB	Toledo Homewood Suites
9.38	JPMCB	Grand Rapids Homewood Suites
9.39	JPMCB	Cheyenne Fairfield Inn and Suites
9.40	JPMCB	Fairfield Inn Laurel
9.41	JPMCB	Courtyard Akron Stow
9.42	JPMCB	Larkspur Landing Roseville
9.43	JPMCB	Towneplace Suites Bloomington
9.44	JPMCB	Hampton Inn Danville
9.45	JPMCB	Holiday Inn Norwich
9.46	JPMCB	Hampton Inn Suites Longview North
9.47	JPMCB	Springhill Suites Peoria Westlake
9.48	JPMCB	Hampton Inn Suites Buda
9.49	JPMCB	Shawnee Hampton Inn
9.50	JPMCB	Racine Fairfield Inn
9.51	JPMCB	Hampton Inn Selinsgrove Shamokin Dam
9.52	JPMCB	Holiday Inn Express & Suites Terrell
9.53	JPMCB	Westchase Homewood Suites
9.54	JPMCB	Holiday Inn Express & Suites Tyler South
9.55	JPMCB	Holiday Inn Express & Suites Huntsville
9.56	JPMCB	Hampton Inn Sweetwater
9.57	JPMCB	Comfort Suites Buda Austin South
9.58	JPMCB	Fairfield Inn & Suites Weatherford
9.59	JPMCB	Holiday Inn Express & Suites Altus
9.60	JPMCB	Comfort Inn & Suites Paris
9.61	JPMCB	Hampton Inn Suites Decatur
9.62	JPMCB	Holiday Inn Express & Suites Texarkana East
9.63	JPMCB	Mankato Fairfield Inn
9.64	JPMCB	Candlewood Suites Texarkana
9.65	JPMCB	Country Inn & Suites Houston Intercontinental Airport East
10	GACC	General Motors Building	Apple	105,748	01/31/34	BAMCO	105,579	05/31/35	Refinance	Boston Properties Limited Partnership, 767 LLC, Sungate Fifth Avenue LLC	Yes	Hard
11	GACC	IRG Portfolio							Refinance	Stuart Lichter, Christopher Semarjian	Yes	Hard
11.01	GACC	HBP Euclid	Premium Steel Sales	100,000	12/31/17	North American Plastics	70,097	06/30/22
11.02	GACC	LMA Massillon & Building E
11.03	GACC	LMA Building D	Simply Canvas, Inc.	43,621	12/31/19	Prospect Mold & Die	22,350	01/31/19
11.04	GACC	NRR Commerce
11.05	GACC	Rockside Commerce	HSN Catalog Services	30,000	05/31/20	Suntwist Corp.	29,602	11/30/18
12	JPMCB	Villas at San Gabriel							Refinance	Brad J. Zucker	Yes	Springing
13	JPMCB	150 Blackstone River Road							Refinance	Tracy Harpin, Charles S. Giroux, Tracy P. Goodman	Yes	Hard
14	GACC	Sheraton DFW							Acquisition	Robert E. Buccini, Christopher F. Buccini, David B. Pollin	Yes	Hard
15	JPMCB	245 Park Avenue	Angelo Gordon	113,405	05/31/26	Rabobank	109,657	09/30/26	Acquisition	181 West Madison Holding LLC	Yes	Hard
16	GACC	Walgreens Witkoff Portfolio							Refinance	Steven C. Witkoff	Yes	Hard
16.01	GACC	Worcester
16.02	GACC	New Bedford
16.03	GACC	Staten Island
16.04	GACC	Windham
16.05	GACC	Yarmouth
16.06	GACC	Hampstead
16.07	GACC	Woodbury
17	GACC	Preston Plaza	Texas Health Surgery Center	13,831	07/31/27	Progressive	11,932	02/28/22	Acquisition	Gulf United Investments Corporation	Yes	Hard
18	GACC	Capital Centers II & III							Refinance	Gracie Investing, LLC	Yes	Hard
18.01	GACC	Capital Center II	Superior Vision Services	28,091	08/31/28	California Student Aid Commission	26,273	03/31/21
18.02	GACC	Capital Center III	Renaissance Food Group, LLC	26,528	06/30/19	Exam Works Inc	15,326	04/30/20
19	GACC	Lightstone Portfolio							Acquisition	Phoenix American Hospitality, LLC, American Hospitality Properties Fund I, LLC, American Hospitality Properties Fund III, LLC, W.L. Nelson	Yes	Hard
19.01	GACC	Hampton Inn & Suites Ft. Myers Beach
19.02	GACC	aloft Rogers Bentonville
19.03	GACC	Residence Inn Baton Rouge Siegen Lane
19.04	GACC	Courtyard Baton Rouge Siegen Lane
19.05	GACC	TownePlace Suites New Orleans Metairie
19.06	GACC	Fairfield Inn & Suites Jonesboro
19.07	GACC	TownePlace Suites Fayetteville North Springdale
20	GACC	18301 Von Karman	Greenlaw Management	10,595	04/30/19	ArcBest	6,689	11/30/21	Recapitalization	RSFC Holdings, LLC, HSFC Holdings, LLC	Yes	Hard
21	JPMCB	Fullerton Plaza	Party City	11,569	01/31/19	Lane Bryant	4,000	01/31/22	Refinance	Somerset Eagle Corp.	Yes	Hard
22	JPMCB	Torre Plaza							Acquisition	HGGP Capital VIII, LLC, HGGP Capital IX, LLC, HGGP Capital XI, LLC	Yes	Hard

 A-1-29

ANNEX A-1

			4th LARGEST TENANT (3),(21), (23)			5th LARGEST TENANT (21), (23)

					Lease			Lease	Loan		Lockbox	Lockbox
Loan #	Seller(1)	Property Name	4th Largest Tenant	Unit Size	Expiration	5th Largest Tenant	Unit Size	Expiration	Purpose	Principal / Carveout Guarantor(24)	(Y/N)	Type(25)
23	GACC	Covance Business Center							Refinance	NRFC NNN Holdings LLC	Yes	Hard
24	GACC	Best Western Plus Truckee							Refinance	Juan Llaca	Yes	Hard
25	GACC	18401 Von Karman	Envisage Consulting, LLC	7,464	08/31/22	Harbottle Law Group	7,335	12/31/19	Recapitalization	RSFC Holdings, LLC, HSFC Holdings, LLC	Yes	Hard
26	JPMCB	Staybridge Suites St. Petersburg							Acquisition	TH Investment Holdings II, LLC	Yes	Hard
27	JPMCB	Mural Lofts							Refinance	Eric Blumenfeld	Yes	Soft
28	GACC	EIP Logistics Portfolio							Acquisition/Refinance	Bruce Levine, Donald A. Levine, Lewis Heafitz	Yes	Hard
28.01	GACC	Mercury Paper, Inc.
28.02	GACC	Precision Park	BSM Pump Corp.	42,607	09/30/21
29	GACC	Haggen Food & Pharmacy							Refinance	Myles P. Friel	Yes	Springing
30	JPMCB	Home2 Suites Amarillo							Refinance	Mansukhbhai Patel, Bradresh Desai	Yes	Hard
31	JPMCB	Hampton Inn & Suites Rome							Refinance	Narendra V. Patel, Babubhai G. Patel	Yes	Springing
32	JPMCB	Preston Trail Atrium	Mode Transportation, LLC	13,632	06/30/18	SearchDex, Inc.	10,143	05/31/21	Refinance	Byron C. Cook	Yes	Hard
33	GACC	CVS New Orleans							Acquisition	Persis Corporation	Yes	Springing
34	GACC	Bay Bridge Industrial Center	Cuyana	17,291	07/31/22	Dish Co. SF	12,206	10/31/18	Refinance	Peter Sullivan Associates, Inc.	Yes	Springing
35	JPMCB	Bank of America Building	OTB NYS Off Track Betting	4,153	07/31/33	Gilman and Ciocia	3,600	07/31/20	Refinance	Angelo Balbo	Yes	Springing
36	GACC	Wells Fargo Financial Center	J&M Associates	3,200	12/31/19	Medi Winter Park, LLC	2,989	08/31/20	Acquisition	Israel Lewin, Spencer Enslein	Yes	Springing
37	GACC	1250 Mockingbird	Dallas County Community College District	10,357	06/30/21	Comerica Bank	9,760	10/31/21	Refinance	Ben A. Dalby, Ben A. Dalby and Karen I. Dalby, as trustees of the Dalby Family Trust, dated February 17, 1988, as Amended	Yes	Springing
38	JPMCB	The Grove at 43rd Apartments							Refinance	Scott Leichtenberg	Yes	Springing
39	GACC	Brittmoore Industrial Park	2R Millwork	3,000	05/31/18	D&D Tech Systems	3,000	02/28/18	Refinance	John Able	Yes	Springing
40	GACC	11th & Kissling							Refinance	Ray K. Shahani	Yes	Springing
41	GACC	PPHC Manufacturing Facility							Recapitalization	AG Net Lease III Corp., AG Net Lease III (SO) Corp.	Yes	Hard

 A-1-30

ANNEX A-1

				Pari Passu Debt					Additional Debt(27)					Total Debt
			Cash Management(25)		Pari Passu	Pari Passu	Pari Passu	Total Cut-off				Additional			Total Debt
				Pari Passu	Note Control	Piece In Trust	Piece Non Trust	Date Pari	Addit Debt	Addit Debt	Additional	Debt Cut off	Additional Debt	Total Debt	UW NCF	Total Debt
Loan #	Seller(1)	Property Name		(Y/N)	(Y/N)(26)	Cut-Off Balance	Cut-Off Balance	Passu Debt	Permitted (Y/N)	Exist (Y/N)	Debt Type(s)	Date Balance	Interest Rate	Cut-off Balance	DSCR	Current LTV %
1	GACC	Moffett Place Building 4	In Place	Yes	Yes	70,000,000	57,000,000	127,000,000	No	Yes	Mezzanine Loan	98,000,000	5.65000	225,000,000	1.16	72.7%
2	GACC	U-Haul SAC Portfolios 14, 15, 17	Springing	Yes	Yes	68,859,925	59,878,195	128,738,120	No	No	NAP	NAP	NAP	128,738,120	1.63	60.5%
2.01	GACC	U-Haul of Medford													1.63	60.5%
2.02	GACC	U-Haul Center of Salisbury													1.63	60.5%
2.03	GACC	U-Haul Center North Rancho													1.63	60.5%
2.04	GACC	U-Haul Lincoln Park													1.63	60.5%
2.05	GACC	U-Haul of Inwood													1.63	60.5%
2.06	GACC	U-Haul Ctr Albany													1.63	60.5%
2.07	GACC	U-Haul Storage Black Rock													1.63	60.5%
2.08	GACC	U-Haul Center of Rockville													1.63	60.5%
2.09	GACC	U-Haul Storage Ivar Avenue													1.63	60.5%
2.10	GACC	U-Haul Center of Round Rock													1.63	60.5%
2.11	GACC	U-Haul Storage Glendora													1.63	60.5%
2.12	GACC	U-Haul Center Texas Avenue													1.63	60.5%
2.13	GACC	U-Haul Storage Tarrant Road													1.63	60.5%
2.14	GACC	U-Haul Storage Hulen													1.63	60.5%
2.15	GACC	U-Haul Ctr Beaumont													1.63	60.5%
2.16	GACC	U-Haul Storage Waxahachie													1.63	60.5%
2.17	GACC	U-Haul Center of Olathe													1.63	60.5%
2.18	GACC	U-Haul Kings Highway													1.63	60.5%
2.19	GACC	U-Haul Storage I-30													1.63	60.5%
2.20	GACC	U-Haul Storage Laurelwood													1.63	60.5%
2.21	GACC	U-Haul Ctr Downtown													1.63	60.5%
2.22	GACC	U-Haul Storage Business Avenue													1.63	60.5%
3	JPMCB	Station Place III	Springing	Yes	Yes	64,000,000	126,000,000	190,000,000	Yes	No	Permitted Mezzanine	NAP	NAP	190,000,000	3.00	47.6%
4	JPMCB	Treeview Industrial Portfolio	Springing	Yes	No	60,000,000	65,000,000	125,000,000	No	No	NAP	NAP	NAP	125,000,000	1.83	64.5%
4.01	JPMCB	Eastgate													1.83	64.5%
4.02	JPMCB	1405 Worldwide													1.83	64.5%
4.03	JPMCB	1200 Worldwide													1.83	64.5%
4.04	JPMCB	Landmark													1.83	64.5%
4.05	JPMCB	100 Corporate Lakes													1.83	64.5%
4.06	JPMCB	Design Road													1.83	64.5%
4.07	JPMCB	2055 Global Way													1.83	64.5%
4.08	JPMCB	Sabre Street													1.83	64.5%
4.09	JPMCB	2205 Global Way													1.83	64.5%
4.10	JPMCB	1280 Corporate Lakes													1.83	64.5%
4.11	JPMCB	11 Boulden Circle													1.83	64.5%
4.12	JPMCB	1300 Corporate Lakes													1.83	64.5%
4.13	JPMCB	7 Boulden Circle													1.83	64.5%
4.14	JPMCB	2 Boulden Circle													1.83	64.5%
5	GACC	AHIP Northeast Portfolio I	Springing	Yes	Yes	55,000,000	14,600,000	69,600,000	No	No	NAP	NAP	NAP	69,600,000	2.06	56.1%
5.01	GACC	Hilton Garden Inn - Baltimore White Marsh													2.06	56.1%
5.02	GACC	Homewood Suites - Allentown West Fogelsville													2.06	56.1%
5.03	GACC	Courtyard by Marriott - Wall at Monmouth Shores													2.06	56.1%
5.04	GACC	SpringHill Suites - Arundel Mills BWI Airport													2.06	56.1%
5.05	GACC	Homewood Suites - Dover Rockaway													2.06	56.1%
6	JPMCB	First Stamford Place	Springing	Yes	No	54,800,000	109,200,000	164,000,000	No	Yes	Mezzanine Loan	16,000,000	6.25000	180,000,000	1.73	63.2%
7	JPMCB	521-523 East 72nd Street	Springing	Yes	Yes	50,000,000	35,000,000	85,000,000	Yes	No	Permitted Mezzanine	NAP	NAP	85,000,000	1.93	59.0%
8	JPMCB	Gateway Net Lease Portfolio	Springing	Yes	No	50,000,000	303,000,000	353,000,000	No	Yes	B-Note	170,000,000	5.40000	523,000,000	2.04	66.6%
8.01	JPMCB	BAE Facility													2.04	66.6%
8.02	JPMCB	FedEx Ground (Stratford)													2.04	66.6%
8.03	JPMCB	FedEx (Baltimore)													2.04	66.6%
8.04	JPMCB	Harman Becker													2.04	66.6%
8.05	JPMCB	GE Aviation (Lafayette)													2.04	66.6%
8.06	JPMCB	GoDaddy													2.04	66.6%
8.07	JPMCB	Carrier													2.04	66.6%
8.08	JPMCB	Emerus													2.04	66.6%
8.09	JPMCB	Cardinal Health													2.04	66.6%
8.10	JPMCB	Tyco Electronics													2.04	66.6%
8.11	JPMCB	FCA/Caterpillar													2.04	66.6%
8.12	JPMCB	FedEx Ground (Staunton)													2.04	66.6%
8.13	JPMCB	Quad Packaging (Proteus) - Franklin Business Park													2.04	66.6%
8.14	JPMCB	Quad Packaging (Transpak) - Franklin Business Park													2.04	66.6%
8.15	JPMCB	T-Mobile Call Center													2.04	66.6%
8.16	JPMCB	Sikorsky Aircraft R&D Facility													2.04	66.6%
8.17	JPMCB	Vatterott College													2.04	66.6%
8.18	JPMCB	Comcast													2.04	66.6%
8.19	JPMCB	Alfa Laval Plant													2.04	66.6%
8.20	JPMCB	LKQ (New Braunfels)													2.04	66.6%
8.21	JPMCB	Hitachi													2.04	66.6%
8.22	JPMCB	Cameron International													2.04	66.6%
8.23	JPMCB	Alliance Data Systems Office													2.04	66.6%
8.24	JPMCB	Synchrony Financial													2.04	66.6%
8.25	JPMCB	Baxalta (Barry Pointe)													2.04	66.6%
8.26	JPMCB	Baxalta (Casselberry)													2.04	66.6%
8.27	JPMCB	Baxalta (Mounds View)													2.04	66.6%
8.28	JPMCB	Baxalta (Grand Rapids)													2.04	66.6%
8.29	JPMCB	Gerdau													2.04	66.6%
8.30	JPMCB	Baxalta (Wausau)													2.04	66.6%
8.31	JPMCB	Baxalta (Springfield)													2.04	66.6%
8.32	JPMCB	LKQ (Salisbury)													2.04	66.6%
8.33	JPMCB	Baxalta (Ankeny)													2.04	66.6%
8.34	JPMCB	H&E Equipment Services (San Antonio)													2.04	66.6%
8.35	JPMCB	H&E Equipment Services (New Orleans)													2.04	66.6%
8.36	JPMCB	GE Aviation (Pompano)													2.04	66.6%
8.37	JPMCB	Saint-Gobain Warehouse													2.04	66.6%
8.38	JPMCB	H&E Equipment Services (Columbia)													2.04	66.6%
8.39	JPMCB	H&E Equipment Services (Yukon)													2.04	66.6%
8.40	JPMCB	LKQ (Toledo)													2.04	66.6%
8.41	JPMCB	H&E Equipment Services (Greer)													2.04	66.6%
9	JPMCB	Starwood Capital Group Hotel Portfolio	Springing	Yes	No	46,817,500	530,452,500	577,270,000	Yes	No	Permitted Mezzanine	NAP	NAP	577,270,000	2.72	60.4%
9.01	JPMCB	Larkspur Landing Sunnyvale													2.72	60.4%
9.02	JPMCB	Larkspur Landing Milpitas													2.72	60.4%
9.03	JPMCB	Larkspur Landing Campbell													2.72	60.4%
9.04	JPMCB	Larkspur Landing San Francisco													2.72	60.4%

 A-1-31

ANNEX A-1

				Pari Passu Debt					Additional Debt(27)					Total Debt
			Cash Management(25)		Pari Passu	Pari Passu	Pari Passu	Total Cut-off				Additional			Total Debt
				Pari Passu	Note Control	Piece In Trust	Piece Non Trust	Date Pari	Addit Debt	Addit Debt	Additional	Debt Cut off	Additional Debt	Total Debt	UW NCF	Total Debt
Loan #	Seller(1)	Property Name		(Y/N)	(Y/N)(26)	Cut-Off Balance	Cut-Off Balance	Passu Debt	Permitted (Y/N)	Exist (Y/N)	Debt Type(s)	Date Balance	Interest Rate	Cut-off Balance	DSCR	Current LTV %
9.05	JPMCB	Larkspur Landing Pleasanton													2.72	60.4%
9.06	JPMCB	Larkspur Landing Bellevue													2.72	60.4%
9.07	JPMCB	Larkspur Landing Sacramento													2.72	60.4%
9.08	JPMCB	Hampton Inn Ann Arbor North													2.72	60.4%
9.09	JPMCB	Larkspur Landing Hillsboro													2.72	60.4%
9.10	JPMCB	Larkspur Landing Renton													2.72	60.4%
9.11	JPMCB	Holiday Inn Arlington Northeast Rangers Ballpark													2.72	60.4%
9.12	JPMCB	Residence Inn Toledo Maumee													2.72	60.4%
9.13	JPMCB	Residence Inn Williamsburg													2.72	60.4%
9.14	JPMCB	Hampton Inn Suites Waco South													2.72	60.4%
9.15	JPMCB	Holiday Inn Louisville Airport Fair Expo													2.72	60.4%
9.16	JPMCB	Courtyard Tyler													2.72	60.4%
9.17	JPMCB	Hilton Garden Inn Edison Raritan Center													2.72	60.4%
9.18	JPMCB	Hilton Garden Inn St Paul Oakdale													2.72	60.4%
9.19	JPMCB	Residence Inn Grand Rapids West													2.72	60.4%
9.20	JPMCB	Peoria, AZ Residence Inn													2.72	60.4%
9.21	JPMCB	Hampton Inn Suites Bloomington Normal													2.72	60.4%
9.22	JPMCB	Courtyard Chico													2.72	60.4%
9.23	JPMCB	Hampton Inn Suites Kokomo													2.72	60.4%
9.24	JPMCB	Hampton Inn Suites South Bend													2.72	60.4%
9.25	JPMCB	Courtyard Wichita Falls													2.72	60.4%
9.26	JPMCB	Hampton Inn Morehead													2.72	60.4%
9.27	JPMCB	Residence Inn Chico													2.72	60.4%
9.28	JPMCB	Courtyard Lufkin													2.72	60.4%
9.29	JPMCB	Hampton Inn Carlisle													2.72	60.4%
9.30	JPMCB	Springhill Suites Williamsburg													2.72	60.4%
9.31	JPMCB	Fairfield Inn Bloomington													2.72	60.4%
9.32	JPMCB	Waco Residence Inn													2.72	60.4%
9.33	JPMCB	Holiday Inn Express Fishers													2.72	60.4%
9.34	JPMCB	Larkspur Landing Folsom													2.72	60.4%
9.35	JPMCB	Springhill Suites Chicago Naperville Warrenville													2.72	60.4%
9.36	JPMCB	Holiday Inn Express & Suites Paris													2.72	60.4%
9.37	JPMCB	Toledo Homewood Suites													2.72	60.4%
9.38	JPMCB	Grand Rapids Homewood Suites													2.72	60.4%
9.39	JPMCB	Cheyenne Fairfield Inn and Suites													2.72	60.4%
9.40	JPMCB	Fairfield Inn Laurel													2.72	60.4%
9.41	JPMCB	Courtyard Akron Stow													2.72	60.4%
9.42	JPMCB	Larkspur Landing Roseville													2.72	60.4%
9.43	JPMCB	Towneplace Suites Bloomington													2.72	60.4%
9.44	JPMCB	Hampton Inn Danville													2.72	60.4%
9.45	JPMCB	Holiday Inn Norwich													2.72	60.4%
9.46	JPMCB	Hampton Inn Suites Longview North													2.72	60.4%
9.47	JPMCB	Springhill Suites Peoria Westlake													2.72	60.4%
9.48	JPMCB	Hampton Inn Suites Buda													2.72	60.4%
9.49	JPMCB	Shawnee Hampton Inn													2.72	60.4%
9.50	JPMCB	Racine Fairfield Inn													2.72	60.4%
9.51	JPMCB	Hampton Inn Selinsgrove Shamokin Dam													2.72	60.4%
9.52	JPMCB	Holiday Inn Express & Suites Terrell													2.72	60.4%
9.53	JPMCB	Westchase Homewood Suites													2.72	60.4%
9.54	JPMCB	Holiday Inn Express & Suites Tyler South													2.72	60.4%
9.55	JPMCB	Holiday Inn Express & Suites Huntsville													2.72	60.4%
9.56	JPMCB	Hampton Inn Sweetwater													2.72	60.4%
9.57	JPMCB	Comfort Suites Buda Austin South													2.72	60.4%
9.58	JPMCB	Fairfield Inn & Suites Weatherford													2.72	60.4%
9.59	JPMCB	Holiday Inn Express & Suites Altus													2.72	60.4%
9.60	JPMCB	Comfort Inn & Suites Paris													2.72	60.4%
9.61	JPMCB	Hampton Inn Suites Decatur													2.72	60.4%
9.62	JPMCB	Holiday Inn Express & Suites Texarkana East													2.72	60.4%
9.63	JPMCB	Mankato Fairfield Inn													2.72	60.4%
9.64	JPMCB	Candlewood Suites Texarkana													2.72	60.4%
9.65	JPMCB	Country Inn & Suites Houston Intercontinental Airport East													2.72	60.4%
10	GACC	General Motors Building	Springing	Yes	No	45,200,000	1,424,800,000	1,470,000,000	No	Yes	B-Note	830,000,000	3.43000	2,300,000,000	2.77	47.9%
11	GACC	IRG Portfolio	Springing	Yes	Yes	44,890,511	27,433,090	72,323,602	No	No	NAP	NAP	NAP	72,323,602	1.46	68.9%
11.01	GACC	HBP Euclid													1.46	68.9%
11.02	GACC	LMA Massillon & Building E													1.46	68.9%
11.03	GACC	LMA Building D													1.46	68.9%
11.04	GACC	NRR Commerce													1.46	68.9%
11.05	GACC	Rockside Commerce													1.46	68.9%
12	JPMCB	Villas at San Gabriel	Springing	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP
13	JPMCB	150 Blackstone River Road	In Place	No	NAP	NAP	NAP	NAP	No	Yes	Mezzanine Loan	7,000,000	8.50000	42,000,000	1.37	70.0%
14	GACC	Sheraton DFW	Springing	No	NAP	NAP	NAP	NAP	No	Yes	Mezzanine Loan	4,500,000	11.00000	38,415,785	1.77	83.5%
15	JPMCB	245 Park Avenue	Springing	Yes	No	32,000,000	1,048,000,000	1,080,000,000	No	Yes	Mezzanine Loans (568,000,000)/Subordinate Debt (120,000,000)	688,000,000	5.28990	1,768,000,000	1.42	80.0%
16	GACC	Walgreens Witkoff Portfolio	In Place	Yes	Yes	32,000,000	16,150,000	48,150,000	No	No	NAP	NAP	NAP	48,150,000	1.10	78.3%
16.01	GACC	Worcester													1.10	78.3%
16.02	GACC	New Bedford													1.10	78.3%
16.03	GACC	Staten Island													1.10	78.3%
16.04	GACC	Windham													1.10	78.3%
16.05	GACC	Yarmouth													1.10	78.3%
16.06	GACC	Hampstead													1.10	78.3%
16.07	GACC	Woodbury													1.10	78.3%
17	GACC	Preston Plaza	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP
18	GACC	Capital Centers II & III	Springing	Yes	Yes	26,928,867	21,443,357	48,372,224	No	No	NAP	NAP	NAP	48,372,224	1.74	68.8%
18.01	GACC	Capital Center II													1.74	68.8%
18.02	GACC	Capital Center III													1.74	68.8%
19	GACC	Lightstone Portfolio	Springing	Yes	No	25,000,000	40,000,000	65,000,000	No	No	NAP	NAP	NAP	65,000,000	2.13	61.6%
19.01	GACC	Hampton Inn & Suites Ft. Myers Beach													2.13	61.6%
19.02	GACC	aloft Rogers Bentonville													2.13	61.6%
19.03	GACC	Residence Inn Baton Rouge Siegen Lane													2.13	61.6%
19.04	GACC	Courtyard Baton Rouge Siegen Lane													2.13	61.6%
19.05	GACC	TownePlace Suites New Orleans Metairie													2.13	61.6%
19.06	GACC	Fairfield Inn & Suites Jonesboro													2.13	61.6%
19.07	GACC	TownePlace Suites Fayetteville North Springdale													2.13	61.6%
20	GACC	18301 Von Karman	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP
21	JPMCB	Fullerton Plaza	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP
22	JPMCB	Torre Plaza	In Place	Yes	No	20,000,000	25,000,000	45,000,000	No	No	NAP	NAP	NAP	45,000,000	2.20	66.5%

 A-1-32

ANNEX A-1

				Pari Passu Debt					Additional Debt(27)					Total Debt
			Cash Management(25)		Pari Passu	Pari Passu	Pari Passu	Total Cut-off				Additional			Total Debt
				Pari Passu	Note Control	Piece In Trust	Piece Non Trust	Date Pari	Addit Debt	Addit Debt	Additional	Debt Cut off	Additional Debt	Total Debt	UW NCF	Total Debt
Loan #	Seller(1)	Property Name		(Y/N)	(Y/N)(26)	Cut-Off Balance	Cut-Off Balance	Passu Debt	Permitted (Y/N)	Exist (Y/N)	Debt Type(s)	Date Balance	Interest Rate	Cut-off Balance	DSCR	Current LTV %
23	GACC	Covance Business Center	Springing	Yes	Yes	15,185,000	10,000,000	25,185,000	No	No	NAP	NAP	NAP	25,185,000	1.56	73.0%
24	GACC	Best Western Plus Truckee	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP
25	GACC	18401 Von Karman	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP
26	JPMCB	Staybridge Suites St. Petersburg	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP
27	JPMCB	Mural Lofts	Springing	No	NAP	NAP	NAP	NAP	No	Yes	B-Note	4,000,000	8.95000	16,500,000	1.10	77.5%
28	GACC	EIP Logistics Portfolio	Springing	Yes	No	12,000,000	29,000,000	41,000,000	No	No	NAP	NAP	NAP	41,000,000	1.37	70.8%
28.01	GACC	Mercury Paper, Inc.													1.37	70.8%
28.02	GACC	Precision Park													1.37	70.8%
29	GACC	Haggen Food & Pharmacy	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP
30	JPMCB	Home2 Suites Amarillo	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP
31	JPMCB	Hampton Inn & Suites Rome	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP
32	JPMCB	Preston Trail Atrium	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP
33	GACC	CVS New Orleans	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP
34	GACC	Bay Bridge Industrial Center	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP
35	JPMCB	Bank of America Building	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP
36	GACC	Wells Fargo Financial Center	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP
37	GACC	1250 Mockingbird	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP
38	JPMCB	The Grove at 43rd Apartments	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP
39	GACC	Brittmoore Industrial Park	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP
40	GACC	11th & Kissling	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP
41	GACC	PPHC Manufacturing Facility	In Place	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP

 A-1-33

ANNEX A-1

			Total Debt	HOTEL OPERATING STATISTICS
			Total Debt
			UW NOI	2014	2014	2014	2015	2015	2015	2016	2016	2016	Most Recent	Most Recent	Most Recent	UW	UW	UW
Loan #	Seller(1)	Property Name	Debt Yield %	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Loan #
1	GACC	Moffett Place Building 4	6.9%																1
2	GACC	U-Haul SAC Portfolios 14, 15, 17	10.2%																2
2.01	GACC	U-Haul of Medford	10.2%																2.01
2.02	GACC	U-Haul Center of Salisbury	10.2%																2.02
2.03	GACC	U-Haul Center North Rancho	10.2%																2.03
2.04	GACC	U-Haul Lincoln Park	10.2%																2.04
2.05	GACC	U-Haul of Inwood	10.2%																2.05
2.06	GACC	U-Haul Ctr Albany	10.2%																2.06
2.07	GACC	U-Haul Storage Black Rock	10.2%																2.07
2.08	GACC	U-Haul Center of Rockville	10.2%																2.08
2.09	GACC	U-Haul Storage Ivar Avenue	10.2%																2.09
2.10	GACC	U-Haul Center of Round Rock	10.2%																2.10
2.11	GACC	U-Haul Storage Glendora	10.2%																2.11
2.12	GACC	U-Haul Center Texas Avenue	10.2%																2.12
2.13	GACC	U-Haul Storage Tarrant Road	10.2%																2.13
2.14	GACC	U-Haul Storage Hulen	10.2%																2.14
2.15	GACC	U-Haul Ctr Beaumont	10.2%																2.15
2.16	GACC	U-Haul Storage Waxahachie	10.2%																2.16
2.17	GACC	U-Haul Center of Olathe	10.2%																2.17
2.18	GACC	U-Haul Kings Highway	10.2%																2.18
2.19	GACC	U-Haul Storage I-30	10.2%																2.19
2.20	GACC	U-Haul Storage Laurelwood	10.2%																2.20
2.21	GACC	U-Haul Ctr Downtown	10.2%																2.21
2.22	GACC	U-Haul Storage Business Avenue	10.2%																2.22
3	JPMCB	Station Place III	11.9%																3
4	JPMCB	Treeview Industrial Portfolio	9.2%																4
4.01	JPMCB	Eastgate	9.2%																4.01
4.02	JPMCB	1405 Worldwide	9.2%																4.02
4.03	JPMCB	1200 Worldwide	9.2%																4.03
4.04	JPMCB	Landmark	9.2%																4.04
4.05	JPMCB	100 Corporate Lakes	9.2%																4.05
4.06	JPMCB	Design Road	9.2%																4.06
4.07	JPMCB	2055 Global Way	9.2%																4.07
4.08	JPMCB	Sabre Street	9.2%																4.08
4.09	JPMCB	2205 Global Way	9.2%																4.09
4.10	JPMCB	1280 Corporate Lakes	9.2%																4.10
4.11	JPMCB	11 Boulden Circle	9.2%																4.11
4.12	JPMCB	1300 Corporate Lakes	9.2%																4.12
4.13	JPMCB	7 Boulden Circle	9.2%																4.13
4.14	JPMCB	2 Boulden Circle	9.2%																4.14
5	GACC	AHIP Northeast Portfolio I	14.0%	77.1%	121.55	93.73	80.8%	125.84	101.67	84.0%	127.16	106.80	84.0%	127.47	107.02	82.4%	126.66	104.34	5
5.01	GACC	Hilton Garden Inn - Baltimore White Marsh	14.0%	71.3%	123.70	88.14	78.0%	130.77	101.97	81.4%	132.73	108.10	82.2%	131.53	108.13	80.1%	131.14	105.04	5.01
5.02	GACC	Homewood Suites - Allentown West Fogelsville	14.0%	85.8%	118.92	102.04	87.7%	126.15	110.64	90.3%	132.12	119.25	89.1%	133.67	119.10	88.4%	129.91	114.84	5.02
5.03	GACC	Courtyard by Marriott - Wall at Monmouth Shores	14.0%	71.9%	123.67	88.91	76.1%	127.49	97.00	79.1%	130.33	103.06	78.7%	130.61	102.84	77.4%	129.05	99.90	5.03
5.04	GACC	SpringHill Suites - Arundel Mills BWI Airport	14.0%	80.8%	119.49	96.55	83.1%	120.93	100.53	86.2%	116.05	100.03	85.9%	115.75	99.45	84.5%	118.35	100.03	5.04
5.05	GACC	Homewood Suites - Dover Rockaway	14.0%	77.9%	122.10	95.15	80.1%	122.98	98.51	83.9%	124.46	104.42	84.5%	126.35	106.70	82.3%	124.67	102.57	5.05
6	JPMCB	First Stamford Place	11.5%																6
7	JPMCB	521-523 East 72nd Street	7.8%																7
8	JPMCB	Gateway Net Lease Portfolio	9.5%																8
8.01	JPMCB	BAE Facility	9.5%																8.01
8.02	JPMCB	FedEx Ground (Stratford)	9.5%																8.02
8.03	JPMCB	FedEx (Baltimore)	9.5%																8.03
8.04	JPMCB	Harman Becker	9.5%																8.04
8.05	JPMCB	GE Aviation (Lafayette)	9.5%																8.05
8.06	JPMCB	GoDaddy	9.5%																8.06
8.07	JPMCB	Carrier	9.5%																8.07
8.08	JPMCB	Emerus	9.5%																8.08
8.09	JPMCB	Cardinal Health	9.5%																8.09
8.10	JPMCB	Tyco Electronics	9.5%																8.10
8.11	JPMCB	FCA/Caterpillar	9.5%																8.11
8.12	JPMCB	FedEx Ground (Staunton)	9.5%																8.12
8.13	JPMCB	Quad Packaging (Proteus) - Franklin Business Park	9.5%																8.13
8.14	JPMCB	Quad Packaging (Transpak) - Franklin Business Park	9.5%																8.14
8.15	JPMCB	T-Mobile Call Center	9.5%																8.15
8.16	JPMCB	Sikorsky Aircraft R&D Facility	9.5%																8.16
8.17	JPMCB	Vatterott College	9.5%																8.17
8.18	JPMCB	Comcast	9.5%																8.18
8.19	JPMCB	Alfa Laval Plant	9.5%																8.19
8.20	JPMCB	LKQ (New Braunfels)	9.5%																8.20
8.21	JPMCB	Hitachi	9.5%																8.21
8.22	JPMCB	Cameron International	9.5%																8.22
8.23	JPMCB	Alliance Data Systems Office	9.5%																8.23
8.24	JPMCB	Synchrony Financial	9.5%																8.24
8.25	JPMCB	Baxalta (Barry Pointe)	9.5%																8.25
8.26	JPMCB	Baxalta (Casselberry)	9.5%																8.26
8.27	JPMCB	Baxalta (Mounds View)	9.5%																8.27
8.28	JPMCB	Baxalta (Grand Rapids)	9.5%																8.28
8.29	JPMCB	Gerdau	9.5%																8.29
8.30	JPMCB	Baxalta (Wausau)	9.5%																8.30
8.31	JPMCB	Baxalta (Springfield)	9.5%																8.31
8.32	JPMCB	LKQ (Salisbury)	9.5%																8.32
8.33	JPMCB	Baxalta (Ankeny)	9.5%																8.33
8.34	JPMCB	H&E Equipment Services (San Antonio)	9.5%																8.34
8.35	JPMCB	H&E Equipment Services (New Orleans)	9.5%																8.35
8.36	JPMCB	GE Aviation (Pompano)	9.5%																8.36
8.37	JPMCB	Saint-Gobain Warehouse	9.5%																8.37
8.38	JPMCB	H&E Equipment Services (Columbia)	9.5%																8.38
8.39	JPMCB	H&E Equipment Services (Yukon)	9.5%																8.39
8.40	JPMCB	LKQ (Toledo)	9.5%																8.40
8.41	JPMCB	H&E Equipment Services (Greer)	9.5%																8.41
9	JPMCB	Starwood Capital Group Hotel Portfolio	12.4%	73.7%	112.28	82.80	74.8%	116.76	87.29	74.7%	119.48	89.23	74.6%	119.07	88.81	74.6%	118.83	88.67	9
9.01	JPMCB	Larkspur Landing Sunnyvale	12.4%	87.2%	162.16	141.34	88.5%	179.70	158.96	84.9%	197.69	167.79	83.8%	199.55	167.27	83.8%	199.55	167.27	9.01
9.02	JPMCB	Larkspur Landing Milpitas	12.4%	88.9%	135.66	120.55	87.7%	157.13	137.80	86.2%	171.70	148.04	85.7%	172.92	148.13	85.7%	172.92	148.13	9.02
9.03	JPMCB	Larkspur Landing Campbell	12.4%	85.6%	139.34	119.29	88.3%	154.90	136.80	86.5%	167.19	144.58	84.3%	166.46	140.39	84.3%	166.46	140.39	9.03
9.04	JPMCB	Larkspur Landing San Francisco	12.4%	83.2%	152.77	127.14	89.5%	159.49	142.80	86.6%	166.87	144.45	84.9%	164.49	139.70	84.9%	164.49	139.70	9.04

 A-1-34

ANNEX A-1

			Total Debt	HOTEL OPERATING STATISTICS
			Total Debt
			UW NOI	2014	2014	2014	2015	2015	2015	2016	2016	2016	Most Recent	Most Recent	Most Recent	UW	UW	UW
Loan #	Seller(1)	Property Name	Debt Yield %	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Loan #
9.05	JPMCB	Larkspur Landing Pleasanton	12.4%	83.4%	108.10	90.12	85.4%	125.20	106.98	84.3%	137.65	116.11	82.9%	137.21	113.71	82.9%	137.21	113.71	9.05
9.06	JPMCB	Larkspur Landing Bellevue	12.4%	80.6%	114.57	92.37	81.8%	122.12	99.93	78.5%	129.69	101.77	78.8%	128.35	101.18	78.8%	128.35	101.18	9.06
9.07	JPMCB	Larkspur Landing Sacramento	12.4%	81.3%	107.26	87.15	82.1%	111.13	91.25	82.7%	110.53	91.41	83.0%	110.73	91.90	83.0%	110.73	91.90	9.07
9.08	JPMCB	Hampton Inn Ann Arbor North	12.4%	78.4%	125.10	98.08	75.0%	130.36	97.72	75.9%	136.29	103.44	73.9%	136.53	100.96	73.9%	136.53	100.96	9.08
9.09	JPMCB	Larkspur Landing Hillsboro	12.4%	70.6%	105.54	74.53	77.5%	109.87	85.10	76.2%	114.55	87.32	74.1%	115.72	85.79	74.1%	115.72	85.79	9.09
9.10	JPMCB	Larkspur Landing Renton	12.4%	81.9%	103.92	85.11	80.4%	114.37	91.99	79.4%	116.22	92.30	80.3%	117.03	93.97	80.3%	117.03	93.97	9.10
9.11	JPMCB	Holiday Inn Arlington Northeast Rangers Ballpark	12.4%	69.8%	111.45	77.85	75.0%	115.49	86.64	76.4%	116.90	89.34	78.3%	115.33	90.31	78.3%	115.33	90.31	9.11
9.12	JPMCB	Residence Inn Toledo Maumee	12.4%	84.4%	117.89	99.44	79.9%	120.41	96.24	80.4%	122.83	98.78	81.7%	123.56	101.00	81.7%	123.56	101.00	9.12
9.13	JPMCB	Residence Inn Williamsburg	12.4%	69.6%	126.36	87.99	71.4%	127.00	90.74	74.8%	134.93	100.88	73.0%	133.55	97.54	73.0%	133.55	97.54	9.13
9.14	JPMCB	Hampton Inn Suites Waco South	12.4%	77.1%	113.39	87.39	79.3%	116.45	92.40	78.5%	119.42	93.74	77.7%	120.72	93.84	77.7%	120.72	93.84	9.14
9.15	JPMCB	Holiday Inn Louisville Airport Fair Expo	12.4%	73.1%	118.24	86.42	77.6%	126.05	97.86	74.5%	136.79	101.84	72.9%	135.94	99.11	72.9%	135.94	99.11	9.15
9.16	JPMCB	Courtyard Tyler	12.4%	71.0%	117.53	83.49	64.3%	119.42	76.74	60.2%	107.94	65.03	58.8%	107.32	63.11	58.8%	107.32	63.11	9.16
9.17	JPMCB	Hilton Garden Inn Edison Raritan Center	12.4%	69.9%	115.60	80.78	76.7%	121.63	93.29	76.0%	128.01	97.32	78.1%	126.40	98.76	78.1%	126.40	98.76	9.17
9.18	JPMCB	Hilton Garden Inn St Paul Oakdale	12.4%	78.5%	124.15	97.41	80.7%	127.55	102.97	80.8%	134.69	108.78	80.0%	134.01	107.19	80.0%	134.01	107.19	9.18
9.19	JPMCB	Residence Inn Grand Rapids West	12.4%	77.8%	114.12	88.82	75.6%	122.15	92.29	77.9%	127.84	99.60	72.6%	129.34	93.96	72.6%	129.34	93.96	9.19
9.20	JPMCB	Peoria, AZ Residence Inn	12.4%	86.3%	104.20	89.89	84.6%	112.87	95.52	81.2%	121.31	98.45	80.8%	120.72	97.54	80.8%	120.72	97.54	9.20
9.21	JPMCB	Hampton Inn Suites Bloomington Normal	12.4%	67.4%	120.58	81.28	73.8%	115.52	85.27	70.9%	111.80	79.30	70.8%	111.57	78.95	70.8%	111.57	78.95	9.21
9.22	JPMCB	Courtyard Chico	12.4%	81.3%	108.81	88.47	75.4%	121.67	91.71	84.8%	127.41	108.09	84.6%	129.64	109.64	84.6%	129.64	109.64	9.22
9.23	JPMCB	Hampton Inn Suites Kokomo	12.4%	79.3%	111.70	88.60	77.8%	116.99	91.02	78.9%	121.85	96.18	77.9%	121.77	94.88	77.9%	121.77	94.88	9.23
9.24	JPMCB	Hampton Inn Suites South Bend	12.4%	65.6%	123.96	81.34	63.8%	124.82	79.64	69.1%	126.33	87.25	69.9%	126.11	88.19	69.9%	126.11	88.19	9.24
9.25	JPMCB	Courtyard Wichita Falls	12.4%	70.7%	104.36	73.80	72.4%	108.93	78.89	73.9%	111.24	82.18	77.4%	109.53	84.74	77.4%	109.53	84.74	9.25
9.26	JPMCB	Hampton Inn Morehead	12.4%	64.4%	105.89	68.20	60.7%	111.29	67.53	65.2%	109.84	71.60	66.6%	108.23	72.10	66.6%	108.23	72.10	9.26
9.27	JPMCB	Residence Inn Chico	12.4%	81.6%	106.47	86.84	86.6%	120.75	104.58	86.6%	129.06	111.80	88.0%	129.19	113.64	88.0%	129.19	113.64	9.27
9.28	JPMCB	Courtyard Lufkin	12.4%	72.8%	105.10	76.47	74.8%	111.11	83.10	67.7%	106.19	71.94	64.9%	104.79	68.01	64.9%	104.79	68.01	9.28
9.29	JPMCB	Hampton Inn Carlisle	12.4%	72.5%	125.07	90.63	77.5%	124.63	96.57	77.7%	126.65	98.42	76.1%	126.65	96.34	76.1%	126.65	96.34	9.29
9.30	JPMCB	Springhill Suites Williamsburg	12.4%	68.2%	102.55	69.89	69.5%	104.07	72.32	71.9%	107.72	77.49	71.7%	105.82	75.89	71.7%	105.82	75.89	9.30
9.31	JPMCB	Fairfield Inn Bloomington	12.4%	60.5%	100.40	60.74	61.3%	94.16	57.69	84.4%	90.65	76.55	87.1%	89.99	78.38	87.1%	89.99	78.38	9.31
9.32	JPMCB	Waco Residence Inn	12.4%	78.5%	116.05	91.07	84.9%	119.31	101.24	82.7%	130.33	107.73	82.0%	132.95	108.98	82.0%	132.95	108.98	9.32
9.33	JPMCB	Holiday Inn Express Fishers	12.4%	59.3%	106.29	63.05	61.5%	109.46	67.36	65.7%	112.09	73.61	67.1%	111.18	74.59	67.1%	111.18	74.59	9.33
9.34	JPMCB	Larkspur Landing Folsom	12.4%	78.5%	107.46	84.41	85.0%	108.44	92.17	85.4%	108.82	92.96	86.4%	107.99	93.35	86.4%	107.99	93.35	9.34
9.35	JPMCB	Springhill Suites Chicago Naperville Warrenville	12.4%	67.2%	99.41	66.77	69.1%	101.39	70.07	66.0%	101.84	67.21	67.1%	102.88	69.04	66.9%	102.88	68.85	9.35
9.36	JPMCB	Holiday Inn Express & Suites Paris	12.4%	69.6%	99.50	69.21	69.6%	104.51	72.69	72.5%	103.96	75.34	72.6%	104.27	75.65	72.6%	104.27	75.65	9.36
9.37	JPMCB	Toledo Homewood Suites	12.4%	78.3%	113.34	88.78	80.3%	111.83	89.76	82.0%	120.93	99.14	82.2%	123.31	101.33	82.2%	123.31	101.33	9.37
9.38	JPMCB	Grand Rapids Homewood Suites	12.4%	84.2%	108.27	91.17	88.6%	119.59	105.93	86.9%	123.19	107.09	84.1%	124.56	104.80	84.1%	124.56	104.80	9.38
9.39	JPMCB	Cheyenne Fairfield Inn and Suites	12.4%	86.1%	119.16	102.65	80.1%	123.44	98.83	77.3%	120.66	93.31	74.6%	118.88	88.74	74.6%	118.88	88.74	9.39
9.40	JPMCB	Fairfield Inn Laurel	12.4%	71.0%	96.49	68.52	76.0%	97.56	74.15	78.2%	97.20	76.01	79.9%	97.48	77.87	79.9%	97.48	77.87	9.40
9.41	JPMCB	Courtyard Akron Stow	12.4%	75.7%	115.07	87.06	72.8%	116.95	85.16	69.2%	118.60	82.05	65.9%	118.14	77.88	65.9%	118.14	77.88	9.41
9.42	JPMCB	Larkspur Landing Roseville	12.4%	79.1%	94.06	74.39	80.6%	103.26	83.26	78.2%	105.46	82.44	79.5%	106.46	84.60	79.5%	106.46	84.60	9.42
9.43	JPMCB	Towneplace Suites Bloomington	12.4%	70.9%	93.84	66.52	72.6%	89.93	65.27	85.8%	89.97	77.20	89.1%	90.13	80.30	89.1%	90.13	80.30	9.43
9.44	JPMCB	Hampton Inn Danville	12.4%	73.1%	121.35	88.66	72.0%	122.36	88.07	77.7%	124.08	96.44	80.0%	124.27	99.39	80.0%	124.27	99.39	9.44
9.45	JPMCB	Holiday Inn Norwich	12.4%	50.5%	122.68	61.92	53.1%	123.41	65.50	57.2%	130.53	74.61	56.7%	131.41	74.49	56.7%	131.41	74.49	9.45
9.46	JPMCB	Hampton Inn Suites Longview North	12.4%	77.9%	119.20	92.84	73.8%	121.91	90.02	63.1%	109.81	69.28	63.8%	106.52	67.99	63.8%	106.52	67.99	9.46
9.47	JPMCB	Springhill Suites Peoria Westlake	12.4%	68.4%	104.98	71.84	64.6%	105.89	68.38	60.5%	102.23	61.81	63.3%	100.19	63.47	63.3%	100.19	63.47	9.47
9.48	JPMCB	Hampton Inn Suites Buda	12.4%	80.5%	113.92	91.76	81.1%	126.29	102.38	74.3%	131.43	97.64	74.5%	128.83	95.97	74.5%	128.83	95.97	9.48
9.49	JPMCB	Shawnee Hampton Inn	12.4%	76.0%	106.65	81.08	75.6%	104.80	79.21	76.7%	106.41	81.65	77.6%	105.70	81.98	77.6%	105.70	81.98	9.49
9.50	JPMCB	Racine Fairfield Inn	12.4%	69.4%	101.79	70.63	72.1%	105.40	76.02	67.9%	115.33	78.36	68.6%	115.68	79.34	68.6%	115.68	79.34	9.50
9.51	JPMCB	Hampton Inn Selinsgrove Shamokin Dam	12.4%	68.7%	112.08	76.96	69.1%	113.85	78.65	73.4%	115.75	84.98	75.6%	117.11	88.57	75.6%	117.11	88.57	9.51
9.52	JPMCB	Holiday Inn Express & Suites Terrell	12.4%	75.2%	99.87	75.06	81.7%	97.79	79.93	82.1%	102.53	84.22	84.0%	102.02	85.71	84.0%	102.02	85.71	9.52
9.53	JPMCB	Westchase Homewood Suites	12.4%	80.1%	154.38	123.61	82.1%	149.62	122.91	68.0%	132.38	90.03	63.4%	131.07	83.14	63.6%	131.07	83.37	9.53
9.54	JPMCB	Holiday Inn Express & Suites Tyler South	12.4%	75.1%	108.96	81.78	62.2%	107.69	66.96	62.8%	100.00	62.82	65.9%	98.22	64.70	65.9%	98.22	64.70	9.54
9.55	JPMCB	Holiday Inn Express & Suites Huntsville	12.4%	89.2%	122.71	109.46	77.0%	129.06	99.34	64.7%	115.31	74.55	65.5%	111.81	73.27	65.5%	111.81	73.27	9.55
9.56	JPMCB	Hampton Inn Sweetwater	12.4%	81.2%	106.34	86.30	74.2%	101.47	75.33	67.3%	96.20	64.79	62.9%	94.90	59.73	62.9%	94.90	59.73	9.56
9.57	JPMCB	Comfort Suites Buda Austin South	12.4%	70.3%	95.32	66.97	77.5%	95.88	74.31	75.6%	99.48	75.24	76.8%	98.28	75.46	76.8%	98.28	75.46	9.57
9.58	JPMCB	Fairfield Inn & Suites Weatherford	12.4%	54.3%	74.72	40.57	58.3%	78.26	45.61	58.8%	81.60	47.96	63.4%	81.60	51.72	63.4%	81.60	51.72	9.58
9.59	JPMCB	Holiday Inn Express & Suites Altus	12.4%	63.2%	84.59	53.44	66.5%	79.17	52.65	68.0%	83.13	56.57	67.4%	83.76	56.47	67.4%	83.76	56.47	9.59
9.60	JPMCB	Comfort Inn & Suites Paris	12.4%	64.1%	76.85	49.30	62.9%	82.16	51.64	67.6%	83.44	56.45	67.4%	83.63	56.40	67.4%	83.63	56.40	9.60
9.61	JPMCB	Hampton Inn Suites Decatur	12.4%	69.8%	91.92	64.19	68.5%	89.41	61.28	63.9%	88.62	56.64	64.6%	88.11	56.94	64.6%	88.11	56.94	9.61
9.62	JPMCB	Holiday Inn Express & Suites Texarkana East	12.4%	55.5%	69.55	38.59	64.0%	71.83	45.94	66.1%	75.07	49.60	66.5%	75.50	50.18	66.5%	75.50	50.18	9.62
9.63	JPMCB	Mankato Fairfield Inn	12.4%	60.4%	80.09	48.35	63.7%	83.54	53.19	57.9%	91.78	53.16	58.0%	93.96	54.49	58.0%	93.96	54.49	9.63
9.64	JPMCB	Candlewood Suites Texarkana	12.4%	55.3%	53.79	29.73	66.0%	57.72	38.11	77.7%	54.39	42.25	75.0%	54.70	41.04	75.0%	54.70	41.04	9.64
9.65	JPMCB	Country Inn & Suites Houston Intercontinental Airport East	12.4%	71.5%	80.42	57.50	70.6%	83.51	59.00	70.5%	92.01	64.84	54.1%	87.69	47.48	70.6%	83.51	59.00	9.65
10	GACC	General Motors Building	9.9%																10
11	GACC	IRG Portfolio	11.0%																11
11.01	GACC	HBP Euclid	11.0%																11.01
11.02	GACC	LMA Massillon & Building E	11.0%																11.02
11.03	GACC	LMA Building D	11.0%																11.03
11.04	GACC	NRR Commerce	11.0%																11.04
11.05	GACC	Rockside Commerce	11.0%																11.05
12	JPMCB	Villas at San Gabriel	NAP																12
13	JPMCB	150 Blackstone River Road	7.9%																13
14	GACC	Sheraton DFW	13.8%				72.8%	122.49	89.11	78.8%	127.59	100.52	78.4%	129.29	101.38	78.4%	129.29	101.38	14
15	JPMCB	245 Park Avenue	6.5%																15
16	GACC	Walgreens Witkoff Portfolio	7.1%																16
16.01	GACC	Worcester	7.1%																16.01
16.02	GACC	New Bedford	7.1%																16.02
16.03	GACC	Staten Island	7.1%																16.03
16.04	GACC	Windham	7.1%																16.04
16.05	GACC	Yarmouth	7.1%																16.05
16.06	GACC	Hampstead	7.1%																16.06
16.07	GACC	Woodbury	7.1%																16.07
17	GACC	Preston Plaza	NAP																17
18	GACC	Capital Centers II & III	12.3%																18
18.01	GACC	Capital Center II	12.3%																18.01
18.02	GACC	Capital Center III	12.3%																18.02
19	GACC	Lightstone Portfolio	14.8%	68.0%	104.88	71.31	71.8%	108.66	77.98	76.0%	114.56	87.12	77.5%	115.84	89.74	73.9%	114.32	84.52	19
19.01	GACC	Hampton Inn & Suites Ft. Myers Beach	14.8%	75.8%	108.46	82.16	81.0%	119.48	96.79	78.6%	127.91	100.58	78.4%	125.72	98.55	78.0%	125.50	97.89	19.01
19.02	GACC	aloft Rogers Bentonville	14.8%	61.2%	117.23	71.79	56.4%	124.94	70.41	58.5%	128.18	75.02	58.2%	129.42	75.27	58.2%	128.51	74.74	19.02
19.03	GACC	Residence Inn Baton Rouge Siegen Lane	14.8%	62.7%	106.53	66.75	75.0%	100.28	75.22	85.7%	114.75	98.29	89.6%	119.58	107.19	79.0%	115.00	90.85	19.03
19.04	GACC	Courtyard Baton Rouge Siegen Lane	14.8%	68.5%	104.73	71.70	71.6%	105.96	75.83	80.3%	109.58	88.01	82.6%	112.56	93.01	78.0%	110.00	85.80	19.04
19.05	GACC	TownePlace Suites New Orleans Metairie	14.8%	70.9%	107.24	76.07	74.5%	109.31	81.47	81.3%	106.54	86.59	81.6%	104.42	85.15	78.0%	104.42	81.45	19.05
19.06	GACC	Fairfield Inn & Suites Jonesboro	14.8%	74.8%	96.01	71.77	76.9%	102.72	79.03	80.3%	111.67	89.67	82.3%	116.30	95.67	78.5%	115.00	90.28	19.06
19.07	GACC	TownePlace Suites Fayetteville North Springdale	14.8%	63.0%	86.50	54.48	69.5%	92.84	64.53	69.7%	101.67	70.81	72.6%	102.93	74.75	70.0%	101.00	70.70	19.07
20	GACC	18301 Von Karman	NAP																20
21	JPMCB	Fullerton Plaza	NAP																21
22	JPMCB	Torre Plaza	8.9%																22

 A-1-35

ANNEX A-1

			Total Debt	HOTEL OPERATING STATISTICS
			Total Debt
			UW NOI	2014	2014	2014	2015	2015	2015	2016	2016	2016	Most Recent	Most Recent	Most Recent	UW	UW	UW
Loan #	Seller(1)	Property Name	Debt Yield %	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Loan #
23	GACC	Covance Business Center	9.9%																23
24	GACC	Best Western Plus Truckee	NAP	40.3%	132.99	53.59	44.7%	153.40	68.57	60.6%	155.08	93.99	65.1%	155.20	100.99	65.1%	155.20	100.99	24
25	GACC	18401 Von Karman	NAP																25
26	JPMCB	Staybridge Suites St. Petersburg	NAP				80.7%	117.55	94.86	78.6%	136.82	107.61	77.3%	137.13	105.95	77.3%	137.13	105.95	26
27	JPMCB	Mural Lofts	6.8%																27
28	GACC	EIP Logistics Portfolio	10.5%																28
28.01	GACC	Mercury Paper, Inc.	10.5%																28.01
28.02	GACC	Precision Park	10.5%																28.02
29	GACC	Haggen Food & Pharmacy	NAP																29
30	JPMCB	Home2 Suites Amarillo	NAP							89.0%	108.13	96.24	89.4%	112.70	100.75	89.4%	112.70	100.75	30
31	JPMCB	Hampton Inn & Suites Rome	NAP										76.5%	128.48	98.34	76.5%	128.48	98.34	31
32	JPMCB	Preston Trail Atrium	NAP																32
33	GACC	CVS New Orleans	NAP																33
34	GACC	Bay Bridge Industrial Center	NAP																34
35	JPMCB	Bank of America Building	NAP																35
36	GACC	Wells Fargo Financial Center	NAP																36
37	GACC	1250 Mockingbird	NAP																37
38	JPMCB	The Grove at 43rd Apartments	NAP																38
39	GACC	Brittmoore Industrial Park	NAP																39
40	GACC	11th & Kissling	NAP																40
41	GACC	PPHC Manufacturing Facility	NAP																41

 A-1-36

JPMDB Commercial Mortgage Securities 2017-C7

Footnotes to Annex A-1

(1)	“JPMCB” denotes JPMorgan Chase Bank, National Association, as Mortgage Loan Seller; and “GACC” denotes German American Capital Corporation, as Mortgage Loan Seller.

With respect to Loan No. 1, Moffett Place Building 4, the whole loan was co-originated by Deutsche Bank AG, acting through its New York Branch and Wells Fargo Bank, National Association.

With respect to Loan No. 3, Station Place III, the whole loan was co-originated by JPMCB and Citi Real Estate Funding Inc.

With respect to Loan No. 6, First Stamford Place, the whole loan was co-originated by JPMCB and Wells Fargo Bank, National Association.

With respect to Loan No. 8, Gateway Net Lease Portfolio, the whole loan was co-originated by JPMCB and Bank of America, N.A.

With respect to Loan No. 9, Starwood Capital Group Hotel Portfolio, the whole loan was co-originated by JPMCB, Barclays Bank PLC, Bank of America, N.A. and Deutsche Bank AG, acting through its New York Branch.

With respect to Loan No. 10, General Motors Building, the whole loan was co-originated by Morgan Stanley Bank, N.A., Citigroup Global Markets Realty Corp., Deutsche Bank AG, acting through its New York Branch and Wells Fargo Bank, National Association.

With respect to Loan No. 15, 245 Park Avenue, the whole loan was co-originated by JPMCB, Natixis Real Estate Capital LLC, Société Générale, Deutsche Bank AG, acting through its New York Branch and Barclays Bank PLC.

With respect to Loan No. 28, EIP Logistics Portfolio, such mortgage loan was originated by and acquired from Cantor Commercial Real Estate Lending, L.P.

With respect to Loan No. 33, CVS New Orleans, such mortgage loan was originated by and acquired from Cantor Commercial Real Estate Lending, L.P.

With respect to Loan No. 40, 11th & Kissling, such mortgage loan was originated by and acquired from Cantor Commercial Real Estate Lending, L.P.

(2)	Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 7, 521-523 East 72nd Street, the mortgaged property includes a total of 99,316 square feet of rentable area, which consists of 90,609 square feet of medical office space, 8,207 square feet of multifamily space (consisting of 10 units) and 500 square feet of retail space. The square footage shown in Units above excludes the multifamily units.

With respect to Loan No. 21, Fullerton Plaza, McDonald’s Corporation owns its improvements but not the underlying land, which is ground leased from the borrower.

(3)	In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy. UW Revenues ($), UW NOI ($) and UW NCF ($) are generally calculated by the Mortgage Loan Seller in accordance with its underwriting guidelines. UW NOI ($) and UW NCF ($) may include contractual or market rent escalations and, in the case of certain tenants, may be based on the average rent paid by the tenant through either the term of the related lease or the mortgage loan. Please see “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information.

With respect to Loan No. 1, Moffett Place Building 4, the sole tenant at the mortgaged property, Google, is leasing the mortgaged property under a lease that commenced on August 1, 2017, but is currently building out its space and has free rent through October 2018. At origination, the borrower reserved $17,046,036 with

 A-1-37

respect to the free rent in a rent concession reserve and $13,247,677 in an outstanding tenant improvements and leasing commissions reserve.

With respect to Loan No. 3, Station Place III, the Largest Tenant, the U.S. Securities and Exchange Commission, has issued a request for proposal to lease 1,274,000 square feet of space with offers due in November 2017. If the (a) tenant does not either (i) exercise its renewal option or (ii) enter into a new lease or an amendment of the existing lease that is on substantially the same terms as those set forth in the renewal provisions in the current lease, in each case prior to 12 months prior to the expiration date of the current lease or (b) if the tenant “goes dark”, vacates or abandons 75% or more of its premises, a cash sweep event will be triggered under the loan documents.

With respect to Loan No. 6, First Stamford Place, the 3rd Largest Tenant, Partner Reinsurance Company of The U.S., has taken possession of its space but has not commenced paying rent.

With respect to Loan Nos. 8.25 and 8.26, Gateway Net Lease Portfolio – Baxalta (Barry Pointe) and Gateway Net Lease Portfolio – Baxalta (Casselberry), at origination, the borrowers were required to deposit $10,720,000 into a reserve account to be disbursed in accordance with certain conditions provided in the loan documents. The sole tenant at each such mortgaged property, Baxalta, has a signed lease but has not taken occupancy or commenced paying rent. The tenants are currently constructing their improvements and are expected to open for business in the fourth quarter of 2017.

With respect to Loan No. 10, General Motors Building, the Largest Tenant, Weil, Gotshal & Manges, has a lease for 1,890 square feet that begins in April 2018. The 4th Largest Tenant, Apple, is temporarily occupying the space expected to be occupied by Under Armour once its lease commences while the Apple cube space and expansion is under construction. Apple is obligated to vacate its temporary space by December 31, 2018 and has the right to terminate its entire lease if its space is not delivered by February 3, 2020, subject to force majeure. Apple leases 2,754 square feet of storage space through December 31, 2018 and 102,994 square feet through January 1, 2034. Apple has 17 months of free rent, equal to $9,562,500, on its 21,907 square feet of expansion space that commenced in August 2017. Under Armour has entered into a lease for approximately 2.5% of net rentable square footage at the mortgaged property, and is the 2nd largest tenant by underwritten rent (approximately 11.3% of underwritten rent), but is not yet in occupancy or required to pay rent.  Under Armour’s lease commences upon the substantial completion of the landlord’s work, which is projected to be January 1, 2019. Under Armour has the right to terminate its lease if its space is not delivered by July 1, 2019; provided that the failure to deliver the space is not due to tenant caused delays or force majeure. Under Armour has a free rent period, equal to $30,000,000, beginning July 2018 through June 2020. In lieu of depositing the free rent reserves for Apple and Under Armour at origination, the borrower delivered to the lender a guaranty (a “BPLP Guaranty”) under which a borrower sponsor, Boston Properties Limited Partnership, provided a payment guaranty, that in part, guarantees the amount of free rent for Apple and Under Armour. In addition, the BPLP Guaranty guarantees the gap rent between the rent that Apple is currently paying to occupy the space that is expected to be occupied by Under Armour, and the rent Under Armour will be required to pay once its lease commences.

With respect to Loan No. 13, 150 Blackstone River Road, the Largest Tenant, Imperial Distribution, has taken possession of its space but has not commenced paying rent.

With respect to Loan No. 14, Sheraton DFW, approximately 36.2% of UW Revenues ($) is attributable to the food and beverage revenues at the mortgaged property.

With respect to Loan No. 15, 245 Park Avenue, the 3rd Largest Tenant, Major League Baseball (“MLB”), has announced that it plans to vacate its space at the end of its lease term in October 2022 and that it has executed a lease at another location and intends to move in to such location in 2019. If MLB does not renew its lease 12 months before its lease expiration date or if MLB vacates or abandons all or substantially all of its premises, a cash sweep event will be triggered under the loan documents. Additionally, Occupancy % includes HNA Capital USA LLC (an affiliate of the loan sponsor) and MIO Partners, together representing approximately 2.7% of the remeasured net rentable square feet, which have executed leases but have not yet taken occupancy.

(4)	With respect to all mortgage loans, with the exceptions of the mortgage loans listed below, the Current LTV % and the Maturity LTV % are based on the “as-is” Appraisal Value ($) even though, for certain mortgage loans, the appraiser provided “as-stabilized” values based on certain criteria being met.

 A-1-38

With respect to Loan No. 1, Moffett Place Building 4, the appraisal’s “as-stabilized” value of $309,500,000 for the mortgaged property, effective November 1, 2018, was used, which assumes proposed improvements have been completed and that the mortgaged property is fully leased to stabilized occupancy. At loan origination, the borrower reserved approximately $30.3 million in outstanding tenant improvements and free rent associated with the lease of the sole tenant, Google. The “as-is” appraised value for the mortgaged property is $269,100,000, which results in a Current LTV % of 47.2% and a Maturity LTV % of 42.9%.

With respect to Loan No. 5, AHIP Northeast Portfolio I, the Appraised Value ($) represents the “as complete” value of $124,000,000 for the mortgaged properties, effective on various dates, which assumes the completion of the required property improvement plan (“PIP”) at each mortgaged property. At loan origination, the borrower reserved $4,519,224.31, the estimated aggregate cost of the PIPs. The “as-is” appraised value for all of the mortgaged properties is $113,000,000, which results in a Current LTV % of 61.6% and a Maturity LTV % of 56.4%.

With respect to Loan Nos. 8.25 and 8.26, Gateway Net Lease Portfolio – Baxalta (Barry Pointe) and Gateway Net Lease Portfolio – Baxalta (Casselberry), the property’s Appraised Value ($) represents the “As Complete” value of $8,250,000 and $7,850,000, respectively, which assumes the mortgaged property is 100% leased upon completion of the construction. The Baxalta (Barry Pointe) property’s “as-is” appraised value as of February 27, 2017 is $1,375,000. The Baxalta (Casselberry) Property’s “as-is” appraised value as of February 22, 2017 is $1,850,000. According to the borrower sponsor, each mortgaged property is expected to open for business in the fourth quarter of 2017. The aggregate “as-is” appraised value of the portfolio as of February and March 2017, is $769,115,000, which does not include the two properties under construction, which results in a Current LTV % and Maturity LTV % of 45.9% and 45.9%, respectively.

With respect to Loan No. 9, Starwood Capital Group Hotel Portfolio, the Appraised Value ($), reflects the value attributed to the aggregate value of the Starwood Capital Group Hotel Portfolio as a whole. The sum of the value of each of the individual mortgaged properties on an individual basis is $889.2 million, and the value of the portfolio as a whole is $956.0 million. The sum of the value of each individual property of $889.2 million is based on the “As-Renovated” value for the mortgaged properties identified as Residence Inn Grand Rapids West, Hampton Inn Morehead, Courtyard Lufkin, Waco Residence Inn, Toledo Homewood Suites, Grand Rapids Homewood Suites, Westchase Homewood Suites, Shawnee Hampton Inn and Racine Fairfield Inn. The “As-Renovated” value assumes that a potential buyer would need to undertake a renovation following an acquisition in order to meet current brand standards and/or maintain the mortgaged property in competitive condition. The sum of the value of each of individual mortgaged property’s ‘as-is” appraised value as of April 23, 2017 is $884.7 million, which results in a Current LTV % and Maturity LTV % of 65.3% and 65.3%, respectively.

With respect to Loan No. 12, Villas at San Gabriel, the property’s Appraised Value ($) represents the “As Complete” value of $64,700,000, which assumes the mortgaged property is 100% leased upon completion of construction. The “as-is” appraised value as of July 28, 2017, for the mortgaged property is $62,400,000, which results in a Current LTV % of 68.9% and a Maturity LTV % of 63.4%.

With respect to Loan No. 19, Lightstone Portfolio, the Appraised Value ($) represents the “As Complete” value for each mortgaged property other than the Hampton Inn & Suites Ft. Myers Beach mortgaged property, effective on June 1, 2018, which assumes the completion of the required PIP at each mortgaged property. At loan origination, the borrowers reserved $2,408,000, the aggregate estimated cost of the PIPs, in full. The sum of the “as-is” appraised value for all of the mortgaged properties is $101,000,000, which results in a Current LTV % of 64.4% and a Maturity LTV % of 56.6%.

(5)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Current Balance ($), and Maturity/ARD Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

(6)	With respect to Loan Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 15, 16, 18, 19, 22, 23, 27 and 28, Moffett Place Building 4, U-Haul SAC Portfolios 14, 15, 17, Station Place III, Treeview Industrial Portfolio, AHIP Northeast Portfolio I, First Stamford Place, 521-523 East 72nd Street, Gateway Net Lease Portfolio, Starwood Capital Group Hotel Portfolio, General Motors Building, IRG Portfolio, 245 Park Avenue, Walgreens Witkoff Portfolio, Capital Centers II and III, Lightstone Portfolio, Torre Plaza, Covance Business Center, Mural Lofts and EIP Logistics Portfolio, the mortgage loans are part of larger split whole loans, which consist of the mortgage loan and one or more pari passu and/or subordinate components. Please see “Description of the Mortgage Pool—The Whole Loans” for additional information.

 A-1-39

(7)	Each number identifies a group of related borrowers.

With respect to Loan No. 8, Gateway Net Lease Portfolio, the loan has 42 borrowers, each of which is a single purpose bankruptcy remote Delaware limited liability company.

With respect to Loan No. 9, Starwood Capital Group Hotel Portfolio, the loan has 128 borrowers, 92 of which are single purpose Delaware limited liability companies and 36 single purpose limited partnerships, each structured to be bankruptcy remote.

With respect to Loan No. 38, The Grove at 43rd Apartments, the borrowers own the mortgaged property as tenants-in-common.

(8)	For each mortgage loan, the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee Fee Rate (including the Certificate Administrator Fee Rate), the Senior Trust Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

(9)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(10)	With respect to all mortgage loans, Annual Debt Service ($) is calculated by multiplying the Monthly Debt Service ($) by 12.

(11)	With respect to Loan No. 3, Station Place III, the first payment date for the mortgage loan is December 1, 2017. On the Closing Date, JPMCB will deposit sufficient funds to pay the interest associated with the interest due for the November payment for the related mortgage loan. First Payment Date, Seasoning, Prepayment Provision (Payments), Rem. Term and IO Period are inclusive of the additional November payment funded by JPMCB on the Closing Date.

(12)	With respect to Loan No. 2, U-Haul SAC Portfolios 14, 15, 17, the mortgage loan has an ARD feature with an anticipated repayment date of September 6, 2027, with an increase in the interest rate equal to the greater of (i) 6.7025% per annum and (ii) the 10-year treasury yield as of the Anticipated Repayment Date plus 4.520%, until the Final Mat Date of September 6, 2037.

With respect to Loan No. 16, Walgreens Witkoff Portfolio, the mortgage loan has an ARD feature with an anticipated repayment date of September 8, 2027, with an increase in the interest rate equal to the greater of (i) 8.04000% per annum and (ii) the 10-year swap yield as of the ARD plus 5.95000%, until the Final Mat. Date of September 8, 2031.

With respect to Loan No. 41, PPHC Manufacturing Facility, the mortgage loan has an ARD feature with an anticipated repayment date of September 6, 2027, with an increase in the interest rate equal to the greater of (i) 6.55000% per annum and (ii) the sum of (x) the bid side yield to maturity for the “on the run” US Treasury note with a 10-year maturity plus (y) the mid-market 10-year swap spread plus 2.30000%, until the Final Mat. Date of September 6, 2035.

(13)	The “L” component of the prepayment provision represents lockout payments.
The “Def” component of the prepayment provision represents defeasance payments.
The “YM” component of the prepayment provision represents yield maintenance payments.
The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

In the case of certain mortgage loans, the loan documents permit the related borrower to prepay a portion of the mortgage loan in connection with partial releases of collateral, to cure a cash sweep period triggered by certain events or circumstances or to meet certain financial metrics contained in the related loan documents.

With respect to Loan No. 1, Moffett Place Building 4, the lockout period is required to be at least 26 payments beginning with and including the first payment date of September 6, 2017. Defeasance of the full $127.0 million Moffett Place Building 4 Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) August 3, 2020. The assumed lockout period of 26 months is based on the expected closing date of the JPMDB 2017-C7 securitization in October 2017. The actual lockout period may be longer.

 A-1-40

With respect to Loan No. 2, U-Haul SAC Portfolios 14, 15, 17, the lockout period is required to be at least 25 payments beginning with and including the first payment date of October 6, 2017. Defeasance of the full $129.0 million U-Haul SAC Portfolios 14, 15, 17 Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) October 6, 2021. The assumed lockout period of 25 months is based on the expected closing date of the JPMDB 2017-C7 securitization in October 2017. The actual lockout period may be longer. In addition, provided no event of default has occurred and is continuing, the borrower has the option to prepay the whole loan in whole but not in part with payment of a yield maintenance premium if the defeasance period has not expired by October 6, 2021.

With respect to Loan No. 3, Station Place III, inclusive of the interest to be deposited by JPMCB for the November 2017 payment date, the defeasance lockout period will be at least 24 payments beginning with and including November 1, 2017. Defeasance of the full $190.0 million Station Place III Whole Loan is permitted at any time prior to the open period and after the earlier to occur of (i) the date that is two years after the closing date of the securitization that includes the last note to be securitized and (ii) December 1, 2021. The assumed lockout period of 24 months is based on the expected closing date of the JPMDB 2017-C7 securitization in October 2017. The actual lockout period may be longer. The borrower is also permitted to prepay the Station Place III Whole Loan on or after December 1, 2019 with the payment of a yield maintenance premium.

With respect to Loan No. 5, AHIP Northeast Portfolio I, the lockout period is required to be at least 27 payments beginning with and including the first payment date of August 6, 2017. Defeasance of the full $69.6 million AHIP Northeast Portfolio I Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) June 22, 2020. The assumed lockout period of 27 months is based on the expected closing date of the JPMDB 2017-C7 securitization in October 2017. The actual lockout period may be longer.

With respect to Loan No. 7, 521-523 East 72nd Street, the lockout period will be at least 26 payments beginning with and including the first payment date of September 1, 2017. Defeasance of the full $85.0 million 521-523 East 72nd Street Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of any securitization that holds any promissory note evidencing all or a portion of the 521-523 East 72nd Street Whole Loan and (ii) July 6, 2020.

With respect to Loan No. 8, Gateway Net Lease Portfolio, the lockout period will be at least 24 payments beginning with and including the first payment date of July 5, 2017. Defeasance of the full $523.0 million Gateway Net Lease Portfolio Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the final securitization that includes the last note to be securitized and (ii) May 19, 2020. The assumed lockout period of 24 months is based on the expected JPMDB 2017-C7 securitization closing date in October 2017. The actual lockout period may be longer.

With respect to Loan No. 10, General Motors Building, the lockout period will be at least 28 payment dates beginning with and including the first payment date of July 9, 2017. Defeasance of the full $2.3 billion General Motors Building Whole Loan is permitted after the date that is the earlier of (i) June 7, 2020 and (ii) two years from the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 28 payments is based on the expected JPMDB 2017-C7 securitization closing date in October 2017. The actual lockout period may be longer.

With respect to Loan No. 11, IRG Portfolio, the lockout period is required to be at least 26 payments beginning with and including the first payment date of September 6, 2017. Defeasance of the full $72.5 million IRG Portfolio Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) July 21, 2020. The assumed lockout period of 26 months is based on the expected closing date of the JPMDB 2017-C7 securitization in October 2017. The actual lockout period may be longer.

With respect to Loan No. 15, 245 Park Avenue, the lockout period is required to be at least 28 payments beginning with and including the first payment on July 1, 2017. Defeasance of the full $1.2 billion 245 Park Avenue Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the final securitization that includes the last note to be securitized and (ii) July 1, 2020. The assumed lockout period of 28 months is based on the expected JPMDB 2017-C7 securitization closing date in October 2017. The actual lockout period may be longer.

With respect to Loan No. 16, Walgreens Witkoff Portfolio, the lockout period is required to be at least 25 payments beginning with and including the first payment date of October 8, 2017. Defeasance of the full $48.15

 A-1-41

million Walgreens Witkoff Portfolio Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) September 8, 2020. The assumed lockout period of 25 months is based on the expected closing date of the JPMDB 2017-C7 securitization in October 2017. The actual lockout period may be longer.

With respect to Loan No. 18, Capital Centers II & III, the lockout period is required to be at least 26 payments beginning with and including the first payment date of September 6, 2017. Defeasance of the full $48.5 million Capital Centers II & III Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) July 11, 2020. The assumed lockout period of 26 months is based on the expected closing date of the JPMDB 2017-C7 securitization in October 2017. The actual lockout period may be longer.

With respect to Loan No. 23, Covance Business Center, the lockout period is required to be at least 24 payments beginning with and including the first payment date of November 6, 2017. Defeasance of the full $25.185 million Covance Business Center Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) September 8, 2020. The assumed lockout period of 24 months is based on the expected closing date of the JPMDB 2017-C7 securitization in October 2017. The actual lockout period may be longer.

With respect to Loan No. 27, Mural Lofts, the lockout period is required to be at least 26 payments beginning with and including the Closing Date. Defeasance of the full $16.5 million Mural Lofts Whole Loan is permitted at any time after the date that is two years after the closing date of the securitization that includes the last note to be securitized (the “Mural Lofts REMIC Prohibition Period”). If the Mural Lofts REMIC Prohibition Period has not expired by September 1, 2021, the borrower is also permitted prepay the Mural Lofts Whole Loan with the payment of a yield maintenance premium. The assumed lockout period of 26 months for defeasance is based on the expected JPMDB 2017-C7 securitization closing date in October 2017. The actual lockout period may be longer.

(14)	With respect to some mortgage loans, historical financial information may not be available due to the when the properties were constructed, renovated and/or acquired.

With respect to Loan No. 1, Moffett Place Building 4, the mortgaged property was constructed in 2017 and there are no Historical Financials.

With respect to Loan No. 8, Gateway Net Lease Portfolio, each of the mortgaged properties are leased to single tenants under triple net leases and/or are recently constructed and there are no Historical Financials.

With respect to Loan No. 12, Villas at San Gabriel, the mortgaged property was constructed in 2017 and there are no Historical Financials.

With respect to Loan No. 13, 150 Blackstone River Road, the mortgaged property was constructed in 2017 and there are no Historical Financials.

With respect to Loan No. 14, Sheraton DFW, the mortgaged property underwent a substantial renovation in 2014 and there are no Historical Financials for 2014.

With respect to Loan No. 27, Mural Lofts, the mortgaged property was stabilized in February 2017 and limited Historical Financials were provided to the mortgage loan seller.

With respect to Loan No. 29, Haggen Food & Pharmacy, the mortgaged property was acquired by the borrower in December 2014, and no Historical Financials were provided to the mortgage loan seller before 2016.

With respect to Loan No. 30, Home2 Suites Amarillo, the mortgaged property was constructed in 2015 and limited Historical Financials were provided to the mortgage loan seller.

With respect to Loan No. 31, Hampton Inn & Suites Rome, the mortgaged property was constructed in 2016 and limited Historical Financials were provided to the mortgage loan seller.

With respect to Loan No. 33, CVS New Orleans, the mortgaged property was constructed in 2016, and no Historical Financials were provided to the mortgage loan seller.

 A-1-42

With respect to Loan No. 38, The Grove at 43rd Apartments, the mortgaged property was acquired by the borrower in 2014 and renovated during 2015, and no Historical Financials were provided to the mortgage loan seller.

With respect to Loan No. 39, Brittmoore Industrial Park, the mortgaged property was acquired by the borrower in 2016 and full 2016 Historical Financials and 2014 Historical Financials were not provided.

With respect to Loan No. 41, PPHC Manufacturing Facility, the mortgaged property has been occupied by the sole tenant, Fleetwood Metal Industries, LLC, since 2005 under an absolute triple net lease, and Historical Financials are therefore not available.

(15)	With respect to all hotel properties, the UW NOI ($) is shown after taking a deduction for an FF&E reserve, and as such, the UW NOI ($) and UW NCF ($) for these properties are the same.

With respect to Loan No. 1, Moffett Place Building 4, the common areas from the larger Moffett Place complex, which are not part of the mortgaged property, are currently included within the mortgaged property’s tax parcel. No separate tax parcel endorsement was obtained at origination, but the title insurer is committed to issue the endorsement when a separate assessor parcel number is issued for the mortgaged property. The tax reserve was sized on the basis of a future, separate tax parcel (excluding the common areas).

With respect to Loan No. 7, 521-523 East 72nd Street, the mortgaged property includes five multifamily units that are subject to rent control laws.

With respect to Loan No. 13, 150 Blackstone River Road, the mortgaged property benefits from a Tax Increment Financing Agreement between the City of Worcester, Massachusetts, and the borrower, pursuant to which the borrower pledged to make a capital investment of approximately $26,000,000 and create a minimum of 300 jobs between the years 2017 and 2020, among other covenants, and in exchange the City will grant the borrower a 15-year tax exemption (the “TIF Plan”), effective from July 1, 2017 through June 30, 2032, on the anticipated difference in value between the 2015 assessed value of $10,240,400 and the new assessed property value due to significant property improvements estimated to be $31,450,400, for an estimated difference of $21,210,000. The TIF Plan provides for an exemption of 50% commencing in 2018 through and including 2028, an exemption of 40% for the years 2029 and 2030 and an exemption of 30% in the year 2031. The mortgage loan was underwritten based on the full tax exemption. Please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus for additional information.

With respect to Loan No. 27, Mural Lofts, the mortgaged property was rehabilitated in a manner that qualifies it for certain historic tax credits (the “Historic Tax Credits”) pursuant to the Internal Revenue Code of 1986 and applicable treasury regulations, and the mortgaged property was “placed in service” for purposes of the Historic Tax Credits on October 30, 2015. The Historic Tax Credits were approved in the original amount of $2,880,706 and were claimed by the borrower for the year ended December 31, 2015. The Historic Tax Credits may become subject to recapture through October 30, 2020. In addition, the mortgaged property also benefits from a real estate tax abatement program provided by the City of Philadelphia. The tax abatement program has a term of 10 years and expires on December 31, 2025. Under the tax abatement program, the annual real estate tax assessment for the remaining abatement period has been fixed at $51,490. The projected unabated real estate tax assessment for the year 2018 is $114,708, which is expected to increase by 3% annually. The projected unabated tax amount for the final year of the tax abatement is expected to be $141,077. The aggregate projected tax abatement for the remaining eight years of the program equals $608,105. Real estate taxes were underwritten based on the ten-year average of the abated tax amount. Please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus for additional information.

With respect to Loan No. 40, 11th & Kissling, the mortgaged property is subject to rent control ordinances of the City of San Francisco, California, that limit annual rent increases on current tenants at the mortgaged property to 60% of the annual increase in CPI but in no event shall the annual increase be greater than 7% of current rent.

(16)	The UW NOI DSCR and UW NCF DSCR for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the Note Date during the term of the mortgage loan.

(17)	In the case of certain mortgage loans, all or a portion of the Title Type consists of a leasehold interest.

With respect to Loan No. 6, First Stamford Place, the mortgaged property consists of 100% of the units in a condominium regime. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests” for additional information.

 A-1-43

With respect to Loan No. 8.18, Gateway Net Lease Portfolio – Comcast, the mortgaged property consists of one unit in a condominium with a total of three units. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests” for additional information.

With respect to Loan No. 27, Mural Lofts, the mortgaged property consists of one unit in a condominium with a total of two units. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests” for additional information.
(18)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

With respect to Loan No. 8, Gateway Net Lease Portfolio, at origination the borrowers were required to deposit $10,720,000 into the Upfront Other Reserve ($) in connection with the two mortgaged properties under construction, Baxalta (Barry Pointe) and Baxalta (Casselberry). Please see “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” in the Prospectus for further details.

With respect to Loan No. 10, General Motors Building, in lieu of certain required reserve deposits, one of the borrower sponsors, Boston Properties Limited Partnership, provided lender with a guaranty of the payment of (i) $107,946,183 in lieu of borrower making a deposit into the outstanding TI/LC reserve and (ii) $161,161,013 in lieu of borrower making a deposit in such amount into a reserve for gap and/or free rent.

With respect to Loan No. 26, Staybridge Suites St. Petersburg, the borrower is permitted to deliver a letter of credit in lieu of a cash deposit into the Upfront Capex Reserve ($).

With respect to Loan No. 27, Mural Lofts, at origination the borrower was required to deposit $500,000 into the Upfront Other Reserve ($) in connection with the construction of the penthouse apartment at the mortgaged property. The reserve is required to be released upon satisfaction of the following conditions, among others: (i) there is no uncured default or event of default existing; (ii) the lender receives evidence that the construction has been completed and the penthouse has been leased to one or more tenant(s) in occupancy, without any rent inducements; and (iii) the debt service coverage ratio (as calculated in the loan documents) based on the trailing three-month period is equal to or greater than 1.15x.

(19)	Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being trigger in the respective mortgage loan documents.

With respect to Loan No. 4, Treeview Industrial Portfolio, upon a release of an individual property pursuant to the loan documents, the Monthly Capex Reserve ($) and Monthly TI/LC Reserve ($) are required to be reduced by an amount equal to 1/12 of the product of the square footage for the applicable individual property multiplied by (i) with respect to the Monthly Capex Reserve ($), $0.29 and (ii) with respect to the Monthly TI/LC Reserve ($), $0.25.

With respect to Loan No. 5, AHIP Northeast Portfolio I, unless the borrowers deliver a letter of credit, beginning on July 6, 2019, the borrowers are required to deposit an amount equal to the greater of (i) the aggregate of 1/12 of 4.0% of estimated annual rents for each mortgaged property and (ii) the aggregate of the then-current amount required by the franchise agreements.

With respect to Loan No. 9, Starwood Capital Group Hotel Portfolio, the borrowers are required each month to deposit an amount equal to the greater of (i) 4% of the gross income from operations for the calendar month which is two months prior to the applicable payment date and (ii) the amount of the deposit, if any, then required by franchisor on account of FF&E under the franchise agreement for the applicable individual mortgaged property into the Monthly Other Reserve ($). In the event that at any time during the term of the loan any franchisor requires new capital work, as defined in the loan documents, and borrowers do not elect to provide a capital work guaranty, borrowers are required to deposit within five business days of such election an amount reasonably determined by the lender and equal to (x) 100% of the total costs of such new capital work for FF&E into the Monthly Other Reserve ($) or (y) provide a letter of credit in an amount equal to 100% of the estimated cost of such new capital work less any amounts then on deposit in the Monthly Other Reserve ($) for FF&E, which does not include any amount on deposit relating to capital work at the Larkspur Landing properties.

 A-1-44

With respect to Loan No. 12, Villas at San Gabriel, on each date on which the borrower delivers an updated prepaid rent schedule, if such schedule indicates that the aggregate amount of prepaid rents is in excess of 5.0% of the annual rents due under leases at the property, the borrower is required to reserve into the Monthly Other Reserve ($) an amount equal to such excess with the lender.

With respect to Loan No. 13, 150 Blackstone River Road, on each payment date commencing on the payment date occurring in October 2022 and terminating upon the occurrence of either (i) with respect to an extension of the lease for the Second Largest Tenant, G3 Enterprises Inc., in accordance with the loan documents, the delivery of a renewal agreement, and (ii) with respect to a re-tenanting of the G3 Enterprises space in accordance with the loan documents, the replacement tenant(s) being in occupancy and open for business in the entire space (a “G3 Tenant Reserve Deposit Termination Event”), the borrower is required to deposit the sum of approximately $38,729 into the Monthly Other Reserve ($) for tenant improvements and leasing commissions obligations that may be incurred by the borrower in connection with the renewal of the G3 Enterprises lease or the replacement of G3 Enterprises, in each case in accordance with the loan documents. The lender has the right, from time to time, to (i) increase the amount of the deposit and/or (ii) require the borrower to make a payment into the reserve in an amount reasonably determined by the lender, such that amounts on deposit in the reserve are sufficient to pay for tenant improvements and leasing commissions obligations that may be incurred by the borrower in connection with the foregoing.

With respect to Loan No. 15, 245 Park Avenue, the deposits into the Monthly TI/LC Reserve ($) are required to commence on May 1, 2025 in the amount of $446,775. In addition, the loan documents permit the borrower to deliver a letter of credit in accordance with the loan documents in lieu of any cash reserve.

With respect to Loan No. 19.01, Lightstone Portfolio - Hampton Inn & Suites Ft. Myers Beach, the borrower is required to initiate a cash sweep of all available cash into a PIP reserve commencing on the date which is 18 months prior to the date the PIP work is scheduled to commence at the mortgaged property if there are not sufficient funds in the FF&E reserve to pay for the PIP costs.

With respect to Loan No. 20, 18301 Von Karman, the borrower is required to deposit $27,831 into the TI/LC Reserve ($) on each payment date beginning on January 1, 2019 through and including December 1, 2019. After such date, the borrower is not required to deposit any amount into the TI/LC Reserve unless during a trigger period.

With respect to Loan No. 21, Fullerton Plaza, following the occurrence of any of the following events related to Bob’s Discount Furniture, OfficeMax, Party City or TJ Maxx, the borrower is also required to deposit all excess cash flow after payment of debt service, required reserves and operating expenses into the Monthly TI/LC Reserve ($), to be held by the lender for tenant improvement and leasing commission obligations incurred following the origination date: (i) any failure to satisfy the lease renewal criteria set forth in the loan documents on or before the date that is six months (or, with respect to TJ Maxx, nine months) prior to expiration of the related lease; (ii) the borrower receives any notice of intent not to renew or to terminate the related lease; (iii) the related tenant terminates the applicable lease; (iv) the tenant goes dark, vacates or abandons the leased premises; or (v) the bankruptcy or insolvency of the related tenant (each, a “Fullerton Plaza Tenant Trigger Event”).

With respect to Loan No. 24, Best Western Plus Truckee, at loan origination, the borrower deposited $155,000 and on each payment date occurring in June through September and on each payment date occurring in December through March, the borrower is required to deposit $37,500 per month (subject to adjustment from time to time by the lender), subject to a cap of $155,000, into the seasonal working capital reserve account. Amounts on deposit in the seasonal working capital reserve account may be used for the payment of debt service, reserve funds and operating expenses on payment dates in April through May and October through November if insufficient funds exist from operations to cover such items.

With respect to Loan No. 29, Haggen Food & Pharmacy, the borrower is required to pay $75,000 to the tenant (i) if the tenant commences the replacement or improvement of the asphalt surfaces or (ii) if the borrower initiates a sale or transfer of the mortgaged property.

With respect to Loan No. 34, Bay Bridge Industrial Center, the borrower is required under the loan documents to replace the roof of the mortgaged property by August 6, 2020, which repair work was estimated in the property condition assessment to cost approximately $310,000. In the event the borrower fails to provide evidence reasonably satisfactory to the lender of commencement of the roof replacement by August 1, 2019, the lender will be required to sweep all available funds into a reserve account until the earlier to occur of (i) the date on

 A-1-45

which funds on deposit in the reserve account equal $400,000 or (ii) the date on which the lender receives evidence reasonably acceptable to it that such roof work has been completed in accordance with the loan documents.

(20)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

With respect to Loan No. 3, Station Place III, in the event Kaiser Permanente and/or SEC (x) fails to enter into a renewal or amendment of the existing lease or a new lease or (y) “goes dark” on 75% or more of its premises (the “Kaiser Permanente Trigger Event” and the “SEC Trigger Event”, respectively), triggering the requirement for the borrower to commence making monthly deposits into the Monthly TI/LC Reserve ($) of all amounts remaining in the lockbox account and/or the cash management account after payment of all required monthly payments, the aggregate amount in the Monthly TI/LC Reserve ($) may not exceed (i) with respect to Kaiser Permanente Trigger Event, $60.00 per square foot of the unrenewed, “dark”, vacated or abandoned space currently leased by Kaiser Permanente, and (ii) with respect to SEC Trigger Event, $60.00 per square foot of the unrenewed, “dark”, vacated or abandoned space currently leased by SEC.

With respect to Loan No. 4, Treeview Industrial Portfolio, (i) the Monthly Capex Reserve ($) is subject to a cap of 36 times the then-current Monthly Capex Reserve ($) for all individual properties, and (ii) the Monthly TI/LC Reserve ($) at any given time (exclusive of lease termination fees) is subject to a cap of the sum of (x) 36 times the then-current Monthly TI/LC Reserve ($) and (y) if a cash sweep period then exists, the amount of excess cash flow deposited in the Monthly TI/LC Reserve ($) during such cash sweep period pursuant to the cash management agreement.

With respect to Loan No. 17, Preston Plaza, beginning on the payment date in September 2020, funds in the TI/LC Reserve will be subject to a TI/LC Reserve Cap ($) of $900,000.

With respect to Loan No. 21, Fullerton Plaza, the Reserve Cap ($) for the Monthly TI/LC Reserve ($) excludes any excess cash flow deposited into the reserve following a Fullerton Plaza Tenant Trigger Event. A Fullerton Plaza Tenant Trigger Event may be cured by the borrower in accordance with the loan documents, which includes depositing an amount equal to the following individual caps on the excess cash flow funds required to be deposited into the Monthly TI/LC Reserve ($): (i) with respect to Bob’s Discount Furniture, $730,260; (ii) with respect to OfficeMax, $599,240; (iii) with respect to Party City, $231,380; and (iv) with respect to TJ Maxx, $891,900.

With respect to Loan No. 30, Home2 Suites Amarillo, the Monthly CapEx Reserve ($) is subject to a cap of the greater of (i) $270,720 and (ii) an amount equal to two (2) years of FF&E Monthly Deposits (which equals 4.0% of the gross income from operations of the mortgaged property) based on the most recent trailing 12-month period.

(21)	With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any Mortgaged Property. In some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 6, First Stamford Place, the Largest Tenant, Legg Mason & Co., LLC, subleases 47,015 square feet of its space to United Rentals, Inc. and 10,884 square feet of its space to Northern Fund, each through September 2024. The 2nd Largest Tenant, Odyssey Reinsurance Company, subleases 3,259 square feet of its space to Fresh Nation LLC through May 2018.

With respect to Loan No. 10, General Motors Building, the 2nd Largest Tenant, Aramis, subleases 9,725 square feet to GF Capital Management. The 4th Largest Tenant, Apple, is temporarily occupying the space expected to be occupied by Under Armour once its lease commences in January 2019. Contractual rent has been underwritten for Under Armour based on the rent due date as of January 2019 when the lease is expected to commence. BPLP provided a payment guaranty for the gap rent between the rent Apple is currently paying to occupy its temporary space and the rent that will be due under Under Armour’s lease once such lease commences.

With respect to Loan No. 15, 245 Park Avenue, the Largest Tenant, Société Générale, subleases a portion of its space to Brunswick Group and MIO Partners. The 2nd Largest Tenant, JPMCB, subleases a portion of its space

 A-1-46

to Société Générale. Additionally, the 2nd Largest Tenant subleases a portion of its space to Houlihan Lokey Inc., The Nemec Agency, Pierpont Capital Holdings LLC and JLL. The 3rd Largest Tenant, MLB, subleases a portion of its space to National Bank of Australia, Houlihan Lokey Inc. and Anthos USA Inc.

With respect to Loan No. 16.03, Walgreens Witkoff Portfolio – Staten Island, the sole tenant at the mortgaged property, Walgreens, has gone “dark” and subleases the mortgaged property on a short term basis. Walgreens is required to continue paying rent under its lease with the borrower for 100% of the NRA at the Mortgaged Property.

With respect to Loan No. 16.07, Walgreens Witkoff Portfolio – Woodbury, the mortgaged property is subleased by the sole tenant, Walgreens to RiteAid pursuant to a sublease.

With respect to Loan No. 18.01, Capital Centers II & III – Capital Center II, the 5th Largest Tenant, Institute for Business & Tech, has gone “dark”. The tenant is continuing to pay rent, and its lease expires in July 2019.

With respect to Loan No. 29, Haggen Food & Pharmacy, the sole tenant, Haggen Food & Pharmacy, is permitted to sublease up to (less than approximately 5,000 square feet) without the lender’s consent. Haggen Food & Pharmacy currently subleases portions of the mortgaged property to Starbucks and Alaska USA Bank. Haggen Food & Pharmacy is responsible for paying rent under its lease with the borrower for 100% for the NRA at the Mortgaged Property.

With respect to Loan No. 32, Preston Trail Atrium, the Largest Tenant, PrimeLending, is currently marketing its space for sublease. The tenant is still in occupancy of its space and paying rent under its lease as of the Cut-off Date.

With respect to Loan No. 37, 1250 Mockingbird, Career Education Corp., a tenant that previously occupied 44,292 square feet of space at the Mortgaged Property, has gone “dark,” and subleases 10,357 square feet of the premises to Dallas County Community College District. In addition, 19,990 square feet of the premises was severed from the prior lease and leased to the Largest Tenant, WellMed Medical Management,Inc., and the remaining approximately 13,945 square feet is currently vacant. Career Education Corp. is required to continue paying rent under its lease on the “dark” space and for the sub-leased space. The “dark” space was underwritten as vacant.

(22)	In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date, and may not include smaller spaces with different expiration dates.

With respect to Loan No. 10, General Motors Building, the Largest Tenant, Weil, Gotshal & Manges, leases 389,843 square feet of space that expire on August 31, 2034 and 100,024 square feet of space that expire on August 31, 2019. The 4th Largest Tenant, Apple, leases 2,754 square feet of storage space through December 31, 2018 and 102,994 square feet through January 1, 2034.

With respect to Loan No. 11, IRG Portfolio, the Largest Tenant at the LMA Massillon & Building E mortgaged property, Meggitt Aircraft Braking, leases 456,726 square feet of space that expire on December 31, 2030 and 6,000 square feet of space that expire on December 31, 2021.

With respect to Loan No. 15, 245 Park Avenue, the leased area for the 2nd Largest Tenant, JPMCB, includes 17,813 contractual square feet of retail space.

With respect to Loan No. 16, Walgreens Witkoff Portfolio, the expiration date for Walgreens, the Largest Tenant at the Hampstead, Windham, Worcester, New Bedford, Woodbury, Staten Island and Yarmouth mortgaged properties, reflects the date of the tenant’s option to terminate the lease. The Largest Tenant at the Worcester mortgaged property has an actual lease expiration date of April 30, 2082; the Largest Tenant at the New Bedford mortgaged property has an actual lease expiration date of June 30, 2082; the Largest Tenant at the Staten Island mortgaged property has an actual lease expiration date of August 31, 2055; the Largest Tenant at the Windham mortgaged property has an actual lease expiration date of August 31, 2082; the Largest Tenant at the Yarmouth mortgaged property has an actual lease expiration date of July 31, 2082; the Largest Tenant at the Hampstead mortgaged property has an actual lease expiration date of May 31, 2082 and the Largest Tenant at the Woodbury mortgaged property has an actual lease expiration date of September 30, 2082.

With respect to Loan No. 17, Preston Plaza, the Largest Tenant, Sovereign Bank, leases 22,292 square feet of space that expire on February 28, 2021 and 5,136 square feet of space that expires on February 28, 2020. The

 A-1-47

5th Largest Tenant, Progressive, leases 8,988 square feet that expire February 28, 2022 and 2,944 square feet on December 31, 2020.

With respect to Loan No. 37, 1250 Mockingbird, the Largest Tenant, WellMed Medical Management, Inc., leases 19,990 square feet of space that expires on July 31, 2022 and 9,285 square feet of space that expires on July 31, 2019.

(23)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. Certain tenants may have the right to reduce or abate rent or terminate all or a portion of their leased spaces for a breach or violation of co-tenancy provisions in the related leases.

With respect to Loan No. 6, First Stamford Place, Largest Tenant, Legg Mason & Co., LLC, has the right to contract its space by not less than 20,000 square feet and up to 30,000 square feet by February 28, 2019 with 19 months’ notice and payment of a termination fee equal to unamortized leasing costs plus brokerage fee to re-lease the space. The 3rd Largest Tenant, Partner Reinsurance Company of The U.S., has the right terminate its lease on January 31, 2027, with 12 months’ notice and payment of a termination fee.

With respect to Loan No. 8.07, Gateway Net Lease Portfolio—Carrier, the Largest Tenant, Carrier, has the right to terminate its lease on October 1, 2019 or October 1, 2021, with six months’ notice. With respect to Loan No. 8.11, Gateway Net Lease Portfolio—FCA/Caterpillar, the Largest Tenant, FCA LLC, has the right to terminate its lease if the related service agreement for the property is terminated and not assumed by a transferee permitted under the related lease, with the payment of a termination fee. With respect to Loan No. 8.16, Gateway Net Lease Portfolio—Sikorsky Aircraft R&D Facility, the Largest Tenant, Sikorsky Aircraft, has the right to terminate its lease with 12 months’ notice and the payment of a termination fee. With respect to Loan No. 8.37, Gateway Net Lease Portfolio—Saint-Gobain Warehouse, the Largest Tenant, Saint-Gobain, has the right to terminate its lease at any time if the tenant’s annual sales have fallen by at least 20.0% compared to the annual sales for the first 12 months of the lease term.

With respect to the Loan No. 10, General Motors Building, the Largest Tenant, Weil, Gotshal & Manges, has the right to terminate (a) its 20,791 square feet of below grade storage space, at any time, by providing at least 12 months’ prior written notice and payment of the landlord’s unamortized costs, and (b) either (i) its 38,900 square feet of space on the 22nd floor or (ii) its 39,900 square feet of space on the 32nd floor, on or after August 31, 2022, by providing at least 12 months’ prior written notice and payment of the landlord’s unamortized costs. Additionally, the 4th Largest Tenant, Apple, may terminate its lease if its renovated space is not delivered by February 3, 2020, subject to force majeure.

With respect to Loan No. 11.01, IRG Portfolio – HBP Euclid, the Largest Tenant, Eaton Corporation, has the right to terminate its lease on either March 1, 2022 or March 1, 2024 with one year’s notice and payment of a termination fee.

With respect to Loan No. 15, 245 Park Avenue, the Largest Tenant, Société Générale, has the right to terminate either the highest full floor leased to the tenant or the highest two full floors (if such floors are contiguous) under either the related sublease described above or under its direct lease with the borrower, with notice by May 1, 2021.

With respect to Loan No. 17, Preston Plaza, the Largest Tenant, Sovereign Bank, has the right to terminate its lease on April 30, 2019 with notice no later than July 31, 2018 and the payment of a termination fee. The 3rd Largest Tenant, The Ayco Company, has a one-time right to terminate its lease on June 30, 2021 with 12 months’ notice and payment of a termination fee. The 5th Largest Tenant, Progressive, has a one-time right to terminate 8,988 square feet of its space on March 13, 2020 with nine months’ notice and payment of a termination fee. The 5th Largest Tenant, Progressive, has a one-time right to terminate 2,944 square feet of its space with nine months’ notice and the payment of a termination fee.

With respect to Loan No. 18.01, Capital Centers II & III – Capital Center II, the Largest Tenant, Travelers Insurance, has a one-time option to reduce its leased premises by up to 20% in no more than two blocks of space, by providing at least 9 months’ prior written notice to the borrower and upon payment of a contraction fee. In addition, the Largest Tenant at the Capital Center III, BlueCross BlueShield, has the right to terminate its lease on December 31, 2018 with nine months’ notice and the payment of a termination fee.

 A-1-48

With respect to Loan No. 20, 18301 Von Karman, the Largest Tenant, Golden State Foods, has the right to terminate its lease on December 31, 2023 with nine months’ notice and the payment of a termination fee.

With respect to Loan No. 22, Torre Plaza, the Largest Tenant, Amazon, has the right to terminate its lease if the tenant receives rent abatements for more than 180 days because more than 75 parking spaces available to the tenant in the adjacent parking facility and under a parking easement located on a nearby property become unavailable for the tenant’s use, resulting in a material portion of the premises becoming unusable or not reasonably accessible.

With respect to Loan No. 23, Covance Business Center, the sole tenant, Covance, has the right to terminate its lease on December 31, 2021 with 12 months’ notice and the payment of a termination fee.

With respect to Loan No. 25, 18401 Von Karman, the 4th Largest Tenant, Envisage Consulting, LLC, has the right to terminate its lease on May 1, 2020 with nine months’ notice and the payment of a termination fee.

With respect to Loan No. 35, Bank of America Building, the 4th Largest Tenant, OTB NYS Off Track Betting, has the right to terminate the lease at any time with a 90 days’ prior written notice.

With respect to Loan No. 36, Wells Fargo Financial Center, the Largest Tenant, Frontline Tech, has the right to terminate its lease at any time after July 31, 2020 with six months’ notice.

With respect to Loan No. 37, 1250 Mockingbird, the 2nd Largest Tenant, Genesis 10, has the right to terminate its lease on October 31, 2018 with 120 days’ notice.

(24)	In certain cases, the Principal / Carveout Guarantor name was shortened for spacing purposes or due to the number of parties serving as the Principal / Carveout Guarantor. In the case of certain mortgage loans, the loan documents permit the borrower to replace the Principal / Carveout Guarantor upon satisfaction of certain terms and conditions in the related loan documents.

With respect to Loan No. 3, Station Place III, there is no Principal / Carveout Guarantor for the mortgage loan and the borrower is the sole party liable for breaches or violations of the nonrecourse carveout provisions in the loan documents and the environmental indemnity. In addition, the borrower has provided an environmental insurance policy.

With respect to Loan No. 8, Gateway Net Lease Portfolio, there is no Principal / Carveout Guarantor for the mortgage loan, and the borrowers are the sole parties liable for breaches or violations of the nonrecourse carve-out provisions in the loan documents and the environmental indemnity. In addition, upon a distribution of the $10,720,000 held escrow in connection with the two mortgaged properties under construction, Baxalta (Barry Pointe) and Baxalta (Casselberry), both ETCL Barry Pointe Plasma, LLC and ETCL Casselberry Plasma, LLC, each a Delaware limited liability company are required to deliver a joinder agreement, which will provide that such entity is added to, and bound by the loan documents as a borrower.

With respect to Loan No. 9, Starwood Capital Group Hotel Portfolio, the liability of the Principal / Carveout Guarantor with respect to breaches or violations of the full recourse carve-out provisions in the loan documents related to bankruptcy or insolvency actions is capped at 20% of the Starwood Capital Group Hotel Portfolio Whole Loan at the time of the occurrence of such action plus reasonable third party costs and expenses actually incurred by the lender in connection with the enforcement of any rights under the guaranty or the loan documents.

With respect to Loan No. 10, General Motors Building, the loan documents do not require a nonrecourse Principal Carveout Guarantor or environmental indemnitor. Only the single purpose entity borrower, 767 Fifth Partners LLC, is liable for customary nonrecourse carve-outs. The mortgaged property is covered against certain environmental matters by a pollution legal liability-type environmental insurance policy issued by Chartis Specialty Insurance Company (a member company of American International Group Inc.) with limits of $20 million per incident and $40 million in the aggregate, subject to a $50,000 deductible. American International Group Inc. has an S&P rating of “BBB+”. The policy period ends September 15, 2018. Upon expiration of the existing policy, the loan documents require the borrower to provide a replacement policy, issued by an insurer having an minimum A.M. Best’s rating of “A-/VIII” that is maintained and renewed annually with a combined single limit of $5 million and a deductible no greater than $100,000.

With respect to Loan No. 20, 18301 Von Karman, there is no Principal Carveout Guarantor. Only the related borrower is liable for customary nonrecourse carve-outs.

 A-1-49

With respect to Loan No. 21, Fullerton Plaza, the liability of the Principal / Carveout Guarantor is limited to (i) any losses arising from the borrower’s failure to comply with a “No Further Remediation Letter” provided by the Illinois Environmental Protection Agency and any costs and expenses related to such compliance, and (ii) the full amount of the mortgage loan for certain bankruptcy and insolvency actions. In addition, the Principal / Carveout Guarantor is not a party to the environmental indemnity, and the borrower has provided an environmental insurance policy.

With respect to Loan No. 25, 18401 Von Karman, there is no Principal / Carveout Guarantor. Only the related borrower is liable for customary nonrecourse carve-outs.

With respect to Loan No. 38, The Grove at 43rd Apartments, James E. Mahoney is liable under his guaranty solely for certain bankruptcy and insolvency actions of P&C Scottino LLC or its single purpose entity principal (if any) (individually and collectively, the “Mahoney Borrower”) or actions to partition the mortgaged property by the Mahoney Borrower.

(25)	The classification of the lockbox and cash management types is described in the Preliminary Prospectus. See “Description of the Mortgage Pool—Lockbox Accounts” for further details.

(26)	With respect to Loan No. 19, Lightstone Portfolio, the related whole loan will initially be serviced by the master servicer and special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related lead servicing Companion Loan is securitized, it is anticipated that the related Whole Loan will be serviced under and by the master servicer and special servicer designated in the related pooling and servicing agreement entered into in connection with such securitization.

(27)	Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Debt—Existing Mezzanine Debt,” “—Future Mezzanine Debt” and “—Preferred Equity” and “Certain Legal Aspects of the Mortgage Loans” in the prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 26, Staybridge Suites St. Petersburg, in connection with the borrower’s acquisition of the mortgaged property, Six Continents Hotels, Inc., an affiliate of the franchisor, committed $750,000 in unsecured “key money” (the “Key Money Debt”) for renovations required by the franchise agreement. Please see “Description of the Mortgage Pool—Additional Indebtedness—Other Indebtedness” for additional information regarding the Key Money Debt.

 A-1-50

ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

 ANNEX A-2

Trust Cut-off Date Balances

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Trust			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Cut-off Date Balances			Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(3)(4)	DY(3)	Ratio(3)(5)	Maturity / ARD(1)(3)(5)
$2,900,000	-	$9,999,999	11	$72,256,401	6.5%	4.61501%	100	1.92x	11.4%	62.1%	54.3%
$10,000,000	-	$19,999,999	8	101,964,307	9.2	4.60228%	106	2.02x	11.6%	61.6%	54.0%
$20,000,000	-	$24,999,999	2	41,000,000	3.7	4.16268%	87	2.15x	9.7%	60.3%	60.3%
$25,000,000	-	$49,999,999	12	417,452,663	37.8	4.37737%	118	2.24x	11.9%	59.2%	53.9%
$50,000,000	-	$70,000,000	8	472,659,925	42.8	3.89995%	114	2.35x	11.5%	53.7%	50.1%
Total / Wtd. Avg:			41	$1,105,333,296	100.0%	4.20154%	113	2.24x	11.6%	57.3%	52.5%

Mortgage Rates

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Mortgage Rates			Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(3)(4)	DY(3)	Ratio(3)(5)	Maturity / ARD(1)(3)(5)
3.43000%	-	3.99999%	11	$446,059,925	40.4%	3.65740%	114	2.76x	11.9%	47.1%	43.8%
4.00000%	-	4.49999%	9	270,550,035	24.5	4.28253%	111	2.17x	11.4%	62.8%	59.2%
4.50000%	-	4.99999%	15	309,136,252	28.0	4.67277%	116	1.79x	11.8%	63.8%	56.3%
5.00000%	-	5.35200%	6	79,587,084	7.2	5.14556%	99	1.38x	9.2%	70.6%	64.2%
Total / Wtd. Avg:			41	$1,105,333,296	100.0%	4.20154%	113	2.24x	11.6%	57.3%	52.5%

Original Term to Maturity / ARD in Months(1)(2)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity / ARD in Months(1)			Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(3)(4)	DY(3)	Ratio(3)(5)	Maturity / ARD(1)(3)(5)
60			5	$55,734,879	5.0%	4.80275%	59	1.77x	10.1%	59.6%	57.7%
84			2	63,325,000	5.7	3.72636%	80	3.28x	14.0%	49.2%	48.3%
120			34	986,273,417	89.2	4.19807%	118	2.20x	11.5%	57.7%	52.5%
Total / Wtd. Avg:			41	$1,105,333,296	100.0%	4.20154%	113	2.24x	11.6%	57.3%	52.5%

 A-2-1

 ANNEX A-2

Remaining Term to Maturity / ARD in Months(1)(2)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity / ARD in Months(1)			Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(3)(4)	DY(3)	Ratio(3)(5)	Maturity / ARD(1)(3)(5)
58	-	84	7	$119,059,879	10.8%	4.23025%	70	2.57x	12.2%	54.1%	52.7%
85	-	119	30	854,008,417	77.3	4.19016%	118	2.20x	11.6%	57.7%	52.4%
120	-	120	4	132,265,000	12.0	4.24919%	120	2.20x	10.7%	58.0%	53.2%
Total / Wtd. Avg:			41	$1,105,333,296	100.0%	4.20154%	113	2.24x	11.6%	57.3%	52.5%

Original Amortization Term in Months(1)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(3)(4)	DY(3)	Ratio(3)(5)	Maturity / ARD(1)(3)(5)
Interest Only			16	$547,767,500	49.6%	3.99039%	111	2.73x	11.6%	51.8%	51.8%
	300		2	78,939,925	7.1	3.91313%	119	1.66x	10.6%	61.1%	43.9%
	324		1	12,000,000	1.1	5.30600%	114	1.37x	10.5%	70.8%	59.6%
	330		1	15,185,000	1.4	4.45000%	120	1.56x	9.9%	73.0%	56.5%
	360		21	451,440,872	40.8	4.47046%	114	1.81x	11.8%	62.4%	54.6%
Total / Wtd. Avg:			41	$1,105,333,296	100.0%	4.20154%	113	2.24x	11.6%	57.3%	52.5%

Remaining Amortization Term in Months(1)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(3)(4)	DY(3)	Ratio(3)(5)	Maturity / ARD(1)(3)(5)
Interest Only			16	$547,767,500	49.6%	3.99039%	111	2.73x	11.6%	51.8%	51.8%
299	-	356	6	125,777,133	11.4	4.21757%	118	1.64x	10.7%	63.3%	47.7%
357	-	360	19	431,788,663	39.1	4.46473%	114	1.81x	11.8%	62.5%	54.9%
Total / Wtd. Avg:			41	$1,105,333,296	100.0%	4.20154%	113	2.24x	11.6%	57.3%	52.5%

 A-2-2

 ANNEX A-2

Amortization Types

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Amortization Types			Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(3)(4)	DY(3)	Ratio(3)(5)	Maturity / ARD(1)(3)(5)
Interest Only			16	$547,767,500	49.6%	3.99039%	111	2.73x	11.6%	51.8%	51.8%
IO-Balloon			8	253,775,000	23.0	4.35151%	116	1.92x	12.0%	56.9%	51.3%
Balloon			14	200,030,872	18.1	4.62210%	112	1.73x	12.1%	68.4%	55.9%
ARD-Balloon			1	68,859,925	6.2	3.70250%	119	1.63x	10.2%	60.5%	43.1%
ARD-IO-Balloon			2	34,900,000	3.2	4.99928%	119	1.19x	7.6%	77.1%	72.1%
Total / Wtd. Avg:			41	$1,105,333,296	100.0%	4.20154%	113	2.24x	11.6%	57.3%	52.5%

Partial Interest Only Periods(1)(2)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Partial Interest			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Only Periods			Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(3)(4)	DY(3)	Ratio(3)(5)	Maturity / ARD(1)(3)(5)
24	-	24	1	$12,000,000	1.1%	5.30600%	114	1.37x	10.5%	70.8%	59.6%
25	-	47	4	68,925,000	6.2%	4.40387%	111	1.98x	13.2%	64.2%	56.8%
60	-	72	5	207,750,000	18.8%	4.38782%	118	1.80x	10.9%	57.0%	52.5%
Total / Wtd. Avg:			10	$288,675,000	26.1%	4.42982%	116	1.83x	11.5%	59.3%	53.8%

Underwritten Net Cash Flow Debt Service Coverage Ratios(2)(3)

						Weighted Averages

Underwritten				Aggregate	% of		Stated			Cut-off
Net Cash Flow			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Debt Service			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Coverage Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(3)(4)	DY(3)	Ratio(3)(5)	Maturity / ARD(1)(3)(5)
1.10x	-	1.24x	2	$39,750,000	3.6%	4.97527%	119	1.13x	7.2%	76.3%	71.4%
1.25x	-	1.49x	6	117,625,497	10.6	4.87744%	112	1.39x	9.8%	67.2%	58.3%
1.50x	-	1.74x	8	177,721,951	16.1	4.14835%	111	1.65x	10.5%	64.3%	51.9%
1.75x	-	1.99x	7	180,790,074	16.4	4.38761%	118	1.87x	9.6%	61.9%	59.3%
2.00x	-	4.47x	18	589,445,775	53.3	3.97345%	111	2.78x	13.1%	50.6%	48.2%
Total / Wtd. Avg:			41	$1,105,333,296	100.0%	4.20154%	113	2.24x	11.6%	57.3%	52.5%

 A-2-3

ANNEX A-2

Cut-off Date LTV Ratios(3)(5)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Cut-off Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(3)(4)	DY(3)	Ratio(3)(5)	Maturity/ARD(1)(3)(5)
29.0%	-	49.9%	9	$311,927,901	28.2%	3.60633%	112	3.16x	13.1%	41.0%	40.0%
50.0%	-	59.9%	6	228,300,000	20.7	4.37427%	109	2.14x	11.0%	57.4%	56.3%
60.0%	-	64.9%	9	244,171,626	22.1	4.24099%	116	1.97x	11.0%	62.1%	55.1%
65.0%	-	69.9%	11	216,168,953	19.6	4.55495%	112	1.65x	10.7%	67.1%	58.6%
70.0%	-	78.3%	6	104,764,817	9.5	4.77614%	118	1.61x	11.0%	74.5%	63.4%
Total / Wtd. Avg:			41	$1,105,333,296	100.0%	4.20154%	113	2.24x	11.6%	57.3%	52.5%

LTV Ratio at Maturity / ARD(3)(5)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Maturity Date / ARD			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(3)(4)	DY(3)	Ratio(3)(5)	Maturity/ARD(1)(3)(5)
29.0%	-	44.9%	7	$234,787,826	21.2%	3.63692%	118	2.73x	12.7%	43.0%	36.6%
45.0%	-	49.9%	4	156,080,000	14.1	3.71547%	106	3.05x	12.5%	48.2%	47.1%
50.0%	-	54.9%	6	131,403,896	11.9	4.54452%	108	2.06x	13.3%	58.7%	52.6%
55.0%	-	59.9%	14	336,711,990	30.5	4.42728%	114	1.91x	11.1%	64.5%	57.8%
60.0%	-	73.6%	10	246,349,584	22.3	4.55612%	113	1.82x	9.6%	66.3%	64.1%
Total / Wtd. Avg:			41	$1,105,333,296	100.0%	4.20154%	113	2.24x	11.6%	57.3%	52.5%

 A-2-4

ANNEX A-2

Type of Mortgaged Properties

				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Property Type	Properties	Balance	Balance	Occupancy	DSCR(3)(4)	DY(3)	Ratio(3)(5)	Maturity/ARD(1)(3)(5)

Office
Suburban	16	$185,500,769	16.8%	94.3%	2.23x	12.0%	53.0%	47.7%
CBD	4	175,800,000	15.9	92.8%	2.91x	12.3%	48.3%	48.3%
Medical	7	3,293,499	0.3	100.0%	3.54x	14.1%	45.0%	45.0%
Subtotal:	27	$364,594,268	33.0%	93.6%	2.57x	12.2%	50.6%	47.9%

Hotel
Extended Stay	29	$75,374,061	6.8%	83.4%	2.29x	13.5%	60.9%	55.9%
Limited Service	45	62,926,862	5.7	74.4%	2.27x	13.1%	61.5%	55.2%
Full Service	4	36,259,804	3.3	78.0%	2.22x	15.4%	72.8%	59.9%
Select Service	4	33,989,355	3.1	78.3%	2.08x	14.2%	57.4%	52.0%
Subtotal:	82	$208,550,082	18.9%	78.9%	2.24x	13.8%	62.6%	55.8%

Industrial
Warehouse/Distribution	31	$130,101,780	11.8%	97.7%	2.02x	10.2%	60.9%	59.3%
Flex	10	49,264,999	4.5	86.1%	1.68x	11.3%	67.1%	55.3%
Warehouse	10	22,271,893	2.0	99.0%	3.67x	15.1%	44.5%	43.5%
Subtotal:	51	$201,638,672	18.2%	95.0%	2.12x	11.0%	60.6%	56.6%

Mixed Use
Office/Retail	3	$59,090,364	5.3%	96.2%	3.66x	14.2%	39.6%	37.4%
Office/Multifamily	1	50,000,000	4.5	98.8%	1.93x	7.8%	59.0%	59.0%
Office/Industrial	1	15,185,000	1.4	100.0%	1.56x	9.9%	73.0%	56.5%
Subtotal:	5	$124,275,364	11.2%	97.7%	2.71x	11.1%	51.5%	48.4%

Retail
Freestanding	7	$41,094,309	3.7%	100.0%	1.29x	7.4%	72.5%	68.9%
Anchored	1	21,000,000	1.9	96.5%	2.11x	10.5%	54.4%	54.4%
Single Tenant	1	4,734,959	0.4	100.0%	1.10x	7.1%	78.3%	73.6%
Unanchored	1	4,370,731	0.4	100.0%	1.10x	7.1%	78.3%	73.6%
Subtotal:	10	$71,200,000	6.4%	99.0%	1.51x	8.3%	67.9%	65.2%

Self Storage
Self Storage	22	$68,859,925	6.2%	95.1%	1.63x	10.2%	60.5%	43.1%
Subtotal:	22	$68,859,925	6.2%	95.1%	1.63x	10.2%	60.5%	43.1%

Multifamily
Student	1	$43,000,000	3.9%	100.0%	1.31x	8.4%	66.5%	61.2%
Mid-rise	1	12,500,000	1.1	98.3%	1.73x	8.9%	58.7%	58.7%
Garden	2	10,714,985	1.0	94.7%	1.36x	9.2%	59.5%	53.1%
Subtotal:	4	$66,214,985	6.0%	98.8%	1.40x	8.6%	63.9%	59.4%

Total / Wtd. Avg:	201	$1,105,333,296	100%	92.3%	2.24x	11.6%	57.3%	52.5%

 A-2-5

ANNEX A-2

Mortgaged Properties by Location

				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Location	Properties	Balance	Balance	Occupancy	DSCR(3)(4)	DY(3)	Ratio(3)(5)	Maturity/ARD(3)(5)

California	23	$214,828,099	19.4%	91.9%	2.43x	12.3%	49.7%	45.4%
Texas	42	175,668,187	15.9	90.2%	1.84x	11.6%	65.7%	57.0%
New York	9	151,356,027	13.7	96.1%	2.74x	11.0%	49.4%	47.6%
Massachusetts	6	68,564,643	6.2	98.8%	1.63x	9.2%	63.3%	57.6%
District of Columbia	1	64,000,000	5.8	98.6%	3.00x	11.9%	47.6%	47.6%
Connecticut	4	62,483,933	5.7	91.3%	2.71x	12.7%	56.9%	56.0%
Ohio	10	47,957,628	4.3	84.8%	1.56x	11.1%	68.0%	56.0%
Maryland	4	30,139,198	2.7	85.6%	2.25x	14.0%	54.8%	50.8%
Illinois	5	28,198,008	2.6	94.1%	2.06x	10.6%	56.0%	52.6%
Florida	7	26,681,761	2.4	85.4%	2.19x	12.9%	64.5%	57.7%
Pennsylvania	6	25,463,731	2.3	93.2%	1.98x	11.4%	57.3%	55.3%
Indiana	8	25,450,137	2.3	97.1%	2.25x	11.4%	63.7%	53.9%
New Jersey	5	24,347,405	2.2	84.8%	1.91x	12.7%	60.0%	54.9%
Kentucky	5	23,335,918	2.1	99.0%	1.86x	9.3%	64.3%	64.3%
Louisiana	5	19,234,729	1.7	91.2%	1.80x	11.9%	63.9%	57.3%
Georgia	4	18,626,748	1.7	77.5%	2.01x	11.3%	64.8%	58.4%
Washington	3	12,979,632	1.2	96.0%	1.93x	8.9%	62.7%	62.7%
Virginia	6	12,026,045	1.1	94.0%	2.01x	11.4%	63.4%	55.5%
Arkansas	5	11,184,852	1.0	71.0%	2.09x	14.3%	61.5%	53.1%
Michigan	6	7,796,597	0.7	92.4%	3.28x	13.6%	49.8%	49.8%
Utah	1	6,815,717	0.6	100.0%	1.83x	9.2%	64.5%	64.5%
Nevada	2	6,228,264	0.6	96.5%	1.77x	10.5%	59.3%	43.2%
Rhode Island	1	4,975,610	0.5	79.1%	1.37x	10.5%	70.8%	59.6%
Delaware	3	4,631,590	0.4	100.0%	1.83x	9.2%	64.5%	64.5%
Maine	1	4,370,731	0.4	100.0%	1.10x	7.1%	78.3%	73.6%
Alabama	3	4,369,407	0.4	100.0%	2.63x	13.6%	57.4%	52.2%
New Hampshire	1	3,928,456	0.4	100.0%	1.10x	7.1%	78.3%	73.6%
Wisconsin	4	3,422,868	0.3	96.1%	3.44x	13.9%	46.9%	46.9%
Minnesota	4	3,392,091	0.3	93.1%	3.30x	13.6%	49.5%	49.5%
Arizona	2	3,316,352	0.3	95.2%	3.33x	13.7%	48.9%	48.9%
Missouri	4	3,254,880	0.3	99.4%	2.82x	12.6%	50.8%	44.3%
Kansas	1	1,631,889	0.1	95.8%	1.63x	10.2%	60.5%	43.1%
North Carolina	2	1,172,047	0.1	79.3%	3.03x	13.0%	54.5%	54.5%
Oregon	1	1,071,249	0.1	74.1%	2.72x	12.4%	60.4%	60.4%
Oklahoma	3	940,884	0.1	82.1%	2.97x	12.9%	55.7%	55.7%
South Carolina	2	568,834	0.1	100.0%	3.54x	14.1%	45.0%	45.0%
Wyoming	1	498,502	0.0	74.6%	2.72x	12.4%	60.4%	60.4%
Iowa	1	420,650	0.0	100.0%	3.54x	14.1%	45.0%	45.0%

Total / Wtd. Avg:	201	$1,105,333,296	100.0%	92.3%	2.24	11.6%	57.3%	52.5%

 A-2-6

ANNEX A-2

Prepayment Protection

				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Prepayment	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Protection	Loans	Balance	Balance	Rate	(Mos.)(2)	DSCR(3)(4)	DY(3)	Ratio(3)(5)	Maturity/ARD(1)(3)(5)

Defeasance(6)	25	$756,524,759	68.4%	4.20620%	117	2.10x	11.3%	58.9%	53.0%
Yield Maintenance	12	196,308,537	17.8	4.65719%	103	1.99x	11.4%	63.0%	58.7%
Defeasance or Yield Maintenance	4	152,500,000	13.8	3.59185%	106	3.29x	13.3%	42.4%	42.4%
Total / Wtd. Avg:	41	$1,105,333,296	100.0%	4.20154%	113	2.24x	11.6%	57.3%	52.5%

Loan Purpose

				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Loan	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Purpose	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(3)(5)	Maturity/ARD(1)(3)(5)

Refinance	27	$780,372,147	70.6%	4.21970%	114	2.15x	10.9%	57.9%	53.0%
Acquisition	10	271,561,149	24.6	4.17985%	109	2.38x	13.0%	58.9%	53.9%
Recapitalization	3	41,400,000	3.7	3.68143%	118	3.36x	14.5%	32.8%	32.2%
Acquisition/Refinance	1	12,000,000	1.1	5.30600%	114	1.37x	10.5%	70.8%	59.6%
Total / Wtd. Avg:	41	$1,105,333,296	100.0%	4.20154%	113	2.24x	11.6%	57.3%	52.5%

(1) In the case of Loan Nos. 2, 16 and 41, each with an anticipated repayment date, Remaining Loan Term and LTV Ratio at Maturity / ARD are calculated as of the related anticipated repayment date.

(2) In the case of Loan No. 3 the first payment date for the loan is December 1, 2017. On the Closing Date, JPMCB will deposit sufficient funds to pay the interest due for the November 2017 payment for the related loan. Information presented in this term sheet reflects the contractual loan terms.

(3) In the case of Loan Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 15, 16, 18, 19, 22, 23 and 28, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and LTV Ratio at Maturity / ARD calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 8, and 10, 15 and 17 the UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and LTV Ratio at Maturity / ARD calculations exclude the related Subordinate Companion Loan(s).

(4) In the case of Loan No. 1, the UW NCF DSCR is calculated using the sum of principal and interest payments over the first 12 months following the expiration of the interest-only period based on the assumed principal payment schedule provided on Annex G to the Preliminary Prospectus.

(5) In the case of Loan Nos. 1, 5, 8, 9, 12 and 19 the Cut-off Date LTV and the LTV Ratio at Maturity / ARD are calculated by using an appraised value based on certain hypothetical assumptions. In the case of Loan No. 9, the Cut-off Date LTV and LTV Ratio at Maturity / ARD are calculated based on the portfolio appraised value. Refer to “Description of the Mortgage Pool—Assessments of Property Value and Condition” and “—Appraised Value ” in the Preliminary Prospectus for additional details.

(6) In the case of Loan No. 2 and 27 the loan documents permit the borrowers to prepay the related loan with yield maintenance premium in the event the defeasance lockout period has not expired after certain dates. See the “Description of the Mortgage Pool – Certain Terms of the Mortgage Loans - Defeasance; Collateral Substitution ” in the Preliminary Prospectus.

 A-2-7

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS

 A-3-1

Annex A-3	JPMDB 2017-C7

Moffett Place Building 4

A-3-2

Annex A-3	JPMDB 2017-C7

Moffett Place Building 4

A-3-3

Annex A-3	JPMDB 2017-C7

Moffett Place Building 4

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	GACC	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Office – Suburban
Original Principal Balance(2):	$70,000,000	Net Rentable Area (SF):	314,352
Cut-off Date Principal Balance(2):	$70,000,000	Location:	Sunnyvale, CA
% of Pool by IPB:	6.3%	Year Built / Renovated:	2017 / N/A
Loan Purpose:	Refinance	Occupancy:	100.0%
Borrower:	MP B4 LLC	Occupancy Date:	10/6/2017
Sponsor(3):	Joseph K. Paul	Number of Tenants:	1
Interest Rate:	3.63650%	2014 NOI(6):	N/A
Note Date:	8/3/2017	2015 NOI(6):	N/A
Maturity Date:	8/6/2027	2016 NOI(6):	N/A
Interest-only Period:	60 months	TTM NOI(6):	N/A
Original Term:	120 months	UW Economic Occupancy:	95.0%
Original Amortization(4):	360 months	UW Revenues:	$17,794,328
Amortization Type:	IO-Balloon	UW Expenses:	$2,240,410
Call Protection(5):	L(26),Def(87),O(7)	UW NOI:	$15,553,919
Lockbox / Cash Management:	Hard / In Place	UW NCF:	$15,491,048
Additional Debt:	Yes	Appraised Value / Per SF(7):	$309,500,000 / $985
Additional Debt Balance:	$57,000,000 / $98,000,000	Appraisal Date:	11/1/2018
Additional Debt Type:	Pari Passu / Mezzanine Loan

Escrows and Reserves(8)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$404
Taxes:	$499,913	$71,416	N/A	Maturity Date Loan / SF:	$367
Insurance:	$0	Springing	N/A	Cut-off Date LTV(7):	41.0%
Replacement Reserves:	$0	$0	N/A	Maturity Date LTV(7):	37.3%
TI/LC:	$0	$0	N/A	UW NCF DSCR(9):	2.29x
Other:	$30,293,713	$0	N/A	UW NOI Debt Yield:	12.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(2)	$127,000,000	56.4%	Payoff Existing Debt	$107,948,334	48.0%
Mezzanine Loan	98,000,000	43.6	Upfront Reserves	30,793,626	13.7
			Closing Costs	6,985,460	3.1
			Return of Equity	79,272,579	35.2
Total Sources	$225,000,000	100.0%	Total Uses	$225,000,000	100.0%

(1)	The Moffett Place Building 4 Whole Loan (as defined below) was co-originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”) and Wells Fargo Bank, National Association (“WFB”).

(2)	The Moffett Place Building 4 loan is part of a whole loan evidenced by four senior pari passu notes with an aggregate original principal balance of $127.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the Moffett Place Building 4 Whole Loan (as defined below).

(3)	Joseph K. Paul is the loan sponsor and Paul Guarantor LLC is the nonrecourse carve-out guarantor. See “Loan Sponsor” section below.

(4)	The Moffett Place Building 4 Whole Loan will amortize in accordance with “Annex G – Assumed Principal Payment Schedule for the Moffett Place Building 4 Mortgage Loan” in the Preliminary Prospectus.

(5)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of September 6, 2017. Defeasance of the full $127.0 million Moffett Place Building 4 Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) August 3, 2020. The assumed lockout period of 26 payments is based on the expected JPMDB 2017-C7 securitization closing date in October 2017. The actual lockout period may be longer.

(6)	Historical NOI is not available because construction of the property was completed in 2017.
(7)	Represents the “Prospective Market Value Upon Stabilization” Appraised Value which assumes that the borrower’s contractual tenant improvement and leasing commission obligations have been fulfilled, that there is no outstanding free rent, that payment of rent has commenced and that the Moffett Place Building 4 property is leased at a market rent level as of November 1, 2018. At origination, the borrower reserved approximately $30.3 million for outstanding tenant improvements and free rent associated with the Google lease. The “as-Is” Appraised Value is $269.1 million as of June 13, 2017, which represents a Cut-off Date LTV and Maturity Date LTV of 47.2% and 42.9%, respectively on the Moffett Place Building 4 Whole Loan. In addition, the appraisal concluded a dark value of $238.9 million as of June 13, 2017, which represents a Cut-off Date LTV and Maturity Date LTV of 53.2% and 48.3%, respectively.
(8)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-4

Annex A-3	JPMDB 2017-C7

Moffett Place Building 4

(9)	The UW NCF DSCR is calculated using the sum of interest and principal payments over the first 12 months following the expiration of the interest-only period based on the assumed principal payment schedule. For more information, please reference “Annex G – Assumed Principal Payment Schedule for the Moffett Place Building 4 Mortgage Loan” in the preliminary prospectus.

The Loan. The Moffett Place Building 4 loan is secured by a first mortgage lien on the borrower’s fee interest in a 314,352 square foot office building located in Sunnyvale, California. The loan was co-originated by DBNY and WFB, has an outstanding principal balance as of the Cut-off Date of $127.0 million (the “Moffett Place Building 4 Whole Loan”) and is comprised of four senior pari passu notes. Note A-1, the controlling note, and Note A-2, with an aggregate outstanding principal balance as of the Cut-off Date of $70.0 million, are being contributed to the JPMDB 2017-C7 Trust. The non-controlling Note A-4 has been contributed to the BANK 2017-BNK7 Trust. The Moffett Place Building 4 Whole Loan has a 10-year term and following a five-year interest-only period, will amortize in accordance with the amortization schedule on Annex G to the preliminary prospectus. The most recent prior financing of the Moffett Place Building 4 property was not included in a securitization. The relationship between the holders of the Moffett Place Building 4 Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-2	$70,000,000	$70,000,000	JPMDB 2017-C7	Yes
A-3	25,250,000	25,250,000	DBNY	No
A-4	31,750,000	31,750,000	BANK 2017-BNK7	No
Total	$127,000,000	$127,000,000

The Borrower. The borrowing entity for the Moffett Place Building 4 Whole Loan is MP B4 LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor is Joseph K. Paul, the founder of Jay Paul Company. The nonrecourse carve-out guarantor is Paul Guarantor LLC, a Delaware limited liability company that is wholly owned by the Jay Paul Revocable Living Trust, of which Joseph K. Paul is trustee and grantor. Jay Paul Company is a privately-held real estate firm based in San Francisco, California that concentrates on the acquisition, development and management of commercial properties throughout California with a specific focus on creating projects for technology firms. Jay Paul Company has developed or acquired over 8.5 million square feet, of institutional quality space with an additional 6.0 million square feet under development, much of which is located near the Moffett Place Building 4 property in Sunnyvale. In addition, Jay Paul Company owns 21 buildings in Moffett Park totaling approximately 5.0 million square feet. Jay Paul Company has built projects for many companies including Apple, Google, Amazon, Motorola, Microsoft, Boeing, Philips Electronics, HP and DreamWorks.

The Property. The Moffett Place Building 4 property is an eight-story, 314,352 square foot, Class A office tower located in Sunnyvale, California approximately 39 miles southeast of the San Francisco central business district. The Moffett Place Building 4 property is 100.0% leased to Google Inc. (“Google”) through November 2028. Google took possession of the Moffett Place Building 4 property on August 1, 2017 and is currently constructing its interior improvements. Google is currently in a rent abatement period through October 2018 (which has been fully reserved for). Google is expected to complete its build-out and take occupancy in Fall 2018. The Moffett Place Building 4 property is part of Moffett Place, a 55.25-acre campus containing six 314,352 square foot office buildings, totaling approximately 1.9 million square feet of office space, and a 52,500 square foot amenities building. Google has pre-leased the entirety of the Moffett Place campus. In Phase I of Moffett Place, Google took possession of Buildings 1, 2 and 5. In Phase II, Google took possession of Building 3 (the sister building of the Moffett Place Building 4 property). Building 6 is under construction and Google is expected to occupy it upon completion. The overall parking ratio for Moffett Place is 3.3 spaces per 1,000 square feet of net rentable area within three parking structures and surface parking. Additionally, the top level of one of the parking structures is improved with the High Garden, which features walking and running trails, outdoor volleyball/basketball courts, bocce ball courts, a putting green, and other recreational facilities.

A-3-5

Annex A-3	JPMDB 2017-C7

Moffett Place Building 4

The Moffett Place Building 4 property is located within the northern portion of Sunnyvale, California near the intersection of Bayshore Freeway (U.S. Highway 101) and State Highway 237. The Moffett Place Building 4 property is centrally located within 0.75 miles of five Santa Clara Valley Transportation Authority Light rail stations (the Moffett Park, Lockheed Martin, Borregas, Crossman and Fair Oaks stations). According to a third-party market research report, the 2017 estimated population within a three-, five- and 10-mile radius of the Moffett Place Building 4 property was 101,123, 342,356, and 1,320,658, respectively; while the 2017 estimated average household income within a three-, five- and 10-mile radius was $128,406, $144,058, $139,063, respectively.

According to the appraisal, the Moffett Place Building 4 property is located in the Sunnyvale submarket of the Silicon Valley and San Francisco Peninsula office market. As of the first quarter of 2017, the submarket contained approximately 10.9 million square feet of office space exhibiting a vacancy rate of approximately 2.2% and an average asking rental rate of $51.84 per square foot with an average Class A office asking rental rate of $58.20 per square foot. According to a third-party market research report, the Moffett Place Building 4 property is located in the Moffett Park office node within Sunnyvale, which contains approximately 6.9 million square feet of 4 & 5 star rated office inventory, exhibiting a vacancy rate of approximately 4.5% and an average asking rental rate of $61.42 per square foot.

Google does not directly lease the amenities building from the borrower. Instead, Google’s right to use the amenities building is contained within each individual lease. Google’s right to use the amenities building is exclusive during any period when Google leases the property and is non-exclusive for any period of time that an additional tenant leases space at the property in the future. Additionally, the amenities building and the parking structure are part of the common areas, which are owned in fee simple by an owners association, which is wholly owned by the borrower and affiliates of the borrower. The borrower has pledged its ownership interests in the owner’s association as collateral for the Moffett Place Building 4 Whole Loan.

The following table presents certain information relating to comparable office leasing for the Moffett Place Building 4 property:

Office Lease Comparables(1)
Address	Tenant	Lease Date	Tenant SF	Building SF	Term (yrs)	Actual Base Rent PSF	Free Rent (mos)	Tenant Improvement PSF	Lease Type	Rent Steps
Moffett Towers II	Lab126	Mar-2017	350,663	350,663	10	$47.40	6	$70.00	New	3.0%
Moffett Gateway	Google, Inc.	Nov-2016	298,924	298,924	11	$44.40	9	$70.00	New	3.0%
10900 Tantau Avenue	Panasonic	May-2017	43,034	102,540	5	$51.00	1	$0.00	Renewal	3.0%
Tree Farm	Toyota	Mar-2017	96,562	96,562	5.5	$63.00	NAV	$0.00	New	3.0%
Moffett Tower II Bldg. 2	NAV	Dec-2016	362,600	362,600	10	$48.00	6	$65.00	New	3.0%

(1)	Source: Appraisal.

Historical and Current Occupancy(1)
2014	2015	2016	Current(2)
N/A	N/A	N/A	100.0%
(1)	Historical occupancy is not available as the property was constructed in 2017.

(2)	Current Occupancy is as of October 6, 2017. Google has taken possession of its space and is currently constructing its interior improvements. Google is currently in a rent abatement period through October 2018. At origination, $17,046,036 was reserved, which amount represents all future rent credits or abatements under the Google lease.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
Google(4)	Aa2 / AA+ / NA	314,352	100.0%	$52.33	100.0%	11/30/2028
(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field. The parent company of Google does not guarantee the lease.

(3)	Base Rent PSF reflects the average rent over the lease term. Google’s current base rent per square foot after its free rent period through October 2018 is $47.16 ($14,824,480 annually).

(4)	Google has two seven-year renewal options. The tenant does not have any termination options.

A-3-6

Annex A-3	JPMDB 2017-C7

Moffett Place Building 4

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring(2)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP(2)	NAP	0	0.0%	NAP	NAP
2017 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2018	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028 & Beyond	1	314,352	100.0	16,449,061	100.0	314,352	100.0%	$16,449,061	100.0%
Total	1	314,352	100.0%	$16,449,061	100.0%

(1)	Based on the underwritten rent roll.

(2)	Base Rent Expiring reflects the average rent over the lease term. The current base rent per square foot after the expiration of the free rent period through October 2018 is $47.16 or $14,824,480 annually.

Underwritten Net Cash Flow
	Underwritten	Per Square Foot	%(1)
Rents In Place(2)	$16,449,061	$52.33	87.8%
Vacant Income	0	0.00	0.0
Total Reimbursements	1,829,948	5.82	9.8
Other Revenue(3)	451,863	1.44	2.4
Net Rental Income	$18,730,872	$59.59	100.0%
(Vacancy/Credit Loss)	(936,544)	(2.98)	(5.0)
Effective Gross Income	$17,794,328	$56.61	95.0%
Total Expenses	$2,240,410	$7.13	12.6%
Net Operating Income	$15,553,919	$49.48	87.4%
Total TI/LC, CapEx/RR	62,870	0.20	0.4
Net Cash Flow	$15,491,048	$49.28	87.1%
(1)	% column represents percentage of Net Rental Income for all revenue lines and represents percentage of Effective Gross Income for the remainder of the fields.

(2)	Rents in Place include contractual rents as of October 2018 ($14,824,840) and a straight line average of contractual rent steps through November 2028 ($1,624,221).

(3)	Other Revenue reflects amenities use fee with contractual steps taken through October 2018 plus a straight line average of contractual steps through lease expiration.

Property Management. The Moffett Place Building 4 property is managed by Paul Holdings, Inc., a loan sponsor affiliate.

Escrows and Reserves. At loan origination, the borrower deposited $17,046,036 into a tenant-specific rent concession reserve account, $13,247,677 into a tenant-specific TI/LC reserve account and $499,913 into a tax reserve account.

Tax Escrows - On a monthly basis, the borrower is required to deposit 1/12 of the estimated annual real estate taxes, which currently equates to $71,416, into a tax reserve account.

Insurance Escrows - In the event that an acceptable blanket policy is no longer in place, the borrower is required on a monthly basis to escrow 1/12 of annual insurance premiums.

Lease Sweep Reserve - On each due date during the continuance of a Lease Sweep Period (as defined below), the Moffett Place Building 4 Whole Loan documents require the borrower to deposit into the cash management account all excess cash flow after payment of debt service, required reserves and operating expenses into a special rollover reserve until funds accumulated in such reserve equal the applicable Lease Sweep Reserve Threshold. Once funds in the special rollover reserve reach the Lease Sweep Reserve Threshold, all remaining excess cash flow are required to be deposited into a debt service reserve until funds accumulated in such reserve equal the applicable Lease Sweep Reserve Cap.

A-3-7

Annex A-3	JPMDB 2017-C7

Moffett Place Building 4

The “Lease Sweep Reserve Threshold” means, if the Lease Sweep Period was caused by (x) the occurrence of September 6, 2024, (y) a default under the Lease Sweep Lease (as defined below) or (z) the failure of the tenant (or parent company) to be investment grade, an amount equal to $30.00 per square foot (currently $9,430,560) and if the Lease Sweep Period was caused by the tenant under the Lease Sweep Lease (as defined below) terminating its lease or going dark in at least 20.0% or more of its rentable area, the product of $30.00 multiplied by the aggregate amount of terminated or dark leasable square feet space.

The “Lease Sweep Reserve Cap” means, (1) if the Lease Sweep Period was caused by (x) the occurrence of September 6, 2024 or (y) a default under the Lease Sweep Lease (as defined below), an amount equal to $35.00 per square foot (currently $11,002,320), (2) if the Lease Sweep Period was caused by the tenant under the Lease Sweep Lease (as defined below) terminating its lease, the product of $35.00 multiplied by the aggregate amount of terminated leasable square feet space (3) if Lease Sweep Period was caused by the tenant under the Lease Sweep Lease going dark in at least 20.0% or more of its rentable area, the product of $50.00 multiplied by the aggregate amount of terminated or dark leasable square feet space and (4) if Lease Sweep Period was caused by the downgrade of the tenant under the Lease Sweep Lease (or its parent) below investment grade, an amount equal to $50.00 per square foot (currently $15,717,600).

A “Lease Sweep Period” is a period commencing on the first monthly payment date following the earliest to occur of (i) September 6, 2024, (ii) the tenant under a Lease Sweep Lease (or any successor or replacement tenant) cancels or terminates its lease (or gives notice of its intent to do so), (iii) the date on which the tenant under a Lease Sweep Lease “goes dark” in at least 20% of its space (unless the tenant or any sublessee is investment grade rated and paying full unabated rent greater than or equal to the sublessor rent), (iv) upon a default of a tenant under a Lease Sweep Lease, (v) upon the occurrence of an insolvency proceeding of a tenant under a Lease Sweep Lease or (vi) the date on which, with respect to the Google lease, neither Google nor the Google tenant’s parent company is an investment grade entity. A Lease Sweep Period will terminate on the earliest to occur of: (1) with respect to a Lease Sweep Period commencing as set forth in clauses (i), (ii), (iii) or (vi) above, one or more replacement leases have been executed and all conditions to such replacement tenants taking occupancy of the space, commencing the payment of full unabated rent have been satisfied and all leasing expenses under the lease have been paid, (2) with respect to a Lease Sweep Period commencing as set forth in clauses (i) or (ii) above, the Lease Sweep Lease has been renewed and all conditions to the payment of full unabated rent have occurred, (3) with respect to a Lease Sweep Period commencing as set forth in clauses (iii) or (vi) above, the tenant under the Lease Sweep Lease is restored to an investment grade entity or the entire space demised under the Lease Sweep Lease in question is subleased to an investment grade entity (and such sublessee has taken possession of such space and commenced payment of full unabated rent thereunder), (4) with respect to a Lease Sweep Period commencing as set forth in clause (iv), the date on which the subject default has been cured and no other default under such Lease Sweep Lease occurs for a period of 3 consecutive months following such cure, (5) with respect to a Lease Sweep Period commencing as set forth in clause (v), the date on which the insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned and (6) with respect to with respect to a Lease Sweep Period commencing as set forth in clauses (i) through (iv) and (vi) above, the date funds on deposit in the special rollover reserve and the debt service reserve equals the applicable Lease Sweep Reserve Cap. Additionally, the borrower may prevent the commencement (or terminate the existence) of a Lease Sweep Period by posting a letter of credit with the lender with a face amount equal to the applicable Lease Sweep Reserve Cap.

A “Lease Sweep Lease” means (i) the Google lease or (ii) any lease that is entered into by the borrower in replacement of the Google lease, and that, either individually, or when taken together with any other lease with the same tenant or its affiliates, demises space equal to or greater than the space under the Lease Sweep Lease.

Lockbox / Cash Management. The Moffett Place Building 4 loan is structured with a hard lockbox and in-place cash management. The loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrower or the property manager with respect to the Moffett Place Building 4 property be deposited into the lockbox account by the end of the first business day following receipt. All funds in the lockbox account are required to be swept into a lender-controlled cash management account on a daily basis and applied as provided in the loan documents.

Additional Debt. A mezzanine loan, with an original principal balance of $98,000,000, was funded concurrently with the funding of the Moffett Place Building 4 Whole Loan. The mezzanine loan accrues interest at a rate of 5.65000%, is coterminous with the Moffett Place Building 4 Whole Loan and is interest-only for the first 60 months of its term, with principal and interest payments thereafter based on the assumed principal payment schedule. The mezzanine loan was co-originated by Athene Annuity and Life Company, Athene Annuity & Life Assurance Company, Midland National Life Insurance Company and CPPIB Credit Investments III Inc. Based on the total combined debt of $225.0 million, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield are 72.7%, 67.2%, 1.16x and 6.9%, respectively. An intercreditor agreement is in place with respect to the Moffett Place Building 4 Whole Loan and the related mezzanine loan.

A-3-8

Annex A-3	JPMDB 2017-C7

[THIS PAGE INTENTIONALLY LEFT BLANK]

A-3-9

Annex A-3	JPMDB 2017-C7

U-Haul SAC Portfolios 14, 15, 17

A-3-10

Annex A-3	JPMDB 2017-C7

U-Haul SAC Portfolios 14, 15, 17

A-3-11

Annex A-3	JPMDB 2017-C7

U-Haul SAC Portfolios 14, 15, 17

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$69,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$68,859,925	Property Type - Subtype:	Self Storage – Self Storage
% of Pool by IPB:	6.2%	Net Rentable Area (SF):	1,149,651
Loan Purpose:	Refinance	Location:	Various
Borrowers:	Fourteen SAC Self-Storage	Year Built / Renovated:	Various / Various
	Corporation, Fifteen SAC Self-	Occupancy:	94.0%
	Storage Corporation and Seventeen	Occupancy Date:	7/31/2017
	SAC Self-Storage Corporation	Number of Tenants:	N/A
Sponsor:	Blackwater Investments, Inc.	2014 NOI:	$11,446,791
Interest Rate:	3.70250%	2015 NOI:	$12,438,519
Note Date(2):	8/9/2017	2016 NOI:	$13,240,536
Anticipated Repayment Date(2):	9/6/2027	TTM NOI (as of 6/2017):	$13,241,633
Final Maturity Date(2):	9/6/2037	UW Economic Occupancy:	88.6%
Interest-only Period:	None	UW Revenues:	$18,742,353
Original Term(2):	120 months	UW Expenses:	$5,626,088
Original Amortization:	300 months	UW NOI:	$13,116,265
Amortization Type:	ARD-Balloon	UW NCF:	$12,882,844
Call Protection(3):	L(25),Def(91),O(4)	Appraised Value / Per SF:	$212,670,000 / $185
Lockbox / Cash Management:	Soft / Springing	Appraisal Date(4):	Various
Additional Debt:	Yes
Additional Debt Balance:	$59,878,195
Additional Debt Type:	Pari Passu

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$112
Taxes:	$985,823	Springing	N/A	Maturity Date Loan / SF:	$80
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	60.5%
Replacement Reserves:	$116,711	Springing	$116,711	Maturity Date LTV:	43.1%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.63x
Other:	$333,269	$0	N/A	UW NOI Debt Yield:	10.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$129,000,000	100.0%	Payoff Existing Debt	$91,373,752	70.8%
			Closing Costs	2,190,159	1.7
			Upfront Reserves	1,435,803	1.1
			Return of Equity	34,000,286	26.4
Total Sources	$129,000,000	100.0%	Total Uses	$129,000,000	100.0%

(1)	The U-Haul SAC Portfolios 14, 15, 17 loan is part of a whole loan evidenced by four pari passu notes with an aggregate original principal balance of $129.0 million. The Financial Information presented in the chart above reflects the aggregate Cut-off Date Balance of the $128,738,120 U-Haul SAC Portfolios 14, 15, 17 Whole Loan (as defined herein).

(2)	The U-Haul SAC Portfolios 14, 15, 17 Whole Loan has an anticipated repayment date of September 6, 2027 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of September 6, 2037. From and after the Anticipated Repayment Date, the U-Haul SAC Portfolios 14, 15, 17 Whole Loan accrues interest at a fixed rate that is equal to the greater of (i) 3.70250% plus 3.00000% and (ii) the then 10-year treasury yield plus 4.52000%.

(3)	The lockout period will be at least 25 payments beginning with and including the first payment date in October 2017. Defeasance of the full $129.0 million U-Haul SAC Portfolios 14, 15, 17 Whole Loan is permitted after the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not expired by October 6, 2021, the borrowers are permitted to prepay the U-Haul SAC Portfolios 14, 15, 17 Whole Loan with the payment of a yield maintenance premium. The assumed lockout period of 25 payments is based on the expected JPMDB 2017-C7 securitization closing date in October 2017. The actual lockout period may be longer.

(4)	The Appraisal Dates range from June 19, 2017 to June 26, 2017.

(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-12

Annex A-3	JPMDB 2017-C7

U-Haul SAC Portfolios 14, 15, 17

The Loan. The U-Haul SAC Portfolios 14, 15, 17 loan is secured by a first mortgage lien on the borrowers’ fee interests in a portfolio of 22 self-storage properties totaling 1,149,651 gross square feet throughout 14,804 self-storage units located in 12 different states. The whole loan has an outstanding principal balance as of the Cut-off Date of approximately $128.7 million (the “U-Haul SAC Portfolios 14, 15, 17 Whole Loan”) and is comprised of four pari passu notes, each as described below. Note A-1, the controlling note, and the non-controlling Note A-2, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $68.9 million, are being contributed to the JPMDB 2017-C7 Trust . The non-controlling Note A-3 and non-controlling Note A-4, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $59.9 million, are each expected to be contributed to one or more future securitization trusts. The U-Haul SAC Portfolios 14, 15, 17 Whole Loan is structured with an ARD of September 6, 2027, a final maturity date of September 6, 2037 and will amortize on a 25-year schedule. The previous debt being refinanced by the U-Haul SAC Portfolios 14, 15, 17 Whole Loan was securitized in MLMT 2007-C1. The relationship between the holders of the U-Haul SAC Portfolios 14, 15, 17 Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-2	$69,000,000	$68,859,925	JPMDB 2017-C7	Yes
A-3, A-4	$60,000,000	$59,878,195	DBNY	No
Total	$129,000,000	$128,738,120

The Borrowers. The borrowing entities for the U-Haul SAC Portfolios 14, 15, 17 Whole Loan are Fourteen SAC Self-Storage Corporation, Fifteen SAC Self-Storage Corporation and Seventeen SAC Self-Storage Corporation, each a Nevada corporation and recycled special purpose entity, each with two independent directors in its organizational structure. The borrowing entities are jointly and severally liable under the loan documents.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Blackwater Investments, Inc. Blackwater Investments, Inc. controls the majority of equity interest in SAC Holding Corporation (“SAC”). SAC owns self storage properties that (i) are managed by various subsidiaries of U-Haul International, Inc. under property management agreements, and (ii) act as independent U-Haul rental equipment dealers. SAC was formed in 1993 as a vehicle to further U-Haul International’s presence in the self-storage industry. Blackwater Investments, Inc. is controlled by Mark V. Shoen, a significant shareholder of AMERCO, the parent company of U-Haul International, Inc. and Edward J. Shoen, the Chairman and President of AMERCO.

The Properties. The U-Haul SAC Portfolios 14, 15, 17 Whole Loan is secured by 22 geographically diverse self-storage properties located across 12 states with an aggregate of 14,804 units totaling 1,149,651 square feet. Approximately 58.2% of the units in the portfolio are either climate-controlled or heated, and each property rents trucks, trailers, and support rental equipment on behalf of U-Haul, which has accounted for approximately 2.4% to 2.5% of the effective gross income from 2014 through the July 31, 2017 TTM. In addition, the portfolio contains 17 retail leases totaling 74,370 square feet with a total annual rent of $466,391. The weighted average rent per square foot for the retail leases is $6.27 per square foot (excluding antenna and signage), which is approximately 25.3% below the weighted average market rent of approximately $8.40 per square foot for such spaces. The properties were constructed between 1910 and 1997. As of July 31, 2017, individual property occupancy ranges from 71.9% to 99.0%, with a weighted average portfolio occupancy of 94.0%.

The top three states by allocated loan amount as of the Cut-off Date include Massachusetts (two properties, approximately 26.9% of the portfolio), New York (four properties, approximately 18.0% of the portfolio) and Texas (six properties, approximately 17.9% of the portfolio). No other state accounts for more than 8.4% of the allocated loan amount as of the Cut-off Date. The top three states by total square feet are Texas, with 334,758 square feet (29.1% of total square feet) throughout 3,251 units (22.0% of total units), Massachusetts, with 195,786 square feet (17.0% of total square feet) throughout 3,134 units (21.2% of total units) and New York, with 191,362 square feet (16.6% of total square feet) throughout 2,667 units (18.0% of total units). No other state accounts for more than 6.9% of total square feet or 7.6% of total units.

Historical and Current Occupancy(1)
2014	2015	2016	Current(2)
83.8%	86.4%	86.1%	94.0%
(1)	Occupancies are based on the borrower operating statements and represent occupancy as of January 1st of the subsequent year for each respective year.

(2)	Current Occupancy is based on the July 31, 2017 rent roll.

A-3-13

Annex A-3	JPMDB 2017-C7

U-Haul SAC Portfolios 14, 15, 17

U-Haul SAC Portfolios 14, 15, 17 Summary
Property Name	Location	Cut-off Date Balance	% of Cut-off Date Balance	Year Built	Square Feet	Occupancy (SF)(1)	Units	Occupancy (Units) (1)	Appraised Value
U-Haul of Medford	Somerville, MA	$12,530,583	18.2%	1910	127,736	94.7%	2,154	92.1%	$38,700,000
U-Haul Center of Salisbury	Salisbury, MA	5,970,645	8.7	1954, 1965, 1972, 1978	68,050	97.0%	980	96.3%	18,440,000
U-Haul Center North Rancho	Las Vegas, NV	5,756,945	8.4	1997	79,795	96.2%	930	97.1%	17,780,000
U-Haul Lincoln Park	Chicago, IL	5,368,400	7.8	1937	57,282	93.6%	1,130	93.6%	16,580,000
U-Haul of Inwood	Inwood, NY	4,727,300	6.9	1969	48,292	99.0%	708	98.9%	14,600,000
U-Haul Ctr Albany	Albany, NY	3,911,355	5.7	1935	73,544	98.3%	1,119	99.4%	12,080,000
U-Haul Storage Black Rock	Bridgeport, CT	3,221,687	4.7	1951	36,258	93.4%	766	91.1%	9,950,000
U-Haul Center of Rockville	Rockville Centre, NY	2,810,477	4.1	1966	28,426	98.5%	437	98.2%	8,680,000
U-Haul Storage Ivar Avenue	Rosemead, CA	2,664,772	3.9	1987	38,519	95.4%	437	95.4%	8,230,000
U-Haul Center of Round Rock	Round Rock, TX	2,480,214	3.6	1995	42,775	90.7%	564	87.1%	7,660,000
U-Haul Storage Glendora	Glendora, CA	2,441,359	3.5	1986	33,513	97.8%	395	96.7%	7,540,000
U-Haul Center Texas Avenue	College Station, TX	2,425,170	3.5	1996	45,050	98.2%	562	97.5%	7,490,000
U-Haul Storage Tarrant Road(2)	Grand Prairie, TX	2,062,528	3.0	1994	66,560	91.8%	582	86.3%	6,370,000
U-Haul Storage Hulen	Fort Worth, TX	1,897,395	2.8	1985	82,689	92.5%	637	93.7%	5,860,000
U-Haul Ctr Beaumont(3)	Beaumont, TX	1,729,026	2.5	1980	45,619	94.8%	483	93.0%	5,340,000
U-Haul Storage Waxahachie	Waxahachie, TX	1,709,599	2.5	1994	52,065	98.8%	423	98.8%	5,280,000
U-Haul Center of Olathe	Olathe, KS	1,631,889	2.4	1995	38,025	95.8%	456	95.0%	5,040,000
U-Haul Kings Highway	Saint Louis, MO	1,227,155	1.8	1947	23,445	98.3%	387	97.7%	3,790,000
U-Haul Storage I-30(4)	Little Rock, AR	1,181,825	1.7	1990	56,763	82.6%	437	80.1%	3,650,000
U-Haul Storage Laurelwood	Lindenwold, NJ	1,178,587	1.7	1988	33,150	94.9%	319	96.2%	3,640,000
U-Haul Ctr Downtown	Norfolk, VA	981,077	1.4	1924	30,995	71.9%	495	69.7%	3,030,000
U-Haul Storage Business Avenue	Cicero, NY	951,935	1.4	1977-1989	41,100	89.0%	403	84.4%	2,940,000
Total / Wtd. Avg.		$68,859,925	100.0%		1,149,651	94.0%	14,804	93.1%	$212,670,000
(1)	Current Occupancy is based on the July 31, 2017 rent roll.

(2)	Includes two recreational vehicle/boat units totaling 40 square feet.

(3)	Includes 13 recreational vehicle/boat units totaling 3,900 square feet.

(4)	Includes 29 recreational vehicle/boat units totaling 870 square feet.

Geographic Summary
State	Cut-off Date ALA	% of ALA	Property Count	Total Units	% of Units	Total Square Feet	% of Square Feet	Occupancy (% by Square Feet)(1)
Massachusetts	$18,501,228	26.9%	2	3,134	21.2%	195,786	17.0%	95.5%
New York	12,401,068	18.0	4	2,667	18.0	191,362	16.6	96.5%
Texas	12,303,931	17.9	6	3,251	22.0	334,758	29.1	94.2%
Nevada	5,756,945	8.4	1	930	6.3	79,795	6.9	96.2%
Illinois	5,368,400	7.8	1	1,130	7.6	57,282	5.0	93.6%
California	5,106,132	7.4	2	832	5.6	72,032	6.3	96.5%
Connecticut	3,221,687	4.7	1	766	5.2	36,258	3.2	93.4%
Kansas	1,631,889	2.4	1	456	3.1	38,025	3.3	95.8%
Missouri	1,227,155	1.8	1	387	2.6	23,445	2.0	98.3%
Arkansas	1,181,825	1.7	1	437	3.0	56,763	4.9	82.6%
New Jersey	1,178,587	1.7	1	319	2.2	33,150	2.9	94.9%
Virginia	981,077	1.4	1	495	3.3	30,995	2.7	71.9%
Total	$68,859,925	100.0%	22	14,804	100.0%	1,149,651	100.0%	94.0%
(1)	Occupancy as of the July 31, 2017 rent roll.

A-3-14

Annex A-3	JPMDB 2017-C7

U-Haul SAC Portfolios 14, 15, 17

According to a 2017 self-storage almanac, which represents 2016 figures and estimates, there are approximately 52,151 storage facilities in the United States, with an estimated 2.3 billion rentable square feet. On a per unit basis, the national average physical occupancy rate has increased from 88.0% in the fourth quarter of 2014 by 3.2% to 91.2% by the second quarter of 2016. In 2016, physical occupancy was highest in the South Atlantic division at an average of 91.2% and lowest in the Midwest division at an average of 90.0% for the second quarter of 2016. In 2016, rental rates nationwide continued to increase, following a trend that began in 2011. This increasing trend can be seen in rental rates for both non-climate and climate controlled units.

Operating History and Underwritten Net Cash Flow
	2014	2015	2016	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$14,321,272	$15,507,587	$16,352,325	$16,467,797	$16,467,797	$14.32	77.9%
Vacant Income	0	0	0	0	2,405,525	2.09	11.4
Gross Potential Rent	$14,321,272	$15,507,587	$16,352,325	$16,467,797	$18,873,322	$16.42	89.2%
Other Income(4)	1,499,164	1,465,050	1,521,631	1,521,287	1,521,287	1.32	7.2%
Third Party Leases	846,364	751,154	773,228	753,268	753,268	0.66	3.6%
Net Rental Income	$16,666,800	$17,723,792	$18,647,183	$18,742,353	$21,147,877	$18.40	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(2,405,525)	(2.09)	(11.4)
Effective Gross Income	$16,666,800	$17,723,792	$18,647,183	$18,742,353	$18,742,353	$16.30	88.6%
Total Expenses	$5,220,009	$5,285,273	$5,406,647	$5,500,720	$5,626,088	$4.89	30.0%
Net Operating Income	$11,446,791	$12,438,519	$13,240,536	$13,241,633	$13,116,265	$11.41	70.0%
Total CapEx/RR	0	0	0	0	233,421	0.20	1.2%
Net Cash Flow	$11,446,791	$12,438,519	$13,240,536	$13,241,633	$12,882,844	$11.21	68.7%
(1)	The TTM column represents the trailing 12-months ending on June 30, 2017.

(2)	% column represents percentage of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Rents in Place are based on in-place rents as of June 30, 2017.

(4)	Other Income includes net sales, U-Box commissions, U-Move commissions, intercompany lease income and other miscellaneous income.

Property Management. The U-Haul SAC Portfolios 14, 15, 17 properties are managed by various affiliates of the borrowers.

Escrows and Reserves. At origination, the borrowers deposited into escrow $985,823 for real estate taxes, $116,711 for replacement reserves and $333,269 for deferred maintenance, which represents 125% of the immediate repairs identified in the engineering reports.

Tax Escrows - The requirement for the borrowers to make monthly deposits into the tax escrow is waived so long as no event of default exists and the borrowers deposit and maintain an amount sufficient to pay taxes for six months.

Insurance Escrows - The requirement for the borrowers to make monthly deposits to the insurance escrow is waived so long as no event of default exists and the property is insured under an acceptable blanket policy in accordance with the loan documents.

Replacement Reserves - The requirement for the borrowers to make monthly deposits of $19,451 (approximately $0.20 per square foot annually) into the replacement reserve escrow is waived so long as the amounts in the reserve are equal to or exceed $116,711 (approximately $0.10 per square foot).

Lockbox / Cash Management. The loan is structured with a soft lockbox and springing cash management. The borrowers are required to cause the property managers to deposit all revenues into the lockbox account controlled by the lender within three business days. Prior to the occurrence of a Lockbox Event (as defined below), funds deposited into the deposit account will be disbursed to the borrower’s operating account within three business days of receipt. During a Lockbox Event, the funds in the deposit account will be swept to a segregated cash management account under the control of the lender. After the occurrence and during the continuance of a Lockbox Event, the funds in the deposit account will be disbursed in accordance with the U-Haul SAC Portfolios 14, 15, 17 Whole Loan documents.

A “Lockbox Event” means the occurrence of (i) an event of default; (ii) a DSCR Trigger Event (as defined below), (iii) a Tax/Insurance Trigger Event (as defined below), (iv) any bankruptcy or insolvency action of the borrower or property manager or (v) an Extension Term Trigger Event (as defined below).

A “DSCR Trigger Event” means the trailing twelve-month debt service coverage ratio calculated in accordance with the loan documents is less than 1.15x for two consecutive calendar quarters and will end if the trailing twelve-month debt service coverage ratio calculated in accordance with the loan documents is at least 1.15x for four consecutive calendar quarters.

A-3-15

Annex A-3	JPMDB 2017-C7

U-Haul SAC Portfolios 14, 15, 17

A “Tax/Insurance Trigger Event” means (i) the borrowers fail to provide timely evidence of the payment of taxes or (ii) the borrowers fail to provide timely evidence that the properties are insured according to provisions of the loan documents.

An “Extension Term Trigger Event” means the payment date that is three payment dates prior to the ARD, if the U-Haul SAC Portfolios 14, 15, 17 Whole Loan has not been repaid in full.

Partial Release. Certain of the mortgaged properties identified as U-Haul of Medford, U-Haul Ctr Albany, U-Haul Center Rockville, U-Haul Storage Hulen, U-Haul Ctr Downtown and U-Haul Center of Round Rock are currently identified as legal non-conforming as to use (each a “Non-Conforming Use Individual Property”). In the event that following a casualty or condemnation, or the occurrence of any other act (including without limitation, abandonment or modification of the property or the structure located thereon), the lender determines that operating the Non-Conforming Use Individual Property as it was operated as of the date of origination is no longer permissible, then the borrower is required (i) prior to the expiration of the lockout period, to deliver to lender an amount equal to the release amount for such property, plus the applicable yield maintenance premium minus any applicable net proceeds received by lender or (ii) following the expiration of the lockout period, deliver defeasance collateral in an amount equal to 110% of the release amount for such Mortgaged Property less any net proceeds received by lender, and in either case, the lender will release the Non-Conforming Use Property from the lien of the related mortgage. The release must also comply with REMIC Trust requirements. In the event the borrower fails to comply with the above, the guarantor will be obligated to satisfy such obligations. No other releases are permitted.

After Acquired Adjacent Property. The borrowers will have the right to acquire the fee simple estate in vacant land that is adjacent and contiguous to an existing mortgaged property, provided that, among other conditions, the borrowers provide the lender with: (i) an environmental report showing no hazardous materials or risk of contamination at the adjacent property, (ii) a new title insurance policy and current survey covering the adjacent property, (iii) evidence that the adjacent property is insured in accordance with the loan documents and (iv) evidence that the property is acquired for cash (i.e., without the incurrence of any debt). Any such after acquired adjacent property is required to be encumbered by the lien of the mortgage on the related mortgaged property. Construction of additional storage units or construction for other ancillary purposes is permitted on the newly acquired property, as well as on the current properties, without the lender’s consent so long as it will not have a material adverse effect.

After Acquired Leasehold Property. The borrowers will have the right to acquire a leasehold interest in a property that is operating as a storage facility but that is not contiguous to an existing mortgaged property; provided that, among other conditions: (i) such facility is operated as a remote storage facility, U-Box storage facility or vehicle or RV storage facility, and does not include any office, showroom retail or administrative uses, (ii) the related borrower delivers (a) an environmental report showing no hazardous materials or risk of contamination at the property, (b) a current survey and (c) evidence that the property is insured in accordance with the Mortgage Loan documents and (iii) such leasehold property is owned in fee simple by an affiliate of the guarantor and the related borrower enters into a lease which provides, among other things, that (a) in the event that the debt service coverage ratio for the Mortgage Loan is less than 1.20x, any rent, taxes and insurance due by the borrowers under the related lease will be abated and (b) if the lender forecloses or accepts a deed-in-lieu of foreclosure on the related mortgaged property, the lender will have the option to terminate the lease. The lessee is permitted to construct additional storage units or to engage in construction for other ancillary purposes on the newly acquired leasehold property without the borrower’s consent so long as it will not have a material adverse effect.

Environmental Insurance. At origination, the borrowers were required to obtain an environmental insurance policy for the U-Haul Center of Rockville and U-Haul of Medford properties. The policy was provided by Steadfast Insurance Company (a subsidiary of Zurich Insurance Company), with an individual claim limit of $3.0 million, an aggregate claim limit of $3.0 million and a $100,000 deductible. The policy names the lender as an additional insured and has an expiration date of August 9, 2027.

A-3-16

Annex A-3	JPMDB 2017-C7

[THIS PAGE INTENTIONALLY LEFT BLANK]

A-3-17

Annex A-3	JPMDB 2017-C7

Station Place III

A-3-18

Annex A-3	JPMDB 2017-C7

Station Place III

A-3-19

Annex A-3	JPMDB 2017-C7

Station Place III

A-3-20

Annex A-3	JPMDB 2017-C7

Station Place III

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(2):	$64,000,000	Title:	Fee
Cut-off Date Principal Balance(2):	$64,000,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	5.8%	Net Rentable Area (SF):	517,653
Loan Purpose:	Refinance	Location:	Washington, DC
Borrower:	Seven Hundred 2nd Street	Year Built / Renovated:	2009 / N/A
	Holdings LLC	Occupancy:	98.6%
Sponsor(3):	Seven Hundred 2nd Street	Occupancy Date:	9/1/2017
	Holdings Mezz LLC	Number of Tenants:	4
Interest Rate:	3.60000%	2014 NOI:	$21,168,717
Note Date:	10/3/2017	2015 NOI:	$22,071,248
Maturity Date:	11/1/2027	2016 NOI:	$22,329,086
Interest-only Period(4):	121 months	TTM NOI (as of 7/2017):	$22,369,181
Original Term(4):	121 months	UW Economic Occupancy:	95.0%
Original Amortization:	None	UW Revenues:	$35,992,988
Amortization Type:	Interest Only	UW Expenses:	$13,463,618
Call Protection(4)(5):	L(24),Def(1),DeforGrtr1%orYM(92),	UW NOI:	$22,529,370
	O(4)	UW NCF:	$20,806,621
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per SF:	$399,000,000 / $771
Additional Debt:	Yes	Appraisal Date:	8/22/2017
Additional Debt Balance:	$126,000,000
Additional Debt Type:	Pari Passu

Escrows and Reserves(6)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$367
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$367
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	47.6%
Replacement Reserves:	$8,628	$8,628	$310,592	Maturity Date LTV:	47.6%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	3.00x
Other:	$415,973	Springing	Various	UW NOI Debt Yield:	11.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(2)	$190,000,000	100.0%	Payoff Existing Debt	$176,682,741	93.0%
			Closing Costs	1,689,829	0.9
			Upfront Reserves	424,600	0.2
			Return of Equity	11,202,829	5.9
Total Sources	$190,000,000	100.0%	Total Uses	$190,000,000	100.0%

(1)	The Station Place III Mortgage Loan was co-originated by JPMCB and Citi Real Estate Funding Inc. (“CREFI”).

(2)	The Station Place III loan is part of a whole loan evidenced by five pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $190.0 million. The information presented in the chart titled “Financial Information” above reflects the aggregate Cut-off Date balance of the $190.0 million Station Place III Whole Loan, as defined in “The Loan” below.

(3)	There is no nonrecourse carve-out guarantor or environmental indemnitor, other than the borrower, for the Station Place III Whole Loan (as defined below).

(4)	The first payment date for the Station Place III Whole Loan is December 1, 2017. On the closing date, JPMCB will deposit funds sufficient to pay the interest due for the November 2017 payment date. The Interest-only Period, Original Term and Call Protection presented in the Mortgage Loan Information above are inclusive of the additional November 2017 interest payment to be deposited by JPMCB.

(5)	Inclusive of the interest to be deposited by JPMCB for the November 2017 payment date, the defeasance lockout period will be at least 24 payments beginning with and including November 1, 2017. Defeasance of the full $190.0 million Station Place III Whole Loan is permitted at any time prior to the open period and after the earlier to occur of (i) the date that is two years after the closing date of the securitization that includes the last note to be securitized and (ii) December 1, 2021 (the period prior to either of the foregoing, the “REMIC Prohibition Period”). The borrower is also permitted to prepay the Station Place III Whole Loan on or after December 1, 2019 with the payment of a yield maintenance premium.

(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-21

Annex A-3	JPMDB 2017-C7

Station Place III

The Loan. The Station Place III loan is secured by a first mortgage lien on the borrower’s fee interest in a 517,653 square foot office building located in Washington, District of Columbia (“D.C.”). The loan is part of a whole loan (the “Station Place III Whole Loan”) that has an aggregate outstanding principal balance as of the Cut-off Date of $190.0 million, and is comprised of five pari passu notes, each as described below. Note A-1, with an outstanding principal balance as of the Cut-off Date of $64.0 million (the “Station Place III Mortgage Loan”), is being contributed to the JPMDB 2017-C7 Trust and is the controlling note. Note A-2, Note A-3, Note A-4 and Note A-5 will not be included in the trust, are held by JPMCB or an affiliate or CREFI or an affiliate and are expected to be contributed to one or more future securitization trusts. The Station Place III Whole Loan has a 10-year term and is interest-only for the entire term. The previous debt being refinanced by the Station Place III Whole Loan was securitized in MSC 2011-C1. The relationship between the holders of the Station Place III Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$64,000,000	$64,000,000	JPMDB 2017-C7	Yes
A-2	40,000,000	40,000,000	JPMCB	No
A-3	10,000,000	10,000,000	JPMCB	No
A-4	50,000,000	50,000,000	CREFI	No
A-5	26,000,000	26,000,000	CREFI	No
Total	$190,000,000	$190,000,000

The Borrower. The borrowing entity for the Station Place III Whole Loan is Seven Hundred 2nd Street Holdings LLC, a Delaware limited liability company and special purpose entity with two independent directors in its organizational structure.

The Loan Sponsor. The loan sponsor is Seven Hundred 2nd Street Holdings Mezz LLC (“700 SSH Mezz”). 700 SSH Mezz has two managing members, 700 Second Street Associates LP (“SSA”) and Fisher Brothers Washington LLC (“Fisher Brothers”) and an administrative member LD Residual V LLC. There is no separate nonrecourse carve-out guarantor, and the borrower is the sole party to the environmental indemnity. The loan documents require the borrower to maintain an environmental insurance policy with aggregate and individual limits of no less than $2,000,000. In addition, the environmental report recommended no further investigation of the subject property. SSA is majority owned by Morgan Stanley Prime Property Fund (“PPF”). PPF is a real estate fund managed by Morgan Stanley Real Estate. PPF’s assets include office, retail, multifamily, industrial, self-storage and hotel properties that are located in major real estate markets throughout the United States. Founded in 1915, Fisher Brothers is a real estate investment company headquartered in New York, New York. Fisher Brothers has built, owned and managed more than 10.0 million square feet of Class A commercial space with a geographic focus on urban markets along the east coast.

The Property. The Station Place III property is a 10-story, 517,653 square foot, Class A office building constructed in 2009 and located in the NoMa (north of Massachusetts Avenue) neighborhood of Washington, D.C. Together with Station Place I and Station Place II, Station Place III is part of the Station Place complex: Washington D.C.’s largest private office development that is comprised of approximately 1.5 million square feet of Class A office space situated on approximately 5.5 acres in Washington, D.C.’s NoMa submarket. Station Place III is connected with through-access to Station Place I and II on lower and upper floors and offers direct covered secure access to Union Station, a multimodal transportation hub with access to Metro, Amtrak and Marc train systems. Station Place III is LEED Silver Certification Energy certified. The property features a subterranean parking garage with 308 parking spaces, resulting in a parking ratio of approximately 0.60 spaces per 1,000 square feet of net rentable area. To meet the requirements of current tenant leases for an aggregate of 452 parking spaces, the borrower has leased an additional 178 spaces from an affiliate in the parking garage for Station Place II.

A-3-22

Annex A-3	JPMDB 2017-C7

Station Place III

As of September 1, 2017, the Station Place III property was 98.6% leased to four tenants. The largest tenant, the U.S. Securities and Exchange Commission (“SEC”), leases 209,530 square feet (40.5% of the net rentable area) through February 2021, with no renewal options, and has been a tenant at the property since March 2011. The SEC accounts for approximately 33.4% of the underwritten base rent at the property. The SEC is an agency of the United States federal government that regulates and supervises the securities industry. The SEC has six departments and approximately 590 employees at Station Place III. The SEC also leases space at Station Place I and Station Place II and the combined complex serves as the SEC’s headquarters. In total, the SEC leases approximately 1.6 million square feet across all three buildings. According to the property manager, the SEC has invested $14.3 million ($68 per square foot) into its space at Station Place III and approximately $66.2 million ($52 per square foot) across the entire complex. In July, the SEC issued a request for proposal to lease 1,274,000 square feet of space with offers due in November 2017. Some of the requirements in the request for proposal called for the site to be within 2,640 walkable feet of a Metrorail station, rent of $50.00 gross and delivery of the space by December 31, 2022. The second largest tenant, Kaiser Foundation Health Plan, Inc. (“Kaiser Permanente”) leases 206,875 square feet (40.0% of the net rentable area) through June 2024, with two five-year renewal options. Kaiser Permanente has been a tenant at the property since July 2009. Founded in 1945, Kaiser Permanente is an American health care provider headquartered in Oakland, California, which offers not-for-profit health plans. The company currently serves approximately 11.8 million members in eight states and the District of Columbia. Kaiser Permanente accounts for approximately 41.2% of the underwritten base rent at the property and its lease is guaranteed by Kaiser Foundation Health Plan, Inc. Kaiser Permanente, which utilizes most of the space for medical offices, has invested $78.1 million ($377 per square foot) for the overall improvement of their space as well as for specialized equipment. The third largest tenant, the American Chemistry Council (“ACC”), leases 93,168 square feet (18.0% of the net rentable area) through December 2025, with one five-year extension option (which may be exercised by the tenant only if it occupies at least 70% of its leased premises on the date it delivers notice of the extension) and has leased space at the property since December 2008. Originally founded in 1872, the ACC represents companies engaged in the business of chemistry. The ACC accounts for approximately 25.3% of the underwritten base rent at the property.

The Station Place III property is located at the convergence of the Capitol Hill and NoMa submarkets in Washington, D.C. The property is located on 2nd Street, northeast just south of H Street and east of the Amtrak train tracks. The neighborhood’s primary roadways include Massachusetts Avenue, Florida Avenue, New York Avenue, North Capitol Street, and Fourth and Fifth Streets. Both Pennsylvania and Massachusetts Avenues are northwest to southeast roads, with the former providing direct access to the United States Capitol and the latter providing access to Union Station. New York Avenue (U.S. Route 50) is a southwest to northeast roadway, which is a major commuter route into the city from Maryland. North Capital, Fourth and Fifth Streets are the main north to south right of ways, with North Capitol Street being the dominant traffic artery. The property is approximately 0.25 miles north of the Union Station train and Metrorail station, approximately one-third mile northeast of the Judiciary Square Metrorail station, and approximately 0.5 miles southwest of the New York Avenue-Florida Avenue-Gallaudet University Metrorail station. According to the appraisal, the 2017 estimated population within a one-, three- and five-mile radius of the property was 54,620, 352,114 and 768,257, respectively, and the estimated average household income within a one-, three- and five-mile radius of the property was $136,876, $117,455 and $109,461, respectively.

According to the appraisal, the property is located in the NoMA office submarket of the greater District of Columbia office market. The NoMA office submarket consisted of approximately 11.0 million square feet of office space with an overall vacancy rate of 9.8% as of the second quarter of 2017. The appraisal identified six properties as directly competitive with the Station Place III property with a weighted average vacancy of 12.3%. The appraisal identified 13 comparable office leases in the NoMA office submarket in six buildings ranging in size from approximately 200,000 square feet to 839,000 square feet. Asking gross rents for the comparable leases ranged from $48.00 per square foot to $69.00 per square foot. The appraiser’s concluded gross market rent for office space is $68.00 per square foot, which is in-line with the underwritten gross rent at the Station Place III property of $69.63 per square foot.

Historical and Current Occupancy(1)
2014	2015	2016	Current(2)
98.6%	98.6%	98.6%	98.6%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of September 1, 2017.

A-3-23

Annex A-3	JPMDB 2017-C7

Station Place III

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
U.S. Securities and Exchange Commission(3)	Aaa / AA+ / AAA	209,530	40.5%	$45.26	36.7%	2/28/2021
Kaiser Foundation Health Plan, Inc.(4)	NA / AA- / NA	206,875	40.0%	$48.90	39.1%	6/30/2024
American Chemistry Council(5)	NA / NA / NA	93,168	18.0%	$66.76	24.1%	12/31/2025
Pritchard Industries, Inc.	NA / NA / NA	833	0.2%	$27.60	0.1%	12/31/2018
(1)	Based on the underwritten rent roll dated September 1, 2017.

(2)	In each applicable case, ratings provided are for the parent company or government entity of the entity listed in the “Tenant” field whether or not the parent company or government entity guarantees the lease.

(3)	Base rent per square foot represents the straight-line average of SEC’s rent steps over the course of the loan term. The current in-place rent is $38.27.

(4)	Base rent per square foot represents the straight-line average of Kaiser Permanente’s rent steps over the course of the loan term. The current in-place rent is $43.70.

(5)	The ACC leases its space on a modified gross basis.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	7,247	1.4%	NAP	NAP	7,247	1.4%	NAP	NAP
2017 & MTM	0	0	0.0	$0	0.0%	7,247	1.4%	$0	0.0%
2018	1	833	0.2	$22,987	0.1%	8,080	1.6%	$22,987	0.1%
2019	0	0	0.0	$0	0.0%	8,080	1.6%	$22,987	0.1%
2020	0	0	0.0	$0	0.0%	8,080	1.6%	$22,987	0.1%
2021	1	209,530	40.5	$9,482,832	36.7%	217,610	42.0%	$9,505,819	36.8%
2022	0	0	0.0	$0	0.0%	217,610	42.0%	$9,505,819	36.8%
2023	0	0	0.0	$0	0.0%	217,610	42.0%	$9,505,819	36.8%
2024	1	206,875	40.0	$10,115,815	39.1%	424,485	82.0%	$19,621,634	75.9%
2025	1	93,168	18.0	$6,219,695	24.1%	517,653	100.0%	$25,841,329	100.0%
2026	0	0	0.0	$0	0.0%	517,653	100.0%	$25,841,329	100.0%
2027	0	0	0.0	$0	0.0%	517,653	100.0%	$25,841,329	100.0%
2028 & Beyond	0	0	0.0	$0	0.0%	517,653	100.0%	$25,841,329	100.0%
Total	4	517,653	100.0%	$25,841,329	100.0%

(1)	Based on the underwritten rent roll dated September 1, 2017.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	Base rent per square foot is based on the underwritten rent roll dated September 1, 2017. Rents for the SEC and Kaiser Foundation Health Plan, Inc. leases were straight lined over the remainder of the lease term based on contractual rent steps.

A-3-24

Annex A-3	JPMDB 2017-C7

Station Place III

Operating History and Underwritten Net Cash Flow
	2014	2015	2016	TTM(1)(2)	Underwritten(2)(3)	Per Square Foot	%(4)
Rents in Place(5)	$22,205,311	$22,889,017	$23,517,574	$23,840,688	$25,841,329	$49.92	68.4%
Vacant Income	0	0	0	0	144,940	0.28	0.4
Gross Potential Rent	$22,205,311	$22,889,017	$23,517,574	$23,840,688	$25,986,269	$50.20	68.8%
CAM Reimbursements	10,250,909	11,135,446	10,797,352	11,105,091	11,778,506	22.75	31.2
Net Rental Income	$32,456,220	$34,024,463	$34,314,926	$34,945,779	$37,764,776	$72.95	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(1,888,239)	(3.65)	(5.0)
Other Income	73,799	106,810	178,763	133,734	116,451	0.22	0.3
Effective Gross Income	$32,530,019	$34,131,273	$34,493,689	$35,079,513	$35,992,988	$69.53	95.3%

Total Expenses	$11,361,302	$12,060,025	$12,164,603	$12,710,332	$13,463,618	$26.01	37.4%

Net Operating Income	$21,168,717	$22,071,248	$22,329,086	$22,369,181	$22,529,370	$43.52	62.6%

Total TI/LC, Capex/RR	0	0	0	0	1,722,748	3.33	4.8
Net Cash Flow	$21,168,717	$22,071,248	$22,329,086	$22,369,181	$20,806,621	$40.19	57.8%

(1)	TTM reflects the trailing 12-month period ending July 31, 2017.

(2)	The increase in UW NOI from TTM NOI is primarily driven by the inclusion of underwritten rent steps, which equate to (i) for non-investment grade tenants, base rent steps through July 2018 (an aggregate of $152,261 for ACC and Pritchard Industries, Inc.), and (ii) for investment grade tenants, the average base rent over the remainder of the lease term (an aggregate of $1,473,855 for SEC and Kaiser Permanente).

(3)	Rents for the SEC and Kaiser Permanente leases were straight lined over the remainder of the lease term based on contractual rent steps.

(4)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(5)	Pursuant to the terms of the SEC lease, the tenant elected to utilize their additional allowance for the improvement of their space, amortizing such amount as additional triple net rent over the 10-year firm lease term expiring February 2021.

Property Management. The property is managed by Property Group Partners LLC, a Delaware limited liability company, as successor-in-interest to Louis Dreyfus Properties, LLC and an affiliate of the loan sponsor.

Escrows and Reserves. At origination, the borrower deposited into escrow $300,000 for service reserve funds related to the tri-party agreement among the lender, borrower and SEC, required to be on deposit with the lender pursuant to the lease between the borrower and SEC, approximately $115,973 for outstanding tenant improvements and leasing commissions and free rent reserves associated with the SEC lease and approximately $8,628 for replacement reserves.

Tax Escrows - The requirement for the borrower to make monthly deposits to the tax escrow is waived provided that (i) no Cash Sweep Period (as defined below) is continuing and (ii) the borrower provides the lender with copies of receipts or other evidence reasonably satisfactory to the lender that taxes and other charges have been paid on or before the applicable due date.

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived provided that (i) no event of default is then continuing and (ii) the borrower provides the lender with certificates of insurance reasonably satisfactory to the lender evidencing that the property is insured pursuant to a blanket insurance policy meeting the requirements specified in the loan agreement.

Replacement Reserves - On a monthly basis, the borrower is required to escrow $8,628 (approximately $0.20 per square foot annually) for replacement reserves. This reserve is subject to a cap of $310,592 (approximately $0.60 per square foot).

TI/LC Reserves - During the continuance of a Cash Sweep Period (as defined below) caused solely by a Kaiser Permanente Trigger Event and/or an SEC Trigger Event, the borrower is required to pay to the lender on each payment date thereafter all excess cash flow after the payment of all required monthly debt service payments, required reserves and operating expenses for tenant improvements and leasing commissions incurred following the origination date. This reserve is subject to a cap of (i) with respect to a Kaiser Permanente Trigger Event, $60.00 per square foot of the unrenewed, “dark”, vacated or abandoned space currently leased by Kaiser Permanente (the “Kaiser Permanente Cap”), and (ii) with respect to a SEC Trigger Event, $60.00 per square foot of the unrenewed, “dark”, vacated or abandoned space currently leased by SEC (the “SEC Cap”). The SEC Cap currently equals $12,571,800 (approximately $24.29 per square foot). The Kaiser Permanente Cap currently equals $12,412,500 (approximately $23.98 per square foot).

“Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event (as defined below) and continuing until the payment date next occurring following the related Cash Sweep Event Cure (as defined below).

“Cash Sweep Event” means the occurrence of (i) an event of default; (i) any bankruptcy or insolvency action of the borrower; (iii) a DSCR Trigger Event (defined below), (iv) an SEC Trigger Event (defined below), or (v) a Kaiser Permanente Trigger Event (as defined below).

A-3-25

Annex A-3	JPMDB 2017-C7

Station Place III

“Cash Sweep Event Cure” means (a) if the Cash Sweep Event was caused by an event of default, the acceptance by the lender of a cure of such event of default (provided that the borrower may only cure a Cash Sweep Event caused by an event of default four times during the term of the Station Place III Whole Loan), (b) if the Cash Sweep Event is caused solely by a DSCR Trigger Event, a DSCR Trigger Event Cure has taken place, (c) if the Cash Sweep Event was caused by an SEC Trigger Event or a Kaiser Permanente Trigger Event, the occurrence of an SEC Trigger Event Cure or Kaiser Permanente Trigger Event Cure, respectively. Each Cash Sweep Event Cure is also subject to the following conditions: (1) no event of default has occurred and is continuing; (2) the borrower pays the lender’s reasonable expenses incurred in connection with the Cash Sweep Event Cure; and (3) the borrower does not have the right to cure a Cash Sweep Event caused by a bankruptcy or insolvency action of the borrower.

“DSCR Trigger Event” means the date that the debt service coverage ratio (as calculated in the loan documents) based on the trailing three-month period immediately preceding the date of determination is less than 1.50x.

A “DSCR Trigger Event Cure” means the debt service coverage ratio, based on the trailing three month period immediately preceding the date of determination, is at least 1.50x for two consecutive quarters.

“Kaiser Permanente Trigger Event” means (i) if Kaiser Permanente does not either (a) exercise its renewal option or (b) enter into a new lease or amend the existing Kaiser Permanente lease on substantially the same terms as those set forth in the renewal provisions in the current Kaiser Permanente lease, in each case before the date that is 24 months prior to the expiration date of the Kaiser Permanente lease or (ii) if Kaiser Permanente “goes dark”, vacates or abandons 75% or more of its premises.

A “Kaiser Permanente Trigger Event Cure” means either (i) the subsequent extension of the Kaiser Permanente lease or the entering into of a new lease with Kaiser Permanente, or amendment of the existing Kaiser Permanente lease, on substantially the same terms as those set forth in the renewal provisions in the current Kaiser Permanente lease, (ii) the replacement of Kaiser Permanente with a tenant reasonably acceptable to the lender pursuant to a lease reasonably approved by the lender and such tenant being in occupancy of its premises and delivery of a tenant estoppel acceptable to the lender, or (iii) deposits into the Kaiser Permanente rollover reserve equal or exceed $60.00 per square foot of the unrenewed, “dark”, vacated or abandoned space currently leased by Kaiser Permanente.

“SEC Trigger Event” means (i) if the SEC does not either (a) exercise its renewal option or (b) enter into a new lease, or amend the existing SEC lease, that is on substantially the same terms as those set forth in the renewal provisions in the current SEC lease, in each case before the date that is 12 months prior to the expiration date of the SEC lease or (ii) if the SEC “goes dark”, vacates or abandons 75.0% or more of its premises.

An “SEC Trigger Event Cure” means either (i) the subsequent extension of the SEC lease, or the entering into of a new lease with the SEC or the amendment of the existing SEC lease on substantially the same terms as those set forth in the renewal provisions in the current SEC lease, (ii) the replacement of the SEC with a tenant reasonably acceptable to the lender pursuant to a lease reasonably acceptable to the lender, with such tenant being in occupancy and delivery of a “statement of lease” in form substantially similar to the “statement of lease” currently attached to the SEC lease, or (iii) deposits into the SEC rollover reserve equal or exceed $60.00 per square foot of the unrenewed, “dark”, vacated or abandoned space currently leased by the SEC.

Lockbox / Cash Management. The Station Place III Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to send a tenant direction letter to the tenants at the Station Place III property instructing them to deposit all rents and payments into the lockbox account. Prior to the occurrence of a Cash Sweep Period, all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents. To the extent there is a Cash Sweep Period continuing, all excess cash flow after payment of mortgage and any mezzanine debt service (if applicable), required reserves and operating expenses is required to be held as additional collateral for the loan. The lender has been granted a first priority security interest in the cash management account.

Permitted Mezzanine Debt. Any entity meeting the requirements of the loan documents and owning 100% of the equity interests in the borrower is permitted to obtain a mezzanine loan secured by the equity interests in the borrower upon satisfaction of the following conditions, among others: (i) no event of default is continuing; (ii) the loan-to-value ratio (including the mezzanine loan) does not exceed 47.6%; (iii) the projected debt service coverage ratio (as calculated in the loan documents and including the mezzanine loan) for the 12-month period following the origination date of the mezzanine loan is not less than 2.79x; and (iv) the mezzanine lender enters into a market intercreditor agreement in form and substance acceptable to the lender in its reasonable discretion.

A-3-26

Annex A-3	JPMDB 2017-C7

[THIS PAGE INTENTIONALLY LEFT BLANK]

A-3-27

Annex A-3	JPMDB 2017-C7

Treeview Industrial Portfolio

A-3-28

Annex A-3	JPMDB 2017-C7

Treeview Industrial Portfolio

A-3-29

Annex A-3	JPMDB 2017-C7

Treeview Industrial Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$60,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$60,000,000	Property Type - Subtype:	Industrial – Warehouse /
% of Pool by IPB:	5.4%		Distribution
Loan Purpose:	Refinance	Net Rentable Area (SF):	3,168,642
Borrower:	Treeview Industrial I LLC	Location:	Various
Sponsor:	Treeview Income Properties	Year Built / Renovated:	Various / N/A
	Holdco LLC	Occupancy:	96.0%
Interest Rate:	4.24400%	Occupancy Date:	4/30/2017
Note Date:	7/6/2017	Number of Tenants:	26
Maturity Date:	8/1/2027	2014 NOI:	$9,461,517
Interest-only Period:	120 months	2015 NOI:	$10,020,978
Original Term:	120 months	2016 NOI:	$10,789,744
Original Amortization:	None	TTM NOI (as of 3/2017)(2):	$10,564,182
Amortization Type:	Interest Only	UW Economic Occupancy:	92.5%
Call Protection:	L(26),Def(90),O(4)	UW Revenues:	$15,191,065
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$3,705,973
Additional Debt:	Yes	UW NOI(2):	$11,485,092
Additional Debt Balance:	$65,000,000	UW NCF:	$9,817,690
Additional Debt Type:	Pari Passu	Appraised Value / Per SF:	$193,670,000 / $61
		Appraisal Date:	Various

Escrows and Reserves(3)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$39
Taxes:	$735,171	$136,297	N/A	Maturity Date Loan / SF:	$39
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	64.5%
Replacement Reserves:	$71,924	$71,924	$2,589,264	Maturity Date LTV:	64.5%
TI/LC:	$66,013	$66,013	$2,376,468	UW NCF DSCR:	1.83x
Other:	$764,981	$0	N/A	UW NOI Debt Yield:	9.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$125,000,000	100.0%	Payoff Existing Debt(4)	$105,700,005	84.6%
			Upfront Reserves	1,963,499	1.6
			Closing Costs	1,638,089	1.3
			Return of Equity	15,698,407	12.6
Total Sources	$125,000,000	100.0%	Total Uses	$125,000,000	100.0%

(1)	The Treeview Industrial Portfolio loan is part of a whole loan evidenced by three pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $125.0 million. The information presented in the chart titled “Financial Information” above reflects the Cut-off Date balance of the $125.0 million Treeview Industrial Portfolio Whole Loan, as defined in “The Loan” below.

(2)	The increase in UW NOI from TTM NOI is driven by the inclusion of Grand Import which has signed a lease for 93,746 square feet (accounting for 2.8% of the underwritten base rent) which commenced on October 1, 2017 and underwritten rent steps though August 31, 2018.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(4)	At origination, the loan sponsor additionally paid off approximately $70.3 million on four properties (which also partially secured the existing debt), which are not part of the collateral.

A-3-30

Annex A-3	JPMDB 2017-C7

Treeview Industrial Portfolio

The Loan. The Treeview Industrial Portfolio loan is secured by the borrower’s fee interests in a portfolio of 14 industrial warehouse/distribution properties located across six states, totaling 3,168,642 square feet (the “Treeview Industrial Portfolio Properties”). The loan is part of a whole loan (the “Treeview Industrial Portfolio Whole Loan”) that has an outstanding principal balance as of the Cut-off Date of $125.0 million and is comprised of three pari passu senior notes, each as described below. Note A-2 and Note A-3, with an aggregate outstanding principal balance as of the Cut-off Date of $60.0 million, are being contributed to the JPMDB 2017-C7 Trust. Note A-1 was securitized in the JPMCC 2017-JP7 trust as described below and is the controlling note. The Treeview Industrial Portfolio Whole Loan has a 10-year term and is interest-only for the entire term. The previous debt being refinanced by the Treeview Industrial Portfolio Whole Loan was securitized in the CSMC 2007-C5 transaction. The relationship between the holders of the Treeview Industrial Portfolio Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$65,000,000	$65,000,000	JPMCC 2017-JP7	Yes
A-2 and A-3	60,000,000	60,000,000	JPMDB 2017-C7	No
Total	$125,000,000	$125,000,000

The Borrower. The borrowing entity for the Treeview Industrial Portfolio loan is Treeview Industrial I LLC, a Delaware limited liability company and special purpose entity with two independent directors in its borrower structure.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Treeview Income Properties Holdco LLC, an affiliate of Treeview Real Estate Advisors LP. Treeview Real Estate Advisors LP is a privately owned independent advisory firm headquartered in New York City that provides full-service investment advisory and real estate portfolio and asset management services to high net worth individuals, families and other private investors. Treeview Real Estate Advisors LP was founded in 2010 and currently operates and manages a geographically diverse portfolio consisting of over 10.0 million square feet of office, industrial and residential properties across the United States.

Portfolio Summary
Property Name	Location	Net Rentable Area (NRA)	Year Built / Renovated	Allocated Whole Loan Amount	% of ALA	Appraised Value	% of Appraised Value
Eastgate	San Diego, CA	200,000	1995 / N/A	$20,298,704	16.2%	$31,450,000	16.2%
1405 Worldwide	Hebron, KY	525,000	2000 / N/A	16,910,210	13.5	26,200,000	13.5
1200 Worldwide	Hebron, KY	520,000	1998 / N/A	16,264,780	13.0	25,200,000	13.0
Landmark	Salt Lake City, UT	328,717	1999 / N/A	14,199,411	11.4	22,000,000	11.4
100 Corporate Lakes	Lawrenceville, GA	346,614	1996 / N/A	9,358,703	7.5	14,500,000	7.5
Design Road	Arlington, TX	201,600	1999 / N/A	8,229,204	6.6	12,750,000	6.6
2055 Global Way	Hebron, KY	207,222	2000 / N/A	7,164,248	5.7	11,100,000	5.7
Sabre Street	Hayward, CA	83,854	1974 / N/A	6,789,900	5.4	10,520,000	5.4
2205 Global Way	Hebron, KY	184,800	1998 / N/A	6,454,278	5.2	10,000,000	5.2
1280 Corporate Lakes	Lawrenceville, GA	164,383	1997 / N/A	5,163,422	4.1	8,000,000	4.1
11 Boulden Circle	New Castle, DE	122,516	1989 / N/A	5,034,337	4.0	7,800,000	4.0
1300 Corporate Lakes	Lawrenceville, GA	139,980	1997 / N/A	4,517,995	3.6	7,000,000	3.6
7 Boulden Circle	New Castle, DE	82,118	1989 / N/A	2,355,811	1.9	3,650,000	1.9
2 Boulden Circle	New Castle, DE	61,838	1989 / N/A	2,258,997	1.8	3,500,000	1.8
Total		3,168,642		$125,000,000	100.0%	$193,670,000	100.0%

A-3-31

Annex A-3	JPMDB 2017-C7

Treeview Industrial Portfolio

The Properties. The Treeview Industrial Portfolio consists of 14 industrial warehouse/distribution properties totaling approximately 3.2 million square feet. The properties are located across six states, with the largest concentration in Kentucky (45.4% of net rentable area), Georgia (20.5% of net rentable area) and Utah (10.4% of net rentable area). The properties were built between 1974 and 2000 and range in size from approximately 61,838 square feet to 525,000 square feet. According to the loan sponsor, since 2014, it has invested approximately $1.4 million ($0.44 per square foot) in order to maintain and improve the properties including repairs to the façade, exterior and interior painting, power washing, roof repairs, parking lot repairs and replacement of warehouse doors at certain properties. As of April 30, 2017, the portfolio was 96.0% leased to 26 tenants across a wide-range of industries including logistics, e-commerce, manufacturing, technology, pharmaceuticals, distribution, engineering, healthcare and ceramics among others. All of the properties within the Treeview Industrial Portfolio are leased on a triple net basis with the exception of Business Move Solutions at the 11 Boulden Circle property, which does not reimburse for structural expenses.

Eastgate. The largest property by allocated loan amount, Eastgate, is a one-story, 200,000 square foot industrial warehouse/distribution center situated on approximately 10.54 acres and located in San Diego, California. The property was constructed in 1995 and consists of a warehouse/distribution component (approximately 90.0% of net rentable area of the property) and an office component (approximately 10.0% of net rentable area of the property). The property features 56 dock-high loading doors and 13 grade-level loading doors. The property contains 208 parking spaces, resulting in a parking ratio of approximately 1.0 space per 1,000 square feet of net rentable area.

The Eastgate property is currently 100.0% leased to FedEx Ground and FedEx Express (collectively, “FedEx”) on a triple net basis through 2020. FedEx has been a tenant at the property since it was built in 1996 and has extended its lease multiple times. FedEx uses the Eastgate property for warehousing, package sorting and package distribution. FedEx accounts for approximately 6.3% and 15.1% of the net rentable area and underwritten base rent, respectively, of the Treeview Industrial Portfolio Properties.

The Eastgate property accounts for approximately 16.2% of the allocated loan amount of the Treeview Industrial Portfolio Whole Loan.

The Eastgate property is located in the Miramar area of San Diego, California and is approximately 13.9 miles north of downtown San Diego. Access to the property is provided via Miramar Road to the south, which connects to both Interstate 805 and Interstate 15, which are located approximately 2.0 miles west and 5.0 miles east from the property, respectively. San Diego International Airport is located approximately 15.0 miles south of the Eastgate property and serves approximately 20.0 million passengers per year. According to the appraisal, as of the first quarter of 2017, the Central San Diego industrial market consisted of approximately 64.9 million square feet with an overall vacancy rate of 4.5%. The appraisal identified seven comparable industrial facilities ranging in size from 61,121 square feet to 366,080 square feet and constructed between 1979 and 2001. Base rents for the comparable triple-net leases ranged from $8.76 per square foot to $11.40 per square foot, with a weighted average of approximately $10.00 per square foot, which is 8.3% above the underwritten base rent of $9.23 per square foot for the property. The appraisal did not identify any properties currently under construction that would compete with the Eastgate property. Additionally, the appraisal indicated that there is a lack of finished land for new industrial development and high site values in the submarket discourage future industrial redevelopment.

1405 Worldwide. The second largest property by allocated loan amount, 1405 Worldwide, is a 525,000 square foot industrial warehouse/distribution building situated on approximately 28.8 acres and located in Hebron, Kentucky. The property was constructed in 2000 and consists of a warehouse component (approximately 97.7% of net rentable area) and an office component (approximately 2.3% of net rentable area). The property features 25 dock-high doors alongside of the building along with 32 foot clear ceiling heights. The property contains 300 parking spaces resulting in a parking ratio of approximately 0.57 spaces per 1,000 square feet of net rentable area.

The 1405 Worldwide property is currently 100.0% leased to Wayfair on a triple net basis through March 2019 and its lease contains two remaining five-year extension options. Founded in 2002, Wayfair is an online home goods retailer offering over 8.0 million products from approximately 10,000 suppliers with more than 5,000 employees. Wayfair is publicly traded on the New York Stock Exchange and had a reported market capitalization of approximately $6.6 billion as of June 21, 2017 with reported revenue of more than $3.6 billion for the twelve months ended March 31, 2017. According to the appraisal, the 1405 Worldwide property accounts for over 25% of Wayfair’s United States leased fulfillment space. Wayfair accounts for approximately 16.6% and 13.7% of the net rentable area and underwritten base rent, respectively, of the Treeview Industrial Portfolio Properties.

The 1405 Worldwide property accounts for approximately 13.5% of the allocated loan amount of the Treeview Industrial Portfolio Whole Loan.

A-3-32

Annex A-3	JPMDB 2017-C7

Treeview Industrial Portfolio

The 1405 Worldwide property is located in Hebron, Kentucky and is part of the Park West International Industrial Park. Access to the property is provided via the adjacent Interstate 275, which provides access to Cincinnati, Ohio to the east and north and Lexington, Kentucky via Interstate 75 to the south. The 1405 Worldwide property is located approximately 2.5 miles from Cincinnati/Northern Kentucky International Airport and approximately 10.0 miles from the Cincinnati central business district. According to the appraisal, the property is located in the Cincinnati Industrial market, which consists of approximately 282.5 million square feet of industrial space with an overall vacancy rate of 4.0%. The appraisal identified five comparable triple net lease properties at industrial facilities ranging in size from 345,600 square feet to 898,560 square feet and constructed between 1998 and 2016. The appraisal concluded market rent of $3.25 per square foot, which is in-line with the underwritten base rent of $3.20 per square foot. The appraisal did not identify any properties currently under construction that would compete with the 1405 Worldwide property.

1200 Worldwide. The third largest property by allocated loan amount, 1200 Worldwide, is a 520,000 square foot industrial warehouse/distribution center situated on approximately 26.1 acres and located in Hebron, Kentucky. The property was constructed in 1998 and consists of a warehouse component (approximately 98.1% of net rentable area) and an office component (approximately 1.9% of net rentable area). The property features 35 dock doors alongside the building and 32 foot clear ceiling heights. The property contains 266 parking spaces, resulting in a parking ratio of approximately 0.51 spaces per 1,000 square feet of net rentable area.

The 1200 Worldwide property is currently 100.0% leased to Newgistics, Inc. on a triple net basis through October 2018 and its lease contains two remaining five-year extension options. Founded in 1999, Newgistics, Inc. is a privately-held provider of end-to-end e-commerce solutions offering technology-driven management of order fulfillment, parcel delivery and returns. Newgistics, Inc. has a national fulfillment network which encompasses 1.2 million square feet of warehouse space throughout nine markets within the United States. Newgistics, Inc. accounts for approximately 16.4% and 12.0% of the net rentable area and underwritten base rent, respectively, of the Treeview Industrial Portfolio Properties.

The 1200 Worldwide property accounts for approximately 13.0% of the allocated loan amount of the Treeview Industrial Portfolio Whole Loan.

The 1200 Worldwide property is located in Hebron, Kentucky and is part of the Park West International Industrial Park. Access to the property is provided via the adjacent Interstate 275, which provides access to Cincinnati to the east and north and Lexington via Interstate 75 to the south. The 1200 Worldwide property is located approximately 2.5 miles from Cincinnati/Northern Kentucky International Airport and approximately 10.0 miles from the Cincinnati central business district. According to the appraisal, the property is located in the Cincinnati industrial market, which consists of approximately 282.5 million square feet of industrial space with an overall vacancy rate of 4.0%. The appraisal identified five comparable triple net lease properties at industrial facilities ranging in size from 345,600 square feet to 898,560 square feet and constructed between 1998 and 2016. The appraisal concluded market rent of $3.25 per square foot, which is 15.2% above the underwritten base rent of $2.82 per square foot for the property. The appraisal did not identify any properties currently under construction that would compete with the 1200 Worldwide property.

The Treeview Industrial Portfolio Properties are diversified across seven different cities throughout six states. The properties are located in Kentucky (45.4% of net rentable area), Georgia (20.5% of net rentable area), Utah (10.4% of net rentable area), California (9.0% of net rentable area), Delaware (8.4% of net rentable area) and Texas (6.4% of net rentable area).

Historical and Current Occupancy(1)
2014	2015	2016	Current(2)
86.6%	93.1%	94.2%	96.0%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of April 30, 2017.

A-3-33

Annex A-3	JPMDB 2017-C7

Treeview Industrial Portfolio

Tenant Summary(1)
Tenant	Property	Ratings(2) (Moody’s/S&P/Fitch)	Net Rentable Area (NRA)	% of NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Wayfair	1405 Worldwide	NA / NA / NA	525,000	16.6%	$3.20	13.7%	3/31/2019
Newgistics, Inc.	1200 Worldwide	NA / NA / NA	520,000	16.4%	$2.82	12.0%	10/31/2018
DSV Solutions, LLC	100 Corporate Lakes	NA / NA / NA	346,614	10.9%	$2.87	8.1%	9/30/2018
K & M Tire. Inc.	Design Road	NA / NA / NA	201,600	6.4%	$3.70	6.1%	11/30/2021
FedEx(3)	Eastgate	Baa2/ BBB / NA	200,000	6.3%	$9.23	15.1%	Various
Medline Industries, Inc.	Landmark	NA / NA / NA	190,000	6.0%	$4.53	7.0%	6/30/2019
Cascades Paperboard Int’l, Inc.	2205 Global Way	NA / NA / NA	114,400	3.6%	$3.75	3.5%	12/31/2018
Monoprice, Inc.	2055 Global Way	NA / NA / NA	103,690	3.3%	$3.65	3.1%	7/31/2018
Answers in Genesis, Inc.	2055 Global Way	NA / NA / NA	103,532	3.3%	$3.65	3.1%	6/30/2019
Grand Import	1300 Corporate Lakes	NA / NA / NA	93,746	3.0%	$3.70	2.8%	2/28/2025
(1)	Based on the underwritten rent roll dated April 30, 2017.

(2)	In each applicable case, certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	FedEx Ground leases 150,980 square feet through October 31, 2020 and FedEx Express leases 49,020 square feet through August 31, 2021.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	128,310	4.0%	NAP	NAP	128,310	4.0%	NAP	NAP
2017 & MTM	2	42,677	1.3	$201,629	1.6%	170,987	5.4%	$201,629	1.6%
2018	6	1,161,938	36.7	3,593,661	29.3	1,332,925	42.1%	$3,795,290	31.0%
2019	5	905,777	28.6	3,447,745	28.1	2,238,702	70.7%	$7,243,035	59.1%
2020	4	295,001	9.3	2,101,616	17.1	2,533,703	80.0%	$9,344,651	76.2%
2021	5	342,451	10.8	1,713,808	14.0	2,876,154	90.8%	$11,058,459	90.2%
2022	1	88,504	2.8	435,440	3.6	2,964,658	93.6%	$11,493,899	93.8%
2023	0	0	0.0	0	0.0	2,964,658	93.6%	$11,493,899	93.8%
2024	2	110,238	3.5	418,285	3.4	3,074,896	97.0%	$11,912,184	97.2%
2025	1	93,746	3.0	346,860	2.8	3,168,642	100.0%	$12,259,044	100.0%
2026	0	0	0.0	0	0.0	3,168,642	100.0%	$12,259,044	100.0%
2027	0	0	0.0	0	0.0	3,168,642	100.0%	$12,259,044	100.0%
2028 & Beyond	0	0	0.0	0	0.0	3,168,642	100.0%	$12,259,044	100.0%
Total	26	3,168,642	100.0%	$12,259,044	100.0%

(1)	Based on the underwritten rent roll dated April 30, 2017.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

A-3-34

Annex A-3	JPMDB 2017-C7

Treeview Industrial Portfolio

Operating History and Underwritten Net Cash Flow
	2014	2015	2016	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$9,647,231	$10,446,059	$11,281,465	$11,127,612	$12,259,044	$3.87	74.6%
Vacant Income	0	0	0	0	474,747	0.15	2.9
Gross Potential Rent	$9,647,231	$10,446,059	$11,281,465	$11,127,612	$12,733,791	$4.02	77.5%
CAM Reimbursements	3,184,753	3,079,2206	3,131,503	3,036,002	3,688,982	1.16	22.5
Storage Rental Income	62,990	21,893	17,015	37,712	0	0.00	0.0
Net Rental Income	$12,894,974	$13,547,158	$14,429,983	$14,201,326	$16,422,773	$5.18	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(1,231,708)	(0.39)	(7.5)
Effective Gross Income	$12,894,974	$13,547,158	$14,429,983	$14,201,326	$15,191,065	$4.79	92.5%

Total Expenses	$3,433,457	$3,526,180	$3,640,239	$3,637,144	$3,705,973	$1.17	24.4%

Net Operating Income(3)	$9,461,517	$10,020,978	$10,789,744	$10,564,182	$11,485,092	$3.62	75.6%
Total TI/LC, Capex/RR	0	0	0	0	1,667,402	0.53	11.0

Net Cash Flow	$9,461,517	$10,020,978	$10,789,744	$10,564,182	$9,817,690	$3.10	64.6%

(1)	TTM represents the trailing 12-month period ended March 31, 2017.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	The increase in Underwritten Net Operating Income from TTM Net Operating Income is driven by the inclusion of Grand Import which has signed a lease for 93,746 square feet (accounting for 2.8% of the underwritten base rent) with a start date of October 1, 2017 and underwritten rent steps though August 31, 2018.

Property Management. The Treeview Industrial Portfolio Properties are managed by Colliers International, a Pennsylvania limited liability company, Colliers International Management – Atlanta, LLC, a Georgia limited liability company, Colliers International North Texas, LLC, a Texas limited liability company, Colliers International Real Estate Management Services (CA), Inc., a Delaware corporation, Colliers International Real Estate Management Services (VA) LLC, Delaware limited liability company and Colliers Parrish Asset Management, Inc., a California corporation.

Escrows and Reserves. At origination, the borrower was required to deposit $735,171 for tax reserves, $620,455 for outstanding tenant improvements and leasing commissions, $144,525 for outstanding free rent, $71,924 for replacement reserves and $66,013 for tenant rollover reserves.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of annual estimated tax payments, which currently equates to $136,297.

Insurance Escrows - The requirement for the borrower to make deposits to the insurance escrow is waived so long as (i) no event of default has occurred and is continuing and (ii) the borrower provides satisfactory evidence that the property is insured as part of a blanket policy in accordance with the loan documents.

Replacement Reserves - On a monthly basis, the borrower is required to escrow approximately $71,924 for ongoing replacement reserves (approximately $0.27 per square foot annually). Upon a release of an individual property as described in “Partial Releases” below, the monthly deposit is required to be reduced by an amount equal to 1/12 of the product of the square footage for the applicable individual property multiplied by $0.29. The replacement reserve is currently subject to a cap of $2,589,264 (approximately $0.82 per square foot).

TI/LC Reserves - On a monthly basis, the borrower is required to escrow $66,013 (approximately $0.25 per square foot annually) for tenant improvement and leasing commission reserves. In addition, the borrower is required to deposit all lease termination fees into such reserve and, during the existence of a Cash Sweep Event caused solely by a DSCR Trigger Event, the loan documents require that all excess cash flow be deposited into such reserve. Upon the release of an individual property, as set forth in the loan agreement, the tenant improvements and leasing commissions reserve monthly deposit is required to be reduced by an amount equal to 1/12 of the product of the square footage for the applicable individual property multiplied by $0.25. The reserve is currently subject to a cap (exclusive of lease termination fees) of $2,376,468 (approximately $0.75 per square foot) or, if a Cash Sweep Event exists, the amount of excess cash flow deposited in the tenant improvement and leasing commissions reserve account during such Cash Sweep Event.

A-3-35

Annex A-3	JPMDB 2017-C7

Treeview Industrial Portfolio

Lockbox / Cash Management. The Treeview Industrial Portfolio Whole Loan is structured with a hard lockbox and springing cash management. At origination, the borrower was required to deliver written instructions to tenants to deposit all revenues into a lockbox account controlled by the lender. All funds in the lockbox account are required to be swept to or at the direction of the borrower unless a Cash Sweep Event (as defined below) is continuing, in which event such funds are required to be swept each business day into a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. During a Cash Sweep Event, except as described in “TI/LC Reserves” above, all excess cash flow after payment of the debt service, required reserves and operating expenses is required to be held as additional collateral for the loan. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower, its single purpose entity principal (if required by the loan documents) or a Property Manager Trigger Event (as defined below), or (iii) a DSCR Trigger Event (as defined below) has occurred and is ongoing.

A “DSCR Trigger Event” means the trailing three-month debt service coverage ratio as calculated in accordance with the loan documents is less than 1.55x.

A “Property Manager Trigger Event” means (i) any bankruptcy or insolvency action of any property manager that is not an affiliated manager (other than an involuntary bankruptcy action that is discharged or dismissed within 30 days following its filing) and the borrower has not replaced such manager with one or more qualified managers under one or more replacement management agreements within 60 days following the borrower’s knowledge of such filing (which period may be extended by an additional 30 days to the extent it has diligently found one or more otherwise reasonably acceptable replacement manager(s) and the failure to finalize such replacement is due solely to a delay in servicer approval or confirmation by rating agencies) or (ii) any bankruptcy action of an affiliated property manager.

A Cash Sweep Event may be cured by the following: if the Cash Sweep Event is caused solely by (a) clause (i) of the definition of Cash Sweep Event, the acceptance by the lender of a cure of such event of default, (b) clause (ii) of such definition, only with respect to the property manager, the borrower replaces such property manager with a qualified manager under a replacement management agreement, (c) clause (ii) of such definition, solely with respect to an involuntary bankruptcy petition against the borrower or its principal in which none of the borrower, principal, guarantor nor any of their members or affiliates solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced in, colluded in or joined in such involuntary petition, the discharge, stay or dismissal of any such proceeding within 90 days of such filing without any material adverse consequences to the Treeview Industrial Portfolio Whole Loan or the Treeview Industrial Portfolio Properties, as determined by the lender in its sole discretion and (d) clause (iii) of such definition, the debt service coverage ratio based on the trailing three-month period is 1.55x or greater.

Partial Release. After the lockout period, the borrower is permitted to obtain the release of one or more individual properties from the lien of the applicable security instrument through a partial defeasance of the Treeview Industrial Portfolio Whole Loan if, among other conditions, (i) no event of default has occurred and is continuing, (ii) the borrower defeases a portion of the Treeview Industrial Portfolio Whole Loan in an amount equal to or greater than 115% of the allocated loan amount for such property, (iii) after giving effect to the release, the debt service coverage ratio (as calculated in the loan documents) of the remaining property(ies) based on the trailing 12-month period equals or is greater than the greater of (a) 1.84x and (b) the debt service coverage ratio for all of the properties (including the individual properties requested to be released) immediately preceding the release based on the trailing 12-month period, and (iv) after giving effect to the release, the loan to value ratio for the properties then remaining subject to the liens of the security instruments is at least equal to 64.5%.

A-3-36

Annex A-3	JPMDB 2017-C7

[THIS PAGE INTENTIONALLY LEFT BLANK]

A-3-37

Annex A-3	JPMDB 2017-C7

AHIP Northeast Portfolio I

A-3-38

Annex A-3	JPMDB 2017-C7

AHIP Northeast Portfolio I

A-3-39

Annex A-3	JPMDB 2017-C7

AHIP Northeast Portfolio I

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$55,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$55,000,000	Property Type - Subtype:	Hotel – Various
% of Pool by IPB:	5.0%	Net Rentable Area (Rooms):	612
Loan Purpose:	Acquisition	Location:	Various
Borrowers(2):	Various	Year Built / Renovated:	Various / Various
Sponsor:	American Hotel Income Properties	Occupancy/ADR/RevPAR:	84.0% / $127.47 / $107.02
	REIT Inc.	Occupancy/ADR/RevPAR Date:	3/31/2017
Interest Rate:	4.53000%	Number of Tenants:	N/A
Note Date:	6/22/2017	2014 NOI:	$8,309,817
Maturity Date:	7/6/2027	2015 NOI:	$9,576,969
Interest-only Period:	60 months	2016 NOI:	$10,411,876
Original Term:	120 months	TTM NOI (as of 3/2017):	$10,312,489
Original Amortization:	360 months	UW Occupancy/ADR/RevPAR:	82.4% / $126.66 / $104.34
Amortization Type:	IO-Balloon	UW Revenues:	$25,731,586
Call Protection(3):	L(27),Def(89),O(4)	UW Expenses:	$15,974,234
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$9,757,352
Additional Debt:	Yes	UW NCF:	$8,728,088
Additional Debt Balance:	$14,600,000	Appraised Value / Per Room(4):	$124,000,000 / $202,614
Additional Debt Type:	Pari Passu	Appraisal Date(5):	Various

Escrows and Reserves(6)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$113,725
Taxes:	$404,271	$45,000	N/A	Maturity Date Loan / Room:	$104,122
Insurance:	$0	Springing	N/A	Cut-off Date LTV(4):	56.1%
FF&E Reserves:	$0	Springing	N/A	Maturity Date LTV(4):	51.4%
Other:	$4,554,024	$0	N/A	UW NCF DSCR:	2.06x
				UW NOI Debt Yield:	14.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$69,600,000	59.4%	Purchase Price(7)	$111,500,000	95.1%
Sponsor Equity	47,635,205	40.6	Upfront Reserves	4,958,295	4.2
			Closing Costs	776,910	0.7
Total Sources	$117,235,205	100.0%	Total Uses	$117,235,205	100.0%

(1)	The AHIP Northeast Portfolio I loan is part of a whole loan evidenced by two pari passu notes with an aggregate original principal balance of $69.6 million. The Financial Information presented in the chart above reflects the aggregate Cut-off Date Balance of the $69.6 million AHIP Northeast Portfolio I Whole Loan (as defined below).

(2)	The borrowers for the AHIP Northeast Portfolio I loan are: AHIP MD Baltimore 5015 Properties LLC, AHIP MD Baltimore 5015 Enterprises LLC, AHIP MD Hanover 7544 Properties LLC, AHIP MD Hanover 7544 Enterprises LLC, AHIP NJ Wall Properties LLC, AHIP NJ Wall Enterprises LLC, AHIP PA Allentown Properties LLC, AHIP PA Allentown Enterprises LLC, AHIP NJ Dover Properties LLC and AHIP NJ Dover Enterprises LLC. Each individual property has two related borrowers comprised of a fee owner and an operating lessee.

(3)	The lockout period will be at least 27 payments beginning with and including the first payment date in August 2017. Defeasance of the full $69.6 million AHIP Northeast Portfolio I Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) the third anniversary of the origination date. The assumed lockout period of 27 payments is based on the expected JPMDB 2017-C7 securitization closing date in October 2017. The actual lockout period may be longer.

(4)	The Appraised Value / Per Room, Cut-off Date LTV and Maturity Date LTV are calculated based on the “As Complete” value for the AHIP Northeast Portfolio I properties, which assumes the completion of the required property improvement plan (“PIP”) at each property. The estimated cost of each respective PIP was reserved in full at loan origination. Based on the aggregate “as-is” appraised value as of June 1, 2017 of $113,000,000, the loan has a Cut-off Date LTV and Maturity Date LTV of 61.6% and 56.4%, respectively.

(5)	The “As Complete” Appraised Values for each individual property are as of: June 1, 2018 for the Hilton Garden Inn - Baltimore White Marsh property, June 1, 2018 for the SpringHill Suites - Arundel Mills BWI Airport property, June 1, 2020 for the Courtyard by Marriott - Wall at Monmouth Shores property, June 1, 2019 for the Homewood Suites - Allentown West Fogelsville property and June 1, 2019 for the Homewood Suites - Dover Rockaway property.

(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-40

Annex A-3	JPMDB 2017-C7

AHIP Northeast Portfolio I

(7)	The allocated purchase prices are as follows: Hilton Garden Inn - Baltimore White Marsh ($29,900,000), SpringHill Suites - Arundel Mills BWI Airport ($24,300,000), Courtyard by Marriott - Wall at Monmouth Shores ($20,900,000), Homewood Suites - Allentown West Fogelsville ($20,900,000) and Homewood Suites - Dover Rockaway ($15,500,000).

The Loan. The AHIP Northeast Portfolio I loan is secured by a first mortgage lien on the fee interests in one limited service hotel, two select service hotels and two extended stay hotels totaling 612 rooms. The whole loan has an outstanding principal balance as of the Cut-off Date of approximately $69.6 million (the “AHIP Northeast Portfolio I Whole Loan”) and is comprised of two pari passu notes, each as described below. The controlling Note A-1, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $55.0 million is being contributed to the JPMDB 2017-C7 Trust. The non-controlling Note A-2, with an outstanding principal balance as of the Cut-off Date of approximately $14.6 million, is expected to be contributed to one or more future securitization trusts. The AHIP Northeast Portfolio I Whole Loan has a 10-year term and subsequent to a five-year interest-only period, will amortize on a 30-year schedule. AHIP Northeast Portfolio I properties were not previously included in a securitization. The relationship between the holders of the AHIP Northeast Portfolio I Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$55,000,000	$55,000,000	JPMDB 2017-C7	Yes
A-2	$14,600,000	$14,600,000	DBNY	No
Total	$69,600,000	$69,600,000

The Borrowers. The borrowing entities for the AHIP Northeast Portfolio I Whole Loan are AHIP MD Baltimore 5015 Properties LLC, AHIP MD Baltimore 5015 Enterprises LLC, AHIP MD Hanover 7544 Properties LLC, AHIP MD Hanover 7544 Enterprises LLC, AHIP NJ Wall Properties LLC, AHIP NJ Wall Enterprises LLC, AHIP PA Allentown Properties LLC, AHIP PA Allentown Enterprises LLC, AHIP NJ Dover Properties LLC and AHIP NJ Dover Enterprises LLC, each a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is American Hotel Income Properties REIT Inc. (“AHIP REIT Inc.”). AHIP REIT Inc. is the United States holding company for American Hotel Income Properties REIT LP’s (“AHIP REIT L.P.”). AHIP REIT L.P., (TSX:HOT.UN) is a publicly owned real estate investment trust that invests in transportation oriented select service, and limited service hotel portfolios in close proximity to railroads, airports, highway interchanges and other transportation hubs serving as demand generators across the United States. AHIP REIT L.P. was formed in 2012 and is based in Vancouver, British Columbia. Following the acquisition of the AHIP Northeast Portfolio I properties, AHIP REIT Inc. has holdings of 113 hotel properties totaling approximately 11,570 guestrooms across the United States.

The Properties. The AHIP Northeast Portfolio I consists of five hotel properties totaling 612 rooms located in Maryland, New Jersey and Pennsylvania. The portfolio consists of the 155-room Hilton Garden Inn - Baltimore White Marsh located in Baltimore, Maryland, the 108-room Homewood Suites - Allentown West Fogelsville located in Allentown, Pennsylvania, the 113-room Courtyard by Marriott - Wall at Monmouth Shores located in Wall Township, New Jersey, the 128-room SpringHill Suites - Arundel Mills BWI Airport located in Hanover, Maryland, and the 108-room Homewood Suites - Dover Rockaway located in Dover, New Jersey. The properties were acquired by AHIP as part of an 18-property portfolio for a total purchase price of approximately $395,000,000. The AHIP Northeast Portfolio I properties have an allocated purchase price of $111,500,000. In connection with the loan origination, the AHIP Northeast Portfolio I borrowers escrowed $4,519,224 in a PIP renovation reserve, which represents 100% of the anticipated aggregate costs to complete the PIP work. See the “Portfolio Summary” table below and “Escrow and Reserves” for PIP reserve information on a property-by-property basis. The AHIP Northeast Portfolio I properties each operate under franchise agreements of at least 15-years (including renewals) with Marriott International, Inc. or Hilton Franchise Holding LLC, that were entered into at loan origination. The franchise agreements for the Hilton Garden Inn - Baltimore White Marsh, the Homewood Suites - Allentown West Fogelsville and the Homewood Suites - Dover Rockaway properties expire in June 2032, the franchise agreement for the Courtyard by Marriott - Wall at Monmouth Shores property expires in May 2032 and the franchise agreement for the SpringHill Suites - Arundel Mills BWI Airport property expires in June 2026, but has a ten year renewal option that is exercisable at the sole discretion of the borrower, which, if exercised, would extend the term of the franchise agreement to June 2036.

A-3-41

Annex A-3	JPMDB 2017-C7

AHIP Northeast Portfolio I

Portfolio Summary
Property Name	Location	Rooms	Year Built / Renovated	Cut-off Date Allocated Whole Loan Amount	% of Allocated Whole Loan Amount	Appraised Value(1)	UW NCF	% of UW NCF	PIP Amount
Hilton Garden Inn - Baltimore White Marsh	Baltimore, MD	155	1999 / 2014	$19,925,806	28.6%	$35,500,000	$2,455,571	28.1%	$894,271
Homewood Suites - Allentown West Fogelsville	Allentown, PA	108	2010 / NAP	13,470,968	19.4	24,000,000	1,710,447	19.6	1,440,682
Courtyard by Marriott - Wall at Monmouth Shores	Wall Township, NJ	113	2007 / 2014	13,190,323	19.0	23,500,000	1,521,413	17.4	543,173
SpringHill Suites - Arundel Mills BWI Airport	Hanover, MD	128	2006 / 2014	12,909,677	18.5	23,000,000	1,752,817	20.1	256,766
Homewood Suites - Dover Rockaway	Dover, NJ	108	2009 / 2016	10,103,226	14.5	18,000,000	1,287,840	14.8	1,384,332
Total		612		$69,600,000	100.0%	$124,000,000	$8,728,088	100.0%	$4,519,224
(1)	Represents the appraisal’s “As Complete” appraised value for the AHIP Northeast Portfolio I properties, which assumes the completion of the required PIP at each property. The Hilton Garden Inn - Baltimore White Marsh has an “as-is” appraised value of $33,000,000. The Homewood Suites - Allentown West Fogelsville has an “as-is” appraised value of $21,000,000. The Courtyard by Marriott - Wall at Monmouth Shores has an “as-is” appraised value of $21,000,000. The SpringHill Suites - Arundel Mills BWI Airport has an “as-is” appraised value of $22,000,000. The Homewood Suites - Dover Rockaway has an “as-is” appraised value of $16,000,000.

Historical Occupancy, ADR and RevPAR(1)
	Occupancy				ADR				RevPAR
Property	2014	2015	2016	TTM(2)	2014	2015	2016	TTM(2)	2014	2015	2016	TTM(2)
Hilton Garden Inn - Baltimore White Marsh	71.3%	78.0%	81.4%	82.2%	$123.70	$130.77	$132.73	$131.53	$88.14	$101.97	$108.10	$108.13
Homewood Suites - Allentown West Fogelsville	85.8%	87.7%	90.3%	89.1%	$118.92	$126.15	$132.12	$133.67	$102.04	$110.64	$119.25	$119.10
Courtyard by Marriott - Wall at Monmouth Shores	71.9%	76.1%	79.1%	78.7%	$123.67	$127.49	$130.33	$130.61	$88.91	$97.00	$103.06	$102.84
SpringHill Suites - Arundel Mills BWI Airport	80.8%	83.1%	86.2%	85.9%	$119.49	$120.93	$116.05	$115.75	$96.55	$100.53	$100.03	$99.45
Homewood Suites - Dover Rockaway	77.9%	80.1%	83.9%	84.5%	$122.10	$122.98	$124.46	$126.35	$95.15	$98.51	$104.42	$106.70
Weighted Average(3)	77.1%	80.8%	84.0%	84.0%	$121.55	$125.84	$127.16	$127.47	$93.73	$101.67	$106.80	$107.02

(1)	Based on operating statements provided by the borrowers.

(2)	TTM as of March 31, 2017.

(3)	Weighted by room count.

Historical Occupancy, ADR and RevPAR Penetration Rates(1)
	Occupancy				ADR				RevPAR
Property	2014	2015	2016	TTM(2)	2014	2015	2016	TTM(2)	2014	2015	2016	TTM(2)
Hilton Garden Inn - Baltimore White Marsh	100.9%	111.8%	110.5%	113.3%	111.5%	113.4%	114.2%	112.1%	112.5%	126.8%	126.3%	127.0%
Homewood Suites - Allentown West Fogelsville	117.9%	123.9%	128.2%	129.1%	127.6%	125.9%	125.2%	127.9%	150.4%	156.0%	160.5%	165.0%
Courtyard by Marriott - Wall at Monmouth Shores	112.8%	113.1%	116.7%	117.0%	109.0%	112.5%	111.6%	112.1%	123.0%	127.2%	130.2%	131.1%
SpringHill Suites - Arundel Mills BWI Airport	106.7%	113.2%	114.2%	114.9%	111.9%	110.5%	108.1%	107.7%	119.4%	125.2%	123.4%	123.7%
Homewood Suites - Dover Rockaway	118.0%	113.3%	120.9%	134.2%	96.5%	94.7%	90.8%	103.5%	113.8%	107.3%	109.8%	138.8%
Weighted Average(3)	110.3%	114.7%	117.4%	120.8%	111.3%	111.5%	110.3%	112.4%	122.8%	128.3%	129.5%	135.9%

(1)	Penetration Rates are from reports provided by a third party data provider.

(2)	TTM is as of March 31, 2017.

(3)	Weighted by room count.

A-3-42

Annex A-3	JPMDB 2017-C7

AHIP Northeast Portfolio I

Hilton Garden Inn - Baltimore White Marsh

Hilton Garden Inn - Baltimore White Marsh is a 155-room six story, select service hotel located approximately 15 miles northeast of downtown Baltimore, adjacent to interstate 95. The hotel opened in 1999 and features a Garden Grille restaurant (52 seats), indoor pool, fitness center, guest laundry facilities, business center, sundry shop, and approximately 5,925 square feet of meeting space. The guestroom mix includes 93 king rooms (60.0% of total rooms), 52 double-double rooms (approximately 33.5% of total rooms) and 10 suites (6.5% of total rooms). The hotel was most recently renovated in 2014 at a total cost of approximately $1.5 million ($9,650 per room). Parking is provided by 198 on-site surface parking spaces for a ratio of approximately 1.28 spaces per room. The property operates under a new relicensing agreement with Hilton Franchise Holdings, LLC. The relicensing agreement has a 15-year term expiring in June 2032 and does not provide an option for renewal. According to the appraisal, the demand segmentation for the Hilton Garden Inn - Baltimore White Marsh property consists of 65% commercial, 25% leisure and 10% meeting and group. The appraisal noted one new hotel that is expecting to open in February 2018, a 120-room SpringHill Suites by Marriott, which is expected to be fully competitive with the Hilton Garden Inn - Baltimore White Marsh.

The property’s location along I-95 provides access to downtown Baltimore and the surrounding market. The Baltimore metropolitan statistical area has an estimated population of approximately 2.8 million and serves as the largest metro area in Maryland. The area is home to various headquarters and large regional offices especially in the health care, technology, financial, manufacturing, and retail industries, from which the property receives a substantial amount of its business. The property’s primary local negotiated rate contracts are with General Electric, Lockheed Martin, Amazon, Mariner Financial, and Caterpillar. Leisure attractions located near the property include Towson University (11 miles west), Oriole Park at Camden Yards (14 miles south), M&T Bank Stadium (16 miles south), and Pimlico Race Track (18 miles west).

Homewood Suites - Allentown West Fogelsville

Homewood Suites - Allentown West Fogelsville is a 108-room four-story, extended stay hotel located one mile from Interstate 78, approximately 60 miles northwest of downtown Philadelphia and 100 miles west of New York City. The hotel opened in 2010 and features a sundry shop, business center, fitness center, indoor pool, outdoor sports court, picnic area, guest laundry facilities, complimentary high-speed internet and approximately 640 square feet of meeting space. The guestroom mix includes 53 studio rooms (approximately 49.1% of total rooms), 42 one-bedroom suites (approximately 38.9% of total rooms) and 13 two-bedroom suites (approximately 12.0% of total rooms). The hotel has not undergone extensive renovation since its opening in 2010. Parking is provided by 120 on-site surface parking spaces for a ratio of approximately 1.11 spaces per room. The property operates under a new relicensing agreement with Hilton Franchise Holding LLC. The relicensing agreement has a 15-year term expiring in June 2032 and does not provide an option for renewal. According to the appraisal, the demand segmentation for the Homewood Suites - Allentown West Fogelsville property consists of 50% leisure, 40% commercial and 10% meeting and group. The appraisal noted one new hotel that is expected to open in fall of 2017, a 110-room Fairfield Inn & Suites located approximately one mile north of the Homewood Suites Allentown West Fogelsville property.

Homewood Suites - Allentown West Fogelsville is located in Allentown, the third largest city in Pennsylvania after Philadelphia and Pittsburgh. According to the appraisal, the immediate area surrounding the property is home to numerous large and medium-sized regional offices from which the property receives a large amount of its business. The majority of the property’s commercial business is in the form of extended-stay, with nearby corporate headquarters and regional offices including Volvo, Amazon, Kraft, Whole Foods Market, Nestle, General Electric and Home Depot. The region also has two airports and several four-year colleges and universities, including Lehigh University (13 miles east of the property) and Moravian College (approximately 17 miles northeast of the property). The Lehigh Valley International Airport (“LVIA”), located 13 miles northeast of the property, is a public airport served by major airlines including Allegiant Air, Delta Airlines, United Express and US Airways. According to the appraisal, leisure demand is drawn by local weddings, family reunions and other social events. Additionally, demand is generated by motorists traveling via the surrounding major thoroughfares. Nearby festivals and attractions include Dorney Park & Wildwater Kingdom, Sands Casino Resort, MusikFest, Agri-Plex Allentown Fairgrounds, Crayola Experience and Coca Cola Park.

Courtyard by Marriott - Wall at Monmouth Shores

Courtyard by Marriott - Wall at Monmouth Shores is a 113-room three-story, select service hotel located in Wall Township, New Jersey, approximately 40 miles south of midtown Manhattan. The hotel opened in 2007 and features the Courtyard Bistro restaurant (40 seats), fitness center, business center, indoor pool, sundry shop, guest self-service laundry, complimentary high-speed internet access, and 975 square feet of meeting space. The guestroom mix includes 73 king rooms (approximately 64.6% of total rooms), 30 queen rooms (approximately 26.5% of total rooms), six king suites (approximately 5.3% of total rooms), and four spa king suites (approximately 3.5% of total rooms). The hotel was most recently renovated in 2014 at a total cost of approximately $0.5 million ($4,515 per room). Parking is provided by 144 on-site surface parking spaces for a parking ratio of approximately 1.27 spaces per room. The property operates under a new relicensing agreement with Marriott International, Inc. The relicensing agreement has a 15-year term expiring in May 2032, with one 10-year renewal option. According to the appraisal, the demand segmentation for the Courtyard by Marriott – Wall at Monmouth Shores property consists of 40% meeting and group, 35% commercial and 25% leisure. According to the appraisal, no new supply is planned within the market.

A-3-43

Annex A-3	JPMDB 2017-C7

AHIP Northeast Portfolio I

The property is located within Monmouth County, which contains the northernmost portion of the Jersey Shore, a popular beach, boating and fishing area during the summer months. Monmouth County is in proximity to Garden State Parkway, which connects to Interstates 195 and 95, and provides access to Trenton, New York City and Philadelphia. The property’s neighborhood is situated within the Monmouth Shores Corporate Office Park. The Monmouth Shores Corporate Office Park contains offices for major corporations such as MetLife, Allstate, Waterford Wedgwood USA, Meridian Health and Blue Cross Blue Shield. Other office parks located in the area include Industrial Way Complex (five miles north), which is home to many corporate offices of companies in the tech, pharmaceutical and health industries. The property’s top accounts include Monmouth Executive Airports, NJ Resources, Jersey Mike’s Subs, Trinity Solar, and Zodiac Aerospaces. Employment sectors in Monmouth County include transportation, utilities, education, health services, professional services, and leisure hospitality services. The area is also home to several colleges and universities, including Monmouth University (nine miles northeast) and Fairleigh Dickinson University (eight miles north), in addition to Rutgers University (39 miles northwest) in New Brunswick.

SpringHill Suites - Arundel Mills BWI Airport

SpringHill Suites - Arundel Mills BWI Airport is a 128-room five-story, limited-service hotel located approximately five miles southwest of BWI Airport and 13 miles southwest of downtown Baltimore. The hotel opened in 2006 and features an indoor pool, fitness center, complimentary breakfast area, guest laundry facilities, business center, sundry shop, and approximately 1,144 square feet of meeting space. The guestroom mix includes 70 double-double rooms (approximately 54.7% of total rooms), 55 king rooms (approximately 43.0% of total rooms), and three Jacuzzi kings (approximately 2.3% of total rooms). The hotel was most recently renovated in 2014 at a total cost of approximately $0.55 million (approximately $4,311 per room). Parking is provided by 103 on-site surface parking spaces for a ratio of 0.80 spaces per room. The property operates under a relicensing agreement with Marriott International, Inc. The relicensing agreement expires in June 2026 and has a 10-year renewal option. According to the appraisal, the demand segmentation for the Courtyard by Marriott - Wall at Monmouth Shores property consists of 50% commercial, 30% leisure and 20% meeting and group. The appraisal noted one new hotel being built in the market. The Live! Hotel will be a 17-story, full service hotel anticipated to open in 2018. Given the full service product along with leisure amenities, the appraisal expects the new hotel to be partially competitive with SpringHill Suites - Arundel Mills BWI Airport property.

The property is located in Hanover, Maryland approximately 13 miles southwest of Baltimore and 28 miles northeast of Washington D.C. According to the appraisal, Anne Arundel County had a population of approximately 568,000 people as of 2016, an increase over the 2010 population of approximately 539,000. The neighborhood serves as a retail corridor in proximity to MD 295 and I-95, two major thoroughfares that provide access to Washington D.C. and Baltimore. The neighborhood includes the Baltimore/Washington International Thurgood Marshall Airport (“BWI Airport”), Fort Meade and Guinness Brewing Factory. BWI Airport is one of three major airports serving the Baltimore-Washington metro area and the airport serves as the second largest airport by departures for Southwest Airlines. Corporate demand comes from numerous large regional offices in the immediate area, as well as from government entities located at Fort Meade. The market also draws demand from nearby corporations, such as Aerotech, TEKsystems, Verizon, Keller Foundation, and Sienna. In addition, the approximately 1.23 million square foot Baltimore Convention Center is located 13 miles north of the property.

Homewood Suites - Dover Rockaway

Homewood Suites - Dover Rockaway is a 108-room four-story, extended stay hotel located approximately 40 miles northwest of New York City. The hotel opened in 2009 and features a sundry shop, business center, fitness center, indoor swimming pool, outdoor sports court, picnic area, guest laundry facilities, complimentary high-speed internet, and approximately 615 square feet of meeting space. The guestroom mix includes 51 studio rooms (approximately 47.2% of total rooms), 50 one-bedroom suites (approximately 46.3% of total rooms), and seven two-bedroom suites (approximately 6.5% of total rooms). The hotel most recently underwent capital improvements in 2016 at a total cost of $142,703 (approximately $1,321 per room). Parking is provided by 107 on-site surface parking spaces for a ratio of approximately 0.99 spaces per room. The property operates under a new relicensing agreement with Hilton Franchise Holding LLC. The relicensing agreement has a 15-year term expiring in June 2032 and does not provide an option for renewal. According to the appraisal, the demand segmentation for the Homewood Suites - Dover Rockaway property consists of 60% commercial, 30% leisure and 10% meeting and group. The appraisal noted one competitive hotel that opened in March 2017, the 102-room TownePlace Suites Dover Rockaway, which is located next to the Homewood Suites - Dover Rockaway property.

The property is located within Morris County, the 10th most populous county in the state of New Jersey. Morris County is home to six Fortune 500 companies, including Honeywell International, PBF Energy, Avis Budget Group, Quest Diagnostics, Realogy Holdings and Wyndham Worldwide. The city of Dover primarily serves as a suburban residential community within Morris County and accommodates a number of small and medium-sized retail, education, healthcare and manufacturing companies. The majority of group business at the property is derived from meetings, incentives, conferencing and exhibitions from the various headquarters and large regional offices located in the immediate area.

A-3-44

Annex A-3	JPMDB 2017-C7

AHIP Northeast Portfolio I

Operating History and Underwritten Net Cash Flow
	2014	2015	2016	TTM(1)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	77.1%	80.8%	84.0%	84.0%	82.4%
ADR	$121.55	$125.84	$127.16	$127.47	$126.66
RevPAR	$93.73	$101.67	$106.80	$107.02	$104.34

Room Revenue	$20,937,644	$22,711,117	$23,922,274	$23,906,319	$23,306,616	$38,083	90.6%
Food & Beverage Revenue	1,845,509	1,975,403	1,997,084	1,940,689	1,885,270	3,081	7.3
Other Departmental Revenue	430,868	466,078	563,355	550,199	539,700	882	2.1
Total Revenue	$23,214,021	$25,152,598	$26,482,713	$26,397,207	$25,731,586	$42,045	100.0%

Room Expense	$5,010,997	$5,086,621	$5,227,983	$5,285,478	$5,298,460	$8,658	22.7%
Food & Beverage Expense	1,232,783	1,299,565	1,348,745	1,366,532	1,327,506	2,169	70.4
Other Departmental Expenses	220,085	219,700	208,650	210,175	205,789	336	38.1
Departmental Expenses	$6,463,865	$6,605,886	$6,785,378	$6,862,185	$6,831,755	$11,163	26.6%

Departmental Profit	$16,750,156	$18,546,712	$19,697,335	$19,535,022	$18,899,831	$30,882	73.4%

Management Fees	$754,454	$817,468	$860,717	$857,927	$771,948	$1,261	3.0%
Franchise Fees	1,723,327	1,868,933	1,974,744	1,980,559	2,039,373	3,332	7.9
Property Taxes	1,089,843	1,067,471	1,087,688	1,099,261	1,126,391	1,841	4.4
Property Insurance	240,212	229,012	224,388	224,959	241,778	395	0.9
Other Expenses	4,632,503	4,986,859	5,137,922	5,059,827	4,962,990	8,109	19.3
Total Expenses	$8,440,339	$8,969,743	$9,285,459	$9,222,533	$9,142,479	$14,939	35.5%

Net Operating Income	$8,309,817	$9,576,969	$10,411,876	$10,312,489	$9,757,352	$15,943	37.9%
FF&E	928,561	1,006,104	1,059,309	1,055,888	1,029,263	1,682	4.0%
Net Cash Flow	$7,381,256	$8,570,865	$9,352,567	$9,256,601	$8,728,088	$14,262	33.9%
(1)	TTM column represents the trailing 12-month period ending on March 31, 2017.

(2)	Per Room values are based on 612 guest rooms.

(3)	% of Total Revenue for Room Expense, Food & Beverage Expense and Other Departmental Expenses are based on their corresponding revenue line items.

Property Management. The AHIP Northeast Portfolio I properties are managed by One MD Baltimore HGI Management LLC (with respect to the Hilton Garden Inn - Baltimore White Marsh property), One MD Hanover 7544 Management LLC (with respect to the SpringHill Suites - Arundel Mills BWI Airport property), One NJ Wall 1302 Management LLC (with respect to the Courtyard by Marriott - Wall at Monmouth Shores property), One PA Allentown HW Management LLC (with respect to the Homewood Suites - Allentown West Fogelsville property), and One NJ Dover HW Management LLC (with respect to the Homewood Suites - Dover Rockaway property), which are ultimately controlled by One Lodging Management, a third-party management company that serves as AHIP’s exclusive hotel manager.

Escrows and Reserves. At loan origination, the borrowers deposited $4,519,224 into a PIP reserve account, $404,271 into a tax reserve account and $34,800 into an immediate repairs reserve account. The PIP reserve funds consists of $1,440,682 for Homewood Suites – Allentown West Fogelsville, $1,384,332 for Homewood Suites – Dover Rockaway, $894,271 for Hilton Garden Inn – Baltimore White Marsh, $543,173 for Courtyard by Marriott – Wall at Monmouth Shores and $256,766 for SpringHill Suites – Arundel Mills BWI Airport.

Tax Escrows - On a monthly basis, the borrowers are required to deposit 1/12 of the estimated annual real estate taxes, which currently equates to $45,000, into a tax reserve account.

Insurance Escrows - If an acceptable blanket policy is no longer in place, the borrower are required on a monthly basis to escrow 1/12 of annual insurance premiums.

FF&E Reserves - On a monthly basis beginning in July 2019, the borrowers are required to escrow the greater of (i) 1/12th of 4.0% of annual rents (as defined in the AHIP Northeast Portfolio I Whole Loan documents) of each property estimated in the applicable borrower’s approved annual budget for the fiscal year and (ii) the then-current amount required under the franchise agreements for approved capital expenditures and repair and replacement of FF&E.

A-3-45

Annex A-3	JPMDB 2017-C7

AHIP Northeast Portfolio I

Lockbox / Cash Management. The AHIP Northeast Portfolio I Whole Loan is structured with a hard lockbox and springing cash management. Prior to a Trigger Period (as defined below), all funds in the lockbox account are required to be swept daily into the borrowers’ operating account. During a Trigger Period, any transfers to the borrowers’ operating account are required to cease and such sums on deposit in the clearing account will be required to be transferred on a daily basis to an account controlled by the lender, to be applied to payment of all monthly amounts due under the AHIP Northeast Portfolio I Whole Loan documents, with any excess funds being held by the lender as additional collateral for the AHIP Northeast Portfolio I Whole Loan.

A “Trigger Period” will commence (i) upon an event of default under the AHIP Northeast Portfolio I Whole Loan documents or (ii) if the debt service coverage ratio falls below 1.25x at the end of any calendar quarter. The Trigger Period will cease to exist if (a) the applicable event of default is cured pursuant to the AHIP Northeast Portfolio I Whole Loan documents or (ii) the debt service coverage ratio exceeds 1.30x for two consecutive quarters.

Partial Releases - In connection with an arm’s length sale of an individual property to an unrelated third party, the borrowers may release an individual property or properties as security for the AHIP Northeast Portfolio I Whole Loan after the expiration of the lockout period by defeasing, 110% of the allocated loan amount of the property or properties being released and subject to terms and conditions set forth in the AHIP Northeast Portfolio I Whole Loan documents, including but not limited to: (i) the debt service coverage ratio after giving effect to such release is at least the greater of (x) 1.95x and (y) the aggregate debt service coverage ratio immediately prior to such sale or (ii) the loan to value ratio after giving effect to such release is no more than the lesser of (x) 56.1% and (y) the aggregate loan to value ratio immediately prior to such release; and (iii) no event of default under the AHIP Northeast Portfolio I Whole Loan will be continuing. Notwithstanding the above, provided the remaining portfolio after such release has a minimum debt yield of 15.0%, section (ii) above is not required to be satisfied.

A-3-46

Annex A-3	JPMDB 2017-C7

[THIS PAGE INTENTIONALLY LEFT BLANK]

A-3-47

Annex A-3	JPMDB 2017-C7

First Stamford Place

A-3-48

Annex A-3	JPMDB 2017-C7

First Stamford Place

A-3-49

Annex A-3	JPMDB 2017-C7

First Stamford Place

A-3-50

Annex A-3	JPMDB 2017-C7

First Stamford Place

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(2):	$54,800,000	Title:	Fee
Cut-off Date Principal Balance(2):	$54,800,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	5.0%	Net Rentable Area (SF):	810,471
Loan Purpose:	Refinance	Location:	Stamford, CT
Borrower:	ESRT First Stamford Place	Year Built / Renovated:	1986 / 2015
	SPE, L.L.C.	Occupancy:	90.8%
Sponsor:	Empire State Realty OP, L.P.	Occupancy Date:	5/1/2017
Interest Rate:	4.08780%	Number of Tenants:	52
Note Date:	6/5/2017	2014 NOI:	$17,997,472
Maturity Date:	7/1/2027	2015 NOI:	$19,350,728
Interest-only Period:	120 months	2016 NOI:	$21,441,056
Original Term:	120 months	TTM NOI: (as of 3/2017)	$20,442,412
Original Amortization:	None	UW Economic Occupancy:	91.6%
Amortization Type:	Interest Only	UW Revenues:	$34,742,601
Call Protection:	L(27),Def(89),O(4)	UW Expenses:	$13,991,349
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$20,751,251
Additional Debt:	Yes	UW NCF:	$18,446,561
Additional Debt Balance:	$109,200,000 / $16,000,000	Appraised Value / Per SF:	$285,000,000 / $352
Additional Debt Type:	Pari Passu / Mezzanine Loan	Appraisal Date:	5/3/2017

Escrows and Reserves(3)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$202
Taxes:	$2,486,098	$334,939	N/A	Maturity Date Loan / SF:	$202
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	57.5%
Replacement Reserves:	$0	$15,458	$556,493	Maturity Date LTV:	57.5%
TI/LC:	$0	$168,848	N/A	UW NCF DSCR:	2.71x
Other:	$9,387,178	$0	N/A	UW NOI Debt Yield:	12.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(2)	$164,000,000	65.9%	Payoff Existing Debt	$234,583,792	94.2%
Mezzanine Loan	16,000,000	6.4	Upfront Reserves	11,873,276	4.8
Sponsor Equity	68,968,545	27.7	Closing Costs	2,511,477	1.0
Total Sources	$248,968,545	100.0%	Total Uses	$248,968,545	100.0%

(1)	The First Stamford Place Whole Loan was co-originated by JPMCB and Wells Fargo Bank, National Association (“Wells Fargo”).

(2)	The First Stamford Place loan is part of a whole loan evidenced by five pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $164.0 million. The information presented in the chart titled “Financial Information” above reflects the aggregate Cut-off Date balance of the $164.0 million First Stamford Place Whole Loan, as defined in “The Loan” below.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The First Stamford Place loan is secured by a first mortgage lien on the borrower’s fee interest in a three-building, 810,471 square foot Class A office complex located in Stamford, Connecticut. The whole loan has an outstanding principal balance as of the Cut-off Date of $164.0 million (the “First Stamford Place Whole Loan”) and is comprised of five pari passu notes, each as described below. Two of those notes, Note A-1-B and Note A-1-C, with an aggregate outstanding principal balance as of the Cut-off Date of $54.8 million (collectively, the “First Stamford Place Mortgage Loan”), will be contributed to the JPMDB 2017-C7 Trust. The remaining notes (collectively, the “First Stamford Place Pari Passu Companion Loan”) are currently held by the parties described in the “Whole Loan Summary” chart below. The First Stamford Place Whole Loan has a 10-year term and is interest-only for the entire term. The previous debt secured by the property was securitized in MSC 2007-IQ15. The relationship between the holders of the First Stamford Place Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

A-3-51

Annex A-3	JPMDB 2017-C7

First Stamford Place

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-A	$60,000,000	$60,000,000	JPMCC 2017-JP7	Yes
A-1-B	27,400,000	27,400,000	JPMDB 2017-C7	No
A-1-C	27,400,000	27,400,000	JPMDB 2017-C7	No
A-2-A	25,000,000	25,000,000	BANK 2017-BNK7	No
A-2-B	24,200,000	24,200,000	WFCM 2017-C39	No
Total	$164,000,000	$164,000,000

The Borrower. The borrowing entity for the First Stamford Place Whole Loan is ESRT First Stamford Place SPE, L.L.C., a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor for the First Stamford Place Whole Loan is Empire State Realty OP, L.P., an affiliate of Empire State Realty Trust, Inc. (“Empire”) (NYSE: ESRT). Headquartered in New York, New York, Empire is a real estate investment trust that owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area. Empire’s portfolio consists of 15 office properties and six standalone retail properties totaling approximately 10.1 million rentable square feet. Nine of the office properties are located in Manhattan, four are located in Fairfield County, Connecticut and two are located in Westchester County, New York.

The Property. The First Stamford Place property is an 810,471 square foot Class A office complex located in the central business district (“CBD”) of Stamford, Connecticut. Constructed in 1986, the property consists of two seven-story buildings and one four-story building situated on approximately 9.82 acres. The property features a cafeteria, a café with extended hours, a hair salon, a fitness center, a conference center, a day care center, a dry cleaning service, a shoe shine service and a car wash and detailing area. Tenants at the property also have access to a tennis court and swimming pool at the adjacent Hilton Stamford Hotel. The property is currently undergoing an approximately $750,000 renovation to the plaza of one building and, according to the property management, the loan sponsor plans to spend at least $850,000 to upgrade the plazas of the other two buildings by 2018. Such renovations have not been escrowed for and are not required under the First Stamford Place Whole Loan. Capital expenditures include upgrades to the lobby, corridors, restrooms and parking garage, among other interior and exterior renovations. Additionally, the property features a subterranean parking garage with 1,853 parking spaces, resulting in a parking ratio of approximately 2.29 per 1,000 square feet of space.

As of May 1, 2017, the property was 90.8% leased to 52 tenants. The property has experienced recent leasing momentum, signing 17 new and renewal leases (17.2% of net rentable area) since June 2015. The largest tenant, Legg Mason & Co., LLC (“Legg Mason”), leases 137,583 square feet (17.0% of the net rentable area) through September 2024 and has been a tenant at the property since 1997. Founded in 1899, Legg Mason (NYSE: LM) is a diversified asset management firm headquartered in Baltimore, Maryland. Legg Mason serves individual and institutional investors across six continents and had approximately $728.0 billion of assets under management as of March 31, 2017. Legg Mason accounts for approximately 20.0% of the underwritten base rent at the property and its lease does not contain any renewal options. Legg Mason subleases 47,015 square feet to United Rentals, Inc. and 10,884 square feet to Northern Fund, each through September 2024. The second largest tenant, Odyssey Reinsurance Company (“Odyssey Reinsurance”), leases 101,619 square feet (12.5% of the net rentable area) through September 2022 and has been a tenant at the property since 1997. Odyssey Reinsurance is the flagship reinsurer of OdysseyRe Holdings Corp., an international multi-line reinsurer and specialty insurer founded in 1900. Odyssey Reinsurance is headquartered at the property, where it underwrites casualty, property, surety, accident and health, marine and aviation insurance. Odyssey Reinsurance accounts for approximately 13.0% of the underwritten base rent at the property and its lease contains two five-year renewal options remaining. Odyssey Reinsurance subleases 3,259 square feet to Fresh Nation LLC through May 2018. The third largest tenant, Partner Reinsurance Company of the U.S. (“Partner Reinsurance”), leases 56,690 square feet (7.0% of the net rentable area) through January 2029 and has been a tenant since January 2017. Partner Reinsurance’s lease commenced in January 2017 and is expected to commence paying rent in February 2019. Rent through this date was reserved for at origination. Partner Reinsurance is a subsidiary of Partner Re Ltd., an international reinsurer, servicing more than 2,000 clients in more than 150 countries. Partner Reinsurance accounts for approximately 7.9% of the underwritten base rent at the property and its lease contains two remaining five-year renewal options remaining.

The First Stamford Place property is located in the CBD of Stamford, Connecticut. The property benefits from being located directly adjacent to Interstate 95, which provides access to New York City, Boston and Hartford, and is approximately 0.3 miles from the Stamford Metro North Train Station, which has direct service to Grand Central Station and access to both Amtrak and Acela Express. The property is located approximately 25.1 miles and 30.0 miles north of LaGuardia Airport and Midtown Manhattan, respectively, and is also located within a 50.0 mile radius of Kennedy International Airport, Newark Liberty International Airport, Westchester County Airport and Bradley International Airport in Hartford, Connecticut. According to the appraisal, the 2016 estimated population within a one-, three- and five-mile radius of the property was 29,870, 123,088 and 174,836, respectively, and the average household income within a one-, three- and five-mile radius of the property was $77,410, $128,920 and $149,203, respectively.

A-3-52

Annex A-3	JPMDB 2017-C7

First Stamford Place

According to the appraisal, the property is located in the Stamford CBD submarket of the greater Fairfield County market. According to a third party market report, as of the first quarter of 2017, the Stamford central business district submarket consisted of approximately 9.7 million square feet of office space with an overall vacancy rate of 33.2% and average rents of $42.79 per square foot. However, a significant amount of office vacancy in the Stamford CBD is situated in three buildings (677 Washington Boulevard, 695 East Main Street and 1 Elmcroft Road) that comprise 16.1% of the total submarket office inventory. According to the appraisal, 677 Washington Boulevard, 695 East Main Street and 1 Elmcroft Road are not directly competitive with the property since they were designed as corporate headquarters with very large floor plans, long corridors and are inefficiently designed for a multi-tenant building, while the property caters to small and medium sized tenants. The appraisal identified five properties as directly competitive with the First Stamford Place property, with a weighted average vacancy of 7.8%. The appraisal identified six comparable office leases in the Stamford market in six buildings ranging in size from approximately 133,000 square feet to 590,440 square feet. Asking rents for the comparable leases ranged from $40.00 per square foot to $59.00 per square foot, with a weighted average of approximately $45.57 per square foot. The weighted average underwritten base rent for office space at the First Stamford Place is $42.32, which is in-line with the appraisal’s concluded weighted average office rent of $42.54 per square foot for the property.

Historical and Current Occupancy(1)
2014	2015	2016	Current(2)
91.4%	95.5%	96.1%	90.8%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of May 1, 2017.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Legg Mason(3)(4)(5)	Baa1 / BBB / NA	137,583	17.0%	$43.88	20.0%	9/30/2024
Odyssey Reinsurance(6)	A3 / A- / NA	101,619	12.5%	$38.95	13.0%	9/30/2022
Partner Reinsurance(7)	NA / A- / BBB+	56,690	7.0%	$42.50	7.9%	1/31/2029
Elizabeth Arden, Inc.	NA / B+ / NA	39,775	4.9%	$41.00	5.4%	10/31/2021
Ernst & Young U.S. LLP	NA / NA / NA	35,661	4.4%	$42.00	4.9%	5/31/2020
Crane Company	Baa2 / BBB / NA	32,801	4.0%	$39.96	4.3%	6/30/2018
Citibank N.A.(8)	Baa1 / BBB+ / A	30,590	3.8%	$51.00	5.1%	7/31/2018
Novitex Enterprise Solutions, Inc.(9)	NA / A / NA	22,429	2.8%	$41.00	3.0%	7/31/2021
Aircastle Advisors LLC(10)	Ba1 / BB+ / NA	19,214	2.4%	$39.00	2.5%	12/31/2022
National Indemnity Company	Aa2 / AA / A+	16,851	2.1%	$33.00	1.8%	10/31/2020

(1)	Based on the underwritten rent roll dated May 1, 2017.

(2)	In each applicable case, certain ratings are those of the parent company whether or not such parent company has guaranteed the applicable lease.

(3)	Legg Mason occupies 136,958 square feet at an underwritten base rent of $44.00 per square foot and 625 square feet of storage space at $18.50 per square foot.

(4)	Legg Mason subleases 47,015 square feet to United Rentals, Inc. and 10,884 square feet to Northern Fund at $29.00 and $24.00 per square foot, respectively. Each sublease is through September 2024.

(5)	Legg Mason has the right to contract its space by not less than 20,000 square feet and up to 30,000 square feet by February 28, 2019 with 19 months’ notice and payment of a termination fee equal to unamortized leasing costs plus brokerage fee to re-lease the space.

(6)	Odyssey Reinsurance subleases 3,259 square feet to Fresh Nation LLC at $30.00 per square foot through May 2018.

(7)	Partner Reinsurance has the right to terminate its lease on or after January 31, 2027 with 12 months’ notice and payment of a termination fee equal to approximately $2.3 million.

(8)	Citibank N.A. subleases its entire space to Cenevo Corporation at $25.50 per square foot through June 30, 2018.

(9)	Novitex Enterprise Solutions, Inc. has the right to terminate its lease on July 31, 2019 with 14 months’ notice and payment of a termination fee equal to unamortized leasing costs.

(10)	Aircastle Advisors LLC has the right to terminate its lease on December 31, 2019 with 15 months’ notice and payment of a termination fee equal to approximately $542,000.

A-3-53

Annex A-3	JPMDB 2017-C7

First Stamford Place

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	74,759	9.2%	NAP	NAP	74,759	9.2%	NAP	NAP
2017 & MTM	2	2,849	0.4	$161,371	0.5%	77,608	9.6%	$161,371	0.5%
2018	12	119,904	14.8	4,844,693	16.0	197,512	24.4%	$5,006,064	16.5%
2019	5	25,476	3.1	763,378	2.5	222,988	27.5%	$5,769,442	19.0%
2020	8	76,263	9.4	3,154,821	10.4	299,251	36.9%	$8,924,263	29.4%
2021	9	96,428	11.9	4,078,634	13.4	395,679	48.8%	$13,002,897	42.8%
2022	4	125,686	15.5	4,927,938	16.2	521,365	64.3%	$17,930,835	59.1%
2023	4	25,385	3.1	1,057,809	3.5	546,750	67.5%	$18,988,643	62.6%
2024	3	159,993	19.7	7,028,627	23.2	706,743	87.2%	$26,017,270	85.7%
2025	2	23,756	2.9	979,020	3.2	730,499	90.1%	$26,996,290	88.9%
2026	0	0	0.0	0	0.0	730,499	90.1%	$26,996,290	88.9%
2027	2	21,822	2.7	947,935	3.1	752,321	92.8%	$27,944,225	92.1%
2028 & Beyond(3)	1	58,150	7.2	2,409,325	7.9	810,471	100.0%	$30,353,550	100.0%
Total	52	810,471	100.0%	$30,353,550	100.0%

(1)	Based on the underwritten rent roll dated May 1, 2017.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	2028 & Beyond includes 1,460 square feet associated with a conference room with no attributable base rent.

Operating History and Underwritten Net Cash Flow
	2014	2015	2016	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$27,553,719	$28,798,659	$30,588,461	$29,951,724	$30,353,550	$37.45	81.0%
Vacant Income	0	0	0	0	3,135,221	3.87	8.4
Gross Potential Rent	$27,553,719	$28,798,659	$30,588,461	$29,951,724	$33,488,771	$41.32	89.3%
Total Reimbursements	4,142,764	4,306,506	4,421,671	4,208,928	4,000,245	4.94	10.7
Net Rental Income	$31,696,483	$33,105,165	$35,010,132	$34,160,653	$37,489,016	$46.26	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(3,135,221)	(3.87)	(8.4)
Other Income	264,219	424,523	435,492	388,806	388,806	0.48	1.0
Effective Gross Income	$31,960,702	$33,529,688	$35,445,624	$34,549,458	$34,742,601	$42.87	92.7%

Total Expenses	$13,963,230	$14,178,960	$14,004,568	$14,107,046	$13,991,349	$17.26	40.3%

Net Operating Income	$17,997,472	$19,350,728	$21,441,056	$20,442,412	$20,751,251	$25.60	59.7%

Total TI/LC, Capex/RR	0	0	0	0	2,304,691	2.84	6.6
Net Cash Flow	$17,997,472	$19,350,728	$21,441,056	$20,442,412	$18,446,561	$22.76	53.1%

(1)	TTM reflects the trailing 12-month period ending March 31, 2017.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

Property Management. The property is managed by ESRT Management, L.L.C., a Delaware limited liability company and an affiliate of the loan sponsor.

Escrows and Reserves. At origination, the borrower deposited into escrow $5,248,949 for outstanding tenant improvements and leasing commissions related to four tenants, $4,138,229 for outstanding free rent related to six tenants and $2,486,098 for tax reserves.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $334,939.

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as (i) no event of default exists under the loan documents or the mezzanine loan documents and (ii) the borrower provides satisfactory evidence that the property is insured under an acceptable blanket policy in accordance with the loan documents.

Replacement Reserves - On a monthly basis, the borrower is required to escrow $15,458 (approximately $0.23 per square foot annually) for replacement reserves. The reserve is subject to a cap of $556,493 (approximately $0.69 per square foot).

A-3-54

Annex A-3	JPMDB 2017-C7

First Stamford Place

TI/LC Reserves - On a monthly basis, the borrower is required to escrow $168,848 (approximately $2.50 per square foot annually) for replacement reserves. The reserve is not subject to a cap.

Lockbox / Cash Management. The First Stamford Place Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required to send tenant direction letters to all tenants upon the origination of the loan instructing them to deposit all rents and payments directly into the lockbox account controlled by the lender. Prior to the occurrence of a Cash Sweep Event (as defined below), all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Upon the occurrence and during the continuance of a Cash Sweep Event, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed on each payment date during the term of the loan in accordance with the loan documents. During a Cash Sweep Event, except as described below, all excess cash flow after payment of mortgage and mezzanine debt service, required reserves and operating expenses is required to be held as additional collateral for the loan. The lender has been granted a first priority security interest in the cash management account. To the extent that a Cash Sweep Event is caused solely by a DSCR Trigger Event (as defined below), the lender is required to release funds from the excess cash flow subaccount in an amount sufficient (as reasonably determined by the borrower) to enable Empire to satisfy distribution requirements applicable to real estate investment trusts and to otherwise avoid the imposition of federal and state income and excise taxes with respect to any taxable year, up to a maximum amount of $100,000 annually (and in no event more than 1/12 of such capped amount for each month of the period during such Cash Sweep Event).

A “Cash Sweep Event” means the occurrence of (i) an event of default under the loan documents or the mezzanine loan, (ii) any bankruptcy or insolvency action of the borrower or property manager or (iii) the date on which the debt service coverage ratio (as calculated in the loan documents and including the mezzanine loan), based on the trailing three months, is less than 1.35x for two consecutive calendar quarters (a “DSCR Trigger Event”).

A Cash Sweep Event may be cured by (a) with respect to clause (i) above, a cure of the related event of default, (b) with respect to clause (ii) above, only with respect to the property manager, the borrower replacing the property manager with a qualified manager under a new management agreement within 60 days after such bankruptcy or insolvency action, (c) with respect to clause (ii) above, only with respect to an involuntary bankruptcy or insolvency action of the borrower that is not solicited, consented to or otherwise acquiesced or joined in by the borrower, guarantor or any of their affiliates, upon the dismissal, stay or discharge of such action within 90 days of the date of filing or (d) with respect to clause (iii) above, (x) the achievement of a debt service coverage ratio equal to or greater than 1.35x for two consecutive calendar quarters based on the trailing three month period or (y) the borrower depositing cash or a letter of credit reasonably acceptable to the lender in an amount that if used to pay down the First Stamford Place Whole Loan, would result in the achievement of the foregoing debt service coverage ratio (each of the foregoing (a) through (d), a “Cash Sweep Event Cure”). Each Cash Sweep Event Cure is also subject to the following limitations: (1) a Cash Sweep Event Cure may occur no more than five times during the term of the loan, except that the borrower is not limited in the number of times it may cure a DSCR Trigger Event; (2) the borrower pays all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure and (3) the borrower may not cure a voluntary bankruptcy or insolvency action of the borrower.

Additional Debt. There is a $16.0 million mezzanine loan that is coterminous with the First Stamford Place Whole Loan. The mezzanine loan has a 6.25000% coupon and is interest-only until the payment date occurring on August 1, 2022. On and after such date, the mezzanine loan documents require the mezzanine borrower to make amortizing payments in accordance with a schedule attached to the mezzanine loan agreement. Including the mezzanine loan, the cumulative Cut-off Date LTV, cumulative UW NCF DSCR (based on the sum of the first 12 payments after the expiration of the interest-only period for the mezzanine loan) and cumulative UW NOI Debt Yield are 63.2%, 1.73x and 11.5%, respectively. The mortgage and mezzanine lenders have entered into an intercreditor agreement. The mezzanine loan has been sold to a third party investor.

A-3-55

Annex A-3	JPMDB 2017-C7

521-523 East 72nd Street

A-3-56

Annex A-3	JPMDB 2017-C7

521-523 East 72nd Street

A-3-57

Annex A-3	JPMDB 2017-C7

521-523 East 72nd Street

A-3-58

Annex A-3	JPMDB 2017-C7

521-523 East 72nd Street

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$50,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$50,000,000	Property Type - Subtype(3):	Mixed Use – Office/Multifamily
% of Pool by IPB:	4.5%	Net Rentable Area (SF)(3):	99,316
Loan Purpose:	Refinance	Location:	New York, NY
Borrower:	521 East 72nd St. Realty	Year Built / Renovated:	1920 / 1991
	Company II, L.L.C.	Occupancy:	98.8%
Sponsor:	Sheldon H. Solow	Occupancy Date:	5/3/2017
Interest Rate:	3.95000%	Number of Tenants(4):	3
Note Date:	7/6/2017	2014 NOI(5):	$6,213,206
Maturity Date:	8/1/2027	2015 NOI(5):	$5,793,821
Interest-only Period:	120 months	2016 NOI:	$5,863,030
Original Term:	120 months	TTM NOI (as of 3/2017)(6):	$5,911,843
Original Amortization:	None	UW Economic Occupancy:	98.8%
Amortization Type:	Interest Only	UW Revenues:	$10,210,206
Call Protection(2):	L(26),Def(88),O(6)	UW Expenses:	$3,538,075
Lockbox / Cash Management:	Hard / Springing	UW NOI(6):	$6,672,131
Additional Debt:	Yes	UW NCF:	$6,576,517
Additional Debt Balance:	$35,000,000	Appraised Value / Per SF:	$144,100,000 / $1,451
Additional Debt Type:	Pari Passu	Appraisal Date:	5/11/2017

Escrows and Reserves(7)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$856
Taxes:	$380,472	$190,236	N/A	Maturity Date Loan / SF:	$856
Insurance:	$9,647	$4,823	N/A	Cut-off Date LTV:	59.0%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	59.0%
TI/LC:	$0	Springing	N/A	UW NCF DSCR:	1.93x
Other:	$1,231,285	$0	N/A	UW NOI Debt Yield:	7.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$85,000,000	100.0%	Payoff Existing Debt	$48,948,617	57.6%
			Closing Costs	1,869,301	2.2
			Upfront Reserves	1,621,404	1.9
			Return of Equity	32,560,678	38.3
Total Sources	$85,000,000	100.0%	Total Uses	$85,000,000	100.0%

(1)	The 521-523 East 72nd Street loan is part of a whole loan evidenced by two pari passu notes with an aggregate original principal balance of $85.0 million. The information presented in the chart titled “Financial Information” reflects the Cut-off Date balance of the $85.0 million 521-523 East 72nd Street Whole Loan (as defined below).
(2)	The lockout period will be at least 26 payments beginning with and including the first payment date of September 1, 2017. Defeasance of the full 521-523 East 72nd Street Whole Loan is permitted at any time after the earlier to occur of (i) July 6, 2020 and (ii) two years after the closing date of the final securitization that holds a promissory note evidencing all or a portion of the 521-523 East 72nd Street Whole Loan (the “REMIC Prohibition Period”).

(3)	The property includes a total of 99,316 square feet of rentable area which consists of 90,609 square feet of medical office space, 8,207 square feet of multifamily space and 500 square feet of retail space.

(4)	Excludes 10 multifamily units. There are three free market multifamily units, five rent regulated multifamily units and two vacant multifamily units at the property.

(5)	The decrease in 2015 NOI from 2014 NOI was primarily due to a decrease in occupancy from 94.2% to 93.6%.

(6)	The increase in UW NOI from TTM NOI is primarily due to a new lease with HSS for 3,413 square feet totaling $355,635 in annual rent which commenced on January 30, 2017 and the inclusion of rent steps for commercial tenants through June 2018 totaling $208,895.

(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-59

Annex A-3	JPMDB 2017-C7

521-523 East 72nd Street

The Loan. The 521-523 East 72nd Street loan is secured by a first mortgage lien on the borrower’s fee interest in a 99,316 square foot mixed-use building located within the Upper East Side neighborhood of Manhattan, New York. The loan is a part of a whole loan (the “521-523 East 72nd Street Whole Loan”), which has an outstanding principal balance as of the Cut-off Date of $85.0 million and is comprised of two pari passu notes, each as described below. Note A-1, with an outstanding principal balance as of the Cut-off Date of $50.0 million, is the controlling note and is being contributed to the JPMDB 2017-C7 Trust. Note A-2, with an outstanding principal balance as of the Cut-off Date of $35.0 million, is expected to be contributed to one or more future securitization trusts. The relationship between the holders of the 521-523 East 72nd Street Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The 521-523 East 72nd Street Whole Loan has a 10-year term and will be interest only for the entire term.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	JPMDB 2017-C7	Yes
A-2	35,000,000	35,000,000	JPMCB	No
Total	$85,000,000	$85,000,000

The Borrower. The borrowing entity for the 521-523 East 72nd Street Whole Loan is 521 East 72nd St. Realty Company II, L.L.C., a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Sheldon H. Solow, who has been an owner and developer of commercial and residential properties in New York since 1950. Sheldon H. Solow has a real estate portfolio consisting of approximately 18 commercial and residential properties in New York City including 9 West 57th Street, 265 East 66th Street, One East River Place and 419 East 60th Street.

The Property. The 521-523 East 72nd Street property is a nine-story, 99,316 square foot, Class B mixed-use building located between York Avenue and FDR Drive on East 72nd Street within the Upper East Side neighborhood of Manhattan, New York. As of May 3, 2017, the property was 98.8% leased to two medical office tenants, a dry cleaner, three tenants occupying free market multifamily units and five tenants occupying rent regulated multifamily units, and the property also includes two vacant market rate multifamily units.

The property’s largest tenant is HSS Properties Corporation (“HSS”), an affiliate of the Hospital of Special Surgery, which utilizes the 521-523 East 72nd Street property as medical office space and leases 86.7% of the net rentable area (excluding multifamily space) through May 2031. HSS has been a tenant at the 521-523 East 72nd Street property since 1993 and has expanded its space multiple times over the past 23 years. HSS utilizes its space at the property for physicians’ offices and women’s sports medicine. The Hospital of Special Surgery is a New York City based hospital which is currently ranked by a third-party survey as the number one hospital in the world for orthopedics and third in the world for rheumatology. Founded in 1863, the Hospital of Special Surgery is the oldest orthopedic hospital in the United States and performs more than 29,000 surgeries annually. The Hospital of Special Surgery is affiliated with the New York-Presbyterian Healthcare System (rated Aa3 by Moody’s and AA by Fitch) through a corporate relationship agreement and serves as the principal orthopedic and rheumatology facility for its Upper East Side campus. The Hospital of Special Surgery is also affiliated with Weill Cornell Medical College, Memorial Sloan-Kettering Cancer Center and Rockefeller University and is able to borrow through Government National Mortgage Association (GNMA) collateralized taxable revenue bonds. HSS has one five-year renewal option which would extend its lease to May 2036. The second largest tenant, East River Medical Imaging (“ERMI”), leases 12.7% of the net rentable area (excluding multifamily space) through May 2031 and has been a tenant at the 521-523 East 72nd Street property since 1991. ERMI is a privately owned, independent imaging center which has been in business for over 40 years and offers various patient services including bone densitometry, computed tomography (CT) scans, magnetic resonance imaging (MRI), interventional radiology and musculoskeletal ultrasound scans. ERMI has one five-year renewal option which would extend its lease to May 2036.

The 521-523 East 72nd Street property is located among six other properties on the Upper East Side which collectively serve as the Hospital of Special Surgery’s main campus. The 521-523 East 72nd Street property is located in close proximity to other major medical centers and medical education institutions including New York Presbyterian Hospital, Lenox Hill Hospital, Memorial Sloan-Kettering, Weill Cornell Medical College and The Rockefeller University. The 521-523 East 72nd Street property is located within 0.4 miles of the 72nd Street Q subway line on Second Avenue and within 0.2 miles of the 71st Street exit of FDR Drive.

According to the appraisal, the Upper East Side is one of the most affluent neighborhoods in the borough of Manhattan and is home to many of New York City’s attractions including the Metropolitan Museum of Art, the Guggenheim Museum, the Frick Museum, the Cooper-Hewitt Smithsonian National Design Museum, the Jewish Museum, the Neue Galerie, numerous art galleries and entertainment options along with world-class luxury retailers.

A-3-60

Annex A-3	JPMDB 2017-C7

521-523 East 72nd Street

According to the appraisal, the 521-523 East 72nd Street property is located in the East Side submarket of the New York City office market. As of the first quarter of 2017, the East Side had a total office inventory of 20.9 million square feet consisting of 44 buildings, average asking rents of $70.79 per square foot and a vacancy rate of 6.1%. According to a third party market report, as of June 2017, the Upper East Side medical office submarket had approximately 309,780 square feet of medical office inventory consisting of 10 buildings with a vacancy rate of 1.5%. The appraisal identified four comparable medical office buildings including 261 East 78th Street, 429 East 75th Street, 1421 Third Avenue and 115 East 61st Street, each of which had an occupancy of 100.0%. The property’s weighted average in place office rent of $104.73 per square foot is approximately 4.7% above the appraisal’s concluded office market rent of $100.00 per square foot.

Historical and Current Occupancy(1)
2014	2015	2016	Current(2)
94.2%	93.6%	98.3%	98.8%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of May 3, 2017.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA(2)	Base Rent PSF	% of Total Base Rent(2)	Lease Expiration Date
HSS Properties Corporation	NA / NA / NA	78,999	86.7%	$106.42	88.0%	5/31/2031
East River Medical Imaging	NA / NA / NA	11,610	12.7%	$93.27	11.3%	5/31/2031
East River David Cleaners	NA / NA / NA	500	0.5%	$136.99	0.7%	11/14/2021
(1)	Based on the underwritten rent roll dated May 3, 2017.

(2)	Based on 91,109 square feet which excludes 8,207 square feet and $106,000 of base rent from multifamily units.

Lease Rollover Schedule(1)(2)(3)

Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2017	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2018	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	1	500	0.5	68,495	0.7	500	0.5%	$68,495	0.7%
2022	0	0	0.0	0	0.0	500	0.5%	$68,495	0.7%
2023	0	0	0.0	0	0.0	500	0.5%	$68,495	0.7%
2024	0	0	0.0	0	0.0	500	0.5%	$68,495	0.7%
2025	0	0	0.0	0	0.0	500	0.5%	$68,495	0.7%
2026	0	0	0.0	0	0.0	500	0.5%	$68,495	0.7%
2027	0	0	0.0	0	0.0	500	0.5%	$68,495	0.7%
2028 & Beyond	2	90,609	99.5%	9,489,899	99.3	91,109	100.0%	$9,558,394	100.0%
Total	3	91,109	100.0%	$9,558,394	100.0%
(1)	Based on the underwritten rent roll dated May 3, 2017 and includes rent steps for commercial tenants through June 2018 totaling $208,895.

(2)	Based on 91,109 square feet which excludes 8,207 square feet and $106,000 of base rent from multifamily units.

(3)	Certain tenants may have termination options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

A-3-61

Annex A-3	JPMDB 2017-C7

521-523 East 72nd Street

Operating History and Underwritten Net Cash Flow
	2014	2015	2016	TTM(1)	Underwritten	Per Square Foot(2)	%(3)
Rents in Place	$8,879,005	$8,553,912	$8,838,063	$8,963,782	$9,664,394	$97.31	94.5%
Vacant Income	0	0	0	0	65,725	0.66	0.6
Gross Potential Rent	$8,879,005	$8,553,912	$8,838,063	$8,963,782	$9,730,119	$97.97	95.2%
Total Reimbursements	481,190	573,958	380,511	307,373	493,608	4.97	4.8
Net Rental Income	$9,360,195	$9,127,870	$9,218,574	$9,271,155	$10,223,727	$102.94	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(120,687)	(1.22)	(1.2)
Other Income(4)	142,261	100,807	140,009	107,166	107,166	1.08	1.0
Effective Gross Income	$9,502,456	$9,228,677	$9,358,583	$9,378,321	$10,210,206	$102.81	99.9%

Total Expenses	$3,289,250	$3,434,856	$3,495,553	$3,466,478	$3,538,075	$35.62	34.7%

Net Operating Income(5)(6)	$6,213,206	$5,793,821	$5,863,030	$5,911,843	$6,672,131	$67.18	65.3%

Total TI/LC, Capex/RR	0	0	0	0	95,614	0.96	0.9

Net Cash Flow	$6,213,206	$5,793,821	$5,863,030	$5,911,843	$6,576,517	$66.22	64.4%
(1)	TTM represents the trailing 12-month period ending March 31, 2017.

(2)	Based on 99,316 square feet which includes 8,207 square feet of multifamily space.

(3)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Other Income consists of additional tenant fees and laundry operations income.

(5)	The decrease in 2015 Net Operating Income from 2014 Net Operating Income was primarily due to a decrease in occupancy from 94.2% to 93.6%.

(6)	The increase in Underwritten Net Operating Income from TTM Net Operating Income is primarily due to a new lease with HSS for 3,413 square feet totaling $355,635 in annual rent which commenced on January 30, 2017 and the inclusion of rent steps for commercial tenants through June 2018 totaling $208,895.

Property Management. The property is managed by Solow Management Corp., an affiliate of the borrower, under a management agreement that is automatically renewed monthly.

Escrows and Reserves. At origination, the borrower deposited $1,231,285 for outstanding tenant improvements and leasing commissions related to the HSS lease, $380,472 for real estate taxes and $9,647 for insurance reserves.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of annual estimated tax payments, which currently equates to $190,236.

Insurance Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual insurance premiums, which currently equates to $4,823.

Replacement Reserves - The requirement for the borrower to make monthly deposits to the replacement reserve is waived so long as no event of default or DSCR Trigger Event (as defined below) has occurred and is continuing. Following the occurrence and during the continuance of an event of default or DSCR Trigger Event, the borrower is required to deposit $1,655 monthly (approximately $0.20 per square foot annually) for replacement reserves.

TI/LC Reserves - The requirement for the borrower to make monthly deposits into the TI/LC reserve is waived so long as no event of default or DSCR Trigger Event has occurred and is continuing. Following the occurrence and during the continuance of an event of default or DSCR Trigger Event, the borrower is required to deposit $8,276 monthly (approximately $1.00 per square foot annually) for TI/LC reserves.

Lockbox / Cash Management. The 521-523 East 72nd Street Whole Loan is structured with a hard lockbox and springing cash management. The borrower and property manager were required at origination to deliver letters to all commercial tenants at the property directing them to pay rents into a lockbox account. All funds in the lockbox account are required to be swept on a daily basis into the borrower’s operating account, unless a Trigger Period (as defined below) is continuing, in which event such funds are required to be swept each business day into the cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. During any Trigger Period, all excess cash flow after payment of debt service, required reserves and operating expenses is required to be deposited into the excess cash flow subaccount and held as additional collateral for the 521-523 East 72nd Street Whole Loan. The lender has been granted a first priority security interest in the cash management account.

A “Trigger Period” means the period after the occurrence of (a) an event of default, (b) the bankruptcy or insolvency of the borrower or property manager or (c) a DSCR Trigger Event, in each case continuing until the earlier of the payment date occurring after the date the Trigger Period is cured as described below or the payment in full of all principal and interest under the 521-523 East 72nd Street Whole Loan.

A-3-62

Annex A-3	JPMDB 2017-C7

521-523 East 72nd Street

A “DSCR Trigger Event” means the date on which the debt service coverage ratio (as calculated in the loan documents) based on the trailing three months falls below 1.30x.

A Trigger Period may be cured by (i) with respect to clause (a) above, the acceptance of a cure by the lender of the related event of default, (ii) with respect to clause (b) above, solely with respect to a bankruptcy or insolvency of the property manager, if the borrower replaces such property manager within 60 days of such action in accordance with the loan documents, and (iii) with respect to clause (c) above, the achievement of a debt service coverage ratio (as calculated in the loan documents and based on the trailing three month period) of at least 1.30x for two consecutive calendar quarters.

Permitted Mezzanine Debt. The sole member of the borrower is permitted to obtain a single tier of mezzanine indebtedness secured by the ownership interests in the borrower upon satisfaction of certain terms and conditions (or a written waiver of such conditions by the lender) which include, without limitation, the following (i) the mezzanine lender meets a qualified lender definition in the loan documents, (ii) the combined loan-to-value ratio on the origination date of the mezzanine loan does not exceed 59.0%, (iii) the combined debt service coverage ratio (as calculated in the loan documents and based on the 12 months immediately preceding the origination date of the mezzanine loan) is not less than 1.93x and (iv) the lenders enter into an intercreditor agreement in form and substance reasonably acceptable to the mortgage lender and the rating agencies.

A-3-63

Annex A-3	JPMDB 2017-C7

Gateway Net Lease Portfolio

A-3-64

Annex A-3	JPMDB 2017-C7

Gateway Net Lease Portfolio

A-3-65

Annex A-3	JPMDB 2017-C7

Gateway Net Lease Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	JPMCB	Single Asset / Portfolio:	Portfolio
		Title(6):	Fee / Leasehold
Original Principal Balance(2):	$50,000,000	Property Type - Subtype:	Various / Various
Cut-off Date Principal Balance(2):	$50,000,000	Net Rentable Area (SF)(7):	5,296,943
% of Pool by IPB:	4.5%	Location:	Various
Loan Purpose:	Acquisition	Year Built / Renovated:	Various / Various
Borrowers(3):	Various	Occupancy(7):	100.0%
Sponsor(3):	ETCL Venture LP	Occupancy Date:	10/5/2017
Interest Rate(4):	3.56283%	Number of Tenants:	41
Note Date:	5/19/2017	2014 NOI(8):	N/A
Maturity Date:	6/5/2024	2015 NOI(8) :	N/A
Interest-only Period:	84 months	2016 NOI(8) :	N/A
Original Term:	84 months	TTM NOI(8):	N/A
Original Amortization:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$79,004,104
Call Protection(5):	L(24),Grtr1%orYM(4),	UW Expenses:	$29,231,519
	DeforGrtr1%orYM(52),O(4)	UW NOI:	$49,772,586
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$45,081,162
Additional Debt:	Yes	Appraised Value / Per SF(9):	$785,215,000 / $148
Additional Debt Balance:	$303,000,000 / $170,000,000	Appraisal Date:	Various
Additional Debt Type:	Pari Passu / B-Notes

Escrows and Reserves(10)				Financial Information(2)
	Initial	Monthly	Initial Cap		A-Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$67	$99
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$67	$99
Replacement Reserves:	$0	Springing	$2,648,472	Cut-off Date LTV(9):	45.0%	66.6%
TI/LC:	$0	Springing	$7,945,415	Maturity Date LTV(9):	45.0%	66.6%
Other:	$10,720,000	Springing	N/A	UW NCF DSCR:	3.54x	2.04x
				UW NOI Debt Yield:	14.1%	9.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(2)	$353,000,000	42.5%	Purchase Price	$818,097,509	98.6%
B-Notes(2)	170,000,000	20.5	Upfront Reserves	10,720,000	1.3
Sponsor Equity	307,050,139	37.0	Closing Costs	1,232,630	0.1
Total Sources	$830,050,139	100.0%	Total Uses	$830,050,139	100.0%
(1)	The Gateway Net Lease Portfolio Whole Loan was co-originated by JPMCB and Bank of America, N.A.
(2)	The Gateway Net Lease Portfolio Mortgage Loan is part of a whole loan evidenced by seven senior pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $353.0 million (the “A-Notes”) and 10 subordinate notes, with an aggregate outstanding principal balance as of the Cut-off Date of $170.0 million (the “B-Notes”). The information presented under the column titled “A-Notes” in the chart titled “Financial Information” above reflects the Cut-off Date balance of the A-Notes, but excludes the related B-Notes. The information presented under the column titled “Whole Loan” in the chart titled “Financial Information” above reflects the Cut-off Date balance of the A-Notes and B-Notes evidencing the Gateway Net Lease Portfolio Whole Loan.
(3)	There is no nonrecourse carve-out guarantor for the Gateway Net Lease Portfolio Whole Loan. For a full description of the Borrowers, see “The Borrowers” below.
(4)	Interest Rate reflects the interest rate with respect to the Gateway Net Lease Portfolio A-Notes. The interest rate on the Gateway Net Lease Portfolio Subordinate Companion Loan is 5.40000%.
(5)	Defeasance of the full $523.0 million Gateway Net Lease Portfolio Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) May 19, 2020. The assumed defeasance lockout period of 28 payments is based on the expected JPMDB 2017-C7 securitization’s closing date in October 2017. The actual lockout period may be longer. The borrowers are also permitted to prepay a portion of the Gateway Net Lease Portfolio Whole Loan after June 5, 2019 in connection with the release of an individual property and the payment of a yield maintenance premium.
(6)	The following properties are secured by the applicable borrowers’ leasehold interest: FedEx (Baltimore), GoDaddy, Sikorsky Aircraft R&D Facility and Hitachi. See “Ground Leases” below.
(7)	Net Rentable Area (SF) and Occupancy include two properties, Baxalta (Barry Pointe) (16,686 square feet) and Baxalta (Casselberry) (16,694 square feet), which are currently under construction and are expected to be added to the collateral upon distribution of the Earnout Reserve (see “Escrows and Reserves” below), provided that certain conditions for such distribution and addition of collateral are satisfied.
(8)	The portfolio consists of 41 single tenant properties, many of which are recently constructed build-to-suit projects, each leased on a triple net basis. Due to the underlying structure of each lease as well as the lack of operating history for the majority of properties, no historical financial information is presented above.

A-3-66

Annex A-3	JPMDB 2017-C7

Gateway Net Lease Portfolio

(9)	Appraised Value / Per SF, Cut-off Date LTV and Maturity Date LTV are calculated based on the “As Complete” appraised value for two properties, Baxalta (Barry Pointe) and Baxalta (Casselberry), which are under construction and are expected to be added to the collateral upon distribution of the Earnout Reserve (see “Escrows and Reserves” below), provided that certain conditions for such distribution and addition of collateral are satisfied. These values assume each property is 100.0% leased upon completion of the construction. According to the loan sponsor, each such property is expected to open in the fourth quarter of 2017. Based on the aggregate “as is” appraised value of $769.115 million, which excludes Baxalta (Barry Pointe) and Baxalta (Casselberry), the Cut-off Date LTV and Maturity Date LTV are 45.9%. Appraisal Dates are in February and March 2017, except for Baxalta (Barry Pointe) and Baxalta (Casselberry).
(10)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The Gateway Net Lease Portfolio loan is secured by the borrowers’ fee or leasehold interests in a portfolio of 41 single tenant industrial and office properties located across 20 states, totaling 5,296,943 square feet (the “Gateway Net Lease Portfolio Properties”). The loan is part of a whole loan (the “Gateway Net Lease Portfolio Whole Loan”) that has an outstanding principal balance as of the Cut-off Date of $523.0 million and is comprised of seven pari passu senior notes, each as described below, with an aggregate outstanding principal balance as of the Cut-off Date of $353.0 million (collectively, the “Gateway Net Lease Portfolio A-Notes”), and 10 subordinate B-Notes with an aggregate outstanding principal balance as of the Cut-off Date of $170.0 million (the “Gateway Net Lease Portfolio Subordinate Companion Loan”). Note A-1-3, with an outstanding principal balance as of the Cut-off Date of $50.0 million (the “Gateway Net Lease Portfolio Mortgage Loan”), is being contributed to the JPMDB 2017-C7 Trust. Notes A-1-1, A-1-2, A-2-1, A-2-2 and A-2-3 have been securitized as described below. Note A-1-4 will not be included in the trust, is held by JPMCB or an affiliate, and is expected to be contributed to one or more future securitization trusts. The Gateway Net Lease Portfolio Subordinate Companion Loans have been sold to a third party investor. The relationship between the holders of the Gateway Net Lease Portfolio Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Gateway Net Lease Portfolio Whole Loan has a seven-year term and will be interest-only for the entire loan term.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$85,000,000	$85,000,000	DBJPM 2017-C6	No(1)
A-1-2	70,000,000	70,000,000	JPMCC 2017-JP7	No
A-1-3	50,000,000	50,000,000	JPMDB 2017-C7	No
A-1-4	42,100,000	42,100,000	JPMCB	No
A-2-1	45,000,000	45,000,000	BANK 2017-BNK5	No
A-2-2, A-2-3	60,900,000	60,900,000	BANK 2017-BNK6	No
B-Notes	170,000,000	170,000,000	Apollo(2)	Yes(3)
Total	$523,000,000	$523,000,000
(1)	The Gateway Net Lease Portfolio Whole Loan will be serviced pursuant to the DBJPM 2017-C6 pooling and servicing agreement.
(2)	The B-Notes are held by Athene Annuity and Life Company, Athene Annuity & Life Assurance Company, American Equity Investment Life Insurance Company, Midland National Life Insurance Company and American Equity Investment Life Insurance Company, which are managed by Apollo.
(3)	Note B-1-1 is the controlling note with respect to the Gateway Net Lease Portfolio Whole Loan, until the occurrence and continuance of a control appraisal period, after which Note A-1-1 will be the controlling note, as described above.

The Borrowers. The borrowers, ETCL Richmond, LLC; ETCL Westerville ADS, LLC; ETCL Fort Wayne, LLC; ETCL Ankeny, LLC; ETCL Grand Rapids, LLC; ETCL Mounds View, LLC; ETCL Springfield, LLC; ETCL Wausau, LLC; ETCL Mansfield, LLC; KIRCO ETCL CH Distribution II, LLC; ETCL Carrier, LLC; ETCL Fort Myers, LLC; ETCL Fort Myers Parking, LLC; ETCL Woodlands, LLC; ETCL Seguin Dist, LLC; ETCL Staunton, LLC; ETCL Stratford, LLC; ETCL Pompano, LLC; ETCL Pure Lafayette, LLC; ETCL Vegas, LLC; ETCL Tempe, LLC; ETCL H&E Columbia, LLC; ETCL H&E Greer, LLC; ETCL H&E New Orleans, LLC; ETCL H&E Oklahoma City, LLC; ETCL H&E San Antonio, LLC; ETCL Novi HB, LLC; ETCL Dallas I, LLC; ETCL New Braunfels, LLC; ETCL Salisbury, LLC; ETCL Toledo, LLC; ETCL Franklin Pro-Packaging, LLC; ETCL Franklin Trans-Packaging, LLC; ETCL Russellville, LLC; ETCL Fort Worth Ski, LLC; ETCL Longwood, LLC; ETCL Birmingham, LLC; ETCL Shakopee, LLC; ETCL Northpark, LLC and ETCL Sparrows Point, LLC, are each a single purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors in each borrower structure. Upon distribution of the initial reserve related to ongoing construction, ETCL Barry Pointe Plasma, LLC and ETCL Casselberry Plasma, LLC (individually and jointly the “Construction Borrower”) are required to deliver a joinder agreement, which will provide that the Construction Borrower is added to, and will be bound by the Gateway Net Lease Portfolio Whole Loan documents.

A-3-67

Annex A-3	JPMDB 2017-C7

Gateway Net Lease Portfolio

Portfolio Summary
Property Name	Location	Net Rentable Area (NRA)	Year Built / Renovated	Allocated A-Note Amount	% of ALA	Appraised Value	% of Appraised Value
BAE Facility	Fort Wayne, IN	333,750	2015 / NAP	$29,400,918	8.3%	$65,400,000	8.3%
FedEx Ground (Stratford)	Stratford, CT	225,198	2016 / NAP	28,320,994	8.0	63,000,000	8.0
FedEx (Baltimore)	Edgemere, MD	306,016	2016 / NAP	26,073,403	7.4	58,000,000	7.4
Harman Becker	Novi, MI	188,042	2015 / NAP	20,768,279	5.9	46,200,000	5.9
GE Aviation (Lafayette)	Lafayette, IN	306,406	2015 / NAP	19,782,849	5.6	44,000,000	5.6
GoDaddy	Tempe, AZ	150,000	2014 / NAP	17,535,258	5.0	39,000,000	5.0
Carrier	San Antonio, TX	517,000	2014 / NAP	17,305,774	4.9	38,500,000	4.9
Emerus	The Woodlands, TX	95,640	2000 / NAP	14,072,753	4.0	31,300,000	4.0
Cardinal Health	Detroit, MI	275,951	2015 / NAP	13,688,031	3.9	30,450,000	3.9
Tyco Electronics	Shakopee, MN	176,648	2014 / NAP	13,553,040	3.8	30,150,000	3.8
FCA/Caterpillar	Seguin, TX	300,000	2012 / NAP	12,770,096	3.6	28,400,000	3.6
FedEx Ground (Staunton)	Staunton, VA	225,198	2016 / NAP	10,745,239	3.0	23,900,000	3.0
Quad Packaging (Proteus)	Franklin, WI	205,000	2006 / NAP	8,990,363	2.5	20,000,000	2.5
Quad Packaging (Transpak)	Franklin, WI	218,000	2006 / NAP	8,902,620	2.5	19,800,000	2.5
T-Mobile Call Center	Birmingham, AL	66,500	1996 / 2014	8,308,662	2.4	18,475,000	2.4
Sikorsky Aircraft R&D Facility	Dallas, TX	150,975	2008 / NAP	8,045,430	2.3	17,900,000	2.3
Vatterott College	Berkeley, MO	90,000	2007 / NAP	7,464,971	2.1	16,600,000	2.1
Comcast	Fort Myers, FL	57,260	2008 / NAP	6,695,526	1.9	14,900,000	1.9
Alfa Laval Plant	Richmond, VA	180,252	1990 / 2005	6,108,317	1.7	13,600,000	1.7
LKQ (New Braunfels)	New Braunfels, TX	98,771	2016 / NAP	6,027,323	1.7	13,400,000	1.7
Hitachi	Irving, TX	72,056	2000 / 2012	5,757,342	1.6	12,800,000	1.6
Cameron International	Mansfield, PA	75,000	2013 / NAP	5,473,862	1.6	12,175,000	1.6
Alliance Data Systems Office	Westerville, OH	100,800	1990 / 2005	5,190,382	1.5	11,550,000	1.5
Synchrony Financial	Longwood, FL	67,775	1983 / NAP	4,832,658	1.4	10,750,000	1.4
Baxalta (Barry Pointe)(1)	Kansas City, MO	16,686	2017 / NAP	3,705,488	1.0	8,250,000	1.1
Baxalta (Casselberry)(1)	Casselberry, FL	16,694	2017 / NAP	3,530,000	1.0	7,850,000	1.0
Baxalta (Mounds View)	Mounds View, MN	16,694	2015 / NAP	3,334,264	0.9	7,420,000	0.9
Baxalta (Grand Rapids)	Grand Rapids, MI	16,694	2014 / NAP	3,327,514	0.9	7,400,000	0.9
Gerdau	Las Vegas, NV	46,976	1986 / 2015	3,327,514	0.9	7,400,000	0.9
Baxalta (Wausau)	Wausau, WI	16,694	2015 / NAP	3,239,771	0.9	7,200,000	0.9
Baxalta (Springfield)	Springfield, MO	16,694	2015 / NAP	3,145,277	0.9	7,000,000	0.9
LKQ (Salisbury)	Charlotte, NC	205,100	1960 / 2005	3,145,277	0.9	7,000,000	0.9
Baxalta (Ankeny)	Ankeny, IA	16,694	2015 / NAP	2,969,790	0.8	6,600,000	0.8
H&E Equipment Services (San Antonio)	San Antonio, TX	26,535	2015 / NAP	2,605,315	0.7	5,800,000	0.7
H&E Equipment Services (New Orleans)	New Orleans, LA	18,808	2015 / NAP	2,450,076	0.7	5,450,000	0.7
GE Aviation (Pompano)	Pompano Beach, FL	30,892	1985 / 2012	2,294,837	0.7	5,100,000	0.6
Saint-Gobain Warehouse	Russellville, AL	102,950	2009, 2014 / NAP	2,065,354	0.6	4,600,000	0.6
H&E Equipment Services (Columbia)	Columbia, SC	19,380	2015 / NAP	2,045,105	0.6	4,550,000	0.6
H&E Equipment Services (Yukon)	Yukon, OK	19,608	2015 / NAP	2,018,107	0.6	4,490,000	0.6
LKQ (Toledo)	Toledo, OH	207,998	1975, 2012 / 2013	2,011,358	0.6	4,475,000	0.6
H&E Equipment Services (Greer)	Greer, SC	19,608	2015 / NAP	1,970,860	0.6	4,380,000	0.6
Total		5,296,943		$353,000,000	100.0%	$785,215,000	100.0%
(1)	“As Complete” values were used for Baxalta (Barry Pointe) and Baxalta (Casselberry), which assume each property is 100.0% leased upon completion of the construction. Each such property is expected to open in the fourth quarter of 2017. Both the Cut-off Date LTV and Maturity Date LTV, based on the aggregate $769.115 million “As is” value, which excludes Baxalta (Barry Pointe) and Baxalta (Casselberry), are 45.9%.

A-3-68

Annex A-3	JPMDB 2017-C7

Gateway Net Lease Portfolio

The Loan Sponsor. The loan sponsor is ETCL Venture LP, a joint venture between China Life Insurance (Overseas) Company Limited (“China Life”) (94.6%) and ET II-CL 2016, LLC and ElmTree Managing Member II, LLC (collectively, “ElmTree”) (5.4%). At origination, China Life purchased 94.6% of ElmTree’s stake in the portfolio. There is no nonrecourse carve-out guarantor for the Gateway Net Lease Portfolio Whole Loan and the borrowers are the sole parties liable for any breach or violation of the nonrecourse carve-out provisions in the Whole Loan documents or the related environmental indemnity. Headquartered in Beijing, China, China Life and its subsidiaries comprise the largest commercial insurance group in mainland China with over 130,000 employees. Ranked on Fortune’s Global 500 Company list, China Life has approximately $361.6 billion in assets under management as of June 30, 2016. As of May 24, 2017, China Life had a market capitalization of approximately $111.6 billion and is the first insurance company to be triple-listed in New York, Hong Kong and Shanghai. ElmTree is a real estate investment firm led by managing principal and founder James Koman, focusing primarily on commercial real estate net lease, sale-leaseback and build-to-suit opportunities. ElmTree has completed in excess of $4.0 billion in commercial real estate transactions.

The Properties. The Gateway Net Lease Portfolio consists of 41 single tenant industrial and office properties totaling approximately 5.3 million square feet (inclusive of the Baxalta (Barry Pointe) and Baxalta (Casselberry) properties, which are under construction and are not yet included in the collateral, as described below). The properties are located across 20 states, with the largest concentration in Texas (23.8% of net rentable area), Indiana (12.1% of net rentable area) and Michigan (9.1% of net rentable area). The properties were built between 1960 and 2017, and 24 of the properties (58.3% of net rentable area) were built-to-suit (including the two properties under construction) for the respective tenants. Eight properties were built prior to 2000, with seven having since been renovated. According to the loan sponsor, approximately $249.9 million has been spent at the build-to-suit properties in addition to the landlord provided tenant improvements. Two properties, Baxalta (Barry Pointe) and Baxalta (Casselberry), are currently under construction and expected to open in the fourth quarter of 2017. At origination, $10,720,000 was reserved in connection with these two properties. The loan documents provide for release of the applicable reserve to the borrowers upon completion of these properties and addition of such properties to the collateral, among other conditions, as further described in “Escrows and Reserves” below. The properties are all leased on a triple net basis and range in size from approximately 16,686 square feet to 517,000 square feet. The weighted average remaining lease term for the portfolio is approximately 9.1 years. The portfolio consists of 26 industrial properties (approximately 82.3% of the net rentable area), eight suburban office properties (15.5% of the net rentable area) and seven medical office properties (2.2% of the net rentable area). As of October 5, 2017, the portfolio is 100.0% leased to 25 individual tenants.

BAE Facility. The largest property by allocated loan amount, BAE Facility, is a 333,750 square foot manufacturing facility situated on approximately 39.2 acres and located in Fort Wayne, Indiana. The property was constructed in 2015 on a build-to-suit basis and consists of a manufacturing component (approximately 86.5% of net rentable area) and an office component (approximately 13.5% of net rentable area). The manufacturing component of the property features 24-foot ceilings, two dock doors, LED lighting and air conditioning throughout approximately 93.6% of the area. The office component features a café, full commercial grade kitchen and an employee gym. The property contains 948 parking spaces resulting in a parking ratio of approximately 2.8 spaces per 1,000 square feet of net rentable area.

The BAE Facility property is currently 100.0% leased to BAE Systems Controls, Inc. (“BAE Systems”) on a triple net basis through August 2025 and its lease contains four remaining five-year extension options. BAE Systems is a subsidiary of BAE Systems PLC, a British multinational defense, security and aerospace company headquartered in London, United Kingdom and traded publicly on the London Stock Exchange (LSE:BA). BAE Systems uses the property for electronics manufacturing for the commercial aviation and defense industries. BAE Systems accounts for approximately 6.3% and 8.6% of the net rentable area and underwritten base rent, respectively, of the Gateway Net Lease Portfolio Properties.

The BAE Facility property is located in Fort Wayne, Indiana and is approximately 6.6 miles southwest of the Fort Wayne central business district. Access to the property is provided via Ardmore Avenue to the east and Airport Expressway to the south and the property benefits from its proximity to both Interstate 69 and Interstate 469, which are located approximately 5.0 miles east and 4.5 miles south, respectively. Fort Wayne International Airport is located less than 1.0 mile south of the Gateway Net Lease Portfolio Property and serves approximately 600,000 passengers per year. According to the appraisal, the property is located in the Fort Wayne industrial market. According to a market data provider, as of year-end 2016, the Fort Wayne industrial market consisted of 76 industrial facilities over 100,000 square feet and totaling approximately 20.8 million square feet with an overall vacancy rate of 4.7%. Additionally, the average age of the industrial properties identified was approximately 44.4 years as compared to the BAE Facility property, which was constructed in 2015. The appraisal identified six comparable single tenant industrial facilities ranging in size from 81,578 square feet to 393,817 square feet and constructed between 2000 and 2016. Base rents for the comparable triple-net leases ranged from $6.89 per square foot to $13.73 per square foot, with a weighted average of approximately $8.97 per square foot. The underwritten base rent for the Gateway Net Lease Portfolio properties is $13.90 per square foot. The appraisal did not identify any properties currently under construction that would compete with the BAE Facility property, but noted the large inventory of available development land in the subject neighborhood.

A-3-69

Annex A-3	JPMDB 2017-C7

Gateway Net Lease Portfolio

FedEx Ground (Stratford). The second largest property by allocated loan amount, FedEx Ground (Stratford), is a 225,198 square foot warehouse and distribution facility situated on approximately 28.2 acres and located in Stratford, Connecticut. The property was constructed in 2016 on a build-to-suit basis and consists of a warehouse component (approximately 88.8% of net rentable area) and an office component (approximately 11.2% of net rentable area). The distribution-warehouse component of the property features a clear height of approximately 26 feet, 61 loading docks and seven overhead drive-in steel doors, accommodates the turning radius of 18-wheel semi-trucks and has additional areas for equipment trailer storage and truck parking. The property contains 230 parking spaces resulting in a parking ratio of approximately 1.0 space per 1,000 square feet of net rentable area.

The FedEx Ground (Stratford) property is currently 100.0% leased to FedEx Ground Package System, Inc., a division of FedEx Corporation (“FedEx”) on a triple net basis through June 2026 and its lease contains two remaining five-year extension options. Founded in 1971 and based in Memphis, Tennessee, FedEx provides transportation, e-commerce and business services in the United States and internationally. According to Hoovers, FedEx is the world’s leading express transportation provider, delivering approximately 3.5 million packages daily to more than 220 countries and territories from about 1,800 FedEx locations. The fleet consists of approximately 650 aircrafts and more than 55,000 motor vehicles and trailers. FedEx Ground Package System, Inc., the tenant at the property, provides small-package ground delivery in North America. FedEx Ground (Stratford) accounts for approximately 4.3% and 6.8% of the net rentable area and underwritten base rent, respectively, of the Gateway Net Lease Portfolio Properties.

The FedEx Ground (Stratford) property is located in Stratford, Connecticut within Fairfield County. Access to the property is provided via Interstate 95 to the north and west and benefits from its proximity to U.S. Route 1 and Route 130, which are located approximately 2.9 and 2.3 miles north, respectively, and Route 113 approximately 1.6 miles east. Interstate 95 provides access to New England to the east and north and New York to the west. The property is less than five miles from the Metro North Stratford Center Rail Station and the Bridgeport Transit center, which provide train access to New York City (approximately 48.9 miles southwest) and Stamford and New Haven, Connecticut. According to the appraisal, the property is located in the Stratford industrial market. According to a market data provider, the Stratford industrial market consisted of approximately 9.4 million square feet of industrial space located in 207 buildings with an overall vacancy rate of 19.2%. The appraisal identified six comparable triple net lease rentals at industrial facilities ranging in size from 50,000 square feet to 362,474 square feet and constructed between 1970 and 2016. These comparable rentals were either located in Fairfield County or were similar leases to FedEx in the tri-state area. The appraisal concluded a market rent of $16.00 per square foot, which is in-line with the underwritten base rent of $16.31 per square foot. The appraisal did not identify any properties currently under construction that would compete with the FedEx Ground (Stratford) property.

FedEx (Baltimore). The third largest property by allocated loan amount, FedEx (Baltimore), is a 306,016 square foot warehouse and distribution facility situated on approximately 47.4 acres and located in Edgemere, Maryland. The property was constructed in 2016 and consists of a warehouse component (approximately 95.7% of net rentable area) and an office component (approximately 4.3% of net rentable area). The distribution-warehouse component of the property features a clear height of approximately 32 feet and is a sorting facility that can accommodate up to 450 trucks on site and has an additional service center, which can accommodate five trucks. The property contains 631 parking spaces resulting in a parking ratio of approximately 2.1 spaces per 1,000 square feet of net rentable area.

The FedEx (Baltimore) property is currently 100.0% leased to FedEx Ground Package System, Inc. on a triple net basis through December 2031 and its lease contains two remaining five-year extension options. FedEx (Baltimore) accounts for approximately 5.8% and 6.8% of the net rentable area and underwritten base rent, respectively, of the Gateway Net Lease Portfolio Properties.

The FedEx (Baltimore) property is located in Edgemere, Maryland in the Sparrows Point area of Baltimore County, approximately 10.0 miles southeast of the Baltimore central business district. Access to the property is provided via the Baltimore Beltway (Interstate 695), which crosses the Baltimore Harbor less than 1.0 mile west of the property. Sparrows Point Terminal LLC purchased Sparrows Point in 2014 and entered into an agreement with the State of Maryland and the U.S. Environmental Protection Agency to prepare industrially zoned land on the peninsula for new sites like the FedEx (Baltimore) property. Sparrows Point includes the Sparrows Point Peninsula with more than 3,000 acres of industrially zoned land. According to the appraisal, the property is located in the Baltimore County East submarket of the Baltimore industrial market. As of the fourth quarter of 2016, the Baltimore County East warehouse market consisted of approximately 14.3 million square feet of industrial space located in 140 buildings with an overall vacancy rate of approximately 9.9%. The appraisal identified five comparable triple net lease rentals by FedEx at industrial facilities ranging in size from 11,957 square feet to 371,778 square feet and constructed between 1970 and 2017. Base rents for the comparable triple-net leases ranged from $10.70 per square foot to $15.78 per square foot, with a weighted average of approximately $12.95 per square foot. The appraisal concluded a market rent of $16.00 per square foot, which is above the underwritten base rent of $11.99 per square foot. The appraisal identified approximately 1,402,144 square feet of warehouse space currently under construction in the Baltimore industrial market that would compete with the FedEx (Baltimore) property.

The Gateway Net Lease Portfolio Properties are geographically diverse, located in 39 different cities across 20 states. The properties are located in Texas (23.8% of net rentable area), Indiana (12.1%), Michigan (9.1%), Wisconsin (8.3%), Virginia (7.7%), Ohio (5.8%), and Maryland (5.8%) with 27.4% located across 13 other states.

A-3-70

Annex A-3	JPMDB 2017-C7

Gateway Net Lease Portfolio

The table below displays the tenancy for each of the Gateway Net Lease Portfolio Properties.

Tenant Summary
Tenant	Ratings(1) (Moody’s/S&P/Fitch)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
BAE Systems	Baa2/BBB/BBB	333,750	6.3%	$13.90	8.6%	8/31/2025
FedEx (Stratford)	Baa2/BBB/NA	225,198	4.3	$16.31	6.8	6/30/2026
FedEx (Baltimore)	Baa2/BBB/NA	306,016	5.8	$11.99	6.8	12/31/2031
Harman	A1/A+/A+	188,042	3.6	$19.56	6.8	10/31/2030
GE Aviation (Lafayette)	A1/AA-/AA-	306,406	5.8	$9.49	5.4	9/13/2030
GoDaddy	NA/NA/NA	150,000	2.8	$17.64	4.9	5/31/2025
Carrier(2)	A3/A-/A-	517,000	9.8	$4.58	4.4	9/30/2026
Emerus	NA/NA/NA	95,640	1.8	$24.25	4.3	12/31/2026
Cardinal Health(3)	NA/NA/NA	275,951	5.2	$6.90	3.5	4/30/2030
TE Connectivity	NA/A-/NA	176,648	3.3	$11.33	3.7	4/30/2024
FCA LLC(4)	NA/NA/NA	300,000	5.7	$6.25	3.5	8/31/2022
FedEx (Staunton)	Baa2/BBB/NA	225,198	4.3	$6.64	2.8	3/31/2026
QuadPackaging (Proteus)	NA/NA/NA	205,000	3.9	$6.04	2.3	12/16/2021
QuadPackaging (Transpak)(3)	NA/NA/NA	218,000	4.1	$5.63	2.3	12/16/2021
T-Mobile	Baa1/BBB+/BBB+	66,500	1.3	$18.50	2.3	2/28/2025
Sikorsky Aircraft R&D Facility(5)	Baa1/BBB+/BBB+	150,975	2.9	$8.40	2.4	1/31/2019
Vatterott College	NA/NA/NA	90,000	1.7	$16.14	2.7	12/31/2024
Comcast	A3/A-/A-	57,260	1.1	$19.87	2.1	6/30/2020
Alfa Laval	NA/BBB+/NA	180,252	3.4	$6.48	2.2	12/31/2021
LKQ Corporation (New Braunfels)	Ba2/BB/NA	98,771	1.9	$10.01	1.8	1/31/2034
Hitachi	NA/NA/NA	72,056	1.4	$12.99	1.7	4/30/2022
Cameron	NA/AA-/NA	75,000	1.4	$14.74	2.0	12/14/2023
Alliance Data	NA/NA/NA	100,800	1.9	$9.45	1.8	7/31/2024
Synchrony Financial	NA/BBB-/BBB-	67,775	1.3	$11.01	1.4	5/31/2025
Baxalta (Barry Pointe)(6)	NA/BBB-/NA	16,686	0.3	$29.66	0.9	8/31/2032
Baxalta (Casselberry) (6)	NA/BBB-/NA	16,694	0.3	$29.86	0.9	10/31/2032
Baxalta (Mounds View)	NA/BBB-/NA	16,694	0.3	$28.83	0.9	11/30/2030
Baxalta (Grand Rapids)	NA/BBB-/NA	16,694	0.3	$28.91	0.9	11/30/2030
Gerdau	NA/BBB-/NA	46,976	0.9	$13.31	1.2	3/31/2025
Baxalta (Wausau)	NA/BBB-/NA	16,694	0.3	$26.81	0.8	10/31/2030
Baxalta (Springfield)	NA/BBB-/NA	16,694	0.3	$27.03	0.8	11/30/2030
LKQ Corporation (Salisbury)	Ba2/BB/NA	205,100	3.9	$2.33	0.9	8/6/2030
Baxalta (Ankeny)	NA/BBB-/NA	16,694	0.3	$25.41	0.8	11/30/2030
H&E Equipment Services (San Antonio)	B3/BB-/NA	26,535	0.5	$15.81	0.8	11/30/2030
H&E Equipment Services (New Orleans)	B3/BB-/NA	18,808	0.4	$22.41	0.8	12/31/2030
GE Aviation (Pompano)	A1/AA-/AA-	30,892	0.6	$12.36	0.7	8/14/2022
Saint-Gobain(7)	Baa2/BBB/BBB	102,950	1.9	$3.73	0.7	9/1/2024
H&E Equipment Services (Columbia)	B3/BB-/NA	19,380	0.4	$17.10	0.6	12/31/2030
H&E Equipment Services (Yukon)	B3/BB-/NA	19,608	0.4	$16.53	0.6	6/30/2030
LKQ Corporation (Toledo)	Ba2/BB/NA	207,998	3.9	$1.56	0.6	6/17/2027
H&E Equipment Services (Greer)	B3/BB-/NA	19,608	0.4	$17.06	0.6	11/30/2030
Total / Wtd. Avg.		5,296,943	100.0%	$10.18	100.0%
(1)	In each applicable case, certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(2)	Carrier has the right to terminate its lease on October 1, 2019 or October 1, 2021, with six months’ notice.
(3)	According to the loan sponsor, Cardinal Health, Quad Packaging (Transpak) and Sikorsky Aircraft R&D Facility are planning to expand their respective spaces during the term of the Gateway Net Lease Portfolio Whole Loan. The expansion will be funded through the use of loan proceeds and the sale of seven properties which are part of the joint venture, but are unencumbered by the loan. The estimated cost of expansion is approximately $23.9 million. The tenants are expected to collectively spend up to $30.0 million as part of the expansions.
(4)	FCA LLC has the right to terminate its lease if the related service agreement between FCA LLC and Caterpillar Inc. with respect to contracting services performed by FCA for Caterpillar Inc. at the property is terminated and not assumed by a transferee permitted under the related lease, with the payment of a termination fee.
(5)	Sikorsky Aircraft has the right to terminate its lease with 12 months’ notice and the payment of a termination fee.
(6)	Baxalta (Barry Pointe) and Baxalta (Casselberry) are currently under construction, expected to open in the fourth quarter of 2017 and are expected to be added to the collateral upon distribution of the Earnout Reserve, provided that certain conditions for such distribution of the Earnout Reserve and addition of collateral are satisfied. See “Escrows and Reserves.”
(7)	Saint-Gobain has the right to terminate its lease if the tenant’s annual sales have fallen by at least 20.0% compared to the annual sales for the first 12 months of the lease term.

A-3-71

Annex A-3	JPMDB 2017-C7

Gateway Net Lease Portfolio

Historical and Current Occupancy(1)
2014	2015	2016	Current(2)
N/A	N/A	N/A	100.0%
(1)	The portfolio consists of 41 single tenant properties, many of which are recently constructed build-to-suit projects, each leased on a triple net basis. Due to the underlying structure of each lease as well as the lack of operating history for the majority of properties, no Historical Occupancy information is presented above.

(2)	Current Occupancy is as of October 5, 2017 and includes Baxalta (Barry Pointe) (16,686 square feet) and Baxalta (Casselberry) (16,694 square feet), which have not yet been completed and are not yet included in the collateral.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	NAP	NAP	NAP
2017 & MTM	0	0	0.0	$0	0.0	0	0.0%	$0	0.0%
2018	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2019	1	150,975	2.9	1,268,452	2.4	150,975	2.9%	$1,268,452	2.4%
2020	1	57,260	1.1	1,137,828	2.1	208,235	3.9%	$2,406,280	4.5%
2021	3	603,252	11.4	3,634,593	6.7	811,487	15.3%	$6,040,873	11.2%
2022	3	402,948	7.6	3,193,478	5.9	1,214,435	22.9%	$9,234,352	17.1%
2023	1	75,000	1.4	1,105,181	2.0	1,289,435	24.3%	$10,339,533	19.2%
2024	4	470,398	8.9	4,790,695	8.9	1,759,833	33.2%	$15,130,228	28.1%
2025	5	665,001	12.6	9,887,409	18.3	2,424,834	45.8%	$25,017,637	46.4%
2026	4	1,063,036	20.1	9,852,497	18.3	3,487,870	65.8%	$34,870,134	64.7%
2027	1	207,998	3.9	324,000	0.6	3,695,868	69.8%	$35,194,134	65.3%
2028 & Beyond	18	1,601,075	30.2	18,736,562	34.7	5,296,943	100.0%	$53,930,697	100.0%
Total	41	5,296,943	100.0%	$53,930,697	100.0%
(1)	Based on each tenant’s lease.
(2)	Certain tenants have lease termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the lease rollover schedule.

A-3-72

Annex A-3	JPMDB 2017-C7

Gateway Net Lease Portfolio

Operating History and Underwritten Net Cash Flow(1)
	In-Place(2)	Underwritten	Per Square Foot	%(3)
Rents in Place(4)(5)	$51,948,929	$53,930,697	$10.18	64.9%
Vacant Income	0	0	0.0	0.0
Gross Potential Rent	$51,948,929	$53,930,697	$10.18	64.9%
Total Reimbursements(6)	0	29,231,519	5.52	35.2
Net Rental Income	$51,948,929	$83,162,215	$15.70	100.0%
(Vacancy/Credit Loss)	0	(4,158,111)	(0.79)	(5.0)
Effective Gross Income	$51,948,929	$79,004,104	$14.92	95.0%

Total Expenses(6)	$0	$29,231,519	$5.52	37.0%

Net Operating Income(7)	$51,948,929	$49,772,586	$9.40	63.0%

Total TI/LC, Capex/RR	0	4,691,424	0.89	5.9

Net Cash Flow	$51,948,929	$45,081,162	$8.51	57.1%
(1)	The portfolio consists of 41 single tenant properties, many of which are recently constructed build-to-suit projects, each leased on a triple net basis. Due to the underlying structure of each lease as well as the lack of operating history for the majority of properties, no historical financial information is presented above.

(2)	In-Place Rents in Place based on each tenant’s lease.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Base Rent includes income from Baxalta (Barry Pointe) and Baxalta (Casselberry), which are under construction and are expected to open in the fourth quarter of 2017 and to be added to the collateral upon distribution of the Earnout Reserve, provided that certain conditions for such distribution of the Earnout Reserve and addition of collateral are satisfied.

(5)	The increase in Underwritten Rents in Place from In-Place Rents in Place is a result of contractual rent steps underwritten through April 2017 for non-investment grade tenants and the straight line average rent through the sooner of lease expiration and the end of the loan term for investment grade rated tenants.

(6)	All leases are triple net. Underwritten Total Reimbursements and Underwritten Total Expenses are shown for illustrative purposes.

(7)	The decrease in Underwritten Net Operating Income from In-Place Net Operating Income is a result of an underwritten 5.0% vacancy factor, despite the portfolio being 100.0% leased on a triple net basis to single tenant users as of the Cut-off Date.

Property Management. The Gateway Net Lease Portfolio Properties are managed by ElmTree Funds, LLC, a Delaware limited liability company and an affiliate of the borrowers, SW Management & Realty, LLC, a Florida limited liability company, Ryan Companies US, Inc., a Minnesota corporation, and Northern Equities Management Company, a Michigan corporation.

Escrows and Reserves. At origination, $10,720,000 was funded into an escrow account (the “Earnout Reserve”) in connection with the two properties under construction, Baxalta (Barry Pointe) and Baxalta (Casselberry). Under the Gateway Net Lease Portfolio Whole Loan documents, the borrowers are entitled to disbursements from the Earnout Reserve upon satisfaction of the following terms and conditions, among others: (i) no event of default has occurred and is continuing on either the date of the request or the date of the advance, (ii) the net operating income for each of the two properties under construction provides for a debt yield (as calculated in the Gateway Net Lease Portfolio Whole Loan documents) of at least 9.8% based on the outstanding principal balance of the allocated Gateway Net Lease Portfolio Whole Loan amount for such property (including the amount requested for disbursement from the Earnout Reserve), (iii) the owners of the properties deliver a joinder to the loan documents, reasonably acceptable organizational and authority documents, security documents, any amendments to the Gateway Net Lease Portfolio Whole Loan documents reasonably requested by the lender, title and survey updates and third party reports reasonably acceptable to the lender, (iv) the loan-to-value ratio based on the allocated loan amount for each property is not greater than 65.5% and (v) the applicable property is 100.0% occupied by tenants paying full and unabated rent pursuant to one or more leases approved by the lender in accordance with the Gateway Net Lease Portfolio Whole Loan documents.

Tax Escrows - The requirement for the borrowers to make monthly deposits into the tax escrow is waived so long as (a) no Cash Sweep Period (as defined below) is continuing or (b) provided that no event of default under the loan documents is continuing (and notwithstanding the existence of a Cash Sweep Period that is not caused by such event of default under the loan documents), the borrowers provide to the lender satisfactory evidence that such reserves are being paid directly by one or more tenants and such tenants are not in default under the terms of their respective leases, beyond applicable cure periods.

A-3-73

Annex A-3	JPMDB 2017-C7

Gateway Net Lease Portfolio

Insurance Escrows - The requirement for the borrowers to make deposits into the insurance escrow is waived so long as (a) no Cash Sweep Period (as defined below) is continuing, or (b) provided that no event of default under the loan documents is continuing (and notwithstanding the existence of a Cash Sweep Period that is not caused by such event of default under the loan documents) (1) the borrowers provide to the lender satisfactory evidence that such reserves are being paid directly by one or more tenants and such tenants are not in default under the terms of their respective leases, beyond applicable cure periods or (2) the borrowers provide satisfactory evidence that the property is insured under an acceptable blanket policy in accordance with the loan documents.

Replacement Reserves - The requirement for the borrowers to make monthly deposits to the replacement reserve is waived so long as (a) no Cash Sweep Period is continuing or (b) provided that no event of default under the loan documents is continuing (and notwithstanding the existence of a Cash Sweep Period that is not caused by such event of default under the loan documents), the borrowers provide to the lender satisfactory evidence that such reserves are being paid directly by one or more tenants and such tenants are not in default under the terms of their respective leases, beyond applicable cure periods. In the event the borrowers are required to make deposits into the replacement reserve, the borrowers are required to deposit approximately $110,353 ($0.25 per square foot annually) on a monthly basis. The reserve is subject to a cap of $2,648,472 ($0.50 per square foot).

TI/LC Reserves - The requirement for the borrowers to make monthly deposits to the tenant improvement and leasing commission reserve is waived so long as (a) no Cash Sweep Period is continuing or (b) provided that no event of default under the loan documents is continuing (and notwithstanding the existence of a Cash Sweep Period that is not caused by such event of default under the loan documents), the borrowers provide to the lender satisfactory evidence that such reserves are being paid directly by one or more tenants and such tenants are not in default under the terms of their respective leases, beyond applicable cure periods. In the event the borrowers are required to make deposits into the tenant improvement and leasing commission reserve, the borrowers are required to deposit approximately $331,059 ($0.75 per square foot annually) on a monthly basis. The reserve is subject to a cap of $7,945,415 ($1.50 per square foot).

Lockbox / Cash Management. The Gateway Net Lease Portfolio Whole Loan is structured with a hard lockbox and springing cash management. At origination, the borrowers were required to deliver written instructions to tenants to deposit all revenues into a lockbox account controlled by the lender. All funds in the lockbox account are required to be transferred to an account controlled by the borrowers until the occurrence of a Cash Sweep Event (as defined below). Following the occurrence and during the continuance of a Cash Sweep Event, all funds are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed on each payment date in accordance with the loan documents. To the extent a Cash Sweep Event is continuing, all excess cash flow on deposit in the cash management account after payment of debt service, required reserves and operating expenses is required to be held in the excess cash flow subaccount as additional security for the loan. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence of: (i) an event of default, (ii) any bankruptcy or insolvency action of a borrower or an affiliated property manager or (iii) the date that the debt yield (as calculated in the loan documents based on the Gateway Net Lease Portfolio Whole Loan) based on the trailing three-month period immediately preceding the date of determination is less than 8.5% for one calendar quarter. A “Cash Sweep Period” means the period during which a Cash Sweep Event is occurring until the occurrence of a cure or repayment or defeasance of the Gateway Net Lease Portfolio Whole Loan in full.

A Cash Sweep Event may be cured (a) with respect to clause (i) above, upon the acceptance by lenders of a cure of such event of default, (b) with respect to clause (ii) above, if the property manager is replaced with a qualified property manager in accordance with the loan documents or (c) with respect to clause (iii) above, upon the achievement of a debt yield of 8.5% or greater for one calendar quarter based upon the trailing three-month period immediately preceding the date of determination. Each cure is subject to the following conditions: (1) no event of default has occurred and is continuing and (2) the borrowers must pay all of the lender’s reasonable expenses incurred in connection with the cure (including actual, reasonable, out-of-pocket attorney’s fees and expenses).

Partial Releases. After June 5, 2019, the borrowers are permitted to obtain the release of individual properties, provided, among other terms and conditions, (a) no event of default has occurred and is continuing, (b) the borrowers prepay the Gateway Net Lease Portfolio Whole Loan by the applicable Adjusted Release Amount (as defined below) for such individual property (together with the payment of the yield maintenance premium, if applicable), and (c) after giving effect to the release of such individual property, the debt yield (as calculated in the loan documents) for the then remaining properties is equal to or greater than (i) the debt yield for all the properties then remaining immediately prior to giving effect to the release or (ii) 14.0% (collectively, the “Release Debt Yield”). The borrowers are also permitted to prepay a portion of the Gateway Net Lease Portfolio Whole Loan in order to satisfy the Release Debt Yield requirements set forth above, in each case in accordance with the loan documents (including the payment of the yield maintenance premium, if applicable).

“Adjusted Release Amount” means, for each individual property, the sum of: (a) the allocated Gateway Net Lease Portfolio Whole Loan amount for such individual property shown in the loan documents and (b) 10.0% of the allocated Gateway Net Lease Portfolio Whole Loan amount for such individual property.

A-3-74

Annex A-3	JPMDB 2017-C7

Gateway Net Lease Portfolio

Ground Leases. Four of the properties are subject to ground leases: (i) the FedEx (Baltimore) property, which has a current annual base rent of $1,324,400 and expires on August 31, 2021, with 17 successive five-year extension options, (ii) the GoDaddy property, which has a current annual base rent of approximately $568,222 and expires on December 31, 2101, with no renewal options, (iii) the Sikorsky Aircraft R&D Facility property, which has a current annual base rent of approximately $275,748 and expires on February 21, 2049, with no renewal options and (iv) the Hitachi property, which has a current annual base rent of approximately $93,455 and expires on April 13, 2040, with no renewal options. Please see “Description of the Mortgage Pool— Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases”, as well as representation and warranty number 36 and the exceptions thereto in the Preliminary Prospectus for additional information regarding the risks associated with these ground leases.

Environmental Insurance. At origination, the borrowers were required to obtain an environmental insurance policy. The policy was provided by Great American E&S Insurance Company, with individual claim limits of $5.0 million, an aggregate claim limit of $35.0 million and a $50,000 deductible. The policy names the lender as an additional insured and has an expiration date of May 19, 2027.

A-3-75

Annex A-3	JPMDB 2017-C7

Starwood Capital Group Hotel Portfolio

A-3-76

Annex A-3	JPMDB 2017-C7

Starwood Capital Group Hotel Portfolio

A-3-77

Annex A-3	JPMDB 2017-C7

Starwood Capital Group Hotel Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	JPMCB	Single Asset / Portfolio:	Portfolio
Original Principal Balance(2):	$46,817,500	Title:	Fee / Leasehold
Cut-off Date Principal Balance(2):	$46,817,500	Property Type - Subtype:	Hotel – Various
% of Pool by IPB:	4.2%	Net Rentable Area (Rooms):	6,366
Loan Purpose:	Refinance	Location:	Various
Borrowers(3):	Various	Year Built / Renovated:	Various / Various
Sponsor:	SCG Hotel Investors Holdings, L.P.	Occupancy / ADR / RevPAR:	74.6% / $119.07 / $88.81
Interest Rate:	4.48600%	Occupancy / ADR / RevPAR Date:	3/31/2017
Note Date:	5/24/2017	Number of Tenants:	N/A
Maturity Date:	6/1/2027	2014 NOI:	$68,551,763
Interest-only Period:	120 months	2015 NOI:	$74,006,639
Original Term:	120 months	2016 NOI:	$74,469,397
Original Amortization:	None	TTM NOI (as of 3/2017):	$72,574,924
Amortization Type:	Interest Only	UW Occupancy / ADR / RevPAR:	74.6% / $118.83 / $88.67
Call Protection:	L(12),Grtr1%orYM(105),O(3)	UW Revenues:	$213,600,210
Lockbox / Cash Management:	Soft Springing / Springing	UW Expenses:	$142,270,818
Additional Debt:	Yes	UW NOI:	$71,329,392
Additional Debt Balance:	$530,452,500	UW NCF:	$71,329,392
Additional Debt Type:	Pari Passu	Appraised Value / Per Room(4):	$956,000,000 / $150,173
		Appraisal Date:	4/23/2017

Escrows and Reserves(5)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$90,680
Taxes:	$0	Springing	N/A	Maturity Date Loan / Room:	$90,680
Insurance:	$0	Springing	N/A	Cut-off Date LTV(4):	60.4%
FF&E Reserves:	$0	4% of Gross Revenues	N/A	Maturity Date LTV(4):	60.4%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	2.72x
Other:	$12,268,991	Springing	N/A	UW NOI Debt Yield:	12.4%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan(2)	$577,270,000		100.0%	Payoff Existing Debt	$425,033,863	73.6%
				Upfront Reserves	12,268,991	2.1
			%	Closing Costs	8,975,399	1.6
			%	Return of Equity	130,991,748	22.7
Total Sources	$577,270,000		100.0%	Total Uses	$577,270,000	100.0%

(1)	The Starwood Capital Group Hotel Portfolio (“SCG Hotel Portfolio”) Whole Loan was co-originated by JPMCB, Bank of America, N.A., Barclays Bank PLC and Deutsche Bank AG, New York Branch.

(2)	The SCG Hotel Portfolio loan is part of a whole loan evidenced by 21 pari passu notes with an aggregate original principal balance of $577.27 million. The information presented in the chart titled “Financial Information” above reflects the Cut-off Date balance of the $577.27 million SCG Hotel Portfolio Whole Loan, as defined in “The Loan” below.

(3)	For a full description of the borrowers, please refer to the “The Borrowers” below.

(4)	Appraised Value / Per Room, Cut-off Date LTV and Maturity Date LTV are calculated based on the appraised value of $956.0 million, which reflects an 8.1% premium attributable to the aggregate value of the SCG Hotel Portfolio properties as a whole. The sum of the values of each of the properties on an individual basis is $889.2 million, which represents a Cut-off Date LTV of 64.9%. The sum of the individual appraised values of $889.2 million includes valuations of nine properties based on their hypothetical “as renovated” values, which assume that property improvement plans required by each respective franchise agreement have been completed. At origination, the borrowers were required to reserve the full estimated cost of the property improvement plans or other renovations or capital improvements, which was estimated by the loan sponsors to be approximately $5.9 million. The aggregate “as is” value for each individual property as of April 23, 2017 is $884.7 million, which represents a Cut-off Date LTV and Maturity Date LTV of 65.3%.

(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-78

Annex A-3	JPMDB 2017-C7

Starwood Capital Group Hotel Portfolio

The Loan. The SCG Hotel Portfolio loan is secured by a first mortgage lien on the borrowers’ fee or leasehold interests in a hotel portfolio consisting of 65 properties and 6,366 rooms located across 21 states throughout the continental United States. The loan is part of a whole loan that was co-originated by JPMCB, Deutsche Bank AG, New York Branch (“DBNY”), Bank of America, N.A. (“BANA”) and Barclays Bank PLC (“Barclays”) and has an outstanding principal balance as of the Cut-off Date of $577.27 million (the “SCG Hotel Portfolio Whole Loan”). The SCG Hotel Portfolio Whole Loan is comprised of 21 pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $577.27 million. Three of those notes, Note A-2-2, Note A-9 and Note A-14, will be contributed to the JPMDB 2017-C7 Trust (collectively, the “SCG Hotel Portfolio Mortgage Loan”) and the remaining notes (collectively, the “SCG Hotel Portfolio Pari Passu Companion Loan”) are currently held by the parties described in the “Whole Loan Summary” chart below. The controlling Note A-1 and non-controlling Note A-7, with an aggregate outstanding principal balance as of the Cut-off Date of $80.0 million, were contributed to the DBJPM 2017-C6 securitization. The relationship between the holders of the SCG Hotel Portfolio Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The SCG Hotel Portfolio Whole Loan has a 10-year term and will be interest-only for the term of the loan.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-7	$80,000,000	$80,000,000	DBJPM 2017-C6	Yes
A-2-1, A-16-1	60,000,000	60,000,000	JPMCC 2017-JP7	No
A-2-2, A-9, A-14	46,817,500	46,817,500	JPMDB 2017-C7	No
A-3	72,500,000	72,500,000	BANK 2017-BNK5	No
A-4	59,317,500	59,317,500	BANK 2017-BNK6	No
A-5	50,000,000	50,000,000	WFCM 2017-C38	No
A-6-1	40,000,000	40,000,000	WFCM 2017-C39	No
A-6-2, A-17	41,817,500	41,817,500	Barclays	No
A-11, A-12, A-13-2	37,500,000	37,500,000	UBS 2017-C2	No
A-13-1	14,317,500	14,317,500	DBNY	No
A-8, A-10	40,000,000	40,000,000	CD 2017-CD5	No
A-15, A-16-2(1)	35,000,000	35,000,000	SMF II	No
Total	$577,270,000	$577,270,000
(1)	The borrowing entities, loan sponsor and nonrecourse carve-out guarantor under the SCG Hotel Portfolio Whole Loan are affiliates of Starwood Mortgage Funding II LLC (“SMF II”), which currently holds Notes A-15 and A-16-2.

The Borrowers. The borrowing entities for the SCG Hotel Portfolio Whole Loan are 92 single purpose, Delaware limited liability companies and 36 single purpose Delaware limited partnerships, each structured to be bankruptcy remote, with two independent directors in its organizational structure.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is SCG Hotel Investors Holdings, L.P., an affiliate of Starwood Capital Group (“SCG”). SCG is a private alternative investment firm with a core focus on global real estate, energy infrastructure and oil and gas. SCG has raised over $40 billion of equity capital since its inception in 1991 and currently manages approximately $51 billion in assets. SCG has invested in various categories of real estate on a global basis. Over the past 26 years, SCG and its affiliates have acquired over $86.5 billion of assets across various major real estate asset classes. The aggregate recourse to the guarantor related to bankruptcy or insolvency actions may not exceed an amount equal to 20% of the principal balance of the SCG Hotel Portfolio Whole Loan outstanding at the time of the occurrence of such event, plus reasonable third-party costs incurred by the lender in connection with the enforcement of its rights. For additional information, see “Description of the Mortgage Pool–Non-Recourse Carveout Limitations” in the Preliminary Prospectus.

The Properties. The SCG Hotel Portfolio Whole Loan is secured by the fee simple or leasehold and operating leasehold interests in 65 hotel properties located across 21 states, totaling 6,366 rooms (together, the “SCG Hotel Portfolio Properties”). A summary of each individual portfolio property is provided below:

A-3-79

Annex A-3	JPMDB 2017-C7

Starwood Capital Group Hotel Portfolio

Portfolio Summary
Property Name	City / State	Rooms	Year Built / Renovated	Allocated Loan Amount	%	Appraised Value(1)	UW NCF	%	TTM Occupancy	TTM RevPAR Penetration(2)
Larkspur Landing Sunnyvale(3)	Sunnyvale, CA	126	2000 / NAP	$34,068,063	5.9%	$52,100,000	$4,171,961	5.8%	83.8%	105.3%
Larkspur Landing Milpitas(3)	Milpitas, CA	124	1998 / NAP	28,706,103	5.0	43,900,000	3,562,157	5.0	85.7%	111.6%
Larkspur Landing Campbell(3)	Campbell, CA	117	2000 / NAP	25,240,446	4.4	38,600,000	3,199,426	4.5	84.3%	93.3%
Larkspur Landing San Francisco(3)	South San Francisco, CA	111	1999 / NAP	20,793,943	3.6	31,800,000	2,426,585	3.4	84.9%	83.6%
Larkspur Landing Pleasanton(3)	Pleasanton, CA	124	1997 / NAP	20,336,214	3.5	31,100,000	2,438,362	3.4	82.9%	87.8%
Larkspur Landing Bellevue(3)	Bellevue, WA	126	1998 / NAP	18,112,963	3.1	27,700,000	2,173,526	3.0	78.8%	108.6%
Larkspur Landing Sacramento(3)	Sacramento, CA	124	1998 / NAP	13,535,680	2.3	20,700,000	1,816,912	2.5	83.0%	110.0%
Hampton Inn Ann Arbor North	Ann Arbor, MI	129	1988 / 2015	13,208,731	2.3	20,200,000	1,836,126	2.6	73.9%	123.7%
Larkspur Landing Hillsboro(3)	Hillsboro, OR	124	1997 / NAP	13,208,731	2.3	20,200,000	1,708,763	2.4	74.1%	77.6%
Larkspur Landing Renton(3)	Renton, WA	127	1998 / NAP	13,077,951	2.3	20,000,000	1,694,132	2.4	80.3%	103.3%
Holiday Inn Arlington Northeast Rangers Ballpark	Arlington, TX	147	2008 / 2013	12,554,833	2.2	19,200,000	1,537,247	2.2	78.3%	100.5%
Residence Inn Toledo Maumee	Maumee, OH	108	2008 / 2016	12,424,054	2.2	19,000,000	1,468,871	2.1	81.7%	142.7%
Residence Inn Williamsburg	Williamsburg, VA	108	1999 / 2012	11,900,936	2.1	18,200,000	1,358,744	1.9	73.0%	158.8%
Hampton Inn Suites Waco South	Waco, TX	123	2008 / 2013	10,985,479	1.9	16,800,000	1,414,791	2.0	77.7%	116.2%
Holiday Inn Louisville Airport Fair Expo	Louisville, KY	106	2008 / NAP	10,789,310	1.9	16,500,000	1,388,767	1.9	72.9%	102.1%
Courtyard Tyler(6)	Tyler, TX	121	2010 / 2016	10,593,141	1.8	16,200,000	1,253,360	1.8	58.8%	125.6%
Hilton Garden Inn Edison Raritan Center(4)	Edison, NJ	132	2002 / 2014	10,593,141	1.8	16,200,000	1,317,397	1.8	78.1%	135.7%
Hilton Garden Inn St Paul Oakdale	Oakdale, MN	116	2005 / 2013	10,462,361	1.8	16,000,000	1,689,847	2.4	80.0%	141.9%
Residence Inn Grand Rapids West	Grandville, MI	90	2000 / 2017	10,331,582	1.8	15,800,000	1,106,127	1.6	72.6%	115.2%
Peoria, AZ Residence Inn	Peoria, AZ	90	1998 / 2013	10,266,192	1.8	15,700,000	1,158,027	1.6	80.8%	145.9%
Hampton Inn Suites Bloomington Normal	Normal, IL	128	2007 / 2015	10,200,802	1.8	15,600,000	1,396,943	2.0	70.8%	123.5%
Courtyard Chico	Chico, CA	90	2005 / 2015	10,004,633	1.7	15,300,000	1,439,185	2.0	84.6%	157.5%
Hampton Inn Suites Kokomo	Kokomo, IN	105	1997 / 2013	9,677,684	1.7	14,800,000	1,255,566	1.8	77.9%	158.5%
Hampton Inn Suites South Bend	South Bend, IN	117	1997 / 2014	9,677,684	1.7	14,800,000	1,232,210	1.7	69.9%	113.2%
Courtyard Wichita Falls	Wichita Falls, TX	93	2009 / 2017	9,219,956	1.6	14,100,000	1,095,610	1.5	77.4%	106.0%
Hampton Inn Morehead	Morehead City, NC	118	1991 / 2017	8,958,397	1.6	13,700,000	1,094,065	1.5	66.6%	139.7%
Residence Inn Chico	Chico, CA	78	2005 / 2014	8,696,838	1.5	13,300,000	1,208,180	1.7	88.0%	166.0%
Courtyard Lufkin(6)	Lufkin, TX	101	2009 / 2017	8,304,499	1.4	12,700,000	738,285	1.0	64.9%	105.9%
Hampton Inn Carlisle	Carlisle, PA	97	1997 / 2014	8,239,109	1.4	12,600,000	1,116,905	1.6	76.1%	175.6%
Springhill Suites Williamsburg	Williamsburg, VA	120	2002 / 2012	8,239,109	1.4	12,600,000	876,108	1.2	71.7%	106.8%
Fairfield Inn Bloomington	Bloomington, IN	105	1995 / 2015	8,173,720	1.4	12,500,000	1,271,230	1.8	87.1%	106.3%
Waco Residence Inn	Waco, TX	78	1997 / 2012	7,977,550	1.4	12,200,000	912,234	1.3	82.0%	112.5%
Holiday Inn Express Fishers	Fishers, IN	115	2000 / 2012	7,454,432	1.3	11,400,000	951,428	1.3	67.1%	90.5%
Larkspur Landing Folsom(3)	Folsom, CA	84	2000 / NAP	7,258,263	1.3	11,100,000	858,864	1.2	86.4%	98.1%
Springhill Suites Chicago Naperville Warrenville	Warrenville, IL	128	1997 / 2013	6,865,924	1.2	10,500,000	667,822	0.9	67.1%	96.1%
Holiday Inn Express & Suites Paris	Paris, TX	84	2009 / NAP	6,800,535	1.2	10,400,000	798,480	1.1	72.6%	126.5%
Toledo Homewood Suites	Maumee, OH	78	1997 / 2014	6,800,535	1.2	10,400,000	944,205	1.3	82.2%	123.0%
Grand Rapids Homewood Suites	Grand Rapids, MI	78	1997 / 2013	6,604,365	1.1	10,100,000	739,572	1.0	84.1%	113.7%
Cheyenne Fairfield Inn and Suites	Cheyenne, WY	60	1994 / 2013	6,146,637	1.1	9,400,000	753,591	1.1	74.6%	117.6%
Fairfield Inn Laurel	Laurel, MD	109	1988 / 2013	6,146,637	1.1	9,400,000	657,471	0.9	79.9%	139.2%
Courtyard Akron Stow	Stow, OH	101	2005 / 2014	6,015,858	1.0	9,200,000	886,115	1.2	65.9%	98.4%
Larkspur Landing Roseville(3)	Roseville, CA	90	1999 / NAP	5,688,909	1.0	8,700,000	786,149	1.1	79.5%	96.9%
Towneplace Suites Bloomington	Bloomington, IN	83	2000 / 2013	5,688,909	1.0	8,700,000	850,105	1.2	89.1%	101.3%
Hampton Inn Danville	Danville, PA	71	1998 / 2013	5,623,519	1.0	8,600,000	728,609	1.0	80.0%	222.0%
Holiday Inn Norwich	Norwich, CT	135	1975 / 2013	5,558,129	1.0	8,500,000	752,132	1.1	56.7%	116.3%
Hampton Inn Suites Longview North	Longview, TX	91	2008 / 2013	5,492,740	1.0	8,400,000	650,443	0.9	63.8%	129.8%
Springhill Suites Peoria Westlake	Peoria, IL	124	2000 / 2013	5,492,740	1.0	8,400,000	470,046	0.7	63.3%	89.1%
Hampton Inn Suites Buda(6)	Buda, TX	74	2008 / NAP	5,427,350	0.9	8,300,000	853,603	1.2	74.5%	139.5%
Shawnee Hampton Inn	Shawnee, OK	63	1996 / 2013	5,427,350	0.9	8,300,000	618,775	0.9	77.6%	146.0%
Racine Fairfield Inn	Racine, WI	62	1991 / 2016	5,296,570	0.9	8,100,000	603,823	0.8	68.6%	154.1%
Hampton Inn Selinsgrove Shamokin Dam	Shamokin Dam, PA	75	1996 / 2013	5,165,791	0.9	7,900,000	687,279	1.0	75.6%	184.0%
Holiday Inn Express & Suites Terrell	Terrell, TX	68	2007 / 2013	4,904,232	0.8	7,500,000	605,485	0.8	84.0%	183.5%
Westchase Homewood Suites(6)	Houston, TX	96	1998 / 2016	4,746,774	0.8	9,800,000	379,742	0.5	63.4%	142.9%
Holiday Inn Express & Suites Tyler South(6)	Tyler, TX	88	2000 / 2015	4,708,062	0.8	7,200,000	599,880	0.8	65.9%	132.5%
Holiday Inn Express & Suites Huntsville(6)	Huntsville, TX	87	2008 / 2013	4,511,893	0.8	6,900,000	689,387	1.0	65.5%	243.3%
Hampton Inn Sweetwater	Sweetwater, TX	72	2009 / NAP	4,119,555	0.7	6,300,000	400,369	0.6	62.9%	132.2%
Comfort Suites Buda Austin South(6)	Buda, TX	72	2009 / NAP	3,465,657	0.6	5,300,000	541,569	0.8	76.8%	109.7%
Fairfield Inn & Suites Weatherford	Weatherford, TX	86	2009 / 2016	3,269,488	0.6	5,000,000	311,718	0.4	63.4%	91.1%
Holiday Inn Express & Suites Altus	Altus, OK	68	2008 / 2013	2,649,352	0.5	4,600,000	211,948	0.3	67.4%	151.2%
Comfort Inn & Suites Paris	Paris, TX	56	2009 / NAP	2,354,031	0.4	3,600,000	251,060	0.4	67.4%	146.2%
Hampton Inn Suites Decatur	Decatur, TX	74	2008 / 2013	2,252,646	0.4	3,600,000	180,212	0.3	64.6%	228.4%
Holiday Inn Express & Suites Texarkana East	Texarkana, AR	88	2009 / NAP	2,086,036	0.4	4,100,000	166,883	0.2	66.5%	100.5%
Mankato Fairfield Inn	Mankato, MN	61	1997 / 2016	1,869,354	0.3	3,600,000	149,548	0.2	58.0%	100.2%
Candlewood Suites Texarkana	Texarkana, TX	80	2009 / 2014	1,445,301	0.3	2,600,000	115,624	0.2	75.0%	110.1%
Country Inn & Suites Houston Intercontinental Airport East(5)(6)	Humble, TX	62	2001 / 2017	1,372,592	0.2	3,200,000	109,807	0.2	54.1%	86.8%
Total / Weighted Average		6,366		$577,270,000	100.0%	$889,200,000	$71,329,392	100.0%	74.6%	123.3%
Total w/ Portfolio Premium						$956,000,000

A-3-80

Annex A-3	JPMDB 2017-C7

Starwood Capital Group Hotel Portfolio

(1)	The Portfolio Appraised Value of $956.0 million reflects a premium attributed to the aggregate value of the SCG Hotel Portfolio Properties as a whole. The sum of the values of each of the properties as of April 23, 2017 on an individual basis was $889.2 million. The sum of the individual appraised values of $889.2 million includes valuations of nine properties (the Residence Inn Grand Rapids West, Hampton Inn Morehead, Courtyard Lufkin, Waco Residence Inn, Toledo Homewood Suites, Grand Rapids Homewood Suites, Westchase Homewood Suites, Shawnee Hampton Inn and Racine Fairfield Inn) based on their hypothetical “as renovated” values, which assume that proposed property improvement plans required by each respective franchise agreement have been completed. At origination, the borrowers were required to reserve the full estimated cost of the property improvement plans or other renovations or capital improvements, which was estimated by the loan sponsors to be approximately $5.9 million. Additionally, the aggregate “As is” value for the individual properties as of April 23, 2017 is $884.7 million.

(2)	TTM RevPAR Penetration is based on data provided by a third party hotel research report.

(3)	The Larkspur Landing properties operate pursuant to a licensing agreement with an affiliate of the loan sponsor, which may be cancelled by either party on 60 days’ notice.

(4)	Hilton Garden Inn Edison Raritan Center is subject to a ground lease, which commenced in September 2001 for a term of 75 years with current annual ground rent equal to $275,517.

(5)	Country Inn & Suites Houston Intercontinental Airport East was out of service due to flood damage from May 2016 through January 2017. The borrower used insurance proceeds of nearly $1.1 million to renovate the property, bringing the property back online and in ramp up. On August 27, 2017, the property closed due to Hurricane Harvey-related flooding and is expected to reopen sometime in the first quarter of 2018.

(6)	Courtyard Tyler, Courtyard Lufkin, Hampton Inn Suites Buda, Westchase Homewood Suites, Holiday Inn Express & Suites Tyler South, Holiday Inn Express & Suites Huntsville and Comfort Suites Buda Austin South have experienced minor storm-related damage due to Hurricane Harvey. Country Inn & Suites Houston Intercontinental Airport East has been closed since August 27, 2017 due to Hurricane Harvey-related flooding and is expected to reopen sometime in the first quarter of 2018.

The SCG Hotel Portfolio Properties are comprised of 65 hotels offering a range of amenities, spanning the limited service, full service and extended stay varieties. The hotels range in size from 56 to 147 rooms with an average count of 98 rooms. The portfolio benefits from geographic diversity, in addition to an overall granular property mix. No individual portfolio property accounts for greater than 2.3% of total rooms or 5.8% of underwritten net cash flow. Further, the top 10 properties based on allocated loan amount account for only 19.4% of total rooms and 35.1% of underwritten net cash flow. All 65 hotels in the SCG Hotel Portfolio are operated pursuant to management agreements with one of Hersha (39 hotels), First Hospitality (nine hotels), TMI (nine hotels), Schulte (six hotels) or Pillar (two hotels) (each of the foregoing managers as defined below). The hotels range in age from seven to 42 years old with an average age of approximately 16 years, while 59.0% of the portfolio based on underwritten net cash flow has been renovated since 2012.

Approximately $84.8 million ($13,319 per room) of capital expenditures have been made since 2012 in order to update the portfolio and maintain competitiveness within each asset’s market. Additionally, the borrowers have budgeted for approximately $28.8 million ($4,519 per room) in capital expenditures through 2019, of which approximately $5.9 million ($924 per room) is related to brand mandated property improvement plans or other renovations or capital improvements required by the related franchise agreements. The $5.9 million in capital expenditures related to brand mandated property improvement plans/renovations were reserved at origination. At origination, the borrowers reserved approximately $6.4 million ($5,000 per Larkspur Landing branded room) for any future capital work or FF&E associated with the Larkspur Landing properties. The Larkspur Landing properties operate pursuant to licensing agreements with an affiliate of the loan sponsor, which may be terminated upon 60 days’ notice, as further described below. The remaining budgeted capital expenditures have not been reserved for and the borrowers are not required to complete the related capital improvements.

Historically, the portfolio as a whole has outperformed its competitive set with occupancy, ADR and RevPAR penetration rates each in excess of 100.0% for 2014 through the trailing 12-month period ending March 31, 2017. Additionally, on a more granular level, the portfolio generally has outperformed on an individual basis, with 80.1% of the portfolio based on room count achieving a RevPAR penetration in excess of 100.0% for the trailing 12-month period ending March 31, 2017. Further, dividing the portfolio by property sub-type, the portfolio has outperformed across the limited service, extended stay and full service sectors.

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			SCG Hotel Portfolio(3)		Penetration Factor(4)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014	66.0%	$103.25	$67.56	73.7%	$112.28	$82.80	111.7%	108.7%	122.6%
2015	66.6%	$108.28	$71.42	74.8%	$116.76	$87.29	112.2%	107.8%	122.2%
2016	65.9%	$110.28	$71.95	74.7%	$119.48	$89.23	113.4%	108.3%	124.0%
TTM(5)	65.9%	$110.31	$72.05	74.6%	$119.07	$88.81	113.1%	107.9%	123.3%

(1)	The variances between the underwriting, the hotel research report and above table with respect to Occupancy, ADR and RevPAR at the SCG Hotel Portfolio Properties are attributable to variances in reporting methodologies and/or timing differences.

(2)	Competitive Set data for each individual property provided from a third party hotel research report.

(3)	Based on operating statements provided by the borrowers and weighted based on available rooms and occupied rooms, as applicable.

(4)	Penetration Factor data for each individual property is calculated based on operating statements provided by the borrowers and competitive set data provided by a third party hotel research report. Portfolio level statistics are weighted based on total room count.

(5)	TTM represents the trailing 12-month period ending on March 31, 2017.

A-3-81

Annex A-3	JPMDB 2017-C7

Starwood Capital Group Hotel Portfolio

A summary detailing the composition of the portfolio by property sub-type is provided below:

Property Sub-Type(1)
Property Sub-Type	# Hotels	Rooms	% Rooms	UW NCF	% of Total UW NCF	Appraised Value(1)	Per Room	RevPAR Penetration Index(2)
Extended Stay	22	2,244	35.2%	$35,078,267	49.2%	$441,700,000	$196,836	112.5%
Limited Service	40	3,734	58.7	32,572,979	45.7	403,300,000	108,007	131.5%
Full Service	3	388	6.1	3,678,146	5.2	44,200,000	113,918	106.4%
Total / Weighted Average	65	6,366	100.0%	$71,329,392	100.0%	$956,000,000	$150,173	123.3%
(1)	The “as portfolio” appraised value of $956.0 million for the SCG Hotel Portfolio Properties as a whole reflects an 8.1% premium to the aggregate “as is” value of the individual properties. The sum of the value of the “as is” and “as renovated” values, as applicable, for each of the properties on an individual basis is $889.2 million. The sum of the individual appraised values of $889.2 million includes valuations of nine properties based on their hypothetical “as renovated” values, which assume that proposed property improvement plans required by the franchise agreements have been completed. At origination, the borrowers were required to reserve the full estimated cost of the property improvement plans or other renovations or capital improvements, which was estimated by the loan sponsors to be approximately $5.9 million. Additionally, the aggregate “as is” value for each individual property as of April 23, 2017 is $884.7 million.

(2)	TTM RevPAR Penetration is calculated based on operating statements provided by the borrowers and competitive set data provided by a third party research report. The individual property sub-types and the SCG Hotel Portfolio weighted averages are weighted based on total room count.

A summary of both historical and budgeted capital expenditures at the SCG Hotel Portfolio Properties is provided below:

Historical & Budgeted Capital Expenditures(1)
	2012	2013	2014	2015	2016	2017 Budget	2018 Budget	2019 Budget	Total
Capital Expenditures	$15,974,481	$28,295,183	$14,870,099	$10,258,955	$15,388,521	$11,852,877	$5,093,750	$11,818,750	$113,552,617
Per Room	$2,509	$4,445	$2,336	$1,612	$2,417	$1,862	$800	$1,857	$17,837
(1)	Based on actual and budgeted capital expenditures as provided by the loan sponsor.

A summary of franchise agreement expirations during the term of the loan is provided below:

Franchise Expiration Rollover
Year	# Hotels	Rooms	% Rooms	UW NCF	% of Total UW NCF	Cumulative Rooms Expiring	Cumulative % of Rooms Expiring	Cumulative UW NCF Expiring	Cumulative % of UW NCF Expiring
2017	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2018	1	90	1.8	1,158,027	2.5	90	1.8%	$1,158,027	2.5%
2019	3	337	6.6	2,892,322	6.2	427	8.4%	$4,050,349	8.7%
2020	0	0	0.0	0	0.0	427	8.4%	$4,050,349	8.7%
2021	1	62	1.2	603,823	1.3	489	9.6%	$4,654,173	10.0%
2022	21	2,025	39.8	18,055,211	38.8	2,514	49.4%	$22,709,384	48.8%
2023	0	0	0.0	0	0.0	2,514	49.4%	$22,709,384	48.8%
2024	0	0	0.0	0	0.0	2,514	49.4%	$22,709,384	48.8%
2025	4	378	7.4	4,634,247	10.0	2,892	56.8%	$27,343,631	58.8%
2026	1	128	2.5	1,396,943	3.0	3,020	59.3%	$28,740,574	61.8%
2027	2	140	2.8	1,022,042	2.2	3,160	62.1%	$29,762,616	64.0%
2028 & Beyond	21	1,929	37.9	16,729,941	36.0	5,089	100.0%	$46,492,556	100.0%
Total(1)	54	5,089	100.0%	$46,492,556	100.0%
(1)	The above Franchise Expiration Rollover is exclusive of the Larkspur Landing properties, which operate pursuant to a licensing agreement with an affiliate of the loan sponsor, which is subject to cancellation by either party upon 60 days’ notice. The Larkspur Landing brand/flag is owned by an affiliate of Starwood Capital Group. At origination, the borrowers reserved approximately $6.4 million for any future capital work or FF&E expenditures associated with the Larkspur Landing properties.

A-3-82

Annex A-3	JPMDB 2017-C7

Starwood Capital Group Hotel Portfolio

The SCG Hotel Portfolio benefits from well-known brand and flag affiliations, as well as related customer loyalty programs. Approximately 60.2% (based on room count) and 53.0% (based on underwritten net cash flow) of the portfolio properties are associated with Marriott or Hilton affiliated flags, providing the portfolio with institutional quality brand affiliations across the majority of the portfolio. Approximately 20.1% (based on room count) and 34.8% (by underwritten net cash flow) of the portfolio properties are associated with the Larkspur Landing brand, all of which are located on the west coast. Larkspur Landing is an upscale select-service and extended-stay brand. The Larkspur Landing properties operate pursuant to a licensing agreement between the related operating companies (as licensee) and an affiliate of Starwood Capital Group, L.P. (as licensor), which effectively owns the licensing rights to the Larkspur Landing brand/flag. The Larkspur Landing licensing agreement for each individual property, as applicable, calls for an annual license fee in the amount of $10 and may be terminated upon 60 days’ notice of termination by either the licensor or the licensee. Per the terms of the loan documents, the Larkspur Landing licensing agreements may not be terminated by the borrowers during the term of the loan unless the borrowers replace the Larkspur Landing flag with a qualified franchisor (as defined in the loan documents).

In the event of any franchise or license agreement expiration, termination or cancellation in violation of the loan documents, an excess cash flow sweep will be triggered, as further described in “Lockbox / Cash Management” below. Additionally, there is a recourse carve-out for any losses resulting from the material amendment or modification or expiration, cancellation or termination of any franchise or license agreement without the prior written consent of the lender.

The SCG Hotel Portfolio Properties are operated under six brands and 14 flags, a summary of which is provided below:

Flag Breakdown
Brand/Flag	# Hotels	Rooms	% of Rooms	Allocated Loan Amount ($)	Allocated Loan Amount ($)/Room	Appraised Value(1)	LTV(1)	UW NCF	% UW NCF
Larkspur Landing
Larkspur Landing	11	1,277	20.1%	$200,027,266	$156,638	$305,900,000	65.4%	$24,836,836	34.8%
Total Larkspur Landing(2)	11	1,277	20.1%	$200,027,266	$156,638	$305,900,000	65.4%	$24,836,836	34.8%
Marriott
Residence Inn	6	552	8.7%	$61,597,152	$111,589	$94,200,000	65.4%	$7,212,183	10.1%
Courtyard	5	506	7.9	44,138,087	$87,229	67,500,000	65.4%	5,412,556	7.6
Fairfield Inn & Suites	6	483	7.6	30,902,406	$63,980	48,000,000	64.4%	3,747,382	5.3
SpringHill Suites	3	372	5.8	20,597,773	$55,370	31,500,000	65.4%	2,013,975	2.8
TownePlace Suites	1	83	1.3	5,688,909	$68,541	8,700,000	65.4%	850,105	1.2
Total Marriott(2)	21	1,996	31.4%	$162,924,327	$81,625	$249,900,000	65.2%	$19,236,201	27.0%
Hilton
Hampton Inn & Suites	14	1,337	21.0%	$104,456,837	$78,128	$159,900,000	65.3%	$13,465,895	18.9%
Hilton Garden Inn	2	248	3.9	21,055,502	$84,901	32,200,000	65.4%	3,007,244	4.2
Homewood Suites	3	252	4.0	18,151,674	$72,030	30,300,000	59.9%	2,063,519	2.9
Total Hilton	19	1,837	28.9%	$143,664,013	$78,206	$222,400,000	64.6%	$18,536,658	26.0%
IHG
Holiday Inn Express	7	598	9.4%	$33,114,542	$55,375	$52,100,000	63.6%	$4,023,491	5.6%
Holiday Inn	3	388	6.1	28,902,272	$74,490	44,200,000	65.4%	3,678,146	5.2
Candlewood	1	80	1.3	1,445,301	$18,066	2,600,000	55.6%	115,624	0.2
Total IHG	11	1,066	16.7%	$63,462,115	$59,533	$98,900,000	64.2%	$7,817,261	11.0%
Choice
Comfort Inn	2	128	2.0%	$5,819,688	$45,466	$8,900,000	65.4%	$792,628	1.1%
Total Choice	2	128	2.0%	$5,819,688	$45,466	$8,900,000	65.4%	$792,628	1.1%
Carlson
Country Inn & Suites	1	62	1.0%	$1,372,592	$22,139	$3,200,000	42.9%	$109,807	0.2%
Total Carlson	1	62	1.0%	$1,372,592	$22,139	$3,200,000	42.9%	$109,807	0.2%
Total	65	6,366	100.0%	$577,270,000	$90,680	$956,000,000	60.4%	$71,329,392	100.0%
(1)	The “as portfolio” appraised value of $956.0 million of the SCG Hotel Portfolio Properties as a whole reflects an 8.1% premium to the aggregate “as is” value of the individual properties. The sum of the value of the “as is” and “as renovated” values, as applicable, for each of the properties on an individual basis is $889.2 million. Additionally, the aggregate “as is” value for each individual property as of April 23, 2017 is $884.7 million.

(2)	The Marriott and Larkspur Landing brand/flag are affiliated with Starwood Capital Group, L.P. The Larkspur Landing properties operate pursuant to licensing agreements with an affiliate of the loan sponsor, which may be terminated by either party upon 60 days’ notice, as further described below.

A-3-83

Annex A-3	JPMDB 2017-C7

Starwood Capital Group Hotel Portfolio

The SCG Hotel Portfolio Properties are located across 21 states and 55 cities, covering a broad geographical area with no individual state accounting for more than 16.8% of the portfolio’s total rooms or 30.7% of underwritten net cash flow. California represents the largest exposure to a single state, with 10 properties totaling 30.7% of underwritten net cash flow. No other state accounts for more than 18.8% of total underwritten net cash flow, which is represented by 20 properties located in Texas.

A summary demonstrating exposure across all states in the SCG Hotel Portfolio is provided below:

Regional Breakdown
Region	# Hotels	Rooms	% of Rooms	TTM Occupancy(1)	TTM ADR(1)	TTM RevPAR(1)	TTM RevPAR Penetration(1)	UW NCF	% of UW NCF
California	10	1,068	16.8%	84.2%	$145.73	$122.71	108.5%	$21,907,781	30.7%
Texas	20	1,753	27.5	70.2%	$105.64	$74.18	131.2%	13,438,906	18.8
Indiana	5	525	8.2	77.4%	$107.72	$83.34	114.0%	5,560,538	7.8
Washington	2	253	4.0	79.6%	$122.62	$97.56	105.9%	3,867,658	5.4
Michigan	3	297	4.7	76.2%	$130.98	$99.85	118.5%	3,681,825	5.2
Ohio	3	287	4.5	76.3%	$121.84	$92.95	121.8%	3,299,191	4.6
Illinois	3	380	6.0	67.1%	$105.14	$70.56	103.1%	2,534,810	3.6
Pennsylvania	3	243	3.8	77.1%	$123.04	$94.83	191.7%	2,532,793	3.6
Virginia	2	228	3.6	72.3%	$119.08	$86.15	131.4%	2,234,852	3.1
Minnesota	2	177	2.8	72.4%	$122.88	$88.92	127.6%	1,839,395	2.6
Oregon	1	124	1.9	74.1%	$115.72	$85.79	77.6%	1,708,763	2.4
Kentucky	1	106	1.7	72.9%	$135.94	$99.11	102.1%	1,388,767	1.9
New Jersey	1	132	2.1	78.1%	$126.40	$98.76	135.7%	1,317,397	1.8
Arizona	1	90	1.4	80.8%	$120.72	$97.54	145.9%	1,158,027	1.6
North Carolina	1	118	1.9	66.6%	$108.23	$72.10	139.7%	1,094,065	1.5
Oklahoma	2	131	2.1	72.3%	$95.08	$68.74	148.7%	830,723	1.2
Wyoming	1	60	0.9	74.6%	$118.88	$88.74	117.6%	753,591	1.1
Connecticut	1	135	2.1	56.7%	$131.41	$74.49	116.3%	752,132	1.1
Maryland	1	109	1.7	79.9%	$97.48	$77.87	139.2%	657,471	0.9
Wisconsin	1	62	1.0	68.6%	$115.68	$79.34	154.1%	603,823	0.8
Arkansas	1	88	1.4	66.5%	$75.50	$50.18	100.5%	166,883	0.2
Total / Wtd. Avg.	65	6,366	100.0%	74.6%	$119.07	$88.81	123.3%	$71,329,392	100.0%
(1)	TTM Occupancy, TTM ADR and TTM RevPAR are based on borrower-provided operating statements dated as of March 31, 2017. TTM RevPAR Penetration is based on data provided by a third party hotel research report. The minor variances between the underwriting, the hotel research report and the above table with respect to TTM Occupancy, TTM ADR and TTM RevPAR at the SCG Hotel Portfolio Properties are attributable to variances in reporting methodologies and/or timing differences.

A-3-84

Annex A-3	JPMDB 2017-C7

Starwood Capital Group Hotel Portfolio

Operating History and Underwritten Net Cash Flow
	2014	2015	2016	TTM(1)(2)	Underwritten	Per Room(3)	% of Total Revenue(4)
Occupancy	73.7%	74.8%	74.7%	74.6%	74.6%
ADR	$112.28	$116.76	$119.48	$119.07	$118.83
RevPAR	$82.80	$87.29	$89.23	$88.81	$88.67

Room Revenue	$192,509,535	$202,927,905	$206,707,091	$205,120,564	$206,046,538	$32,367	96.5%
Food and Beverage Revenue	4,481,265	5,413,425	5,367,185	5,436,865	5,449,118	856	2.6
Other Departmental Revenue	2,518,145	1,839,946	2,161,754	2,093,187	2,104,554	331	1.0

Total Revenue	$199,508,945	$210,181,276	$214,236,030	$212,650,616	$213,600,210	$33,553	100.0%

Room Expense	$43,419,428	$44,601,150	$46,539,452	$46,836,463	$47,702,619	$7,493	23.2%
Food and Beverage Expense	3,731,961	4,181,990	3,877,875	3,826,532	3,826,294	601	70.2
Other Departmental Expenses	2,076,802	754,103	883,759	857,468	857,390	135	40.7
Departmental Expenses	$49,228,191	$49,537,243	$51,301,086	$51,520,462	$52,386,303	$8,229	24.5%

Departmental Profit	$150,280,754	$160,644,033	$162,934,944	$161,130,154	$161,213,908	$25,324	75.5%

Operating Expenses	$56,768,412	$60,404,169	$61,876,151	$62,127,172	$62,263,971	$9,781	29.1%
Gross Operating Profit	$93,512,342	$100,239,865	$101,058,793	$99,002,982	$98,949,936	$15,544	46.3%

Management Fee	$6,387,948	$6,809,293	$6,853,190	$6,818,728	$7,967,134	$1,252	3.7%
Property Taxes	8,481,331	8,752,425	8,874,165	8,811,094	8,818,912	1,385	4.1
Property Insurance	1,772,892	1,800,134	1,821,444	1,812,439	1,809,568	284	0.8
Ground Rent	261,733	287,860	284,102	292,098	292,098	46	0.1
Other Expenses	76,316	0	0	0	0	0	0.0
FF&E	7,980,358	8,583,513	8,756,495	8,693,699	8,732,831	1,372	4.1
Total Other Expenses	$24,960,579	$26,233,225	$26,589,396	$26,428,058	$27,620,544	$4,339	12.9%

Net Operating Income	$68,551,763	$74,006,639	$74,469,397	$72,574,924	$71,329,392	$11,205	33.4%
Net Cash Flow	$68,551,763	$74,006,639	$74,469,397	$72,574,924	$71,329,392	$11,205	33.4%
(1)	TTM represents the trailing 12-month period ending March 31, 2017.

(2)	Country Inn & Suites Houston Intercontinental Airport East was out of service due to flood damage from May 2016 through January 2017. The borrowers used insurance proceeds of nearly $1.1 million to renovate the property, bringing the property back online and in ramp up. On August 27, 2017, the property closed due to Hurricane Harvey-related flooding and is expected to reopen sometime in the first quarter of 2018.

(3)	Per Room values based on 6,366 rooms.

(4)	% of Total Revenue for Room Expense, Food and Beverage Expense and Other Departmental Expenses is based on their corresponding revenue line items.

Property Management. The SCG Hotel Portfolio Properties are subject to operating agreements (“Operating Agreements”) with affiliates of SCG Hotel Investors Holdings, L.P. (the “Operators”) pursuant to which the Operators are responsible for the management of the SCG Hotel Portfolio Properties. The Operators subcontract such management responsibilities under management agreements with the following five managers: Hersha Hospitality Management, L.P. (“Hersha”), First Hospitality Group, Inc. (“First Hospitality”), Schulte Hospitality Group, Inc. (“Schulte”), TMI Property Management, L.L.C. (“TMI”) and Pillar Hotels and Resorts, LLC (“Pillar”).

Management Company Distribution
Management Company	# Hotels	Rooms	% Rooms	UW NCF	% of Total UW NCF	Appraised Value(1)	Per Room
Hersha	39	3,859	60.6%	$44,857,243	62.9%	$565,900,000	$146,644
First Hospitality	9	981	15.4	12,107,023	17.0	137,400,000	$140,061
TMI	9	666	10.5	6,259,518	8.8	87,600,000	$131,532
Schulte	6	692	10.9	5,458,243	7.7	69,700,000	$100,723
Pillar	2	168	2.6	2,647,365	3.7	28,600,000	$170,238
Total / Wtd. Avg.	65	6,366	100.0%	$71,329,392	100.0%	$956,000,000	$150,173
(1)	The “as portfolio” appraised value of $956.0 million of the SCG Hotel Portfolio Properties as a whole reflects an 8.1% premium to the aggregate “as is” value of the individual properties. The sum of the value of the “as is” and “as renovated” values, as applicable, for each of the properties on an individual basis is $889.2 million. Additionally, the aggregate “as is” value for each individual property as of April 23, 2017 is $884.7 million.

A-3-85

Annex A-3	JPMDB 2017-C7

Starwood Capital Group Hotel Portfolio

Escrows and Reserves. At origination, the borrowers deposited $6,385,000 into a Larkspur Landing capital work reserve account to be used towards future capital work and FF&E expenditures only at the Larkspur Landing flagged properties and $5,883,991 into a general capital work reserve account for existing capital improvement and property improvement plans.

Tax Escrows - During the continuance of a Trigger Period (as defined below), the borrowers will be required to deposit 1/12 of annual estimated taxes on a monthly basis.

Insurance Escrows - During the continuance of a Trigger Period, the borrowers will be required to deposit 1/12 of annual estimated insurance premiums on a monthly basis. In addition, the requirement for the borrowers to make monthly deposits to the insurance escrow is waived so long as (i) no event of default exists and (ii) the borrowers provide satisfactory evidence that the SCG Hotel Portfolio Properties are insured under a blanket policy meeting the requirements of the loan documents.

FF&E Reserves - On a monthly basis, the borrowers are required to escrow 1/12 of the greater of (i) 4.0% of the aggregate gross revenue for the 12-month period ending in the month that is two months prior to the applicable payment date and (ii) the amount of the annual deposit required under the franchise agreement for FF&E work. For any future capital work required under any franchise agreement after the origination date of the loan, the borrowers are required to make deposits into a reserve account in an amount equal to 100.0% of any future capital work required pursuant to a replacement franchise agreement mandated property improvement plan less any amounts then on deposit in the FF&E reserve account (provided that a capital work guaranty or a letter of credit may be provided by the guarantor in lieu of such deposits).

Ground Rent Reserve - During the continuance of a Trigger Period, the borrowers will be required to deposit 1/12 of the ground rent that the lender reasonably estimates will be payable under the ground lease encumbering the single ground leased property on a monthly basis.

Lockbox / Cash Management. The SCG Hotel Portfolio Whole Loan is structured with a soft springing lockbox and springing cash management. At origination, the borrowers were required to establish seven lender-controlled lockbox accounts. Prior to the occurrence of a Cash Management Trigger Period (as defined below), all sums payable to the borrowers under the related property management agreements, after the property managers have paid all amounts required to be paid under such agreements, are required to be deposited into the applicable lender-controlled lockbox account within two business days of receipt. Upon the occurrence and during the continuance of a Cash Management Trigger Period, the borrowers or managers are required to (i) deliver tenant direction letters to all tenants instructing them to deposit all rents and payments directly into the applicable lender-controlled lockbox account and (ii) cause all credit card companies or clearing banks to deliver all receipts directly into the applicable lender-controlled lockbox account. All funds in the lockbox account are required to be swept each business day into the applicable lender-controlled cash management account and then to the applicable borrower operating account, unless a Trigger Period (as defined below) has occurred and is continuing, in which case such funds are required to be swept each business day into a lender-controlled cash management account and disbursed on each payment date in accordance with the loan documents. Upon the occurrence and during the continuance of a Trigger Period, all excess cash flow is required to be swept into the applicable cash management account and held by the lender as additional collateral for the SCG Hotel Portfolio Whole Loan.

A “Cash Management Trigger Period” will commence upon the date that the debt service coverage ratio (as calculated in the loan documents) for the SCG Hotel Portfolio Whole Loan falls below 2.00x. A Cash Management Trigger Period will cease to exist upon the date that the debt service coverage ratio is at least 2.00x for two consecutive calendar quarters.

A “Trigger Period” will commence upon (i) an event of default under the loan documents, (ii) any bankruptcy or insolvency action of the property managers or involuntary bankruptcy or insolvency action of the borrowers, (iii) any termination, expiration or cancellation of a franchise agreement or Larkspur Landing license agreement in violation of the loan documents or (iv) the date that the debt service coverage ratio (as calculated in the loan documents) for the SCG Hotel Portfolio Whole Loan falls below 1.75x.

A Trigger Period will cease to exist upon: (a) with respect to clause (i) above, a cure of the event of default being accepted by the lender in its sole and absolute discretion; (b) with respect to clause (ii) above caused by the bankruptcy or insolvency action of a property manager, the borrowers entering into a replacement management agreement with a qualified manager within 60 days of the initial bankruptcy or insolvency action (provided that such 60-day period may be extended an additional 30 days upon borrowers’ written request at lender’s reasonable discretion), and with respect to clause (ii) above caused by the involuntary bankruptcy or insolvency action of a borrower, the dismissal, discharge or stay of such action; (c) with respect to clause (iii) above, the borrowers entering into a replacement franchise agreement with a qualified franchisor within 60 days of the existing franchise agreement expiration, cancellation or termination date (provided that such 60-day period may be extended an additional 30 days upon borrowers’ written request at lender’s reasonable discretion); and (d) with respect to clause (iv) above, the debt service coverage ratio being at least 1.75x for two consecutive calendar quarters, which may be achieved at any time (x) by the underwritten net cash flow increasing to achieve such debt service coverage ratio threshold or (y) by a prepayment of principal or deposit of cash in an amount determined by the lender such that the debt service coverage ratio is at least 1.75x for two consecutive calendar quarters (provided such prepayment is to be accompanied by applicable yield maintenance charges). In addition, to the extent a Trigger Period is caused by an individual property, the borrowers may cure such Trigger Period by releasing such property in accordance with the loan documents.

A-3-86

Annex A-3	JPMDB 2017-C7

Starwood Capital Group Hotel Portfolio

Partial Release. After June 1, 2018, the borrowers may obtain the release of an individual property or multiple properties from the collateral subject to the satisfaction of certain terms and conditions including, without limitation: (i) no event of default has occurred and is continuing (unless the event of default is non-monetary and would be cured by the release of the property and such non-monetary default is not the result of the willful misconduct, negligence or bad faith actions or omissions of a borrower party), (ii) the remaining collateral has a debt service coverage ratio that is equal to or greater than (a) 2.65x and (b) the debt service coverage ratio in place immediately prior to the release, (iii) payment of a Release Price (as defined below), together with the related yield maintenance premium associated with the Release Price, (iv) satisfaction of customary REMIC requirements, (v) payment of all interest which would have accrued on the portion of the outstanding principal balance being prepaid through, but not including, the next occurring monthly payment date and (vi) payment of all other costs and expenses of lender in connection with the release, provided the debt service coverage ratio test in (ii) above may be satisfied with an additional prepayment of principal (with the related yield maintenance premium, as applicable) or a cash deposit with lender in an amount reasonably determined by the lender to meet such test. The “Release Price” is an amount equal to, (a) if less than $57,727,000 has been prepaid to date, 105% of the allocated loan amount of each such individual property, (b) if less than $86,590,500 has been prepaid to date, 110% of the allocated loan amount of each such individual property, (c) if less than $115,454,000 has been prepaid to date, 115% of the allocated loan amount of each such individual property and (d) (x) for all amounts prepaid in excess of $115,454,000 or (y) if any such release is to be conveyed to an affiliate of the borrowers, principals, operating companies or guarantors, 120% of the allocated loan amount of each such individual property.

Permitted Mezzanine Debt. From and after the date that is the earlier of (i) May 24, 2018 and (ii) the date on which all notes comprising of the SCG Hotel Portfolio Whole Loan have been securitized, the owners of the borrowers are permitted to obtain a mezzanine loan secured by the direct or indirect ownership interests in the borrower upon satisfaction of certain terms and conditions including, among others, (i) no event of default has occurred and is continuing, (ii) the combined loan-to-value ratio does not exceed 64.9%, (iii) the combined debt service coverage ratio (as calculated in the mortgage loan documents) is not less than 2.65x, (iv) in the event that the mezzanine loan bears a floating rate of interest, the borrowers obtain an interest rate cap agreement from a provider reasonably acceptable to the mortgage lender containing a strike price that provides for a debt service coverage ratio of not greater than 1.75x (as determined by the mortgage lender), (v) the lenders enter into an intercreditor agreement reasonably acceptable to the mortgage lender and (vi) delivery of a rating agency confirmation.

A-3-87

Annex A-3	JPMDB 2017-C7

General Motors Building

A-3-88

Annex A-3	JPMDB 2017-C7

General Motors Building

A-3-89

Annex A-3	JPMDB 2017-C7

General Motors Building

A-3-90

Annex A-3	JPMDB 2017-C7

General Motors Building

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	GACC	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Mixed Use – Office / Retail
Original Principal Balance(2):	$45,200,000	Net Rentable Area (SF):	1,989,983
Cut-off Date Principal Balance(2):	$45,200,000	Location:	New York, NY
% of Pool by IPB:	4.1%	Year Built / Renovated:	1968 / 2017
Loan Purpose:	Refinance	Occupancy(5):	95.0%
Borrower:	767 Fifth Partners LLC	Occupancy Date:	6/1/2017
Sponsors(3):	Boston Properties Limited	Number of Tenants:	36
	Partnership, 767 LLC and Sungate	2014 NOI:	$165,315,617
	Fifth Avenue LLC	2015 NOI:	$150,511,664
Interest Rate:	3.43000%	2016 NOI:	$151,425,346
Note Date:	6/7/2017	TTM NOI:	NAV
Maturity Date:	6/9/2027	UW Economic Occupancy:	95.1%
Interest-only Period:	120 months	UW Revenues:	$334,764,418
Original Term:	120 months	UW Expenses:	$107,458,009
Original Amortization:	None	UW NOI(6):	$227,306,409
Amortization Type:	Interest Only	UW NCF:	$221,544,794
Call Protection(4):	L(28),Def(85),O(7)	Appraised Value / Per SF:	$4,800,000,000 / $2,412
Lockbox / Cash Management:	Hard / Springing	Appraisal Date:	5/8/2017
Additional Debt:	Yes
Additional Debt Balance(2):	$1,424,800,000 / $830,000,000
Additional Debt Type:	Pari Passu / Subordinate Debt

Escrows and Reserves(7)				Financial Information(2)
	Initial	Monthly	Initial Cap		Pari Passu Debt	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$739	$1,156
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$739	$1,156
FF&E:	$0	$0	N/A	Cut-off Date LTV:	30.6%	47.9%
TI/LC:	$0	$0	N/A	Maturity Date LTV:	30.6%	47.9%
Other:	$0	$0	N/A	UW NCF DSCR:	4.33x	2.77x
				UW NOI Debt Yield:	15.5%	9.9%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Senior Notes(2)	$1,470,000,000		63.9%	Payoff Existing Debt	$1,606,000,000	69.8%
Junior Notes(2)	830,000,000		36.1%	Closing Costs	41,107,676	1.8
				Return of Equity	652,892,324	28.4
Total Sources	$2,300,000,000		100.0%	Total Uses	$2,300,000,000	100.0%

(1)	The General Motors Building Whole Loan was co-originated by Deutsche Bank AG, acting through its New York Branch, Morgan Stanley Bank, N.A., Citigroup Global Markets Realty Corp. and Wells Fargo Bank, National Association.

(2)	The General Motors Building Mortgage Loan is part of a whole loan comprised of (i) the mortgage loan (comprised of three pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $45,200,000), (ii) 31 pari passu companion notes with an aggregate outstanding principal balance as of the Cut-off Date of $1,424,800,000 and (iii) four Junior Notes (defined below) with an aggregate outstanding principal balance as of the Cut-off Date of $830,000,000. The Pari Passu Debt Financial Information presented in the chart above reflects the $1,470,000,000 aggregate Cut-off Date Balance of the General Motors Building Senior Notes (defined below), and excludes the General Motors Building Junior Notes. The Whole Loan Financial Information presented in the chart above reflects the Cut-off Date Balance of the full $2,300,000,000 General Motors Building Whole Loan, as defined in “The Loan” below.

(3)	There is no nonrecourse carve-out guarantor or environmental indemnitor for the General Motors Building Whole Loan. For a full description of the borrower, see “The Borrower” and “The Loan Sponsors” below.

(4)	The lockout period will be at least 28 payment dates beginning with and including the first payment date of July 9, 2017. Defeasance of the full $2.3 billion General Motors Building Whole Loan is permitted after the date that is the earlier of (i) June 7, 2020 and (ii) two years from the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 28 payments is based on the expected JPMDB 2017-C7 securitization closing date in October 2017. The actual lockout period may be longer.
(5)	The General Motors Building property is 95.0% leased and 92.5% physically occupied as of June 1, 2017. Occupancy includes Under Armour, which has an executed lease but is not expected to be in occupancy at the General Motors Building property until January 2019.

A-3-91

Annex A-3	JPMDB 2017-C7

General Motors Building

(6)	UW NOI includes underwritten gross potential rent which has been underwritten based on the June 1, 2017 rent roll and includes (i) rent steps through June 2018, (ii) net present value step rent credit equal to $11,269,632 for investment grade and institutional law firm tenants through each such tenant’s scheduled lease expiration, (iii) mark-to-market adjustment based on the appraiser’s concluded market rents of $17,100,676 and (iv) a gross up of vacant space based on the appraiser’s concluded market rents of $16,547,756. Further adjustments to base rent have been made based on future contractual rent increases as detailed in the Operating History and Underwritten Net Cash Flow table below. Boston Properties Limited Partnership has provided payment guarantees covering underwritten gap rent.

(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The General Motors Building loan is secured by a first mortgage lien on the borrower’s fee interest in a mixed use office and retail building located in New York, New York, consisting of 1,989,983 total square feet. The General Motors Building loan is evidenced by the senior non-controlling notes A-2-C2-2-B, A-2-A2, and A-2-A3, with an aggregate original principal balance of $45.2 million (the “General Motors Building Mortgage Loan”) and is a part of a $2.3 billion whole loan that is evidenced by 38 promissory notes: 34 pari passu senior notes with an aggregate original principal balance of $1.47 billion (the “Senior Notes”) and four subordinate notes with an aggregate original principal balance of $830.0 million (the “Junior Notes” and, together with the Senior Notes, the “General Motors Building Whole Loan”). Only the General Motors Building Mortgage Loan will be included in the JPMDB 2017-C7 Mortgage Trust. The remaining notes of the General Motors Building Whole Loan are detailed in the Whole Loan Summary table below. The General Motors Building Whole Loan is being serviced pursuant to the trust and servicing agreement for the BXP Trust 2017-GM trust. The relationship between the holders of the General Motors Building Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans” in the Preliminary Prospectus. The General Motors Building Whole Loan has a 10-year term and is interest-only for the entire term.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
General Motors Building Mortgage Loan
A-2-C2-2-B, A-2-A2, A-2-A3	$45,200,000	$45,200,000	JPMDB 2017-C7	No

General Motors Building Senior Pari Passu Companion Loans
A-1-S, A-2-S, A-3-S, A-4-S, A-1-C1, A-2-C1, A-3-C1, A-4-C1	$725,000,000	$725,000,000	BXP Trust 2017-GM	No
A-1-C2, A-1-C3-1, A-4-A3	$90,000,000	$90,000,000	BANK 2017-BNK6	No
A-1-C4, A-1-A3	$111,900,000	111,900,000	BANK 2017-BNK7	No
A-4-A2, A-4-C2, A-4-C3	$115,000,000	$115,000,000	WFCM 2017-C38	No
A-2-C2-2-A, A-2-C3	$50,000,000	$50,000,000	UBS 2017-C2	No
A-2-C2-1, A-3-C2, A-3-C3-2	$100,000,000	$100,000,000	CD 2017-CD5	No
A-1-A2, A-3-C3-1, A-1-C3-2,	$92,700,000	$92,700,000	CGCMT 2017-B1	No
A-3-A2-2
A-3-A2-1, A-3-A3	$55,200,000	$55,200,000	CGCMT 2017-P8	No
A-1-A1, A-2-A1, A-3-A1, A-4-A1	$85,000,000	$85,000,000	CCRE	No

General Motors Building Junior Non-Trust Notes
B-1-S, B-2-S, B-3-S, B-4-S	$830,000,000	$830,000,000	BXP Trust 2017-GM	Yes
Total	$2,300,000,000	$2,300,000,000

The Borrower. The borrowing entity for the General Motors Building Whole Loan is 767 Fifth Partners LLC (the “General Motors Building Borrower”), a Delaware limited liability company and single purpose entity with two independent directors.

A-3-92

Annex A-3	JPMDB 2017-C7

General Motors Building

The Loan Sponsors. The loan sponsors of the General Motors Building Borrower are Boston Properties Limited Partnership (“BPLP”), 767 LLC and Sungate Fifth Avenue LLC. There is no separate nonrecourse carve-out guarantor or environmental indemnitor for the General Motors Building Whole Loan. In lieu of making required payments to any reserve accounts, the General Motors Building Borrower delivered a guaranty from BPLP. The General Motors Building property is covered by an environmental insurance policy issued by Chartis Specialty Insurance Company (a member company of American International Group Inc.) with limits of $20 million per incident and $40 million in the aggregate, subject to a $50,000 deductible. The policy period ends September 15, 2018. Upon expiration of the existing policy, the mortgage loan documents require the borrower to provide a replacement policy, issued by an insurer having a minimum A.M. Best’s rating of “A-/VIII” that is maintained and renewed annually with a combined single limit of $5 million and a deductible no greater than $100,000. BPLP is the operating partnership through which Boston Properties, Inc. (“Boston Properties”) conducts its business and owns all of its interests in properties. Boston Properties is a self-administered and self-managed publicly traded real estate investment trust. BPLP is one of the largest owners, managers and developers of Class A office properties in the United States, with significant presence in five markets: Boston, Los Angeles, New York, San Francisco and Washington, D.C. As of May 31, 2017, BPLP owned or had interests in 175 commercial real estate properties, aggregating approximately 48.2 million net rentable square feet New York is Boston Properties’ largest market by net operating income, and as of the first quarter 2017, its New York central business district portfolio was 94.3% leased at an average rental rate of $102.50 per square foot.

The property was acquired by BPLP in 2008 and through 2016, the borrower has invested approximately $98.0 million in capital expenditures for tenant improvements and other capital projects at the General Motors Building property and is budgeted to spend approximately $79.5 million in 2017. As part of the renovations, Apple is expected to expand its space by approximately 34,000 square feet, increasing ceiling heights by lowering the floor approximately five feet and adding storage space and back of house capacity by expanding into formerly dark space located below grade.

The Property. The General Motors Building property is a 50-story mixed use office and retail building comprised of approximately 1,989,983 total square feet, which includes approximately 188,000 square feet of retail space in the two-story retail base that wraps around the building and the below grade concourse. Originally developed in 1968 for the General Motors Corporation to serve as its headquarters, the General Motors Building property occupies the entire city block bound by 58th Street, 59th Street, Madison Avenue and Fifth Avenue on the southeast corner of Central Park. The Fifth Avenue frontage of the General Motors Building property features an open plaza with seating and is topped by the glass Apple cube, which serves as the entrance to Apple’s store in the below grade concourse. Because of its location, the General Motors Building property features unobstructed views of Central Park from every office floor.

The General Motors Building property is 95.0% leased to 36 office and retail tenants as of June 1, 2017. The majority of the General Motors Building property’s annual underwritten base rent comes from office tenants (73.2% of the net rentable area), with the remaining underwritten rent coming from retail tenants (26.3% of the net rentable area) and storage space (0.4% of the net rentable area). Approximately 54.0% of the General Motors Building property’s net rentable area is leased by investment grade or institutional law firm tenants, which contribute approximately 49.0% of the General Motors Building property’s underwritten rent. The top five tenants by underwritten rent at the General Motors Building property occupy 52.8% of NRA and comprise 55.6% of the underwritten rent. As of June 7, 2017, the weighted average remaining lease term for the top five tenants is approximately 11.7 years, and the weighted average remaining lease term for the entire General Motors Building property is approximately 9.4 years.

Historical and Current Occupancy(1)
2014	2015	2016	Current(2)
98.5%	96.7%	96.4%	95.0%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of June 1, 2017.

The General Motors Building property is located on the entire city block bound by Fifth Avenue and Madison Avenue between East 58th Street and East 59th Street. This area of Midtown Manhattan is known as the Madison/Fifth Avenue subdistrict and is considered one of Manhattan’s premier office locations according to the appraisal. The General Motors Building property is surrounded by many of New York’s landmarks, restaurants, hotels, shops and tourist attractions, made accessible by the presence of several major transportation hubs. The General Motors Building property is located within the boundaries of the Plaza District, which is generally bound by 47th Street to the south and 65th Street to the north, and from Avenue of the Americas to the East River.

As of the first quarter of 2017, the three office statistical areas that comprise the Plaza District contain 81.1 million square feet of Class A office space, 6.4 million square feet of Class B office space and 481,485 square feet of Class C office space. Historically, the Plaza District has evidenced the highest rents in Midtown Manhattan due to the demand generated by its location and quality space, according to the appraisal. As of the first quarter of 2017, the Class A office space in the Plaza District had a direct vacancy rate of 9.4% and average asking rents of $99.69 per square foot, above the direct primary Midtown Manhattan average of $88.93 per square foot.

A-3-93

Annex A-3	JPMDB 2017-C7

General Motors Building

According to the appraisal, as of the first quarter of 2017, the Madison/Fifth Avenue subdistrict consisted of approximately 19.8 million square feet of Class A office space and had a direct vacancy rate of 11.0% and overall direct weighted average asking rents of $110.15 per square foot. Overall vacancy of Class A office space in the Madison/Fifth Avenue subdistrict dropped by 2.0% from 13.3% in the first quarter 2016 to 11.3% in the first quarter 2017, the lowest quarterly total since the first quarter of 2008. Direct weighted average Class A office rental rates increased by $5.10 per square foot over the same time period.

Competitive Property Summary(1)
Property Name/Address	Size (SF)	Direct Available SF	Sublease Available SF	% Occupied (Direct)	% Occupied (Total)	Direct Asking Rent Low	Direct Asking Rent High
650 Madison Avenue	521,544	18,094	0	96.5%	96.5%	$120	$130
660 Madison Avenue	239,113	0	6,676	100.0%	97.2%	N/A	N/A
667 Madison Avenue	267,135	59,435	0	77.8%	77.8%	$135	$195
712 Fifth Avenue	457,281	31,408	9,813	93.1%	91.0%	$85	$140
375 Park Avenue	830,009	7,650	0	99.1%	99.1%	$150	$180
390 Park Avenue	260,000	36,979	10,726	85.8%	81.7%	$185	$185
9 West 57th Street	1,500,000	416,505	0	72.2%	72.2%	$110	$200
Total / Wtd. Avg.	4,075,082	570,071	27,215	86.0%	85.3%	$85	$200
(1)	Source: Appraisal.

The appraisal identified 10 comparable recent office leases ranging in tenant size from 4,002 square feet to 110,025 square feet. The comparable leases are all located in buildings similar in class to the General Motors Building property, and in the General Motors Building property’s general competitive market according to the appraisal. The comparable leases have terms ranging from six to 15 years and exhibit a range of rents from $108.50 per square foot to $180.00 per square foot, with an average of $148.95 per square foot, prior to adjustments. After adjustments for rent concessions, the comparables’ rents range from $108.37 per square foot to $189.50 per square foot, with an average of $156.50 per square foot. Free rent concessions ranged from zero to 13 months. Tenant improvement allowances ranged from $35.00 per square foot to $100.00 per square foot. The comparable leases are outlined in the following chart.

The following table presents certain information relating to recent office leasing activity for the General Motors Building property’s office market:

Comparable Office Lease Summary(1)
Property Name/Address	Year Built / Renovated	Size (SF)	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Initial Rent Per Square Foot	Lease Type
590 Madison Avenue	1982	1,016,413	Cemex	5,903	Feb-17	15	$145.00	Gross
520 Madison Avenue	1982	849,600	CIC Union	46,822	Jan-17	10	$127.00	Gross
375 Park Avenue	1958	830,009	Servcorp NYC	9,572	Jan-17	10	$173.00	Gross
9 West 57th Street	1971	1,500,000	Qatar Investment Authority	14,000	Jan-17	10	$180.00	Gross
650 Madison Avenue	1987	521,544	Carson Family Trust	4,002	Jan-17	10	$120.00	Gross
450 Park Avenue	1972 / 2003	247,242	Banco Bradesco	21,822	Dec-16	13	$149.00	Gross
399 Park Avenue	1961	1,250,000	Morgan Stanley	110,025	Jul-16	15	$108.50	Gross
9 West 57th Street	1971	1,500,000	Zimmer Partners	20,100	Jul-16	10	$155.00	Gross
375 Park Avenue	1958	830,009	Fried Frank	11,703	Jun-16	6	$167.00	Gross
375 Park Avenue	1958	830,009	Strategic Asset Services	16,000	May-16	7	$165.00	Gross

(1)	Source: Appraisal.

A-3-94

Annex A-3	JPMDB 2017-C7

General Motors Building

The following table presents recent leasing data at retail buildings competitive with the General Motors Building property:

Comparable Retail Lease Summary (1)
Property Name/Address	Tenant Name	Frontage	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Initial Rent Per Square Foot	Lease Type
723 Madison Avenue	Paule Ka	Madison Avenue	1,661	Dec-16	10.0	$874.31	Gross
650 Fifth Avenue	Nike	Fifth Avenue & 52nd Street	69,214	Dec-16	15.5	$479.53	Gross
680 Madison Avenue	Tom Ford	61st Street & Madison Avenue	8,470	Aug-16	10.0	$743.80	Gross
683 Fifth Avenue	Stuart Weitzman	Fifth Avenue	1,281	Jun-16	10.0	$3,903.20	Gross
685 Fifth Avenue	Coach	Fifth Avenue & 54th Street	24,149	Feb-16	10.0	$869.60	Gross
683 Madison Avenue	Bally’s	Madison Avenue & 61st Street	3,013	Jan-16	10.0	$1,660.00	Gross
730 Fifth Avenue	Zegna	West 57th Street	9,000	Feb-16	15.0	$800.00	Gross
650 Madison Avenue	Moncler	Madison Avenue & East 60th Street	3,000	Sep-15	10.0	$1,500.00	Gross

(1)	Source: Appraisal.

The following table presents certain information relating to the appraisal’s concluded rental rate for the General Motors Building property:

Market Rent Conclusion (1)
Market Rent	Floors	Rent PSF
Office Market Rent:	3 to 6	$110.00
	7 to 10	$115.00
	11 to 16	$120.00
	17 to 26	$140.00
	27 to 37	$155.00
	38 to 43	$175.00
	44 to 50	$210.00
Retail Market Rent:	Retail (Lobby)	$140.00
	Retail (Basement)	$250.00
	Retail (Concourse)	$75.00
	Retail (Madison Corner)	$1,250.00
	Retail (Madison Midblock)	$1,200.00
	Retail (Fifth Avenue)	$1,500.00
	Retail (2nd Floor)	$250.00

(1)	Source: Appraisal.

A-3-95

Annex A-3	JPMDB 2017-C7

General Motors Building

Tenant Summary(1)
Tenant	Retail / Office Component	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date
Weil, Gotshal & Manges(4)	Office	NA / NA / NA	489,867	24.6%	$104.68	19.3%	8/31/2034
Aramis(5)	Office / Retail	A2 / A+ / NA	299,895	15.1%	$91.80	10.3%	3/31/2020
Perella Weinberg	Office	NA / NA / NA	130,155	6.5%	$95.21	4.7%	1/31/2022
Apple(6)	Retail	Aa1 / AA+ / NA	105,748	5.3%	$170.76	6.8%	1/31/2034
BAMCO(7)	Office	NA / NA / NA	105,579	5.3%	$201.65	8.0%	5/31/2035
General Motors(8)	Office	Baa3 / BBB / BBB	76,200	3.8%	$92.00	2.6%	3/31/2020
Balyasny Asset Management	Office	NA / NA / NA	63,606	3.2%	$128.14	3.1%	12/31/2027
York Capital	Office	NA / NA / NA	55,536	2.8%	$116.67	2.4%	7/31/2020
Bank of America	Office	Baa1 / BBB+ / A	50,887	2.6%	$97.90	1.9%	3/31/2020
Under Armour(9)	Retail	Baa2 / BB+ / NA	49,582	2.5%	$605.06	11.3%	6/30/2034

(1)	Based on the underwritten rent roll dated June 1, 2017.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Base Rent PSF and % of Total Base Rent exclude $11,269,632 ($5.66 per square foot) of straight line rents through the tenants’ respective lease terms associated with Weil, Gotshal & Manges ($6,010,916) and Apple ($4,107,800), as well as four other tenants, which are included in the “Operating History and Underwritten Net Cash Flow” table below.

(4)	Weil, Gotshal & Manges leases 100,024 square feet of space through August 2019 and 389,843 square feet through August 2034. Weil has the right to terminate (a) 20,791 square feet of its below grade storage space at any time, and (b) either (i) 38,900 square feet of its space on the 22nd floor or (ii) 39,900 square feet of its space on the 32nd floor, on or after August 2022. Weil Gotshal & Manges most recently extended its lease for 389,843 square feet of its space through August 2034 at an initial base rent of $114.00 per square foot, which is above its current in place weighted average gross rent of $92.37 per square foot. BPLP, one of the loan sponsors, provided a payment guaranty for the gap rent between Weil’s current rent and Weil’s underwritten rent which commences in September 2019.

(5)	The Aramis space consists of 285,333 square feet of office space and 14,562 square feet of retail space. Aramis subleases 9,725 square feet of its space on the 46th floor to GF Capital Management at $107.00 per square foot.

(6)	While the Apple cube space and expansion is under construction, Apple is temporarily occupying the space expected to be occupied by Under Armour once its lease commences. Apple is obligated to vacate its temporary space by December 31, 2018 and has the right to terminate its entire lease if its space is not delivered by February 3, 2020. Apple leases 2,754 square feet through December 31, 2018 and 102,994 square feet through January 1, 2034. Once Apple has moved back into its space, it will be required to pay 2.25% in percentage rent above $200,000,000 a year in sales. Percentage rent of $4,921,916 was underwritten for Apple. The BPLP Guaranty also guarantees the payment of the estimated gap percentage rent. The underwritten Apple percentage rent is equal to the 2.25% percentage rent on the average Apple sales from 2013 through 2016 over $200,000,000.

(7)	BAMCO has executed a renewal to extend its lease to May 2035, commencing in January 2024 for a weighted average base rent of approximately $201.65 per square foot, BAMCO’s in place weighted average base rent is approximately $147.77 per square foot, BPLP provided a payment guaranty with respect to BAMCO’s gap rent between origination and the renewal rent commencing in January 2024. After the expiration of the guaranty by BPLP, the lower of market and in place rent has been underwritten.

(8)	General Motors subleases 38,100 square feet.

(9)	Under Armour has executed a lease commencing in January 2019 for the space that is currently occupied by Apple as temporary space. Contractual rent has been underwritten for Under Armour based on the rent due as of January 2019 when the lease is expected to commence. BPLP provided a payment guaranty for the gap rent between the rent Apple is currently paying to occupy its temporary space and the rent that will be due under Under Armour’s lease once such lease commences.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring(3)	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(4)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	99,864	5.0%	NAP	NAP	99,864	5.0%	NAP	NAP
2017 & MTM	1	11,226	0.6	$993,600	0.4%	111,090	5.6%	$993,600	0.4%
2018	3	52,373	2.6	15,456,871	5.8	163,463	8.2%	$16,450,471	6.2%
2019	2	106,096	5.3	9,123,113	3.4	269,559	13.5%	$25,573,584	9.6%
2020	6	532,016	26.7	50,741,831	19.1	801,575	40.3%	$76,315,415	28.7%
2021	3	35,486	1.8	16,570,250	6.2	837,061	42.1%	$92,885,665	34.9%
2022	2	144,898	7.3	14,412,478	5.4	981,959	49.3%	$107,298,143	40.3%
2023	1	2,747	0.1	1,870,937	0.7	984,706	49.5%	$109,169,080	41.0%
2024	1	38,100	1.9	3,429,000	1.3	1,022,806	51.4%	$112,598,080	42.3%
2025	2	66,347	3.3	6,783,128	2.5	1,089,153	54.7%	$119,381,208	44.8%
2026	2	48,201	2.4	9,096,994	3.4	1,137,354	57.2%	$128,478,202	48.2%
2027	5	99,324	5.0	12,273,236	4.6	1,236,678	62.1%	$140,751,438	52.9%
2028 & Beyond	10	753,305	37.9	125,565,627	47.1	1,989,983	100.0%	$266,317,065	100.0%
Total	38	1,989,983	100.0%	$266,317,065	100.0%
(1)	Based on the underwritten rent roll dated June 1, 2017.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	The General Motors Building property has 36 tenants with a total of 38 leases.

A-3-96

Annex A-3	JPMDB 2017-C7

General Motors Building

(4)	Base Rent Expiring excludes $11,269,632 of total underwritten straight line rents associated with Weil, Gotshal & Manges ($6,010,916), which leases 100,024 square feet of space through August 31, 2019 and 389,843 square feet through August 31, 2034, Apple ($4,107,800) which leases 2,754 square feet of storage space through December 31, 2018 and 102,994 square feet through January 31, 2034, as well as four other tenants.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	2016	Underwritten	Per Square Foot	%(1)
Rents in Place(2)	$188,477,818	$197,172,437	$193,759,747	$206,851,492	$266,317,065	$133.83	78.6%
Vacant Income	0	0	0	0	16,547,756	8.32	4.9
Step Rents(3)	0	0	0	0	11,269,632	5.66	3.3
Mark to Market(4)	0	0	0	0	17,100,676	8.59	5.0
Gross Potential Rent	$188,477,818	$197,172,437	$193,759,747	$206,851,492	$311,235,129	$156.40	91.8%
Total Reimbursements	29,544,790	35,800,858	38,501,366	39,027,298	27,629,542	13.88	8.2
Net Rental Income	$218,022,608	$232,973,295	$232,261,113	$245,878,790	$338,864,671	$170.29	100.0%
Other Income(5)	34,249,940	24,345,489	17,507,050	10,470,664	12,447,503	6.26	3.7
(Vacancy/Credit Loss)(6)	0	0	0	0	(16,547,756)	(8.32)	(4.9)
Effective Gross Income	$252,272,548	$257,318,784	$249,768,162	$256,349,455	$334,764,418	$168.22	98.8%

Total Expenses	$84,260,952	$92,003,166	$99,256,499	$104,924,109	$107,458,009	$54.00	32.1%

Net Operating Income	$168,011,596	$165,315,617	$150,511,664	151,425,346	$227,306,409	$114.23	67.9%

Total TI/LC, Capex/RR	0	0	0	0	5,761,615	2.90	1.7

Net Cash Flow	$168,011,596	$165,315,617	$150,511,664	151,425,346	$221,544,794	$111.33	66.2%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(2)	Rents in Place is underwritten based on the June 1, 2017 rent roll, and includes the following adjustments:

(i)	Apple is currently undergoing a major renovation to the Apple cube space. During the renovations, Apple is occupying the space leased to Under Armour as temporary space until the earlier of the completion of their renovations and the outside kick out date of December 31, 2018. Base rent for Apple as of January 2019 has been underwritten in conjunction with the Under Armour lease commencement date. Apple is currently paying annual contractual rent of $12,500,004 on the temporary space, which steps up to $24,000,000 annually in August 2018 in addition to their existing lease for the Apple cube space. Lenders are underwriting $18,057,615 in base rent and $19,429,881 in gross rent (base rent plus recoveries) for Apple.

(ii)	Under Armour has executed a lease commencing in January 2019 for the space that is currently occupied by Apple as temporary space. Contractual rent has been underwritten for Under Armour based on the rent due date as of January 2019 when the lease is expected to commence. BPLP provided a payment guaranty for the gap rent between the rent Apple is currently paying to occupy its temporary space and the rent that will be due under Under Armour’s lease once such lease commences.

(iii)	Weil, Gotshal & Manges has executed a renewal for 389,843 square feet of its space through August 2034, commencing in September 2019. Underwritten Base Rent for Weil uses rents effective as of September 2019. With respect to the space not extended, contractual in-place rent inclusive of 12 months’ rent steps and existing recoveries has been underwritten. BPLP provided a payment guaranty for the gap rent between Weil’s current rent and its underwritten rent which commences in September 2019.

(iv)	BAMCO has executed a renewal to extend its lease to May 2035, commencing in January 2024 for a weighted average base rent of approximately $201.65 per square foot. BAMCO’s in place weighted average base rent is approximately $147.77 per square foot. The gap rent between origination and the renewal rent commencing in January 2024 is guaranteed by BPLP. After the expiration of the guaranty by BPLP, the lower of market and in place rent has been underwritten.

(v)	Continental Grain is currently subleasing its space and has executed a direct lease commencing in April 2020 on the expiration of its existing sublease. Continental Grain’s direct rent in 2020 of $110.00 per square foot has been underwritten, which is an increase from the direct lease on the space of $92.00 per square foot BPLP provided a guaranty for the gap rent until 2020.

(3)	Includes rent steps through June 2018, net present value step rent credit for investment grade and institutional law firm tenants through each such tenant’s scheduled lease expiration equal to $11,269,632. Underwritten straight line rent is based on net present value of future contractual rent steps after June 1, 2018 for investment grade tenants and law firm tenants included in a listing of the largest 100 United States law firms through the tenants’ lease expirations (which in the case of certain tenants, expire beyond the loan term). Tenants with underwritten straight line rents include Weil, Gotshal & Manges ($6,010,916), Apple ($4,107,800) and four other tenants.

(4)	Mark to Market adjustment is based on the appraisal’s concluded market rents of $17,100,676 and a gross up of vacant space based on the appraisal’s concluded market rents of $16,547,756.

(5)	Underwritten Other Income primarily consists of Apple percentage rent ($4,921,916); service income ($4,425,456), direct utilities ($2,345,676) and other income ($754,455), which primarily consists of net antenna income.

(6)	Underwritten (Vacancy/Credit Loss) does not include Under Armour, which has an executed lease; however, Under Armour is not expected to be in occupancy at the General Motors Building property until January 2019.

A-3-97

Annex A-3	JPMDB 2017-C7

General Motors Building

Property Management. The property is managed by Boston Properties Limited Partnership, one of the loan sponsors.

Escrows and Reserves. At origination of the General Motors Building Whole Loan, the General Motors Building Borrower provided a payment guaranty (the “BPLP Guaranty”, and as further described below) in the amount of $269,107,196, in lieu of depositing (a) $107,946,183 for existing tenant improvement and leasing commission costs and (b) $161,161,013 in existing gap rent and free rent obligations. During the continuance of a Cash Management Sweep Period (as defined below), the borrower is required to deposit on each monthly payment date 1/12 of the estimated annual taxes and, provided an acceptable blanket policy is no longer in place, 1/12 of the annual insurance premiums.

A “Cash Management Sweep Period” will commence upon the occurrence of (a) an event of default under the General Motors Building Whole Loan documents or (b) a Debt Service Coverage Ratio Event (as defined below), and will terminate upon (x) in the case of clause (a), the cure of such event of default, and (y) in the case of clause (b), the termination of such Debt Service Coverage Ratio Event.

A “Debt Service Coverage Ratio Event” will occur upon the General Motors Building Whole Loan debt service coverage ratio being below 1.20x at the end of a calendar quarter and will end upon (A) the General Motors Building Whole Loan debt service coverage ratio being 1.20x or greater for one calendar quarter or (B) the General Motors Building Borrower’s delivery of (x) cash to be held as an additional reserve fund, (y) a letter of credit in accordance with the General Motors Building Whole Loan documents or (z) so long as BPLP’s senior unsecured credit rating is BBB or higher by S&P and Baa3 or higher by Moody’s, a guaranty by BPLP, in each case in an amount that would be required to be prepaid in order for the debt service coverage ratio to equal at least 1.20x.

In lieu of making required payments to any reserve accounts, the General Motors Building Borrower delivered a guaranty from BPLP (in the context of the BPLP Guaranty, the “BPLP Guarantor”). Such guaranty is required to be in an amount, which when aggregated with any cash and/or any letter of credit delivered by the General Motors Building Borrower to the lender, related to any such purpose is at least equal to the aggregate amount which the General Motors Building Borrower is required to have on deposit for such purpose. The BPLP Guaranty amount will be reduced as the General Motors Building Borrower expends funds for the purposes which such funds would have otherwise been deposited in the reserve account. Notwithstanding the foregoing, the aggregate amount of any BPLP Guaranty (and the face amount of any letter of credit obtained by BPLP and delivered on behalf of the borrower) may not at any time exceed 11.8% of the outstanding principal balance of the General Motors Building Whole Loan.

In addition, the BPLP Guaranty requires BPLP’s senior unsecured credit rating to be BBB or higher by S&P and Baa3 or higher by Moody’s (the “BPLP Guarantor Required Rating”). In the event the BPLP Guarantor no longer satisfies the BPLP Guarantor Required Rating, within 10 business days of such downgrade, withdrawal or qualification, the General Motors Building Borrower is required to (i) deposit with the lender cash in the amount of the guaranteed obligations under each BPLP Guaranty then outstanding, and/or (ii) provide the lender with a letter of credit with a face amount equal to the guaranteed obligations under each BPLP Guaranty then outstanding.

Lockbox / Cash Management. The General Motors Building Whole Loan is structured with a hard lockbox and springing cash management. The General Motors Building Borrower was required to send tenant direction letters to all tenants instructing them to deposit all rents and other payments into the lockbox account controlled by the lender. So long as no Cash Management Sweep Period exists, funds deposited into the lockbox account will be disbursed to the General Motors Building Borrower’s operating account. During a Cash Management Sweep Period, the funds in the lockbox account are required to be swept to a lender-controlled cash management account on a daily basis and will be disbursed in accordance with the General Motors Building Whole Loan documents.

Additional Debt. In addition to the General Motors Building Mortgage Loan, the General Motors Building property also secures the Junior Notes, which have a Cut-off Date Balance of $830,000,000. The Junior Notes are coterminous with the General Motors Building Mortgage Loan and accrue interest at the same rate as the General Motors Building Mortgage Loan and have been deposited into the BXP Trust 2017-GM trust. The General Motors Building Mortgage Loan along with the other Senior Notes are each pari passu in right of payment and the Senior Notes are senior in right of payment to the Junior Notes. The holders of the General Motors Building Mortgage Loan, the other Senior Notes and the Junior Notes have entered into a co-lender agreement which sets forth the allocation of collections on the General Motors Building Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans – The General Motors Building Whole Loan” in the Preliminary Prospectus.

A-3-98

Annex A-3	JPMDB 2017-C7

[THIS PAGE INTENTIONALLY LEFT BLANK]

A-3-99

Annex A-3	JPMDB 2017-C7

IRG Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$45,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$44,890,511	Property Type - Subtype:	Industrial – Various
% of Pool by IPB:	4.1%	Net Rentable Area (SF):	3,882,864
Loan Purpose:	Refinance	Location:	Various
Borrowers(2):	Various	Year Built / Renovated:	Various / Various
Sponsors:	Stuart Lichter and Chris Semarjian	Occupancy:	83.6%
Interest Rate:	4.66000%	Occupancy Date:	6/27/2017
Note Date:	7/21/2017	Number of Tenants:	27
Maturity Date:	8/6/2027	2014 NOI:	$8,702,304
Interest-only Period:	None	2015 NOI:	$8,533,347
Original Term:	120 months	2016 NOI:	$9,051,367
Original Amortization:	360 months	YTD NOI(4):	$6,754,191
Amortization Type:	Balloon	UW Economic Occupancy:	91.0%
Call Protection(3):	L(26),Def(90),O(4)	UW Revenues:	$22,205,025
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$14,219,233
Additional Debt:	Yes	UW NOI:	$7,985,792
Additional Debt Balance:	$27,433,090	UW NCF:	$6,569,969
Additional Debt Type:	Pari Passu	Appraised Value / Per SF:	$105,000,000 / $27
		Appraisal Date:	6/2/2017

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$19
Taxes:	$100,625	$100,625	N/A	Maturity Date Loan / SF:	$15
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	68.9%
Replacement Reserves:	$0	$32,301	$1,000,000	Maturity Date LTV:	56.1%
TI/LC:	$500,000	$44,583	$2,000,000	UW NCF DSCR:	1.46x
Other(5):	$1,235,564	$0	N/A	UW NOI Debt Yield:	11.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$72,500,000	100.0%	Payoff Existing Debt	$59,601,997	82.2%
			Closing Costs	3,416,479	4.7
			Upfront Reserves	1,359,324	1.9
			Return of Equity	8,122,200	11.2
Total Sources	$72,500,000	100.0%	Total Uses	$72,500,000	100.0%
(1)	The IRG Portfolio loan is part of a whole loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $72.3 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the approximately $72.3 million IRG Portfolio Whole Loan, as defined in “The Loan” below.

(2)	The borrowers include HBP Euclid I, LLC, LMA Commerce IV, LLC, LMA Commerce V, LLC, LMA Massillon III, LLC, NRR Commerce III, LLC and Rockside Commerce III, LLC.

(3)	The lockout period will be at least 26 payments beginning with and including the first payment date in September 2017. Defeasance of the full $72.5 million IRG Portfolio Whole Loan is permitted after the date that is the earlier to occur of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) July 21, 2020. The assumed lockout period of 26 payments is based on the expected JPMDB 2017-C7 securitization closing date in October 2017. The actual lockout period may be longer.

(4)	The YTD NOI represents the T-4 April 30, 2017 annualized cash flow. The decrease in YTD NOI from 2016 NOI is due to Lockheed Martin vacating a portion of its space at the LMA Building D in September 2016, which consisted of 171,167 square feet with annual rent of $809,340. In addition, the YTD annualized number reflects utilities of approximately $10.9 million as compared to average utility expenses of approximately $9.5 million from 2014 to 2016. The increase in utility expense is due to the annualized numbers being higher than typical annual numbers because they are based on facilities operating in Ohio during the winter months.

(5)	Initial Other Escrows and Reserves represent $1,235,564 deposited into an immediate repairs reserve account.

A-3-100

Annex A-3	JPMDB 2017-C7

IRG Portfolio

The Loan. The IRG Portfolio loan has an outstanding principal balance as of the Cut-off Date of approximately $44.9 million and is secured by a first mortgage lien on the fee interests in five industrial properties totaling 3,882,864 square feet located throughout Ohio (the “IRG Portfolio Loan”). The borrowing entities for the IRG Portfolio loan are HBP Euclid I, LLC, LMA Commerce IV, LLC, LMA Commerce V, LLC, LMA Massillon III, LLC, NRR Commerce III, LLC and Rockside Commerce III, LLC, each a Delaware limited liability company and special purpose entity. The loan sponsors and nonrecourse carve-out guarantors are Christopher Semarjian and Stuart Lichter. Christopher Semarjian is the owner of Industrial Realty Group (“IRG”) and Stuart Lichter is the President and Chairman of IRG. IRG is based in Los Angeles and owns and operates more than 150 properties in 28 states, with a portfolio of over 100.0 million square feet. The whole loan has an outstanding principal balance as of the Cut-off Date of approximately $72.3 million (the “IRG Portfolio Whole Loan”) and is comprised of two pari passu notes, each as described below. The controlling Note A-1, with an outstanding principal balance as of the Cut-off Date of approximately $44.9 million, is being contributed to the JPMDB 2017-C7 Trust (the “IRG Portfolio Mortgage Loan”). Note A-2, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $27.4 million, is expected to be contributed to one or more future securitization trusts. The IRG Portfolio Whole Loan has a 10-year term and amortizes on a 30-year basis. The previous debt being refinanced by the IRG Portfolio Whole Loan was not included in a securitization. The relationship between the holders of the IRG Portfolio Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$45,000,000	$44,890,511	JPMDB 2017-C7	Yes
A-2	$27,500,000	$27,433,090	DBNY	No
Total	$72,500,000	$72,323,602

Portfolio Summary

Property Name	Location	Net Rentable Area (NRA)	Year Built / Renovated	Allocated Whole Loan Amount	% of ALA	Appraised Value	% of Appraised Value
HBP Euclid	Euclid, OH	1,600,000	1940-1956 / NAP	$24,477,381	33.8%	$35,450,000	33.8%
LMA Massillon & Building E	Akron, OH	879,582	1941-1952 / 1983	18,090,476	25.0	26,200,000	25.0
LMA Building D	Akron, OH	773,483	1941-1952 / 1983	15,397,619	21.2	22,300,000	21.2
NRR Commerce	Warren, OH	256,000	1986 / NAP	8,009,524	11.0	11,600,000	11.0
Rockside Commerce	Maple Heights, OH	373,799	1969 / 2010	6,525,000	9.0	9,450,000	9.0
Total		3,882,864		$72,500,000	100.0%	$105,000,000	100.0%

The Properties. The IRG Portfolio consists of five industrial properties totaling approximately 3.9 million square feet. The properties are located across Ohio, with the largest concentrations located in Akron (1,653,065 square feet) and Euclid (1,600,000 square feet). The properties were built between 1940 and 1986, with some of the properties having undergone renovations between 1983 and 2010. The properties range in size from approximately 256,000 square feet to 1,600,000 square feet. The properties were acquired by Industrial Realty Group between 2004 and 2011 for an aggregate cost of approximately $31.8 million. According to the sponsor, since acquisition, approximately $32.6 million has been invested into the properties on building renovations and tenant improvements, increasing the loan sponsor’s cost basis to approximately $64.3 million. As of June 27, 2017, the IRG Portfolio was 83.6% leased to 27 tenants across a wide range of industries including logistics, manufacturing, distribution and engineering, among others.

HBP Euclid, LMA Massillon & Building E, LMA Building D and Rockside Commerce are all located in the Cleveland-Akron metropolitan statistical area. Cleveland is the largest metropolitan statistical area in Ohio with nearly 2.8 million residents. The region is home to seven Fortune 500 firms including Progressive, Goodyear Tire, First Energy, Parker-Hannifin, Sherwin Williams, TravelCenters of America, and J.M. Smucker. Several of the area’s largest employers are in the healthcare industry. The Cleveland Clinic is the area’s largest employer and ranks high as one of the top hospitals according to a third-party survey. University Hospitals is the second largest employer in the area. Cleveland is also home to several notable landmarks: The Rock and Roll Hall of Fame, NASA’s Glenn Research Center, and The Great Lakes Science Center. The region is served by two international airports, Cleveland Hopkins International Airport and Akron-Canton Airport. The Cleveland Industrial Market consists of a total inventory of approximately 490.9 million square feet in 12,820 buildings as of the first quarter 2017. The flex sector makes up 5.2% of the industrial market and consists of approximately 25.6 million square feet within 854 projects. The warehouse sector consists of 465,280,804 square feet within 11,966 buildings.

A-3-101

Annex A-3	JPMDB 2017-C7

IRG Portfolio

The NRR Commerce building is located in the Youngstown-Warren-Boardman metropolitan statistical area, anchored by three cities: Youngstown, Warren, and Boardman. The area is considered to be within Ohio’s rustbelt region and sits within the Utica and Marcellus shale regions, two of the nation’s most important natural gas producing sites. Top employers include General Motors Corp., Mercy Health, ValleyCare Health System, and Youngstown Air Reserve Station. The MSA’s industrial market consists of a total inventory of approximately 58.6 million square feet located within 1,571 buildings.

HBP Euclid. The largest property by allocated loan amount, HBP Euclid, is a 1,600,000 square foot industrial flex facility situated on approximately 137.2 acres in the northeastern portion of Cuyahoga County in the City of Euclid, approximately 10 miles from the Cleveland central business district. The property was constructed in 1940 with improvements added until 1956 and currently consists of 11 freestanding buildings that are steel frame with masonry exterior walls, some metal panel, and built-up, insulated roof systems with an average ceiling height clearance of 20 feet. The property features 42 dock-high loading doors and 11 drive-in loading doors. The property contains 1,500 parking spaces, resulting in a parking ratio of approximately 0.94 spaces per 1,000 square feet of net rentable area.

The HBP Euclid property is currently 78.2% leased to 10 tenants. The largest tenant at the property, Eaton Corporation (rated A-/BBB+ by S&P/Fitch), occupies 458,638 square feet (28.7% of total square feet at the property) with a lease expiration in 2031. Eaton Corporation primarily builds fuel pumps for jet aircraft engines, including for Boeing, GE and Rolls Royce. Approximately 120,000 square feet of the Eaton Corporation space is office space. Eaton Corporation accounts for approximately 11.8% and 16.4% of the net rentable area and underwritten rents in place, respectively, of the IRG Portfolio. The second largest tenant at the property, Tremco Incorporated, occupies 298,175 square feet (18.6% of total square feet at the property) with a lease expiration in 2027. Tremco Incorporated accounts for approximately 7.7% and 4.3% of the net rentable area and underwritten rents in place, respectively, of the IRG Portfolio. The third largest tenant at the property, Turbine Engine Components, occupies 219,474 square feet (13.7% of total square feet at the property) with a lease expiration in 2020. Turbine Engine Components accounts for approximately 5.7% and 11.0% of the net rentable area and underwritten rents in place, respectively, of the IRG Portfolio. Turbine Engine Components has been at the property for 30 years and builds the drive shafts and turbines that go into jet turbine engines for commercial airliners and fighter jets. Turbine Engine Components recently spent approximately $3.0 million on their space and renewed their lease through 2020.

The HBP Euclid property is located approximately 10 miles from Cleveland and is in close proximity to CSX Rail network. There is a Norfolk Southern rail line which runs adjacent to the property along the northern portion of the site. This NS rail line connects with the CSX system northeast of the property. This network provides direct access to the eastern third of the U.S. reaching north to Montreal, south to Miami, East to Nantucket, and west to Omaha. Euclid Avenue represents the primary traffic arterial through the southern portion of the city. Euclid’s small business district is located north of Interstate 90 near Lake Erie and has experienced some recent redevelopment. The area surrounding the property is composed of a mixture of uses, although it is dominated by a large industrial presence. According to the appraisal, as of the first quarter of 2017, the Euclid Industrial submarket contains 5.1% of the overall industrial inventory with approximately 25.0 million square feet of industrial buildings and is the 5th largest of the 33 submarket regions. The submarket has a current vacancy rate of 8.8% and an average asking rate of $2.76 per square foot.

LMA Massillon & Building E. The second largest property by allocated loan amount, LMA Massillon & Building E, is an 879,582 square foot industrial facility consisting of two facilities on approximately 70.0 acres. LMA Massillon & Building E, are part of a multi-building industrial business park complex located south of Akron Fulton International Airport and north of US Route 224. The buildings were constructed between 1941 and 1952. The LMA Massillon Building is steel frame with 25-36 foot clear height in the warehouse, 15 dock-high doors as well as an airplane hangar acting as the drive-in door. Building E is steel frame with masonry exterior walls and a rubber membrane roof system with 25-36 foot clear height in the warehouse, 20 dock-high doors as well as the airplane hangar acting as the drive-in door. The property contains 1,500 parking spaces, resulting in a parking ratio of approximately 1.71 spaces per 1,000 square feet of net rentable area.

The LMA Massillon & Building E property is currently 100.0% leased to three tenants. The Massillon building is 100% occupied by Meggitt Aircraft Braking and The Step2 Company. Meggitt Aircraft Braking is the largest tenant at the property occupying 462,726 square feet (52.6% of net rentable square feet at the property) and accounts for approximately 11.9% and 15.5% of the net rentable area and underwritten rents in place, respectively, of the IRG Portfolio. The Meggitt Aircraft Banking tenant manufactures aircraft braking systems, and has testing and engineering facilities within their space. The Step2 Company occupies 224,856 square feet (25.6% of net rentable square feet at the property) and accounts for approximately 5.8% and 5.9% of the net rentable area and underwritten rents in place, respectively, of the IRG Portfolio. The Step2 Company sells children’s toys and uses the space primarily as a distribution warehouse. Building E is 100% occupied by Greenstar Mid-America (a waste management company), which uses the property to sort recycling. Greenstar Mid-America occupies 192,000 square feet and accounts for approximately 4.9% and 5.4% of the net rentable area and underwritten rents in place, respectively, of the IRG Portfolio.

A-3-102

Annex A-3	JPMDB 2017-C7

IRG Portfolio

LMA Building D. The third largest property by allocated loan amount, LMA Building D, is a 773,483 square foot industrial facility located in the same industrial business park complex as the LMA Massillon & Building E property. The property is situated on 53.35 acres and was originally built in 1941 with additions completed in 1952 and 1983. The property is steel frame with masonry exterior walls, 44 dock doors and 4 drive-in doors. Several tenant spaces include back office space totaling 90,852 square feet. The property contains 1,500 parking spaces, resulting in a parking ratio of approximately 1.94 spaces per 1,000 square feet of net rentable area.

The LMA Building D property is currently 65.6% leased to seven tenants. The largest tenant at the property, Trelleborg Wheel Systems, occupies 219,382 square feet (28.4% of total square feet at the property) with a lease expiration in 2023. Trelleborg Wheel Systems is a distribution facility for a large variety of wheels for agricultural and forestry machines, forklift trucks and other vehicles. Trelleborg Wheel Systems accounts for approximately 5.7% and 5.4% of the net rentable area and underwritten rents in place, respectively, of the IRG Portfolio.

The LMA Massillon & Building E and the LMA Building D properties are located in the southeast side of the City of Akron, Ohio. The Akron industrial submarket contains 13.8% of the overall industrial inventory with approximately 67.9 million square feet of industrial buildings and is the largest of the 33 submarket regions. Within the submarket, industrial space is divided into approximately 65.1 million square feet in 1,881 projects of warehouse space and approximately 2.8 million square feet in 118 projects of flex space. Within the overall Cleveland market, warehouse and distribution spaces typically make up approximately 95.0% of the market. As of the first quarter 2017, the submarket has a vacancy rate of 4.3% with an average asking rate of $3.99 per square foot. After peaking at 9.4% in 2010, vacancy levels have seen an overall slow decrease to their current decade-low level of 4.3% as of the first quarter 2017.

Tenant Summary(1)
Tenant	Property	Ratings(2) Moody’s/S&P/ Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent Per Square Foot	% of Total Base Rent	Lease Expiration Date
Meggitt Aircraft Braking(3)	LMA Massillon & Building E	NA / NA / NA	462,726	11.9%	$3.36	15.5%	12/31/2030
Eaton Corporation(4)	HBP Euclid	NA / A- / BBB+	458,638	11.8%	$3.57	16.4%	2/28/2031
Tremco Incorporated	HBP Euclid	NA / NA / NA	298,175	7.7%	$1.43	4.3%	11/30/2027
Step2 Company	LMA Massillon & Building E	NA / NA / NA	224,856	5.8%	$2.64	5.9%	5/19/2023
Turbine Engine Components	HBP Euclid	NA / NA / NA	219,474	5.7%	$5.00	11.0%	11/30/2020
Trelleborg Wheel Systems	LMA Building D	NA / NA / NA	219,382	5.7%	$2.45	5.4%	10/31/2023
Greenstar Mid-America	LMA Massillon & Building E	NA / NA / NA	192,000	4.9%	$2.82	5.4%	5/14/2022
Kellogg Sales Company	NRR Commerce	NA / NA / NA	173,711	4.5%	$4.06	7.0%	5/31/2019
Keystone Automotive	Rockside Commerce	NA / NA / NA	151,796	3.9%	$2.20	3.3%	5/31/2020
Imperial Electric	LMA Building D	NA / NA / NA	126,925	3.3%	$2.90	3.7%	12/31/2020
(1)	Based on the underwritten rent roll dated June 27, 2017.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	Meggitt Aircraft Braking has 6,000 square feet expiring December 31, 2021.

(4)	Eaton Corporation has the right to terminate its lease effective on either March 1, 2022 or March 1 2024, provided that it gives at least one year prior written notice and pays a termination fee equal to (a) $13,500,000 if the effective termination date is March 1, 2022 and $12,000,000 if the effective termination date is March 1, 2024.

A-3-103

Annex A-3	JPMDB 2017-C7

IRG Portfolio

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring(3)	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(4)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(2)	Cumulative % of Base Rent Expiring(2)
Vacant	NAP	637,010	16.4%	NAP	NAP	637,010	16.4%	NAP	NAP
2017	5	190,484	4.9	$543,443	5.4%	827,494	21.3%	$543,443	5.4%
2018	3	113,519	2.9	378,300	3.8	941,013	24.2%	$921,743	9.2%
2019	3	239,682	6.2	875,900	8.7	1,180,695	30.4%	$1,797,643	18.0%
2020	6	608,461	15.7	2,188,933	21.9	1,789,156	46.1%	$3,986,576	39.8%
2021	1	6,000	0.2	20,208	0.2	1,795,156	46.2%	$4,006,784	40.0%
2022	2	262,097	6.8	778,894	7.8	2,057,253	53.0%	$4,785,678	47.8%
2023	3	456,493	11.8	1,161,675	11.6	2,513,746	64.7%	$5,947,353	59.4%
2024	1	82,289	2.1	319,281	3.2	2,596,035	66.9%	$6,266,634	62.6%
2025	0	0	0.0	0	0.0	2,596,035	66.9%	$6,266,634	62.6%
2026	0	0	0.0	0	0.0	2,596,035	66.9%	$6,266,634	62.6%
2027	1	298,175	7.7	426,396	4.3	2,894,210	74.5%	$6,693,030	66.9%
2028	4	988,654	25.5	3,318,831	33.1	3,882,864	100.0%	$10,011,861	100.0%
Total	29	3,882,864	100.0%	$10,011,861	100.0%

(1)	Based on the underwritten rent roll.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	The IRG Portfolio has 27 tenants with a total of 29 leases.

(4)	Underwritten Rents in Place include $229,791 in contractual rent steps through May 2018.

Operating History and Underwritten Net Cash Flow
	2014	2015	2016(1)	YTD(1)(2)	Underwritten	Per Square Foot	%(3)
Rents in Place(4)	$11,959,901	$11,866,978	$10,645,326	$9,663,276	$10,011,861	$2.58	41.1%
Vacant Income	0	0	0	0	1,742,125	0.45	7.2
Gross Potential Rent	$11,959,901	$11,866,978	$10,645,326	$9,663,276	$11,753,985	$3.03	48.2%
CAM Reimbursements	9,750,034	11,094,582	11,600,427	12,059,361	12,210,874	3.14	50.1
Other Income	1,394,366	499,535	749,986	728,076	396,364	0.10	1.6
Net Rental Income	$23,104,301	$23,461,095	$22,995,739	$22,450,713	$24,361,223	$6.27	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(2,156,198)	(0.56)	(9.0)
Effective Gross Income	$23,104,301	$23,461,095	$22,995,739	$22,450,713	$22,205,025	$5.72	91.1%
Total Expenses	$14,401,997	$14,927,748	$13,944,372	$15,696,522	$14,219,233	$3.66	64.0%
Net Operating Income	$8,702,304	$8,533,347	$9,051,367	$6,754,191	$7,985,792	$2.06	36.0%
Total TI/LC, Capex/RR	0	0	0	0	1,415,824	0.36	6.4
Net Cash Flow	$8,702,304	$8,533,347	$9,051,367	$6,754,191	$6,569,969	$1.69	29.6%
Occupancy(5)	87.9%	88.9%	88.5%	83.6%	91.0%

(1)	The decrease in YTD NOI from 2016 NOI is due to Lockheed Martin vacating a portion of its space at LMA Building D in September 2016, which consisted of 171,167 square feet with annual rent of $809,340. In addition, the YTD annualized number reflects utilities of approximately $10.9 million as compared to the average utility expense of approximately $9.5 million from 2014 to 2016. The increase in utility expense is due to the annualized numbers being higher than typical annual numbers because they are based on the facilities operating in Ohio during the winter months.

(2)	YTD represents the T-4 April 30, 2017 annualized cash flow.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Underwritten Rents in Place include $229,791 in contractual rent steps through May 2018.

(5)	Historical occupancies are as of December 31 of each year. TTM occupancy is as of June 27, 2017. Underwritten occupancy represents economic occupancy.

Partial Releases. Not permitted.

Environmental Insurance. At origination, the borrowers were required to obtain an environmental insurance policy for the HBP Euclid, LMA Massillon & Building E and LMA Building D properties. The policy was provided by Great American E&S Insurance Company, with individual claim limits of $5.0 million, an aggregate claim limit of $15.0 million and a $50,000 deductible. The policy names the lender as an additional insured and has an expiration date of July 21, 2030.

A-3-104

Annex A-3	JPMDB 2017-C7

[THIS PAGE INTENTIONALLY LEFT BLANK]

A-3-105

Annex A-3	JPMDB 2017-C7

Villas at San Gabriel

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$43,000,000	Title:	Fee
Cut-off Date Principal Balance:	$43,000,000	Property Type - Subtype:	Multifamily – Student
% of Pool by IPB:	3.9%	Net Rentable Area (Beds):	396
Loan Purpose:	Refinance	Location:	Austin, TX
Borrower:	2410 San Gabriel, L.P.	Year Built / Renovated:	2017 / N/A
Sponsor:	Brad J. Zucker	Occupancy:	100.0%
Interest Rate:	4.88600%	Occupancy Date:	8/1/2017
Note Date:	9/19/2017	Number of Tenants:	N/A
Maturity Date:	10/1/2027	2014 NOI(1):	N/A
Interest-only Period:	60 months	2015 NOI(1):	N/A
Original Term:	120 months	2016 NOI(1):	N/A
Original Amortization:	360 months	TTM NOI(1):	N/A
Amortization Type:	IO-Balloon	UW Economic Occupancy:	95.0%
Call Protection:	L(25),Grtr1%orYM(92),O(3)	UW Revenues:	$5,664,164
Lockbox / Cash Management:	Springing / Springing	UW Expenses:	$2,038,073
Additional Debt:	N/A	UW NOI:	$3,626,091
Additional Debt Balance:	N/A	UW NCF:	$3,586,491
Additional Debt Type:	N/A	Appraised Value / Per Bed(2):	$64,700,000 / $163,384
		Appraisal Date:	8/28/2017

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Bed:	$108,586
Taxes:	$267,689	$81,046	N/A	Maturity Date Loan / Bed:	$99,969
Insurance:	$9,557	$4,779	N/A	Cut-off Date LTV(2):	66.5%
Replacement Reserves:	$4,950	$4,950	$158,400	Maturity Date LTV(2):	61.2%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.31x
Other(3):	$0	Springing	N/A	UW NOI Debt Yield:	8.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$43,000,000	100.0%	Payoff Existing Debt	$30,206,535	70.2%
			Closing Costs	556,298	1.3
			Upfront Reserves	282,196	0.7
			Return of Equity(4)	11,954,971	27.8
Total Sources	$43,000,000	100.0%	Total Uses	$43,000,000	100.0%

(1)	Historical financials are unavailable as construction of the property was completed in August 2017.

(2)	Appraised Value / Per Bed represents the “prospective as stabilized/completed” value, which assumes construction of the property is complete. Construction of the property was completed in August 2017. The “as-is” value as of July 28, 2017 was $62.4 million and results in a corresponding Cut-off Date LTV and Maturity Date LTV of 68.9% and 63.4%, respectively.

(3)	Other monthly reserve represents a prepaid rent reserve. On a monthly basis, the borrower is required to deliver a schedule showing rents paid by tenants more than one month in advance. On each date on which the borrower delivers an updated prepaid rent schedule, if the schedule indicates that the aggregate amount of prepaid rents is in excess of 5.0% of the annual rents due under leases at the property, the borrower is required to reserve an amount equal to such excess with the lender.

(4)	Includes a $4.0 million holdback with Chicago Title of Texas, LLC which is required be released upon final payment by the borrower to the general contractor.

A-3-106

Annex A-3	JPMDB 2017-C7

Villas at San Gabriel

The Loan. The Villas at San Gabriel loan has an outstanding principal balance as of the Cut-off Date of $43.0 million and is secured by a first mortgage lien on the borrower’s fee interest in a 396-bed, student housing complex located in Austin, Texas. The loan has a 10-year term and, subsequent to a five-year interest-only period, will amortize on a 30-year schedule. The borrowing entity for the Villas at San Gabriel loan is 2410 San Gabriel, L.P., a Texas limited partnership and special purpose entity. The loan sponsor and nonrecourse carve-out guarantor is Brad J. Zucker, one of the principals (together with the founder, Carl Zucker) of Zucker Properties (“Zucker”). Founded in 1967, Zucker has owned, operated or developed over $60.0 million of real estate across student housing, multifamily, retail and commercial assets in the Houston and Austin markets. Since 1998, Zucker has developed several campus apartment complexes in the Austin market and currently owns a total of three student housing properties in the area.

The loan sponsor originally acquired the land on which the property is situated in the late 1990s and built the original Villas at San Gabriel. In 2016, Zucker tore down the original Villas at San Gabriel and began construction on the new property. According to the loan sponsor, Zucker has invested approximately $45.9 million to construct the property which include the purchase of the land, demolition, architecture fees and overall construction costs.

The Property. The Villas at San Gabriel property is a 396-bed student housing complex located in the West Campus area of Austin, Texas 0.4 miles from University of Texas at Austin (“UT Austin”). Of the 92 units at the property, there are 10 one-bedroom, 12 three-bedroom, 24 four-bedroom, 22 five-bedroom and 24 six-bedroom units. Property amenities include a resort-style swimming pool and hot tub, 3-D golf simulator, fitness center, indoor basketball court, poker room and sports lounge and covered bike storage. In room amenities at the property include 65 inch flat screen televisions equipped with Apple TV, custom cabinetry and stone countertops, stainless steel appliances, frameless glass door showers, walk-in closets, multi-zone air-conditioning, ceiling fans and full-size washers and dryers. All units at the property are equipped with smart home technology, which allows residents to control lighting, television and music from an app on a mobile device. The property also features an onsite leasing and management office, access controlled garage with reserved underground parking, community wireless internet and outdoor lounge areas on each floor. The loan sponsor requires all units be leased on a 12-month term and requires each student to co-sign with a guardian/guarantor. As of August 1, 2017, the property was 100.0% leased for the 2017-2018 academic year, and as of September 20, 2017 the property was 84.0% preleased for the 2018-2019 academic year with an increase of approximately 5.0% in average rents compared to the 2017-2018 academic year.

The Market. With approximately 51,000 undergraduate and graduate students, University of Texas at Austin has the fifth-largest single-campus enrollment in the United States and ranks among the top 20 public universities according to a third-party survey. UT Austin currently offers students an option to live on campus at one of its 15 residence halls, which have capacity to house approximately 6,956 students and as a result, less than 14% of the UT Austin student body lives on campus. According to projections from the Texas Higher Education Coordination Board, UT Austin enrollment is projected to grow approximately 1.0% per year for the next decade. According to the appraisal, the limited number of student housing properties that have been built in West Campus have experienced favorable market acceptance and have been leased to stabilized occupancy levels. The property also has excellent access to Interstate-35, MoPac Expressway, Texas State Highway Spur-69 and Highway 290. Aside from UT Austin, other demand drivers around the area include Downtown Austin, trade shows and tourist attractions, the Lyndon Baines Johnson Library Museum and Zilker Park. The Austin-Bergstrom International Airport provided service to approximately 11.9 million passengers in 2015.

The appraisal identified five comparable student-oriented housing properties proximate to the Villas at San Gabriel property, one of which is owned by affiliates of the borrower. The Villas at San Gabriel property comparables range from 182 to 666 beds with an average of 362 beds, and indicate an effective rental range of $1,046 to $1,235 per bed, with an average of $1,133 per bed which is in-line with the Villas at San Gabriel property. The comparable properties reported occupancies ranging from 99.0% to 100.0% with a weighted average occupancy of approximately 100.0%. The appraisal identified one new property, representing 167 beds, in the UT Austin submarket, expected to be delivered in fall 2017.

The table below sets forth the unit mix at the Villas at San Gabriel property.

Multifamily Unit Mix(1)
Unit Type	# of Units	# of Beds	% of Total	Occupied Beds	Occupancy(2)	Average Unit Size (SF)(2)	Average Market Rent Per Bed(2)	Average Monthly In- Place Rents(2)
1 BR / 1 BA	10	10	10.9%	10	100.0%	686	$981	$981
3 BR / 3 BA	12	36	13.0	36	100.0%	1,503	$1,125	$1,125
4 BR / 4 BA	24	96	26.1	96	100.0%	1,709	$1,038	$1,038
5 BR / 5 BA	22	110	23.9	110	100.0%	2,125	$1,082	$1,082
6 BR / 6 BA	24	144	26.1	144	100.0%	2,615	$1,156	$1,156
Total / Wtd. Avg.	92	396	100.0%	396	100.0%	1,898	$1,100	$1,100
(1)	Based on the rent roll dated August 1, 2017 provided by the borrower.

(2)	Occupancy, Average Unit Size (SF), Average Market Rent Per Bed and Average Monthly In-Place Rents represent a weighted average of the various unit type layouts of comparable properties identified by the appraiser.

A-3-107

Annex A-3	JPMDB 2017-C7

Villas at San Gabriel

Underwritten Net Cash Flow(1)

	Underwritten	Per Bed(2)	%(3)
Rents in Place	$5,224,896	$13,194.18	88.4%
Vacant Income	0	0	0.0
Gross Potential Rent	$5,224,896	$13,194	88.4%
Total Reimbursements	684,750	1,729	11.6
Net Rental Income	$5,909,646	$14,923.35
(Vacancy/Credit Loss)	(295,482)	(746)	(5.0)
Other Income(4)	50,000	126	0.8
Effective Gross Income	$5,664,164	$14,303	95.8%
Total Expenses	$2,038,073	$5,147	36.0%
Net Operating Income	$3,626,091	$9,157	64.0%
Replacement Reserves	39,600	100	0.7
Net Cash Flow	$3,586,491	$9,057	63.3%
Occupancy(5)	95.0%
(1)	Historical financials are not available as construction of the property was completed in August 2017.

(2)	Based on 396 total beds at the property.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Other income consists of parking income.

(5)	Underwritten occupancy represents economic occupancy.

Property Management. The Villas at San Gabriel property is managed by Brad J. Zucker, who is also the loan sponsor. The current management agreement became effective on September 19, 2017.

Permitted Mezzanine Debt. In connection with a transfer of the property to a third party and assumption of the loan in accordance with the loan documents, the owners of the transferee are permitted to obtain a mezzanine loan secured by the equity interests in the transferee upon satisfaction of the following conditions, among others: (i) no event of default has occurred and is continuing; (ii) the loan-to-value ratio (including the mezzanine loan) does not exceed 66.5%; (iii) the projected debt service coverage ratio (as calculated in the loan documents and including the mezzanine loan) for the 12-month period following the origination date of the mezzanine loan is not less than 1.39x; and (iv) the mezzanine lender enters into an intercreditor agreement in form and substance acceptable to the lender in its sole discretion.

A-3-108

Annex A-3	JPMDB 2017-C7

[THIS PAGE INTENTIONALLY LEFT BLANK]

A-3-109

Annex A-3	JPMDB 2017-C7

150 Blackstone River Road

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$35,000,000	Title:	Fee
Cut-off Date Principal Balance:	$35,000,000	Property Type - Subtype:	Industrial – Warehouse/Distribution
% of Pool by IPB:	3.2%	Net Rentable Area (SF):	619,669
Loan Purpose:	Refinance	Location:	Worcester, MA
Borrower:	150 Blackstone River Road, LLC	Year Built / Renovated:	2017 / N/A
Sponsor(1):	GFI Partners, Inc.	Occupancy:	100.0%
Interest Rate:	4.90000%	Occupancy Date:	7/1/2017
Note Date:	8/10/2017	Number of Tenants:	3
Maturity Date:	9/6/2027	2014 NOI(2):	N/A
Interest-only Period:	120 months	2015 NOI(2):	N/A
Original Term	120 months	2016 NOI(2):	N/A
Original Amortization:	None	TTM NOI(2):	N/A
Amortization Type:	Interest Only	UW Economic Occupancy:	98.0%
Call Protection:	L(25),Def(89),O(6)	UW Revenues:	$4,362,924
Lockbox / Cash Management:	Hard / In Place	UW Expenses:	$1,052,370
Additional Debt:	Yes	UW NOI:	$3,310,554
Additional Debt Balance:	$7,000,000	UW NCF:	$3,217,604
Additional Debt Type:	Mezzanine Loan	Appraised Value / Per SF:	$60,000,000 / $97
		Appraisal Date:	5/9/2017

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$56
Taxes:	$108,000	$54,000	N/A	Maturity Date Loan / SF:	$56
Insurance:	$39,700	$9,910	N/A	Cut-off Date LTV:	58.3%
Replacement Reserves:	$32,500	$5,165	N/A	Maturity Date LTV:	58.3%
TI/LC(3):	$0	Springing	N/A	UW NCF DSCR:	1.85x
Other(4)(5):	$898,831	Springing	N/A	UW NOI Debt Yield:	9.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$35,000,000	83.3%	Payoff Existing Debt	$30,478,946	72.6%
Mezzanine Loan	7,000,000	16.7	Closing Costs	4,993,751	11.9
			Upfront Reserves	1,079,031	2.6
			Return of Equity	5,448,272	13.0
Total Sources	$42,000,000	100.0%	Total Uses	$42,000,000	100.0%

(1)	The nonrecourse carve-out guarantors are Tracy Harpin, Charles S. Giroux and Tracy P. Goodman, all affiliates of the borrower.

(2)	Construction of the property was completed in July 2017. Therefore, historical financial information is not available.

(3)	During the continuation of an event of default under the loan documents, the borrower is required to deposit on each monthly debt service payment date the sum of $25,820.

(4)	Initial Other Escrows and Reserves represent the aggregate of (a) $577,991 of any free rent periods provided to Imperial Distribution and G3 Enterprises Inc., (b) $220,840 of improvement allowances to be paid by the borrower and (c) $100,000 for legal fees in connection with the mezzanine loan.

(5)	On each monthly debt service payment date commencing on October 6, 2022 and terminating upon either (a) renewal of the lease between the borrower, as landlord, and G3 Enterprises Inc., as tenant (the “G3 Lease”) or (b) a replacement tenant being in occupancy and open for business in the entire space leased at loan origination pursuant to the G3 Lease, the borrower is required to deposit $38,729.31 for tenant improvements and leasing commissions obligations that may be incurred by the borrower in connection with (x) an Acceptable G3 Tenant Space Lease Extension or (y) an Acceptable G3 Tenant Space Re-tenanting Event, in each case, with respect to the space demised (the “G3 Tenant Space”) pursuant to the G3 Lease. As used herein, (i) “Acceptable G3 Tenant Space Lease Extension” means either the extension or renewal of the G3 Lease with respect to all of the applicable G3 Tenant Space in accordance with the terms of the G3 Lease and the loan documents; and (ii) “Acceptable G3 Tenant Space Re-tenanting Event” means the leasing of all the G3 Tenant Space to a replacement tenant pursuant to a lease entered into in accordance with the terms of the loan documents.

The Loan. The 150 Blackstone River Road loan is secured by a first mortgage lien on the borrower’s fee interest in an approximately 619,669 square foot Class A industrial building located in Worcester, Massachusetts. The 150 Blackstone River Road loan has a 10-year term and is interest-only for the entire term.

A-3-110

Annex A-3	JPMDB 2017-C7

150 Blackstone River Road

The borrowing entity for the 150 Blackstone River Road loan is 150 Blackstone River Road, LLC, a Massachusetts limited liability company and special purpose entity. The loan sponsor is GFI Partners, Inc. (“GFI”) and the nonrecourse carve-out guarantors are Tracy Harpin, Charles S. Giroux and Tracy P. Goodman. Founded in 1997, GFI is a full service real estate advisory firm based in Boston, Massachusetts. GFI currently has approximately 15.0 million square feet of industrial, approximately 6,200 units of residential and approximately 2.0 million square feet of office, retail and healthcare real estate assets under management. GFI is a vertically-integrated real estate firm led by Steve Goodman who has over 30 years of experience in the commercial real estate industry and has directed investments in over 10.0 million square feet of commercial property throughout the United States.

The Property. 150 Blackstone River Road is a two-story, 619,669 square foot, Class A industrial warehouse/distribution property completed in July 2017 and situated on approximately 32.6 acres and located in Worcester, Massachusetts. The property benefits from direct rail access with a 580-foot rail loading dock featuring five rail loading doors in addition to 82 truck loading bays located throughout the facility. The property’s direct rail access allows transcontinental loads to be shipped on specialized railcars and to be transferred to trucks for end of the line distribution. The property also features approximately 70,000 square feet of office space, 17- to 42-foot ceiling heights, public utilities, wet and dry sprinkler systems, and a total of 82 truck loading bays on all sides of the building. The property contains 530 parking spaces resulting in a parking ratio of approximately 0.86 spaces per 1,000 square feet of net rentable area.

As of July 1, 2017 the property was 100.0% leased to three tenants. The largest tenant at the property, Imperial Distribution (“Imperial”), leases 325,323 square feet (52.5% of the net rentable area) through January 2033. Headquartered at the property and founded in 1939, Imperial specializes in the distribution and merchandising of non-food supermarket merchandise, which includes health, beauty and wellness products. Imperial distributes its products to more than 3,500 locations throughout 27 states and ships more than 1.3 million units each week. Imperial consolidated three of its former warehouses into its current space at the property. The second largest tenant, G3 Enterprises Inc. (“G3”), leases 228,009 square feet (36.8% of the net rentable area) through September 2024. G3 has one five-year renewal option remaining, which would extend its lease to 2029. Founded in 1985, G3 is a family-owned wine and spirits product distributor headquartered in Modesto, California specializing in warehousing, logistics, transportation and bottling of alcoholic beverages. In addition, G3 offers technical solutions and support services to third-parties, such as pre-bottling equipment check-ups, machine condition evaluation and packaging and bottling troubleshooting. The third largest tenant, Mid-States Packaging, Inc. (“Mid-States Packaging”), leases 66,337 square feet (10.7% of the net rentable area) through June 2027. Mid-States Packaging is an affiliate of the borrower and specializes in a variety of packing design solutions and offers specialty products such as wine shipping boxes as well as other services such as pallet design, adhesives and specialty coating. Additionally, Borrower has leased a portion of the roof at the property to Blackstone River Road Solar, LLC (“Blackstone Solar”), an affiliate of Borrower. Pursuant to said lease, Blackstone Solar is permitted to install solar panels onto the roof and pays an annual rent of $10,000 to Borrower.

The 150 Blackstone River Road property is located in the Route 495 / Mass Pike West submarket of the suburban Boston industrial market and approximately 40.0 miles west of Boston and 36.6 miles northeast of Providence, Rhode Island. Access to the property is provided by Interstate 90 (The Massachusetts Turnpike) and Interstate 290, which are located approximately 1.45 miles southeast and approximately 1.20 miles north from the property, respectively. The 150 Blackstone River Road property is accessible by rail and highway to a variety of ports and transportation facilities located in Boston and Providence. Port of Providence and Massachusetts Port Authority are located approximately 36.0 miles southeast from the property and approximately 39.0 miles northeast, respectively.

A large-scale, approximately $564.0 million mixed-use development in Worcester, Massachusetts, referred to as City Square, is currently underway, representing one of the largest single public and private development projects in Massachusetts history. City Square is being developed on a 12.0-acre site in the downtown neighborhood of Worcester, and is expected to include approximately 2.2 million square feet of commercial, medical, retail, entertainment and residential space upon completion. There can be no assurance that the project will ultimately be completed as currently envisioned. Additionally, the 150 Blackstone River Road property is located in a District Improvement Financing (“DIF”) district which enables the city to utilize tax revenues generated from the area to fund public infrastructure. As part of the DIF development, the Worcester Common Fashion Outlets Mall was demolished along with portions of an adjacent garage and an approximately 201,211 square foot office building was completed for occupancy by UNUM (Paul Revere Life Insurance). While the anticipated timeline for completion of the DIF project is eight to ten years for full build-out, there can be no assurance that the project will ultimately be completed as currently envisioned.

The Market. According to the appraisal, as of the fourth quarter of 2016 the greater Boston industrial market consisted of approximately 160.9 million square feet with an overall vacancy rate of approximately 7.6% and overall asking rents of approximately $7.21 per square foot. Furthermore, The Route 495 / Mass Pike West submarket contained approximately 15.0 million square feet with an overall vacancy rate of approximately 12.7% and overall asking rents of approximately $7.50 per square foot. The average age of the industrial properties identified was approximately 18.0 years as compared to the 150 Blackstone River Road property, which was completed in July 2017. The appraisal identified seven comparable industrial facilities ranging in size from 195,357 square feet to 450,000 square feet and constructed between 1971 and 2016, none of which featured rail access. Base rents for the comparable triple-net leases ranged from $4.95 per square foot to $7.20 per square foot, with a weighted average of approximately $5.53 per square foot which is in line with the 150 Blackstone River Road property. The appraisal did not identify any properties currently under construction that would compete directly with the 150 Blackstone River Road property.

A-3-111

Annex A-3	JPMDB 2017-C7

150 Blackstone River Road

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (NRA)	% of NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Imperial Distribution	NA / NA / NA	325,323	52.5%	$5.33	50.4%	1/31/2033
G3 Enterprises Inc.	NA / NA / NA	228,009	36.8%	$5.71	37.8%	9/30/2024
Mid-States Packaging, Inc.	NA / NA / NA	66,337	10.7%	$6.12	11.8%	6/14/2027
(1)	Based on the underwritten rent roll dated July 1, 2017.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2017 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2018	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	1	228,009	36.8	1,301,931	37.8	228,009	36.8%	$1,301,931	37.8%
2025	0	0	0.0	0	0.0	228,009	36.8%	$1,301,931	37.8%
2026	0	0	0.0	0	0.0	228,009	36.8%	$1,301,931	37.8%
2027	1	66,337	10.7	405,982	11.8	294,346	47.5%	$1,707,914	49.6%
2028 & Beyond	1	325,323	52.5	1,733,972	50.4	619,669	100.0%	$3,441,885	100.0%
Total	3	619,669	100.0%	$3,441,885	100.0%
(1)	Based on the underwritten rent roll dated July 1, 2017.

(2)	Certain tenants may have lease termination options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the lease rollover schedule.

A-3-112

Annex A-3	JPMDB 2017-C7

150 Blackstone River Road

Operating History and Underwritten Net Cash Flow(1)
	Underwritten(2)	Per Square Foot	%(3)
Rents in Place(4)	$3,441,885	$5.55	77.3%
Vacant Income	0	0.00	0.0
Gross Potential Rent	$3,441,885	$5.55	77.3%
CAM Reimbursements	420,308	0.68	9.4
Real Estate Tax	589,770	0.95	13.2
Net Rental Income	$4,451,963	$7.18	100.0%
(Vacancy/Credit Loss)	(89,039)	(0.14)	(2.0)
Effective Gross Income	$4,362,924	$7.04	100.0%
Total Expenses	$1,052,370	$1.70	24.1%
Net Operating Income	$3,310,554	$5.34	75.9%
Total TI/LC, Capex/RR	92,950	0.15	2.1
Net Cash Flow	$3,217,604	$5.19	73.7%
Occupancy(5)	98.0%
(1)	Construction was completed on the property in July 2017. Accordingly, no historical operating history is available.

(2)	The property benefits from a Tax Increment Financing (“TIF”) Agreement between the City of Worcester, Massachusetts, and the borrower, which is effective from July 1, 2017 through June 30, 2032. The TIF exemption is being underwritten and the City reserves the right to recapture the benefits provided through the TIF Agreement if the borrower fails to fulfill all material obligations. Additionally, all three tenants are currently reimbursing the borrower for taxes. Please refer to the “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus for additional details.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(4)	Underwritten Rents in Place includes base rent and rent increases occurring through October 2018.

(5)	Underwritten occupancy represents economic occupancy.

Property Management. The 150 Blackstone River Road property is managed by CRE Management LLC, a Massachusetts limited liability company and an affiliate of the borrowers.

Additional Debt. There is a $7.0 million mezzanine loan that is coterminous with the 150 Blackstone River Road Mortgage Loan. The mezzanine loan has an 8.50% coupon and is interest-only for the full term of the loan. Including the mezzanine loan, the cumulative Cut-off Date LTV, cumulative UW NCF DSCR and cumulative UW NOI Debt Yield are 70.0%, 1.37x and 7.9%, respectively. The mortgage and mezzanine lenders have entered into an intercreditor agreement. The mezzanine loan has been sold to a third party investor.

A-3-113

Annex A-3	JPMDB 2017-C7

Sheraton DFW

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$34,000,000	Title:	Fee
Cut-off Date Principal Balance:	$33,915,785	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	3.1%	Net Rentable Area (Rooms):	302
Loan Purpose:	Acquisition	Location:	Irving, TX
Borrower:	DFW H38 Owner LLC	Year Built / Renovated:	1982 / 2014
Sponsors:	Robert E. Buccini, Christopher F.	Occupancy / ADR / RevPAR:	78.4% / $129.29 / $101.38
	Buccini and David B. Pollin	Occupancy / ADR / RevPAR Date:	3/31/2017
Interest Rate:	4.57200%	Number of Tenants:	N/A
Note Date:	7/12/2017	2014 NOI(1):	N/A
Maturity Date:	8/6/2027	2015 NOI:	$3,540,210
Interest-only Period:	None	2016 NOI:	$4,607,788
Original Term:	120 months	TTM NOI (as of 3/2017):	$4,830,411
Original Amortization:	360 months	UW Occupancy / ADR / RevPAR:	78.4% / $129.29 / $101.38
Amortization Type:	Balloon	UW Revenues:	$18,195,622
Call Protection:	L(26),Def(89),O(5)	UW Expenses:	$12,896,870
Lockbox/Cash Management:	Hard / Springing	UW NOI:	$5,298,752
Additional Debt:	Yes	UW NCF:	$4,570,927
Additional Debt Balance:	$4,500,000	Appraised Value / Per Room:	$46,000,000 / $152,318
Additional Debt Type:	Mezzanine Loan	Appraisal Date:	6/7/2017

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$112,304
Taxes:	$263,550	$37,650	N/A	Maturity Date Loan / Room:	$91,241
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	73.7%
FF&E:	$0	4.0% of Gross Revenues	N/A	Maturity Date LTV:	59.9%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	2.19x
Other(2):	$1,997,444	$0	N/A	UW NOI Debt Yield:	15.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$34,000,000	67.8%	Purchase Price	$46,000,000	91.7%
Mezzanine Loan	4,500,000	9.0	Upfront Reserves	2,260,994	4.5
Sponsor Equity	11,658,466	23.2	Closing Costs	1,897,472	3.8
Total Sources	$50,158,466	100.0%	Total Uses	$50,158,466	100.0%

(1)	Sheraton DFW underwent a major renovation in 2014. As such, 2014 NOI is not available.

(2)	Other Reserves represent $1,914,000 for a PIP reserve and $83,444 for required repairs.

The Loan. The Sheraton DFW loan has an outstanding principal balance as of the Cut-off Date of approximately $33.9 million and is secured by a first mortgage lien on the borrower’s fee interest in the 302-room Sheraton DFW, a full service hotel located in Irving, Texas. The loan has a 10-year term and will amortize on a 30-year schedule. The most recent prior financing was not included in a securitization.

The borrowing entity for the Sheraton DFW loan is DFW H38 Owner LLC, a Delaware limited liability company and special purpose entity. The loan sponsors and nonrecourse carve-out guarantors are Robert E. Buccini, Christopher F. Buccini and David B. Pollin, on a joint and several basis. The loan sponsors are principals in The Buccini/Pollin Group Inc. and have acquired or developed real estate assets, including 35 hotels, 6.0 million sq. ft. of office and retail space, 10 residential communities and entertainment venues including PPL Park, home of the Philadelphia Union Major League Soccer team. The loan sponsors own 27 hotels totaling approximately 5,600 rooms across 11 states, including the nearby Doubletree DFW Airport North, which they acquired in December 2014. The loan sponsors operate brands including Sheraton, Westin, Hampton Inn & Suites, Hilton, Homewood Suites, Embassy Suites, Aloft, Hilton Garden Inn, Fairfield Inn, and Crowne Plaza.

PM Hotel Group, the property manager, is an affiliate of the sponsor and a hotel management company, operating full service and select service hotels for all major brands. The company manages nearly 40 hotels and development projects, comprised of more than 9,000 rooms, throughout the United States.

A-3-114

Annex A-3	JPMDB 2017-C7

Sheraton DFW

The Property. Sheraton DFW is a 12-story, 302-room, full service hotel located in Irving, Texas. The property was originally developed in 1982 and, according to the loan sponsor, underwent an approximately $6.8 million ($22,516 per room) renovation commencing in 2014 (completed April 2015) to upgrade the hotel’s guest rooms, guest bathrooms, top floor club lounge, meeting space, fitness center and central atrium and to create a brand new lobby lounge and sports bar. The Sheraton DFW property features 302 guestrooms offered in single king, ADA-single king, double and king suite configurations. Typical guest room furnishings include approximately 300 square feet, signature Sheraton Sleep Experience beds, 37” flat screen HD TVs, high-speed wireless internet, brand new soft goods, desk and chair, nightstand, lamps, two lounge chairs, carpeting, wall coverings, artwork, and upgraded doors. Typical guest bathroom features include a stand-in shower or tub, and separate vanity area with granite counter, and neutral floor tile.

The Sheraton DFW property amenities include a front desk and entry sitting area, 19,676 square feet of meeting space (inclusive of an approximate 10,080 square foot ballroom), breakfast area, room service, three food and beverage outlets, a 1,500 square foot fitness room, outdoor heated swimming pool, business/guest lounges, guest laundry, a 24-hour complimentary shuttle to the airport and area attractions within a 5-mile radius of the property and wireless high-speed internet. The three food and beverage outlets are: Recolte, a three-meal restaurant located adjacent to the lobby, which features 130 seats and offers regional American cuisine; LOCAL Texas Tap & Kitchen, a casual gastropub outfitted with large TVs, billiards, foosball, shuffleboard tables and a 3,800 square foot dining and taproom space, which is frequently rented out; Whiskey Tango, an 82-seat lobby-level restaurant and bar lounge featuring Texas-styled cocktails and locally brewed beers in addition to Starbucks coffee drinks, small bites and pastries.

Following the acquisition, the sponsors are required to invest an additional approximately $2.0 million ($6,337 per room) in required PIP renovations. The PIP renovations include upgrades of the guestroom case goods as well as new paint, carpet, window treatments, lighting and other miscellaneous repairs throughout the hotel. At origination, the borrower deposited $1,914,000 into a PIP reserve account. The PIP renovations are required to be completed by November 30, 2019.

The Market. The Sheraton DFW property is located approximately 16.9 miles northwest of Downtown Dallas, approximately 27.0 miles northeast of Downtown Fort Worth and immediately adjacent to the north side of DFW International Airport. The Sheraton DFW property is located in the DFW submarket and within the heart of the DFW Airport commercial hub. The immediate surrounding area features approximately 31.6 million square feet of office space, more than 100,000 employees and 50,000 residents, hundreds of restaurants and 190 acres of parks. The Sheraton DFW property provides direct access to several local demand generators including the DFW International Airport, Las Colinas, Irving Convention Center, Cypress Waters, and Water Street. The Sheraton DFW property has visibility from both directions along Highway 114.

The primary competitive set for the Sheraton DFW property consists of six hotels, which range in size from 156 to 811 rooms, and contain an aggregate of 2,583 rooms. The appraiser does not anticipate any new supply that will compete with the Sheraton DFW property. According to a third party market report, the property has outperformed its competitive set in terms of Occupancy and RevPAR since 2016. Additionally, the Sheraton DFW property has improved its penetration rates after its renovation. The competitive set and historical performance relative to its competitive set are detailed below:

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			Sheraton DFW(2)			Penetration Factor(2)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2015	75.0%	$127.12	$95.33	72.7%	$122.56	$89.09	96.9%	96.4%	93.5%
2016	74.8%	$130.71	$97.74	78.7%	$127.23	$100.10	105.2%	97.3%	102.4%
TTM(3)	73.2%	$136.02	$99.62	78.4%	$131.35	$102.97	107.0%	96.6%	103.4%

(1)	The minor variances between the underwriting, appraisal and above table with respect to Occupancy, ADR and RevPAR at the Sheraton DFW property are attributable to variances in reporting methodologies and/or timing differences.

(2)	Data provided by a third party travel research report. The competitive set contains the following properties: Doubletree DFW Airport North, Marriott Dallas Fort Worth Airport North, Westin Dallas Fort Worth, Omni Dallas Hotel Park West, Hyatt Regency DFW Airport and NYLO Hotel Dallas Las Colinas.

(3)	TTM represents the trailing 12-month period ending on August 31, 2017.

A-3-115

Annex A-3	JPMDB 2017-C7

Sheraton DFW

Competitive Hotels Profile(1)
				2016 Estimated Market Mix			2016 Estimated Operating Statistics
Property	Rooms	Year Opened	Meeting Space (SF)	Commercial	Meeting and Group	Leisure	Occupancy	ADR	RevPAR
Sheraton DFW(2)	302	1982	19,676	60%	30%	10%	78.8%	$127.59	$100.52
Doubletree DFW Airport North	282	1974	13,100	60%	30%	10%	73.0%	$118.00	$86.14
Marriott Dallas Fort Worth Airport North	491	1982	18,200	55%	30%	15%	76.0%	$142.00	$107.92
Westin Dallas Forth Worth	506	1987	22,700	45%	45%	10%	74.0%	$131.00	$96.94
Omni Dallas Hotel Park West	337	1989	17,000	60%	30%	10%	75.0%	$126.00	$94.50
Hyatt Regency DFW Airport	811	1986	92,000	60%	35%	5%	74.0%	$135.00	$99.90
Four Points by Sheraton	156	2016	10,000	60%	25%	15%	50.0%	$115.00	$57.50
Total(3)	2,583
(1)	Based on the appraisal.

(2)	2016 Occupancy, ADR and RevPAR are based on operating statements provided by the borrower.

(3)	Excludes the Sheraton DFW property.

Operating History and Underwritten Net Cash Flow
	2015	2016	TTM(1)(2)	Underwritten(2)	Per Room(3)	% of Total Revenue(4)
Occupancy	72.8%	78.8%	78.4%	78.4%
ADR	$122.49	$127.59	$129.29	$129.29
RevPAR	$89.11	$100.52	$101.38	$101.38

Room Revenue	$9,823,000	$11,080,758	$11,174,622	$11,174,622	$37,002	61.4%
Food and Beverage Revenue	5,207,000	6,235,624	6,486,390	6,588,000	21,815	36.2
Other Departmental Revenue	463,000	409,572	399,671	433,000	1,434	2.4
Total Revenue	$15,493,000	$17,725,954	$18,060,683	$18,195,622	$60,250	100.0%

Room Expense	$2,999,000	$3,187,195	$3,149,717	$2,976,609	$9,856	26.6%
Food and Beverage Expense	3,362,000	3,843,345	3,896,270	3,824,000	12,662	58.0
Other Departmental Expenses	65,000	69,847	66,743	74,000	245	17.1
Departmental Expenses	$6,426,000	$7,100,387	$7,112,730	$6,874,609	$22,764	37.8%

Departmental Profit	$9,067,000	$10,625,567	$10,947,953	$11,321,013	$37,487	62.2%

Operating Expenses	$4,455,000	$4,775,000	$4,843,085	$4,743,755	$15,708	26.1%
Gross Operating Profit	$4,612,000	$5,850,567	$6,104,868	$6,577,257	$21,779	36.1%

Management Fees	$464,790	$531,779	$541,820	$545,869	$1,808	3.0%
Property Taxes	416,000	495,000	515,665	515,665	1,708	2.8
Property Insurance	130,000	138,000	138,467	138,467	459	0.8
Other Expenses	61,000	78,000	78,505	78,505	260	0.4
Total Other Expenses	$1,071,790	$1,242,779	$1,274,457	$1,278,506	$4,233	7.0%

Net Operating Income	$3,540,210	$4,607,788	$4,830,410	$5,298,752	$17,546	29.1%
FF&E	619,720	709,038	722,427	727,825	2,410	4.0
Net Cash Flow	$2,920,490	$3,898,750	$4,107,983	$4,570,927	$15,136	25.1%
(1)	TTM column represents the trailing 12-month period ending on March 31, 2017.

(2)	The increase in UW NOI from TTM NOI is attributed to the increase in Food and Beverage Revenue of $101,610 and the decrease in Room Expense of $173,108, which are both underwritten to the loan sponsor’s budget for 2017. The Food and Beverage Outlets at the property were recently renovated and the property has new management following the acquisition.

(3)	Per Room values based on 302 guest rooms.

(4)	% of Total Revenue for Room Expense, Food and Beverage Expense and Other Departmental Expenses is based on their corresponding revenue line items.

Property Management. The property is managed by PM Hotel Group, an affiliate of the borrower.

Franchise Agreement. The property has a franchise agreement with The Sheraton LLC, which is effective as of July 12, 2017 and expires on July 12, 2037.

Additional Debt. The $4.5 million mezzanine loan is secured by equity interests in the borrower and was originated by MSC-4440 WJC Holdco, LLC, a subsidiary of Morrison Street Capital Management. The mezzanine loan accrues interest at a per annum fixed rate of 11.00000% and is interest-only for the full term of the loan and coterminous with the Sheraton DFW loan. Including the Sheraton DFW mezzanine loan, the NCF DSCR, NOI Debt Yield and Cut-off Date LTV are 1.77x, 13.8% and 83.5%, respectively. An intercreditor agreement is in place with respect to the Sheraton DFW loan and the related mezzanine loan.

A-3-116

Annex A-3	JPMDB 2017-C7

[THIS PAGE INTENTIONALLY LEFT BLANK]

A-3-117

Annex A-3	JPMDB 2017-C7

245 Park Avenue

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	JPMCB	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Office – CBD
Original Principal Balance(2):	$32,000,000	Net Rentable Area (SF)(4):	1,779,515
Cut-off Date Principal Balance(2):	$32,000,000	Location:	New York, NY
% of Pool by IPB:	2.9%	Year Built / Renovated:	1965 / 2006
Loan Purpose:	Acquisition	Occupancy(4)(5):	91.2%
Borrower:	245 Park Avenue Property LLC	Occupancy Date:	2/28/2017
Sponsor:	HNA Group	Number of Tenants:	19
Interest Rate:	3.66940%	2014 NOI(6):	$98,558,305
Note Date:	5/5/2017	2015 NOI(6):	$102,667,706
Maturity Date:	6/1/2027	2016 NOI(6):	$106,715,962
Interest-only Period:	120 months	TTM NOI (as of 3/2017)(6):	$107,676,675
Original Term:	120 months	UW Economic Occupancy:	91.5%
Original Amortization:	None	UW Revenues:	$177,756,680
Amortization Type:	Interest Only	UW Expenses:	$62,448,738
Call Protection(3):	L(28),Def(88),O(4)	UW NOI(6):	$115,307,942
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$109,564,903
Additional Debt:	Yes	Appraised Value / Per SF(4):	$2,210,000,000 / $1,242
Additional Debt Balance:	$1,048,000,000 / $120,000,000 /	Appraisal Date:	4/1/2017
	$568,000,000
Additional Debt Type:	Pari Passu / Subordinate Debt /
	Mezzanine Loans

Escrows and Reserves				Financial Information(2)
	Initial	Monthly	Initial Cap		A-Notes	Whole Loan
Taxes:	$0	$3,878,518	N/A	Cut-off Date Loan / SF(4):	$607	$674
Insurance:	$227,000	$113,500	N/A	Maturity Date Loan / SF(4):	$607	$674
Replacement Reserves:	$47,738	$47,738	N/A	Cut-off Date LTV:	48.9%	54.3%
TI/LC:	$0	Springing	N/A	Maturity Date LTV:	48.9%	54.3%
Other(7):	$11,431,608	$0	N/A	UW NCF DSCR:	2.73x	2.45x
				UW NOI Debt Yield:	10.7%	9.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(2)	$1,200,000,000	52.4%	Purchase Price	$2,210,000,000	96.4%
Mezzanine Loan A	236,500,000	10.3	Closing Costs	70,356,233	3.1
Mezzanine Loan B	221,000,000	9.6	Upfront Reserves	11,706,346	0.5
Mezzanine Loan C	110,500,000	4.8
Sponsor Equity	524,062,579	22.9
Total Sources	$2,292,062,579	100.0%	Total Uses	$2,292,062,579	100.0%

(1)	The 245 Park Avenue Whole Loan was co-originated by JPMorgan Chase Bank, National Association, Natixis Real Estate Capital LLC, Barclays Bank PLC, Deutsche Bank AG, New York Branch and Société Générale.

(2)	The 245 Park Avenue Mortgage Loan is part of a whole loan comprised of (i) one senior note with an outstanding principal balance as of the Cut-off Date of $32.0 million, (ii) a companion loan, which is pari passu with the 245 Park Avenue Mortgage Loan (such companion loan being comprised of 22 pari passu notes) with an aggregate outstanding principal balance as of the Cut-off Date of $1.048 billion and (iii) a subordinate companion loan (such companion loan being comprised of five pari passu notes) with an aggregate outstanding principal balance as of the Cut-off Date of $120.0 million. The information presented under the column “A-Notes” in the chart titled “Financial Information” above reflects the $1.08 billion aggregate Cut-off Date balance of the 245 Park Avenue Mortgage Loan and the 245 Park Avenue Pari Passu Companion Loan, excluding the 245 Park Avenue Subordinate Companion Loan. The information presented under the column “Whole Loan” in the chart titled “Financial Information” above reflects the Cut-off Date balance of the $1.2 billion 245 Park Avenue Whole Loan, as defined in “The Loan” below, and excludes the related mezzanine loans.

A-3-118

Annex A-3	JPMDB 2017-C7

245 Park Avenue

(3)	The lockout period will be at least 28 payments beginning with and including the first payment date of July 1, 2017. Defeasance of the full $1.2 billion 245 Park Avenue Whole Loan is permitted at any time after the earlier to occur of (i) July 1, 2020 or (ii) two years after the closing date of the securitization that includes the last note to be securitized (the “REMIC Prohibition Period”). The lockout period shown above is based on the expected JPMDB 2017-C7 closing date in October 2017. The actual lockout period may be longer.

(4)	Based on remeasured net rentable area of 1,779,515 square feet in accordance with current local real estate board standards which is the basis for the square footage in future leasing. The property’s contractual square footage is 1,723,993 square feet as leased.

(5)	Current Occupancy includes HNA Capital USA LLC (an affiliate of the loan sponsor) and MIO Partners (together, approximately 2.7% of the remeasured net rentable area), which have executed leases but have not yet taken occupancy.

(6)	The increase in 2015 NOI from 2014 NOI was primarily due to contractual rent increases resulting in an increase in the weighted average base rent per square foot from approximately $68.87 to approximately $72.69 per square foot. The increase in 2016 NOI from 2015 NOI is primarily due to an increase in occupancy from 93.6% to 95.0% and an increase in in-place weighted average base rent per square foot from approximately $72.69 to approximately $74.66 per square foot. The increase in UW NOI from TTM NOI is primarily due to the inclusion of underwritten rent steps over underwritten rents in place, which rent steps equate to (i) for non-investment-grade tenants, base rent steps through April 2018, and (ii) for investment-grade tenants, the average base rent over the lesser of the loan term and lease term; with respect to the JPMorgan Chase Bank space subleased to Société Générale, the underwritten rent step is calculated using the average base rent over the loan term of the JPMorgan Chase Bank base rent of $61.50 per square foot to October 2022 and the base rent pursuant to Société Générale’s direct lease of $88.00 per square foot on a remeasured square footage that is 30,831 square feet higher than the current JPMorgan Chase Bank net rentable area through the remainder of the loan term.

(7)	Initial Other Escrows and Reserves represent the aggregate of (a) $10,298,441 for outstanding tenant improvements and leasing commissions and (b) $1,133,167 for free rent.

The Loan. The 245 Park Avenue loan is secured by a first mortgage lien on the borrower’s fee interest in a 44-story, remeasured 1,779,515 square foot office building that occupies the entire city block between 46th and 47th Streets and Park and Lexington Avenues in Midtown Manhattan, New York. The borrowing entity is 245 Park Avenue Property LLC, a Delaware limited liability company, and the nonrecourse carve-out guarantor is 181 West Madison Holding, LLC. The whole loan has an outstanding principal balance as of the Cut-off Date of $1.2 billion (the “245 Park Avenue Whole Loan”). The 245 Park Avenue Whole Loan is comprised of (i) a senior loan, comprised of 23 pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $1.08 billion (one of which, Note A-2-A-4, with an outstanding principal balance as of the Cut-off Date of $32.0 million, will be contributed to the JPMDB 2017-C7 Trust, the “245 Park Avenue Mortgage Loan”, and the remaining notes, collectively, the “245 Park Avenue Pari Passu Companion Loan”) and (ii) a subordinate companion loan, comprised of five pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $120.0 million (collectively, the “245 Park Avenue Subordinate Companion Loan”), each as described below. The 245 Park Avenue Mortgage Loan and the 245 Park Avenue Pari Passu Companion Loan are pari passu in right of payment with each other and are senior in right of payment to the 245 Park Avenue Subordinate Companion Loan as and to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced A/B Whole Loans—The 245 Park Avenue Whole Loan” in the Preliminary Prospectus. The relationship between the holders of the 245 Park Avenue Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced A/B Whole Loans—The 245 Park Avenue Whole Loan” in the Preliminary Prospectus. The 245 Park Avenue Whole Loan has a 10-year term and will be interest-only for the term of the loan.

The Property. The 245 Park Avenue property is a Class A office tower located along Park Avenue between 46th and 47th Streets that consists of 44 stories with remeasured 1,720,136 square feet of office space on 42 floors, remeasured 57,799 square feet of retail space and remeasured 1,580 square feet of lobby retail space in Midtown Manhattan, New York. The 245 Park Avenue property is one of 12 buildings that feature direct underground access to Grand Central Terminal, Metro North Transit and the 4, 5, 6, 7 and S subway lines. The property is located in the Park Avenue office submarket, adjacent to Grand Central Terminal, and within 0.6 miles of 5th Avenue, Rockefeller Center, Radio City Music Hall, St. Patrick’s Cathedral and the Museum of Modern Art. According to the appraisal, Park Avenue is widely considered to be one of the premier office corridors in the United States due to its central location, prestigious tenancy, proximity to Grand Central Station and other amenities. As of February 28, 2017, the property was 91.2% leased to 19 tenants based on the remeasured net rentable area of 1,779,515 square feet and the property has demonstrated average occupancy of 95.0% from 2007 to 2016.

A-3-119

Annex A-3	JPMDB 2017-C7

245 Park Avenue

The property’s largest tenant is Société Générale, a French multinational banking and financial services company, which utilizes the 245 Park Avenue property as its United States headquarters and leases 33.3% of the remeasured net rentable area through October 2032 across 12 floors. In 2010, Société Générale executed a sublease from JPMorgan Chase Bank for 562,347 contractual square feet through October 31, 2022. Additionally, in 2010, Société Générale executed a 10-year direct lease with the prior owner of 245 Park Avenue for 593,344 remeasured square feet which has a start date of November 1, 2022 at (i) approximately $88.00 per square foot for the first five years of the term and (ii) a base rent for the second five-year period of the term equal to the higher of the rent payable for the first five years and a fair market rental value (not to exceed $110 per square foot). Société Générale’s direct lease has a base year of 2013 and in addition, Société Générale subleases 36,425 contractual square feet to Brunswick Group and 36,425 contractual square feet to MIO Partners. As of April 28, 2017, Société Générale reported a market capitalization of approximately €40.8 billion, and it had revenues of €25.3 billion in 2016. Société Générale has offices in 67 countries, employing 145,700 people and serving approximately 31 million customers as of December 31, 2016. The second largest tenant, JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank”), leases 13.4% of the remeasured net rentable area through October 2022. JPMorgan Chase Bank is the largest banking institution in the United States with a market capitalization of $308.9 billion as of May 5, 2017. JPMorgan Chase Bank operates in more than 60 countries, has more than 240,000 employees and serves consumers, small businesses, corporate, institutional and government clients. As of 2016, JPMorgan Chase Bank reported revenues of $95.7 billion and assets of $2.5 trillion. The JPMorgan Chase Bank space does not include the space subleased to Société Générale, as Société Générale has executed a direct lease which begins November 1, 2022. Of the 225,438 contractual square feet of JPMorgan Chase Bank space, a total of 189,686 contractual square feet is subleased through October 30, 2022. This includes 90,556 contractual square feet to Houlihan Lokey Inc., 49,133 contractual square feet to The Nemec Agency, 34,058 contractual square feet to Pierpont Capital Holdings LLC and 15,939 contractual square feet to JLL. The JPMorgan Chase Bank space also includes 17,813 contractual square feet of retail space that it leases at the property. The third largest tenant, Major League Baseball (“MLB”), leases 12.6% of the remeasured net rentable area through October 2022. MLB is a professional baseball league in North America and is currently headquartered at the 245 Park Avenue property. MLB reported record revenues in 2015 of nearly $9.5 billion, up $500 million from the prior year. MLB had attendance of more than 73 million fans in 2016. MLB subleases 37,385 contractual square feet to the National Bank of Australia, 24,840 contractual square feet to Houlihan Lokey Inc. and 10,525 contractual square feet to Anthos USA Inc. through October 30, 2022. MLB’s lease expires in October 2022 and it has announced that it plans to vacate its space at the end of its lease term. In addition, MLB has signed a lease at another location and declared its intention to move into that space in 2019, which is approximately three years prior to its lease expiration date. If MLB does not renew its lease 12 months before its lease expiration date or if MLB vacates or abandons all or substantially all of its premises, a cash sweep event will be triggered under the loan documents.

As of February 28, 2017, 65.1% of the property’s annual in-place base rent was attributed to investment grade tenants. The 245 Park Avenue property serves as the United States headquarters for Société Générale (33.3% of remeasured net rentable area, rated A2/A by Moody’s and S&P) and features other investment grade and institutional tenants, including JPMorgan Chase Bank (13.4% of remeasured net rentable area, rated Aa3/A+/AA- by Moody’s, S&P and Fitch), MLB (12.6% of remeasured net rentable area), Angelo Gordon (6.4% of remeasured net rentable area) and Rabobank (6.3% of remeasured net rentable area, rated Aa2/A+/AA- by Moody’s, S&P and Fitch).

Midtown Manhattan is home to numerous national and multinational corporations, such as Bloomberg L.P., BlackRock, the Blackstone Group, Colgate-Palmolive, JPMorgan Chase Bank and NBC. The surrounding area offers a number of luxury hotels including the Waldorf Astoria, The Four Seasons and the New York Palace as well as Michelin starred restaurants such as Aquavit, The Modern and Le Bernardin.

According to the appraisal, as of the fourth quarter of 2016, the Park Avenue office submarket had approximately 21.8 million square feet of office inventory, direct weighted average Class A asking rents of $102.15 per square foot and a vacancy rate of 10.5%. The appraisal identified seven comparable Class A office buildings, including 200 Park Avenue, 277 Park Avenue, 299 Park Avenue, 300 Park Avenue, 320 Park Avenue, 345 Park Avenue and 350 Park Avenue with current asking rents ranging from $85.00 per square foot to $125.00 per square foot, which is in-line with the property. The comparable buildings had a weighted average occupancy of 97.0%. The property’s weighted average in place office rent of $80.72 per square foot is approximately $14.58 per square foot lower than the appraisal’s concluded weighted average in place market rent of $95.30 per square foot.

Historical and Current Occupancy(1)
2012	2013	2014	2015	2016	Current(2)
95.8%	93.6%	93.6%	93.6%	95.0%	91.2%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy, as of February 28, 2017, is based on remeasured net rentable area of 1,779,515 square feet and includes HNA Capital USA LLC (an affiliate of the loan sponsor) and MIO Partners (together, approximately 2.7% of the remeasured net rentable area), which have executed leases but have not yet taken occupancy.

A-3-120

Annex A-3	JPMDB 2017-C7

245 Park Avenue

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)(3)	% of Total NRA(3)	Base Rent PSF(4)	% of Total Base Rent	Lease Expiration Date
Société Générale(5)(6)	A2 / A / NA	593,344	33.3%	$61.50	27.4%	10/31/2032
JPMorgan Chase Bank(5)(7)	Aa3 / A+ / AA-	237,781	13.4%	$52.42	9.4%	10/31/2022
MLB(8)	NA / NA / NA	224,477	12.6%	$124.75	21.8%	10/31/2022
Angelo Gordon	NA / NA / NA	113,408	6.4%	$81.00	7.3%	5/31/2026
Rabobank	Aa2 / A+ / AA-	112,662	6.3%	$138.00	12.0%	9/30/2026
Ares Capital	NA / BBB+ / BBB+	97,101	5.5%	$83.91	6.5%	5/31/2026
HNA Capital US LLC(9)	NA / NA / NA	38,382	2.2%	$74.00	2.3%	1/31/2026
Regus Business Centre	NA / NA / NA	38,383	2.2%	$84.00	2.6%	9/30/2021
WisdomTree Investments(10)	NA / NA / NA	37,924	2.1%	$73.00	2.2%	8/31/2029
The Norinchukin Bank	A1 / A / NA	37,342	2.1%	$99.00	2.9%	3/31/2022
(1)	Based on the underwritten rent roll dated February 28, 2017.

(2)	In each applicable case, certain ratings are those of the parent company whether or not such parent company has guarantees the lease.

(3)	Based on remeasured net rentable square feet of 1,779,515.

(4)	Based on 1,723,993 contractual square feet.

(5)	JPMorgan Chase Bank subleases 562,347 contractual square feet to Société Générale through October 31, 2022. In 2010, Société Générale executed a 10-year direct lease with the prior owner for 593,344 remeasured square feet, with a start date of November 1, 2022 at (i) approximately $88.00 per square foot for the first five years of the term and (ii) a base rent for the second five-year period of the term equal to the higher of the rent payable for the first five years and a fair market rental value (not to exceed $110 per square foot). Société Générale’s direct lease has a base year of 2013 and two five-year renewal options and in addition, Société Générale subleases 36,425 contractual square feet to Brunswick Group and 36,425 contractual square feet to MIO Partners. The terms shown for Société Générale in the table above are based on JPMorgan Chase Bank’s direct lease.

(6)	Société Générale has the right to terminate either the highest floor or the highest two full floors that it leases (if such floors are contiguous) under either the related sublease described above or under its direct lease with the borrower, with notice by May 1, 2021. Société Générale may not exercise the option if all or any portion of the termination space is covered by a non-disturbance agreement granted by the borrower.

(7)	The JPMorgan Chase Bank space does not include the space subleased to Société Générale, as Société Générale has executed a direct lease which begins November 1, 2022. Of the 225,438 contractual square feet of JPMorgan Chase Bank space, a total of 189,686 contractual square feet is subleased through October 30, 2022. This includes 90,556 contractual square feet to Houlihan Lokey Inc., 49,133 contractual square feet to The Nemec Agency, 34,058 contractual square feet to Pierpont Capital Holdings LLC and 15,939 contractual square feet to JLL. The JPMorgan Chase Bank space also includes 17,813 contractual square feet of retail space that it leases at the property. The terms shown for JPMorgan Chase Bank in the table above are based on its direct lease. JPMorgan Chase Bank may not extend any portion of its lease currently subleased to Société Générale pursuant to its sublease agreement with Société Générale.

(8)	MLB subleases 37,385 contractual square feet to the National Bank of Australia, 24,840 contractual square feet to Houlihan Lokey Inc. and 10,525 contractual square feet to Anthos USA Inc. through October 30, 2022. MLB does not have any remaining renewal options. The terms shown for MLB in the table above are based on its direct lease. MLB has announced that it plans to vacate its space at the end of its lease term and that it signed a lease at another location and declared its intention to move into that space in 2019, which is approximately three years prior to its lease expiration.

(9)	The HNA Capital US LLC space was originally leased to Heineken Americas Inc. from January 2010 through January 2026. On May 4, 2017, Heineken Americas Inc. assigned its space at the property to HNA Capital US LLC, an affiliate of the loan sponsor.

(10)	WisdomTree Investments has the right to terminate its lease effective as of August 20, 2024, with 12 months’ notice and the payment of a termination fee.

A-3-121

Annex A-3	JPMDB 2017-C7

245 Park Avenue

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring(3)	% of NRA Expiring(3)	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring(3)	Cumulative % of NRA Expiring(3)	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	153,915	8.9%	NAP	NAP	153,915	8.9%	NAP	NAP
2017 & MTM	0	0	0.0	$0	0.0%	153,915	8.9%	$0	0.0%
2018	2	13,352	0.8	1,282,100	1.0	167,267	9.7%	$1,282,100	1.0%
2019	0	0	0.0	0	0.0	167,267	9.7%	$1,282,100	1.0%
2020	1	22,502	1.3	1,597,404	1.3	189,769	11.0%	$2,879,504	2.3%
2021	1	38,382	2.2	3,224,088	2.6	228,151	13.2%	$6,103,592	4.8%
2022(4)	6	505,781	29.3	45,017,995	35.7	733,932	42.6%	$51,121,587	40.5%
2023	0	0	0.0	0	0.0	733,932	42.6%	$51,121,587	40.5%
2024	0	0	0.0	0	0.0	733,932	42.6%	$51,121,587	40.5%
2025	0	0	0.0	0	0.0	733,932	42.6%	$51,121,587	40.5%
2026	6	376,592	21.8	36,765,311	29.1	1,110,524	64.4%	$87,886,898	69.7%
2027	1	10,538	0.6	937,882	0.7	1,121,062	65.0%	$88,824,780	70.4%
2028 & Beyond(4)(5)	2	602,931	35.0	37,352,719	29.6	1,723,993	100.0%	$126,177,5000	100.0%
Total	19	1,723,993	100.0%	$126,177,500	100.0%
(1)	Based on the underwritten rent roll dated February 28, 2017 and includes rent steps through April 2018.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	Based on 1,723,993 contractual square feet.

(4)	JPMorgan Chase Bank subleases 562,347 square feet to Société Générale through October 31, 2022. In 2010, Société Générale executed a direct lease with the prior owner that has a start date of November 1, 2022 and is for an initial term of 10 years, with two five-year extension options. The lease maturity of this space is reflected as 2032 in the table above.

(5)	2028 & Beyond includes 2,661 square feet of building office space.

Operating History and Underwritten Net Cash Flow
	2014	2015	2016	TTM(1)	Underwritten	Per Square	%(3)
Rents in Place	$118,736,577	$125,320,974	$128,705,034	$129,095,683	$126,177,500	$73.19	65.1%
Vacant Income	0	0	0	0	16,425,575	9.53	8.5
Rent Steps	0	0	0	0	10,341,838	6.00	5.3
Gross Potential Rent(4)	$118,736,577	$125,320,974	$128,705,034	$129,095,683	$152,944,913	$88.72	78.9%
Total Reimbursements(5)	31,667,499	34,635,748	37,032,022	37,903,249	40,918,609	23.73	21.1
Net Rental Income	$150,404,076	$159,956,722	$165,737,056	$166,998,932	$193,863,523	$112.45	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(16,425,575)	(9.53)	(8.5)
Other Income(6)	488,183	704,333	1,901,893	1,888,513	318,732	0.18	0.2
Effective Gross Income	$150,892,259	$160,661,057	$167,638,950	$168,887,445	$177,756,680	$103.11	91.7%

Total Expenses	$52,333,954	$57,993,351	$60,922,988	$61,210,770	$62,448,738	$36.22	35.1%

Net Operating Income(7)(8)	$98,558,305	$102,667,706	$106,715,962	$107,676,675	$115,307,942	$66.88	64.9%

Total TI/LC, Capex/RR	0	0	0	0	5,743,040	3.33	3.2

Net Cash Flow	$98,558,305	$102,667,706	$106,715,962	$107,676,675	$109,564,903	$63.55	61.6%
Average Annual Rent PSF(9)	$68.87	$72.69	$74.66	$74.88
(1)	TTM represents the trailing 12-month period ending March 31, 2017.

(2)	Based on 1,723,993 contractual square feet.

(3)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	The increase in Underwritten Gross Potential Rent from TTM Gross Potential Rent is primarily due to the inclusion of rent steps, which are underwritten to (i) for non-investment-grade tenants, rent steps through April 2018 and (ii) for investment-grade tenants, the average base rent over the lesser of the 245 Park Avenue Whole Loan term and the applicable lease term. With respect to the Société Générale subleased space, rent steps are underwritten based on the average of the JPMorgan Chase base rent of $61.50 per square foot through October 2022 and base rent pursuant to Société Générale’s direct lease of $88.00 per square foot through the remainder of the loan term.

(5)	Expense Recoveries are calculated on a tenant-by-tenant basis according to each tenant’s reimbursement methodology. Reimbursements for the JPMorgan Chase Bank space subleased to Société Générale are underwritten pursuant to the triple-net JPMorgan Chase Bank lease; upon the commencement of Société Générale’s direct modified gross lease in October 2022, the tenant is instead required to reimburse expenses over a base year of 2013.

(6)	Other Income consists of licensing fees, utility fees, generator fees and other miscellaneous items.

(7)	The increase in 2015 Net Operating Income from 2014 Net Operating Income was primarily due to contractual rent increases resulting in an increase in the weighted average base rent per square foot from approximately $68.87 to approximately $72.69 per square foot.

A-3-122

Annex A-3	JPMDB 2017-C7

245 Park Avenue

(8)	The increase in 2016 Net Operating Income from 2015 Net Operating Income is primarily due to an increase in occupancy from 93.6% to 95.0% and an increase in the weighted average base rent per square foot from approximately $72.69 to approximately $74.66 per square foot.

(9)	Average Annual Rent PSF is based on historical Rents in Place and 1,723,993 contractual leased square feet as of December 31 of each respective year.

Additional Debt. The $568.0 million mezzanine debt consists of a $236.5 million mezzanine loan A, a $221.0 million mezzanine loan B and a $110.5 million mezzanine loan C. The mezzanine loan A has a 5.00000% coupon, the mezzanine loan B has a 5.70000% coupon and the mezzanine Loan C has a 6.85000% coupon. The mezzanine loans are interest-only for the full term of the loans and are coterminous with the 245 Park Avenue Whole Loan. Including the 245 Park Avenue Subordinate Companion Loan and mezzanine loans, the cumulative Cut-off Date LTV, cumulative UW NCF DSCR and cumulative UW NOI Debt Yield are 80.0%, 1.42x and 6.5%, respectively. The mortgage and mezzanine lenders have entered into an intercreditor agreement. The mezzanine loans have been or are expected to be sold to institutional investors.

A-3-123

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

 B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Operating Advisor/
Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer

J.P. Morgan Chase Commercial	Midland Loan Services, a Division of PNC Bank,	Midland Loan Services, a Division of PNC Bank,	Pentalpha Surveillance LLC
Mortgage Securities Corp.	National Association	National Association	375 North French Road
383 Madison Avenue	10851 Mastin Street	10851 Mastin Street	Suite 100
New York, NY 10179	Suite 700	Suite 700	Amherst, NY 14228
	Overland Park, KS 66210	Overland Park, KS 66210

Contact: Kunal Singh	Contact: Heather Wagner	Contact: Heather Wagner	Contact: Don Simon
Phone Number: (212) 834-5467	Phone Number: (913) 253-9570	Phone Number: (913) 253-9570	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com <http://www.ctslink.com> for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Certificate Distribution Detail

Class (2)	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Z		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
Z		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
VRR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date
Controlling Class Information

Controlling Class:
Effective as of: mm/dd/yyyy

Directing Certificateholder:
Other identity under which the Directing Certificateholder
or its parent entity primarily operates:

Effective as of: mm/dd/yyyy

Total

(1) The Available Distribution Amount includes any Prepayment Premiums.

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Net Prepayment Interest Excess	0.00		Asset Representations Reviewer Fee - Pentalpha Surveillance LLC	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Equity Payments Received	0.00		Equity Payments Paid	0.00
	0.00			0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Historical Detail

Delinquencies							Prepayments		Rate and Maturities
Distribution	30-59 Days	60-89 Days	90 Days or More	Foreclosure	REO	Modifications	Curtailments	Payoff	Next Weighted Avg.		WAM
Date	#	#	#	#	#	#	#	#	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	JPMDB Commercial Mortgage Securities Trust 2017-C7 Commercial Mortgage Pass-Through Certificates Series 2017-C7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	11/17/17
8480 Stagecoach Circle		Record Date:	10/31/17
Frederick, MD 21701-4747		Determination Date:	11/13/17

Supplemental Reporting

Risk Retention

Pursuant to the PSA and the Credit Risk Retention Agreement, the Certificate Administrator has made available on www.ctslink.com, specifically under the “Risk Retention Special Notices” tab for the JPMDB 2017-C7 transaction, certain Information provided to the Certificate Administrator regarding compliance with the Credit Risk Retention Rules. Investors should refer to the Certificate Administrator’s website for all such information.

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than 120 days after the end of the calendar year, pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of October 1, 2017 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and as special servicer, Wells Fargo Bank, National Association, as certificate administrator and as trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer.
Transaction: JPMDB Commercial Mortgage Securities Trust 2017-C7, Commercial Mortgage Pass-Through Certificates, Series 2017-C7
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer as of December 31: Midland Loan Services, a Division of PNC Bank, National Association Directing Certificateholder: [_________]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.

b.	[Final] Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. The [Final] Asset Status Reports may not yet be fully implemented.

2.	Prior to an Operating Advisor Consultation Event, if one Mortgage Loan is in special servicing and if the Special Servicer is processing a Major Decision with respect to such Specially Serviced Loan, the Special Servicer has provided the applicable Final Major Decision Reporting Package approved or deemed approved by the Directing Certificateholder to the Operating Advisor.

3.	After an Operating Advisor Consultation Event,

a.	the Special Servicer has provided to the Operating Advisor:

i.       with respect to each Major Decision for the following non-Specially Serviced Loans that the Special Servicer is processing and that the Special Servicer has consent rights, the related Major Decision Reporting Package and the opportunity to consult with respect to such Major Decision and recommended action:

ii.       with respect to the following Specially Serviced Loans, each related Asset Status Report and the opportunity to consult with respect to such recommended action:

1        This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information

b.	the Special Servicer has notified the Operating Advisor that there were no Specially Serviced Loans and has not provided the Operating Advisor with any Major Decision Reporting Packages.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on a “trust-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.       List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any [Final] Major Decision Reporting Packages received from the Special Servicer.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA and certain information it has reasonably requested from the special servicer [AFTER AN OPERATING ADVISOR CONSULTATION EVENT:, each Asset Status Report] and each Final Asset Status Report.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.

4.	[LIST OTHER REVIEWED INFORMATION]

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consultations with the Special Servicer as provided under the Pooling and Servicing Agreement on Asset Status Reports for a Specially Serviced Loan delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement and with respect to Major Decisions processed by the Special Servicer or with respect to which consent of the Special Servicer was required.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV. Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any [Final] Major Decision Reporting Package, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its MLPA make, with respect to each JPMCB Mortgage Loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-2 to this prospectus. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)       Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee), participation or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights

 D-1-1

Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(3)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)       Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)       Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since September 26, 2017.

(7)       Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the

 D-1-2

Issuing Entity (or, with respect to any Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder.

 D-1-3

Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)       Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10)       Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)       Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)       Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs.

 D-1-4

The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)       Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)       Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)       Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)       No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

 D-1-5

(18)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

 D-1-6

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)       No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)       No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22)       REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Mortgagor at origination

 D-1-7

did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)       Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)       Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26)       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use

 D-1-8

of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)       Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)       Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29)       Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an

 D-1-9

order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the JPMCB Mortgage Loan or Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)       Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)       Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date,

 D-1-10

specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)       Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

 D-1-11

(34)       Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including (A) the entire remaining principal balance on (x) the maturity date or (y) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (B) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)       Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a)	The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)	The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that

 D-1-12

any such action without such consent is not binding on the lender, its successors or assigns;

(c)	The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e)	The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)	The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)	The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s

 D-1-13

interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38)       ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the JPMCB Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related JPMCB Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related Mortgage Interest Rate on such JPMCB Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)       Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40)       No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation

 D-1-14

or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in Exhibit C to the MLPA. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)       Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)       Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for the last 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for the last 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)       Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing

 D-1-15

materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule I to the MLPA, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule I (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44)       Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for

 D-1-16

the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)       Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46)       Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47)       Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)       Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)       Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

 D-1-17

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
5	Starwood Capital Group Hotel Portfolio (Loan No. 9)	The Mortgage Loan documents contain executed comfort letters in favor of JPMCB on behalf of the lenders under the Mortgage Loan documents. The comfort letters will be enforceable by the Trust, if, either timely notice is provided to the franchisor or timely notice is provided and the franchisor issues a new comfort letter. The comfort letters requiring a new comfort letter in connection with a transfer to the Trust provide that, subject to the satisfaction of certain conditions, the franchisor is required to issue a new comfort letter in connection with the transfer of the Mortgage Loan evidenced by Note A-1 to a securitization.
5	Staybridge Suites St. Petersburg (Loan No. 26)	The comfort letter obtained in connection with the Mortgaged Property is not assignable by the lender to the trustee of a securitization. In connection with a securitization, the franchisor will issue a replacement comfort letter in favor of the trustee on the franchisor‘s then-current form, provided that the lender delivers notice to the franchisor within 90 days from the date of the lender‘s assignment of the Mortgage Loan to the trustee and identifies the name, address, telephone number and email address for the contact person for the assignee, as well as the date of the assignment.
7	Station Place III (Loan No. 3), Starwood Capital Group Hotel Portfolio (Loan No. 9), Treeview Industrial Portfolio (Loan No. 4), 521-523 East 72nd Street (Loan No. 7), Gateway Net Lease Portfolio (Loan No. 8), 245 Park Avenue (Loan No. 15), First Stamford Place (Loan No. 6) and Torre Plaza (Loan No. 22)	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.

D-2-1

8	Starwood Capital Group Hotel Portfolio (Loan No. 9)

The Holiday Inn Express & Suites Terrell Mortgaged Property is subject to a repurchase option by the developer in the event that the covenants, conditions and restriction of the related declaration (the “Declaration”) are violated. The Mortgage Loan documents provide a loss recourse carveout in the event that such a repurchase occurs.

With respect to each Mortgaged Property that is subject to a franchise agreement with Marriott International, Inc. or its affiliates, the franchisor has a right of first refusal in the event of a proposed transfer of the hotel, the Mortgagor‘s interest in the franchise agreement or an ownership interest in the Mortgagor or a controlling affiliate to a competitor of the franchisor (as defined in the franchise agreement). Under the comfort letter, such right has been subordinated to a foreclosure, but it will apply to subsequent transfers.

9	Station Place III (Loan No. 3)	Any special purpose, “bankruptcy remote” entity having a 100% direct or indirect ownership interest in the Mortgagor may incur a mezzanine loan secured by the equity interests of the Mortgagor upon satisfaction of the following conditions, among others: (i) no event of default is then continuing; (ii) the principal amount of the mezzanine loan may not be greater than an amount equal to the amount which yields (a) a loan-to-value ratio (including the mezzanine loan) that does not exceed 47.6% and (b) a projected debt service coverage ratio (calculated including the mezzanine loan) that is not less than 2.79x; (iii) the lender receives a rating agency confirmation; and (iv) the mezzanine lender enters into a market intercreditor agreement with the lender in form and substance acceptable to the lender in its reasonable discretion.

D-2-2

9	521-523 East 72nd Street (Loan No. 7)	The Mortgage Loan documents provide that the sole member of the Mortgagor is permitted to obtain a single tier of mezzanine debt and pledge its equity interests in the Mortgagor to secure such debt, upon satisfaction of certain terms and conditions including, without limitation: (i) delivery of an executed intercreditor agreement between the lender and the mezzanine lender in form and substance reasonably acceptable to the lender and the Rating Agencies; (ii) the debt service coverage ratio (based on the trailing 12 month period prior to the origination date of the mezzanine loan) is not less than 1.93x; and (iii) the loan-to-value ratio on the origination date of the mezzanine loan (including the mezzanine loan) is not greater than 59.0%.
9	Starwood Capital Group Hotel Portfolio (Loan No. 9)	The Mortgage Loan documents provide that on the earlier of (i) the one year anniversary of the origination date and (ii) the date the Whole Loan is securitized in full, and provided no event of default then exists, certain direct or indirect owners of the Mortgagors (which may be newly formed entities) that meet the requirements of a special purpose entity (subject to such modifications to such definition as are required to reflect that such mezzanine borrower will own 100% of the membership interests in the Mortgagors or an owner of Mortgagors) is permitted to obtain mezzanine financing secured by 100% of the direct or indirect ownership interests in the Mortgagors, upon certain terms and conditions including: (i) the Mortgaged Properties, as of the origination date of the mezzanine loan, will have a combined loan-to-value ratio of not more than 64.9%; (ii) the debt service coverage ratio (calculated including the mezzanine loan), as of the origination date of the mezzanine loan, is not less than 2.65x; and (iii) the lenders enter into an intercreditor agreement satisfactory to the lender‘s reasonable discretion.

D-2-3

9	Villas at San Gabriel (Loan No. 12)	In connection with a transfer of the Mortgaged Property to a third-party transferee and assumption of the Mortgage Loan pursuant to the Mortgage Loan documents, the owners of such transferee will be permitted to obtain a mezzanine loan secured by the ownership interests in such transferee, upon satisfaction of certain conditions, including, without limitation, the following: (a) the Mortgaged Property has a combined loan-to-value ratio of not more than 66.5%; (b) the projected DSCR (taking into account the mezzanine loan) for the 12-month period following the making of such mezzanine loan is not less than 1.39x; and (c) the lenders enter into an intercreditor agreement satisfactory to the lender in its sole discretion.
9	150 Blackstone River Road (Loan No. 13)	There is a mezzanine loan in the original principal amount of $7,000,000, which is held by a third party investor. In connection with the mezzanine loan, the Whole Loan holder and the mezzanine lender have entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.
9	First Stamford Place (Loan No. 6)	There is a mezzanine loan in the original principal amount of $16,000,000, which is held by a third party investor. In connection with the mezzanine loan, the Whole Loan holders and the mezzanine lender have entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.
9	245 Park Avenue (Loan No. 15)	There are three mezzanine loans, each held by a third party investor: (i) a mezzanine A loan with an original principal balance of $236,500,000; (ii) a mezzanine B loan with the original principal balance of $221,000,000; and (iii) a mezzanine C loan with an original principal balance of $110,500,000. The mezzanine loans were co-originated by JPMCB, Natixis Real Estate Capital, LLC, Societe Generale, Deutsche Bank AG, New York Branch and Barclays Bank PLC. In connection with the mezzanine loans, the Whole Loan holders and the mezzanine lenders have entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.
10	Station Place III (Loan No. 3), Starwood Capital Group Hotel Portfolio (Loan No. 9), Treeview Industrial Portfolio (Loan No. 4), 521-523 East 72nd Street (Loan No. 7), Gateway Net Lease Portfolio (Loan No. 8), 245 Park Avenue (Loan No. 15), First	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loans on a pari passu basis.

D-2-4

Stamford Place (Loan No. 6) and Torre Plaza (Loan No. 22)
12	Treeview Industrial Portfolio (Loan No. 4)	The property condition reports obtained at origination of the Mortgage Loan recommended certain required repairs at the Mortgaged Properties in the aggregate amount of $103,276, which includes, among other repairs: (i) repairs and replacement to the asphalt at the 1200 Worldwide Mortgaged Property; (ii) repairing damaged concrete and asphalt at the 1405 Worldwide Mortgaged Property; (iii) an inspection of the fire alarm system at the Eastgate Mortgaged Property; (iv) following up on the fire sprinkler test conducted at the 100 Corporate Lakes Mortgaged Property; (v) mill and overlay and asphalt and concrete repairs at the 1280 Corporate Lakes Mortgaged Property; (vi) mill and overlay and asphalt repairs at the 1300 Corporate Lakes Mortgaged Property; (vii) new signage at the 7 Boulden Circle Mortgaged Property; and (viii) an inspection of the fire sprinkler system at the Sabre Street Mortgaged Property. The Mortgagor was not required to reserve any funds at origination of the Mortgage Loan for such deferred maintenance. It is an event of default under the Mortgage Loan documents if Mortgagor does not complete such required repairs at each applicable individual Mortgaged Property within 365 days of the origination date.
12	Gateway Net Lease Portfolio (Loan No. 8)	The property condition reports obtained at origination of the Mortgage Loan recommended certain required repairs at the Mortgaged Properties in the aggregate amount of $201,782, which includes, among other repairs, replacement of chain link fence repairs to the windows at the Synchrony Financial Mortgaged Property, repairs to the asphalt pavement at the Vatterott College Mortgaged Property, overlaying and striping of the asphalt pavement at the Gerdau Mortgaged Property and replacement of damaged areas of the concrete pavement at the Sikorsky Aircraft R&D Facility Mortgaged Property. The Mortgagors were not required to reserve any funds at origination of the Mortgage Loan for such deferred maintenance. It is an event of default under the Mortgage Loan documents if Mortgagors do not complete such required repairs at each applicable individual Mortgaged Property by the required deadline for each repair as set forth in the Mortgage Loan documents.

D-2-5

17	Gateway Net Lease Portfolio (Loan No. 8)	At origination of the Mortgage Loan, $10,720,000 in proceeds were held back in a reserve in connection with the ongoing construction at two properties. The Mortgagors are required to add the properties as collateral for the Mortgage Loan in connection with the release of the reserve.
18	Station Place III (Loan No. 3)

The Mortgage Loan documents permit the Mortgagor to obtain insurance through a syndicate of insurers, provided that if such syndicate consists of four (4) or fewer members, at least 75% of the insurance coverage (or 60% if such syndicate consists of five (5) or more members) is required to be provided by insurance companies having a rating of “A” or better by S&P and “A3” by Moody‘s (or, if Moody‘s does not rate such insurer, at least “A:X” by AM Best), and all remaining insurers are required to have ratings of not less than “BBB+” by S&P and “Baa1” by Moody‘s (or if Moody‘s does not rate such insurer, at least “A:VIII” by AM Best).

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is 5% of the outstanding principal balance of the Whole Loan, rather than 5% of the outstanding principal balance of the Mortgage Loan.

D-2-6

18	Starwood Capital Group Hotel Portfolio (Loan No. 9)

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is 5% of the original allocated Whole Loan amount for the applicable Mortgaged Property, rather than 5% of the then outstanding principal balance of the Mortgage Loan.

If the Mortgagors elect to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, at least 60% of the insurance coverage and 100% of the primary layer of coverage (or 75% if such syndicate consists of four (4) or fewer members) is required to be provided by insurance companies having the rating of “A” or better by S&P, and the remaining insurers are required to have a claims paying ability rating of “BBB” or better by S&P. The Mortgagors may maintain a portion of the coverage required under the Whole Loan documents with insurance companies which do not meet the requirements set forth in the Whole Loan documents (“Otherwise Rated Insurers”) in their current participation amounts and positions within the syndicate provided that (1) the Mortgagors are required to replace the Otherwise Rated Insurers at renewal with insurance companies meeting the rating requirements set forth in the Whole Loan documents and (2) if, prior to renewal, the current AM Best rating of any such Otherwise Rated Insurer is withdrawn or downgraded, the Mortgagors are required to replace any Otherwise Rated Insurer with an insurance company meeting the rating requirements set forth in the Whole Loan documents.

18	Treeview Industrial Portfolio (Loan No. 4)	If the Mortgagor elects to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, at least 60% of the insurance coverage (or 75% if such syndicate consists of four (4) or fewer members) is required to be provided by insurance companies having the rating of “A-” or better by S&P, and the remaining 40% (or the remaining 25% if such syndicate consists of four (4) or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.

D-2-7

18	521-523 East 72nd Street (Loan No. 7)

The Mortgage Loan documents permit the Mortgagor to obtain multi-layered insurance policies with the following ratings requirements: (A) if four (4) or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody‘s, to the extent Moody‘s rates the Securities and the applicable insurance carrier, with no carrier below “BBB” and “Baa2” or better by Moody‘s, to the extent Moody‘s rates the Securities and the applicable insurance carrier or (B) if five (5) or more insurance companies issue the policies, then at least sixty percent (60%) of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody‘s, to the extent Moody‘s rates the Securities and the applicable insurance carrier, with no carrier below “BBB” and “Baa2” or better by Moody‘s, to the extent Moody‘s rates the Securities and the applicable insurance carrier.

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is $4,000,000, rather than 5% of the then outstanding principal balance of the Mortgage Loan.

18	Gateway Net Lease Portfolio (Loan No. 8)	The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is, with respect to each individual Mortgaged Property, the greater of (i) $1,500,000 and (ii) 5% of the allocated Whole Loan amount, rather than 5% of the then outstanding principal balance of the Mortgage Loan.
18	150 Blackstone River Road (Loan No. 13)	The Mortgage Loan documents require the Mortgagor to obtain coverage for floods issued pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor laws (the “Flood Insurance Laws”, in an amount equal to the maximum limit of coverage under such laws, plus such greater amount as the lender may require. However, at origination, the Mortgagor was not required to obtain excess flood coverage. The Mortgagor was required obtain insurance under the Flood Insurance Laws. The Mortgaged Property is located in Flood Zone AE according to

D-2-8

the Federal Emergency Management Agency maps.
18	245 Park Avenue (Loan No. 15)

If the Mortgagor elects to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, at least 60% of the insurance coverage (or 75% if such syndicate consists of four (4) or fewer members) is required to be provided by insurance companies having the rating of “A” or better by S&P, and the remaining 40% (or the remaining 25% if such syndicate consists of four (4) or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is $42,000,000, rather than 5% of the then outstanding principal balance of the Mortgage Loan.

The Mortgagor may maintain property all-risk insurance with a deductible that does not exceed $250,000 for all such insurance coverage.

18	First Stamford Place (Loan No. 6)

The Mortgagor may maintain property all-risk insurance and commercial general liability insurance with a deductible or self-insured retention that does not exceed $100,000 for all such insurance coverage.

The Mortgage Loan documents provide that if the Mortgagor elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (A) at least 60% of the insurance coverage (or 75% if such syndicate consists of four (4) or fewer members) are required to be provided by insurance companies having a claims paying ability rating of “A” or better by S&P (and the equivalent thereof by the other Ratings Agencies, if such other Rating Agencies rate the applicable insurer) and (B) the remaining 40% of the insurance coverage (or the remaining 25% if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P (and the equivalent thereof by the other Ratings Agencies, if such other Rating Agencies rate the applicable insurer) and (2) “A:X” or better in the current Best‘s Insurance Reports.

D-2-9

18	First Stamford Place (Loan No. 6)	The Mortgagor is deemed to be in compliance with applicable insurance required in the Mortgage Loan documents so long as (a) the condominium board maintains insurance policies that provide for some or all of the insurance coverage required by the Mortgage Loan documents with respect to the Mortgaged Property (the “Condominium Board Policies”) and (b) the Condominium Board Policies comply with all of the applicable terms and conditions of the Mortgage Loan documents with respect to such coverage, or are otherwise acceptable to the lender in its sole discretion. If at any time during the term of the Mortgage Loan the Condominium Board Policies provide for certain insurance required by the Mortgage Loan documents but do not comply with one or more applicable requirements of the Mortgage Loan documents or are not otherwise acceptable to the lender in its sole discretion, then the Mortgagor is required to, within three (3) business days, at its sole cost and expense, either (i) cause the condominium board to modify the Condominium Board Policies as is necessary to bring the applicable insurance coverage into full compliance with all of the applicable terms and conditions of the Mortgage Loan documents or (ii) procure and maintain “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, as is necessary to bring the applicable insurance coverage into full compliance with all of the applicable terms and conditions of the Mortgage Loan documents.
19	Gateway Net Lease Portfolio (Loan No. 8)	The FedEx Baltimore Mortgaged Property is part of a larger tax parcel. Under the related ground lease, the ground lessor has agreed to obtain a separate tax parcel for the Mortgaged Property. The Mortgagor is required to use commercially reasonable efforts to cause the ground lessor to comply with its agreement, but the Mortgagor is not required to threaten or declare a default by the ground lessor. Within five business days of the creation of the new tax parcel by the county, the Mortgagor is required to deliver a separate tax parcel endorsement to the title policy with respect to the Mortgaged Property.
19	150 Blackstone River Road (Loan No. 13)	A small portion of the Mortgaged Property consisting parking spaces and portion of a drainage easement, based on information provided by the Mortgagor and the title company, has no corresponding tax lot designation. The portion was previously owned by the City of Worcester and abandoned by the city. The title policy obtained at

D-2-10

origination included a contiguity endorsement and single tax lot endorsement.
26	521-523 East 72nd Street (Loan No. 7)	The Mortgaged Property is legal non-complying as to use for portions of the Mortgaged Property. A portion of the Mortgaged Property is zoned for residential purposes and a portion of the Mortgaged Property is zoned for light manufacturing purposes, and residential uses are not permitted in the area zoned for industrial use. The building is a mixed-use building with office components and a multifamily component. The Mortgaged Property is also legal non-conforming with respect to exceeding the maximum floor area ratio and encroachments into setback requirements. The applicable zoning code provides that in the event of a casualty of 50% or more of the total floor area, the Mortgagor will be permitted to (i) repair the building and continue the existing use or (ii) reconstruct the building, but only for a conforming use, provided that there is no new non-compliance with zoning laws or any increase in the degree of non-compliance with zoning laws.
26	Starwood Capital Group Hotel Portfolio (Loan No. 9)	Certain Mortgaged Properties are legal non-conforming with respect to use due to changes in zoning regulations subsequent to their development, and the applicable zoning regulations provide that the related individual Mortgaged Properties may not be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to a casualty or destruction, (a) in the case of the Hampton Inn Danville Mortgaged Property, if such restoration is not started within one year from the date of such damage, (b) in the case of the Larkspur Landing Milpitas Mortgaged Property, if more than 75% of the current value of the structure is destroyed, (c) in the case of Larkspur Landing Sunnyvale Mortgaged Property, if more than 50% of the value of the structure is destroyed, and (d) in the case of the Holiday Inn Arlington Northeast Rangers Ballpark Mortgaged Property, if either of the legal non-conforming use is discontinued for more than 180 days, or more than 50% of the fair market value of the structure is damaged.

D-2-11

26	The Grove at 43rd Apartments (Loan No. 38)	The zoning report delivered at origination indicates that the Mortgaged Property has certain outstanding fire code violations. At origination, the Mortgagor delivered a post-closing letter pursuant to which the Mortgagor is required to deliver, within 30 days following origination (which period may be extended up to 90 days if the Mortgagor is diligently and expeditiously pursuing completion), an updated zoning report or such other evidence reasonably satisfactory to the lender reflecting no outstanding fire code violations with respect to the Mortgaged Property. The Mortgage Loan documents provide a loss carve-out for the Mortgagor‘s failure to remedy such fire code violations as required by the post-closing letter.
28	Station Place III (Loan No. 3)

There is no separate nonrecourse carve-out guarantor, and the Mortgagor is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the Mortgage Loan documents or the environmental indemnity.

The carve-out for waste is limited to intentional material physical waste of the Mortgaged Property.

The carve-out for misapplication, misappropriation or conversion of rents following an event of default, insurance proceeds and condemnation awards is limited to the intentional misappropriation, misapplication or conversion of such amounts and expressly excludes (i) distributions made by the Mortgagor to its affiliates during such time that an event of default is not continuing so long as prior to the making of any such distribution, Mortgagor has paid all amounts then required to be paid in accordance with the Mortgage Loan documents, or (ii) payments made prior to the occurrence of an event of default to affiliates of the Mortgagor under any contract or agreement to the extent such contract is not prohibited by the terms of the Mortgage Loan documents or is otherwise approved by the lender.

There is no carve-out for failure to deliver security deposits upon a foreclosure or deed in lieu of foreclosure.

The indemnification obligations of the Mortgagor under the environmental indemnity will terminate two (2) years after the full and indefeasible payment of the Mortgage Loan, provided that at the time of such payment, the Mortgagor furnishes to the lender an updated environmental report in form and substance, and from an environmental consultant reasonably acceptable to the lender and

D-2-12

the Rating Agencies (provided that an environmental report (i) in the form and substance of the environmental report delivered at origination and (ii) prepared by the environmental consultant that prepared the environmental report delivered at origination are deemed approved), which updated environmental report(s) disclose(s), as of the date of such repayment, no actual or threatened (other than as disclosed in the report) (A) non-compliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in connection with the Mortgaged Property or its operations, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in directly connected with any matter addressed in the indemnity or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental laws.

28	Starwood Capital Group Hotel Portfolio (Loan No. 9)

The related guaranty provides that the liability of the nonrecourse carve-out guarantor for breaches or violations of the full recourse provisions related bankruptcy or insolvency actions under the Mortgage Loan agreement are capped at 20% of the outstanding principal amount of the Starwood Capital Group Hotel Portfolio Whole Loan at the time of the occurrence of such bankruptcy or insolvency action plus reasonable third party costs and expenses actually incurred by the lender in connection with the enforcement of any rights under the guaranty or the other Mortgage Loan documents.

The indemnification obligations of the Mortgagors and guarantor under the related environmental indemnity will cease and terminate (a) with respect to the Mortgaged Properties at any time after the second anniversary of repayment in full of the Whole Loan, whether at maturity, as a result of acceleration, in connection with prepayment or otherwise, or (b) with respect to any individual Mortgaged Property that is released from the lien of the applicable security instrument in accordance with the terms of the Mortgage Loan agreement, at any time after the second anniversary of the effective date of such prepayment, provided that the lender is provided with an updated environmental report of the Mortgaged Properties (or, in the case of a release, the related individual Mortgaged Property) indicating to lender‘s reasonable satisfaction that there are no hazardous substances located on, in, above or

D-2-13

under such Mortgaged Property(ies) in violation of any applicable environmental laws.

The carve-out for misapplication, misappropriation or conversion of rents after an event of default, insurance proceeds and condemnation awards is limited to misappropriation of such funds.

The carve-out for waste is limited to intentional physical waste by a Mortgagor, single purpose entity principal, operating lessee or guarantor, and there is no liability with respect to any acts resulting from insufficient net cash flow or the lender‘s failure or refusal to allow the Mortgagors to use net cash flow for such purposes.

The full recourse carve-out for transfers in violation of the Mortgage Loan documents is limited to transfers of an individual Mortgaged Property or other collateral or if there is a change in control of the Mortgagors, any single purpose entity principal or the operating lessees in violation of the Whole Loan documents.

There is no carve-out for failure to deliver security deposits upon a foreclosure or deed in lieu of foreclosure.

The Mortgage Loan documents provide for recourse for losses and damages sustained in the case of material breaches of the environmental covenants in the Mortgage Loan documents.

D-2-14

28	Treeview Industrial Portfolio (Loan No. 4)

The obligations and liabilities of the Mortgagor and guarantor under the environmental indemnity with respect to any individual Mortgaged Property will terminate and be of no further force and effect with respect to any unasserted claim relating to such individual Mortgaged Property when all of the following conditions are satisfied in full: (i) the Mortgage Loan has been partially defeased in connection with the release of such Mortgaged Property and the lender has not foreclosed or otherwise taken possession of such Mortgaged Property, (ii) there has been no material change, between the origination date and the date the Mortgage Loan is partially defeased in connection with the release of such Mortgaged Property, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the indemnity, notwithstanding the fact that the Mortgage Loan is partially defeased in connection with the release of such Mortgaged Property, (iii) the lender receives, at the Mortgagor‘s and guarantor‘s expense, an updated environmental report relating to such Mortgaged Property and dated within 90 days of the requested release showing, to the reasonable satisfaction of the lender, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the indemnity, and (iv) one year has passed since date that the Mortgage Loan has been partially defeased in connection with the release of such Mortgaged Property.

In addition, all of the obligations and liabilities of the Mortgagor and guarantor under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (i) the Mortgage Loan has been paid in full or defeased and the lender has not foreclosed or otherwise taken possession of the Mortgaged Properties, (ii) there has been no material change, between the origination date and the date the Mortgage Loan is paid in full or defeased, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the indemnity, notwithstanding the fact that the Mortgage Loan is paid in full or defeased, (iii) the lender receives, at the Mortgagor‘s and guarantor‘s expense, an updated environmental report dated within 90 days of the requested release showing, to the

D-2-15

reasonable satisfaction of the lender, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the indemnity, and (iv) one year has passed since date that the Mortgage Loan has been paid in full or defeased.

There is no carve-out for willful misconduct.

The carve-out for waste is limited to intentional material physical waste committed by the Mortgagor or guarantor.

The carve-out for misapplication, misappropriation or conversion of rents after an event of default, insurance proceeds and condemnation awards is limited to intentional misapplication or intentional misappropriation of such funds and to the extent that the Mortgagor or guarantor, as applicable, did not have the legal right because of a bankruptcy, receivership or similar proceeding to direct disbursement of such funds.

The full recourse carve-out for transfers in violation of the Mortgage Loan documents is limited to any unauthorized voluntary transfer of fee title to any individual Mortgaged Property or a controlling or majority interest in the Mortgagor in violation of the Mortgage Loan documents.

The full recourse carve-out for involuntary bankruptcy filings is limited to filings in which the Mortgagor has colluded with other creditors to cause such bankruptcy filing.

D-2-16

28	521-523 East 72nd Street (Loan No. 7)

The loss carve-out for intentional misrepresentation is limited to intentional material misrepresentation.

The loss carve-out with respect to insurance proceeds, condemnation awards, or rents following an event of default is limited to misappropriation or conversion thereof and does not include misapplication thereof.

The indemnification obligations of the Mortgagor and the guarantor under the environmental indemnity will terminate two (2) years after the full and indefeasible payment by the Mortgagor or the guarantor of the Mortgage Loan, provided that at the time of such payment, the Mortgagor or the guarantor furnishes to the lender an updated environmental report in form and substance, and from an environmental consultant, reasonably acceptable to the lender and acceptable to the Rating Agencies, which updated environmental report discloses, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered to the lender by the Mortgagor and the guarantor in connection with the origination of the Mortgage Loan) (A) non-compliance with or violation of applicable environmental laws (or permits issued pursuant to environmental laws) in connection with the Mortgaged Property or operations thereon, which has not been cured in accordance with applicable environmental laws, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings concerning any environmental matter addressed in the environmental indemnity, or (D) unlawful presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated as required by applicable environmental laws.

28	Gateway Net Lease Portfolio (Loan No. 8)

There is no separate nonrecourse carve-out guarantor, and the Mortgagor is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the Mortgage Loan documents or the environmental indemnity.

The carve-out for waste is limited to material intentional physical waste of any Mortgaged Property.

D-2-17

28	150 Blackstone River Road (Loan No. 13)

The carve-out for waste of the Mortgaged Property is limited to intentional waste or arson of the Mortgaged Property by the Mortgagor, its single purpose entity principal (if any) or guarantor or any of their affiliates.

The Mortgage Loan documents do not include a loss carve-out for security deposits not delivered to the lender upon foreclosure or action in lieu thereof; however, the Mortgage Loan documents provide for a loss carve-out for the Mortgagor‘s misapplication, misappropriation or conversion of security deposits collected more than thirty (30) days in advance.

A default or violation of the transfer provisions in the Mortgage Loan documents will not trigger full recourse liability provided that: (i) such default or violation was involuntary, immaterial and non-recurring, (ii) such default or violation is capable of being corrected and Mortgagor corrects (or causes to be corrected) such failure within thirty (30) days of obtaining knowledge thereof, (iii) such default is not a transfer which results in the ownership and control tests set forth in Mortgage Loan documents to be violated; and (iv) if required by the lender, the lender has received written confirmation from the rating agencies that such default shall not result in a downgrade, withdrawal or qualification of the ratings then assigned to the Securities.

28	245 Park Avenue (Loan No. 15)

The carve-out for material physical waste is limited to the intentional acts or omissions of the Mortgagor.

The carve-out for misapplication, misappropriation or conversion of insurance proceeds, condemnation awards or rents during the continuance of an event of default only includes misapplication of such amounts to the extent the misapplication remains uncured.

The carve-out for transfers in violation of the Mortgage Loan documents excludes de minimis transfers of personal property in the ordinary course of business.

D-2-18

28	First Stamford Place (Loan No. 6)

The indemnification obligations of the Mortgagor and guarantor under the environmental indemnity agreement will terminate three (3) years after the full and indefeasible payment by the Mortgagor of the Mortgage Loan or a transfer and assumption of the Mortgage Loan in accordance with the Mortgage Loan documents, provided that the Mortgagor furnishes to the lender an updated environmental report in form and substance, and from an environmental consultant reasonably acceptable to the lender and the Rating Agencies, which updated environmental report(s) do not disclose, as of the date of such delivery, any actual or threatened (A) non-compliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in connection with any property or operations thereon, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings directly connected with any matter addressed in the indemnity which processes or proceedings could, in the lender‘s reasonable opinion, trigger the indemnification obligations under the environmental indemnity or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental law.

The loss carve-out for waste is limited to material physical waste of the Mortgaged Property caused by the intentional acts or intentional omissions of the Mortgagor, guarantor or an affiliated property manager.

The carve-out for misapplication, misappropriation or conversion of rents after an event of default, insurance proceeds and condemnation awards is limited to misapplication or conversion of such funds.

The loss carve-out for failure to deliver security deposits is limited to any security deposits, advance deposits or any other deposits collected by or on behalf of the Mortgagor, the guarantor or any affiliated property manager with respect to the Mortgaged Property, except to the extent any such security deposits were applied in accordance with the terms and conditions of (a) the Mortgage Loan documents, (b) any of the leases prior to the occurrence of the event of default that gave rise to such foreclosure or action in lieu or (c) a court order (provided that, in each case, there is no liability to the extent that the failure to turn over

D-2-19

such deposits is prohibited by any applicable law or court order).

The Mortgagor‘s failure to obtain the lender‘s prior written consent (to the extent required by the Mortgage Loan agreement) to any transfer as required by the Mortgage Loan agreement (other than through foreclosure or a deed in lieu of foreclosure accepted by the lender or its nominee, designee or agent, or other party who acquires title upon a foreclosure, power of sale or other exercise of remedies) is a loss carve-out under the Mortgage Loan documents. The full recourse carve-out for transfers is limited to the Mortgagor‘s failure to (1) a direct transfer of the Mortgagor‘s fee interest in the Mortgaged Property (other than (x) through foreclosure or a deed in lieu of foreclosure accepted by the lender (or its nominee, designee or agent, or other party who acquires title upon a foreclosure, power of sale or other exercise remedies) and (y) as a result of a condemnation of the Mortgaged Property or any portion) or (2) any direct or indirect transfer of equity in the Mortgagor or mezzanine borrower (I) which causes the Mortgagor or mezzanine borrower to no longer be controlled by the guarantor or guarantor to no longer own at least 50.1% legal and beneficial interest in the Mortgagor or mezzanine borrower (directly or indirectly) (other than through foreclosure or a deed in lieu of foreclosure accepted by the lender (or its nominee, designee or agent, or other party who acquires title upon a foreclosure, power of sale or other exercise of remedies) an assignment in lieu of foreclosure, (II) without the delivery of an additional insolvency opinion in accordance with the terms and conditions of the Mortgage Loan agreement or (III) to the extent that such transfer resulted in the transferee (either itself or collectively with its affiliates) owning a 10% or greater equity interest (directly or indirectly) in the Mortgagor, without the lender‘s receipt of such diligence necessary so that the lender is in compliance with its then current “know your customer” requirements and satisfactory search results, in each case, in accordance with the terms and conditions in the Mortgage Loan agreement.

28	Fullerton Plaza (Loan No. 21)	The guarantor has provided a limited guaranty, pursuant to which the guarantor is only liable for (i) any loss arising from the borrower‘s failure to comply with the covenants in the Mortgage Loan agreement relating to that certain Comprehensive IEPA No Further Remediation Letter dated April 30, 1998 from the Illinois Environmental Property

D-2-20

Agency and the payment all costs and expenses in connection with such compliance, and (ii) the full amount of the Mortgage Loan in the event of (A) the Mortgagor or the special purpose entity managing member of the Mortgagor (“Principal”) filing a voluntary petition or the filing of an involuntary petition against the Mortgagor or Principal under the bankruptcy code or any other federal or state bankruptcy or insolvency law and the Mortgagor, Principal or the guarantor colludes with such petitioning party; (B) the Mortgagor or Principal filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other person under the bankruptcy code or any other federal or state bankruptcy or insolvency law; (C) the Mortgagor or Principal consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for the Mortgagor or Principal or any portion of the Mortgaged Property; or (D) the Mortgagor or Principal making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due, except with respect to any such statement or testimony by the Mortgagor to the extent such statement or testimony is required by a court or rule of court having jurisdiction of the matter, provided that the borrower has opposed any bankruptcy as to it.

The Mortgagor is the sole party to the environmental indemnity.

The obligations and liabilities of the Mortgagor under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim three (3) years following the date on which the Mortgage Loan has been paid in full, provided: (i) the Mortgage Loan is paid in full on or prior to the maturity date and the lender has not foreclosed or otherwise taken possession of any Mortgaged Property, (ii) there has been no material change, between the origination date and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, notwithstanding the fact that the Mortgage Loan is paid in full, and (iii) the lender has received, at the Mortgagor‘s expense, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of lender, that there exists no matter for which the

D-2-21

indemnified parties are entitled to indemnification pursuant to the environmental indemnity.
28	Staybridge Suites St. Petersburg (Loan No. 26)

The carve-out for material physical waste is limited to intentional material physical waste.

Following the repayment and satisfaction of the promissory note, mortgage and other Mortgage Loan documents, the Mortgagor and the guarantor are required to be released from their liabilities and obligations under the environmental indemnity agreement on the second anniversary of the date on which the lender receives a Phase I environmental report reasonably acceptable to the lender reflecting that the Mortgaged Property is free from hazardous substances that violate environmental laws.

28	Preston Trail Atrium (Loan No. 32)	The loss carve-out for material physical waste is limited to material physical waste caused by acts or omissions of the Mortgagor, the Mortgagor‘s special purpose entity managing member, the guarantor or any affiliates thereof.
29	Starwood Capital Group Hotel Portfolio (Loan No. 9)

The Mortgagors are permitted to release individual Mortgaged Properties from the lien of the related security instruments, upon satisfaction of the REMIC requirements, with a prepayment of a portion of the Whole Loan in accordance with the Whole Loan documents, which includes, without limitation, payment of the Release Price (as defined below) and the yield maintenance premium, if applicable.

“Release Price” means the following amount: (i) if less than $57,727,000 has been prepaid, then 105% of the allocated Whole Loan amount of each such individual Mortgaged Property(ies) being released, (ii) if less than $86,590,500 has been prepaid, then 110% of the allocated Whole Loan amount of each such individual Mortgaged Property(ies) being released, (iii) if less than $115,454,000 has been prepaid, then 115% of the allocated Whole Loan amount of each such individual Mortgaged Property(ies) being released and (iv) (A) after $115,454,000 has been prepaid or (B) notwithstanding anything to the contrary, if such individual Mortgaged Property(ies) being released are to be conveyed to an affiliate of the Mortgagors, their single purpose entity principal(s), any operating lessees or the guarantor, then the “Release Price” means in each case 120% of the

D-2-22

allocated Whole Loan amount of each such Mortgaged Property(ies) being released.

If the release of any Mortgaged Property causes the aggregate prepaid original Whole Loan amount to exceed any of the prepayment release dollar thresholds set forth above, then the “Release Price” for such Mortgaged Property is required to equal the sum of (x) the portion of the allocated Whole Loan amount for such Mortgaged Property which is less than the first-applicable prepayment release dollar threshold set forth above multiplied by the applicable percentage set forth in such clause and (y) the portion of the allocated Whole Loan amount for such Mortgaged Property which is greater than or equal to the first-applicable prepayment release dollar threshold applied in clause (x) multiplied by the applicable percentage above.

29	Gateway Net Lease Portfolio (Loan No. 8)	The Mortgagors are permitted to release individual Mortgaged Properties from the lien of the related security instruments, upon satisfaction of the REMIC requirements, with a prepayment of a portion of the Whole Loan in accordance with the Whole Loan documents, which includes, without limitation, payment of a release price of 110% of the allocated loan amount and the yield maintenance premium, if applicable.
30	Starwood Capital Group Hotel Portfolio (Loan No. 9)	The Mortgage Loan documents require unaudited annual financial statements prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP on a combined basis as well as an individual Mortgaged Property basis.
30	Treeview Industrial Portfolio (Loan No. 4)	The Mortgage Loan documents do not require audited annual financial statements.
31	Station Place III (Loan No. 3)	If Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended, or a similar or subsequent statute is not in effect, the Mortgagor is required to carry terrorism insurance throughout the term of the Mortgage Loan, but in such event the Mortgagor is not required to spend more than two (2) times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents (based on the cost to purchase a stand-alone, not blanket, policy), and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the

D-2-23

maximum amount of terrorism insurance available with funds equal to such amount.
31	Treeview Industrial Portfolio (Loan No. 4)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 is not in effect, then the borrower is not required to pay insurance premiums solely with respect to such terrorism coverage in excess of 200% the amount of the insurance premium that is payable at such time under a stand-alone all risk policy (including property and business interruption/rental loss insurance but excluding any terrorism, earthquake, flood or windstorm coverage).
31	521-523 East 72nd Street (Loan No. 7)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any replacement, reauthorization or extension law is no longer in effect, then the Mortgagor is required to carry terrorism insurance throughout the term of the Mortgage Loan as required by the Mortgage Loan documents, but the Mortgagor is not required to spend more than two (2) times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan agreement (without giving effect to the cost of terrorism, wind and earthquake components of such insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. If the premium exceeds the foregoing cap, the lender may, at its option, (i) purchase a stand-alone terrorism policy, with the Mortgagor paying such portion of the premium equal to the cap or (ii) modify the deductible amounts, policy limits and other required policy terms to reduce the premium payable to the amount of the cap.
31	245 Park Avenue (Loan No. 15)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 expires or is otherwise not in effect, the Mortgagor is not required to spend more than an amount equal to two (2) times the amount of the insurance premium payable by the Mortgagor at such time for casualty and business interruption insurance required under the Mortgage Loan agreement (without giving effect to the cost of the terrorism and earthquake components of such coverage) at the time that such terrorism coverage is excluded from the applicable policy (on a going forward basis after the statute expires or is otherwise no longer in effect for any reason and following expiration of the applicable terrorism insurance then in place).

D-2-24

31	First Stamford Place (Loan No. 6)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor is required to carry terrorism insurance throughout the term of the Mortgage Loan as required by the Mortgage Loan documents, but the Mortgagor is not required to spend more than two (2) times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan agreement (without giving effect to the cost of terrorism, wind and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
33	Mural Lofts (Loan No. 27)	The Mortgagor previously owned certain real property which was transferred to an unaffiliated third party prior to the origination date.
34	Station Place III (Loan No. 3)	The Mortgage Loan documents require the Mortgagor to pay for all reasonable out-of-pocket costs and expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys‘ fees), but the Mortgage Loan documents provide that such costs and expenses will be limited to an aggregate maximum amount of $50,000 plus the reasonable third party costs and expenses of accountants, attorneys and the Rating Agencies.
34	Treeview Industrial Portfolio (Loan No. 4)	The Mortgage Loan documents require the Mortgagor to pay for all reasonable out-of-pocket costs and expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys‘ fees, but accountants‘ fees are not expressly enumerated in the provision), but the Mortgage Loan documents provide that any servicing fees will be limited to a maximum amount of $25,000.

D-2-25

36	Starwood Capital Group Hotel Portfolio (Loan No. 9)

The Hilton Garden Inn Edison Raritan Center Mortgaged Property is subject to a ground lease.

The ground lease requires the consent of the ground lessor to assignments or subleases, except that the Mortgagor may transfer the Mortgaged Property to a leasehold mortgagee, among other specified parties, and a leasehold mortgagee is entitled to foreclosure or accept an assignment-in-lieu of foreclosure and may subsequently assign the ground lease or sublease the Mortgaged Property without the consent of the ground lessor.

The leasehold mortgagee is entitled to a new lease only in the event of a rejection of the ground lease in bankruptcy. As to any other termination of the ground lease, the lender is not entitled to a new lease. However, the lender is entitled to notice and cure rights, and the ground lessor has agreed that it will not terminate the ground lease without first having given the lender notice and opportunity to cure any defaults in accordance with the ground lease and estoppel.

36	Gateway Net Lease Portfolio (Loan No. 8)

The ground lease for the GoDaddy Mortgaged Property allows for amendments to the ground lease without the lender‘s consent. The lender required that the Mortgagor include a special member in its organizational structure, and the special member‘s consent is required for any amendments, modifications, terminations or surrender of the related ground lease.

The ground lease for the Sikorsky Mortgaged Property provides for a new lease in the event of a termination of the ground lease or rejection of the ground lease in a bankruptcy proceeding to the extent the rights of the leasehold mortgagee may be preserved only through the issuance of a new lease.

The ground lease for the Hitachi Mortgaged Property, upon any termination of the ground lease by the ground lessee or rejection of the ground lease in a bankruptcy proceeding, either the leasehold mortgagee or the Mortgagor is entitled to a new ground lease on substantially the same terms for the remaining term of the ground lease.

The term of the ground lease for the Hitachi Mortgaged Property extends 16 years beyond the maturity date of the Mortgage Loan.

Under the ground leases for the Hitachi and Sikorsky Mortgaged Properties, only assignments

D-2-26

to an acquiring or merging company are permitted without consent. The Mortgagors have the right to mortgage their respective leasehold estates and foreclosures or deeds-in-lieu are permitted without the related ground lessor‘s consent, provided that the related leasehold mortgagee delivers a written assumption of all of the related Mortgagor‘s obligations and liabilities under the related ground lease.

The ground lease for the FedEx Mortgaged Property provides that the leasehold mortgagee is entitled to a new lease in the event of a termination of the ground lease, but the ground lease does not expressly address rejection of the lease in a bankruptcy proceeding.

The ground lease for the GoDaddy Mortgaged Property provides that the leasehold mortgagee is entitled to a new lease only in the event the leasehold mortgagee acquires title to the leasehold estate of Mortgagor. In addition, the ground lease is silent with respect to a leasehold mortgagee holding and disbursing insurance proceeds. The Mortgage Loan documents require that the Mortgagor deposit and apply any insurance proceeds in accordance with the Mortgage Loan documents.

38	Gateway Net Lease Portfolio (Loan No. 8)	The operating histories delivered at origination of the Mortgage Loan were not certified by the Mortgagors or guarantor.
38	245 Park Avenue (Loan No. 15) and Torre Plaza (Loan No. 22)	The operating histories and rent roll delivered at origination of the Mortgage Loan were not certified by the Mortgagor or guarantor. The Mortgagor did represent and warrant that the operating histories and rent roll delivered at origination were true and correct in all material respects as of the origination date in the Mortgage Loan agreement.
43	Station Place III (Loan No. 3)	The Mortgagor was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Ironshore Specialty Insurance Company, with individual and aggregate claim limits of $10 million and a $100,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of June 1, 2019. The Mortgage Loan documents require the Mortgagor, at all times during the term of the Mortgage Loan, to either (i) maintain a stand-alone environmental insurance policy with aggregate and individual limits of not less than

D-2-27

$2,000,000 and a deductible or self-insured retention of $50,000, with the same coverages and endorsements as the policy delivered at origination or (ii) deliver an environmental indemnity from a guarantor acceptable to the lender, except that the Mortgagor is permitted to renew or replace the existing policy with the environmental coverage prior to its expiration.
43	Starwood Capital Group Hotel Portfolio (Loan No. 9)	The Mortgagors were required to obtain an environmental insurance policy against claims for pollution and remediation legal liability in lieu of requiring any remediation work post-origination for the Hampton Inn Morehead and Hampton Inn Carlisle Mortgaged Properties. The policy was issued by Great American E&S Insurance Company, with individual and aggregate claim limits of $1 million and a $25,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of May 22, 2030, which is approximately three years beyond the maturity of the Mortgage Loan.
43	Gateway Net Lease Portfolio (Loan No. 8)	The Mortgagors were required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Great American E&S Insurance Company, with individual claim limits of $5 million, an aggregate claim limit of $35 million and a $50,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of May 19, 2027.
43	Treeview Industrial Portfolio (Loan No. 4)

The ESA obtained at origination for the Sabre Street Mortgaged Property identified off-site sources as potential groundwater and vapor encroachment concerns which could potentially impact the Mortgaged Property, which include a former army airfield. The ESA indicates that plans for additional investigation and remedial action through anticipated closure certification are slated for 2018 – 2022. In addition, the ESA noted that an adjacent property that was formerly operated as a truck facility is listed on a state database for a historic release of solvents that has not yet been fully assessed.

According to the ESA, responsible parties have been identified and would be responsible for any remedial action. Based on the configuration of the Mortgaged Property, the ESA concluded that vapor intrusion would not be an issue with the warehouse portion of Mortgaged Property due to the ventilation with the loading dock doors, but that the office area could pose a concern. If vapor intrusion is determined to be a concern for the office area,

D-2-28

the ESA recommended that the concern be addressed through the installation of a sub slab depressurization system for an estimated cost of approximately $30,000. The Mortgagor was not required at origination to reserve any funds for the installation of a sub slab depressurization system.

43	Fullerton Plaza (Loan No. 21)

The ESA obtained at origination for the Mortgaged Property indicates that the majority of the land area at the Mortgaged Property was occupied by industrial tenants at various points from early 1900s through the mid-1990s, with former tenants including gas stations, cement and asphalt-paving companies, and various manufacturing businesses. Prior to the development of the current commercial retail use, the Mortgaged Property was enrolled in Illinois Environmental Protection Agency Site Remediation Program. A regulatory database indicates that the Mortgaged Property has achieved regulatory closure through a No Further Remediation letter from the state agency, which limits the use of the Mortgaged Property to commercial or industrial uses and requires (i) the use of a safety plan consistent with Occupational Safety Health Administration (“OSHA”) standards to address possible worker exposure and (ii) that a six inch asphalt barrier cover any contaminated areas. The ESA characterized the former industrial uses of the Mortgaged Property as a controlled recognized environmental condition and recommended continual implementation of the required institutional and engineering controls set forth in the No Further Remediation letter.

At origination, the Mortgagor was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Great American E&S Insurance Company, with individual claim limits and an aggregate claim limit of $2.1 million and a $25,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of September 6, 2025.

D-2-29

46	Station Place III (Loan No. 3), Starwood Capital Group Hotel Portfolio (Loan No. 9), Treeview Industrial Portfolio (Loan No. 4), 521-523 East 72nd Street (Loan No. 7), Gateway Net Lease Portfolio (Loan No. 8), 245 Park Avenue (Loan No. 15), First Stamford Place (Loan No. 6), Torre Plaza (Loan No. 22) and Mural Lofts (Loan No. 27)	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

D-2-30

ANNEX E-1

GERMAN AMERICAN CAPITAL CORPORATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GACC will in its MLPA make, with respect to each GACC mortgage loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex E-2 to this prospectus. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)          Whole Loan; Ownership of Mortgage Loans. Except with respect to a GACC Mortgage Loan that is part of a Whole Loan, each GACC Mortgage Loan is a whole loan and not a participation interest in a GACC Mortgage Loan. Each GACC Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GACC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GACC Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each GACC Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such GACC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GACC Mortgage Loan.

(2)          Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related borrower, guarantor or other obligor in connection with such GACC Mortgage Loan is the legal, valid and binding obligation of the related borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set

E-1-1

forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the GACC Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)          Mortgage Provisions. The Loan Documents for each GACC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)          Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the GACC Mortgage Loan. With respect to each GACC Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such GACC Mortgage Loan consented to by the Mortgage Loan Seller on or after September 26, 2017.

(5)          Hospitality Provisions. The Loan Documents for each GACC Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee shall provide, or if neither (A) nor (B) is applicable, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each GACC Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)         Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such GACC Mortgage Loan or allocated loan amount (subject only to

E-1-2

Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the MLPA to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)          Permitted Liens; Title Insurance. Each Mortgaged Property securing a GACC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such GACC Mortgage Loan (or with respect to a GACC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related GACC Mortgage Loan (or related Whole Loan) is cross-collateralized and cross-defaulted with another GACC Mortgage Loan (or related Whole Loan ) (each, a “Crossed Mortgage Loan”), the lien of the Mortgage for such other GACC Mortgage Loan (or related Whole Loan) that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GACC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)          Junior Liens. It being understood that B notes secured by the same Mortgage as a GACC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering

E-1-3

the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Schedule E-1 to Annex E-2, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)          Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a GACC Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the GACC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)        UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GACC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)        Condition of Property. The Mortgage Loan Seller or the originator of the GACC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GACC Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GACC Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GACC Mortgage Loan.

(12)        Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in

E-1-4

respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)        Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)        Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related GACC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)         Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each GACC Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)         No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the GACC Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GACC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)        Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A-:VIII” from A.M. Best Company, (ii) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (iii) at least “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the GACC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary

E-1-5

deductible) covers a period of not less than 12 months (or with respect to each GACC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related GACC Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GACC Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the GACC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a GACC Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related GACC Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising

E-1-6

because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)        Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GACC Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)         No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GACC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GACC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)        No Contingent Interest or Equity Participation. No GACC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)         REMIC. The GACC Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GACC Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the GACC Mortgage Loan and (B) either: (a) such GACC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GACC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GACC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GACC Mortgage Loan; or (b) substantially all of the proceeds of such GACC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GACC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the GACC Mortgage Loan was “significantly modified” prior to the Closing

E-1-7

Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GACC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GACC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GACC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)        Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GACC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)        Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GACC Mortgage Loan by the Trust.

(24)        Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)         Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a GACC Mortgage Loan as of the date of origination of such GACC Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the GACC Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)        Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GACC Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

E-1-8

(27)       Recourse Obligations. The Loan Documents for each GACC Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents, insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the GACC Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)        Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GACC Mortgage Loan, (b) upon payment in full of such GACC Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GACC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GACC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GACC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the GACC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any GACC Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the GACC Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the GACC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable).

No GACC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

E-1-9

(29)        Financial Reporting and Rent Rolls. Each GACC Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)        Acts of Terrorism Exclusion. With respect to each GACC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GACC Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GACC Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GACC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each GACC Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)        Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GACC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GACC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this prospectus or the exceptions thereto set forth in Annex E-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related GACC Mortgage Loan as set forth on Schedule E-1 to Annex E-2, or future permitted mezzanine debt in each case as set forth on Schedule E-2 to Annex E-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed

E-1-10

Mortgage Loan as set forth on Schedule E-3 to Annex E-2 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)        Single-Purpose Entity. Each GACC Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the GACC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GACC Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GACC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)         Defeasance. With respect to any GACC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GACC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GACC Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), or, if the GACC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the GACC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the GACC Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the GACC Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)       Fixed Interest Rates. Each GACC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GACC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

E-1-11

(35)        Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GACC Mortgage Loan where the GACC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the GACC Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related GACC Mortgage Loan, or 10 years past the stated maturity if such GACC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GACC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)

The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of

E-1-12

such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)         Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GACC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)         Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GACC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GACC Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GACC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

E-1-13

(38)        No Material Default; Payment Record. No GACC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no GACC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GACC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the GACC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such GACC Mortgage Loan may declare any event of default under the GACC Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)         Bankruptcy. As of the date of origination of the related GACC Mortgage Loan and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)         Organization of Borrower. With respect to each GACC Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such GACC Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GACC Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)         Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GACC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such GACC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by

E-1-14

Moody’s Investor Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)        Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GACC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the GACC Mortgage Loan.

(43)         Mortgage Loan Schedule. The information pertaining to each GACC Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)         Cross-Collateralization. No GACC Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any GACC Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)         Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the GACC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a GACC Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)         Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GACC Mortgage Loan, the failure to comply with which would have a material adverse effect on the GACC Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in GACC’s MLPA, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GACC Mortgage Loans regarding the matters expressly set forth in GACC’s MLPA.

E-1-15

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

FOR GERMAN AMERICAN CAPITAL CORPORATION

German American Capital Corporation

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
5	Best Western Plus Truckee (Loan No. 24)	The comfort letter provided in connection with the Mortgage Loan is only executed by Best Western International, Inc. (“Best Western”), however the Trust will become the beneficiary of the comfort letter upon delivery of a notice of a change in the lender or the address of the lender to Best Western.

7	Moffett Place Building 4 (Loan No. 1)	The sole tenant, Google Inc. (“Google”) has a right of first offer, so long as Borrower or its affiliate owns the Mortgaged Property, to purchase all or any portion of the Moffett Place complex of six office buildings, three parking garages and common areas, which Borrower determines it is willing to sell, if (i) the Borrower is not then pursuing its remedies due to a material default by Google, (ii) in the case of a sale of all of the six buildings, Google is directly leasing from Borrower at least four of the six buildings (presuming that all six of the buildings have been built) and (iii) in the case of a sale of less than all six of the buildings, Google is the sole direct tenant of any such buildings to be sold. Google entered into a subordination, non-disturbance and attornment agreement with lender under which it agreed that in the case of a foreclosure or transfer in lieu of foreclosure, Google’s right of first offer will not apply and will be extinguished.

7	AHIP Northeast Portfolio I––Courtyard by Marriott – Wall at Monmouth Shores (Loan No. 5.03); AHIP Northeast Portfolio I––SpringHill Suites – Arundel Mills BWI Airport (Loan No. 5.04)	With respect to each Mortgaged Property that is subject to a franchise agreement with Marriott International, Inc. or its affiliates, the franchisor has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer to a “competitor” (as defined in the related franchise agreement) of the franchisor of (i) the Mortgaged Property or (ii) an ownership interest in the Borrower or a controlling direct or indirect interest in the Borrower. The right of first refusal applies to a transfer to a competitor in connection with a foreclosure, judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a competitor or an affiliate of a competitor.

E-2-1

7	IRG Portfolio––HBP Euclid (Loan No. 11.01)	The largest tenant, Eaton Corporation, has an option to offer to purchase its leased portion of the Mortgaged Property at any time, provided, however, if the tenant and the Borrower cannot agree on the terms of the purchase within 30 days, the option will become null and void. The tenant entered into a subordination, non-disturbance and attornment agreement with lender under which the tenant subordinated its option to purchase to the rights of the lender under the Mortgage and the lien thereof.
7	IRG Portfolio––LMA Massillon & Building E (Loan No. 11.02)	In the event the Borrower intends to sell or transfer all or any portion of the Mortgaged Property to an unaffiliated third party, the largest tenant, Meggitt Aircraft Braking Systems, has a right of first refusal to purchase that portion of the Mortgaged Property. The tenant entered into a subordination, non-disturbance and attornment agreement with lender under which the tenant agreed that its right of first offer would not be exerciseable in connection with a foreclosure or deed-in-lieu of foreclosure or any subsequent sale of the Mortgaged Property by the lender or its designee.
7	Sheraton DFW (Loan No. 14)	Pursuant to the franchise agreement with Marriott International Inc. (“Marriott”), Marriott has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer to a “competitor” (as defined in the related franchise agreement) of the franchisor of (i) the Mortgaged Property or (ii) an ownership interest in the Borrower or a controlling direct or indirect interest in the Borrower. The right of first refusal applies to a transfer to a competitor in connection with a foreclosure, judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a competitor or an affiliate of a competitor.
7	Lightstone Portfolio––aloft Rogers Bentonville (Loan No. 19.02); Lightstone Portfolio––Residence Inn Baton Rouge Siegen Lane (Loan No. 19.03); Lightstone Portfolio––Courtyard Baton Rouge Siegen Lane (Loan No. 19.04); Lightstone Portfolio––TownePlace Suites New Orleans Metairie (Loan No. 19.05); Lightstone Portfolio––Fairfield Inn & Suites Jonesboro (Loan No. 19.06); Lightstone Portfolio––TownePlace Suites Fayetteville North Springdale (Loan No. 19.07)	With respect to each Mortgaged Property that is subject to a franchise agreement with Marriott International, Inc. or its affiliates (including the Sheraton LLC), the franchisor has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer to a “competitor” (as defined in the related franchise agreement) of the franchisor of (i) the Mortgaged Property or (ii) an ownership interest in the Borrower or a controlling direct or indirect interest in the Borrower. The right of first refusal applies to a transfer to a competitor in connection with a foreclosure, judicial or legal process, but does not apply to the exercise of the rights of a bona fide lender who is not a competitor or an affiliate of a competitor.

E-2-2

7	Covance Business Center (Loan No. 23)	In the event the Borrower desires to sell all or any portion of the Mortgaged Property, the sole tenant, Covance Inc., has a right of first offer to purchase all or such portion of the Mortgaged Property. The tenant entered into a subordination, non-disturbance and attornment agreement with lender under which the tenant agreed that its right of first offer would not be exerciseable in connection with a foreclosure or deed-in-lieu of foreclosure or any subsequent sale of the Mortgaged Property by the lender or its designee.
7	EIP Logistics Portfolio––Mercury Paper, Inc. (Loan No. 28.01)	The sole tenant, Mercury Paper, Inc., has a right of first offer to purchase the Mortgaged Property in the event the Borrower elects to sell the Mortgaged Property to an unaffiliated third party. The right of first offer has been subordinated to the Loan Documents and does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.

17	Moffett Place Building 4 (Loan No. 1)	The Borrower is permitted to maintain a portion of the earthquake coverage with Insurance Company of the West (“ICW”) in its current participation amount and position within the syndicate, provided that the Best’s Insurance Report rating of ICW (A-/XI) is not withdrawn or downgraded below its rating as of the loan closing date.
17	U-Haul SAC Portfolios 14, 15, 17 (Loan No. 2)	The Mortgage Loan documents provide for no deductible in excess of $250,000 for all such insurance coverage, provided, however, with respect to windstorm coverage, the deductible may not exceed 5% of the total insured value, subject to a $250,000 minimum, and, with respect to earthquake coverage, the deductible may not exceed 5% of the total insured value, subject to a $500,000 minimum. In addition, the Borrower has a self-insured retention on commercial general liability of $5,000,000, which is permitted so long as the guarantor maintains net equity of at least $250,000,000 as reflected in its most recent audited financial statements. The amount of this deductible may be considered higher than customary.

17	General Motors Building (Loan No. 10)	The Mortgage Loan documents permit a property insurance deductible up to $100,000. The in-place coverage provides for a $25,000 deductible. The amount of this deductible may be considered higher than customary.

E-2-3

17	Walgreens Witkoff Portfolio (Loan No. 16)

The Mortgage Loan provides that, with respect to each Mortgaged Property, the sole tenant, or, with respect to the Windham Mortgaged Property, the largest tenant, Walgreens, is permitted to provide any insurance required to be maintained by the Borrower under the Mortgage Loan with respect to the Mortgaged Property, or in the case of the Windham Mortgaged Property, with respect to its leased premises, provided that such tenant complies with the insurance requirements set forth in the lease, and Walgreens is permitted to self-insure, provided, among other things, such tenant maintains a “BBB-” rating by S&P (and an equivalent rating from each of the other national statistical rating agencies which rate such entity).

The lender is required to disburse any net insurance proceeds or net condemnation award received by the lender to the tenant Walgreens, provided certain requirements set forth in the Mortgage Loan documents are satisfied, to be applied to the restoration of the Mortgaged Property pursuant to the Walgreens lease.

17	Haggen Food & Pharmacy (Loan No. 29)	The Mortgage Loan provides that the sole tenant, Haggen Food & Pharmacy, is permitted to provide property insurance liability covering claims related to construction, repair or alterations, and boiler and machinery/equipment insurance required to be maintained by the Borrower under the Mortgage Loan, subject to a deductible of no greater than $100,000, which amount may be considered higher than customary.
17	CVS New Orleans (Loan No. 33)

The Mortgage Loan provides that the sole tenant, CVS, is permitted to provide any insurance required to be maintained by the Borrower under the Mortgage Loan provided that such tenant complies with the insurance requirements set forth in the lease, and that the sole tenant is permitted to self-insure provided, among other things, the tenant satisfies the net worth requirements under its lease (which is $100 million).

To the extent permitted under its lease, the sole tenant, CVS, is permitted to hold any insurance proceeds for restoration of the Mortgaged Property.

E-2-4

25	U-Haul SAC Portfolios 14, 15, 17 (Loan No. 2)	Certain Mortgaged Properties are legal non-conforming with respect to use due to changes in zoning regulations subsequent to the development of the Mortgaged Property. The applicable zoning regulations provide that in the event of a casualty at the Mortgaged Property, the related individual Mortgaged Properties may not be restored or repaired to the use immediately prior to the casualty or destruction, if (a) in the case of the U-Haul of Medford Mortgaged Property, such restoration is not commenced within 24 months of the date of damage, (b) in the case of the U-Haul Ctr Albany Mortgaged Property, the cost of such damage exceeds 50% of the cost of replacement of the structure, (c) in the case of the U-Haul Center of Rockville Mortgaged Property, either the legal non-conforming use is discontinued for six months, or more than 50% of the structure is destroyed, (d) in the case of the manager’s apartment in the U-Haul Center of Round Rock Mortgaged Property, more than 50% of the fair market value of the structure is destroyed, (e) in the case of the U-Haul Storage Hulen Mortgaged Property, either the legal non-conforming use is discontinued for one month, or more than 75% of the reasonable value of the structure is destroyed, and (f) in the case of the U-Haul Ctr Downtown Mortgaged Property, the cost of such restoration exceeds 50% of the current assessed value of the structure and the structure may be rebuilt in a legally conforming manner.

25	Bay Bridge Industrial Center (Loan No. 34)	The use of the Mortgage Property is legal non-conforming due to changes in zoning regulations that now require a conditional use permit. In the event the Mortgaged Property is subject to a casualty that damages more than 75% of the Mortgaged Property, the Mortgaged Property may not be restored or repaired unless a conditional use permit is first obtained.

25	EIP Logistics Portfolio––Precision Park (Loan No. 28.02)	Certain fire code violations are open at the EIP Logistics Portfolio––Precision Park Mortgaged Property. The Loan Documents require the borrower to cure such violations within one year of the origination date.

27	Moffett Place Building 4 (Loan No. 1)	The Loan Documents do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
27	General Motors Building (Loan No. 10)	The Loan Documents do not require a recourse carve-out guarantor. Only the SPE Borrower is liable for customary carve-outs.

E-2-5

27	18301 Von Karman (Loan No. 20)	The Loan Documents do not require a recourse carve-out guarantor. Only the SPE Borrower is liable for customary carve-outs.

27	18401 Von Karman (Loan No. 25)	The Loan Documents do not require a recourse carve-out guarantor. Only the SPE Borrower is liable for customary carve-outs.

27	PPHC Manufacturing Facility (Loan No. 41)	The obligations of the guarantors under the non-recourse carveout guaranty and environmental indemnity agreement are several and not joint, in accordance with percentage interests specified in the guaranty and environmental indemnity agreement. In addition, the environmental indemnity provides that the aggregate liability of the guarantors and borrower under the environmental indemnity and non-recourse carveout guaranty is capped at an amount equal to the unpaid indebtedness under the Mortgage Loan and lender’s costs and expenses. In addition, for so long as that certain Environmental Site Liability Insurance issued by Allied World Assurance Company (US) Inc., bound 08/30/2016 through 08/30/2021, Policy Number: 03103128 (the “Policy”), remains in full force and effect or is replaced with a renewal policy naming lender as an additional insured, reasonably acceptable to the lender, and from an insurer with a rating at least equal to the rating of the Policy insurer, then if the lender makes a claim under the environmental indemnity, the indemnitors have the right within ten business days after receipt of such claim, to send a notice (“Environmental Tender Notice”) requiring the lender to seek coverage for such claim under the Policy, and in such event, the lender is required to exercise commercially reasonable efforts to pursue a claim under the Policy prior to pursuing any non-borrower indemnitor with respect to the environmental claim until the earlier of (a) 180 days has elapsed after the delivery of the Environmental Tender Notice without payment by the insurer of the full amount claimed or full acceptance by the insurance company of defense of the claim in a manner reasonably acceptable to the lender, and (b) the receipt by the indemnitor or lender of written notice from the insurer declining or denying such claim, notifying of conditions to payment which are not reasonably acceptable to the lender or notifying of its intent to pay such claim in an amount less than the full amount, except that in the latter event (and after receipt of such lesser sum), the lender may pursue the indemnitors solely for the difference.

E-2-6

30	General Motors Building (Loan No. 10)	The Borrower is not required to pay insurance premiums on terrorism insurance in excess of an amount equal to two times the amount of the then-current annual premium for the required comprehensive all risk insurance (excluding any terrorism, earthquake or flood component thereof) and business income/rent loss insurance (“Terrorism Premium Cap”) and, if the cost of terrorism insurance exceeds the Terrorism Premium Cap, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Premium Cap); provided, however, any insurance premiums paid with respect to policies in effect prior to the date TRIPRA expires or is otherwise no longer in effect for any reason may not be included for purposes of determining whether the premiums paid by the Borrower for terrorism insurance for any applicable period meet or exceed the Terrorism Premium Cap. The Loan Documents provide that the Borrower may maintain terrorism insurance, subject to certain conditions set forth in the Loan Documents, with NYXP, LLC, a captive insurance company.

30	EIP Logistics Portfolio (Loan No. 28)	The Borrower is required to carry terrorism insurance so long as the lender determines that either (i) prudent owners of real estate comparable to the Mortgaged Properties are maintaining same or (ii) prudent institutional lenders (including, without limitation, investment banks) to such owners are requiring that such owners maintain such insurance.

30	CVS New Orleans (Loan No. 33)	The Borrower is required to carry terrorism insurance so long as the lender determines that either (i) prudent owners of real estate comparable to the Mortgaged Properties are maintaining same or (ii) prudent institutional lenders (including, without limitation, investment banks) to such owners are requiring that such owners maintain such insurance.

30	11th & Kissling (Loan No. 40)	The Borrower is required to carry terrorism insurance so long as the lender determines that either (i) prudent owners of real estate comparable to the Mortgaged Properties are maintaining same or (ii) prudent institutional lenders (including, without limitation, investment banks) to such owners are requiring that such owners maintain such insurance.

E-2-7

31	General Motors Building (Loan No. 10)	The Mortgage Loan documents permit, without the lender’s consent, (i) transfers of direct or indirect interests in the Borrower, provided that after giving effect to any such transfer, (A) Boston Properties Limited Partnership (“BPLP”), one of the Mortgage Loan sponsors, will, directly or indirectly, own at least 20% of the interests in the Borrower; and (B) BPLP, directly or indirectly, retains the day-to-day management and operational control rights over the Borrower (subject to customary major decision consent rights of certain indirect owners of the Borrower); and (ii) a merger, consolidation, sale of all or substantially all assets, or similar transactions as to BPLP and/or its general partner Boston Properties, Inc.(“BPI”) resulting in BPLP and/or BPI, as applicable, not being the surviving entity.

32	U-Haul SAC Portfolios 14, 15, 17 (Loan No. 2)	The Borrower may acquire properties adjacent to the existing Mortgaged Properties for expansion purposes. Any such after-acquired adjacent property will be encumbered by the lien of the Mortgage on the related Mortgaged Property. In addition, the Borrower is permitted to enter into an operating lease, as a tenant, with respect to one or more storage facilities acquired by an affiliate of the Borrower, which will be operated jointly with one of the existing Mortgaged Properties.

39	11th & Kissling (Loan No. 40)	The related guarantor was subject to a personal bankruptcy proceeding as of the date of origination of the Mortgage Loan. Final payments to creditors under the bankruptcy plan were delivered prior to origination of the Mortgage Loan, and the guarantor has been discharged from the related bankruptcy proceeding pursuant to a court order.

E-2-8

SCHEDULE E-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
1	Moffett Place Building 4

14	Sheraton DFW

E-2-9

SCHEDULE E-2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
41	PPHC Manufacturing Facility

E-2-10

SCHEDULE E-3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None

E-2-11

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX F

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance($)	Distribution Date	Balance($)
11/15/2017	47,404,000.00	9/15/2022	47,404,000.00
12/15/2017	47,404,000.00	10/15/2022	47,403,651.60
1/15/2018	47,404,000.00	11/15/2022	46,656,906.73
2/15/2018	47,404,000.00	12/15/2022	45,850,842.87
3/15/2018	47,404,000.00	1/15/2023	45,098,282.13
4/15/2018	47,404,000.00	2/15/2023	44,342,904.96
5/15/2018	47,404,000.00	3/15/2023	43,415,965.56
6/15/2018	47,404,000.00	4/15/2023	42,654,277.34
7/15/2018	47,404,000.00	5/15/2023	41,833,697.43
8/15/2018	47,404,000.00	6/15/2023	41,066,081.81
9/15/2018	47,404,000.00	7/15/2023	40,239,744.03
10/15/2018	47,404,000.00	8/15/2023	39,466,156.83
11/15/2018	47,404,000.00	9/15/2023	38,689,673.62
12/15/2018	47,404,000.00	10/15/2023	37,817,605.09
1/15/2019	47,404,000.00	11/15/2023	37,002,163.18
2/15/2019	47,404,000.00	12/15/2023	36,123,935.42
3/15/2019	47,404,000.00	1/15/2024	35,302,105.48
4/15/2019	47,404,000.00	2/15/2024	34,477,178.50
5/15/2019	47,404,000.00	3/15/2024	33,530,330.67
6/15/2019	47,404,000.00	4/15/2024	32,698,714.66
7/15/2019	47,404,000.00	5/15/2024	31,804,774.87
8/15/2019	47,404,000.00	6/15/2024	30,966,649.27
9/15/2019	47,404,000.00	7/15/2024	30,066,670.48
10/15/2019	47,404,000.00	8/15/2024	29,241,294.98
11/15/2019	47,404,000.00	9/15/2024	28,412,807.47
12/15/2019	47,404,000.00	10/15/2024	27,523,983.92
1/15/2020	47,404,000.00	11/15/2024	26,689,015.28
2/15/2020	47,404,000.00	12/15/2024	25,793,895.72
3/15/2020	47,404,000.00	1/15/2025	24,952,397.18
4/15/2020	47,404,000.00	2/15/2025	24,107,725.14
5/15/2020	47,404,000.00	3/15/2025	23,089,803.18
6/15/2020	47,404,000.00	4/15/2025	22,238,089.26
7/15/2020	47,404,000.00	5/15/2025	21,326,702.75
8/15/2020	47,404,000.00	6/15/2025	20,468,332.94
9/15/2020	47,404,000.00	7/15/2025	19,550,480.67
10/15/2020	47,404,000.00	8/15/2025	18,685,404.89
11/15/2020	47,404,000.00	9/15/2025	17,817,065.63
12/15/2020	47,404,000.00	10/15/2025	16,889,528.71
1/15/2021	47,404,000.00	11/15/2025	16,014,408.51
2/15/2021	47,404,000.00	12/15/2025	15,080,284.34
3/15/2021	47,404,000.00	1/15/2026	14,198,332.19
4/15/2021	47,404,000.00	2/15/2026	13,313,052.16
5/15/2021	47,404,000.00	3/15/2026	12,258,312.03
6/15/2021	47,404,000.00	4/15/2026	11,365,694.60
7/15/2021	47,404,000.00	5/15/2026	10,414,572.98
8/15/2021	47,404,000.00	6/15/2026	9,514,991.88
9/15/2021	47,404,000.00	7/15/2026	8,557,105.49
10/15/2021	47,404,000.00	8/15/2026	7,650,508.29
11/15/2021	47,404,000.00	9/15/2026	6,740,489.12
12/15/2021	47,404,000.00	10/15/2026	5,772,462.82
1/15/2022	47,404,000.00	11/15/2026	4,855,349.02
2/15/2022	47,404,000.00	12/15/2026	3,880,430.74
3/15/2022	47,404,000.00	1/15/2027	2,956,168.92
4/15/2022	47,404,000.00	2/15/2027	2,028,417.66
5/15/2022	47,404,000.00	3/15/2027	935,169.97
6/15/2022	47,404,000.00	4/15/2027 and thereafter	0.00
7/15/2022	47,404,000.00
8/15/2022	47,404,000.00

F-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX G

ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR THE MOFFETT PLACE BUILDING 4 WHOLE LOAN

Monthly Payment Date	Whole Loan Principal Payment ($)	Whole Loan Interest Payment ($)
11/6/2017	0.00	397,693.40
12/6/2017	0.00	384,864.58
1/6/2018	0.00	397,693.40
2/6/2018	0.00	397,693.40
3/6/2018	0.00	359,206.94
4/6/2018	0.00	397,693.40
5/6/2018	0.00	384,864.58
6/6/2018	0.00	397,693.40
7/6/2018	0.00	384,864.58
8/6/2018	0.00	397,693.40
9/6/2018	0.00	397,693.40
10/6/2018	0.00	384,864.58
11/6/2018	0.00	397,693.40
12/6/2018	0.00	384,864.58
1/6/2019	0.00	397,693.40
2/6/2019	0.00	397,693.40
3/6/2019	0.00	359,206.94
4/6/2019	0.00	397,693.40
5/6/2019	0.00	384,864.58
6/6/2019	0.00	397,693.40
7/6/2019	0.00	384,864.58
8/6/2019	0.00	397,693.40
9/6/2019	0.00	397,693.40
10/6/2019	0.00	384,864.58
11/6/2019	0.00	397,693.40
12/6/2019	0.00	384,864.58
1/6/2020	0.00	397,693.40
2/6/2020	0.00	397,693.40
3/6/2020	0.00	372,035.76
4/6/2020	0.00	397,693.40
5/6/2020	0.00	384,864.58
6/6/2020	0.00	397,693.40
7/6/2020	0.00	384,864.58
8/6/2020	0.00	397,693.40
9/6/2020	0.00	397,693.40
10/6/2020	0.00	384,864.58
11/6/2020	0.00	397,693.40
12/6/2020	0.00	384,864.58
1/6/2021	0.00	397,693.40
2/6/2021	0.00	397,693.40
3/6/2021	0.00	359,206.94
4/6/2021	0.00	397,693.40
5/6/2021	0.00	384,864.58
6/6/2021	0.00	397,693.40
7/6/2021	0.00	384,864.58
8/6/2021	0.00	397,693.40
9/6/2021	0.00	397,693.40
10/6/2021	0.00	384,864.58
11/6/2021	0.00	397,693.40
12/6/2021	0.00	384,864.58
1/6/2022	0.00	397,693.40
2/6/2022	0.00	397,693.40
3/6/2022	0.00	359,206.94
4/6/2022	0.00	397,693.40
5/6/2022	0.00	384,864.58
6/6/2022	0.00	397,693.40
7/6/2022	0.00	384,864.58
8/6/2022	0.00	397,693.40
9/6/2022	165,853.46	397,693.40
10/6/2022	180,825.31	384,361.98
Monthly Payment Date	Whole Loan Principal Payment ($)	Whole Loan Interest Payment ($)
11/6/2022	167,072.65	396,607.80
12/6/2022	182,009.32	383,307.70
1/6/2023	168,300.29	395,514.67
2/6/2023	168,892.16	394,987.64
3/6/2023	212,356.76	356,285.34
4/6/2023	170,232.92	393,793.78
5/6/2023	185,078.40	380,574.88
6/6/2023	171,482.47	392,681.15
7/6/2023	186,291.89	379,494.35
8/6/2023	172,740.68	391,560.80
9/6/2023	173,348.17	391,019.87
10/6/2023	188,103.76	377,881.00
11/6/2023	174,619.31	389,888.00
12/6/2023	189,338.22	376,781.80
1/6/2024	175,899.26	388,748.29
2/6/2024	176,517.86	388,197.47
3/6/2024	205,225.35	362,635.38
4/6/2024	177,860.36	387,002.06
5/6/2024	192,485.75	373,979.13
6/6/2024	179,162.78	385,842.35
7/6/2024	193,750.59	372,852.88
8/6/2024	180,474.23	384,674.59
9/6/2024	181,108.92	384,109.44
10/6/2024	195,640.57	371,169.98
11/6/2024	182,433.85	382,929.67
12/6/2024	196,927.28	370,024.25
1/6/2025	183,767.98	381,741.72
2/6/2025	184,414.25	381,166.27
3/6/2025	226,426.01	343,757.61
4/6/2025	185,859.08	379,879.74
5/6/2025	200,253.67	367,062.32
6/6/2025	187,216.95	378,670.65
7/6/2025	201,572.36	365,888.12
8/6/2025	188,584.23	377,453.18
9/6/2025	189,247.43	376,862.64
10/6/2025	203,544.26	364,132.28
11/6/2025	190,628.79	375,632.63
12/6/2025	204,885.75	362,937.76
1/6/2026	192,019.72	374,394.10
2/6/2026	192,695.01	373,792.80
3/6/2026	233,931.71	337,074.29
4/6/2026	194,195.36	372,456.84
5/6/2026	208,349.41	359,853.61
6/6/2026	195,611.01	371,196.30
7/6/2026	209,724.22	358,629.44
8/6/2026	197,036.48	369,927.01
9/6/2026	197,729.41	369,310.01
10/6/2026	211,781.49	356,797.57
11/6/2026	199,169.57	368,027.64
12/6/2026	213,180.09	355,552.22
1/6/2027	200,619.70	366,736.39
2/6/2027	201,325.24	366,108.17
3/6/2027	241,754.17	330,108.91
4/6/2027	202,883.44	364,720.69
5/6/2027	216,786.80	352,340.68
6/6/2027	204,359.33	363,406.51
7/6/2027	218,220.10	351,064.43
8/6/2027	115,628,194.43	362,083.23

G-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

SUMMARY OF CERTIFICATES	3
IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES	12
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	13
SUMMARY OF TERMS	21
RISK FACTORS	57
DESCRIPTION OF THE MORTGAGE POOL	132
TRANSACTION PARTIES	241
CREDIT RISK RETENTION	270
DESCRIPTION OF THE CERTIFICATES	287
DESCRIPTION OF THE MORTGAGE LOAN PURCHASE AGREEMENTS	324
POOLING AND SERVICING AGREEMENT	333
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS	438
CERTAIN AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING TRANSACTION PARTIES	455
PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES	456
USE OF PROCEEDS	457
YIELD AND MATURITY CONSIDERATIONS	457
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	469
CERTAIN STATE AND LOCAL TAX CONSIDERATIONS	481
METHOD OF DISTRIBUTION (UNDERWRITER)	482
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	483
WHERE YOU CAN FIND MORE INFORMATION	484
FINANCIAL INFORMATION	484
CERTAIN ERISA CONSIDERATIONS	484
LEGAL INVESTMENT	489
LEGAL MATTERS	490
RATINGS	490
INDEX OF DEFINED TERMS	492

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$958,043,000

(Approximate)

J.P. Morgan Chase

Commercial Mortgage

Securities Corp.

Depositor

JPMDB

Commercial Mortgage

Securities Trust 2017-C7

Issuing Entity

Commercial Mortgage Pass-Through

Certificates, Series 2017-C7

Class A-1	$27,657,000
Class A-2	$54,016,000
Class A-3	$60,700,000
Class A-4	$275,000,000
Class A-5	$287,683,000
Class A-SB	$47,404,000
Class X-A	$857,267,000
Class X-B	$100,776,000
Class A-S	$104,807,000
Class B	$55,091,000
Class C	$45,685,000

PRELIMINARY PROSPECTUS

J.P. Morgan

Co-Lead Manager and Joint Bookrunner

Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner

Drexel Hamilton

Co-Manager

Academy Securities

Co-Manager

October       , 2017